As filed with the Securities and Exchange Commission on June 24, 2024.

Registration No. 333-276727

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PowerUp Acquisition Corp.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

188 Grand Street, Unit #195

New York, NY 10013
(347) 313-8109

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Surendra Ajjarapu

Chief Executive Officer

188 Grand Street, Unit #195

New York, NY 10013
(347) 313-8109

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Kate L. Bechen Peter F. Waltz Hallie D. Heath Dykema Gossett PLLC 111 E. Kilbourn Ave., Suite 1050 Milwaukee, WI 53202 (414) 488-7300	W. David Mannheim Michael K. Bradshaw, Jr. Nelson Mullins Riley & Scarborough LLP 301 Hillsborough Street, Suite 1400 Raleigh, NC 27603 (919) 329-3800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the business combination agreement described in this proxy statement / prospectus to consummate the business combination are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

*	Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by the continuing entity following the Domestication, which continuing entity following the Domestication will be renamed “Visiox Holdings, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 24, 2024

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
POWERUP ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
24,765,144 SHARES OF COMMON STOCK AND

14,375,000 WARRANTS

OF POWERUP ACQUISITION CORP.

(SUCH SECURITIES TO BE ISSUED AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, AND ITS RENAMING AS VISIOX HOLDINGS, INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The board of directors of PowerUp Acquisition Corp., a Cayman Islands exempted company (“PowerUp”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated December 26, 2023, as amended by the Amendment Agreement, dated as of June 6, 2024 (as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PowerUp, PowerUp Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of PowerUp (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”), Ryan Bleeks, in the capacity as the representative from and after the Effective Time for the Visiox stockholders as of immediately prior to the Effective Time (the “Seller Representative”), and Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”), copies of which are attached to this proxy statement/prospectus as Annex A and Annex B, including the deregistration of PowerUp under Article 206 of the Cayman Islands Companies Act (as amended) and the domestication under Part XII of the Delaware General Corporation Law, pursuant to which PowerUp’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”) prior to the Closing (as defined in the accompanying proxy statement/prospectus). As described in this proxy statement/prospectus, PowerUp’s shareholders are being asked to consider and vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Visiox” refers to PowerUp (which, in connection with the Domestication, will change its name to “Visiox Holdings, Inc.”) after giving effect to the Domestication and Business Combination.

In connection with the Domestication, prior to the Closing Date (as defined in the accompanying proxy statement/prospectus): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of PowerUp will convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of New Visiox (the “New Visiox Class A Common Stock”); and (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of PowerUp will automatically represent the right to purchase one share of New Visiox Class A Common Stock, at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of February 17, 2022, by and between PowerUp and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company), a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”, also referred to herein as the “Transfer Agent”) (the “Warrant Agreement”). Immediately following the Domestication, (i) the New Visiox Class A Common Stock will be reclassified as common stock, par value $0.0001 per share (the “New Visiox Common Stock”); (ii) each issued and outstanding unit of PowerUp that has not been previously separated into the underlying Class A ordinary share and underlying one-half of one warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Visiox Common Stock and one-half of one public warrant, with a whole public warrant representing the right to acquire one share of New Visiox Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement; (iii) the governing documents of PowerUp will be amended and restated and become the certificate of incorporation and the bylaws of New Visiox in the form attached to this proxy statement/prospectus as Annex D and Annex E, respectively; and (iv) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the PowerUp shareholders, other than the amendments to the PowerUp governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of PowerUp, you will not be able to receive or trade a warrant when the units are separated.

On the Closing Date, Merger Sub will merge with and into Visiox (the “Business Combination”), with Visiox being the surviving company. After giving effect to such Business Combination, Visiox shall be a wholly owned subsidiary of New Visiox. In accordance with the terms and subject to the conditions of the Business Combination Agreement and the Proposed Charter (as defined in the accompanying proxy statement/prospectus), at Closing, each share of common stock of Visiox, par value $0.001 per share (“Visiox Common Stock”), issued and outstanding immediately prior to the Effective Time (as defined in the accompanying proxy statement/prospectus) shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Visiox Common Stock equal to the quotient obtained by dividing (x) (a) $80 million less (b) the amount by which Net Working Capital at Closing is less than $0.00, less (c) Visiox Transaction Expenses, less (d) Visiox Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs multiplied by (ii) ten dollars ($10.00) by (y) the aggregate number of shares of Visiox Common Stock that are issued and outstanding immediately prior to the Effective Time. Holders of Visiox Common Stock and the Sponsor will also receive the contingent right to earnout consideration, as further described herein, of up to 6,000,000 earnout shares valued at $60,000,000, using an estimated $10.00 price per share. The implied enterprise value of Visiox at the time of signing the Business Combination Agreement was equal to $80 million. The valuation of Visiox was determined based on negotiations between the parties and is supported by a fairness opinion delivered by a valuation advisory and consulting firm engaged by PowerUp. For further information about the valuation and how it was determined, see the section entitled “Business Combination Proposal — Opinion of Financial Advisor to PowerUp.” After the Closing, Visiox stockholders and the Sponsor each shall have the contingent right to receive up to 3,000,000 earnout shares as additional consideration, paid over a three-year period, subject to New Visiox achieving certain stock price milestones on an earnout basis. For further information about the valuation, see “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

It is anticipated that, upon completion of the Business Combination and assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination, (i) the Visiox Stockholders (as defined in the accompanying proxy statement/prospectus) will own, collectively, approximately 42.7% (which anticipates mandatory conversion of certain convertible notes to be reflected therein upon completion of the Business Combination) of the outstanding New Visiox Common Stock, (ii) PowerUp’s public shareholders (as defined in the accompanying proxy statement/prospectus) will own, collectively, approximately 3.1% of the outstanding New Visiox Common Stock, and (iii) PowerUp’s Initial Shareholders (as defined in the accompanying proxy statement/prospectus) will own approximately 48.8% of the outstanding New Visiox Common Stock, in each case, assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 44.1%, 0%, and 50.4%, respectively, assuming that all of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination. See the section entitled “Business Combination Proposal — Ownership of New Visiox” for more details. PowerUp hopes to effect a private investment in public equity (“PIPE”) process to raise $5.0 million or greater in a private placement offering, but the foregoing percentages do not assume successful completion of the PIPE. As of the date of this proxy statement/prospectus no substantive discussions regarding any additional financial arrangements have occurred and whether PowerUp will be able to identify and then execute upon an outside source of liquidity whether in the form of a PIPE (or otherwise) is not known. To date, no party to the Business Combination Agreement has entered into any letter of intent, preliminary understanding or other arrangement related to a potential PIPE transaction or any other equity financing arrangement with any investor.

This proxy statement/prospectus covers 24,765,144 shares of New Visiox Common Stock and 14,375,000 public warrants to purchase New Visiox Common Stock. This proxy statement/prospectus covers the maximum number of shares of New Visiox Common Stock that may be issued to Visiox Stockholders under the Business Combination Agreement (inclusive of all earnouts), the maximum number of shares that may be issued to the Sponsor (in its capacity as a shareholder of PowerUp, and also inclusive of up to 2,000,000 shares that may be issued to the Sponsor as partial consideration for facilitating the extension of certain loans to Visiox, and the maximum number of earnout shares that may later be issued to Sponsor in accordance with the terms of the Business Combination Agreement), the maximum number of shares that may be issued to certain investors as partial consideration for facilitating the extension of certain loans to Visiox, and the maximum number of shares issued or issuable to the other existing shareholders of PowerUp, in each case, in connection with the Business Combination.

On May 18, 2023, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2023 Extension Meeting, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $20 million left in its Trust Account. Following the 2023 Extension Redemption there were 1,803,729 public shares remaining issued and outstanding.

On May 22, 2024, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the then outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account. Following the 2024 Extension Redemption there are 577,644 public shares remaining issued and outstanding.

As of the date of this proxy statement/prospectus, the Original Sponsor and the Sponsor own approximately 92.56% of the issued and outstanding ordinary shares. Because the Initial Shareholders agreed to vote their aggregate 7,187,500 outstanding Class A ordinary shares in favor of each of the proposals, PowerUp will not need any of the public shares to be voted in favor of any of the proposals in order for each proposal to be approved. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

PowerUp’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “PWUPU,” “PWUP” and “PWUPW,” respectively. PowerUp will apply for listing, to be effective at the time of the Business Combination, of New Visiox Common Stock and public warrants on Nasdaq under the proposed symbols “VSXP” and “VSXPW,” respectively. It is a condition to the consummation of the Business Combination that PowerUp receive confirmation from Nasdaq that New Visiox has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that PowerUp will obtain such confirmation from Nasdaq, and you may not know whether the listing condition has been met at the time of the extraordinary general meeting. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated.

PowerUp will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at [●], Eastern Time, on [●]. For purposes of the Cayman Islands Companies Act and the Amended and Restated Memorandum and Articles of Association of PowerUp, the physical location of the extraordinary general meeting shall be at the offices of [●] located at [●], or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting [●] and using a control number assigned by Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company), our transfer agent. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

Holders of PowerUp’s public shares will have the right to request that PowerUp redeem all or a portion of their public shares for cash. As of May 23, 2024, PowerUp’s Trust Account had a balance of approximately $6.5 million. Accordingly, if there are redemptions of more than [●] shares, PowerUp may not be able to meet the Minimum Cash Condition (as defined in the accompanying proxy statement/prospectus) and would be unable to consummate the Business Combination. Therefore, without additional financing at Closing, assuming the Minimum Cash Condition is not waived, the Business Combination will not close if more than [●] shares are redeemed.

If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination and PowerUp experiences significant redemptions, which is consistent with market expectations, the Closing may not occur even if Visiox waives the Minimum Cash Condition, unless PowerUp is able to defer some or all of its expenses, liabilities, the Advisory Fee, repayment of the Visiox Convertible Note, and/or repayment of the Working Capital Loans. This could mean that the parties proceed with the Closing of the Business Combination and the combined company would have deferred debt to repay at a later date and/or insufficient cash to operate its business and commercialize its molecules.

PowerUp is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company.”

If you have any questions or need assistance voting your ordinary shares, please contact Issuer Direct Corporation, our proxy solicitor, by calling (919) 481-4000, or banks and brokers can call collect at (919) 481-4000, or by emailing proxy@issuerdirect.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://[●].

The accompanying proxy statement/prospectus provides shareholders of PowerUp with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of PowerUp. We encourage you to read the entire accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation of the board of directors of PowerUp to vote in favor of the proposals described in this proxy statement/prospectus, you should keep in mind that PowerUp’s directors and officers have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a shareholder. For instance, the Sponsor, and the officers and directors of PowerUp who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See “Business Combination Proposal — Interests of PowerUp’s Directors and Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 60 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2024, and is first being mailed to PowerUp’s shareholders on or about [●], 2024.

POWERUP ACQUISITION CORP.

A Cayman Islands Exempted Company
(Company Number 371384)
188 Grand Street, Unit #195

New York, NY 10013

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [●]

TO THE SHAREHOLDERS OF POWERUP ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of PowerUp Acquisition Corp., a Cayman Islands exempted company (“PowerUp”), will be held at [●], Eastern Time, on [●], at the offices of [●] located at [●]. The extraordinary general meeting may also be attended virtually over the internet. You will be able to attend the extraordinary general meeting online, vote, and submit your questions during the extraordinary general meeting by visiting [●]. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

●	Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to (i) approve and adopt, by an ordinary resolution under the Cayman Islands Companies Act, PowerUp’s entry into the Agreement and Plan of Merger, dated as of December 26, 2023, as amended by the Amendment Agreement, dated as of June 6, 2024 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PowerUp, PowerUp Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of PowerUp (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”), Ryan Bleeks, in the capacity as the representative from and after the Effective Time for the Visiox stockholders as of immediately prior to the Effective Time (the “Seller Representative”) and Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”), copies of which are attached to the accompanying proxy statement/prospectus as Annex A and Annex B, pursuant to which, among other things, following the de-registration of PowerUp as an exempted company in the Cayman Islands and the continuation and domestication of PowerUp as a corporation in the State of Delaware, at the Effective Time, Merger Sub will merge with and into Visiox, with Visiox being the surviving company (the “Business Combination”); and (ii) approve the transactions contemplated by the Business Combination Agreement. After giving effect to such Business Combination, Visiox shall be a wholly owned subsidiary of New Visiox. At Closing, each share of common stock of Visiox issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of New Visiox Common Stock equal to the quotient obtained by dividing (x) (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0.00, less (c) Visiox Transaction Expenses, less (d) Visiox Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs multiplied by (ii) ten dollars ($10.00) by (y) the aggregate number of shares of Visiox Common Stock that are issued and outstanding immediately prior to the Effective Time, in accordance with the terms of the Business Combination Agreement and certain related agreements (including the 2024 Plan, the Note Assumption Agreement, the Non-Competition Agreement, and the Lock-Up Agreement, each in the form attached to the proxy statement/prospectus as Annex F, Annex G, Annex H, and Annex I, respectively), and the transactions contemplated thereby.

●	Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal, as a special resolution under the Cayman Islands Companies Act, that PowerUp be transferred by way of continuation to Delaware pursuant to Article 47 of PowerUp’s Amended and Restated Memorandum and Articles of Association (the “Existing Governing Documents”), Part XII of the Cayman Islands Companies Act, and Section 388 of the Delaware General Corporation Law (the “DGCL”) and, immediately upon being de-registered in the Cayman Islands, PowerUp be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of PowerUp as a corporation in the State of Delaware, the name of PowerUp be changed from “PowerUp Acquisition Corp.” to “Visiox Holdings, Inc.”

●	Proposal No. 3 — The Organizational Documents Proposal — to consider and vote upon a proposal, as a special resolution under the Cayman Islands Companies Act, to approve the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Charter”), and bylaws, a copy of which is attached to the proxy statement/prospectus as Annex E (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”), of New Visiox, which, if approved, would take effect immediately after the Domestication.

●	Proposal No. 4 — The Advisory Charter Proposals — to consider and vote, on a non-binding advisory basis, upon the following eight (8) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

●	Advisory Charter Proposal 4A — to increase the authorized share capital of PowerUp from US$35,500 divided into (i) 300,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) [●] shares of common stock, par value $0.0001 per share, of New Visiox and [●] shares of preferred stock, par value $0.0001 per share, of New Visiox.

●	Advisory Charter Proposal 4B — to permit removal of a director with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of voting stock of New Visiox entitled to vote at an election of directors, voting together as a single class.

●	Advisory Charter Proposal 4C — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the board of directors of New Visiox (the “New Visiox Board”).

●	Advisory Charter Proposal 4D — to eliminate the ability of New Visiox stockholders to take action by written consent in lieu of a meeting.

●	Advisory Charter Proposal 4E — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Visiox Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Visiox.

●	Advisory Charter Proposal 4F — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Visiox for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Visiox Board, removal of directors from office, and filling vacancies on the New Visiox Board, (ii) exculpation of personal liability of a director of New Visiox and indemnification of persons serving as directors or officers of New Visiox, and (iii) amendments to the Proposed Bylaws.

●	Advisory Charter Proposal 4G — to provide that, unless New Visiox otherwise consents in writing, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions and the federal district courts of the United States shall be the exclusive forum for claims arising out of the Securities Act of 1933, as amended (the “Securities Act”), provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for which the federal district courts of the United States are the exclusive forum.

●	Advisory Charter Proposal 4H — to eliminate certain provisions related to PowerUp’s status as a blank check company, including to remove the requirement to dissolve New Visiox and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

●	Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of New Visiox Common Stock in connection with the Business Combination.

●	Proposal No. 6 — The Omnibus Incentive Plan Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the Visiox Holdings, Inc. 2024 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex F.

●	Proposal No. 7 — The Election of Directors Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the election of five directors to serve staggered terms on New Visiox’s board of directors.

●	Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to PowerUp shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient PowerUp ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from PowerUp shareholders in favor of one or more of the proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

These items of business listed above are described in more detail in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on [●] are entitled to notice of, and to vote and have their votes counted at, the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to PowerUp’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of PowerUp’s shareholders are urged to read this proxy statement/prospectus, including the annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 60 of this proxy statement/prospectus.

After careful consideration, the board of directors of PowerUp has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination and Domestication, and “FOR” all other proposals presented to PowerUp’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of PowerUp, you should keep in mind that PowerUp’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request that PowerUp redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company) (“Equiniti”), PowerUp’s transfer agent, in which you (i) request that PowerUp redeem all or a portion of your public shares for cash; (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (iii) deliver your public shares to Equiniti, PowerUp’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”); and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Equiniti, PowerUp’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti, PowerUp’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Equiniti in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti, PowerUp’s transfer agent, New Visiox will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of PowerUp’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $6.5 million of funds in the Trust Account and 577,644 shares subject to possible redemption, in each case, as of May 23, 2024, this would have amounted to approximately $11.24 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Visiox Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of PowerUp — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Original Sponsor, pursuant to the Letter Agreement, and the Sponsor, pursuant to the Sponsor Purchase Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any public shares they own. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Original Sponsor and the Sponsor own approximately 92.56% of the issued and outstanding ordinary shares. Because the Initial Shareholders agreed to vote their aggregate 7,187,500 outstanding Class A ordinary shares in favor of each of the proposals, PowerUp will not need any of the public shares to be voted in favor of any of the proposals in order for each proposal to be approved. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. Although PowerUp would not need any of the public shares to vote in favor of the Business Combination Proposal in order for it to be approved, the Closing of the Business Combination is conditioned on PowerUp having at least $1.00 remaining in its Trust Account, or available from a potential PIPE investment, after giving effect to the completion and payment of redemptions, the payment in full of PowerUp’s unpaid expenses and liabilities, the payment of the Advisory Fee, the repayment of the Visiox Convertible Note, and the repayment of Working Capital Loans (the “Minimum Cash Condition”). Therefore, even if the Business Combination Proposal is approved, the Business Combination will not close if PowerUp does not have sufficient cash remaining to meet the Minimum Cash Condition. As of May 23, 2024, PowerUp’s Trust Account had a balance of approximately $6.5 million. Accordingly, if there are redemptions of more than [●] shares, PowerUp may not be able to meet the Minimum Cash Condition and would be unable to consummate the Business Combination.

If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination and PowerUp experiences significant redemptions, which is consistent with market expectations, the Closing may not occur even if Visiox waives the Minimum Cash Condition, unless PowerUp is able to defer some or all of its expenses, liabilities, the Advisory Fee, repayment of the Visiox Convertible Note, and/or repayment of the Working Capital Loans. This could mean that the parties proceed with the Closing of the Business Combination and the combined company would have deferred debt to repay at a later date and/or insufficient cash to operate its business and commercialize its molecules.

For further discussion on the Minimum Cash Condition, see “Notes to Unaudited Pro Forma Condensed Combined Financial Information” and “Business Combination Proposal – Conditions to Closing of the Business Combination.”

The approval of the Domestication Proposal and the Organizational Documents Proposal each requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Omnibus Incentive Plan Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the annexes and other documents referred to herein) for a more complete description of the Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Issuer Direct Corporation, our proxy solicitor, by calling (919) 481-4000, or banks and brokers can call collect at (919) 481-4000, or by emailing proxy@issuerdirect.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of PowerUp Acquisition Corp.,

Surendra Ajjarapu
Chief Executive Officer and Chairman of the Board of Directors

* To be filed by amendment

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about PowerUp that is not included in or delivered with the document. You may request copies of this proxy statement/prospectus and any other publicly available information concerning PowerUp, without charge, by written request to PowerUp Acquisition Corp., 188 Grand Street, Unit #195, New York, NY 10013, or by telephone request at (347) 313-8109; or from Issuer Direct Corporation, our proxy solicitor, by calling (919) 481-4000, or banks and brokers can call collect at (919) 481-4000, or by emailing proxy@issuerdirect.com, or from the SEC through the SEC website at http://www.sec.gov.

In order for PowerUp’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of PowerUp to be held on [●], you must request the information no later than five business days prior to the date of the extraordinary general meeting, or by [●].

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Visiox’s own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this proxy statement/prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:

●	“2023 Extension Meeting” means the PowerUp extraordinary general meeting of shareholders held on May 18, 2023, at which shareholders voted upon a proposal to amend the Amended and Restated Memorandum and Articles of Association to extend the date by which PowerUp must consummate an initial business combination;

●	“2023 Extension Redemption” means the redemption of 26,946,271 Class A ordinary shares in connection with the 2023 Extension Meeting;

●	“2024 Extension Amendment Proposal” means the proposal, presented in PowerUp’s definitive proxy statement filed with the SEC on May 1, 2024, to extend the date by which the Company must consummate an initial business combination from May 23, 2024 to February 17, 2025 by amending the Existing Governing Documents;

●	“2024 Extension Meeting” means the PowerUp extraordinary general meeting of shareholders held on May 17, 2024 to consider and approve, among other things, the 2024 Extension Amendment Proposal and the NTA Proposal;

●	“2024 Extension Redemption” means the redemption of 1,226,085 Class A ordinary shares in connection with the 2024 Extension Meeting;

●	“2024 Plan” means the Visiox Holdings, Inc. 2024 Omnibus Incentive Plan;

●	“ACA” means the Affordable Care Act;

●	“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of PowerUp;

●	“Amendment Agreement” means that certain Amendment Agreement, dated June 6, 2024, by and among PowerUp Acquisition Corp., PowerUp Merger Sub Inc., SRIRAMA Associates, LLC, Visiox Pharmaceuticals, Inc., and Ryan Bleeks.

●	“Antitrust Division” means the Antitrust Division of the Department of Justice;

●	“ASC” means Accounting Standards Codification;

●	“ASC 815” means Accounting Standards Codification 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity;

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●	“ASU” means the Accounting Standards Updates issued by FASB;

●	“Bridge Loan Shares” means the 1,000,000 shares of New Visiox Common Stock to be issued to the Sponsor as partial consideration for the Sponsor entering into the Visiox Convertible Note and the 1,000,000 shares of New Visiox Common Stock to be issued to the Investors as consideration for the Investors entering into the First Subscription Agreements;

●	“Business Combination” means, pursuant to the Business Combination Agreement, the merger of Merger Sub with and into Visiox, with Visiox surviving as a wholly owned subsidiary of New Visiox;

●	“Business Combination Agreement” means, that certain Agreement and Plan of Merger, dated as of December 26, 2023, as amended by the Amendment Agreement, dated as of June 6, 2024 (as may be further amended, supplemented or otherwise modified from time to time), by and among PowerUp, Merger Sub, Sponsor, Seller Representative, and Visiox;

●	“Business Combination Consideration” means the shares of New Visiox Common Stock to be issued on the Closing Date and thereafter (including the Visiox Earnout Shares) as consideration in the Business Combination;

●	“Cayman Islands Companies Act” means the Companies Act (2023 Revision) of the Cayman Islands as the same may be amended from time to time;

●	“CCPA” means the California Consumer Privacy Act;

●	“Citigroup” means Citigroup Global Markets Inc., the underwriter for the initial public offering;

●	“CMS” means the Centers for Medicare and Medicaid Services;

●	“cGMP” means current good manufacturing practice;

●	“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of PowerUp, which will convert by operation of law into shares of New Visiox Class A Common Stock, on a one-for-one basis, in connection with the Domestication;

●	“Class B ordinary shares” or “founder shares” means the Class B ordinary shares, par value $0.0001 per share, of PowerUp that were initially issued to our Original Sponsor in a private placement prior to our initial public offering and converted to Class A ordinary shares on May 18, 2023;

●	“Closing” means the closing of the Business Combination;

●	“Closing Date” means that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Closing set forth in the Business Combination Agreement, which are described under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as PowerUp and Visiox may agree in writing;

●	“CMO” means contract manufacturing organization;

●	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

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●	“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal, collectively;

●	“Conversion” means the conversion, on May 18, 2023, of all of the issued and outstanding Class B ordinary shares of PowerUp into Class A ordinary shares on a one-for-one basis upon the election of the Original Sponsor;

●	“COVID-19” means the novel coronavirus disease 2019;

●	“CRL” means any Complete Response Letter issued by FDA;

●	“CRO” means clinical research organization;

●	“DGCL” means the Delaware General Corporation Law;

●	“Domestication” means the transfer by way of continuation and deregistration of PowerUp from the Cayman Islands and the continuation and domestication of PowerUp as a corporation incorporated in the State of Delaware prior to the Business Combination;

●	“DTC” means The Depository Trust Company;

●	“Earnout Period” means the time period between the Closing Date and the 36-month anniversary of the Closing Date;

●	“Earnout Shares” means an aggregate of 6,000,000 shares of New Visiox Common Stock, (i) 3,000,000 shares of which are comprised of three separate tranches of 1,000,000 shares per tranche, issuable to Visiox Stockholders during the Earnout Period upon the achievement of the applicable Earnout Targets, and (ii) 3,000,000 shares of which are comprised of three separate tranches of 1,000,000 shares per tranche, issuable to the Sponsor during the Earnout Period upon the achievement of the applicable Earnout Targets;

●	“Earnout Targets” means each of the Launch Target, First Share Price Target, and Second Share Price Target;

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●	“Effective Time” means the time at which the Business Combination becomes effective;

●	“Equiniti” means Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company);

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

●	“Exchange Ratio” means the quotient obtained by dividing (x) (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0.00, less (c) Visiox Transaction Expenses, less (d) Visiox Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs multiplied by (ii) ten dollars ($10.00) by (y) the number of shares of Visiox Common Stock that are issued and outstanding immediately prior to the Effective Time (assuming the conversion of Scheduled RSUs, the Preferred Conversion, the TardiMed Stock Issuance, and the Santen Stock Issuance);

●	“extraordinary general meeting” means the extraordinary general meeting of PowerUp to be held at [●], [●] Eastern Time, on [●], at the offices of [●] located at [●], and via a virtual meeting, unless the extraordinary general meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

●	“Existing Governing Documents” means the Amended and Restated Memorandum and Articles of Association;

●	“Extension Period” means any extended time that PowerUp has to consummate an initial business combination beyond May 23, 2023 as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association;

●	“FASB” means the Financial Accounting Standards Board;

●	“FDA” means the U.S. Food and Drug Administration;

●	“FINRA” means the Financial Industry Regulatory Authority;

●	“First Commercial Sale” mean, with respect to a product, the first sale, transfer or disposition for value or for end use or consumption of such product after marketing authorization has been received; provided, that, (a) any sale to an Affiliate of Visiox shall not constitute a First Commercial Sale unless the Affiliate is the last entity in the distribution chain of the product; (b) any distribution of samples with respect to a product shall not constitute a First Commercial Sale; and (c) any sale or other distribution for use in a clinical trial or for compassionate use in which no monetary consideration is paid to Visiox shall not constitute a First Commercial Sale.

●	“First Share Price Target” means, beginning in the first fiscal year following the Launch Target being achieved, the VWAP of the New Visiox Common Stock being equal to or exceeding $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for twenty (20) out of any thirty (30) consecutive Trading Days during the Earnout Period;

●	“F Reorganization” means a reorganization within the meaning of Section 368(a)(1)(F) of the Code;

●	“FTC” means the U.S. Federal Trade Commission;

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●	“GAAP” means the U.S. generally accepted accounting principles, consistently applied;

●	“GCP” means the FDA good clinical practice guidelines;

●	“GDPR” means the EU’s General Data Protection Regulation;

●	“GLP” means good laboratory practice;

●	“HIPAA” means the Health Insurance Portability and Accountability Act;

●	“HITECH” means the Health Information Technology for Economic and Clinical Health Act;

●	“Holders” means the U.S. Holders together with the Non-U.S. Holders;

●	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

●	“IND” means investigational new drug application;

●	“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss;

●	“Inflation Reduction Act” means the Inflation Reduction Act of 2022;

●	“Initial public offering” means PowerUp’s initial public offering that was consummated on February 23, 2022;

●	“Initial Shareholders” means the Original Sponsor (PowerUp Sponsor LLC), the Sponsor (SRIRAMA Associates, LLC), and each of their permitted transferees under the Letter Agreement;

●	“Insiders” means the individual PowerUp officers and directors that entered into the Letter Agreement;

●	“Investment Company Act” means the Investment Company Act of 1940, as amended;

●	“IPO Registration Statement” means the registration statement on Form S-1 (File No. 333-261941) that PowerUp filed in connection with its initial public offering;

●	“IRB” means independent institutional review board;

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●	“IRS” means the Internal Revenue Service;

●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

●	“Launch Target” means the First Commercial Sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% within twelve (12) months of the Closing Date;

●	“Letter Agreement” means that certain letter agreement, dated February 17, 2022, by and among the Original, Sponsor, the Insiders and PowerUp;

●	“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

●	“Locked-Up Party” means the Significant Visiox Holder;

●	“Lock-Up Agreement” means the lock-up agreement to be executed in connection with the Closing by PowerUp, the Significant Visiox Holder, and the Sponsor;

●	“Lock-Up Securities” means the shares of New Visiox Common Stock and warrants subject to the Lock-Up Agreement;

●	“Lock-Up Shares” means the shares of New Visiox Common Stock subject to the Lock-Up Agreement;

●	“LOI” means the letter of intent, dated November 21, 2023, by and between Visiox and PowerUp;

●	“Marcum” means Marcum LLP, PowerUp’s independent registered public accounting firm;

●	“Merger Consideration” means (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0.00, less (c) Visiox Transaction Expenses, less (d) Visiox Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs multiplied by (ii) ten dollars ($10.00);

●	“Minimum Cash Condition” means the closing condition that requires PowerUp to have at least $1.00 remaining in its Trust Account after giving effect to the completion and payment of redemptions or available from the concurrent consummation of a potential PIPE investment, after giving effect to the payment in full of PowerUp’s unpaid expenses and liabilities, the payment of the Advisory Fee, the repayment of the Visiox Convertible Note, and the repayment of Working Capital Loans;

●	“Nasdaq” means the Nasdaq Stock Market LLC;

●	“NDAs” means non-disclosure agreements;

●	“Nelson Mullins” means Nelson Mullins Riley & Scarborough LLP, counsel to Visiox;

●	“Net Working Capital” means at any specified time, (i) all current assets of Visiox and its subsidiaries (excluding, without duplication, Visiox’s cash and cash equivalents), on a consolidated basis, minus (ii) all current liabilities of the Visiox and its subsidiaries (excluding, without duplication, Visiox Indebtedness and Visiox Transaction Expenses), on a consolidated basis and as determined in accordance with Visiox’s consistently applied accounting principles; provided, that, for purposes of this definition, whether or not the following is consistent with Visiox’s accounting principles, “current assets” will exclude any receivable from a Visiox Affiliate;

●	“New Visiox” means PowerUp upon and after the Business Combination;

●	“New Visiox Board” means the board of directors of New Visiox;

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●	“New Visiox Common Stock” means the common stock, par value $0.0001 per share, of New Visiox;

●	“Non-Competition Agreement” means the non-competition agreement to be delivered in connection with the Closing by the Significant Visiox Holder in favor of PowerUp and Visiox;

●	“Non-U.S. Holder” means a beneficial owner of a PowerUp Security who or that is, for U.S. federal income tax purposes: a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates; a foreign corporation; or an estate or trust that is not a U.S. Holder;

●	“NTA Proposal” means the proposal, presented in PowerUp’s definitive proxy statement filed with the SEC on May 1, 2024, to remove the requirements limiting PowerUp’s ability to consummate an initial business combination if it would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination by amending the Existing Governing Documents;

●	“Original Sponsor” means PowerUp Sponsor LLC;

●	“Outside Date” means June 30, 2024;

●	“PFIC” means passive foreign investment company;

●	“PIPE” means the private investment in public equity of shares of New Visiox Common Stock, which is expected to close, if successful, simultaneously with the Closing;

●	“private placement warrants” means the warrants sold to the Original Sponsor in a private placement simultaneously with the closing of the initial public offering;

●	“pro forma” means giving pro forma effect to the Business Combination, including the Business Combination and any other equity financing transactions which may be entered into prior to Closing;

●	“Proposed Bylaws” means the proposed bylaws of New Visiox to be effective upon the Domestication attached to this proxy statement/prospectus as Annex E;

●	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

●	“Proposed Charter” means the proposed certificate of incorporation of New Visiox to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

●	“Proposed Governing Documents” means the Proposed Charter and the Proposed Bylaws;

●	“public shareholders” means holders of public shares, whether acquired in PowerUp’s initial public offering or acquired in the secondary market;

●	“public shares” means the currently outstanding 577,644 Class A ordinary shares of PowerUp sold as part of the PowerUp units in its initial public offering, whether acquired in PowerUp’s initial public offering or acquired in the secondary market;

●	“public warrants” means the redeemable warrants to purchase Class A ordinary shares of PowerUp sold as part of the units in its initial public offering or acquired in the secondary market;

●	“record date” means [●];

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●	“redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

●	“Rollover RSU” means each RSU of Visiox that is outstanding and unvested that will be automatically canceled and converted into an award under the 2024 Plan;

●	“Rollover VAR” means each value appreciation right of Visiox that is outstanding that will be automatically cancelled and converted into an award under the 2024 Plan;

●	“RSU” means restricted stock unit;

●	“Rule 144” means Rule 144 under the Securities Act;

●	“Santen” means Santen Pharmaceutical Co., Ltd.;

●	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

●	“SEC” means the Securities and Exchange Commission;

●	“Second Share Price Target” means, beginning in the first fiscal year following the Second Share Price Target being achieved, the VWAP of the New Visiox Common Stock being equal to or exceeding $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for twenty (20) out of any thirty (30) consecutive Trading Days during the Earnout Period;

●	“Section 11” means Section 11 of the Securities Act;

●	“Securities Act” means the Securities Act of 1933, as amended;

●	“Significant Visiox Holder” means TardiMed;

●	“SPARC” means Sun Pharma Advanced Research Company Ltd.;

●	“PowerUp” “we,” “us” or “our” means PowerUp Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination, and “we,” “us,” or “our” means New Visiox upon and after consummation of the Business Combination;

●	“PowerUp Board” means PowerUp’s board of directors;

●	“PowerUp Securities” means the public shares, public warrants and units of PowerUp;

●	“SPAC” means special purpose acquisition company;

●	“Sponsor” means SRIRAMA Associates, LLC, a Delaware limited liability company, which is not currently controlled by, nor has substantial ties with, non-U.S. persons. Additionally, all officers and directors of the Company are U.S. citizens and U.S. residents;

●	“Sponsor Purchase Agreement” means that certain purchase agreement, dated July 14, 2023, by and among PowerUp, Sponsor, and the Original Sponsor;

●	“Surviving Corporation” means the wholly owned subsidiary of New Visiox following the Business Combination;

●	“TardiMed” means TardiMed Sciences, LLC, a Connecticut limited liability company;

●	“transfer agent” means Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company), PowerUp’s transfer agent;

●	“Treasury Regulations” means the United States Treasury regulations promulgated under the Code;

●	“Trust Account” means the trust account established at the consummation of PowerUp’s initial public offering that holds the proceeds of the initial public offering and from the sale of private placement warrants;

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●	“Underwriting Agreement” means the underwriting agreement, dated February 17, 2022, by and between PowerUp and Citigroup;

●	“units” or “PowerUp units” means the units of PowerUp, each unit representing one Class A ordinary share and one-half of one warrant, with such whole warrant representing the right to acquire one Class A ordinary share, that were offered and sold by PowerUp in its initial public offering and in its concurrent private placement;

●	“U.S. Holder” means a beneficial owner of a PowerUp Security who or that is, for U.S. federal income tax purposes: an individual who is a citizen or resident of the United States; a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia; an estate whose income is subject to U.S. federal income tax regardless of its source; or a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person;

●	“USPTO” means the U.S. Patent and Trademark Office;

●	“Visiox” means Visiox Pharmaceuticals, Inc., a Delaware corporation;

●	“Visiox Common Stock” means shares of Visiox common stock, par value $0.001 per share;

●	“Visiox Convertible Note” means the Secured Convertible Promissory Note, dated December 1, 2023, issued by Visiox to Sponsor;

●	“Visiox Stockholder” means a holder of a share of Visiox Common Stock as of immediately prior to the Effective Time;

●	“Visiox Transaction Expenses” means all fees and expenses of any of Visiox incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Visiox, (ii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Visiox in connection with the Business Combination or the other transactions contemplated by the Business Combination Agreement, and (iii) in connection with Visiox’s prior attempt at completing an initial public offering or SPAC transaction, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Visiox in connection with its attempted initial public offering or SPAC transaction;

●	“Warrant Agreement” means the warrant agreement, dated as of February 17, 2022, by and between PowerUp and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company);

●	“warrants” means the public warrants and the private placement warrants;

●	“Working Capital Loans” means the loans, if any, made to PowerUp by the Sponsor, any affiliate of the Sponsor, or certain of the PowerUp’s officers and directors in order to finance transaction costs in connection with the Business Combination, including the funds the Company received from the Sponsor pursuant to the terms of the three Loan and Transfer Agreements, entered into during December 2023 and January 2024, and the four Second Subscription Agreements dated May 9, 2024; and

●	“Working Capital Loan Shares” means the up to 1,000,000 shares of New Visiox Common Stock to be issued to the Sponsor as partial consideration for the Sponsor entering into the Working Capital Loans.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Visiox has been provided by Visiox and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	our ability to manage, grow, and diversify our business and execute our business initiatives and strategy;

●	our public securities’ potential liquidity and trading;

●	our ability to complete the Business Combination with Visiox or, if we do not consummate such Business Combination, any other initial business combination;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of New Visiox to grow and manage growth profitably and retain its key employees; and

●	satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of PowerUp and Visiox; (iii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated; and (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination (not waivable);

●	the amount of redemptions made by public shareholders; and

●	the future business, operations and financial performance of Visiox and New Visiox.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations, assumptions, and beliefs concerning future developments and their potential effects on us and/or Visiox. There can be no assurance that future developments affecting us and/or Visiox will be those that we and/or Visiox have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Visiox) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

●	the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against PowerUp and Visiox following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

●	our ability to complete the Business Combination or any other business combination prior to February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination);

●	risks related to redemptions made by public shareholders;

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●	the risk that the Business Combination disrupts current plans and operations of Visiox as a result of the announcement and consummation of the Business Combination;

●	costs related to the Business Combination;

●	the ability to obtain and/or maintain the listing of New Visiox’s Common Stock and the warrants on Nasdaq, and the potential liquidity and trading of such securities;

●	changes in applicable laws or regulations;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and New Visiox’s ability to attract and retain key personnel;

●	PowerUp officers and directors allocating their time to other businesses and potentially having conflicts of interest with PowerUp’s business or in approving the Business Combination;

●	macroeconomic conditions, including those resulting from the global COVID-19 pandemic;

●	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

●	cyber-attacks and security vulnerabilities;

●	risks related to the business, operations, and financial performance of Visiox, including:

●	Visiox’s limited operating history and single produce approved for commercial sale;

●	Visiox’s significant losses. expectation to continue to incur significant losses, and lack of history of revenue from product sales;

●	Visiox’s requirement for substantial additional financing to pursue its business objectives;

●	the regulatory landscape that applies to our product candidates;

●	Visiox’s limited experience designing and implementing clinical trials;

●	delays and disruptions in completing the development of product candidates;

●	the lengthy and time-consuming FDA regulatory approval process;

●	the expensive, time-consuming, and difficult to design and implement nature of clinical trials, and their uncertain outcome.

●	dependence on third-party collaborators;

●	being subject to manufacturing risks, any of which could substantially increase costs and limit supply of product candidates;

●	Visiox’s ability to obtain and maintain adequate patent protection for its product candidates and Omlonti;

●	lawsuits to protect or enforce Visiox’s intellectual property;

●	dependence on key personnel;

●	substantial competition that may result in others discovering, developing, or commercializing products before or more successfully than Visiox;

●	significant fluctuations of the price of New Visiox Common Stock and New Visiox warrants following the Business Combination; and

●	New Visiox’s management team having no experience managing a public company; and

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●	other factors detailed under the section entitled “Risk Factors.”

Forward-looking statements should be considered in light of these factors and the factors described elsewhere in this proxy statement/prospectus, including in the sections entitled “Risk Factors,” “Visiox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “PowerUp’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should read these factors and the other cautionary statements made in this proxy statement/prospectus as being applicable to all related forward-looking statements wherever they appear in this proxy statement/prospectus. It is not possible to predict or identify all such risks. Neither we nor Visiox undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable law.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, or makes a decision with respect to redemption of its public shares, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF PowerUp

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that may be important to PowerUp’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [●], on [●], at the offices of [●] and virtually via live webcast at [●], unless the extraordinary general meeting is adjourned.

Q:	Why am I receiving this proxy statement/prospectus?

A:	PowerUp shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, PowerUp will complete the Domestication and, after the Domestication, on the Closing Date, the parties will complete the Business Combination, pursuant to which each share of Visiox Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Visiox Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the Merger Consideration by (ii) ten dollars ($10.00) by (y) the number of shares of Visiox Common Stock that are issued and outstanding immediately prior to the Effective Time. Holders of Visiox Common Stock and the Sponsor will also receive the right to earnout consideration, in the form of New Visiox Common Stock, as further described herein. For further details, see “Business Combination Proposal — Consideration to Visiox Stockholders in the Business Combination.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Omnibus Incentive Plan Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

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In connection with the Domestication, prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of PowerUp will convert by operation of law, on a one-for-one basis, into shares of New Visiox Class A Common Stock; and (ii) each issued and outstanding warrant to purchase Class A ordinary shares of PowerUp will automatically represent the right to purchase one share of New Visiox Class A Common Stock at an exercise price of $11.50 per share of New Visiox Class A Common Stock on the terms and conditions set forth in the Warrant Agreement. Immediately following the Domestication, (i) the New Visiox Class A Common Stock will be reclassified as New Visiox Common Stock; (ii) the governing documents of PowerUp will be amended and restated and become the certificate of incorporation and the bylaws of New Visiox as described in this proxy statement/prospectus; and (iii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the PowerUp shareholders, other than the amendments to the PowerUp governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. Each issued and outstanding PowerUp unit that has not been previously separated into the underlying Class A ordinary shares and the underlying one-half of one PowerUp warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Visiox Common Stock and one-half of one New Visiox warrant, with each whole warrant representing the right to purchase one share of New Visiox Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of PowerUp, you will not be able to receive or trade a warrant when the units are separated. See “Domestication Proposal” for more information.

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the Existing Governing Documents of PowerUp?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of PowerUp being asked to vote upon?

A:	At the extraordinary general meeting, PowerUp is asking holders of its ordinary shares to consider and vote upon fifteen (15) separate proposals:

●	a proposal to approve and adopt by ordinary resolution the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination;

●	a proposal to approve by special resolution the Domestication;

●	a proposal to approve by special resolution the Organizational Documents Proposal;

●	eight (8) separate proposals to vote on, on a non-binding advisory basis by ordinary resolution, certain material differences between the Existing Governing Documents and the Proposed Governing Documents:

●	to authorize the change in the authorized share capital of PowerUp from $35,500 divided into (i) 300,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) [●] shares of New Visiox Common Stock and [●] shares of New Visiox Preferred Stock;

●	to permit removal of a director with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of New Visiox entitled to vote at an election of directors, voting together as a single class;

●	to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Visiox Board;

●	to eliminate the ability of New Visiox stockholders to take action by written consent in lieu of a meeting;

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●	to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Visiox Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Visiox;

●	to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Visiox for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the PowerUp Board, removal of directors from office, and filling vacancies on the New Visiox Board; (ii) exculpation of personal liability of a director of New Visiox and indemnification of persons serving as directors or officers of New Visiox; and (iii) amendments to the Proposed Bylaws;

●	to provide that, unless New Visiox otherwise consents in writing, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions and the federal district courts of the United States shall be the exclusive forum for claims arising out of the Securities Act, provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Exchange Act, for which the federal district courts of the United States are the exclusive forum;

●	to provide that New Visiox’s existence is perpetual;

●	a proposal to approve by ordinary resolution the issuance of shares of New Visiox Common Stock in connection with the Business Combination in compliance with the applicable listing rules of Nasdaq;

●	a proposal to approve and adopt by ordinary resolution the 2024 Plan;

●	a proposal to approve, as an ordinary resolution the election of five directors to serve staggered terms on New Visiox’s board of directors; and

●	a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,”, “Organizational Documents Proposal”, “Advisory Charter Proposals,” “Nasdaq Proposal,” “Omnibus Incentive Plan Proposal,” “Election of Directors Proposal,” and “Adjournment Proposal.”

PowerUp will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of PowerUp should read this proxy statement/prospectus carefully.

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After careful consideration, the PowerUp Board has determined that the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal, and the Adjournment Proposal are in the best interests of PowerUp and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:	Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned upon the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:	Why is PowerUp proposing the Business Combination?

A:	PowerUp is a blank check company incorporated on February 9, 2021, as a Cayman Islands exempted company and formed for the purpose of a Business Combination, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as the initial business combination. Based on PowerUp’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Visiox is a commercial and late-stage pharmaceutical company advancing the standard of care in ophthalmology. Visiox is focused on addressing large markets that are poorly managed, and we currently have treatments for glaucoma and pain and inflammation after ocular surgery. Visiox’s lead program Omlonti®, is an FDA approved New Chemical Entity (NCE) for the reduction in intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension. Visiox anticipates launching Omlonti® in the fourth quarter of 2024. Visiox’s goal is to improve compliance and clinical outcomes in large disease states through the use of novel and trusted molecules formulated with innovative, proprietary delivery systems. These systems include Visiox’s Tear Act™ and Tight Junction Modulation Micellar Platform (TJM™). Through research, development, distribution, and strategic acquisitions, Visiox aims to introduce additional cutting-edge products that contribute to the advancement of the standard of care in ophthalmology.

Based on its due diligence investigations of Visiox and the industry in which it operates, including the financial and other information provided by Visiox in the course of PowerUp’s due diligence investigations, the PowerUp Board believes that the Business Combination with Visiox is in the best interests of PowerUp and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal — The PowerUp Board’s Reasons for the Business Combination.”

Although the PowerUp Board believes that the Business Combination with Visiox presents a unique business combination opportunity and is in the best interests of PowerUp and its shareholders, the PowerUp Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The PowerUp Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to Visiox.”

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Q:	Did the PowerUp Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	Yes. Although PowerUp is not required to obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) or from an independent accounting firm that the transaction being contemplated is fair to PowerUp from a financial point of view unless PowerUp completes an initial business combination with an affiliated entity, the PowerUp Board received an oral opinion of The Mentor Group, Inc. (“Mentor”), which opinion was confirmed by Mentor’s written opinion dated December 19, 2023) as to the fairness, from a financial point of view, to PowerUp of the shares of New Visiox Common Stock to be issued on the Closing Date (including the Visiox Earnout Shares) as the consideration (the “Business Combination Consideration”) in the Business Combination to the holders of the shares of Visiox Common Stock (other than shares held in the treasury of Visiox and any dissenting shares), as of Mentor, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Mentor in preparing its opinion. Mentor’s opinion should not be construed as creating any fiduciary duty on Mentor’s part to any party or entity. Mentor’s opinion was not intended to be, and does not constitute, advice or a recommendation to PowerUp or Visiox, or the board of directors or any shareholder of either PowerUp or Visiox as to how to act or vote with respect to the Business Combination or related matters. This opinion is discussed in greater detail in the section entitled “Business Combination Proposal — Opinion of Financial Advisor to PowerUp” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex J.

Q:	What will Visiox’s stockholders receive in return for the Business Combination with PowerUp?

A:	Following the consummation of the Domestication, and after giving effect to the Business Combination, Visiox will be a wholly owned subsidiary of New Visiox. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each share of common stock of Visiox issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock of New Visiox (“New Visiox Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the Merger Consideration by (ii) ten ($10.00) by (y) the number of shares of Visiox Common Stock that are issued and outstanding immediately prior to the Effective Time. Holders of Visiox Common Stock will also receive the right to earnout consideration as further described herein.

Q:	How will New Visiox be managed following the Business Combination?

A:	Following the Closing, it is expected that the current management of Visiox will become the management of New Visiox, and the New Visiox Board will consist of five directors, which will be divided into three classes (Class I, II and III) with each consisting of one, two, and two directors, respectively. Pursuant to the Business Combination Agreement, the New Visiox Board will consist of Ryan Bleeks, Tom Mitro, Richard Rubino, Surendra Ajjarapu, and [●]. Please see “Management of New Visiox Following the Business Combination” for further information.

Q:	What equity stake will current PowerUp shareholders and current equity holders of Visiox hold in New Visiox immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are 7,765,144 ordinary shares issued and outstanding, which includes an aggregate of 7,187,500 Class A ordinary shares held by the Sponsor and the Original Sponsor (consisting of 4,317,500 Class A ordinary shares held by the Sponsor and 2,870,000 Class A ordinary shares held by the Original Sponsor), and no Class B ordinary shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 24,138,333 warrants to acquire ordinary shares, comprised of a total of 9,763,333 private placement warrants held by the Sponsor and the Original Sponsor (consisting of 6,834,333 private placement warrants held by the Sponsor and 2,929,000 private placement warrants held by the Original Sponsor), purchased simultaneously with the consummation of the initial public offering, and 14,375,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Visiox Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination), PowerUp’s fully diluted share capital would be 31,903,477 ordinary shares.

The Sponsor holds 4,317,500 ordinary shares of PowerUp, which it acquired for less than $0.0001 per share, and the Original Sponsor holds 2,870,000 ordinary shares of PowerUp, which it acquired for approximately $0.0029 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor and Original Sponsor could make a substantial profit after the Business Combination. The ordinary shares held by the Sponsor and Original Sponsor have an aggregate market value of approximately $[●] and $[●], respectively, based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share.

The equity stake held by our non-redeeming public shareholders, the Visiox Stockholders, and the PowerUp Initial Stockholders in New Visiox immediately following consummation of the Business Combination will depend on the number of redemptions from the Trust Account by public shareholders at the Closing as well as various other factors, as described in the assumptions set forth below. The following table illustrates varying ownership levels in New Visiox Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders. Assuming no public shareholder exercises its redemption rights and no additional shares are issued prior to Closing, the Visiox Stockholders will own approximately 42.7% of the shares of New Visiox Common Stock to be outstanding immediately after the Business Combination, public shareholders will own approximately 3.1% of the shares of New Visiox Common Stock, the Original Sponsor will own approximately 15.3% of the shares of New Visiox Common Stock, and the Sponsor will own approximately 33.5% of the shares of New Visiox Common Stock, in each case, based on the number of shares of PowerUp ordinary shares outstanding as of the Record Date. These pro forma ownership percentages also assume (a) the issuance of 950,000 Working Capital Loan Shares to the Sponsor and (b) the issuance of 2,000,000 Bridge Loan Shares to the Sponsor and the Investors. If there are redemptions of more than [●] shares, as discussed elsewhere in this proxy statement/prospectus, PowerUp may need to obtain additional financing from other sources in order to satisfy the Minimum Cash Condition and consummate the Business Combination, which may not be available on favorable terms or at all. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in New Visiox will be different.

	Share Ownership in New Visiox(1)
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
PowerUp Public Shares subject to redemption	577,644	3.1%	288,822	1.6%	-	-%
PowerUp Founder Shares – Original Sponsor	2,870,000	15.3%	2,870,000	15.6%	2,870,000	15.9%
PowerUp Founder Shares – Current Sponsor	4,317,500	23.1%	4,317,500	23.4%	4,317,500	23.8%
Visiox Stockholders (2)	8,000,000	42.7%	8,000,000	43.4%	8,000,000	44.1%
Working Capital Loan Shares	950,000	5.1%	950,000	5.2%	950,000	5.2%
Bridge Loan Shares – Current Sponsor	1,000,000	5.3%	1,000,000	5.4%	1,000,000	5.5%
Bridge Loan Shares – Investors	1,000,000	5.3%	2,000,000	5.4%	2,000,000	5.5%
Pro Forma common stock at March 31, 2024	18,715,144	100.0%	18,426,322	100.0%	18,137,500	100.0%

(1) For further details, see “Business Combination Proposal — Consideration to Visiox Stockholders in the Business Combination.”

(2) Comprises the shares of New Visiox Common Stock to be issued to the Visiox Stockholders at Closing.

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Shareholders may experience additional dilution to the extent New Visiox issues additional shares after the Closing. The following table illustrates varying ownership levels in New Visiox Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and assumes (a) no public shareholder exercises its redemption rights and no additional shares are issued prior to Closing, (b) the issuance of up to 14,375,000 shares of New Visiox Common Stock underlying PowerUp public warrants, (c) the issuance of up to 9,763,333 shares of New Visiox Common Stock underlying PowerUp private placement warrants (comprised of 2,929,000 private placement warrants held by the Original Sponsor and 6,834,333 private placement warrants held by the Sponsor), (d) the issuance of 950,000 Working Capital Loan Shares to the Sponsor, and (e) the issuance of 2,000,000 Bridge Loan Shares to the Sponsor and the Investors, the Visiox Stockholders will own approximately 18.7% of the shares of New Visiox Common Stock to be outstanding immediately after the Business Combination, public shareholders, including holders of the public warrants, will own approximately 34.8% of the shares of New Visiox Common Stock, the Original Sponsor will own approximately 13.5% of the shares of New Visiox Common Stock, and the Sponsor will own approximately 30.6% of the shares of New Visiox Common Stock, in each case, based on the number of shares of PowerUp ordinary shares outstanding as of the Record Date. In addition, there may be potential dilution (i) if the Earnout Targets are achieved within the Earnout Period and the Earnout Shares are issued to the Visiox Stockholders and the Sponsor and (ii) if New Visiox is required to issue up to $3,000,000 in equity to SPARC to satisfy the obligations under the SPARC License Agreement following the successful regulatory approval of the PDP-716 NDA in the United States. See the section entitled “Information About Visiox – License Agreements – SPARC License Agreement” for more information regarding Visiox’s obligations under the SPARC License Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in New Visiox will be different.

	Share Ownership in New Visiox (1)
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
PowerUp Public Shares subject to redemption	577,644	1.3%	288,822	0.7%	-	-%
PowerUp Founder Shares – Original Sponsor	2,870,000	6.7%	2,870,000	6.7%	2,870,000	6.8%
PowerUp Founder Shares – Current Sponsor	4,317,500	10.1%	4,317,500	10.1%	4,317,500	10.2%
Visiox Stockholders (2)	8,000,000	18.7%	8,000,000	18.8%	8,000,000	18.9%
Public Warrants (3)	14,375,000	33.5%	14,375,000	33.8%	14,375,000	34.0%
Private Warrants – Original Sponsor (4)	2,929,000	6.8%	2,929,000	6.9%	2,929,000	6.9%
Private Warrants – Current Sponsor (4)	6,834,333	15.9%	6,834,333	16.1%	6,834,333	16.2%
Working Capital Loan Shares	950,000	2.3%	950,000	2.1%	950,000	2.3%
Bridge Loan Shares – Current Sponsor	1,000,000	2.3%	1,000,000	2.3%	1,000,000	2.4%
Bridge Loan Shares – Investors	1,000,000	2.3%	1,000,000	2.3%	1,000,000	2.4%
Pro Forma common stock at March 31, 2024	42,853,477	100.0%	42,564,655	100.0%	42,275,833	100.0%

Potential sources of dilution:
First Earnout Share Payment (5)	2,000,000	4.7%	2,000,000	4.7%	2,000,000	4.7%
Second Earnout Share Payment (5)	2,000,000	4.7%	2,000,000	4.7%	2,000,000	4.7%
Third Earnout Share Payment (5)	2,000,000	4.7%	2,000,000	4.6%	2,000,000	4.7%
SPARC Shares (6)	300,000	0.7%	300,000	0.7%	300,000	0.7%

(1) For further details, see “Business Combination Proposal — Consideration to Visiox Stockholders in the Business Combination.”

(2) Comprises the shares of New Visiox Common Stock to be issued to the Visiox Stockholders at Closing.

(3) Assumes exercise of 14,375,000 Public Warrants to purchase New Visiox Class A Common Stock at an exercise price of $11.50 per share.

(4) Assumes exercise of 9,763,333 Private Placement Warrants of New Visiox Class A Common Stock at an exercise price of $11.50 per share.

(5) Assumes the earnout measurements will be met per the Business Combination Agreement:

●	In the Event that the First Commercial Sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date (the “Launch Target”), New Visiox shall issue to each Visiox Stockholders, such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and to the Sponsor 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”);

●

Beginning in the first fiscal year following the Visiox Stockholders and Sponsor earning the Launch Earnout Share Payment, (the $12.50 Earnout Eligibility Date”), New Visiox shall issue to each Visiox Stockholders, such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and to the Sponsor 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”) in the event that the VWAP of the New Visiox Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “First Share Price Target”) for twenty (20) out of any thirty (30) consecutive Trading Days during the period beginning on the Closing Date and ending on the 36-month anniversary of the Closing Date (such period the “Earnout Period”).

In the event that the First Share Price Target achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved.

●

(iii) Beginning in the first fiscal year following Visiox Stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), New Visiox shall issue to each of the Visiox Stockholders such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”, and together with the Launch Earnout Share Payment and the $12.50 Earnout Share Payment, the “Earnout Share Payments”) in the event that the VWAP of the New Visiox Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Second Share Price Target,” and together with the Launch Target and the First Share Price Target, the “Earnout Targets”) for twenty (20) out of any thirty (30) consecutive Trading Days during Earnout Period.

In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved.

(6) New Visiox will be required to issue $3,000,000 in equity to SPARC to satisfy its obligations under the SPARC License Agreement following the successful regulatory approval of the PDP-716 NDA in the United States, which will cause dilution to its stockholders. See the section entitled “Information About Visiox – License Agreements – SPARC License Agreement” for more information. As discussed in the section entitled “Risk Factors – We have in-licensed certain intellectual property rights relating to PDP-716 and SDN-037 from SPARC, and are in breach of the terms of our license agreement with SPARC,” Visiox is currently in breach of the SPARC License Agreement.

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Q:	How is the payment of the deferred underwriting commissions going to affect the amount left in the Trust Account upon the completion of the Business Combination?

A:

Citigroup was paid a cash underwriting discount of $0.20 per unit, or $5,000,000 in the aggregate at the closing of the initial public offering. Citigroup agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon the closing of the Business Combination ($750,000 in the aggregate). In addition, Citigroup was originally entitled to a deferred underwriting commissions of $0.35 per unit, or $10,062,500 from the closing of the initial public offering. The total deferred fee was $10,812,500 consisting of the $10,062,500 deferred portion and the $750,000 cash discount was agreed to be deferred until Business Combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the underwriters agreed to waive their entitlement to the deferred underwriting commissions of $10,812,500 in accordance with the Underwriting Agreement. As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying financial statements. As a result of the deferral, there will be no payment of the deferred underwriting commissions, and the amount left in the Trust Account upon the completion of the Business Combination will not be affected.

PowerUp was not made aware of the reasons why Citigroup waived the deferred underwriting commission fee and there was no consideration exchanged for the waiver. Citigroup has not performed any additional services for PowerUp after the IPO and is not expected to perform any additional services following the consummation of the Business Combination.

Q:	How has the announcement of the Business Combination affected the trading price of the PowerUp securities?

A:	On December 26, 2023, the trading date preceding the announcement of the Business Combination, the closing prices per unit, public share, and public warrant as reported by Nasdaq were $10.91, $11.32, and $0.22, respectively. As of [●], the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and redeemable warrant was $[●], $[●], and $[●], respectively. Holders of PowerUp’s securities should obtain current market quotations for the securities. The market price of PowerUp’s securities could vary at any time prior to Closing.

Q:	Why is PowerUp proposing the Domestication?

A:	The PowerUp Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the PowerUp Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The PowerUp Board believes that there are several reasons why a transfer by way of continuation to Delaware is in the best interests of PowerUp and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance, and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, PowerUp will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which PowerUp will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	Why did PowerUp propose the 2024 Extension Amendment Proposal?

A:

The purpose of the 2024 Extension Amendment Proposal was to allow PowerUp more time to complete a business combination. The PowerUp Board believed that there was not sufficient time to complete a business combination by May 23, 2024. Therefore, the PowerUp Board determined that it was in the best interests of PowerUp and its shareholders to amend the Existing Governing Documents to extend the date that PowerUp has to consummate a business combination in order to provide its shareholders with the chance to participate in an investment opportunity.

Accordingly, the PowerUp Board proposed to extend the date by which PowerUp must consummate a business combination, from May 23, 2024 to February 17, 2025. The 2024 Extension Amendment Proposal was approved by PowerUp’s shareholders at the 2024 Extension Meeting. For more information regarding the 2024 Extension Amendment Proposal and the 2024 Extension Meeting, please see the definitive proxy statement filed by PowerUp with the SEC on May 1, 2024.

Q:	Why did PowerUp propose the NTA Proposal?

A:

The adoption of the proposed amendments to remove the net asset test limitation from PowerUp’s Amended and Restated Memorandum and Articles of Association was proposed in order to facilitate the consummation of the Business Combination, by removing the limitation on its ability to consummate an initial business combination if PowerUp would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The purpose of the net asset test limitation was initially to ensure that PowerUp’s ordinary shares are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the ordinary shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, PowerUp proposed the NTA Proposal so that the parties may consummate the Business Combination even if it does not have at least $5,000,001 in net tangible assets prior to or upon consummation of the Business Combination.

If PowerUp redeems its public shares in an amount in excess of the current redemption limitation and its securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist PowerUp’s securities from trading on its exchange. If Nasdaq delists any of PowerUp’s securities from trading on its exchange and it is not able to list such securities on another approved national securities exchange, PowerUp expects that such securities could be quoted on an over-the-counter market. If this were to occur, PowerUp could face significant material adverse consequences, including: (i) a limited availability of market quotations for PowerUp’s securities, (ii) reduced liquidity for PowerUp’s securities, (iii) a determination that PowerUp’s public shares are “penny stocks” which will require brokers trading in PowerUp’s public shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for PowerUp’s securities, (iv) a decreased ability to issue additional securities or obtain additional financing in the future, and (v) a less attractive acquisition vehicle to a target business in connection with an initial business combination. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” PowerUp’s public shares, units and warrants qualify as covered securities under such statute. If PowerUp were no longer listed on Nasdaq, its securities would not qualify as covered securities under such statute and it would be subject to regulation in each state in which it offers its securities. See “Risk Factors – Nasdaq may not list New Visiox’s securities on its exchange, which could limit investors’ ability to make transactions in New Visiox’s securities and subject New Visiox to additional trading restrictions” for more information.

The NTA Proposal was approved by PowerUp’s shareholders at the 2024 Extension Meeting. For more information regarding the NTA Proposal and the 2024 Extension Meeting, please see the definitive proxy statement filed by PowerUp with the SEC on May 1, 2024.

Q:	What amendments will be made to the Existing Governing Documents of PowerUp?

A:	The consummation of the Business Combination is conditioned upon, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, PowerUp’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace PowerUp’s Existing Governing Documents, in each case, under the Cayman Islands Companies Act with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

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	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Charter Proposal 4A)	The share capital under the Existing Governing Documents is US$35,500 divided into 300,000,000 Class A ordinary shares, par value US$0.0001 per share, 50,000,000 Class B ordinary shares, par value US$0.0001 per share and 5,000,000 preference shares, par value US$0.0001 per share.	Under the Proposed Charter, New Visiox will be authorized to issue [●] shares of capital stock, consisting of (a) [●] shares of common stock and (b) [●] shares of preferred stock.

	See paragraph 5 of the PowerUp Amended and Restated Memorandum of Association.	See Article IV of the Proposed Charter.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Charter Proposal 4B)	The Existing Governing Documents authorize the issuance of up to 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by the PowerUp Board. Accordingly, PowerUp Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Charter will authorize the New Visiox Board to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, and to increase or decrease the number of shares of any such series.

	See paragraph 5 of the PowerUp Amended and Restated Memorandum of Association and Article 3 of the PowerUp Amended and Restated Articles of Association.	See Article IV of the Proposed Charter.

Stockholder Removal of Directors (Advisory Charter Proposal 4C)	The Existing Governing Documents provide that the members of the PowerUp Board may be removed from office prior to the consummation of PowerUp’s initial business combination only by the affirmative vote of the holders of a majority of the Class B ordinary shares, and following the consummation of PowerUp’s initial business combination, by ordinary resolution.	The Proposed Charter will provide that a director may be removed with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote an election of directors.

	See Article 29 of the PowerUp Amended and Restated Articles of Association.	See Section 5.05 of the Proposed Charter.

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	Existing Governing Documents	Proposed Governing Documents
Number of Directors (Advisory Charter Proposal 4D)	The Existing Governing Documents provide that the number of directors of PowerUp may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares, who, being present in person or by proxy and entitled to vote, cast votes at a general meeting or a resolution passed in writing unanimously.	The Proposed Charter will provide that the number of directors will be fixed from time to time by a majority of the New Visiox Board.

	See Article 27 of the PowerUp Amended and Restated Articles of Association.	See Section 5.02 of the Proposed Charter.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Charter Proposal 4E)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Charter will allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	See Articles 22 and 23 of the PowerUp Amended and Restated Articles of Association.	See Section 7.01 of the Proposed Charter.

Amend the Bylaws (Advisory Charter Proposal 4F)	PowerUp does not have bylaws; however, the Current Articles include provisions similar to the Proposed Bylaws and amendments to the Current Articles (save for Article 29 of the Current Articles) require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).	The Proposed Charter will authorize the New Visiox Board to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered or repealed by the stockholders, provided that any stockholder amendment to the Proposed Bylaws will require approval of at least a majority of the voting power of all of then-outstanding shares of voting stock of New Visiox.

	See Article 18 of the PowerUp Amended and Restated Articles of Association.	See Article VIII of the Proposed Charter.

Amend Certain Charter Provisions (Advisory Charter Proposal 4G)	The Existing Governing Documents provide that, with limited exceptions, amendments to the PowerUp Amended and Restated Articles require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).	The Proposed Charter will provide that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Visiox will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the PowerUp Board, removal of directors from office, and filling vacancies on the New Visiox Board, (ii) exculpation of personal liability of a director of New Visiox and indemnification of persons serving as directors or officers of New Visiox, and (iii) amendments to the Proposed Bylaws.

	See Article 18 of the PowerUp Amended and Restated Articles of Association.	See Article XI of the Proposed Charter.

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	Existing Governing Documents	Proposed Governing Documents
Exclusive Forum for Stockholder Actions (Advisory Charter Proposal 4H)	The Existing Governing Documents do not include an exclusive jurisdiction provision.	The Proposed Charter and Proposed Bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of New Visiox; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Visiox’s current or former directors, officers, or other employees to New Visiox or its stockholders; (iii) any action or proceeding asserting a claim against New Visiox or any of its current or former directors, officers, or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, the Proposed Charter or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of the Proposed Charter or the Proposed Bylaws; (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against New Visiox or any of its directors, officers, or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter and Proposed Bylaws will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New Visiox, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this offering

See Article IX of the Proposed Charter.

Provisions Related to Status as Blank Check Company (Advisory Charter Proposal 4G)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of an initial business combination and provide that if we do not consummate an initial business combination (as defined in the Existing Governing Documents) by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will cease all operations except for the purposes of winding up and will redeem the shares issued in PowerUp’s initial public offering and liquidate its Trust Account.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time. Further, the Proposed Governing Documents do not include any provisions relating to New Visiox ongoing existence; the default under the DGCL will make New Visiox’s existence perpetual.

	See Article 49 of the PowerUp Amended and Restated Articles of Association.	This is the default rule under the DGCL.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:	In connection with the Domestication, prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of PowerUp will convert by operation of law, on a one-for-one basis, into shares of New Visiox Class A Common Stock; and (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of PowerUp will automatically represent the right to purchase one share of New Visiox Class A New Visiox at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement. Immediately following the Domestication, (i) the New Visiox Class A Common Stock will be reclassified as New Visiox Common Stock; (ii) the governing documents of PowerUp will be amended and restated and become the certificate of incorporation and the bylaws of New Visiox as described in this proxy statement/prospectus; and (iii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the PowerUp shareholders, other than the amendments to the PowerUp governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. Each issued and outstanding unit of PowerUp that has not been previously separated into the underlying Class A ordinary share and underlying one-half of one warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Visiox Common Stock and one-half of one New Visiox warrant, with such whole warrant representing the right to acquire one share of New Visiox Common Stock. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of PowerUp, you will not be able to receive or trade a warrant when the units are separated. See “Domestication Proposal.”

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In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each share of common stock of Visiox issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Visiox Common equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the Merger Consideration by (ii) ten dollars ($10.00) by (y) the number of shares of Visiox Common Stock that are issued and outstanding immediately prior to the Effective Time. Holders of Visiox Common Stock will also receive the right to earnout consideration as further described herein. For further details, see “Business Combination Proposal — Consideration to Visiox Stockholders in the Business Combination.”

Q:	What are the U.S. federal income tax consequences of the Domestication and redemption to Public Shareholders and holders of PowerUp Warrants?

A:

As discussed more fully under the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders,” the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of PowerUp Class A ordinary shares or PowerUp Class B ordinary shares (collectively, “Public Shares,” and all such shareholders, “Public Shareholders”) will be subject to Section 367(b) of the Code and, as a result:

●

A U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares, will generally not recognize any gain or loss and will generally not be required to include any part of PowerUp’s earnings in income pursuant to the Domestication;

●

A U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares will generally recognize gain (but not loss) on the exchange of Public Shares for shares of New Visiox Class A Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. PowerUp does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

●	A U.S. Holder of Public Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Public Shares entitled to vote or 10% or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. PowerUp does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares or PowerUp private or public warrants (collectively, “PowerUp Warrants”) may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares or PowerUp Warrants for (x) New Visiox Class A Common Stock or (y) New Visiox private or public warrants (collectively, “New Visiox Warrants”) pursuant to the Domestication under the passive foreign investment company (“PFIC”) rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging PowerUp Warrants for newly issued New Visiox Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the New Visiox Class A Common Stock or New Visiox Warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or PowerUp Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because PowerUp is a blank check company with no current active business, we believe that PowerUp may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares or PowerUp Warrants to recognize gain on the exchange of such shares or warrants for New Visiox Class A Common Stock or New Visiox Warrants pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s PowerUp Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of PowerUp. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—U.S. Holders—PFIC Considerations.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of New Visiox Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to PowerUp Warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.”

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Q:	What are the material U.S. federal income tax consequences of the Business Combination to U.S. holders of Visiox Common Stock?

A:

Each of Visiox and PowerUp intends for the Business Combination to qualify, and each will take the position that the Business Combination qualifies, as a “reorganization” within the meaning of Section 368(a) of Code. Assuming the Business Combination so qualifies, Visiox U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Business Combination”) generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of New Visiox Common Stock issued in the Business Combination, excluding any cash received in lieu of fractional shares of New Visiox Common Stock.

The obligations of Visiox and PowerUp to complete the Business Combination are not conditioned on the receipt of opinions of U.S. tax counsel to the effect that the Business Combination will qualify as a reorganization for U.S. federal income tax purposes. If the Business Combination does not qualify as a reorganization, the Business Combination will be treated as a taxable stock sale and each Visiox U.S. holder of Visiox Common Stock will generally recognize capital gain or loss, for U.S. federal income tax purposes, on the receipt of New Visiox Common Stock issued to such holders of Visiox Common Stock and on any cash received in lieu of fractional shares in connection with the Business Combination.

Please review the information in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Business Combination” beginning on page 203 of this proxy statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the Business Combination to Visiox U.S. holders. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion. The tax consequences of the Business Combination to any particular Visiox Stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine your tax consequences from the Business Combination, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the Merger Consideration in connection with the Business Combination.

Pursuant to the Letter Agreement, the Original Sponsor, the Sponsor, and PowerUp’s officers and directors have waived their redemption rights with respect to all of their founder shares and public shares in connection with the completion of PowerUp’s initial business combination and any proposed amendment to the Existing Governing Documents prior to the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. The Original Sponsor, the Sponsor, and PowerUp’s officers and directors entered into the Letter Agreement in order to induce PowerUp and the Citigroup to (i) enter into the Underwriting Agreement by and between PowerUp and Citigroup, as representative of the several underwriters (the “Underwriters”), dated February 17, 2022 (the “Underwriting Agreement”) and (ii) to proceed with the initial public offering of PowerUp, which was consummated on February 23, 2022 (the “initial public offering”). The parties to the Letter Agreement agreed that if PowerUp seeks shareholder approval of an initial business combination, then in connection with such initial business combination, they shall vote all founder shares and any public shares held by them in favor of such initial business combination (and not redeem any founder shares or public shares held by them in connection with such shareholder approval.

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Q:	How do I exercise my redemption rights?

A:	In connection with the Business Combination, pursuant to the Existing Governing Documents, PowerUp’s public shareholders may request that PowerUp redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Equiniti, PowerUp’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Equiniti, PowerUp’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The address of Equiniti, PowerUp’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti, PowerUp’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, based on approximately $6.5 million of funds in the Trust Account and 577,644 shares subject to possible redemption, in each case, as of May 23, 2024, this would have amounted to approximately $11.24 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with PowerUp’s consent until the Closing. If you deliver your shares for redemption to Equiniti, PowerUp’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that PowerUp’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Equiniti, PowerUp’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Equiniti, PowerUp’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Equiniti, PowerUp’s transfer agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Visiox Common Stock that will be redeemed immediately after consummation of the Business Combination. If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

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Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:	No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Equiniti, PowerUp’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Equiniti in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Equiniti, PowerUp’s transfer agent, by [●], [●] Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?

A:	No. Holders of public warrants will not have redemption rights with respect to such warrants in connection with the Business Combination. Assuming maximum redemptions of 100% of the public shares, and using the closing warrant price on Nasdaq of $[●] as of [●], the aggregate fair value of public warrants that can be retained by redeeming stockholders is approximately $[●]. The actual market price of the warrants may be higher or lower on the date that warrant holders seek to sell such warrants. Additionally, PowerUp cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New Visiox because there would be fewer shares outstanding overall.

Q:	How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post Business Combination?

A:	The public warrants are identical to the private placement warrants in material terms and provisions, except that the private placement warrants will not be redeemable by New Visiox so long as they are held by the Sponsor, the Original Sponsor, or any of their permitted transferees. If the private placement warrants are held by holders other than the Sponsor, Original Sponsor, or any of their permitted transferees, private placement warrants will be redeemable by New Visiox and exercisable by the holders of such private placement warrants on the same basis as the public warrants. The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants, including the New Visiox Common Stock issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the Closing. Further, the private placement warrants are not exercisable more than five years from the effective date of the registration statement for PowerUp’s initial public offering in accordance with FINRA Rule 5110(g)(8).

Following the Closing, New Visiox may redeem your public warrants prior to their exercise at any time, including a time that may be disadvantageous to you thereby making such warrants worthless. New Visiox will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the closing price of New Visiox Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the warrants become redeemable, New Visiox may not exercise its redemption right unless there is a current registration statement in effect with respect to the shares of New Visiox Common Stock underlying such warrants.

Pursuant to the Warrant Agreement, New Visiox is required to maintain a current prospectus relating to those shares until the warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, holders of warrants may, until such time as there is an effective registration statement and during any period when New Visiox will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

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In the event New Visiox determines to redeem the warrants, holders would be notified of such redemption as described in the Warrant Agreement. New Visiox would be required to fix a date for the redemption and mail a notice of redemption not less than 30 days prior to the redemption date to the registered holders of the warrants at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New Visiox posting of the redemption notice to DTC.

Redemption of the outstanding public warrants could force you to (i) exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants, or (iii) accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

See “Description of the New Visiox Securities — Warrants — Public Shareholders’ Warrants” and “Risk Factors — Risks Related to the Business Combination and PowerUp — New Visiox may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.”

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The tax consequences of an exercise of redemption rights depend on your particular facts and circumstances. Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication. Please see the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—U.S. Holders—Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

Following the closing of PowerUp’s initial public offering, an amount equal to $294.7 million ($10.00 per unit) of the net proceeds from PowerUp’s initial public offering and the sale of the private placement warrants was placed in the Trust Account. On May 18, 2023, PowerUp held the 2023 Extension Meeting. In connection with the 2023 Extension Meeting, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $20 million left in its Trust Account, all of which was held in U.S. government treasury securities.

On May 22, 2024, PowerUp held the 2024 Extension Meeting. In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the then outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account, all of which is held in an interest-bearing demand deposit account at a bank.

These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of an initial business combination (including the Closing) or (ii) the redemption of all of the public shares if we are unable to complete the Business Combination or any other initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), subject to applicable law. Following the 2024 Extension Redemption there are 577,644 public shares remaining issued and outstanding.

Any Trust Account proceeds remaining following redemptions of public shares, the payment of transaction expenses, the payment of the Advisory Fee, the repayment of the Visiox Convertible Note, and/or the repayment of the Working Capital Loans, will be released to us to fund the operations of New Visiox following the Closing.

If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination and PowerUp experiences significant redemptions, which is consistent with market expectations, the Closing may not occur even if Visiox waives the Minimum Cash Condition, unless PowerUp is able to defer some or all of its expenses, liabilities, the Advisory Fee, repayment of the Visiox Convertible Note, and/or repayment of the Working Capital Loans. This could mean that the parties proceed with the Closing of the Business Combination and the combined company would have deferred debt to repay at a later date and/or insufficient cash to operate its business and commercialize its molecules.

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Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:	The public shareholders are not required to vote “FOR” the Business Combination or vote at all in order to exercise their redemption rights and public shareholders who vote in favor of the Business Combination my also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

Following the 2024 Extension Redemption, PowerUp had approximately $6.5 million left in its Trust Account.

As a result of redemptions, the trading market for the New Visiox Common Stock may be less liquid than the market for the public shares was prior to the consummation of the Business Combination and New Visiox may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Visiox’s business will be reduced. If the Trust Account proceeds that would be available to Visiox following the redemption deadline are less than expected, New Visiox will have less cash available to pursue its anticipated growth strategies and new initiatives. As a result, New Visiox’s results of operations and financial condition may be worse than projected.

The table below presents the trust value per share to a public shareholder that elects not to redeem across a range of redemption scenarios. For purposes of calculating the redemption scenarios, the trust value date as of May 23, 2024 is used because such date is the date the redemption requests in connection with the 2024 Extension Meeting were effectuated.

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming 100% Redemptions
Share Ownership in New Visiox
Visiox Securityholders	8,000,000	8,000,000	8,000,000
Initial Shareholders	7,187,500	7,187,500	7,187,500
Former PowerUp public shareholders	577,644	288,822	-
Value of the Shares Owned by Non-Redeeming Shareholders
Total Shares Outstanding Excluding Warrants(1)	15,765,144	15,476,322	15,187,500
Total Equity Value Post-Redemptions(2)	$6,493,000	$3,246,500	$-
Per Share Value	$0.41	$0.21	$-

(1) Includes the number of shares of New Visiox Common Stock held by (i) Visiox securityholders, (ii) the Initial Shareholders, and (iii) former PowerUp shareholders, and does not include the issuance of up to (i) 14,375,000 shares upon exercise of the public warrants at a price of $11.50 per share, (ii) 9,763,333 shares upon exercise of the private placement warrants following the Business Combination at a price of $11.50 per share, (iii) 1,000,000 Working Capital Loan Shares, (iv) 2,000,000 Bridge loan Shares, or (v) 6,000,000 Earnout Shares.

(2) Represents the total value of the New Visiox Common Stock calculated by multiplying the number of Total Shares Outstanding Excluding Warrants by the Per Share Value.

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As indicated above, the percentage of the total number of outstanding shares of New Visiox Common Stock that will be owned by PowerUp’s public shareholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of New Visiox Common Stock issued in any PIPE Investment. The table and footnote above illustrate varying ownership levels in New Visiox, as well as possible sources and extents of dilution for non-redeeming public stockholders. All of the scenarios assume that no additional capital is contributed and that the funds in the trust account are the only source of capital. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by PowerUp’s existing shareholders in New Visiox will be different.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the PowerUp shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the completion of the offer to redeem the public shares of PowerUp; (iv) the New Visiox Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq (not waivable); (v) that PowerUp meet the Minimum Cash Condition; (vi) the approval of the Business Combination Agreement and the Business Combination by Visiox’s stockholders; and (vii) the proxy statement/prospectus being declared effective by the SEC. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, if these conditions are not satisfied the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:	It is currently expected that the Business Combination will be consummated in the third quarter of 2024. This date depends on, among other things, the approval of the proposals to be put to PowerUp shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to PowerUp shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient PowerUp ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from PowerUp shareholders in favor of one or more of the proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:	PowerUp will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the applicable parties in accordance with the terms of the Business Combination Agreement. If the Business Combination Agreement is terminated before the Business Combination is completed, PowerUp will remain a Cayman Islands exempted company and will search for an alternate initial business combination. If PowerUp is not able to consummate the Business Combination with Visiox nor able to complete another business combination by February 17, 2025, in each case, as such date may be extended by the PowerUp Board in accordance with the Existing Governing Documents, PowerUp will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the PowerUp Board, liquidate and dissolve, subject in each case to our obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law.

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Q:	Do I have appraisal rights in connection with the Business Combination and the proposed Domestication?

A:	Neither PowerUp’s shareholders nor PowerUp’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:	PowerUp urges you to read this proxy statement/prospectus, including the annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. PowerUp’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:	If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will be held at [●], [●] Eastern Time, on [●] at the offices of [●] located at [●], and virtually via live webcast at [●], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	We have fixed the close of business on [●] as the record date for the extraordinary general meeting. If you were a shareholder of PowerUp at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote their shares if the shareholder is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:	PowerUp shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 7,765,144 ordinary shares issued and outstanding, of which 577,644 were issued and outstanding public shares.

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Q:	What constitutes a quorum?

A:	A quorum of PowerUp’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 3,882,573 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)	Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)	Advisory Charter Proposals: The separate approval, on a non-binding advisory basis, of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)	Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)	Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)	Election of Directors Proposal: The approval of the Election of Directors Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, PowerUp had 7,765,144 ordinary shares issued and outstanding. PowerUp shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 7,187,500 ordinary shares are subject to the Letter Agreement, pursuant to which the Initial Shareholders and Original Sponsor have agreed to vote all of their shares in favor of the Business Combination. For additional information regarding the Letter Agreement, see “Business Combination Proposal — Related Agreements — Letter Agreement.”

Because the Initial Shareholders have agreed to vote their aggregate 7,187,500 outstanding Class A ordinary shares in favor of each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal, each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal will be approved even if none of the public shares are voted in favor of any of Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal.

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Q:	What are the recommendations of the PowerUp Board?

A:	The PowerUp Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of PowerUp and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do the Sponsor and the other Initial Shareholders intend to vote their shares?

A:	The Initial Shareholders have agreed to vote all their Class A ordinary shares and any other public shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 92.56% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding PowerUp or its securities, the Sponsor, Original Sponsor, Visiox and/or Visiox’s or PowerUp’s respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of PowerUp’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Visiox and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction of the requirement that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal are approved by a resolution of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter; (ii) increase the likelihood of satisfaction of the requirement that the Domestication Proposal and the Organizational Documents Proposal are each approved by a resolution of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter; and (iii) otherwise limit the number of public shares electing to redeem their public shares.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or purchases by any of the aforementioned persons.

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Q:	What interests do PowerUp’s current officers and directors, Initial Shareholders, and Visiox’s current officers and directors have in the Business Combination?

A:	The Initial Shareholders, certain members of the PowerUp Board and our officers, and Visiox’s officers and directors may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and PowerUp’s officers and directors will lose their entire investment in PowerUp and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 17, 2025 (unless such date is extended by the PowerUp Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for its 4,317,500 Class A ordinary shares and its 6,834,333 private placement warrants to the Original Sponsor upon the Closing of the Business Combination. The Sponsor will pay less than $0.0001 per Class A ordinary share and has the right to acquire 6,834,333 shares of New Visiox Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Visiox from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]); in addition, as of [●], 2024, PowerUp owes the Sponsor $[●];

●	the aggregate dollar amount that the Original Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]);

●	the Sponsor acquired approximately 55.6% of the issued and outstanding ordinary shares of PowerUp for less than $0.0001 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor could make a substantial profit after the Business Combination even if the New Visiox Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Visiox. The ordinary shares held by the Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the Original Sponsor owns approximately 37.0% of the issued and outstanding ordinary shares of PowerUp, which it originally acquired for approximately $0.0029 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Original Sponsor could make a substantial profit after the Business Combination even if the New Visiox Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Visiox. The ordinary shares held by the Original Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the private placement warrants owned by the Initial Shareholders will be worthless if an initial business combination is not consummated;

●	the Initial Shareholders have agreed that the private placement warrants and the underlying securities will not be sold or transferred by it until after PowerUp has completed an initial business combination, subject to limited exceptions;

●	the Sponsor’s total potential ownership in New Visiox, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 30.6% of outstanding New Visiox Common Stock in a no redemption scenario, and 31.1% of outstanding New Visiox Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Original Sponsor’s total potential ownership in New Visiox, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 13.5% of outstanding New Visiox Common Stock in a no redemption scenario, and 13.7% of outstanding New Visiox Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Sponsor is currently the owner of 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Original Sponsor is currently the owner of 2,870,000 Class A ordinary shares and 2,929,000 private placement warrants. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Original Sponsor will be worthless because the Original Sponsor has agreed to waive its rights to any liquidation distribution;

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●	the anticipated continuation of [●] of our existing directors, [●], as director[s] of New Visiox. In the future each of such directors will receive any cash fees, stock options, stock awards or other remuneration that the New Visiox Board determines to pay them for their service as directors;

●	pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of PowerUp’s directors and officers and (ii) continue PowerUp’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	all amounts due and owing under the Visiox Convertible Note in favor of the Sponsor, including the $2.0 million principal amount and any accrued and unpaid interest, will be repaid at closing of the Business Combination, or otherwise convert into shares of New Visiox Common Stock at a price per share of $10.00 per share;

●

at the Effective Time, PowerUp shall (a) on behalf of Visiox, pay $2.0 million to the Sponsor for advisory services; (b) on behalf of Visiox, issue the Sponsor 1,000,000 Bridge Loan Shares as partial consideration for the Sponsor entering into the Visiox Convertible Note; and (c) issue the Sponsor up to 1,000,000 shares (the “Working Capital Loan Shares”) of New Visiox Common Stock as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned, which totals $950,000 as of the date of this proxy statement/prospectus and is comprised of funds the Company received from the Sponsor pursuant to the terms of the three Loan and Transfer Agreements, entered into during December 2023 and January 2024, and the four Second Subscription Agreements dated May 9, 2024 (which agreements, as further described in this proxy statement/prospectus, also impose certain obligations on the Sponsor (or its affiliate(s)) subject to the conditions set forth in the respective agreements, including if the Business Combination is not consummated within a defined period of time);

●	if the Business Combination is not consummated, the Sponsor will not receive the $2.0 million for advisory services, the 1,000,000 Bridge Loan Shares, and up to 1,000,000 Working Capital Loan Shares. The total aggregate value of the up to 2,000,000 shares of New Visiox common stock issuable to the Sponsor is up to $20,000,000, with the exact amount to be determined based on the total amount shares ultimately issued to the Sponsor;

●

PowerUp is not responsible for the payment of any interest on the Working Capital Loans and is only required to repay the principal amounts of the Working Capital Loans and the March Loan upon the completion of an initial business combination;

●	pursuant to the Registration Rights Agreement, the Original Sponsor and its permitted transferees are entitled to registration of the shares of New Visiox Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that PowerUp’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to PowerUp. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver;

●	if the Trust Account is liquidated, including in the event PowerUp is unable to complete an initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify PowerUp to ensure that the proceeds in the Trust Account are not reduced below $10.25 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which PowerUp has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PowerUp, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the Sponsor has agreed to pay for any liquidation expenses if an initial business combination is not consummated;

●	the following individuals who are currently executive officers of Visiox are expected to become executive officers of New Visiox upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Ryan Bleeks	Chief Executive Officer, Director
Sanjay Malieckal	Chief Commercial Officer
Cynthia Matossian, MD	Chief Medical Officer

●	Ryan Bleeks, Richard Rubino, and Tom Mitro, who are currently members of Visiox’s board of directors, are expected to become members of the New Visiox Board upon the Closing; and

●	effective upon Closing, New Visiox intends to enter into employment agreements with each of its NEOs.

As a result of the foregoing interests, the Sponsor and PowerUp’s directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

The independent PowerUp directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination, and in agreeing to vote in favor of the Business Combination. The independent PowerUp directors concluded that the potential benefits that it expected PowerUp and its shareholders to achieve as a result of the Business Combination outweighed the potential negative factors.

The existence of financial and personal interests of one or more of PowerUp’s officers and directors may result in a conflict of interest on the part of each such officer or director and may influence the PowerUp Board in making its recommendation that you vote in favor of the approval of the Business Combination. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my PowerUp ordinary shares before the extraordinary general meeting?

A:	The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Shareholders of record may send a later-dated, signed proxy card to our proxy solicitor, Issuer Direct Corporation, at One Glenwood Ave, Suite 1001, Raleigh, NC 27603 prior to the vote at the extraordinary general meeting (which is scheduled to take place on [●]) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

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Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:	If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Visiox. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of PowerUp. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:	PowerUp will pay the cost of soliciting proxies for the extraordinary general meeting. PowerUp has engaged Issuer Direct Corporation (“Issuer Direct”) as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. PowerUp has agreed to pay Issuer Direct a fee of $[●], plus disbursements, and will reimburse Issuer Direct for its reasonable out-of-pocket expenses and indemnify Issuer Direct and its affiliates against certain claims, liabilities, losses, damages and expenses. PowerUp will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. PowerUp’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:	The preliminary voting results will be announced at the extraordinary general meeting. PowerUp will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

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Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

PowerUp Acquisition Corp.

188 Grand Street, Unit #195

New York, NY 10013

Attn: Suren Ajjarapu

Telephone No.: (347) 313-8109

You also may obtain additional information about PowerUp from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Equiniti, PowerUp’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Equiniti Trust Company, LLC

[6201 15th Avenue]

[Brooklyn, NY 11219]

Attn: [●]

Email: [●]

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Business Combination Agreement.”

The Parties to the Business Combination

PowerUp

PowerUp is a blank check company incorporated on February 9, 2022 as a Cayman Islands exempted entity for the purpose of effecting a Business Combination, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on PowerUp’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On February 23, 2022, PowerUp completed its initial public offering of 32,500,000 units, including the issuance of 3,750,000 units as a result of the underwriters’ full exercise of their over-allotment option, at a price of $10.00 per unit generating gross proceeds of $325,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of our initial public offering, we completed the private sale of 9,763,333 private placement warrants at a purchase price of $1.50 per private placement warrant, generating gross proceeds to the Company of $14,645,000.

Following the closing of PowerUp’s initial public offering, an amount equal to $294.7 million of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury bills. To mitigate the risk that PowerUp might be deemed to be an investment company for purposes of the Investment Company Act, in January 2024, PowerUp instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of PowerUp’s initial business combination or its liquidation.

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On May 18, 2023, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2023 Extension Meeting and subsequent redemption, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $20 million left in its Trust Account, all of which was held in U.S. government treasury bills.

On May 22, 2024, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the then outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account, all of which is held in an interest-bearing demand deposit account at a bank.

These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of PowerUp’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if PowerUp does not complete an initial business combination by February 17, 2025, or (iii) the redemption of all of the public shares if PowerUp is unable to complete the Business Combination or any other initial business combination by February 17, 2025 (or by the end of any additional extension period if we further extend the period of time to consummate an initial business combination), subject to applicable law. Following the 2024 Extension Redemption there are 577,644 public shares remaining issued and outstanding.

PowerUp’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “PWUPU,” “PWUP” and “PWUPW,” respectively.

PowerUp’s principal executive office is located at 188 Grand Street, Unit #195, New York, New York, 10013, and its telephone number is (347) 313-8109.

Visiox

Visiox is a commercial and late-stage pharmaceutical company advancing the standard of care in ophthalmology. Visiox is focused on addressing large markets that are poorly managed, and we currently have treatments for glaucoma and pain and inflammation after ocular surgery. Visiox’s lead program Omlonti®, is an FDA approved New Chemical Entity (NCE) for the reduction in intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension. Visiox anticipates launching Omlonti® in the fourth quarter of 2024. Visiox’s goal is to improve compliance and clinical outcomes in large disease states through the use of novel and trusted molecules formulated with innovative, proprietary delivery systems. These systems include Visiox’s Tear Act™ and Tight Junction Modulation Micellar Platform (TJM™). Through research, development, distribution, and strategic acquisitions, Visiox aims to introduce additional cutting-edge products that contribute to the advancement of the standard of care in ophthalmology.

Pursuant to the license agreement dated July 7, 2023 (the “Santen License Agreement”), by and between Visiox and Santen Pharmaceutical Co., Ltd. (“Santen”), Visiox licenses all patents relating to Omlonti® from Santen. Pursuant to the license agreement dated December 7, 2021 (the “SPARC License Agreement”), by and between Visiox and Sun Pharma Advanced Research Company Ltd. (“SPARC”), Visiox licenses all patents relating to PDP-716 and SDN-037 from SPARC. Visiox has rights to Omlonti® for the United States market and worldwide rights to PDP-716 and SDN-037 excluding India and Greater China. Upon consummation of the Business Combination, pursuant to the terms of the Santen License Agreement, Santen will receive 600,000 shares of New Visiox common stock, which constitutes 7.5% of the total Business Combination Consideration being paid to Visiox in connection with the Closing. See the section entitled “Information About Visiox – License Agreements – Santen License Agreement” for more information. Additionally, pursuant to the SPARC License Agreement, Visiox shall pay to SPARC $3,000,000 in equity as consideration for the license under the agreement. Visiox intends to issue shares to SPARC to satisfy this obligation following the successful regulatory approval of the PDP-716 in the United States, which will occur after the Closing of the Business Combination. Such issuance will cause dilution to New Visiox stockholders. See the sections entitled “Information About Visiox – License Agreements – SPARC License Agreement” for more information and “Risk Factors – Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.”

Omlonti® (omidenepag isopropyl ophthalmic solution) 0.002%, is a first-in-class, FDA-approved New Chemical Entity (NCE) for the reduction of elevated intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension. Omlonti® is a relatively selective prostaglandin E2 (EP2) receptor agonist that increases aqueous humor outflow from both trabecular and uveoscleral pathways. In clinical trials, Omlonti® was shown to be non-inferior to latanoprost and timolol, two of the most widely used glaucoma medications, in reducing IOP. Omlonti® was also well-tolerated, with a safety profile similar to other prostaglandin-based glaucoma medications. Visiox believes that Omlonti® has the potential to be a significant advancement in the treatment of glaucoma. We plan to launch Omlonti® in the fourth quarter of 2024.

Upon completion of the Business Combination, Visiox plans to pursue several additional clinical trials, develop its manufacturing capabilities, and expedite the development of its product and product candidates, with the aim of addressing the significant unmet needs of large patient populations.

Visiox does has one product available for commercial sale, Omlonti®, has a history of losses, and may never achieve or maintain profitability. Various factors may cause differences between Visiox’s plans and expectations and its results, including: the risk that the Business Combination may not be completed in a timely manner or at all; the failure to satisfy the conditions to Closing; the effect of the announcement or pendency of the Business Combination on Visiox’s business relationships, operating results, and business; changes in the markets in which Visiox competes, including with respect to its competitive landscape, technology evolution, and regulation; changes in general economic conditions; risks related to Visiox’s limited operating history; uncertainties inherent in the execution, cost, and completion of clinical trials; risks related to regulatory review and approval and commercial development; risks associated with intellectual property protection; and the other factors discussed in the section entitled “Risk Factors” in this proxy statement/prospectus.

Visiox is a Delaware corporation and was incorporated on June 1, 2020. Visiox’s principal executive office is located at 303 S Broadway, Suite 125, Tarrytown, New York, 10591 and its telephone number is (914) 987-2876.

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PowerUp Merger Sub

PowerUp Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of PowerUp formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 188 Grand Street, Unit #195, New York, NY 10013, and its telephone number is (347) 313-8109.

Proposals to be put to the Shareholders of PowerUp at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of PowerUp and certain transactions contemplated by the Business Combination Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned on the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

Business Combination Proposal

As discussed in this proxy statement/prospectus, PowerUp is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into Visiox, with Visiox surviving the Business Combination. After giving effect to the Business Combination, Visiox shall be a wholly owned subsidiary of New Visiox. For further details, see “Business Combination Proposal — Consideration to Visiox Stockholders in the Business Combination.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The PowerUp Board’s Reasons for the Business Combination,” the PowerUp Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for PowerUp’s initial public offering, including that the businesses of Visiox had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Structure of the Business Combination

On the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into Visiox, with Visiox surviving the Business Combination. After giving effect to the Business Combination, Visiox will be a wholly owned subsidiary of New Visiox.

Consideration to Visiox Stockholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each share of common stock of Visiox issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Visiox Common Stock equal to the quotient obtained by dividing (x) (a) $80 million less (b) the amount by which Net Working Capital at Closing is less than $0.00, less (c) Visiox Transaction Expenses, less (d) Visiox Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs multiplied by (ii) ten dollars ($10.00) by (y) the aggregate number of shares of Visiox Common Stock that are issued and outstanding immediately prior to the Effective Time. Holders of Visiox Common Stock will also receive the right to earnout consideration as further described herein. For further details, see “Business Combination Proposal — Consideration to Visiox Stockholders in the Business Combination.”

Lock-Up Agreement

The Business Combination Agreement contemplates that, in connection with the Closing, PowerUp, the Sponsor, and the Significant Visiox Holder (the “Locked-Up Party”) will enter into a lock-up agreement (the “Lock-Up Agreement”) with respect to New Visiox Common Stock (the “Lock-Up Shares”) and warrants (together with the “Lock-Up Shares, the “Lock-Up Securities”) held by such stockholder immediately following the Closing, pursuant to which, the Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Visiox Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which New Visiox completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their New Visiox Common Stock for cash, securities or other property.

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Stock Escrow and Earnout

During the Earnout Period, New Visiox may issue to Visiox Stockholders up to 3,000,000 shares of New Visiox Common Stock, in the aggregate, and up to 3,000,000 shares of New Visiox Common Stock to the Sponsor, referred to herein as the Visiox Earnout Shares, in three equal tranches upon the occurrence of each of the Launch Target, First Share Price Target, and Second Share Price Target. The Visiox Earnout Shares will be deposited with an escrow agent in accordance with an escrow agreement to be entered into on the Closing Date. For further details, see “Business Combination Proposal — Consideration to Visiox Stockholders in the Business Combination.”

Non-Competition Agreement

The Business Combination Agreement contemplates that, at the Closing, TardiMed will enter into a non-competition agreement pursuant to which it will agree not to compete with New Visiox and its respective subsidiaries, subject to certain requirements and customary conditions.

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the PowerUp shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the completion of the offer to redeem the public shares of PowerUp; (iv) the New Visiox Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq (not waivable); and (v) that PowerUp meet the Minimum Cash Condition. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, if these conditions are not satisfied, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following: (i) by mutual written consent of PowerUp and Visiox; (ii) by either PowerUp or Visiox if any of the conditions to Closing have not been satisfied or waived by June 30, 2024 (the “Outside Date”), provided that any breach or violation of any representation, warranty or covenant of the party seeking termination is not the cause of the failure of the Closing to occur by the Outside Date; (iii) by either PowerUp or Visiox if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable; (iv) by either PowerUp or Visiox in the event of the other party’s uncured breach, if such breach would result in the failure of a closing condition (and so long as the terminating party is not also in breach under the Business Combination Agreement); (v) by PowerUp if there has been a Material Adverse Effect on Visiox and its subsidiaries on a consolidated basis following the date of the Business Combination Agreement that is uncured and continuing; and (vi) by either PowerUp or Visiox if PowerUp or Visiox holds a special meeting of its shareholders to approve the Business Combination Agreement and the Business Combination, and the required approvals related to the Business Combination Agreement and the Business Combination of either PowerUp’s shareholders or Visiox’s stockholders, as applicable, is not obtained. For further details, see “Business Combination Proposal — Termination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, PowerUp will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the PowerUp Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of PowerUp’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while PowerUp is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Visiox will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal”, “Organizational Documents Proposal” and “The Advisory Charter Proposals.”

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Organizational Documents Proposal

PowerUp will ask its shareholders to approve and adopt by special resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Organizational Documents of New Visiox, which, if approved, would take effect immediately after the Domestication. The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Advisory Charter Proposals

PowerUp will ask its shareholders to consider and vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following eight sub-proposals:

●	Advisory Charter Proposal 4A — to increase the authorized share capital of PowerUp from US$35,500 divided into (i) 300,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) [●] shares of common stock, par value $0.0001 per share, of New Visiox and [●] shares of preferred stock, par value $0.0001 per share, of New Visiox.

●	Advisory Charter Proposal 4B — to permit removal of a director with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of New Visiox entitled to vote at an election of directors, voting together as a single class.

●	Advisory Charter Proposal 4C — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Visiox Board.

●	Advisory Charter Proposal 4D — to eliminate the ability of New Visiox stockholders to take action by written consent in lieu of a meeting.

●	Advisory Charter Proposal 4E — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Visiox Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Visiox.

●	Advisory Charter Proposal 4F — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Visiox for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Visiox Board, removal of directors from office, and filling vacancies on the New Visiox Board, (ii) exculpation of personal liability of a director of New Visiox and indemnification of persons serving as directors or officers of New Visiox, and (iii) amendments to the Proposed Bylaws.

●	Advisory Charter Proposal 4G — to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Exchange Act for which the federal district courts of the United States are the exclusive forum.

●	Advisory Charter Proposal 4H — to eliminate certain provisions related to PowerUp’s status as a blank check company, including to remove the requirement to dissolve New Visiox and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Advisory Charter Proposals” and the full text of the Proposed Governing Documents of New Visiox, attached hereto as Annex D and Annex E.

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Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are currently listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of New Visiox Common Stock in connection with the Business Combination pursuant to Nasdaq Rule 5635.

For additional information, see “Nasdaq Proposal.”

Omnibus Incentive Plan Proposal

Our shareholders are being asked to approve, by ordinary resolution, the Omnibus Incentive Plan Proposal. If the Omnibus Incentive Plan Proposal is approved, the 2024 Plan will become effective upon the Closing and will be used by New Visiox on a going-forward basis following the Closing. A copy of the 2024 Plan is attached to the proxy statement/prospectus as Annex F.

Election of Directors Proposal

Our shareholders are being asked to approve, by ordinary resolution, the Election of Directors Proposal to elect five directors to serve staggered terms on New Visiox’s board of directors.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize PowerUp to consummate the Business Combination, the PowerUp Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

The Adjournment Proposal is not conditioned on any other proposal.

The PowerUp Board’s Reasons for the Business Combination

PowerUp was formed for the purpose of effecting a Business Combination, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The PowerUp Board sought to do this by utilizing the networks and industry experience of both the Original Sponsor and Sponsor and the PowerUp Board and management to identify, acquire and operate one or more businesses. The members of the PowerUp Board and management have extensive transactional experience.

As described under “Business Combination Proposal — Background to the Business Combination,” the PowerUp Board, in evaluating the Business Combination, consulted with PowerUp’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the PowerUp Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the PowerUp Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The PowerUp Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of PowerUp Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination Agreement, the PowerUp Board received an oral opinion of The Mentor Group, Inc. (“Mentor”), (which opinion was confirmed by Mentor’s written opinion dated December 19, 2023) as to the fairness, from a financial point of view, to PowerUp of the Business Combination Consideration to be paid in the Business Combination to the holders of the shares of Visiox Common Stock (other than shares held in the treasury of Visiox and any dissenting shares), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Mentor in preparing its opinion.

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Mentor’s opinion was directed to PowerUp’s board of directors and only addressed the fairness from a financial point of view to PowerUp of the Business Combination Consideration to be paid in the Business Combination to the holders of the shares of Visiox Common Stock (other than shares held in the treasury of Visiox and any dissenting shares) and does not address any other aspect or implication of the Business Combination. The summary of Mentor’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex J to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Mentor in preparing its opinion. The opinion did not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to PowerUp or any other party, nor did it address the underlying business decision of the board of directors of PowerUp, its securityholders, Visiox, its securityholders, or any other party or entity to proceed with or effect the Business Combination or any terms or aspects of any voting or other agreements to be entered into in connection with the Business Combination, any potential financing for the Business Combination or the likelihood of consummation of such financing. Mentor’s opinion should not be construed as creating any fiduciary duty on Mentor’s part to any party or entity. Mentor’s opinion was not intended to be, and does not constitute, advice or a recommendation to PowerUp or Visiox, or the board of directors or any shareholder of either PowerUp or Visiox as to how to act or vote with respect to the Business Combination or related matters. Please see “Business Combination Proposal — Opinion of Financial Advisor to PowerUp” beginning on page 159 for additional information.

The PowerUp Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. The PowerUp Board and management team alike were impressed with the Visiox team during the diligence process and in their own investigation of the industry. More specifically, the PowerUp Board took into consideration the following factors or made the following determinations, as applicable:

●	Meets the acquisition criteria that PowerUp had established to evaluate prospective business combination targets. The PowerUp Board determined that Visiox satisfies a number of the criteria and guidelines that PowerUp established at its initial public offering, including its large addressable market, strong value proposition, significant expansion opportunity, experienced management team, and the lack of available alternative targets which met the criteria established by the PowerUp Board.

●	Significant value creation opportunities. In addition to the organic growth opportunities described above, the PowerUp Board considered that Visiox would have the potential to add substantial value by engaging in various strategic initiatives, which may be complimentary to its core operations.

●	Experienced management team. The PowerUp Board determined that Visiox has a proven and experienced team that is positioned to successively lead Visiox after the Business Combination.

●	Visiox’s post-Closing financial condition. The PowerUp Board also considered factors such as Visiox’s outlook, financial plan and debt structure.

●	Valuation supported by fairness opinion, financial analysis and due diligence. The PowerUp Board determined that the fairness opinion delivered by Mentor and the valuation analysis conducted by PowerUp’s management team, based on the trading levels of comparable companies and the materials and financial projections provided by Visiox, supported the equity valuation of Visiox. As part of this determination, PowerUp’s management, PowerUp Board and legal counsel conducted due diligence examinations of Visiox and discussed with Visiox’s management the financial, operational and legal outlook of Visiox.

●	Public company readiness. Additionally, the PowerUp Board looked for a company that would benefit from additional visibility that a public company provides, bringing access for its therapies to customers and partners that would not otherwise invest in a private company, to enable strategic partnerships worldwide. Particularly out of all the potential targets the PowerUp Board reviewed, Visiox appeared most ready to become a public company within a reasonable timeline.

The PowerUp Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including the competitive landscape, nonperformance by contract counterparties, the nature of Visiox’s business model, risk related to obtaining sufficient labor to expand Visiox’s business and the execution risk that could create difficulties for Visiox in effectively managing its growth and expanding its operations. Specifically, the PowerUp Board considered the following issues and risks:

●	Risk that the benefits described above may not be achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

●	Risk of the liquidation of PowerUp. The risks and costs to PowerUp if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in PowerUp being unable to effect an initial business combination in the requisite time frame and force PowerUp to liquidate.

●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits PowerUp from soliciting other business combination proposals, which restricts PowerUp’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

●	Risks regarding the shareholder vote. The risk that PowerUp’s shareholders may fail to provide the votes necessary to effect the Business Combination.

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●	Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within PowerUp’s control, including approval by PowerUp’s shareholders, and approval by Nasdaq of the initial listing application in connection with the Business Combination.

●	Potential litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

●	Fees and expenses. The fees and expenses associated with completing the Business Combination.

●	Macroeconomic and seasonal risk. The risk of macroeconomic uncertainty and the effects it could have on Visiox’s operations and business.

●	Other risk factors. Various other risk factors associated with the respective businesses of PowerUp and Visiox.

In addition to considering the factors described above, the PowerUp Board also considered that some officers and directors of PowerUp might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of PowerUp’s shareholders. PowerUp’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the PowerUp Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

The PowerUp Board concluded that the potential benefits that it expected PowerUp and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the PowerUp Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, PowerUp and its shareholders.

For more information about the PowerUp Board’s decision-making process concerning the Business Combination, please see “Business Combination Proposal — The PowerUp Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement.

Letter Agreement

On February 17, 2022, PowerUp entered into a letter agreement (the “Letter Agreement”) with the Original Sponsor and certain individuals party thereto (the “Insiders”), pursuant to which Original Sponsor and Insiders agreed to (i) waive their redemption rights with respect to its founder shares and public shares in connection with the completion of PowerUp’s initial business combination and (ii) waive their rights to liquidating distributions from the trust account with respect to its founder shares if PowerUp fails to complete the Business Combination (although the Original Sponsor will be entitled to liquidating distributions from the trust account with respect to any public shares it holds if PowerUp fails to complete the Business Combination within the prescribed time frame). These waivers were made at the time that the founder shares and public shares were purchased for no additional consideration. Pursuant to the Sponsor Purchase Agreement (as defined below), the Sponsor has agreed to be bound by certain terms of the Letter Agreement.

On July 14, 2023, PowerUp entered into a purchase agreement (the “Sponsor Purchase Agreement”) with SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”) and PowerUp Sponsor LLC (the “Original Sponsor”), pursuant to which the Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A ordinary shares and (y) 6,834,333 private placement warrants, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement and the Underwriting Agreement), for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time of the initial Business Combination. On August 18, 2023, the parties to the Sponsor Purchase Agreement closed the transactions contemplated thereby.

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Voting Agreement

The Original Sponsor and each Insider, with respect to itself, agreed that if PowerUp seeks shareholder approval of an initial business combination, then in connection with such initial business combination, it shall vote all founder shares, any public shares and any Class A ordinary shares included in the private units held by it in favor of such initial Business Combination (including any proposals recommended by the PowerUp board of directors in connection with such initial business combination) and not redeem any founder shares or public shares held by it in connection with such shareholder approval.

Pursuant to the Sponsor Purchase Agreement, the Sponsor has agreed to be bound by the voting agreement in Section 1 of the Letter Agreement titled “Proposed Business Combination.”

Letter Agreement Lock-up

Further pursuant to the Letter Agreement, Original Sponsor and each Insider agreed that the founder shares and private placement warrants are not transferable or salable in the case of the founder shares, until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which PowerUp completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in PowerUp’s public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the private placement warrants, until 30 days after the completion of the Business Combination, with certain limited exceptions.

On May 18, 2023, PowerUp’s Original Sponsor elected to convert its Class B ordinary shares into Class A ordinary shares on a one-for-one basis (the “Conversion”). As a result, 7,187,500 of the Company’s Class B ordinary shares were cancelled and 7,187,500 of the Company’s Class A ordinary shares were issued to the Original Sponsor. The Original Sponsor agreed that all of the terms and conditions applicable to the founder shares set forth in the Letter Agreement shall continue to apply to the Class A ordinary shares that the Class B ordinary shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account or any monies or other assets held therein.

Pursuant to the Sponsor Purchase Agreement, the Sponsor has agreed to be bound by the lock-up contained in the Letter Agreement.

Lock-Up Agreement

The Business Combination Agreement contemplates that, in connection with the Closing, PowerUp, the Sponsor, and the Significant Visiox Holder will enter into the Lock-Up Agreement with respect to the Lock-Up Securities held by such stockholder immediately following the Closing, pursuant to which, the Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Visiox Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which New Visiox completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their New Visiox Common Stock for cash, securities or other property.

Pro Forma Ownership of New Visiox Upon Closing

Immediately after the Closing, assuming no public shareholder exercises its redemption rights and no additional shares are issued prior to Closing, the Visiox Stockholders will own approximately 42.7% of the shares of New Visiox Common Stock to be outstanding immediately after the Business Combination, public shareholders will own approximately 3.1% of the shares of New Visiox Common Stock, the Original Sponsor will own approximately 15.3% of the shares of New Visiox Common Stock, and the Sponsor will own approximately 33.5% of the shares of New Visiox Common Stock, in each case, based on the number of shares of PowerUp ordinary shares outstanding as of the Record Date. These pro forma ownership percentages also assume (a) the issuance of 950,000 Working Capital Loan Shares to the Sponsor and (b) the issuance of 2,000,000 Bridge Loan Shares to the Sponsor and the Investors. If there are redemptions of more than [●] shares, as discussed elsewhere in this proxy statement/prospectus, PowerUp may need to obtain additional financing from other sources in order to satisfy the Minimum Cash Condition and consummate the Business Combination, which may not be available on favorable terms or at all.

If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination and PowerUp experiences significant redemptions, which is consistent with market expectations, the Closing may not occur even if Visiox waives the Minimum Cash Condition, unless PowerUp is able to defer some or all of its expenses, liabilities, the Advisory Fee, repayment of the Visiox Convertible Note, and/or repayment of the Working Capital Loans. This could mean that the parties proceed with the Closing of the Business Combination and the combined company would have deferred debt to repay at a later date and/or insufficient cash to operate its business and commercialize its molecules.

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However, shareholders may experience additional dilution to the extent New Visiox issues additional shares after the Closing. Immediately after the Closing, assuming (a) no public shareholder exercises its redemption rights and no additional shares are issued prior to Closing, (b) the issuance of up to 14,375,000 shares of New Visiox Common Stock underlying PowerUp public warrants, (c) the issuance of up to 9,763,333 shares of New Visiox Common Stock underlying PowerUp private placement warrants (comprised of 2,929,000 private placement warrants held by the Original Sponsor and 6,834,333 private placement warrants held by the Sponsor), (d) the issuance of 950,000 Working Capital Loan Shares to the Sponsor, and (e) the issuance of 2,000,000 Bridge Loan Shares to the Sponsor and the Investors, the Visiox Stockholders will own approximately 18.7% of the shares of New Visiox Common Stock to be outstanding immediately after the Business Combination, public shareholders, including holders of the public warrants, will own approximately 34.8% of the shares of New Visiox Common Stock, the Original Sponsor will own approximately 13.5% of the shares of New Visiox Common Stock, and the Sponsor will own approximately 30.6% of the shares of New Visiox Common Stock, in each case, based on the number of shares of PowerUp ordinary shares outstanding as of the Record Date. In addition, there may be potential dilution (i) if the Earnout Targets are achieved within the Earnout Period and the Earnout Shares are issued to the Visiox Stockholders and the Sponsor and (ii) if New Visiox is required to issue $3,000,000 in equity to SPARC to satisfy the obligations under the SPARC License Agreement. For more information, see “What equity stake will current PowerUp shareholders and current equity holders of Visiox hold in New Visiox immediately after the consummation of the Business Combination?”

If the actual facts differ from these assumptions, the numbers of shares and ownership percentages set forth above, including the anticipated equity stake of non-redeeming public shareholders in New Visiox following the Business Combination will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The Sponsor holds 4,317,500 ordinary shares of PowerUp, which it acquired for less than $0.0001 per share, and the Original Sponsor holds 2,870,000 ordinary shares of PowerUp, which it acquired for approximately $0.0029 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor and Original Sponsor could make a substantial profit after the Business Combination. The ordinary shares held by the Sponsor and Original Sponsor have an aggregate market value of approximately $[●] and $[●], respectively, based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share.

Date, Time and Place of Extraordinary General Meeting of PowerUp’s Shareholders

The extraordinary general meeting will be held at [●], [●] Time, on [●] at the offices of [●] located at [●], or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting [●] and using a control number assigned by Equiniti, unless the extraordinary general meeting is adjourned, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

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Voting Power; Record Date

PowerUp shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [●], which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. PowerUp’s warrants do not have voting rights. As of the close of business on the record date, there were 7,765,144 ordinary shares issued and outstanding, of which 577,644 were issued and outstanding public shares.

Quorum and Vote of PowerUp Shareholders

A quorum of PowerUp shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, approximately 3,882,573 ordinary shares would be required to achieve a quorum.

The Initial Shareholders have, pursuant to the Letter Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of the issued and outstanding Class A ordinary shares. Accordingly, PowerUp would not need any of the public shares to be voted in favor of any proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Each holder of Class A ordinary shares will have one vote per share.

(iii)	Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)	Advisory Charter Proposals: The separate approval, on a non-binding advisory basis, of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)	Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)	Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

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(vii)	Election of Directors Proposal: The approval of the Election of Directors Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that PowerUp redeem all or a portion of its public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Equiniti, PowerUp’s transfer agent, in which you (i) request that PowerUp redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Equiniti, PowerUp’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of PowerUp units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti, PowerUp’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Equiniti in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date for the extraordinary general meeting. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti, PowerUp’s transfer agent, New Visiox will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $6.5 million of funds in the Trust Account and 577,644 shares subject to possible redemption, in each case, following the 2024 Extension Redemption, this would have amounted to approximately $11.24 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Visiox Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of PowerUp — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

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Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Letter Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither PowerUp shareholders nor PowerUp warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. PowerUp has engaged Issuer Direct Corporation to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of PowerUp — Revoking Your Proxy.”

Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the PowerUp Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, PowerUp’s directors and officers, and Visiox’s directors and officers may have interests in such proposal that are different from, or in addition to, those of PowerUp shareholders and warrant holders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. PowerUp’s Board concluded that the potentially disparate interests would be mitigated because (i) these interests are disclosed and included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by PowerUp with any other target business or businesses, and (iii) a significant portion of the consideration to PowerUp’s directors and executive officers was structured to be realized based on the future performance of New Visiox’s Common Stock. In addition, PowerUp’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the PowerUp Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Nonetheless, shareholders should take these disparate interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and PowerUp’s officers and directors will lose their entire investment in PowerUp and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 17, 2025 (unless such date is extended by the PowerUp Board in accordance with the Existing Governing Documents);

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●	the Sponsor will pay an aggregate of $1.00 for its 4,317,500 Class A ordinary shares and its 6,834,333 private placement warrants to the Original Sponsor upon the Closing of the Business Combination. The Sponsor will pay less than $0.0001 per Class A ordinary share and has the right to acquire 6,834,333 shares of New Visiox Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Visiox from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrant on Nasdaq on [●]; in addition, as of [●], 2024, PowerUp owes the Sponsor $[●];

●	the aggregate dollar amount that the Original Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]);

●	the Sponsor acquired approximately 55.6% of the issued and outstanding ordinary shares of PowerUp for less than $0.0001 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor could make a substantial profit after the Business Combination even if the New Visiox Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Visiox. The ordinary shares held by the Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the Original Sponsor owns approximately 37.0% of the issued and outstanding ordinary shares of PowerUp, which it originally acquired for approximately $0.0029 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Original Sponsor could make a substantial profit after the Business Combination even if the New Visiox Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Visiox. The ordinary shares held by the Original Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the private placement warrants owned by the Initial Shareholders will be worthless if an initial business combination is not consummated;

●	the Sponsor has agreed that the private placement warrants and the underlying securities will not be sold or transferred by it until after PowerUp has completed an initial business combination, subject to limited exceptions;

●	the Sponsor’s total potential ownership in New Visiox, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 30.6% of outstanding New Visiox Common Stock in a no redemption scenario, and 31.1% of outstanding New Visiox Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Original Sponsor’s total potential ownership in New Visiox, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 13.5% of outstanding New Visiox Common Stock in a no redemption scenario, and 13.7% of outstanding New Visiox Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Sponsor is currently the owner of 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants, with each redeemable warrant exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Original Sponsor is currently the owner of 2,870,000 Class A ordinary shares and 2,929,000 private placement warrants. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Original Sponsor will be worthless because the Original Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Sponsor has agreed not to redeem any of the Class A ordinary shares in connection with a shareholder vote to approve an initial business combination;

●	the anticipated continuation of [●] of our existing directors, [●], as director[s] of New Visiox. In the future each of such directors will receive any cash fees, stock options, stock awards or other remuneration that the New Visiox Board determines to pay them for their service as directors;

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●	pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of PowerUp’s directors and officers and (ii) continue PowerUp’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	all amounts due and owing under the Visiox Convertible Note in favor of the Sponsor, including the $2.0 million principal amount and any accrued and unpaid interest, will be repaid at closing of the Business Combination, or otherwise convert into shares of New Visiox Common Stock at a price per share of $10.00 per share;

●

at the Effective Time, PowerUp shall (a) on behalf of Visiox, pay $2.0 million to the Sponsor for advisory services; (b) on behalf of Visiox, issue the Sponsor 1,000,000 Bridge Loan Shares as partial consideration for the Sponsor entering into the Visiox Convertible Note; and (c) issue the Sponsor up to 1,000,000 Working Capital Loan Shares as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned, which totals $950,000 as of the date of this proxy statement/prospectus and is comprised of funds the Company received from the Sponsor pursuant to the terms of the three Loan and Transfer Agreements, entered into during December 2023 and January 2024, and the four Second Subscription Agreements dated May 9, 2024 (which agreements, as further described in this proxy statement/prospectus, also impose certain obligations on the Sponsor (or its affiliate(s)) subject to the conditions set forth in the respective agreements, including if the Business Combination is not consummated within a defined period of time);

●	if the Business Combination is not consummated, the Sponsor will not receive the $2.0 million for advisory services, the 1,000,000 Bridge Loan Shares, and up to 1,000,000 Working Capital Loan Shares. The total aggregate value of the up to 2,000,000 shares of New Visiox common stock issuable to the Sponsor is up to $20,000,000, with the exact amount to be determined based on the total amount shares ultimately issued to the Sponsor;

●	PowerUp is not responsible for the payment of any interest on the Working Capital Loans and is only required to repay the principal amounts of the Working Capital Loans and the March Loan upon the completion of an initial business combination;

●	pursuant to the Registration Rights Agreement, the Original Sponsor and its permitted transferees are entitled to registration of the shares of New Visiox Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that PowerUp’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to PowerUp. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver;

●	if the Trust Account is liquidated, including in the event PowerUp is unable to complete an initial business combination by February 17, 2025 (or by the end of any additional extension period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify PowerUp to ensure that the proceeds in the Trust Account are not reduced below $10.25 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which PowerUp has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PowerUp, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the Sponsor has agreed to pay for any liquidation expenses if an initial business combination is not consummated;

●	the following individuals who are currently executive officers of Visiox are expected to become executive officers of New Visiox upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Ryan Bleeks	Chief Executive Officer, Director
Sanjay Malieckal	Chief Commercial Officer
Cynthia Matossian, MD	Chief Medical Officer

●	Ryan Bleeks, Richard Rubino, and Tom Mitro, who are currently members of Visiox’s board of directors, are expected to become members of the New Visiox Board upon the Closing; and

●	effective upon Closing, New Visiox intends to enter into employment agreements with each of its NEOs.

As a result of the foregoing interests, the Sponsor and PowerUp’s directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

The Initial Shareholders have, pursuant to the Letter Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” for more information related to the Letter Agreement.

The existence of financial and personal interests of one or more of the Sponsor’s or PowerUp’s officers or directors may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of PowerUp and its shareholders and what such director or officer may believe is the best interest of such director or officer in determining to recommend that shareholders vote for the proposals.

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The stockholders of Visiox will see a substantial gain in the value of their shares. Assuming the Omnibus Incentive Plan Proposal is approved, the other officers of Visiox may receive, in addition to their existing compensation, equity awards in the future should the New Visiox Board elect to grant such awards.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Visiox and/or Visiox’s or PowerUp’s respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Visiox and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their public shares. The purpose of such share purchases and other transactions would be (i) to increase the likelihood of satisfaction of the requirements that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) increase the likelihood of satisfaction of the requirement that the Domestication Proposal and the Organizational Documents Proposal are each approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and (iii) otherwise limit the number of public shares electing to be redeemed.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. PowerUp will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals at the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

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Recommendation to Shareholders of PowerUp

The PowerUp Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of PowerUp and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of PowerUp as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Visiox immediately following the Domestication will be the same as those of PowerUp immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for using the acquisition method of accounting with PowerUp as the accounting acquirer. Under the acquisition method of accounting, PowerUp’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Visiox will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet, the purchase consideration has been allocated to the identifiable assets and liabilities assumed of Visiox based upon management’s preliminary estimated of their fair values as of September 30, 2023. PowerUp has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Visiox identifiable assets acquired and liabilities assumed. The purchase price was allocated to separate identifiable intangible assets – Licensed Technology.

Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.”

Regulatory Matters

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None of PowerUp and Visiox are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Upon consummation of the Business Combination, New Visiox will remain an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PowerUp has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, PowerUp, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of PowerUp’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

New Visiox will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of PowerUp’s initial public offering, or December 31, 2027, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, PowerUp is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as the market value of our voting and non-voting common equity held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common equity held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

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Summary of Risk Factors

The following summary should not be relied upon as an exhaustive summary of the material risks facing PowerUp, Visiox, or New Visiox. In evaluating the proposals to be presented at the PowerUp extraordinary general meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Unless the context otherwise requires, references to the “Company,” “we”, “us” and “our” in the subsection “— Risks Related to Visiox’s Business” generally refer to Visiox in the present tense and New Visiox from and after the Business Combination. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Risks Related to Visiox’s Business

●	We are in the early stages of commercializing Omlonti® and in late stages of clinical development for our other two product candidates, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

●	We will require substantial additional financing to pursue our business objectives, which may not be available on acceptable terms, or at all.

●	Our business is highly dependent on the success of three main assets: Omlonti®, a once-daily prostaglandin E2 (EP2) receptor agonist indicated for the reduction of elevated intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension; PDP-716, a once-daily brimonidine for ocular hypertension and open angle glaucoma, and SDN-037, a twice daily topical difluprednate for post-surgical ocular inflammation and pain. While Omlonti® is approved by the FDA, approval of PDP-716 and SDN-037 depend upon review of clinical and other technical data by the FDA. If we are unable to obtain approval for PDP-716 or SDN-037 and effectively commercialize them, our business would be significantly harmed.

●	On July 11, 2023, we received a Complete Response Letter (CRL) from the FDA regarding PDP-716 notifying us that the FDA could not approve the NDA in its current form. The deficiency identified in the CRL was isolated to a specific chemistry, manufacturing, and controls (“CMC”) issue in the manufacturing facility of our prior API supplier that was discovered during a pre-license inspection of the facility. The FDA determined that the methods to be used in, and the facility and controls used for, the manufacture, processing, packing, or holding of our API did not comply the cGMP regulations in 21 CFR Part 210 and 21 CFR Part 211. These deficiencies were conveyed to the representative of the facility following the pre-license inspection, and we were notified of this deficiency in advance of our receipt of the CRL. In response to the CRL, we began to identify a new manufacturing facility to produce our API, as we must engage a new API manufacturer that is compliant with all relevant cGMPs before the FDA will review our resubmitted NDA for PDP-716. As a remedial strategy, we have identified a new manufacturer of our API and plan to complete the manufacturing of test batches of our API using the new manufacturer in June 2024. We plan to resubmit the NDA in late 2024.

●	We face significant competition, and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted. Our product and product candidates will, if approved, also compete with existing branded, generic and off-label products.

●	The FDA regulatory approval process is lengthy and time-consuming, and may lead to significant delays in the clinical development and regulatory approval of our product candidates.

●	Clinical trials are expensive, time-consuming, difficult to design and implement and involve an uncertain outcome.

●	The results of earlier preclinical and clinical trials may not be predictive of future clinical trial results.

●	Our current or future product candidates may cause significant adverse events, toxicities or other undesirable side effects which may delay or prevent marketing approval or cause us to abandon or limit further clinical development of those product candidates. In addition, our approved products may cause significant adverse events, toxicities or other undesirable side effects identified during post-marketing surveillance, which could result in regulatory action or negatively affect our ability to market the product.

●	We may depend on third-party collaborators for the development and commercialization of certain of our current and future product candidates. If our collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

●	We have in-licensed certain intellectual property rights relating to PDP-716 and SDN-037 from SPARC, and we are in breach of the terms of our license agreement with SPARC.

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●	Our efforts to establish manufacturing capabilities, either on our own or through a contract relationship, will involve significant time and expense and may not be successful.

●	If we are unable to obtain and maintain patent protection for our product candidates, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our product candidates may be adversely affected.

●	We have in-licensed certain intellectual property rights relating to PDP-716 and SDN-037 from SPARC, and are in breach of the terms of our license agreement with SPARC.

●	We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming, and unsuccessful.

●	We are highly dependent on our key personnel, and if we are not successful in attracting, motivating, and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

●	We may face competition, which may result in others discovering, developing, or commercializing products before or more successfully than we do.

●	The price of New Visiox Common Stock and New Visiox warrants may fluctuate significantly following the Business Combination and you could lose all or part of your investment as a result.

●	An active, liquid trading market for New Visiox’s securities following the Business Combination may not develop, which may limit your ability to sell such securities.

●	New Visiox’s management team has limited no experience managing a public company.

Risks Related to the Business Combination and PowerUp

●	PowerUp’s Initial Shareholders have entered into the Letter Agreement with PowerUp and to vote in favor of the Business Combination, regardless of how PowerUp’s public shareholders vote.

●	Since the Initial Shareholders, PowerUp’s directors and executive officers, and Visiox’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of PowerUp’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Visiox is appropriate as PowerUp’s initial business combination. Such interests include that PowerUp’s Initial Shareholders, directors and executive officers, will lose their entire investment in PowerUp if an initial business combination is not completed.

●	Because Visiox is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of Visiox’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

●	The consummation of the Business Combination is subject to compliance with the HSR Act, and if certain conditions are not satisfied or waived, the Business Combination may not be completed.

●	The ability of PowerUp’s public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of New Visiox and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

●	PowerUp’s Initial Shareholders, as well as Visiox, PowerUp’s directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

●	If the Business Combination does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders of Visiox Common Stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Visiox Common Stock for New Visiox Common Stock in the Business Combination.

●	The Domestication may result in adverse tax consequences for Public Shareholders and holders of PowerUp Warrants.

●	We may have been a PFIC which could result in adverse United States federal income tax consequences to U.S. investors.

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Risks Related to the Consummation of the Domestication

●	The Domestication may result in adverse tax consequences for holders of public shares and public warrants, including holders exercising their redemption rights with respect to the public shares.

●	New Visiox could be subject to changes in tax rates or the adoption of new tax legislation, whether in or out of the United States, or could otherwise have exposure to additional tax liabilities, which could harm its business.

●	Delaware law and New Visiox’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks Related to Redemption

●	Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

●	PowerUp does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for PowerUp to complete the Business Combination even though a substantial majority of PowerUp’s public shareholders having redeemed their shares.

●	A new 1% U.S. federal excise tax is expected to be imposed on New Visiox in connection with redemption of the public shares.

Risks if the Adjournment Proposal is Not Approved

●	If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the PowerUp Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Risks if the Domestication and the Business Combination are not Consummated

●	We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to February 17, 2025 (or by the end of any extension period if we further extend the period of time to consummate an initial business combination), the date by which we are required to complete a business combination or be forced to liquidate.

●	If PowerUp is not able to complete the Business Combination with Visiox nor able to complete another business combination by February 17, 2025, in each case, as such date may extended by the PowerUp Board in accordance with the Existing Governing Documents, PowerUp would cease all operations except for the purpose of winding up and PowerUp would redeem its public shares and liquidate the Trust Account, in which case PowerUp’s public shareholders may only receive approximately $10.25 per share and PowerUp’s warrants will expire worthless.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF PowerUp

PowerUp is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. PowerUp’s balance sheet data as of March 31, 2024 and the condensed statement of operations data for the three months ended March 31, 2024 are derived from PowerUp’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. PowerUp’s balance sheet data as of December 31, 2023 and the statement of operations data for the year ended December 31, 2023 are derived from PowerUp’s audited financial statements included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with, and is qualified by reference to, “PowerUp’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus and PowerUp’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	For the Three Months Ended	For the Year Ended
Condensed Consolidated Statement of Operations Data (in thousands):	March 31, 2024	December 31, 2023
Revenue	$-	$-
General and administrative	$2,523	$1,340
Other income/(expense)	$55	$5,804
Net income (loss)	$(2,467)	$4,464

	As of
Condensed Consolidated Balance Sheet Data (in thousands):	March 31, 2024	December 31, 2023
Total current assets	$66	$-
Total assets	$20,202	$19,982
Total liabilities	$2,633	$403

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SELECTED HISTORICAL FINANCIAL INFORMATION OF VISIOX

Visiox is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Visiox’s balance sheet data as of March 31, 2024 and the statement of operations data for the three months ended March 31, 2024 are derived from Visiox’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. Visiox’s balance sheet data as of December 31, 2023 and the statement of operations for the year ended December 31, 2023 are derived from Visiox’s audited financial statements included elsewhere in this proxy statement/prospectus.

Visiox’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Visiox’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “Visiox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained elsewhere in this proxy statement/prospectus.

	For the Three Months Ended	For the Year Ended
Condensed Statements of Operations Data (in thousands):	March 31, 2024	December 31, 2023
Revenue	$-	$-
Operating expenses	$1,165	$889
Other expense	$44	$-
Net loss	$(1,209)	$(889)

	As of	As of
Condensed Balance Sheet Data (in thousands):	March 31, 2024	December 31, 2023
Total current assets	$393	$536
Total assets	$393	$536
Total liabilities	$13,033	$12,359

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MARKET PRICE AND DIVIDEND INFORMATION

PowerUp units, public shares and public warrants are currently listed on the Nasdaq under the symbols “PWUPU” and “PWUP” and “PWUPW,” respectively.

The most recent closing price of the units, ordinary shares and redeemable warrants as of December 26, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.91, $11.32, and $0.22, respectively. As of [●], the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and redeemable warrant was $[●], $[●] and $[●], respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of PowerUp’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there were [●] holders of record of PowerUp’s Class A ordinary shares, no holders of record of PowerUp’s Class B ordinary shares, [●] holders of record of PowerUp’s units and [●] holders of PowerUp’s warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

PowerUp has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New Visiox subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Visiox’s Board. PowerUp’s Board is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that New Visiox’s Board will declare any dividends in the foreseeable future. Further, the ability of New Visiox to declare dividends may be limited by the terms of financing or other agreements entered into by New Visiox or its subsidiaries from time to time.

Price Range of Visiox’s Securities

Historical market price information regarding Visiox is not provided because there is no public market for Visiox’s securities. For information regarding Visiox’s liquidity and capital resources, see “Visiox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

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RISK FACTORS

Investing in our securities involves a high degree of risk. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed by them. In that event, the price of our securities could decline and you could lose part or all of your investment. This “Risk Factors” section identifies all material risk factors currently known by PowerUp that make investment in PowerUp’s ordinary shares and warrants speculative or risky, but it does not purport to present an exhaustive description of all risks. Before you invest in us, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this proxy statement/prospectus. PowerUp shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. When determining whether to invest, you should also refer to the other information contained in this proxy statement/prospectus, including the financial statements of PowerUp and Visiox and the related notes thereto, and the other financial information concerning us included elsewhere in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to Visiox

Unless the context otherwise requires, references to the “Company,” “we”, “us” and “our” in this subsection “— Risks Related to Visiox” generally refer to Visiox Pharmaceuticals, Inc. in the present tense and New Visiox from and after the Business Combination.

Risks Related to Our Financial Position and Need for Additional Capital

We are in the early stages of commercializing Omlonti® and in late stages of clinical development for our other two product candidates, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

To date, we have devoted substantially all of our resources to performing research and development, undertaking preclinical and clinical studies and enabling manufacturing activities in support of our product development efforts, hiring personnel, acquiring and developing our technology, performing business planning, establishing our intellectual property portfolio and raising capital to support and expand such activities. As an organization, we have not yet demonstrated an ability to conduct sales and marketing activities necessary for successful commercialization or arrange for a third party to conduct these activities on our behalf. Consequently, any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history.

Our current portfolio includes one approved product and two clinical programs. We may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives, including with respect to our clinical candidates. We are transitioning from a company with a research and development focus to a company capable of supporting commercial activities. We may not be successful in this transition.

We have incurred significant net losses since inception and anticipate that we will continue to incur substantial net losses for the foreseeable future and may never achieve profitability.

Our stock is a highly speculative investment. We are a commercial and clinical stage biopharmaceutical company that was formed on May 23, 2019. Investment in clinical stage companies and product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidates will not gain regulatory approval or become commercially viable. We have not generated any revenue from product sales. As a result, we are not profitable and have incurred losses in each year since inception. Our net losses were $4,135,616 and $3,982,040 for the years ended December 31, 2022 and 2021, respectively. Our net losses were $1,963,771 and $1,414,750 for the six months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, we had an accumulated deficit of $10,284,049.

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We expect to continue to spend significant resources to commercialize our approved product and fund research and development of, and seek regulatory approvals for, our product candidates. We expect to incur substantial and increasing operating losses over the next several years. As a result, our accumulated deficit will also increase significantly. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital. We may never be profitable and, if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Even after the business combination, we will require substantial additional funding to finance our operations. If we are unable to raise additional capital when needed, we could be forced to delay, reduce or terminate certain of our commercialization or development programs or other operations.

As of September 30, 2023, we had cash and cash equivalents of $722,082. We believe that the net proceeds resulting from the proposed business combination will be approximately $[●] million. We believe that such proceeds, together with our existing cash and cash equivalents as of the date of this proxy statement/prospectus, will fund our current operating plans through at least the next 12 months from the date of the closing. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned. We expect to finance our cash needs through public or private equity or debt financings, third-party (including government) funding and marketing and distribution arrangements, as well as other collaborations, strategic alliances and licensing arrangements or any combination of these approaches. Our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide, including the trading price of common stock. Our future capital requirements will depend on many factors, including:

●	the cost of building a sales force;

●	the timing, scope, progress, results and costs of research and development, testing, screening, manufacturing, clinical development and clinical trials;

●	the outcome, timing and cost of seeking and obtaining regulatory approvals from the U.S. Food and Drug Administration, or FDA, and comparable foreign regulatory authorities, including the potential for such authorities to require that we perform field efficacy studies for our product candidates, require more studies than those that we currently expect or change their requirements regarding the data required to support a marketing application;

●	the costs of future commercialization activities, including product manufacturing, marketing, sales, royalties and distribution, for our product candidates for which we receive marketing approval;

●	our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

●	any product liability or other lawsuits related to our products;

●	the expenses needed to attract, hire and retain skilled personnel;

●	the costs to establish, maintain, expand, enforce and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing of any patents or other intellectual property rights; and

●	the costs of operating as a public company.

Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. We cannot be certain that additional funding will be available on acceptable terms, or at all. We have no committed source of additional capital and if we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product and product candidates or other research and development initiatives. Our license agreements may also be terminated if we are unable to meet the payment obligations or milestones under the agreements. We could be required to seek collaborators for our product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our products in markets where we otherwise would seek to pursue development or commercialization ourselves.

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Raising additional capital may cause dilution to our stockholders, including investors in this offering, restrict our operations or require us to relinquish rights to one or more of our technologies.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, intellectual property, future revenue streams, research programs or current or future product candidates or grant licenses on terms unfavorable to us and our shareholders.

We have never generated revenue from product sales and may never be profitable.

Our ability to generate revenue from product sales and achieve profitability depends on our ability, alone or with collaboration partners, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, our product candidates. We do not anticipate generating revenue from product sales for the next few years, if ever. Our ability to generate future revenue from product sales depends heavily on our, or our potential future collaborators’, success in:

●	completing clinical trials of our product candidates;

●	seeking and obtaining marketing approvals for any product candidates that we or our collaborators develop;

●	receiving authorization of investigational new drug applications (“INDs”) for future product candidates;

●	identifying and developing new product candidates;

●	manufacturing cGMP supply of our product candidates for clinical trials and, if approved, commercial sales;

●	launching and commercializing products for which we obtain marketing approval by establishing a marketing, sales, distribution, and medical affairs infrastructure or, alternatively, collaborating with a commercialization partner;

●	achieving coverage and adequate reimbursement by hospitals and third-party payors, including governmental authorities, such as Medicare and Medicaid, private insurers, and managed care organizations, for product candidates, if approved, that we or our collaborators develop;

●	obtaining market acceptance of product candidates, if approved, that we develop as viable treatment options;

●	addressing any competing technological and market developments;

●	negotiating favorable terms in any collaboration, licensing, or other arrangements into which we may enter and performing our obligations under such arrangements;

●	maintaining, protecting, and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how;

●	defending against third-party interference or infringement claims, if any; and

●	attracting, hiring, and retaining qualified personnel.

We anticipate incurring significant costs associated with commercializing any product candidate that is approved for commercial sale. Our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies to perform clinical trials or studies in addition to those that we currently anticipate. Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

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Our management has concluded that there is substantial doubt about our ability to continue as a going concern.

As a result of our cash balance, as well as our history of operating losses and negative cash flows from operation combined with our anticipated use of cash to, among other things, fund the clinical development of our products, identify and develop new product candidates, and seek approval our product candidates and any other product candidates we develop, we have concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements included within this proxy statement/prospectus without additional financing, and as a result, there is substantial doubt about our ability to continue as a going concern.

The closing of the Business Combination is conditioned upon, among other conditions, PowerUp having at least $1.00 remaining in its Trust Account, or available from the concurrent consummation of a potential PIPE investment, after giving effect to the completion and payment of redemptions, after giving effect to the payment in full of PowerUp’s unpaid expenses and liabilities, the payment of the Advisory Fee, the repayment of the Visiox Convertible Note, and the repayment of Working Capital Loans (the “Minimum Cash Condition”). As of May 23, 2024, PowerUp’s Trust Account had a balance of approximately $6.5 million. Accordingly, if there are redemptions of more than [●] shares, PowerUp may not be able to meet the Minimum Cash Condition and would be unable to consummate the Business Combination.

If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination and PowerUp experiences significant redemptions, which is consistent with market expectations, the Closing may not occur even if Visiox waives the Minimum Cash Condition, unless PowerUp is able to defer some or all of its expenses, liabilities, the Advisory Fee, repayment of the Visiox Convertible Note, and/or repayment of the Working Capital Loans. This could mean that the parties proceed with the Closing of the Business Combination and the combined company would have deferred debt to repay at a later date and/or insufficient cash to operate its business and commercialize its molecules.

We believe that subject to and following consummation of the Business Combination, we will have cash and cash equivalents sufficient to sustain our operating expenses and capital expenditure requirements over the next 12 months. However, we have based this estimate on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. In addition, changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. As a result, we could deplete our capital resources sooner than we currently expect.

Our future viability as an ongoing business is dependent on our ability to generate cash from operating activities or to raise additional capital to finance our operations, including through the Business Combination. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment.

We will require substantial additional financing to pursue our business objectives, which may not be available on acceptable terms, or at all. A failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development, commercialization efforts or other operations.

We expect to spend substantial amounts of cash to continue the clinical development of our current and future programs. If we receive marketing approval for any product candidates, including PDP-716 and SDN-037, we will require significant additional amounts of cash in order to launch and commercialize such product candidates. In addition, other unanticipated costs may arise. Because the designs and outcomes of our planned and anticipated clinical trials are highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development of and commercialize any product candidate we develop.

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Until we can generate sufficient product and royalty revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, and licensing arrangements. Based on our research and development plans, we expect that our existing cash, cash equivalents and marketable securities will enable us to fund our operating expenses and capital expenditure requirements over the next 12 months, assuming consummation of the Business Combination and the satisfaction of the Minimum Cash Condition, which can be waived by PowerUp or Visiox. However, these and other assumptions underlying our expectations may prove to be wrong, and we could use our available capital resources sooner than we expect. Changes may occur that are within or beyond our control that would cause us to consume our available capital before that time, including changes in and progress of our development activities, acquisitions of additional product candidates and changes in regulation.

If we raise additional capital through marketing, sales, and distribution arrangements or other collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidates, future revenue streams, research programs, or technologies or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. Further, to the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted. If we raise additional capital through debt financing, we would be subject to fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, engaging in acquisition, Business Combination, or collaboration transactions, selling or licensing our assets, making capital expenditures, redeeming our stock, making certain investments, declaring dividends, or other operating restrictions that could adversely impact our ability to conduct our business.

Any debt financing or other financing of securities senior to our common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants may cause an event of default and acceleration of the obligation to pay the debt, which would have a material adverse effect on our business, prospects, financial condition and results of operations and we could lose its existing sources of funding and impair our ability to secure new sources of funding.

Adequate additional financing may not be available to us on acceptable terms, or at all, and may be impacted by the economic climate and market conditions. If we are unable to obtain additional financing on favorable terms when needed, we may be required to delay, limit, reduce or terminate clinical trials or other research and development activities or one or more of our development programs.

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Risks Related to Our Business and Industry

Our business is highly dependent on the success of three main assets: Omlonti®, a once-daily prostaglandin E2 (EP2) receptor agonist indicated for the reduction of elevated intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension; product candidate PDP-716, a once-daily brimonidine for ocular hypertension and open angle glaucoma; and product candidate SDN-037, a twice daily topical difluprednate for post-surgical ocular inflammation and pain. While Omlonti® is approved by the FDA, approval of our product candidates PDP-716 and SDN-037 depends upon the successful resolution of our CRL for PDP-716, the completion of the NDA for SDN-037, and review of clinical and other technical data by the FDA. If we are unable to obtain approval for PDP-716 or SDN-037 and effectively commercialize them, our business would be significantly harmed.

We currently have one product approved for commercial sale and two which are not yet approved. The clinical and commercial success of our products will depend on a number of factors, including the following:

●	our ability to raise any additional required capital on acceptable terms, or at all;

●	whether we are required by the FDA or similar foreign regulatory agencies to conduct additional clinical trials, including field efficacy studies, or other studies beyond those planned to support the approval and commercialization of our product candidates;

●	resolution of the CRL related to PDP-716, including engaging a new manufacturing facility to produce our API that is compliance with all relevant cGMP regulations in 21 CFR Part 210 and 21 CFR Part 211 related to the manufacturing, processing, packing, or holding of pharmaceutical drugs;

●	acceptance of our proposed indications and primary surrogate endpoint assessments for our product candidates by the FDA and similar foreign regulatory authorities;

●	our ability to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities the safety, efficacy and acceptable risk to benefit profile of our products candidates;

●	the prevalence, duration and severity of potential side effects or other safety issues experienced with our products, if any;

●	the timely receipt of necessary marketing approvals from the FDA or comparable foreign regulatory authorities;

●	achieving, maintaining and, where applicable, ensuring that our third-party contractors achieve and maintain compliance with our contractual obligations and with all regulatory requirements applicable to our products, if any;

●	the ability of third parties with whom we contract to manufacture adequate clinical study and commercial supplies of our product and product candidates to remain in good standing with regulatory agencies and develop, validate and maintain commercially viable manufacturing processes that are compliant with current good manufacturing practices;

●	our ability to successfully implement a commercial strategy and commercialize our products in the United States and internationally, if approved for marketing, reimbursement, sale and distribution in such countries and territories, whether alone or in collaboration with others;

●	the convenience of our treatment or dosing regimen;

●	acceptance by physicians, payors and patients of the benefits, safety and efficacy of our products, including relative to alternative and competing treatments;

●	patient demand for our products;

●	our ability to establish and enforce intellectual property rights in and to our products;

●	our ability to avoid third-party patent interference, intellectual property challenges or intellectual property infringement claims; and

●	our ability to secure adequate healthcare coverage and reimbursement, and maintenance of an acceptable safety profile during commercialization.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize Omlonti® and obtain FDA approval for (and subsequent commercialization of) PDP-716 and SDN-037, which would materially harm our business. If we were required to discontinue commercialization of Omlonti® or development of PDP-716 or SDN-037, we would be delayed by many years in our ability to achieve profitability, if ever, and may not be able to generate sufficient revenue to continue our business. Accordingly, we cannot provide assurances that we will be able to generate sufficient revenue through the sale of our products to continue our business or achieve profitability.

Furthermore, on July 11, 2023, we received a CRL from the FDA regarding PDP-716, notifying us that the FDA could not approve the NDA in its current form. The deficiency identified in the CRL was isolated to a specific CMC issue in the manufacturing facility of our prior API supplier that was discovered during a pre-license inspection of the facility. The FDA determined that the methods to be used in, and the facility and controls used for, the manufacture, processing, packing, or holding of our API did not comply the cGMP regulations in 21 CFR Part 210 and 21 CFR Part 211. These deficiencies were conveyed to the representative of the facility following the pre-license inspection, and we were notified of this deficiency in advance of our receipt of the CRL. In response to the CRL, we began to identify a new manufacturing facility to produce our API, as we must engage a new API manufacturer that is compliant with all relevant cGMPs before the FDA will review our resubmitted NDA for PDP-716. As a remedial strategy, we have identified a new manufacturer of our API and plan to complete the manufacturing of test batches of our API using the new manufacturer in June 2024. This will allow us to submit the CRL response with three months of stability data related to our API. We plan to resubmit the NDA in late 2024. The FDA has already reviewed the drug master file (“DMF”) for the API to be supplied by the new manufacturer while reviewing an abbreviated NDA (“ANDA”) of another applicant and has issued letter indicating they have no further comments to the DMF. We believing engaging this new manufacturer for our API will address the issues identified in the CRL. Notwithstanding Visiox’s efforts to address the issues raised by the FDA in the CRL and the resubmission of the NDA, the FDA may ultimately decide that the application does not satisfy the regulatory criteria for approval. As discussed above, the inability to obtain FDA approval for, and subsequently commercialize PDP-716 will have an adverse impact on our business, financial condition, and results of operation.

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Our current and potential future product candidates may not receive regulatory approval, or such approval may be delayed, which would have a material adverse effect on our business and financial condition. Further, even if a product receives regulatory approval, such product will remain subject to substantial regulatory scrutiny.

Our current and potential future product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States, the European Medicines Agency (the “EMA”), and similar regulatory authorities outside the United States. Our failure to obtain marketing approval for any current or future product candidates will prevent us from commercializing the product candidates. Further, any products or future products candidates we license or acquire will be subject to ongoing requirements and review by such regulatory authorities.

We have only limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third parties to assist us in this process. To secure marketing approval, we will be required to file an application establishing a product candidate’s safety and efficacy by submitting extensive preclinical and clinical data and supporting information for each therapeutic indication. We will further be required to submit information about the product manufacturing and to undergo regulatory inspection of our third-party manufacturing facilities to ensure ongoing compliance with current Good Manufacturing Practice (“cGMP”) requirements.

Any of our current or future product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. If our current or future product candidates receive(s) marketing approval, the accompanying label may limit the approved use of our drug in this way, which could limit sales of the product.

The marketing approval process, both in the United States and abroad, is time consuming and expensive. Approval may take many years, if it is granted at all and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Our product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following: the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials; the FDA or comparable foreign regulatory authorities may disagree with our development strategy; we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a drug candidate is safe and effective for its proposed indication or is suitable to identify appropriate patient populations; the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval; we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks.

Changes to marketing approval policies or the regulatory landscape during the development period may cause rejection of or delays in the approval of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or decide that our data is insufficient for approval and require costly additional preclinical studies or clinical trials. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable. If we experience delays in obtaining or fail to obtain or maintain any necessary approvals of any current or future product candidates, receive approval for fewer or more limited indications than we request or without including the labeling claims we desire, our future commercial prospects may be harmed and our ability to generate revenue may be materially impaired. Even if we do received approval, it may be contingent on the performance of costly post-marketing clinical trials to verify whether or not the drug provides the anticipated clinical benefit, in order to maintain the approval.

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Regulatory approval for any approved product is limited by the FDA to those specific indications and conditions for which clinical safety and efficacy have been demonstrated.

Any regulatory approval is limited to those specific diseases and indications for which a product is deemed to be safe and effective. If the FDA or any regulatory authority limits the scope of our indication, or if we are unable to obtain FDA approval for any desired future indications for our products, our ability to effectively market and sell our products may be reduced and our business may be adversely affected. Further, we are only permitted to promote our products for those indications that the FDA specifically approves and are restricted from making communications regarding uses not approved and described in the product’s labeling. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to advisory or enforcement action by these authorities. In addition, our failure to follow FDA requirements or guidelines relating to promotion and advertising may cause the FDA to suspend or withdraw an approved product from the market, require a recall or institute fines, or could result in disgorgement of money, operating restrictions, injunctions or criminal prosecution, any of which could harm our business.

If any potential future product candidate is approved and our contract manufacturer fails to produce the product in the volumes that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the commercialization of this product candidate or be unable to meet market demand, and may lose potential revenues.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls, and the use of specialized processing equipment. Any termination or disruption of any current or future relationships relating to product development may materially harm our business and financial condition and frustrate any commercialization efforts for affected current or future product candidates.

Any current or future contract manufacturers we engage must comply with strictly enforced federal, state and foreign regulations, including cGMP requirements enforced by the FDA through its establishment inspection program. Despite the existence of contract manufacturing agreements and shared cGMP responsibilities our contract manufacturers’ may ignore these contractual provisions, or otherwise fail to meet the minimum standards set forth in the cGMP regulations, resulting in manufacturing non-compliance. This may go unnoticed or uncorrected despite our best efforts to regulatory audit or confirm the CMOs regulatory responsibilities. Any failure to comply with applicable regulations may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval, and would limit the availability of our product. Any manufacturing defect or error discovered after products have been produced and distributed could result in even more significant consequences, including costly recalls, re-stocking costs, damage to our reputation and potential for product liability claims.

If the CMOs upon which we rely to manufacture any current products, and any potential product candidates we may in-license or acquire, fail to deliver the required commercial quantities on a timely basis at commercially reasonable prices, we would likely be unable to meet demand for our products and we would lose potential revenues.

If serious adverse or unacceptable side effects are identified during the development of any of any current or future product candidates, we may need to abandon or limit our development of some of the other potential product candidates.

If any current or future product candidates are associated with undesirable side effects, toxicities, or other negative characteristics, we may need to abandon such products’ development or limit development to more narrow uses or subpopulations. Such side effects may affect patient recruitment or the ability of enrolled patients to complete the trial and could result in potential product liability claims. Many compounds that show initial promise in early-stage testing are later found to cause side effects that prevent further development. If our clinical trials reveal severe or prevalent side effects, our trials could be suspended or terminated, we may be unable to recruit patients and enrolled patients may be unable to complete the trials, and the FDA or comparable foreign regulatory authorities could order issue a clinical hold, or order us to cease further development or deny approval of the product candidate. The FDA may also request additional data, which it has done with increased prevalence in recent years, which has resulted in substantial delays in new drug approvals. Undesirable side effects caused by any current or future product candidates could also result in the inclusion of unfavorable information in our product labeling, denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications, and in turn prevent us from commercializing and generating revenues from the sale of such product candidate.

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If one or more of our current products or any future product candidate receives marketing approval and we or others later identify undesirable adverse events or side effects caused by this product, or we fail to comply with post-market regulatory requirements, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may require the addition of unfavorable labeling statements, specific warnings or a contraindication;

●	regulatory authorities may suspend or withdraw their approval of the product, or require it to be removed from the market;

●	we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product; or

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of any current or future product candidate or could substantially increase our commercialization costs and expenses, which could delay or prevent us from generating significant revenues.

All of our current and future products are subject to and will remain subject to substantial regulatory scrutiny even after receiving regulatory approval.

The clinical development, testing, manufacture, safety, efficacy, labeling, storage, recordkeeping, and subsequent advertising, promotion, sale, marketing, and distribution, if approved, of our product candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States and elsewhere. These regulations also vary in important, meaningful ways from country to country. We are not permitted to market a potential drug in the United States until we receive approval of an NDA from the FDA for such drug. We have not received an NDA approval from the FDA for PDP-716 or SDN-037. There can be no guarantees with respect to our product candidates that clinical studies will adequately support an NDA, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful.

Further, any products or current or future product candidates we may license or acquire will be subject to ongoing regulatory and compliance requirements and oversight by the FDA and other regulatory authorities. These requirements include labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and other licensed medical professionals and recordkeeping of the drug.

The Food and Drug Administration Amendments Act of 2007 (the “FDAAA”) granted significant expanded authority to the FDA, much of which was aimed at improving the safety of drug products before and after approval. The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. Our product Omlonti® is subject to such post-market clinical study requirements. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling.

The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we do not market our products for only their approved indications, we may be subject to enforcement action for off-label marketing. While physicians and other healthcare providers may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote the products is limited to those indications that are specifically approved by the FDA. These “off-label” uses are common across medical specialties and may constitute an appropriate treatment for some patients in varied circumstances. Regulatory authorities in the U.S. generally do not regulate the practice of medicine, including the clinical behavior of physicians and other healthcare providers in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use.

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Violations of the Federal Food, Drug and Cosmetic Act (the “FDCA”) relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state health care fraud and abuse laws, as well as state consumer protection laws.

In addition, later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

●	restrictions on such products, operations, manufacturers or manufacturing processes;

●	restrictions on the labeling or marketing of a product;

●	restrictions on product distribution or use;

●	requirements to conduct post-marketing studies or clinical trials;

●	warning letters;

●	withdrawal of the products from the market;

●	refusal to approve pending applications or supplements to approved applications that we submit;

●	recall of products;

●	fines, restitution or disgorgement of profits;

●	suspension or withdrawal of marketing or regulatory approvals;

●	suspension of any ongoing clinical trials;

●	denial of permits to import or export our products;

●	product seizure; or

●	injunctions or the imposition of civil or criminal penalties.

Public concern regarding the safety of any of our current or future drug products could delay or limit our ability to obtain regulatory approval, result in the inclusion of unfavorable information in our labeling, or require us to incur additional costs.

In light of widely publicized events concerning the safety risk of certain drug products, the FDA, members of Congress, the Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products, and the establishment of risk management programs. The increased attention to drug safety issues may result in a more cautious approach by the FDA in its review of data from our clinical trials. Data from clinical trials may receive greater scrutiny, particularly with respect to safety, which may make the FDA or other regulatory authorities more likely to require additional preclinical studies or clinical trials. If the FDA requires us to conduct additional preclinical studies or clinical trials prior to approving any other potential future product candidate, our ability to obtain such product candidate will be delayed. If the FDA requires us to provide additional clinical or preclinical data following the approval of any potential future product candidate, the indications for which such product candidate is approved may be limited or there may be specific warnings or limitations on dosing, and our efforts to commercialize potential future product candidate may be otherwise adversely impacted.

We face significant competition, and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the product we are commercialization or product candidates we develop, our commercial opportunities will be negatively impacted. Our product and product candidates will, if approved, also compete with existing branded, generic and off-label products.

The development and commercialization of new drug products is highly competitive. We face competition with respect to our product and product candidates that we may seek to develop or commercialize in the future, from many different sources, including major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide and existing treatments. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

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Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than our products. Our competitors also may obtain FDA approval or other regulatory authority approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

In addition, our ability to compete may be affected in many cases by insurers or other third-party payers, particularly Medicare, seeking to encourage the use of generic products. Generic products are currently being used for certain of the indications that we are pursuing, and additional products are expected to become available on a generic basis over the coming years.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified sales, marketing scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Even if we obtain regulatory approval of our products, the product may not gain market acceptance among regulators, advisory boards, physicians, patients, third-party payors and others in the medical community.

Even if any of our products receive marketing approval, they may fail to receive recommendations for use by regulators or advisory boards that recommend products, or gain market acceptance by physicians, patients, third-party payors and others in the medical community. If they do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of any product, if approved for commercial sale, will depend on a number of factors, including but not limited to:

●	the success of any potential clinic studies during the drug development process;

●	physicians, hospitals, third-party payors and patients considering our products as safe and effective;

●	the prevalence and severity of any side effects;

●	product labeling or product insert requirements of the FDA or comparable foreign regulatory and advisory bodies;

●	limitations or warnings contained in the labeling approved by the FDA or comparable foreign regulatory and advisory bodies;

●	the timing of market introduction of our products as well as competitive products;

●	the cost of treatment in relation to alternative treatments;

●	the availability of coverage and adequate reimbursement and pricing by third-party payors, including government authorities;

●	the willingness of patients to pay out-of-pocket in the absence of coverage and adequate reimbursement by third-party payors, including government authorities;

●	relative convenience and ease of administration, including as compared to competitive products and alternative treatments; and

●	the effectiveness of our sales and marketing efforts.

Our ability to effectively promote and sell our products and any other current or future product candidates we may develop, license or acquire in the marketplace will also depend on pricing and cost effectiveness, including our ability to produce a product at a competitive price and achieve acceptance of the product onto formularies, as well as our ability to obtain sufficient third-party coverage or reimbursement. Since many insurance plans are members of group purchasing organizations, which leverage the purchasing power of a group of entities to obtain discounts based on the collective buying power of the group, our ability to attract customers in the marketplace will also depend on our ability to effectively promote any current or future product candidates to group purchasing organizations. We will also need to demonstrate acceptable evidence of safety and efficacy, as well as relative convenience and ease of administration. Market acceptance could be further limited depending on the prevalence and severity of any expected or unexpected adverse side effects associated with any current or future product candidates. If any current or future product candidates are approved but do not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of any current or future product candidates may require significant resources and may never be successful.

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Further, in both domestic and foreign markets, our any future product sales will depend in part upon the availability of coverage and reimbursement from third-party payors. Such third-party payors include government health programs such as Medicare, managed care providers, private health insurers and other organizations. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to the satisfaction of target customers and their third-party payors. Such studies might require us to commit a significant amount of management time and financial and other resources. Our current or future products might not ultimately be considered cost-effective. Adequate third-party coverage and reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in product development.

Our product or product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

Adverse effects or other undesirable or unacceptable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authorities. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. In such an event, our clinical trials could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates. Such side effects could also affect trial recruitment or the ability of enrolled patients to complete the clinical trial or result in potential product liability claims. The data safety monitoring board may also suspend or terminate a clinical trial at any time on various grounds, including a finding that the research patients are being exposed to an unacceptable health risk. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. The need to show a high degree of safety and tolerability when dosing healthy individuals could result in rare and even spurious safety findings, negatively impacting a program prior to or after commercial launch. Adverse effects or other undesirable or unacceptable side effects caused by our product may cause us or the FDA to recall product or remove a product from the marketplace. Any of these occurrences may harm our business, financial condition and prospects significantly.

We may encounter substantial delays in our clinical trials or may not be able to conduct our trials on the timelines we expect.

Clinical testing is expensive, time consuming and subject to uncertainty. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. Even if these trials begin as planned, issues may arise that could suspend or terminate such clinical trials. A failure of one or more clinical studies can occur at any stage of testing, and our future clinical studies may not be successful. Events that may prevent successful or timely completion of clinical development include:

●	inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation of clinical trials;

●	delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for advanced clinical trials;

●	delays in reaching a consensus with regulatory agencies on study design;

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●	delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

●	delays in obtaining required institutional review board (“IRB”), approval at each clinical study site;

●	imposition of a temporary or permanent clinical hold by regulatory agencies for a number of reasons, including after review of an IND application or amendment, or equivalent application or amendment; as a result of a new safety finding that presents unreasonable risk to clinical trial participants; a negative finding from an inspection of our clinical study operations or study sites;

●	developments on trials conducted by competitors for related technology that raises FDA concerns about risk to patients of the technology broadly; or if the FDA finds that the investigational protocol or plan is clearly deficient to meet its stated objectives;

●	disruptions caused by any future pandemic may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned clinical trials;

●	delays in adding a sufficient number of trial sites;

●	our ability to recruit suitable patients to participate in our clinical trials, which may be affected by, among other factors, patient eligibility and exclusion criteria defined in the protocol, the severity and difficulty of diagnosing the disease under investigation, the size of the patient population required for analysis of the trial’s primary endpoints, the proximity of patients to study sites, and the design of the trial;

●	failure by our CROs, other third parties or us to adhere to clinical study requirements;

●	failure to perform in accordance with the FDA’s good clinical practice, or GCP, requirements or applicable regulatory guidelines in other jurisdictions;

●	transfer of manufacturing processes to any new CMO or our own manufacturing facilities or any other development or commercialization partner;

●	patients dropping out of a study;

●	occurrence of side effects associated with our product candidates that are viewed to outweigh their potential benefits;

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

●	changes in the standard of care on which a clinical development plan was based, which may require new or additional trials;

●	the cost of clinical trials being greater than we anticipate;

●	clinical studies producing negative or inconclusive results, which may result in our deciding, or regulators requiring us, to conduct additional clinical studies or abandon product development programs;

●	delays or failure to secure supply agreements with suitable raw material suppliers, or any failures by suppliers to meet our quantity or quality requirements for necessary raw materials; and

●	delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of drug for use in clinical studies or the inability to do any of the foregoing.

Any inability to successfully complete clinical development could result in additional costs to us or impair our ability to generate revenue. In addition, if we make manufacturing or formulation changes, we may be required to or we may elect to conduct additional studies to bridge our modified products to earlier versions. Clinical trial delays could also shorten any periods during which our products have patent protection and may allow our competitors to bring products to market before we do, which could impair our ability to successfully commercialize our products and may harm our business and results of operations.

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We are currently developing our marketing and sales organization, and there is no assurance our marketing and sales organization will be successful.

If we are unable to successfully establish marketing and sales capabilities, we may not be able to generate product revenue. The development of an in-house marketing organization and sales force will require significant capital expenditures, management resources and time, and we will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. There can be no assurance that our in-house sales and distribution capabilities will be successful.

If we are unable or decide not to successfully establish internal sales, marketing and distribution capabilities, we will pursue collaborative arrangements regarding the sales and marketing of our products; however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if we are able to do so, that they will have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our products ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our products.

A variety of risks associated with potentially conducting research and clinical trials abroad and marketing our products internationally could materially adversely affect our business.

As we pursue approval and commercialization for our products overseas and conduct CMC and other operations overseas, we will be subject to additional risks related to operating in foreign countries, including:

●	differing regulatory requirements in foreign countries;

●	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

●	increased difficulties in managing the logistics and transportation of storing and shipping products abroad;

●	import and export requirements and restrictions;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	foreign taxes, including withholding of payroll taxes;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

●	difficulties staffing and managing foreign operations;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	differing payor reimbursement regimes, governmental payors or patient self-pay systems and price controls;

●	potential liability under the U.S. Foreign Corrupt Practices Act of 1977, as amended, or comparable foreign regulations;

●	challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect;

●	intellectual property rights to the same extent as the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism.

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We are highly dependent on our key personnel, and if we are not able to retain these members of our management team or recruit and retain highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific and medical personnel, including our Chief Executive Officer, Vice President of Sales and Marketing, and Chief Medical Officer. The loss of the services of any of our executive officers, other key employees and other scientific and medical advisors, and our inability to find suitable replacements could result in delays in product development and harm our business. We conduct substantially all of our operations at our facilities in the New York Area. This region is headquarters to many other biopharmaceutical companies and many academic and research institutions. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

We have in-licensed certain intellectual property rights relating to PDP-716 and SDN-037 from SPARC, and are in breach of the terms of our license agreement with SPARC.

We have a license agreement, dated December 7, 2021 (the “Effective Date”) (“SPARC Licensing Agreement”) with SPARC. The SPARC License Agreement grants the Company the exclusive rights to develop and commercialize two innovative product candidates, PDP-716 and SDN-037, worldwide, excluding India and Greater China. Through this strategic collaboration, the Company gains access to cutting-edge drug candidates that hold immense potential in revolutionizing eye care and addressing critical medical needs.

In partial consideration for the rights and licenses granted by SPARC to the Company under the SPARC License Agreement, the Company will pay to SPARC a one-time payment of $3.7 million within five (5) working days of the Effective Date out of which (i) a non-refundable payment of $700,000 shall be paid in cash and (ii) the remaining $3,000,000 shall be paid in equity (the “Initial Payment”). In partial consideration of the licenses and rights granted to the Company under the SPARC License Agreement, the Company was required to grant to SPARC on the Effective Date a ten percent (10%) common equity interest in the Company, as a Junior Preferred Unitholder which would be equivalent to $3 million. The Company has not issued to SPARC the $3,000,000 in equity owed under the SPARC license agreement, which gives SPARC a termination right. We have communicated with SPARC regarding the Initial Payment and the business parties have reached an understanding that the equity portion of the Initial Payment will be paid to SPARC following the successful regulatory approval of the PDP-716 NDA in the United States. Following the approval of PDP, we may be required to issue additional shares of Junior Preferred Units to SPARC, if and only as required, without any additional consideration, such that SPARC’s ownership of outstanding common equity interest in the Company is greater than or equivalent to $5 million.

The SPARC License Agreement may be terminated for cause at any time during the term of the agreement by SPARC giving written notice to us in the event that there is a material breach and such material breach remains uncured for at least ninety (90) calendar days after written notice of the breach is given to us. As of the date of this prospectus, SPARC has not communicated to us under what circumstances it intends to terminate the SPARC License Agreement, if any, and as of the date of this prospectus we have not determined that it is necessary to obtain a waiver from SPARC regarding this breach. For more information regarding SPARC License Agreement and the circumstances under which SPAC has a right to terminate the SPARC License Agreement, see the section entitled “Information About Visiox – License Agreements – SPARC License Agreement.” Termination of the SPARC License Agreement by SPARC prior to the consummation of the Business Combination could have a Material Adverse Effect (as defined in the Business Combination Agreement) on us, which could give PowerUp the right to terminate the Business Combination Agreement if the Material Adverse Effect cannot be cured.

If SPARC terminates the SPARC License Agreement, we may be required to cease developing and commercializing PDP-716, which would materially adversely affect our business, and potentially slow down the advancement of our product candidate pipeline into clinical trials and eventual commercialization if such development efforts are successful. The risks described elsewhere pertaining to our patents and other intellectual property rights also apply to the intellectual property rights that we license from third parties, and any failure by us or our licensors to obtain, maintain, defend and enforce these rights could have a material adverse effect on our business.

We may form or seek strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

We may form or seek strategic alliances, create joint ventures or collaborations or enter into additional licensing arrangements with third parties that we believe will complement or augment our discovery, development and commercialization efforts with respect to our products and any future products that we may seek to develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our products because they may be deemed to be at too early of a stage of development for collaborative effort, and third parties may not view our products as having the requisite potential to demonstrate safety and efficacy. Any delays in entering into new strategic partnership agreements related to our products could delay the development and commercialization of our products in certain geographies for certain indications, which would harm our business prospects, financial condition and results of operations.

If we license products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We cannot be certain that, following a strategic transaction or license, we will achieve the results, revenue or specific net income that justifies such transaction.

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Our internal computer systems, or those used by our CROs or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, our internal computer systems and the systems of our CROs, contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. Additionally, the increased usage of computers operated on home networks due to people working from home may make our systems more susceptible to security breaches. While we have not experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our products could be delayed.

We may be unable to adequately protect our information systems from cyberattacks, which could result in the disclosure of confidential or proprietary information, including personal data, damage our reputation, and subject us to significant financial and legal exposure.

We rely on information technology systems that we or our third-party providers operate to process, transmit and store electronic information in our day-to-day operations. In connection with our product discovery efforts, we may collect and use a variety of personal data, such as name, mailing address, email addresses, phone number and clinical trial information. A successful cyberattack could result in the theft or destruction of intellectual property, data or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial-of-service, social engineering fraud or other means to threaten data security, confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences for us, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. Although we devote resources to protect our information systems, we realize that cyberattacks are a threat, and there can be no assurance that our efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to us, or would have a material adverse effect on our results of operations and financial condition. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of our clinical data or patients’ personal data could result in significant liability under state (e.g., state breach notification laws), federal (e.g., HIPAA, as amended by HITECH), and international law (e.g., the European Union, or EU, General Data Protection Regulation, or GDPR) and may cause a material adverse impact to our reputation, affect our ability to use collected data, conduct new studies and potentially disrupt our business.

We rely on our third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. We also rely on our employees and consultants to safeguard their security credentials and follow our policies and procedures regarding use and access of computers and other devices that may contain our sensitive information. If we or our third-party providers fail to maintain or protect our information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to our information technology systems, we or our third-party providers could have difficulty preventing, detecting and controlling such cyber-attacks and any such attacks could result in losses described above as well as disputes with physicians, patients and our partners, regulatory sanctions or penalties, increases in operating expenses, expenses or lost revenues or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cash flows. Any failure by such third parties to prevent or mitigate security breaches or improper access to or disclosure of such information could have similarly adverse consequences for us. If we are unable to prevent or mitigate the impact of such security or data privacy breaches, we could be exposed to litigation and governmental investigations, which could lead to a potential disruption to our business.

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Our business could be adversely affected by the effects of health epidemics, such as the COVID-19 pandemic, in regions where we or third parties on which we rely have significant manufacturing facilities, concentrations of potential clinical trial sites or other business operations. Any future pandemic could materially affect our operations, including at our headquarters in the New York area.

Health epidemics in regions where we have concentrations of potential clinical trial sites or other business operations could adversely affect our business, including by causing significant disruption in the operations of our contract manufacturer and other third parties upon whom we rely.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if our products cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our products;

●	injury to our reputation;

●	withdrawal of clinical trial participants;

●	initiation of investigations by regulators;

●	costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	loss of revenue;

●	exhaustion of any available insurance and our capital resources;

●	the inability to commercialize any products; and

●	a decline in our share price.

Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with corporate collaborators. Our insurance policies may also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. Assuming we obtain clinical trial insurance for our clinical trials, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

The global credit and financial markets have experienced extreme volatility and disruptions in the past several years. Such volatility and disruptions have caused and may continue to cause severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.

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We or the third parties upon whom we depend may be adversely affected by natural disasters or acts of war, such as the conflict in Ukraine, and our business continuity and disaster recovery plans may not adequately protect us from any such serious disaster.

Any unplanned event, such as flood, fire, explosion, earthquake, extreme weather condition, medical epidemics, power shortage, telecommunication failure or other natural or man-made accidents or incidents, including acts of war, such as the conflict in Ukraine, that result in us being unable to undergo clinical trials, fully utilize our facilities, or the manufacturing facilities of our third-party contract manufacturers, may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of our product candidates or interruption of our business operations. Earthquakes or other natural disasters could further disrupt our operations and have a material and adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event were to occur that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time.

As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities, or the manufacturing facilities of our third-party contract manufacturers, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed.

Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures, reckless and/or negligent conduct or unauthorized activities that violates (i) the laws and regulations of the FDA and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities, (ii) manufacturing standards, (iii) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and abroad and (iv) laws that require the true, complete and accurate reporting of financial information or data.

In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct also could involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, creating fraudulent data in our clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation.

It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government-funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of our operations, any of which could have a negative impact on our business, financial condition, results of operations and prospects. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

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Risks Related to Our Reliance on Third Parties

We currently rely on third-party manufacturing and supply partners to supply raw materials and components for, and manufacture, our product and product candidates. Our inability to have sufficient quantities of our product or product candidates manufactured, or our failure to comply with applicable regulatory requirements or to supply sufficient quantities at acceptable quality levels or prices, or at all, would materially and adversely affect our business.

Efficient and scalable manufacturing and supply is a vital component of our business strategy. We currently do not own or operate any manufacturing facilities. We have developed, in collaboration with third parties manufacturing processes that we believe can scale to address clinical and commercial supply. However, our assumptions as to our ability and our contract manufacturer’s ability to produce our product and product candidates at the scale needed for clinical development and commercial demand may prove to be wrong. If we encounter problems in our manufacturing processes or in our ability to scale to address commercial drug supply, our business would be materially adversely affected.

The manufacturing process for a drug is subject to FDA or comparable foreign regulatory authority review. Our suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as Current Good Manufacturing Practices, or cGMPs. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or comparable foreign regulatory authorities, we may not be able to rely on their manufacturing facilities for the manufacture of elements of our product or product candidates. Moreover, we do not control the manufacturing process at our contract manufacturers and are completely dependent on them for compliance with current regulatory requirements. In the event that any of our manufacturers fails to comply with such requirements or to perform its obligations in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves or enter into an agreement with another third party, which we may not be able to do on reasonable terms, if at all. In some cases, the technical skills, raw materials or technology required to manufacture our product and product candidates may be unique or proprietary to the original manufacturer or supplier, and we may have difficulty applying such skills or technology or sourcing such raw materials ourselves, or in transferring such skills, technology or raw materials to another third party. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to enable us, or to have another third party, manufacture our product or product candidates.

If we change suppliers or manufacturers for commercial production, applicable regulatory agencies may require us to conduct additional studies or trials. If key suppliers or manufacturers are lost, or if the supply of the materials is diminished or discontinued, we may not be able to develop, manufacture and market our product candidates in a timely and competitive manner, or at all. Identifying and engaging an alternative supplier or manufacturer could result in delay, and we may not be able to find other acceptable suppliers or manufacturers on acceptable terms, or at all. Switching suppliers or manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines. We have recently switched suppliers of the active pharmaceutical ingredient in PDP-716, and if this change were to cause any further delays in our timeline, it could negatively affect our business.

We rely and will continue to rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize our product candidates.

We currently do not have the ability to independently conduct clinical studies that comply with the regulatory requirements known as Good Laboratory Practice (“GLP”) and Good Clinical Practice (“GCP”). The FDA and regulatory authorities in other jurisdictions require us to comply with GCP requirements for conducting, monitoring, recording and reporting the results of clinical trials, in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. We rely on independent investigators and collaborators, such as universities, medical institutions, CROs and strategic partners to conduct our clinical trials under agreements with us.

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We will need to negotiate budgets and contracts with CROs and study sites, which may result in delays to our development timelines and increased costs. We will rely heavily on these third parties over the course of our clinical trials, and we control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocol and legal, regulatory and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our programs. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our products. As a result, our financial results and the commercial prospects for our products would be harmed, our costs could increase and our ability to generate revenue could be delayed.

If any of our relationships with trial sites or any CRO that we may use in the future terminates, we may not be able to enter into arrangements with alternative trial sites or CROs or do so on commercially reasonable terms. Switching or adding third parties to conduct our clinical trials involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines.

If we or our third-party suppliers use hazardous, non-hazardous, biological or other materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials. We and our suppliers are subject to federal, state and local laws and regulations in the United States governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that we and our suppliers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we and our suppliers cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from medical or hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business prospects, financial condition or results of operations.

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Risks Related to Government Regulation

Clinical drug development is a lengthy, expensive and risky process with uncertain timelines and uncertain outcomes, and results of earlier studies and trials may not be predictive of future results. If clinical trials of our product candidates do not meet safety or efficacy endpoints or are prolonged or delayed, we may be unable to obtain required regulatory approvals, and therefore be unable to commercialize our product candidates on a timely basis or at all.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. The research and development of drugs is an extremely risky industry. Only a small percentage of product candidates that enter the development process ever receive marketing approval. Failure or delay can occur at any time during the clinical trial process. Clinical testing is expensive and can take many years to complete, and we cannot be certain that any clinical trials will be conducted as planned or completed on schedule, if at all. Furthermore, product candidates are subject to continued preclinical safety studies, which may be conducted concurrently with our clinical testing. The outcomes of these safety studies may delay the launch of or enrollment in future clinical trials and could impact our ability to continue to conduct our clinical trials. Our inability to successfully complete clinical development could result in additional costs to us and negatively impact our ability to generate revenue. Our future success is dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize product candidates.

The results of early clinical trials of our product candidates and other products with the same mechanism of action may not be predictive of the results of later-stage clinical trials. Clinical trial failure may result from a multitude of factors including flaws in trial design, dose selection, placebo effect, patient enrollment criteria, relatively smaller sample size in earlier trials, and failure to demonstrate favorable safety or efficacy traits. As such, failure in clinical trials can occur at any stage of testing. A number of companies in the biopharmaceutical industry have suffered setbacks in the advancement of clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials, and we cannot be certain that we will not face similar setbacks. Based upon negative or inconclusive results, we may decide, or regulators may require us, to conduct additional clinical trials. In addition, data obtained from clinical trials are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may further delay, limit or prevent marketing approval. Furthermore, as more product candidates within a particular class of drugs proceed through clinical development to regulatory review and approval, the amount and type of clinical data that may be required by regulatory authorities may increase or change. The outcome of early clinical trials may not be predictive of the success of later clinical trials, and preliminary or interim results of a clinical trial do not necessarily predict final results. For example, our product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies or having successfully advanced through initial clinical trials. The failure of any of our product candidates to demonstrate safety and efficacy in any clinical trial could negatively impact the perception of our other product candidates or cause regulatory authorities to require additional testing before approving any of our product candidates.

If we are unable to complete clinical trials of current or future product candidates, due to safety concerns, or if the results of these trials are not satisfactory to convince regulatory authorities of their safety or efficacy, we will not be able to obtain marketing approval for commercialization. Even if we are able to obtain marketing approvals for any of our product candidates, those approvals may be for indications that are not as broad as desired or may contain other limitations that would adversely affect our ability to generate revenue from sales of those products. Moreover, if we are not able to differentiate our product against other approved products within the same class of drugs, or if any of the other circumstances described above occur, our business would be materially harmed and our ability to generate revenue from that class of drugs would be severely impaired.

Our current or future product candidates may cause significant adverse events, toxicities or other undesirable side effects which may delay or prevent marketing approval or cause us to abandon or limit further clinical development of those product candidates. In addition, if our approved product causes significant adverse events, toxicities or other undesirable side effects that may be identified during post-marketing surveillance, such events could result in regulatory action or negatively affect our ability to market the product.

Adverse events or other undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, the European Commission or other comparable foreign regulatory authorities.

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During the conduct of clinical trials, subjects report changes in their health, including illnesses, injuries, and discomforts, to their study doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions. It is possible that as we test our product candidates in larger, longer and more extensive clinical trials, or as use of these product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were not observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by subjects. Many times, side effects are only detectable after investigational products are tested in large-scale, Phase 3 clinical trials or, in some cases, after they are made available to subjects on a commercial scale after approval.

Our understanding of the relationship between our product candidates and these adverse events may change as we gather more information, and additional unexpected adverse events or an increase in adverse event rates may occur. If additional clinical experience indicates that any of our product candidates have side effects or causes serious or life-threatening side effects, participant recruitment for trials and the ability of enrolled subjects to complete trials could be negatively impacted, and the development of the product candidate may fail or be delayed, which would severely harm our business, prospects, operating results and financial condition.

Additionally, if with respect to our approved product, we or others later identify undesirable side effects or adverse events caused by such product, a number of potentially significant negative consequences could result, including, but not limited to:

●	regulatory authorities may withdraw approvals of such product or require additional warnings on the label such as a black box warning or a contraindication, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

●	the product may be seized by regulatory authorities;

●	there may be a recall of the product;

●	we may be required to change the way the product is administered or conduct additional clinical trials or post-approval studies;

●	we may be required to create and implement a Risk Evaluation and Mitigation Strategy (“REMS”) plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, including ECPs, and/or other elements to assure safe use;

●	the product may become less competitive;

●	we could be sued and held liable for harm caused to patients; and

●	our reputation may suffer and there may be resulting harm to physician or patient acceptance of our product.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations, and prospects.

Our relationships with customers, physicians and third-party payors are subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, health information privacy and security laws and other healthcare laws and regulations. If we or our employees, independent contractors, consultants, commercial partners and vendors violate these laws, we could face substantial penalties.

Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any products for which we have or obtain marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors subject us to various federal and state fraud and abuse laws and other healthcare laws. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our products, if approved. Such laws include:

●	the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under any U.S. federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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●	the U.S. federal civil and criminal false claims laws, including the civil False Claims Act, which can be enforced through civil whistleblower or qui tam actions, and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. Pharmaceutical manufacturers can cause false claims to be presented to the U.S. federal government by engaging in impermissible marketing practices, such as the off-label promotion of a product for an indication for which it has not received FDA approval. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

●	the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate it in order to have committed a violation;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, which also impose certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy and security of individually identifiable health information of covered entities subject to the rule, including health plans, healthcare clearinghouses and certain healthcare providers as well as their business associates, independent contractors of a covered entity that perform certain services involving the use or disclosure of individually identifiable health information for or on their behalf;

●	the Federal Food Drug or Cosmetic Act, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

●	the U.S. Physician Payments Sunshine Act and its implementing regulations, which require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare and Medicaid Services, or CMS, information related to certain payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members;

●	analogous U.S. state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which require tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; state and local laws requiring the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

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●	similar healthcare laws and regulations in the EU and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers and laws governing the privacy and security of certain protected information, such as the General Data Protection Regulation, or GDPR, which imposes obligations and restrictions on the collection and use of personal data relating to individuals located in the EU (including health data).

We may also be subject to other laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, which prohibit, among other things, U.S. companies and their employees and agents from authorizing, promising, offering or providing, directly or indirectly, corrupt or improper payments or anything else of value to foreign government officials, employees of public international organizations and foreign government owned or affiliated entities, candidates for foreign political office and foreign political parties or officials thereof, as well as federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Ensuring that our internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations will likely be costly. It is possible that governmental authorities will conclude that our business practices, including our relationships with physicians and other healthcare providers, some of whom are compensated in the form of stock options for consulting services provided, may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government-funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of our operations.

Even if resolved in our favor, litigation or other legal proceedings relating to healthcare laws and regulations may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development, manufacturing, sales, marketing or distribution activities. Uncertainties resulting from the initiation and continuation of litigation or other proceedings relating to applicable healthcare laws and regulations could have an adverse effect on our ability to compete in the marketplace. In addition, if the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

Changes in funding for the FDA and other government agencies could hinder our ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

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Of note, in response to the global COVID-19 pandemic, the FDA adopted a risk-based system for the conduct of inspections of manufacturing facilities and began conducting voluntary remote interactive evaluations of certain drug manufacturing facilities and clinical research sites where an in-person inspection would not be prioritized, deemed mission-critical, or where direct inspection is otherwise limited by travel restrictions, but where the FDA determines that remote evaluation would still be appropriate. Regulatory authorities inside and outside the United States may adopt similar restrictions or other policy measures in response to any future pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

We are subject to increasingly stringent and rapidly changing laws and regulations related to privacy and data security. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our reputation, subject us to significant fines and liability, and adversely affect our business.

We are subject to or affected by numerous evolving federal, state and foreign laws and regulations, as well as policies, contracts and other obligations governing the collection, use, disclosure, retention, and security of personal data. The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This landscape may create uncertainty in our business, result in liability or impose additional costs on us. These laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions, and guidance on implementation and compliance practices are often updated or otherwise revised. The cost of compliance with these laws and regulations is high and is likely to increase in the future. Our failure or perceived failure to comply with these laws and regulations could result in negative publicity, diversion of management time and effort, an inability to process personal data or to operate in certain jurisdictions, restrictions on our operations and legal action against us by governmental entities or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising.

For example, HIPAA, as amended by HITECH, imposes requirements relating to the privacy and security of individually identifiable health information on health plans, healthcare clearinghouses and certain healthcare providers, and their respective contractors and their covered subcontractors that perform services for them involving individually identifiable health information. Additionally, certain states have adopted healthcare privacy and security laws and regulations comparable to HIPAA, some of which may be more stringent than HIPAA. In the event we fail to properly maintain the privacy and security of individually identifiable health information governed by HIPAA or comparable state laws, and significant or we are responsible for an unauthorized disclosure or security breach of such information, we could be subject to enforcement action under HIPAA or comparable state laws, civil and criminal penalties, and fines.

We are also subject to a growing body of privacy, data security and data protection laws outside of the United States. For example, the EU has adopted the GDPR, which went into effect in May 2018 and introduced strict requirements for processing personal data. Among other obligations under the GDPR, we are required to give more detailed disclosures about how we collect, use and share personal data; contractually commit to data protection measures in our contracts with clients; maintain adequate data security measures; notify regulators and affected individuals of certain personal data breaches; meet extensive privacy governance and documentation requirements; and honor individuals’ expanded data protection rights, including their rights to access, correct and delete their personal data. The processing of sensitive personal data, such as health data information, may impose heightened compliance burdens under the GDPR and is a subject of active interest among regulators. Companies that violate the GDPR can face private litigation, regulatory enforcement action, prohibitions on data processing and fines of up to the greater of 20 million Euros or 4% of their worldwide annual revenue.

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European data protection laws, including the GDPR, generally restrict the transfer of personal data from Europe, including the European Economic Area, United Kingdom and Switzerland, to the United States and most other countries unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. Historically, to comply with these restrictions, we have generally relied on the Standard Contractual Clauses for personal data transfers approved by the European Commission. However, a July 2020 decision of the EU’s highest court called into question whether the Standard Contractual Clauses can lawfully be used for transfers of personal data from the EU to the United States and most other non-EU countries. Authorities in Switzerland may similarly question the viability of the Standard Contractual Clauses as a mechanism for the lawful transfer of personal data from those countries to the United States or other countries. Further, the UK’s decision to leave the EU, often referred to as Brexit, and ongoing developments in the UK have created uncertainty regarding data protection regulation in the UK. Following December 31, 2020, and the expiry of transitional arrangements between the UK and EU, the data protection obligations of the GDPR continue to apply to UK-related Processing of personal data in substantially unvaried form under the so-called ‘UK GDPR’. However, going forward, there is increasing risk for divergence in application, interpretation and enforcement of the data protection laws as between the UK and EEA. Furthermore, the relationship between the UK and the EEA in relation to certain aspects of data protection law remains uncertain. For example, it is unclear whether transfers of personal data from the EEA to the UK will be permitted to take place on the basis of a future adequacy decision of the European Commission, or whether a ‘transfer mechanism’ such as the Standard Contractual Clauses will be required. If we are unable to lawfully transfer personal data from Europe via the Standard Contractual clauses or an alternative mechanism, we will face increased exposure to regulatory actions, substantial fines, and injunctions against processing personal information from Europe, and we may be required to increase our data processing capabilities in Europe at significant expense. Inability to import personal information from Europe may also restrict our clinical trials activities in Europe and limit our ability to collaborate with contract research organizations, service providers, contractors and other companies subject to European data protection laws. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of operating our business.

Domestic privacy and data security laws beyond HIPAA and other healthcare privacy laws are also changing rapidly and becoming more complex. For example, California recently enacted the CCPA, which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt-out of certain personal information sharing, and receive detailed information about how their personal information is used, among others. The CCPA also requires covered businesses to provide detailed privacy notices to California residents and respond to requests from California residents to exercise their rights under the CCPA to access, delete and opt-out of certain sharing of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although there are limited exemptions for clinical trial data, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the U.S. In addition, it is anticipated that the CCPA will be expanded on January 1, 2023, when the California Privacy Rights Act of 2020, or CPRA, becomes operative. The CPRA will, among other things, give California residents the ability to limit use of certain sensitive personal information, further restrict the use of cross-contextual advertising, establish restrictions on the retention of personal information, expand the types of data breaches subject to the CCPA’s private right of action, provide for increased penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the new law. Although there are limited exemptions for clinical trial data under the CCPA, the CCPA and other similar laws could impact our business activities depending on how it is interpreted.

If our approved product, or any of our product candidates that are approved for marketing, are found to have been improperly promoted for off-label uses, or if physicians misuse our products or use our products off-label, we may become subject to prohibitions on the sale or marketing of our products, product liability claims and significant fines, penalties and sanctions, and our brand and reputation could be harmed.

If our approved product, or any of our product candidates that are approved, are found to have been improperly promoted for off-label uses of those products, we may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about approved prescription drug products. In particular, while the FDA permits the dissemination of truthful and non-misleading information about an approved product, a manufacturer may not promote a product for uses that are not approved by the FDA. If we are found to have promoted such off-label uses, we may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of regulated products for off-label uses and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees, corporate integrity agreements or permanent injunctions under which specified promotional conduct must be changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

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We are subject to new legislation, regulatory proposals and managed care initiatives that may increase our costs of compliance and adversely affect our ability to market our products, obtain collaborators and raise capital.

In the United States and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “PPACA” or collectively, the “ACA”), was signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States. By way of example, the ACA: increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1%; required collection of rebates for drugs paid by Medicaid managed care organizations; imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell certain “branded prescription drugs” to specified federal government programs; implemented a new methodology under which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; expanded the eligibility criteria for Medicaid programs; created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare and Medicaid Innovation (“CMMI”) at the Centers for Medicare & Medicaid Services (“CMS”), to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. President Trump signed several Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the ACA have been enacted. For example, in 2017, Congress enacted the Tax Cuts and Jobs Act, which eliminated the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, a process that is commonly referred to as the “individual mandate.” In addition, the Further Consolidated Appropriations Act, 2020 permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, it also eliminated the health insurer tax. On December 14, 2018, the U.S. District Court for the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit ruled that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the U.S. Supreme Court reversed the Fifth Circuit’s ruling, holding that the challengers lacked standing to sue and otherwise abstaining from reaching the merits of the case. There may be other efforts to challenge, repeal, or replace the ACA. We are continuing to monitor any changes to the ACA that, in turn, may potentially impact our business in the future.

President Biden signed an Executive Order on Strengthening Medicaid and the Affordable Care Act, stating his administration’s intentions to reverse the actions of his predecessor and strengthen the ACA. As part of this Executive Order, the Department of Health and Human Services, United States Treasury, and the Department of Labor are directed to review all existing regulations, orders, guidance documents, policies and agency actions to consider if they are consistent with ensuring coverage under the ACA and making high-quality healthcare affordable and accessible to Americans. We are unable to predict the likelihood of changes to the ACA or other healthcare laws which may negatively impact our profitability.

President Biden intends, as his predecessor did, to take action against drug prices which are considered “high.” Such measures could be addressed in a legislative package later in 2021 or with the reauthorization of the Prescription Drug User Fee Act, or PDUFA, in 2022 as part of a package bill. Drug pricing continues to be a subject of debate at the executive and legislative levels of U.S. government and we expect to see legislation focusing on this in the coming year. The American Rescue Plan Act of 2021 signed into law by President Biden on March 14, 2021 includes a provision that will eliminate the statutory cap on rebates drug manufacturers pay to Medicaid beginning in January 2024. With the elimination of the rebate cap, manufacturers may be required to compensate states in an amount greater than what the state Medicaid programs pay for the drug.

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Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030 with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through December 31, 2021, unless additional congressional action is taken. Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed, among other things, to bring more transparency to product pricing, to review the relationship between pricing and manufacturer patient assistance programs, and to reform government program reimbursement methodologies for pharmaceutical products. The Prescription Drug Pricing Reduction Act, or PDPRA, which was introduced in Congress in 2019, and again in 2020, proposed to, among other things, penalize pharmaceutical manufacturers for raising prices on drugs covered by Medicare Parts B and D faster than the rate of inflation, cap out-of-pocket expenses for Medicare Part D beneficiaries, and proposes several changes to how drugs are reimbursed in Medicare Part B. A similar drug pricing bill, the Elijah E. Cummings Lower Drug Costs Now Act proposes to enable direct price negotiations by the federal government for certain drugs (with the maximum price paid by Medicare capped based on an international index), requires manufacturers to offer these negotiated prices to other payors, and restricts manufacturers from raising prices on drugs covered by Medicare Parts B and D. This Act passed in the House of Representatives when it was introduced in 2019, and it has been introduced again in the 2021 term. We cannot predict whether any proposed legislation will become law and the effect of these possible changes on our business cannot be predicted at this time.

Further, the Centers for Medicare & Medicaid Services (“CMS”) has significant regulatory authority to promulgate regulations and impose other compliance requirements that may increase our compliance costs and impact our ability to attain profitability and market our current products and any current or future product candidates. CMS sets coverage and reimbursement rates for Medicare and oversees the implementation of Medicaid at the state level. CMS could modify or impose coverage restrictions or modify reimbursement rates on any of our current products or any current or future product candidates in a manner that could adversely impact our business. For example, on January 8, 2021, CMS approved Tennessee’s Medicaid section 1115 demonstration application, granting the state the unprecedented ability to implement a closed drug formulary without foregoing the state’s entitlement to rebates under the Medicaid Drug Rebate Program. Implementation of a closed formulary could mean that our products could be excluded from coverage under Medicaid. It is unclear whether the Biden Administration will reverse or modify Tennessee’s section 1115 demonstration approval.

Within CMS, CMMI, as established by the ACA, has broad authority to design, implement, and test new health care payment models that could potentially lower health care spending while maintaining quality or increase quality without increasing spending. CMMI has considered implementing models that could have a significant adverse effect on our business. For example, on November 27, 2020, CMMI finalized a mandatory Medicare Part B drug payment model that would have aligned payment for drugs with international reference prices, entitled the Most Favored Nation (MFN) Model. The MFN Model was enjoined by a Federal court on December 28, 2020 for failure to comply with rulemaking procedural requirements. It is unclear whether the Biden Administration will propose and implement the same or a similar model in future rulemaking, and we cannot predict how future regulatory actions by CMMI or any other component of CMS may impact our business.

These and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any current product or future product candidate. Any reduction in reimbursement from Medicare or other government healthcare programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for drugs. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of any current or future product candidates, if any, may be. In addition, increased Congressional scrutiny of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trademarks, trade secret protection, and confidentiality agreements to protect the intellectual property related to our development programs and product candidates. Our success depends in large part on our ability to obtain and maintain patent protection in the U.S. and other countries with respect to our product candidates and research programs. We seek to protect our proprietary position by filing patent applications in the U.S. and abroad related to our novel discoveries and technologies that are important to our business. Our pending and future patent applications may not result in patents being issued that protect our product candidates or their intended uses or that effectively prevent others from commercializing competitive technologies, products or product candidates.

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Obtaining and enforcing patents is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications, or maintain and/or enforce patents that may issue based on our patent applications, at a reasonable cost or in a timely manner. Moreover, in some circumstances, we do not have the right to control the preparation, filing and prosecution of patent applications, or to maintain, enforce and defend the patents, covering technology that we license from third parties. It is also possible that we will fail to identify patentable aspects of our research and development results before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach these agreements and disclose such results before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation, resulting in court decisions, including Supreme Court decisions, which have increased uncertainties as to the ability to enforce patent rights in the future. In addition, the scope of patent protection outside of the U.S. is uncertain and laws of foreign countries may not protect our rights to the same extent as the laws of the U.S., or vice versa. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. With respect to both owned and in-licensed patent rights, we cannot predict whether the patent applications we and our licensors are currently pursuing or will pursue will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors.

Further, we may not be aware of all third-party intellectual property rights potentially relating to our product candidates or their intended uses, and as a result the impact of such third-party intellectual property rights upon the patentability of our own patents and patent applications, as well as the impact of such third-party intellectual property upon our ability to commercialize our products, is highly uncertain. Because we have not yet conducted a formal patent landscape analysis related to our product candidates, we may not be aware of issued patents that a third party might assert are infringed by one of our current or future product candidates, which could materially impair our ability to commercialize our product candidates. Even if we diligently search third-party patents for potential infringement by our products or product candidates, including Omlonti®, PDP-716 or SDN-037, we may not successfully find patents that our products or product candidates, including Omlonti®, PDP-716 or SDN-037, may infringe. If we are unable to confirm that our products do not infringe third-party patents, others could preclude us from commercializing our product candidates. In addition, publications of discoveries in the scientific literature often lag behind the actual discoveries and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing or, in some cases, not published at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our patents or pending patent applications may be challenged in the courts or patent offices in the U.S. and abroad. For example, we may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office, or become involved in post-grant review or interference procedures, oppositions, derivations, revocations, reexaminations, or inter partes review proceedings, in the U.S. or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize drugs without infringing third-party patent rights. If the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Our owned and licensed patent estate includes patent applications, many of which are at an early stage of prosecution. The coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if our owned and in-licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and in-licensed patents may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in loss of exclusivity or ability to sell our products without infringing third-party patents or patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Furthermore, our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. As a result, our owned and in-licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing technology and products similar or identical to any of our technology and product candidates.

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Furthermore, while we seek to protect the trademarks we use in the U.S. and in other countries, we may be unsuccessful in obtaining registrations and/or otherwise protecting these trademarks. If that were to happen, we may be prevented from using our names, brands and trademarks unless we enter into appropriate royalty, license or coexistence agreements, which may not be available or may not be available on commercially reasonable terms. Over the long term, if we are unable to establish name recognition based on our trademarks, trade names, service marks and domain names, then we may not be able to compete effectively, resulting in a material adverse effect on our business. Our registered or unregistered trademarks or trade names may be challenged, infringed, diluted or declared generic, or determined to be infringing on other marks. We rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trademarks and trade names similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. During trademark registration proceedings, we may receive rejections. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. Effective trademark protection may not be available or may not be sought in every country in which our products are made available. Any name we propose to use for our products in the U.S. must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of our proposed product names, we may be required to expend significant additional resources in an effort to identify a usable substitute name that would qualify under applicable trademark laws, that does not infringe the existing rights of third parties and that is acceptable to the FDA. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and other foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. There are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our products, our competitors might be able to enter the market, which would have an adverse effect on our business.

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Third-party claims or litigation alleging infringement of patents or other proprietary rights or seeking to invalidate our patents or other proprietary rights, may delay or prevent the development and commercialization of our products and any future candidate.

Our commercial success depends in part on our avoiding infringement and other violations of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, derivation and administrative law proceedings, inter partes review and post-grant review before the USPTO, as well as oppositions and similar processes in foreign jurisdictions. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing similar products candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as we gain greater visibility and market exposure as a public company, the risk increases that our product candidates or other business activities may be subject to claims of infringement of the patent and other proprietary rights of third parties. Third parties may assert that we are infringing their patents or employing their proprietary technology without authorization.

Also, there may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our products. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our products may infringe. In addition, third parties may obtain patent rights in the future and claim that use of our technologies infringes upon rights. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our products, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such products candidate unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all. In addition, we may be subject to claims that we are infringing other intellectual property rights, such as trademarks or copyrights, or misappropriating the trade secrets of others, and to the extent that our employees, consultants or contractors use intellectual property or proprietary information owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our therapeutics. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful infringement or other intellectual property claim against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our affected products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms.

Furthermore, as the patent landscape on ocular drugs is crowded and highly competitive, even in the absence of litigation we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our therapeutics, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against ocular products resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation to third parties.

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We may become involved in lawsuits to protect or enforce our patents, the patents of our licensors or our other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors may infringe or otherwise violate our patents, the patents of our licensors or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file legal claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. The initiation of a claim against a third party may also cause the third party to bring counter claims against us such as claims asserting that our patents are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement, written description, or lack of patentable subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO, or made a materially misleading statement, during prosecution. Third parties may also raise similar validity claims before the USPTO in post-grant proceedings such as ex parte reexaminations, inter-partes review or post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. For the patents and patent applications that we have licensed, we may have limited or no right to participate in the defense of any licensed patents against challenge by a third party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future product candidates. Such a loss of patent protection could harm our business.

We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Our business could be harmed if in litigation the prevailing party does not offer us a license on commercially reasonable terms. Any litigation or other proceedings to enforce our intellectual property rights may fail, and even if successful, may result in substantial costs and distract our management and other employees.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common shares.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

The United States has enacted and implemented wide-ranging patent reform legislation. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we have licensed or that we might obtain in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we have licensed or that we may obtain in the future.

Any trademarks we may obtain may be infringed or successfully challenged, resulting in harm to our business.

We expect to rely on trademarks as one means to distinguish our products from those approved for marketing from the products of our competitors. We have not yet selected trademarks for our products and have not yet begun the process of applying to register trademarks for our current or any future products. Once we select trademarks and apply to register them, our trademark applications may not be approved. Third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks, and we may not have adequate resources to enforce our trademarks. In addition, any proprietary name we propose to use with our current or any other product candidates in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable proprietary product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

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We may not be able to protect our intellectual property rights throughout the world, which could impair our business.

Filing, prosecuting and defending patents covering our current products and any future product candidate throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain patent protection, but where patent enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and any future patent claims, or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we expect to rely on third parties to manufacture Omlonti®, PDP-716 and SDN-037 and any future candidates, and we expect to collaborate with third parties on the development of our current and future therapeutics, we must, at times, share trade secrets with them. We also conduct joint research and development programs that may require us to share trade secrets under the terms of our research and development partnerships or similar agreements. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business and results of operations. Further, disputes may arise under these agreements regarding inventorship or ownership of proprietary information generated during research and development.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of their former employers or other third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. Although we seek to protect our ownership of intellectual property rights by ensuring that our agreements with our employees, collaborators and other third parties with whom we do business include provisions requiring such parties to assign rights in inventions to us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

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Risks Related to Being a Public Company After the Business Combination

The price of New Visiox Common Stock and New Visiox warrants may fluctuate significantly following the Business Combination and you could lose all or part of your investment as a result.

The market price of New Visiox Common Stock and New Visiox warrants may be volatile. The stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance or prospects of particular companies. As a result of this volatility, you could lose all or part of your investment. Many factors may have a material adverse effect on the market price of New Visiox’s securities, including, but not limited to:

●	the commencement, enrollment, delay. or results of our ongoing or future clinical trials, or changes in the development status of our product candidates;

●	our decision to initiate, not to initiate, or to terminate a clinical trial;

●	unanticipated serious safety concerns related to the use of our product candidates;

●	any delay in our regulatory filings for our product candidates and any adverse or perceived adverse development with respect to the applicable regulatory authority’s review of such filings;

●	regulatory actions, including failure to receive regulatory approval, with respect to our product candidates or our competitors’ products or product candidates;

●	our failure to commercialize our products;

●	the success of competitive products or technologies;

●	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations, capital commitments, significant development milestones, or product approvals;

●	our failure to obtain new commercial partners;

●	our failure to obtain adequate manufacturing capacity or product supply for any approved product or inability to do so at acceptable cost;

●	our failure to achieve expected product sales and profitability;

●	regulatory or legal developments applicable to our product candidates;

●	the level of expenses related to our product candidates or clinical development programs;

●	including milestone payments required to be paid by Visiox under the Santen License Agreement and the SPARC License Agreement;

●	significant lawsuits, including without limitation patent or stockholder litigation;

●	the impact of the incidence and development of COVID-19 on our business and product candidates;

●	any changes in our Board of Directors or senior management;

●	actual or anticipated fluctuations in our cash position or operating results;

●	changes in financial estimates or recommendations by securities analysts;

●	fluctuations in the valuation or financial results of companies perceived by investors to be comparable to us;

●	inconsistent trading volume levels of our shares;

●	announcement or expectation of additional financing efforts;

●	sales of New Visiox’s shares by us, New Visiox’s executive officers or directors or New Visiox’s stockholders;

●	fluctuations and market conditions in the U.S. equity markets generally and in the biotechnology sector;

●	general economic, political and social conditions; and

●	other events or factors, many of which are beyond our control, or unrelated to our operating performance or prospects.

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In recent years, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations. Broad market and industry factors may seriously affect the market price of New Visiox Common Stock and warrants, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading markets for New Visiox Common Stock and warrants shortly following this offering. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of New Visiox Common Stock and warrant price, New Visiox may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from New Visiox’s business. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and material adverse impact on the market price of our common stock following the Business Combination.

New Visiox will incur increased costs as a result of operating as a public company, and New Visiox’s management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after New Visiox is no longer an emerging growth company (or, to a lesser extent, a smaller reporting company), New Visiox will incur significant legal, accounting, and other expenses that Visiox did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We expect that New Visiox will need to hire additional accounting, finance, and other personnel in connection with New Visiox’s becoming, and New Visiox’s efforts to comply with the requirements of being, a public company, and New Visiox’s management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase New Visiox’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, New Visiox expects that the rules and regulations applicable to it as a public company may make it more difficult and more expensive for it to obtain director and officer liability insurance, which could make it more difficult for it to attract and retain qualified members of New Visiox’s Board of Directors. Visiox is currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs New Visiox may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to the Proposed Governing Documents, the New Visiox board of directors will have the authority, without action or vote of the New Visiox stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

For example, New Visiox will be required to issue $3,000,000 in equity to SPARC to satisfy its obligations under the SPARC License Agreement following the successful regulatory approval of the PDP-716 NDA in the United States. Such issuance will cause dilution to New Visiox stockholders. See the section entitled “Information About Visiox – License Agreements – SPARC License Agreement” for more information.

New Visiox may issue additional shares of New Visiox Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

New Visiox may issue additional shares of New Visiox Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, raising additional capital, future acquisitions, repayment of outstanding indebtedness, or award issuances under the 2024 Plan, without stockholder approval, in a number of circumstances. The additional shares or other securities convertible into or exchangeable for our public shares may be offered at price that may not be the same as the price per share in the PowerUp initial public offering. New Visiox may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the investors in the PowerUp initial public offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which the additional shares or securities convertible or exchangeable into public shares, will be sold in future transactions may be higher or lower than the price per share paid by investors in the PowerUp initial public offering. If any of the above should occur, New Visiox stockholders, including investors who purchased public shares in the PowerUp initial public offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

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The issuance of additional shares of New Visiox Common Stock or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in New Visiox will decrease;
●	the relative voting strength of each previously outstanding share of New Visiox Common Stock may be diminished; or
●	the market price of your shares of New Visiox Common Stock may decline.

As we have no current plans to pay regular cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

PowerUp has never declared or paid cash dividends on its capital stock. Following the Business Combination, we may retain all of our future earnings, if any, to finance the growth and development of our business. We do not anticipate paying any regular cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors as that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur.

New Visiox will qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies” it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

New Visiox will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Visiox’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Visiox’s stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find New Visiox’s securities less attractive because it will rely on these exemptions. If some investors find New Visiox’s securities less attractive as a result of New Visiox’s reliance on these exemptions, the trading prices of New Visiox’s securities may be lower than they otherwise would be, there may be a less active trading market for New Visiox’s securities and the trading prices of New Visiox’s securities may be more volatile.

New Visiox will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New Visiox Common Stock held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of PowerUp’s Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Visiox is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Visiox may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of New Visiox’s financial statements with the financial statements of other companies who comply with public company adoption dates difficult or impossible because of the potential differences in accounting standards used. Investors may find New Visiox Common Stock less attractive because it will rely on these exemptions, which may result in a less active trading market for New Visiox Common Stock and its price may be more volatile.

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Additionally, New Visiox will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Visiox will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as the market value of our voting and non-voting common equity held by non-affiliates is less than $250.0 million, measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common equity held by non-affiliates is less than $700.0 million, measured on the last business day of our second fiscal quarter. To the extent New Visiox takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

New Visiox’s management team has no experience managing a public company.

Members of the New Visiox management team have no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. The New Visiox management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition, and results of operations.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendation regarding New Visiox Common Stock or if our results of operations do not meet their expectations, including projections in those reports that differ from our actual results, our share price and trading volume could decline.

The trading market for New Visiox Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on New Visiox.

If no securities or industry analysts commence coverage of New Visiox, the trading price of New Visiox Common Stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, and one or more of these analysts cease coverage of New Visiox or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline. Moreover, if one or more of the analysts who cover us publish negative reports, downgrade our stock, or if our results of operations do not meet their expectations, the price of New Visiox Common Stock could decline. Securities research analysts may establish and publish their own periodic projections for New Visiox following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts.

New Visiox’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause New Visiox to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Visiox Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from New Visiox’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to New Visiox’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Visiox may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

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Risks Related to the Business Combination and PowerUp

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “PowerUp,” “we,” “us” or “our” refers to PowerUp prior to the Business Combination and to New Visiox and its subsidiaries following the Business Combination.

PowerUp’s Initial Shareholders have entered into the Letter Agreement and agreed to vote in favor of the Business Combination, regardless of how PowerUp’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, PowerUp’s Initial Shareholders, pursuant to the Letter Agreement, have agreed, among other things, to vote all of their shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Business Combination). As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of PowerUp’s issued and outstanding ordinary shares. Accordingly, PowerUp would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum, consisting of a simple majority of outstanding PowerUp ordinary shares, is present at the extraordinary general meeting, PowerUp would not need any of the Class A ordinary shares sold in PowerUp’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved. Accordingly, the agreement by PowerUp’s Initial Shareholders to vote in favor of each of the proposals at the extraordinary general meeting will increase the likelihood that PowerUp will receive the requisite shareholder approval for the Business Combination and the transactions contemplated thereby.

The fairness opinion obtained in connection with the Business Combination will not reflect changes in circumstances between the date of such opinion and the closing of the Business Combination.

In connection with the Business Combination, PowerUp’s Board obtained a written fairness opinion, dated December 19, 2023, to the effect that, as of that date and based on and subject to certain assumptions, factors and qualifications set forth therein, the Business Combination Consideration (as defined in such opinion) pursuant to the Business Combination Agreement was fair, from a financial point of view, to PowerUp. The fairness opinion was based on assumptions, qualifications, limitations and other variables known at the time of its preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Visiox or PowerUp. PowerUp will not obtain an additional updated fairness opinion prior to consummation of the Business Combination. Changes in the proposed operations and prospects of Visiox, general market and economic conditions and other factors that may be beyond the control of PowerUp or Visiox, and on which the fairness opinion was based, may alter the value of PowerUp or Visiox or the price of PowerUp’s securities by the time the Business Combination is completed. The fairness opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed. For a description of the opinion, see “Business Combination Proposal — Opinion of Financial Advisor to PowerUp,” and a copy of the fairness opinion is attached hereto as Annex J.

Since the Initial Shareholders, PowerUp’s directors and executive officers, and Visiox’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of PowerUp’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Visiox is appropriate as PowerUp’s initial business combination. Such interests include that PowerUp’s Initial Shareholders, directors and executive officers, will lose their entire investment in PowerUp if the initial business combination is not completed.

When you consider the recommendation of the PowerUp Board in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that PowerUp’s Initial Shareholders, PowerUp’s directors and executive officers, and Visiox’s directors and executive officers have interests in such proposal that are different from, or in addition to (which may conflict with), those of PowerUp shareholders generally.

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These interests include, among other things, the interests listed below:

●	our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and PowerUp’s officers and directors will lose their entire investment in PowerUp and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 17, 2025 (unless such date is extended by the PowerUp Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for its 4,317,500 Class A ordinary shares and its 6,834,333 private placement warrants to the Original Sponsor upon the Closing of the Business Combination. The Sponsor will pay less than $0.0001 per Class A ordinary share and has the right to acquire 6,834,333 shares of New Visiox Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Visiox from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrant on Nasdaq on [●]; in addition, as of [●], 2024, PowerUp owes the Sponsor $[●];

●	the aggregate dollar amount that the Original Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]);

●	the Sponsor acquired approximately 55.6% of the issued and outstanding ordinary shares of PowerUp for less than $0.0001 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor could make a substantial profit after the Business Combination even if the New Visiox Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Visiox. The ordinary shares held by the Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the Original Sponsor owns approximately 37.0% of the issued and outstanding ordinary shares of PowerUp, which it originally acquired for approximately $0.0029 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Original Sponsor could make a substantial profit after the Business Combination even if the New Visiox Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Visiox. The ordinary shares held by the Original Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the private placement warrants owned by the Initial Shareholders will be worthless if an initial business combination is not consummated;

●	the Initial Shareholders have agreed that the private placement warrants and the underlying securities will not be sold or transferred by it until after PowerUp has completed an initial business combination, subject to limited exceptions;

●	the Sponsor’s total potential ownership in New Visiox, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 30.6% of outstanding New Visiox Common Stock in a no redemption scenario, and 31.1% of outstanding New Visiox Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Original Sponsor’s total potential ownership in New Visiox, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 13.5% of outstanding New Visiox Common Stock in a no redemption scenario, and 13.7% of outstanding New Visiox Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Sponsor is currently the owner of 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Original Sponsor is currently the owner of 2,870,000 Class A ordinary shares and 2,929,000 private placement warrants. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Original Sponsor will be worthless because the Original Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Sponsor has agreed not to redeem any of the Class A ordinary shares in connection with a shareholder vote to approve an initial business combination;

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●	the anticipated continuation of [●] of our existing directors, [●], as director[s] of New Visiox. In the future each of such directors will receive any cash fees, stock options, stock awards or other remuneration that the New Visiox Board determines to pay them for their service as directors;

●	pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of PowerUp’s directors and officers and (ii) continue PowerUp’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	all amounts due and owing under the Visiox Convertible Note in favor of the Sponsor, including the $2.0 million principal amount and any accrued and unpaid interest, will be repaid at closing of the Business Combination, or otherwise convert into shares of New Visiox Common Stock at a price per share of $10.00 per share;

●

at the Effective Time, PowerUp shall (a) on behalf of Visiox, pay $2.0 million to the Sponsor for advisory services; (b) on behalf of Visiox, issue the Sponsor 1,000,000 Bridge Loan Shares as partial consideration for the Sponsor entering into the Visiox Convertible Note; and (c) issue the Sponsor up to 1,000,000 Working Capital Loan Shares as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned, which totals $950,000 as of the date of this proxy statement/prospectus and is comprised of funds the Company received from the Sponsor pursuant to the terms of the three Loan and Transfer Agreements, entered into during December 2023 and January 2024, and the four Second Subscription Agreements dated May 9, 2024 (which agreements, as further described in this proxy statement/prospectus, also impose certain obligations on the Sponsor (or its affiliate(s)) subject to the conditions set forth in the respective agreements, including if the Business Combination is not consummated within a defined period of time);

●	if the Business Combination is not consummated, the Sponsor will not receive the $2.0 million for advisory services, the 1,000,000 Bridge Loan Shares, and up to 1,000,000 Working Capital Loan Shares. The total aggregate value of the up to 2,000,000 shares of New Visiox common stock issuable to the Sponsor is up to $20,000,000, with the exact amount to be determined based on the total amount shares ultimately issued to the Sponsor;

●	PowerUp is not responsible for the payment of any interest on the Working Capital Loans and is only required to repay the principal amounts of the Working Capital Loans and the March Loan upon the completion of an initial business combination;

●	pursuant to the Registration Rights Agreement, the Original Sponsor and its permitted transferees are entitled to registration of the shares of New Visiox Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination; and

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that PowerUp’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to PowerUp. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver;

●	if the Trust Account is liquidated, including in the event PowerUp is unable to complete an initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify PowerUp to ensure that the proceeds in the Trust Account are not reduced below $10.25 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which PowerUp has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PowerUp, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the Sponsor has agreed to pay for any liquidation expenses if an initial business combination is not consummated;

●	the following individuals who are currently executive officers of Visiox are expected to become executive officers of New Visiox upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Ryan Bleeks	Chief Executive Officer, Director
Sanjay Malieckal	Chief Commercial Officer
Cynthia Matossian, MD	Chief Medical Officer

●	Ryan Bleeks, Richard Rubino, and Tom Mitro, who are currently members of Visiox’s board of directors, are expected to become members of the New Visiox Board upon the Closing; and

●	effective upon Closing, New Visiox intends to enter into employment agreements with each of its NEOs.

As a result of the foregoing interests, the Sponsor and PowerUp’s directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

In addition, PowerUp has not adopted a policy that expressly prohibits its directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by PowerUp or in any transaction to which PowerUp is a party or has an interest. PowerUp does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by PowerUp. Accordingly, such persons or entities may have a conflict between their interests and PowerUp’s.

The personal and financial interests of PowerUp’s Initial Shareholders as well as PowerUp’s directors and executive officers may have influenced their motivation in identifying and selecting Visiox as a business combination target, completing an initial business combination with Visiox and influencing the operation of the business following the consummation of the Business Combination. In considering the recommendations of the PowerUp Board to vote for the proposals, its shareholders should consider these interests.

If the conditions to closing contained in the Business Combination Agreement are not met or waived, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of PowerUp, certain closing conditions must be met for the parties to be obligated to effect the closing of the Business Combination, including, but not limited to: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of PowerUp and Visiox; (iii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination (not waivable); and (v) that the Minimum Cash Condition of $1.00 is met whether as a result of cash remaining in the Trust Account at closing or is otherwise available from an outside source of liquidity (such as a PIPE). For a list of the material closing conditions contained in the Business Combination Agreement, see “Business Combination Proposal — Conditions to Closing of the Business Combination.” Certain of these closing conditions are beyond the control of the parties, and, in certain cases may require PowerUp to identify and then execute on an outside source of capital (such as PIPE) and to date PowerUp has not entered into any preliminary or binding understanding or agreement on any such source of liquidity. PowerUp and Visiox may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived by the applicable parties, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause PowerUp and Visiox to each lose some or all of the intended benefits of the Business Combination.

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Further, satisfying the conditions to, and the completion of, the Business Combination may take longer and could cost more than PowerUp expects. Any delay or additional costs incurred in connection with completing the Business Combination could materially affect the benefits that PowerUp expects to achieve from the Business Combination.

PowerUp may change or waive one or more of the terms of, or conditions to, the Business Combination, and the exercise of PowerUp’s directors’ and executive officers’ discretion in agreeing to such changes may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in PowerUp’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require PowerUp to agree to amend the Business Combination Agreement, to consent to certain actions taken by Visiox or to waive one or more of the conditions to the Business Combination and/or rights that PowerUp is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Visiox’s business, a request by Visiox to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Visiox’s business and would entitle PowerUp to terminate the Business Combination Agreement. In any of such circumstances, it would be at PowerUp’s discretion, acting through the PowerUp Board, to grant its consent or waive those conditions or rights. The existence of financial and personal interests of one or more of the directors or executive officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) or executive officer(s) between what such director(s) or executive officer(s) may believe is best for PowerUp and its shareholders and what such director(s) or executive officer(s) may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, PowerUp does not believe there will be any changes or waivers that PowerUp’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, PowerUp will circulate a new or amended proxy statement/prospectus and resolicit PowerUp’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The parties to the Business Combination Agreement may waive one or more of the conditions to the Business Combination by written consent.

The parties to the Business Combination Agreement may agree to waive, in whole or in part, the conditions to each obligation to complete the Business Combination, to the extent permitted by each of the parties’ organizational documents and applicable laws. For example, the Minimum Cash Condition states that at Closing, after giving effect to the payment of expenses set forth in the Business Combination Agreement, PowerUp must have $1.00 remaining in the Trust Account. Such condition may be waived upon agreement by PowerUp and Visiox. However, while both PowerUp and Visiox could agree to waive the condition that shareholders of each approve the Business Combination, under applicable law and each parties’ organizational documents, the parties are not able to waive such condition.

PowerUp will not have any right to make damage claims against Visiox for the breach of any representation, warranty or covenant made by Visiox in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing. Accordingly, there are no remedies available to PowerUp with respect to any breach of the representations, warranties, covenants or agreements of Visiox after the Closing, and, as a result, PowerUp will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Visiox at the time of the Business Combination (except, in limited instances, for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing).

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The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either PowerUp or Visiox can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on PowerUp or Visiox, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

●	changes generally affecting the economy, financial or securities markets;

●	conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster;

●	changes or general conditions in the industry in which the party operates; or

●	changes in GAAP.

Furthermore, PowerUp or Visiox may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, PowerUp’s share price may suffer.

The Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event an initial business combination is not consummated. The Sponsor has also agreed to pay for any liquidation expenses if an initial business combination is not consummated. Such liability may have influenced the Sponsor’s decision to pursue the Business Combination.

If the Business Combination or another business combination is not consummated by PowerUp by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PowerUp for services rendered or contracted for or products sold to PowerUp. If PowerUp consummates an initial business combination, including the Business Combination, on the other hand, PowerUp will be liable for all such claims. Neither PowerUp nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to PowerUp.

These obligations of the Sponsor may have influenced the Sponsor’s decision to pursue the Business Combination. Certain of PowerUp’s Initial Shareholders have an indirect economic interest in the founder shares and the private placement warrants purchased by the Sponsor as a result of such shareholder’s membership interest in the Sponsor. In considering the recommendations of the PowerUp Board to vote for the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, PowerUp’s shareholders should consider these interests.

Upon the completion of the Business Combination, New Visiox might have limited funds available in the Trust Account after payment of outstanding loans, relevant fees and expenses in connection with the Business Combination, which will impact New Visiox’s ability to advance development of products candidates.

Except with respect to interest earned on the funds held in the Trust Account that may be released to PowerUp to pay its tax obligations, the funds deposited in the Trust Account will not be released from the Trust Account until the earliest of (a) the completion of PowerUp’s initial business combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Existing Governing Documents (i) to modify the substance or timing of PowerUp’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if PowerUp does not complete its initial business combination by February 17, 2025 or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (c) the redemption of the public shares if PowerUp is unable to complete the Business Combination by February 17, 2025, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of PowerUp’s creditors, if any, which could have priority over the claims of the public shareholders.

In connection with the 2023 Extension Meeting, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $20 million left in its Trust Account.

In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the then outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, affiliates of the Sponsor, or certain of PowerUp’s officers and directors may, but are not obligated to, loan PowerUp funds as may be required. In the event that the Business Combination does not close, PowerUp may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. If PowerUp completes the Business Combination, all the principal balance of the Working Capital Loans will be payable. As of the date hereof, PowerUp had $950,000 outstanding under the Working Capital Loans. As a result, $950,000 may be paid from the Trust Account in connection with the Working Capital Loans if the Business Combination is completed.

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Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination, the Sponsor will be paid $2.0 million for advisory services. As a result, $2.0 million may be paid from the Trust Account in connection with the Advisory Fee if the Business Combination is completed.

Pursuant to the Visiox Convertible Note, upon the consummation of the Business Combination, the Sponsor may be repaid the $2.0 million principal amount, plus any accrued and unpaid interest. As a result, approximately $[●] million may be paid from the Trust Account in connection with the Visiox Convertible Note if the Business Combination is completed.

In connection with the consummation of the Business Combination, PowerUp and Visiox estimate to incur approximately $[●] and $[●] of fees and expenses, respectively. At the Closing, PowerUp’s unpaid expenses and liabilities may be paid from the Trust Account.

As of March 31, 2024, PowerUp had no cash held outside the Trust Account. In addition, as of March 31, 2024, PowerUp had total current liabilities of approximately $2,633,383. If PowerUp completes the Business Combination, the funds available to PowerUp outside the Trust Account may not be sufficient to pay the amounts described above, and PowerUp may pay such amounts from the Trust Account. As a result, upon the consummation of the Business Combination, approximately $[●] million will remain in the Trust Account (based on approximately $[●] million of the funds in the Trust Account of as of [●], 2024), assuming that (i) the Working Capital Loans are repaid from the Trust Account, (ii) the Advisory Fee is paid from the Trust Account, (iii) approximately $[●] in fees and expenses incurred by PowerUp will be paid from the Trust Account, and (iv) there are zero redemptions of PowerUp’s outstanding public shares in connection with the Business Combination. Such amount is an estimate, and the actual amount to be remained in the Trust Account might be different. Therefore, it is uncertain how much will remain in the Trust Account after payment of amounts due to PowerUp shareholders redeeming their public shares, the Working Capital Loans, the Advisory Fee, and other fees and expenses. If the remaining funds in the Trust Account is limited upon the consummation of the Business Combination, it will require New Visiox to obtain more additional funds to advance development of products candidates, and it is uncertain whether or not New Visiox will be able to obtain sufficient funds.

If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination and PowerUp experiences significant redemptions, which is consistent with market expectations, the Closing may not occur even if Visiox waives the Minimum Cash Condition, unless PowerUp is able to defer some or all of its expenses, liabilities, the Advisory Fee, repayment of the Visiox Convertible Note, and/or repayment of the Working Capital Loans. This could mean that the parties proceed with the Closing of the Business Combination and the combined company would have deferred debt to repay at a later date and/or insufficient cash to operate its business and commercialize its molecules.

PowerUp and Visiox have incurred and expect to incur significant transaction costs in connection with the Business Combination.

PowerUp and Visiox have both incurred and expect to incur significant, nonrecurring costs in connection with the Business Combination. PowerUp and Visiox will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

Past performance by PowerUp and by its management team may not be indicative of future performance of an investment in PowerUp or New Visiox.

Past performance by PowerUp and by its management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of PowerUp or its management team’s performance as indicative of the future performance of an investment in PowerUp or New Visiox or the returns PowerUp or New Visiox will, or is likely to, generate going forward.

PowerUp’s Existing Governing Documents waive the doctrine of corporate opportunity.

PowerUp’s Existing Governing Documents provide that PowerUp renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in such person’s capacity as a director or officer of PowerUp and such opportunity is one PowerUp is legally and contractually permitted to undertake and would otherwise be reasonable for PowerUp to pursue, and to the extent the director or officer is permitted to refer that opportunity to PowerUp without violating another legal obligation. PowerUp believes there were no such corporate opportunities that were not presented as a result of these provisions in its Existing Governing Documents, but PowerUp cannot assure you that this provision did not impact its search for a business combination target.

Activities taken by existing PowerUp shareholders to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on PowerUp’s securities.

At any time prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding PowerUp, the Sponsor, Visiox and/or Visiox’s or PowerUp’s respective directors, officers, advisors or affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Class A ordinary shares of PowerUp or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on PowerUp’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the extraordinary general meeting.

Because Visiox is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of Visiox’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the issuer and vet the issuer’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Visiox intends to become publicly traded through a business combination with PowerUp rather than through an underwritten public offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Visiox or PowerUp in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter. Investors in PowerUp and New Visiox must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of Visiox’s business or material misstatements or omissions in this proxy statement/prospectus.

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In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New Visiox’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New Visiox’s securities or helping to stabilize, maintain or affect the public price of New Visiox’s securities following the Closing. Moreover, New Visiox will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New Visiox securities that will be outstanding immediately following the Closing. In addition, since New Visiox will become public through a Business Combination, securities analysts of major brokerage firms may not provide coverage of Visiox since there is no incentive to brokerage firms to recommend the purchase of its shares of common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New Visiox’s behalf. All of these differences from an underwritten public offering of New Visiox’s securities could result in a more volatile price for New Visiox’s securities.

In addition, the Sponsor, certain members of the PowerUp Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of New Visiox’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of New Visiox’s securities. Such interests may have influenced the PowerUp Board in making its recommendation that PowerUp shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See also “— Since the Initial Shareholders, PowerUp’s directors and executive officers, and Visiox’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of PowerUp’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Visiox is appropriate as PowerUp’s initial business combination. Such interests include that PowerUp’s Initial Shareholders, directors and executive officers, will lose their entire investment in PowerUp if the initial business combination is not completed.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New Visiox became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The SEC has recently issued rules relating to certain activities of SPACs. Certain of the procedures that PowerUp, a potential business combination target, or others may determine to undertake in connection with such rules may increase PowerUp’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which PowerUp could complete an initial business combination. The need for compliance with the SPAC Final Rules may cause us to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose.

On March 30, 2022, the SEC issued proposed rules relating, among other items, to disclosures in business combination transactions between SPACs such as PowerUp and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act. On January 24, 2024, the SEC adopted the final rules (the “SPAC Final Rules”), which will be effective on July 1, 2024. Certain of the procedures that PowerUp, a potential business combination target, or others may determine to undertake in connection with the SPAC Final Rules, or pursuant to the SEC’s views, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which PowerUp could complete an initial business combination. The need for compliance with the SPAC Final Rules may cause PowerUp to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than PowerUp might otherwise choose.

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If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted, including:

●	restrictions on the nature of our investments; and
●	restrictions on the issuance of securities.

In addition, we would be subject to burdensome compliance requirements, including:

●	registration as an investment company with the SEC;
●	adoption of a specific form of corporate structure; and
●	reporting, record keeping, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect PowerUp’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

PowerUp is subject to laws and regulations enacted by national, regional and local governments. In particular, PowerUp will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on PowerUp’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on PowerUp’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

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On January 24, 2024, the SEC adopted the SPAC Final Rules, which may materially adversely affect our business, financial condition and results of operations. See “— The SEC has recently issued rules relating to certain activities of SPACs. Certain of the procedures that PowerUp, a potential business combination target, or others may determine to undertake in connection with such rules may increase PowerUp’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which PowerUp could complete an initial business combination. The need for compliance with the SPAC Final Rules may cause us to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose.”

To mitigate the risk that PowerUp might be deemed to be an investment company for purposes of the Investment Company Act, in January 2024, PowerUp instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of PowerUp’s initial business combination or its liquidation. As a result, following the liquidation of securities in the Trust Account, PowerUp will receive minimal interest on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of PowerUp.

Until January 2024, the funds in the Trust Account had been, since PowerUp’s initial public offering, held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of PowerUp being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, in January 2024, PowerUp instructed Equiniti, the trustee with respect to the Trust Account, to instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of PowerUp’s initial business combination or liquidation of PowerUp. Following such liquidation, PowerUp will receive minimal interest on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to PowerUp to pay its taxes, if any, and certain other expenses as permitted. Consequently, the transfer of the funds in the Trust Account into cash in January 2024 and into in an interest-bearing demand deposit account at a bank in January 2024 could reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of PowerUp.

Notwithstanding the divestment of all investments in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations effective as of January 2024, PowerUp may still be deemed to be an investment company under the Investment Company Act, which could require PowerUp to liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders and then proceed to liquidate and dissolve. If PowerUp is required to liquidate and dissolve, it will be unable to complete the Business Combination, it may lose the opportunity for any stock price appreciation, and its outstanding warrants would expire worthless.

Subsequent to the consummation of the Business Combination, New Visiox may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.

PowerUp cannot assure you that the due diligence conducted in relation to Visiox has identified all material issues or risks associated with Visiox, its business or the industry in which it competes. As a result of these factors, PowerUp may incur additional costs and expenses and New Visiox may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if PowerUp’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on New Visiox’s financial condition and results of operations and could contribute to negative market perceptions about its securities of New Visiox. Accordingly, any shareholders of PowerUp who choose to remain New Visiox stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by PowerUp’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

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PowerUp may be targeted by securities actions and derivative suits that could result in substantial costs and may delay or prevent the consummation of the Business Combination.

Securities actions and derivative suits are often brought against public companies that have entered into Business Combination Agreements. Even if the lawsuits are without merit, defending against them could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on PowerUp’s liquidity and financial condition, or could result in equitable relief, such as an injunction prohibiting completion of the Business Combination. Any such judgment may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect PowerUp’s and Visiox’s respective business, financial condition, and results of operation.

PowerUp’s shareholders who do not redeem their public shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of New Visiox Common Stock in connection with the Business Combination, the percentage ownership of public shareholders who do not redeem their public shares will be diluted. The percentage of New Visiox Common Stock that will be owned by public shareholders as a group will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of public shareholders under different redemption levels, based on the number of issued and outstanding shares of PowerUp ordinary shares and Visiox Common Stock on May 23, 2024, after giving effect to the 2024 Extension Redemption, and based on the New Visiox Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, as a group, will own:

●	if there are no redemptions of public shares, 3.1% of New Visiox Common Stock expected to be outstanding immediately after the Business Combination;
●	if there are redemptions of 50% of the outstanding public shares, 1.6% of New Visiox Common Stock expected to be outstanding immediately after the Business Combination; or
●	if there are maximum redemptions of 100% of the outstanding public shares, 0% of New Visiox Common Stock expected to be outstanding immediately after the Business Combination.

Because of this, public shareholders, as a group, will have less influence on the board of directors, management and policies of New Visiox than they now have on the board of directors, management and policies of PowerUp.

The ownership percentages with respect to New Visiox following the Business Combination does take into account the issuance of 2,000,000 Bridge Loan Shares to the Sponsor and the Investors and 950,000 Working Capital Shares to the Sponsor. However, the above ownership percentages do not take into account the following potential issuances of securities, which will result in further dilution to public shareholders who do not redeem their public shares:

●	the issuance of up to 14,375,000 shares upon exercise of the public warrants at a price of $11.50 per share;
●	the issuance of up to 9,763,333 shares upon exercise of the private placement warrants held by the Initial Shareholders following the Business Combination at a price of $11.50 per share;
●	the issuance of up to 6,000,000 Earnout Shares;
●	the issuance of up to 300,000 SPARC Shares; and
●	the issuance of up to [●] shares under the 2024 Plan.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of PowerUp ordinary shares and Visiox Common Stock on May 23, 2024, after giving effect to the 2024 Extension Redemption, and based on the New Visiox Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, assuming no redemptions of public shares, as a group, would own [●]% of New Visiox Common Stock outstanding assuming all such shares were issued immediately after the Business Combination.

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PowerUp’s ability to successfully effect the Business Combination depends in part on recruiting and retaining key personnel, and the loss of any member or change in structure of Visiox’s senior management team could adversely affect its business.

PowerUp’s ability to successfully effect the Business Combination is dependent upon the efforts of its key personnel. Although not currently expected, some of PowerUp’s key personnel may potentially remain with New Visiox in senior management or advisory positions following the Business Combination. Following the Business Combination, PowerUp expects that Visiox’s current management will become the management of New Visiox.

New Visiox’s success depends in large part upon the skills, experience and performance of members of its executive management team and others in key leadership positions as it depends on key management to run its business. The efforts of these persons will be critical to New Visiox as it continues to develop and scale its business. Following the Closing, it is expected that the current executive management team of Visiox will continue as the executive management team of New Visiox. If New Visiox were to lose one or more key executives, New Visiox may experience difficulties in competing effectively and implementing its business strategy. The loss of one or more executive officers or other key personnel or New Visiox’s inability to locate suitable or qualified replacements could be significantly detrimental to product development efforts and could have a material adverse effect on New Visiox’s business, financial condition and results of operations.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Visiox’s actual financial position or results of operations would have been.

PowerUp and Visiox currently operate as separate companies and have had no prior history as a combined entity, and PowerUp’s and Visiox’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New Visiox. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from PowerUp’s and Visiox’s historical financial statements and certain adjustments and assumptions have been made regarding Visiox after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of New Visiox.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New Visiox’s financial condition or results of operations following the Closing. Any potential decline in New Visiox’s financial condition or results of operations may cause significant variations in New Visiox’s stock price.

The ability of PowerUp’s public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of New Visiox and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

At the time of entering into the Business Combination Agreement, PowerUp did not know how many shareholders may exercise their redemption rights, and therefore, PowerUp needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of PowerUp and Visiox; (iii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; and (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination (not waivable). Therefore, unless these conditions are met or waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

On May 18, 2023, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2023 2023 Extension Meeting and subsequent redemption, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $20 million left in its Trust Account, all of which was held in U.S. government treasury securities. Following the 2023 Extension Redemption there were 1,803,729 public shares remaining issued and outstanding.

On May 22, 2024, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the then outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account, all of which is held in an interest-bearing demand deposit account at a bank. Following the 2024 Extension Redemption there are 577,644 public shares remaining issued and outstanding.

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If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until PowerUp liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time its shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with its redemption until PowerUp liquidates or you are able to sell your shares in the open market. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

PowerUp’s Initial Shareholders, as well as Visiox, PowerUp’s directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding PowerUp or its securities, the Sponsor, Visiox and/or Visiox’s or PowerUp’s respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of its shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that PowerUp’s Initial Shareholders, Visiox and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. It is intended that Rule 10b-18 would govern any such purchases by our Initial Shareholders, officers, directors or their affiliates, to the extent Rule 10b-18 applies. Rule 10b-18 provides a safe harbor from liability for market manipulation for purchases made under conditions set out in the Rule, including with respect to timing, pricing and volume of purchases.

Entering into any such arrangements may have a depressive effect on the per share price of the public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such investor owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of PowerUp’s public shares and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of its securities on a national securities exchange.

If our Initial Shareholders, officers, directors or their affiliates elect to purchase public shares from public shareholders, such purchases may affect the market price of PowerUp’s securities

Any purchases of public shares by our Initial Shareholders, officers, directors or their affiliates in public or privately negotiated transactions as described above may increase the market price of our securities. Further, although none of our Initial Shareholders, officers, directors or their affiliates currently anticipate paying a premium to the market price for such shares, in the event they do pay a premium, such amount will not be more than $11.24 (the redemption price available to PowerUp shareholders based on funds in the Trust Account of approximately $6.5 million as of May 23, 2024) and such payment may not be in the best interest of those holders who have not sold their shares in such transaction or who have not received such premium. There is no other limit on the number of shares that our Initial Shareholders, officers, directors or their affiliates could acquire or the price such parties may pay. Any such securities purchased by our Initial Shareholders, officers, directors or their affiliates would not be voted in favor of approving the Business Combination and they will waive redemption rights with respect to such securities.

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If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which otherwise would have been reflected in a decline in the market price of PowerUp’s securities. In addition, once such purchases end, the termination of the price support they provide may materially adversely affect the market price of PowerUp’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by us or the persons described above have been entered into with any public shareholder. If we become aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination or other proposals, we will file a Current Report on Form 8-K to disclose (i) the amount of such securities purchased; (ii) the purpose of the purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of security holders who sold the securities (if not purchased on the open market) or the nature of security holders who sold to our Initial Shareholders, officers, directors or their affiliates; and (v) the number of securities for which PowerUp has received redemption requests pursuant to the vote to approve the Business Combination.

If third parties bring claims against PowerUp, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.25 per share (which was the offering price in its initial public offering).

PowerUp’s placing of funds in the Trust Account may not protect those funds from third-party claims against PowerUp. Although PowerUp has and will continue to seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which PowerUp does business execute agreements with PowerUp waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, its management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to PowerUp than any alternative.

Examples of possible instances where PowerUp may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with PowerUp and will not seek recourse against the Trust Account for any reason. Upon redemption of PowerUp’s public shares, if PowerUp is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, PowerUp will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.25 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to PowerUp if and to the extent any claims by a vendor for services rendered or products sold to PowerUp, or a prospective target business with which PowerUp has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under its indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. PowerUp has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and PowerUp has not asked Sponsor to reserve for such indemnification obligations. Therefore, PowerUp cannot assure you that the Sponsor would be able to satisfy those obligations. None of PowerUp’s officers will indemnify PowerUp for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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Additionally, if PowerUp is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against PowerUp which is not dismissed, or if PowerUp otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, PowerUp may not be able to return to its public shareholders $10.25 per share (which was the offering price in its initial public offering).

PowerUp’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.25 per share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per public share due to reductions in the value of the trust assets, in each case less taxes payable, and PowerUp’s Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While PowerUp currently expects that its independent directors would take legal action on its behalf against its Sponsor to enforce its indemnification obligations to PowerUp, it is possible that its independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If PowerUp’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to its public shareholders may be reduced below $10.25 per share.

PowerUp may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

PowerUp has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by PowerUp only if (i) PowerUp has sufficient funds outside of the Trust Account or (ii) PowerUp consummates the Business Combination. PowerUp’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit PowerUp and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent PowerUp pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

In the event PowerUp distributes the proceeds in the Trust Account to its public shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against PowerUp that is not dismissed, a bankruptcy court may seek to recover such proceeds, and PowerUp and the PowerUp Board may be exposed to claims of punitive damages.

If, after PowerUp distributes the proceeds in the Trust Account to its public shareholders, PowerUp files a bankruptcy petition or an involuntary bankruptcy petition is filed against PowerUp that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by its shareholders. In addition, the PowerUp Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing it and PowerUp to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. PowerUp cannot assure you that claims will not be brought against PowerUp for these reasons.

If, before distributing the proceeds in the Trust Account to PowerUp’s public shareholders, PowerUp files a bankruptcy petition or an involuntary bankruptcy petition is filed against PowerUp that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders and the per share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

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If, before distributing the proceeds in the Trust Account to PowerUp’s public shareholders, PowerUp files a bankruptcy petition or an involuntary bankruptcy petition is filed against PowerUp that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in PowerUp’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by PowerUp’s shareholders in connection with its liquidation may be reduced.

PowerUp’s shareholders may be held liable for claims by third parties against PowerUp to the extent of distributions received by them upon redemption of their shares.

If PowerUp is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, PowerUp was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, PowerUp’s directors may be viewed as having breached their fiduciary duties to PowerUp or its creditors and/or may have acted in bad faith, and thereby exposing themselves and its company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against PowerUp for these reasons. PowerUp and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while PowerUp was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of KYD$15,000, which equates to approximately US$18,000, and to imprisonment for five years in the Cayman Islands.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for PowerUp to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an initial business combination.

The fact that PowerUp is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on PowerUp as compared to other public companies. Visiox is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Visiox management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Visiox after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Visiox Common Stock.

If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Visiox is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following consummation of the Business Combination, New Visiox will be required to provide management’s attestation on its internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

Visiox’s management has identified material weaknesses in its internal control over financial reporting relating to not maintaining a sufficient complement of personnel commensurate with its accounting and reporting requirements resulting in inadequate segregation of duties over the preparation, review and posting of manual journal entries to the general ledger, and resulting in not having a sufficient risk assessment process to identify and analyze risks of misstatement due to error and/or fraud. Although Visiox is in the process of developing a plan to remediate these material weaknesses, the material weaknesses will not be considered remediated until the plan has been fully implemented, the applicable controls are fully operational for a sufficient period of time, and New Visiox has concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, we cannot predict the success of such efforts or the outcome of future assessments of the remediation efforts. If the material weaknesses are not remediated, or if New Visiox generally fails to establish and maintain effective internal controls appropriate for a public company, New Visiox may be unable to produce timely and accurate financial statements, and New Visiox may conclude that its internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

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To address these material weaknesses, the Company intends to hire additional accounting personnel with appropriate expertise in accounting and reporting under U.S. GAAP and SEC regulations, to better align with segregation of duties and perform appropriate risk assessment procedures to evaluate risks of material misstatement.

We also cannot assure you that there will not be material weaknesses in our internal control over financial reporting in the future following consummation of the Business Combination. Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in our internal control over financial reporting go undetected. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the Securities and Exchange Commission (“SEC”), or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

A significant portion of PowerUp’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Visiox Common Stock to drop significantly, even if New Visiox’s business is doing well.

Upon completion of the Business Combination, sales of a substantial number of shares of New Visiox Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Visiox Common Stock.

It is anticipated that, after completion of the Business Combination, (i) the Visiox Stockholders will own, collectively, approximately 42.7% of the outstanding New Visiox Common Stock and (ii) PowerUp’s Initial Shareholders will own approximately 48.8% of the outstanding New Visiox Common Stock, in each case, assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 44.1% and 50.4%, respectively, assuming that all of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination. These percentages assume that (i) 8,000,000 shares of New Visiox Common Stock will be issued to the Visiox Stockholders at Closing; (ii) 2,000,000 Bridge Loan Shares will be issued at Closing to the Sponsor and the Investors; (iii) 950,000 Working Capital Loan Shares will be issued at Closing to the Sponsor; and (iv) all PowerUp warrants to purchase New Visiox Common Stock that will be outstanding immediately following Closing have not been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Visiox will be different.

Although the Sponsor and certain of Visiox’s stockholders will be subject to certain restrictions regarding the transfer of New Visiox Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Letter Agreement and the Lock-Up Agreement, respectively. New Visiox intends to file one or more registration statements shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Visiox Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

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New Visiox’s directors, executive officers and principal stockholders will have substantial control over New Visiox’s company after the consummation of the Business Combination, which could limit your ability to influence the outcome of key transactions, including a change of control.

We expect that (i) New Visiox’s executive officers, directors and principal stockholders and their affiliates will beneficially own approximately [●]% of the outstanding shares of New Visiox Common Stock and (ii) TardiMed will beneficially own approximately [●]%, of the outstanding shares of New Visiox Common Stock following the Business Combination, assuming none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination, or approximately [●]% and [●]%, respectfully, assuming that all of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of Business Combinations, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree.

The public shareholders may experience immediate dilution as a consequence of the issuance of New Visiox Common Stock as consideration in the Business Combination.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each share of common stock of Visiox issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Visiox Common Stock equal to the quotient obtained by dividing (x) (a) $80 million less (b) the amount by which Net Working Capital at Closing is less than $0.00, less (c) Visiox Transaction Expenses, less (d) Visiox Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs multiplied by (ii) ten dollars ($10.00) by (y) the number of shares of Visiox Common Stock that are issued and outstanding immediately prior to the Effective Time. For further details, see “Business Combination Proposal — Consideration to Visiox Stockholders in the Business Combination.”

In addition, Visiox employees, directors and consultants hold, and after the Business Combination, may be granted, equity awards and/or purchase rights under the 2024 Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Visiox Common Stock.

The issuance of additional New Visiox Common Stock will significantly dilute the equity interests of existing holders of PowerUp securities, and may adversely affect prevailing market prices for the New Visiox Common Stock and/or the New Visiox warrants.

Warrants will become exercisable for New Visiox Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 24,138,333 shares of New Visiox Common Stock will become exercisable in accordance with the terms of the Warrant Agreement. These warrants will become exercisable 30 days after Closing. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Visiox Common Stock will be issued, which will result in dilution to the holders of New Visiox Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of New Visiox Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

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Even if the Business Combination is consummated, the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The public warrants were issued in registered form under the Warrant Agreement between Equiniti, as warrant agent, and PowerUp. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, PowerUp may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although PowerUp’s ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Visiox Common Stock purchasable upon exercise of a warrant.

New Visiox may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.

New Visiox will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Visiox public shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like for certain issuances of public shares and equity-linked securities for capital raising purposes in connection with the closing of its initial business combination) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date New Visiox sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by New Visiox, New Visiox may exercise its redemption right even if New Visiox is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder to: (i) exercise its warrants and pay the exercise price at a time when it may be disadvantageous for such warrant holder to do so; (ii) sell its warrants at the then-current market price when a warrant holder might otherwise wish to hold its warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of a warrant holder’s warrants. None of the private placement warrants will be redeemable by PowerUp so long as they are held by their initial purchasers or their permitted transferees.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by PowerUp, subject to certain circumstances, so long as they are held by their initial purchasers or their permitted transferees.

Assuming maximum redemptions of 100% of the public shares, and using the closing warrant price on Nasdaq of $[●] as of [●], the aggregate fair value of public warrants that can be retained by redeeming stockholders is approximately $[●].

A warrant holder may only be able to exercise its public warrants on a “cashless basis” under certain circumstances, and if a warrant holder does so, such warrant holder will receive fewer shares of New Visiox Common Stock from such exercise than if a warrant holder were to exercise such warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the New Visiox Common Stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if New Visiox has so elected and the New Visiox Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if New Visiox has so elected and it calls the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of New Visiox Common Stock equal to the quotient obtained by dividing (x) the product of the number of New Visiox Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of the New Visiox Common Stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the New Visiox Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. As a result, you would receive fewer shares of New Visiox Common Stock from such exercise than if you were to exercise such warrants for cash.

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Even if we consummate the Business Combination, there can be no assurance that our public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding public warrants is $11.50 per share. There can be no assurance that such warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

PowerUp’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with PowerUp.

PowerUp’s warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against PowerUp arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that PowerUp irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. PowerUp will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of its warrants shall be deemed to have notice of and to have consented to the forum provisions in its Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of PowerUp’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PowerUp’s, which may discourage such lawsuits. Alternatively, if a court were to find this provision of PowerUp’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, PowerUp may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

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New Visiox does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New Visiox currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of New Visiox’s Board and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

In addition, the terms of any future debt agreements may preclude New Visiox from paying dividends. As a result, capital appreciation, if any, of New Visiox Common Stock will be your sole source of gain for the foreseeable future.

Because New Visiox does not anticipate paying any cash dividends on its capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

PowerUp has never declared or paid cash dividends on its capital stock. New Visiox currently intends to retain all of its future earnings, if any, to finance the growth and development of its business. In addition, the terms of any future debt agreements may preclude New Visiox from paying dividends. As a result, capital appreciation, if any, of New Visiox Common Stock will be your sole source of gain for the foreseeable future.

PowerUp is subject to, and New Visiox will be subject to, changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both PowerUp’s costs and the risk of non-compliance and will increase both New Visiox’s costs and the risk of non-compliance.

PowerUp is and New Visiox will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which is charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. PowerUp’s efforts to comply with new and changing laws and regulations have resulted in and New Visiox’s efforts to comply with new and changing laws and regulations likely will result in increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Visiox’s disclosure and governance practices. If New Visiox fails to address and comply with these regulations and any subsequent changes, New Visiox may be subject to penalty and its business may be harmed.

During the pendency of the Business Combination, PowerUp will not be able to solicit, initiate, or take any action to facilitate or encourage any inquiries or the making, submission, or announcement of, or enter into an initial business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

During the pendency of the Business Combination, PowerUp will not be able to enter into an initial business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement, in part because of the inability of the PowerUp Board to change its recommendation in connection with the Business Combination. The Business Combination Agreement does not permit the PowerUp Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Proposals.

Certain covenants in the Business Combination Agreement impede the ability of PowerUp to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, PowerUp may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

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Increased volatility for publicly traded securities and other economic disruptions and uncertainties, including due to recent increases in inflation and interest rates in the United States and elsewhere and military conflict in Ukraine or elsewhere, could make it more difficult for PowerUp to consummate the Business Combination.

Recent increases in inflation and interest rates in the United States and elsewhere, military conflict in Ukraine or elsewhere, and other economic or geopolitical events, may lead to increased price volatility for publicly traded securities, including ours, and may lead to other national, regional and international economic disruptions or economic uncertainty, any of which could make it more difficult for us to consummate the Business Combination.

The waiver of fees by Citigroup may indicate that they may be unwilling to be associated with the disclosures in this proxy statement/prospectus or the underlying business analysis related to the Business Combination.

Citigroup was paid a cash underwriting discount of $0.20 per unit, or $5,000,000 in the aggregate at the closing of the initial public offering. Citigroup agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon the closing of the Business Combination ($750,000 in the aggregate). In addition, Citigroup was originally entitled to a deferred underwriting commissions of $0.35 per unit, or $10,062,500 from the closing of the initial public offering. The total deferred fee was $10,812,500 consisting of the $10,062,500 deferred portion and the $750,000 cash discount was agreed to be deferred until Business Combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the underwriters agreed to waive their entitlement to the deferred underwriting commissions of $10,812,500 in accordance with the Underwriting Agreement. The underwriters did not provide a reason for waiving the deferred underwriting commission and there was no consideration exchanged for the waiver. Representatives of Citigroup did not review or comment on any of the disclosures in this proxy statement/prospectus. Accordingly, no inference should be drawn that Citigroup agrees with the disclosure regarding their waiver. Shareholders should be aware that such waivers indicate that Citigroup does not want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transaction described herein. Further, pursuant to the letter received on June 28, 2023, Citigroup ceased and refuses to act in every office, capacity and relationship with respect to the Business Combination.

Citigroup has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a fee waiver for services already rendered is unusual. PowerUp was not made aware of the reasons why Citigroup waived the deferred underwriting commission fee and there was no consideration exchanged for the waiver. Citigroup has not performed any additional services for PowerUp after the IPO and is not expected to perform any additional services following the consummation of the Business Combination.

Without additional financing, it is possible that our shareholders will vote in favor of the Business Combination and related proposals and yet the Business Combination may not close.

Even if the Business Combination Agreement is approved by PowerUp’s shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For further details, see “Business Combination Proposal – Conditions to Closing of the Business Combination.” PowerUp and Visiox may not satisfy all of the closing conditions in the Business Combination Agreement. In particular, the Minimum Cash Condition in the Business Combination Agreement requires that after giving effect to the payment of expenses, at the Closing, PowerUp having $1.00 remaining in the Trust Account.

Without any additional financing transactions, PowerUp may not meet the Minimum Cash Condition. As of May 23, 2024, PowerUp’s Trust Account had a balance of approximately $6.5 million. Accordingly, if there are redemptions of more than [●] shares, PowerUp may not be able to meet the Minimum Cash Condition and would be unable to consummate the Business Combination. Therefore, without additional financing, assuming the Minimum Cash Condition is not waived, the Business Combination will not close if more than [●] shares are redeemed. There is no assurance that PowerUp will enter into additional financing transactions at all. Accordingly, it is possible that the shareholders of both companies may approve the Business Combination and yet the transaction may not close because one or more other conditions to Closing are not satisfied or waived.

If the parties are unsuccessful at closing a financing concurrent with the Closing of the Business Combination and PowerUp experiences significant redemptions, which is consistent with market expectations, the Closing may not occur even if Visiox waives the Minimum Cash Condition, unless PowerUp is able to defer some or all of its expenses, liabilities, the Advisory Fee, repayment of the Visiox Convertible Note, and/or repayment of the Working Capital Loans. This could mean that the parties proceed with the Closing of the Business Combination and the combined company would have deferred debt to repay at a later date and/or insufficient cash to operate its business and commercialize its molecules.

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If the Business Combination does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders of Visiox Common Stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Visiox Common Stock for New Visiox Common Stock in the Business Combination.

The U.S. federal income tax consequences of the Business Combination to Visiox U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Business Combination”) will depend on whether the Business Combination qualifies as a “reorganization” for U.S. federal income tax purposes. If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, a Visiox U.S. holder would recognize gain or loss for U.S. federal income tax purposes on each share of Visiox Common Stock surrendered in the Business Combination for New Visiox Common Stock. For a more complete discussion of the material U.S. federal income tax consequences of the Business Combination, please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Business Combination” in this proxy statement/prospectus. Each Visiox U.S. holder of Visiox Common Stock should consult its own tax advisor to determine the particular tax consequences to it in light of its own particular circumstances if the Business Combination fails to qualify as a reorganization for U.S. federal income tax purposes.

The Domestication may result in adverse tax consequences for Public Shareholders and holders of PowerUp Warrants.

As discussed more fully under the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders” below, the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Public Shares will be subject to Section 367(b) of the Code and as a result:

●	A U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares, will generally not recognize any gain or loss and will generally not be required to include any part of PowerUp’s earnings in income pursuant to the Domestication;

●	A U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares will generally recognize gain (but not loss) on the exchange of Public Shares for shares of New Visiox Class A Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. PowerUp does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

●	A U.S. Holder of Public Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Public Shares entitled to vote or 10% or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. PowerUp does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares or PowerUp Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares or PowerUp Warrants for the New Visiox Class A Common Stock or New Visiox Warrants pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging PowerUp Warrants for New Visiox Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the New Visiox Class A Common Stock or New Visiox Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or PowerUp Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because PowerUp is a blank check company with no current active business, we believe that PowerUp may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares or PowerUp Warrants to recognize gain on the exchange of such shares or warrants for New Visiox Class A Common Stock or New Visiox Warrants pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s PowerUp Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of PowerUp. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s New Visiox Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to PowerUp Warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.”

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We may have been a PFIC which could result in adverse United States federal income tax consequences to U.S. investors.

Because PowerUp is a blank check company with no current active operating business, we believe that PowerUp may be classified as a PFIC for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Public Shares or PowerUp Warrants who or that is a “U.S. Holder” as that term is defined in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders,” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon written request, PowerUp will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to PowerUp Warrants in all cases. A PFIC annual information statement for 2023 is available on PowerUp’s website at https://www.powerupacq.com/press-releases/2023-powerup-acquisition-corp-pfic-letter. PowerUp has not yet made any determination regarding its PFIC status for its taxable year ending as of the date of the Domestication.

The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, and including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.”

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “PowerUp,” “we,” “us” or “our” refers to PowerUp prior to the Business Combination and to New Visiox and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares and public warrants, including holders exercising their redemption rights with respect to the public shares.

It is intended that the Domestication qualify an F Reorganization within the meaning of Section 368(a)(l)(F) of the Code. Neither PowerUp nor Visiox has sought, nor do they intend to seek, nor is the closing of the Domestication or the Business Combination conditioned on the receipt of, any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders — U.S. Holders - Tax Consequences of the Domestication to U.S. Holders of Public Shares or PowerUp Warrants”) of public shares or public warrants generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of New Visiox received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares or public warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to public shares, U.S. Holders exercising such redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in PowerUp for shares of New Visiox Class A Common Stock and therefore subject to the potential tax consequences of the Domestication and also be subject to the tax consequences of the redemption. Additionally, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders — Non-U.S. Holders - Tax Consequences for Non-U.S. Holders of Owning and Disposing of New Visiox Class A Common Stock”) may become subject to withholding tax on any amounts treated as dividends paid on New Visiox Common Stock after the Domestication.

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Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of PowerUp stock entitled to vote and less than 10% of the total value of all classes of PowerUp stock generally will not recognize any gain or loss and will not be required to include any part of PowerUp’s earnings and profits in income as a result of the Domestication. A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of $50,000 or more and, who on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of PowerUp stock entitled to vote and less than 10% of the total value of all classes of PowerUp stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for New Visiox Class A Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by PowerUp the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of PowerUp stock entitled to vote or 10% or more of the total value of all classes of PowerUp stock, generally will be required to include in income as a deemed dividend deemed paid by PowerUp the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder as a result of the Domestication. PowerUp does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication and, therefore, the “all earnings and profits amount” attributable to the public shares is expected to be $0.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose, under proposed Treasury Regulations that generally treat an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging public warrants for newly issued New Visiox warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Based upon the composition of its income and assets, and upon a review of its financial statements, PowerUp likely was a PFIC for its most recent taxable year ended on December 31, 2023 and likely will be a PFIC for the taxable year which ends as a result of the Domestication. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of public shares to recognize gain under the PFIC rules on the exchange of public shares for New Visiox Class A Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges public warrants for New Visiox warrants; currently, however, the elections mentioned above do not apply to public warrants (for discussion regarding the unclear application of the PFIC rules to warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of PowerUp. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders — U.S. Holders — Tax Effects of the Domestication to U.S. Holders” And “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders — Non-U.S. Holders — Tax Effects of the Domestication to Non-U.S. Holders.”

New Visiox could be subject to changes in tax rates or the adoption of new tax legislation or could otherwise have exposure to additional tax liabilities, which could harm its business.

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Changes to tax laws or regulations in the jurisdictions in which New Visiox will operate, or in the interpretation of such laws or regulations, could significantly increase its effective tax rate and reduce its cash flow from operating activities, and otherwise have a material adverse effect on its financial condition. For example, the Inflation Reduction Act introduced a 15% corporate minimum tax on certain corporations and a 1% excise tax on certain stock repurchases by certain corporations, among other changes. Please see “— A new 1% U.S. federal excise tax is expected to be imposed on New Visiox in connection with redemption of the public shares” for a more detailed discussion of the impact of the Inflation Reduction Act. There can be no assurance regarding whether other such changes will occur and, if so, the ultimate impact on New Visiox’s business or results of its operation.

In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of New Visiox’s deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of New Visiox’s income and other activities among tax jurisdictions, and changes in tax rates, could also increase its effective tax rate.

New Visiox’s tax filings will be subject to review or audit by the IRS and state, local and non-U.S. taxing authorities. New Visiox may also be liable for taxes in connection with businesses it acquires. New Visiox’s determinations will not be binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in New Visiox’s tax provisions, accruals and returns. An assessment of additional taxes because of an audit could harm New Visiox’s business.

Upon consummation of the Business Combination, the rights of holders of New Visiox Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of public shares arising under the Cayman Islands Companies Act as well as the Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of New Visiox Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and the Cayman Islands Companies Act and, therefore, some rights of holders of New Visiox Common Stock could differ from the rights that holders of public shares currently possess. For instance, while class actions are generally not available to shareholders under the Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New Visiox becomes involved in costly litigation, which could have a material adverse effect on New Visiox.

In addition, there are differences between the Proposed Governing Documents of New Visiox and the Existing Governing Documents of PowerUp. For a more detailed description of the rights of holders of New Visiox Common Stock and how they may differ from the rights of holders of public shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Visiox are attached as Annex D and Annex E, respectively, to this proxy statement/prospectus, and PowerUp urges you to read them.

Delaware law and New Visiox’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Visiox Board and therefore depress the trading price of New Visiox Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Visiox Board or taking other corporate actions, including effecting changes in PowerUp’s management. Among other things, the Proposed Governing Documents include provisions regarding:

●	providing for a classified board of directors with staggered, three-year terms;
●	the ability of the New Visiox Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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●	the New Visiox Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	the limitation of the liability of, and the indemnification of, New Visiox’s directors and officers;
●	removal of the ability of New Visiox stockholders to take action by written consent in lieu of a meeting;
●	the requirement that a special meeting of stockholders may be called only by or at the direction of the New Visiox Board, the chairperson of the New Visiox Board or the chief executive officer of New Visiox, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;
●	the ability of the New Visiox Board to amend the bylaws, which may allow the New Visiox Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and
●	advance notice procedures with which stockholders must comply to nominate candidates to the New Visiox Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Visiox Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Visiox.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Visiox Board or management.

The Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Visiox and its stockholders, which could limit New Visiox’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Visiox or its directors, officers, stockholders, employees or agents.

The Proposed Charter, which will be in effect upon consummation of the Business Combination, provides that, unless New Visiox consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Visiox; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of New Visiox to New Visiox or to New Visiox’s stockholders, (iii) any action, suit or proceeding asserting a claim against New Visiox, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws, or (iv) any action, suit or proceeding asserting a claim against New Visiox, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless New Visiox consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter will provide that, unless New Visiox consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

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This choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Visiox or any of New Visiox’s directors, officers, or other employees, and may potentially increase costs for investors to bring such a claim, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, New Visiox may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Visiox’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

The Proposed Governing Documents provide for indemnification of officers and directors of New Visiox at New Visiox’s expense, which may result in a significant cost to New Visiox.

The Proposed Governing Documents and applicable Delaware law provide for the indemnification of New Visiox’s directors and officers, under certain circumstances, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with New Visiox, other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. New Visiox will also bear the expenses of such litigation for any of the New Visiox directors or officers, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by New Visiox if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by New Visiox that we will be unable to recoup.

Risks Related to Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “PowerUp,” “we,” “us” or “our” refers to PowerUp prior to the Business Combination and to New Visiox and its subsidiaries following the Business Combination.

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) (a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Equiniti, PowerUp’s transfer agent, in which it (a) requests that PowerUp redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Equiniti physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Equiniti will need to act to facilitate this request. It is PowerUp’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because PowerUp does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti, PowerUp’s transfer agent, PowerUp will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the remaining funds in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. Please see “Extraordinary General Meeting of PowerUp — Redemption Rights” for additional information on how to exercise your redemption rights.

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If a public shareholder fails to receive notice of PowerUp’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite PowerUp’s compliance with the proxy rules, a public shareholder fails to receive PowerUp’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see “Extraordinary General Meeting of PowerUp — Redemption Rights” for

PowerUp does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for PowerUp to complete the Business Combination even though a substantial majority of PowerUp’s public shareholders having redeemed their shares.

The Existing Governing Documents do not provide a specified maximum redemption threshold. As a result, PowerUp may be able to complete the Business Combination even though a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, PowerUp will require each public shareholder seeking to exercise redemption rights to certify to PowerUp whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to PowerUp at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which PowerUp makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over PowerUp’s ability to consummate the Business Combination and you could suffer a material loss on your investment in PowerUp if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if PowerUp consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. PowerUp cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per share redemption price. Notwithstanding the foregoing, shareholders may challenge PowerUp’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, PowerUp’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

PowerUp can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in PowerUp’s share price, and may result in a lower value realized now than a shareholder of PowerUp might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

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U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. In addition, because the Domestication will occur prior to the redemption, if you exercise your redemption rights, you will be subject to the potential tax consequences of the Domestication as well.

The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares to receive cash from the Trust Account in exchange for New Visiox Common Stock deemed received upon the Domestication depend on your particular facts and circumstances. It is possible that you may be treated as selling such New Visiox Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Visiox Common Stock that you own or are deemed to own before and after the redemption (including through the ownership of New Visiox warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.” Additionally, because U.S. Holders will likely be deemed to have exchanged their public shares for New Visiox Common Stock, U.S. Holders will therefore likely be subject to the potential tax consequences of Section 367 of the Code as well as the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders — U.S. Holders - Tax Consequences of the Domestication to U.S. Holders of Public Shares or PowerUp Warrants.”

A new 1% U.S. federal excise tax may be imposed on New Visiox in connection with the redemption of the public shares in connection with the Business Combination.

The Inflation Reduction Act introduced a 1% excise tax (the “Excise Tax”) on certain stock repurchases by certain publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations occurring after December 31, 2022. The amount of the Excise Tax generally will be 1% of the fair market value of any stock repurchased during a taxable year. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of Treasury recently released preliminary guidance on the implementation of the Excise Tax, but how the Excise Tax may apply with respect to the redemption of New Visiox Common Stock is still subject to uncertainty.

Any redemption or other repurchase that occurs in connection with the Business Combination may be subject to the Excise Tax. Whether and to what extent New Visiox would be subject to the Excise Tax would depend on a number of factors, including (i) the fair market value of the New Visiox Common Stock redeemed in connection with the Business Combination and the extent such redemption may be treated as a dividend rather than a repurchase, (ii) the fair market value of New Visiox Common Stock issued to the existing shareholders of Visiox in connection with the Business Combination (as well as other New Visiox Common Stock during the same taxable year), and (iii) the content of future regulations and other guidance from the U.S. Department of the Treasury. In addition, the Excise Tax would be payable by New Visiox, and not by the redeeming holder and ultimately may cause the remaining shareholders to bear the economic impact of the Excise Tax. All Holders of public shares should consult their tax advisors for the potential tax consequences of the Excise Tax to their particular situations.

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Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the PowerUp Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The PowerUp Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the PowerUp Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “PowerUp,” “we,” “us” or “our” refers to PowerUp prior to the Business Combination and to New Visiox and its subsidiaries following the Business Combination.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the date by which we are required to complete an initial business combination or be forced to liquidate.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the date by which we are required to complete an initial business combination or be forced to liquidate following the approval by PowerUp’s shareholders to amend its Amended and Restated Memorandum and Articles of Association to extend the date by which PowerUp is required to complete its initial business combination. PowerUp’s ability to consummate any business combination is dependent on a variety of factors, many of which are beyond its control. Although PowerUp is required to offer shareholders redemption rights in connection with any shareholder vote to approve an initial business combination, or if PowerUp seeks to further extend the date by which it is required to complete its initial business combination at an extraordinary general meeting of shareholders to vote upon an amendment to its Amended and Restated Memorandum and Articles of Association for such further extension (a “Further Extension”), there may be no extraordinary general meeting of shareholders to vote upon PowerUp’s initial business combination or a Further Extension before February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) Even if PowerUp’s initial business combination or a Further Extension is approved by its shareholders, it is possible that redemptions will leave PowerUp with insufficient cash to consummate its initial business combination on commercially acceptable terms, or at all. The fact that PowerUp will have separate redemption periods in connection with a shareholder vote upon a Further Extension and a vote upon PowerUp’s initial business combination could exacerbate these risks. Other than in connection with a redemption offer or liquidation, PowerUp’s shareholders may be unable to recover their investment, except through sales of its securities on the open market. The price of PowerUp’s securities may be volatile, and there can be no assurance that shareholders will be able to dispose of PowerUp’s securities at favorable prices, or at all.

If PowerUp is not able to complete the Business Combination with Visiox nor able to complete another business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), in each case, as such date may be extended pursuant to its Existing Governing Documents, PowerUp would cease all operations except for the purpose of winding up and PowerUp would redeem its public shares and liquidate the Trust Account, in which case PowerUp’s public shareholders may only receive approximately $10.25 per share and PowerUp’s warrants will expire worthless.

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If PowerUp is not able to complete the Business Combination with Visiox nor able to complete another business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), in each case, as such date may be extended pursuant to its Existing Governing Documents PowerUp will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and in all cases subject to other requirements of applicable law. In such case, PowerUp’s public shareholders may only receive approximately $10.25 per share and its warrants will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

PowerUp’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination (including the closing of the Business Combination), and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of its obligation to provide holders of its public shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of its public shares if PowerUp does not complete its initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) or (B) with respect to any other provision relating to the rights of holders of its public shares; and (iii) the redemption of its public shares if PowerUp has not consummated an initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if PowerUp has not consummated an initial business combination by December 15, (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If PowerUp does not consummate the Business Combination or any other business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp’s public shareholders may be forced to wait until after February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) before redemption proceeds from the Trust Account may become available to PowerUp’s public shareholders.

If PowerUp is unable to consummate the Business Combination or any other business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) (as such date may be extended pursuant to its Existing Governing Documents), PowerUp will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PowerUp to pay its income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to public shareholders by way of redemption and cease all operations except for the purposes of winding up PowerUp’s affairs, as further described in this proxy statement/prospectus. Any redemption of public shares shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If PowerUp is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to its public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. PowerUp has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, PowerUp consummates its initial business combination or amends certain provisions of its Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon PowerUp’s redemption or any liquidation will public shareholders be entitled to distributions if PowerUp does not complete its initial business combination and does not amend its Existing Governing Documents. PowerUp’s Existing Governing Documents provide that, if PowerUp winds up for any other reason prior to the consummation of its initial business combination, PowerUp will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable the Cayman Islands Companies Act.

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If the cash held outside the Trust Account is insufficient to allow PowerUp to operate through February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), and PowerUp is unable to obtain additional capital, PowerUp may be unable to complete its initial business combination (including the Business Combination), in which case PowerUp’s public shareholders may only receive $10.25 per share, and PowerUp’s warrants will expire worthless.

As of March 31, 2024, PowerUp had no cash held outside the Trust Account. In addition, as of March 31, 2024, PowerUp had total current liabilities of approximately $2,633,383. The funds available to PowerUp outside of the Trust Account may not be sufficient to allow PowerUp to operate until February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), assuming that its initial business combination is not completed during that time.

As of the date of this proxy statement/prospectus, PowerUp has borrowed an aggregate of $950,000 in Working Capital Loans from the Sponsor, which is comprised of funds the Company received from the Sponsor pursuant to the terms of the three Loan and Transfer Agreements, entered into during December 2023 and January 2024, and the four Second Subscription Agreements dated May 9, 2024. As of May 31, 2024, approximately $650,000 of the funds from the Working Capital Loans has been used to fund PowerUp’s operating expenses and approximately $300,000 remains, which PowerUp expects will be sufficient to fund its operations through August 2024. If the Business Combination is not consummated by then, PowerUp will be required to seek additional capital.

If PowerUp is required to seek additional capital, PowerUp would need to borrow additional funds from Sponsor, members of PowerUp’s management team or other third parties to operate or may be forced to liquidate. In addition to the outstanding Working Capital Loans, any such additional advances would be repaid only from funds held outside the Trust Account or from funds released to PowerUp upon completion of its initial business combination. If PowerUp is unable to obtain additional financing, PowerUp may be unable to complete its initial business combination. If PowerUp is unable to complete its initial business combination because PowerUp does not have sufficient funds available to it, PowerUp will be forced to cease operations and liquidate the Trust Account. Consequently, PowerUp’s public shareholders may only receive approximately $10.25 per share on its redemption of the public shares and the public warrants will expire worthless.

Because PowerUp is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because PowerUp is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. PowerUp is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon PowerUp’s directors or officers, or enforce judgments obtained in the United States courts against PowerUp’s directors or officers.

Until the Domestication is effected, PowerUp’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to PowerUp under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of PowerUp’s shareholders and the fiduciary responsibilities of its directors under the Cayman Islands Companies Act are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against PowerUp judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against PowerUp predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the PowerUp Board or controlling shareholders than they would as public stockholders of a United States company.

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EXTRAORDINARY GENERAL MEETING OF PowerUp

General

PowerUp is furnishing this proxy statement/prospectus to PowerUp’s shareholders as part of the solicitation of proxies by the PowerUp Board for use at the extraordinary general meeting of PowerUp to be held on [●], and at any adjournment thereof. This proxy statement/prospectus is first being furnished to PowerUp’s shareholders on or about [●] in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides PowerUp’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at [●], Eastern Time, on [●] at the offices of [●] located at [●], unless the extraordinary general meeting is adjourned. The extraordinary general meeting may also be attended through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting [●].

Purpose of the PowerUp Extraordinary General Meeting

At the extraordinary general meeting, PowerUp is asking holders of ordinary shares to consider and vote upon:

●	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Business Combination, and the transactions contemplated thereby;

●	a proposal to approve by special resolution the Domestication;

●	a proposal to approve by special resolution the adoption of the Proposed Charter;

●	to consider and vote, on a non-binding advisory basis, upon the following eight (8) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

●	a proposal to increase the authorized share capital of PowerUp from US$35,500 divided into (i) 300,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) [●] shares of common stock, par value $0.0001 per share, of New Visiox and [●] shares of preferred stock, par value $0.0001 per share, of New Visiox;

●	a proposal to permit removal of a director with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of New Visiox entitled to vote at an election of directors, voting together as a single class;

●	a proposal to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Visiox Board;

●	a proposal to eliminate the ability of New Visiox stockholders to take action by written consent in lieu of a meeting;

●	a proposal to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Visiox Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Visiox;

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●	a proposal to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Visiox for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Visiox Board, removal of directors from office, and filling vacancies on the New Visiox Board, (ii) exculpation of personal liability of a director of New Visiox and indemnification of persons serving as directors or officers of New Visiox, and (iii) amendments to the Proposed Bylaws;

●	a proposal to provide that, unless New Visiox otherwise consents in writing, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions and the federal district courts of the United States shall be the exclusive forum for claims arising out of the Securities Act, provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Exchange Act, for which the federal district courts of the United States are the exclusive forum;

●	a proposal to provide that New Visiox’s existence is perpetual;

●	a proposal to approve by ordinary resolution shares of New Visiox Common Stock issued in connection with the Business Combination pursuant to Nasdaq Rule 5635;

●	a proposal to approve and adopt by ordinary resolution the 2024 Plan;

●	a proposal to approve, as an ordinary resolution the election of five directors to serve staggered terms on the New Visiox Board; and

●	a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the PowerUp Board

The PowerUp Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of PowerUp and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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Record Date; Who is Entitled to Vote

PowerUp’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [●], which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 7,765,144 ordinary shares issued and outstanding, of which 577,644 were issued and outstanding public shares.

Quorum

A quorum of PowerUp’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, approximately 3,882,573 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to PowerUp but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Each holder of Class A ordinary shares will have one vote per share.

The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of each of the Advisory Charter Proposals (on a non-binding advisory basis) requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

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The approval of the Election of Directors Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

●	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the PowerUp Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

●	You can attend the extraordinary general meeting and vote in person or virtually at the time of the meeting. You will receive a ballot when you arrive, or if you attend the virtual meeting you will be able vote your shares and submit questions during the extraordinary general meeting via a live webcast available at [●]. You will need your control number for access. If you do not have your control number, contact Equiniti no later than at least 72 hours in advance of the meeting at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way PowerUp can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact Equiniti to have a control number generated. Equiniti’s contact information is as follows: [●].

Revoking Your Proxy

If you are a PowerUp shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another signed proxy card with a later date;

●	you may notify PowerUp’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or
●	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

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Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Issuer Direct Corporation, our proxy solicitor, by calling free at (919) 481-4000, or banks and brokers can call collect at (919) 481-4000, or by emailing proxy@issuerdirect.com.

Redemption Rights

In connection with the Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request that PowerUp redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Equiniti, PowerUp’s transfer agent, in which you (a) request that PowerUp redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (iii) deliver your public shares to Equiniti, PowerUp’s transfer agent, physically or electronically through DTC; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Equiniti, PowerUp’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], Eastern Time, on [●] (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti, PowerUp’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Equiniti in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti, PowerUp’s transfer agent, PowerUp will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $6.5 million of funds in the Trust Account and 577,644 shares subject to possible redemption, in each case, as of May 23, 2024, this would have amounted to approximately $11.24 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Visiox’s Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Visiox Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

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Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with PowerUp’s consent until the Closing. If you deliver your shares for redemption to Equiniti, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Equiniti, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Equiniti, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Equiniti, our agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Original Sponsor, pursuant to the Letter Agreement, and the Sponsor, pursuant to the Sponsor Purchase Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on [●] was $[●] per share. For illustrative purposes, based on approximately $6.5 million of funds in the Trust Account and 577,644 shares subject to possible redemption, in each case, as of May 23, 2024, this would have amounted to approximately $11.24 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. PowerUp cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

PowerUp is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. PowerUp and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. PowerUp will bear the cost of the solicitation.

PowerUp has hired Issuer Direct Corporation to assist in the proxy solicitation process. PowerUp will pay that firm a fee of $[●] plus disbursements, and will reimburse Issuer Direct for its reasonable out-of-pocket expenses and indemnify Issuer Direct and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-Trust Account funds.

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PowerUp will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PowerUp will reimburse them for their reasonable expenses.

PowerUp Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 7,765,144 ordinary shares issued and outstanding, which includes 7,187,500 Class A ordinary shares held by the Sponsor and Original Sponsor, and no Class B ordinary shares. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 24,138,333 warrants to acquire ordinary shares, comprised of 9,763,333 private placement warrants held by the Sponsor and Original Sponsor, and 14,375,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, Initial Shareholders, Visiox and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Visiox and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Organizational Documents Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and (iii) otherwise limit the number of public shares electing to redeem their public shares.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

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BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). PowerUp shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A and Annex B to this proxy statement/prospectus and is incorporated herein by reference, and the transactions contemplated thereby. Please see “Business Combination Proposal — The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

●	the corporate headquarters and principal executive office of New Visiox will be located at [1349 West Lane Avenue, Suite 1010, Columbus, OH 43221]; and

●	New Visiox Common Stock and New Visiox warrants to purchase New Visiox Common Stock are expected to trade on Nasdaq under the symbols “VSXP” and “VSXPW,” respectively.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but it does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A and Annex B to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the disclosure schedules (the “disclosure schedules”), which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to stockholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about PowerUp, Merger Sub, Visiox or any other matter.

On December 26, 2023, PowerUp, Merger Sub, Sponsor, Seller Representative, and Visiox entered into the Business Combination Agreement, which provides for, among other things, that prior to the Closing Date, and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, PowerUp will migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act. In connection with the Domestication, each issued and outstanding pre-Domestication preferred share, each issued and outstanding pre-Domestication Class A ordinary share, each issued and outstanding pre-Domestication private placement warrant, each issued and outstanding pre-Domestication public warrant, and each issued and outstanding pre-Domestication unit shall automatically convert, one a one-for-one basis, into one share of New Visiox Preferred Stock, one share of New Visiox Class A Common Stock, one New Visiox private placement warrant, one New Visiox Public Warrant, and one New Visiox Public Unit, respectively. Immediately following the Domestication, (i) the New Visiox Class A Common Stock will be reclassified as New Visiox Common Stock and (ii) each New Visiox Public Unit will be separated into shares of New Visiox Common Stock and New Visiox public warrants.

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Consideration to Visiox Stockholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each share of common stock of Visiox issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Visiox Common Stock equal to the quotient obtained by dividing (x) (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0.00, less (c) Visiox Transaction Expenses, less (d) Visiox Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs multiplied by (ii) ten dollars ($10.00) by (y) the number of shares of Visiox Common Stock that are issued and outstanding immediately prior to the Effective Time (assuming the conversion of Scheduled RSUs, the Preferred Conversion, the TardiMed Stock Issuance, and the Santen Stock Issuance) (the “Exchange Ratio”).

The Visiox Stockholders, on a pro rata basis, have a contingent right to receive up to an aggregate maximum of 3,000,000 shares of New Visiox Common Stock (the “Earnout Shares”). For a period of 36-months following the Closing Date (the “Earnout Period”), upon the occurrence of the applicable Triggering Event, New Visiox will issue to the Visiox Stockholders and the Sponsor the following shares of New Visiox Common Stock, upon the terms and subject to the conditions set forth in the Business Combination Agreement and the ancillary agreements thereto:

●	In the Event that the First Commercial Sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date (the “Launch Target”), New Visiox shall issue to each Visiox Stockholder such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and New Visiox shall issue to the Sponsor 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”);

●

Beginning in the first fiscal year following the Visiox Stockholders and Sponsor earning the Launch Earnout Share Payment, (the $12.50 Earnout Eligibility Date”), New Visiox shall issue to each Visiox Stockholder, such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and new Visiox shall issue to the Sponsor 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”) in the event that the VWAP of the New Visiox Common Stock equals or exceeds $12.50 per share (the “First Share Price Target”) for twenty (20) out of any thirty (30) consecutive Trading Days during the Earnout Period.

In the event that the First Share Price Target was achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved.

●

Beginning in the first fiscal year following Visiox Stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), New Visiox shall issue to each of the Visiox Stockholders such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and new Visiox shall issue the Sponsor 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”, and together with the Launch Earnout Share Payment and the $12.50 Earnout Share Payment, the “Earnout Share Payments”) in the event that the VWAP of the New Visiox Common Stock equals or exceeds $15.00 per share (the “Second Share Price Target,” and together with the Launch Target and the First Share Price Target, the “Earnout Targets”) for twenty (20) out of any thirty (30) consecutive Trading Days during Earnout Period.

In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved.

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The New Visiox Common Stock price targets specified in the definitions of “Earnout Share Payments” set forth in the Business Combination Agreement and the number of Earnout Shares to be issued to the Visiox Stockholder will be equitably adjusted for stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Visiox Common Stock occurring on or after the Closing.

Effect of Business Combination on Visiox Securities

The Business Combination Agreement sets forth how certain outstanding securities of Visiox will be treated, or effected at the Effective Time and by virtue of the Business Combination, including with respect to certain outstanding convertible promissory notes of Visiox (which would be assumed by PowerUp), dissenting shares (if any), outstanding restricted stock units, and outstanding shares of Series A Preferred Stock and Series B Preferred Stock (which are to be converted immediately prior to the Effective Time into common stock).

At the Effective Time, PowerUp shall (a) on behalf of Visiox, pay $2.0 million to the Sponsor for advisory services (the “Advisory Fee”); (b) on behalf of Visiox, issue 1,000,000 shares of New Visiox Common Stock to the Sponsor as partial consideration for the Sponsor entering into the Visiox Convertible Note and 1,000,000 shares of New Visiox Common Stock to the Investors as consideration for the Investors entering into the First Subscription Agreements; and (c) issue the Sponsor up to 1,000,000 shares of New Visiox Common Stock as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned, which totals $950,000 as of the date of this proxy statement/prospectus and is comprised of funds the Company received from the Sponsor pursuant to the terms of the three Loan and Transfer Agreements, entered into during December 2023 and January 2024, and the four Second Subscription Agreements dated May 9, 2024.

Visiox Convertible Note

At the Closing, the PowerUp shall assume all obligations of Visiox under the Visiox Convertible Note. PowerUp’s assumption of the Visiox Convertible Note does not constitute a novation, and the terms and conditions of the Visiox Convertible Note shall be reflected in a written assumption agreement to be executed by and between Visiox and PowerUp at Closing (the “Note Assumption Agreement”).

Company RSUs and VARs

By virtue of the Business Combination and without any action of any party or any other Person, (i) as of immediately prior to the Effective Time, [●] Visiox RSUs (or portion thereof) (each, a “Scheduled Company RSU”) that is then outstanding shall immediately vest in full, and the number of shares of Visiox Common Stock resulting from the vesting of such Scheduled Company RSU shall be treated as issued and outstanding as of immediately prior to the Effective Time; (ii) at the Effective Time, [●] Visiox RSUs (or portion thereof) then outstanding and unvested shall automatically be canceled and converted into an award under the 2024 Plan with respect to a number of restricted stock units to be settled in New Visiox Common Stock (each, a “Rollover RSU”) equal to the product (rounded up to the nearest whole number) of (x) the number of shares of Visiox Common Stock subject to such Visiox RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio. Subject to the immediately preceding sentence, each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, expiration, and forfeiture provisions) that applied to the corresponding Company RSU immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transaction contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Visiox Common Stock that could become issuable in respect of the Visiox RSU, solely with respect to any Visiox RSU exchanged for a Rollover RSU and (B) such other immaterial administrative or ministerial changes as the New Visiox Board following the Effective Time (or any committee thereof) may determine in good faith are appropriate to effectuate the administration of the Rollover RSUs; and (iii) at the Effective Time, [●] Visiox VARs (or portion thereof) then outstanding shall automatically be canceled and converted into an award under the 2024 Plan for one (1) stock appreciation rights unit (each, a “Rollover VAR”), with the strike price for each Rollover VAR set at an amount such that each Rollover VAR is “in the money” in the same amount as corresponding Company VAR it replaced. Subject to the immediately preceding sentence, each Rollover RSU and Rollover VAR shall be subject to the same terms and conditions (including applicable vesting, expiration, and forfeiture provisions) that applied to the corresponding Visiox RSU or Rollover VAR, as applicable, immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transaction contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Visiox Common Stock that could become issuable in respect of the Visiox RSU or impact the value of a VAR, solely with respect to any Visiox RSU exchanged for a Rollover RSU as contemplated by Section 1.10(e)(i) of the Business Combination Agreement, or any Visiox VAR exchanged for a Rollover VAR as contemplated by Section 1.10(e)(iii)) of the Business Combination Agreement and (B) such other immaterial administrative or ministerial changes as the New Visiox Board following the Effective Time (or any committee thereof) may determine in good faith are appropriate to effectuate the administration of the Rollover RSUs or Rollover VARs.

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Conversion of Company Series A Preferred Stock and Company Series B Preferred Stock

Immediately prior to the Effective Time, Visiox shall cause (i) each share of Visiox Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Visiox Common Stock at the then-effective conversion rate as calculated pursuant to Section 4.01(B)(3) of the Visiox Certificate of Incorporation, and (ii) each share of Visiox Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Visiox Common Stock at the then-effective conversion rate as calculated pursuant to Section 4.01(B)(4) of the Visiox Certificate of Incorporation (collectively, the “Preferred Conversion”). All of the shares of Visiox Series A Preferred Stock and Visiox Series B Preferred Stock converted into shares of Visiox Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Visiox Series A Preferred Stock or Visiox Series B Preferred Stock shall thereafter cease to have any rights with respect to such Visiox Series A Preferred Stock or Visiox Series B Preferred Stock.

Effect of the Domestication on Existing PowerUp Equity in the Business Combination

Assuming PowerUp shareholder approval of the proposals described in this proxy statement/prospectus, the Domestication and Business Combination will occur, which will result in, among other things, the following, each of which will occur prior to or concurrently with the Effective Time:

●	each issued and outstanding Class A ordinary share of PowerUp will convert automatically by operation of law, on a one-for-one basis, into shares of New Visiox Class A Common Stock;

●	the New Visiox Class A Common Stock will be reclassified as New Visiox Common Stock;

●	each issued and outstanding warrant to purchase Class A ordinary shares of PowerUp will automatically represent the right to purchase one share of New Visiox Common Stock at an exercise price of $11.50 per share of New Visiox Common Stock on the terms and conditions set forth in the Warrant Agreement;

●	the Existing Governing Documents of PowerUp will be amended and restated and become the Proposed Governing Documents of Visiox as described in this proxy statement/prospectus;

●	the Proposed Governing Documents will be appropriately adjusted to give effect to any amendment contemplated by the Proposed Governing Documents that are not adopted and approved by the PowerUp shareholders, other than the amendments contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination; and

●	in connection with the first three bullets above, each issued and outstanding unit of PowerUp that has not been previously separated into the underlying Class A ordinary shares of PowerUp and underlying PowerUp warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Visiox Common Stock and one-half of one warrant, with a whole warrant representing the right to purchase one share of New Visiox Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement.

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Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the Closing deliverables three business days following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as PowerUp and Visiox may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

●	the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of PowerUp having been obtained in accordance with PowerUp’s Existing Governing Documents and applicable law;

●	the approval of the Business Combination Agreement and, to the extent required, the transactions contemplated by the Business Combination Agreement (including the Business Combination) having been obtained by the requisite number of stockholders of Visiox in accordance with the DGCL;

●	the applicable waiting period under the HSR Act or any other antitrust law relating to the Business Combination having been expired or been terminated;

●	the consents required to be obtained from or made with any governmental authority in order to consummate the transaction contemplated by the Business Combination Agreement having been obtained or made;

●	the consents required to be obtained from or made with any third person (other than a governmental authority) in order to consummate the transaction contemplated by the Business Combination Agreement having been obtained or made;

●	no order or law having been issued by any court of competent jurisdiction or other governmental entity with proper jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

●	the members of the post-closing New Visiox board of directors having been appointed as of Closing;

●	this registration statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending with respect to this registration statement; and

●	the New Visiox Common Stock and warrants having been approved for listing on Nasdaq, subject only to official notice of issuance thereof (not waivable).

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Other Conditions to the Obligations of PowerUp

The obligations of PowerUp to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by PowerUp of the following further conditions:

●	the representations and warranties of Visiox set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Visiox pursuant to the Business Combination Agreement shall be true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Visiox, taken as a whole;

●	Visiox shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

●	no Material Adverse Effect shall have occurred with respect to Visiox taken as a whole since the date of the Business Combination Agreement which is continuing and uncured;

●	each Lock-Up Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing;

●	PowerUp having received a certificate signed by an officer of Visiox confirming that the conditions set forth in the first three bullet points in this section have been satisfied;

●	PowerUp having received the executed counterparts to all of the Ancillary Agreements (as defined in the Business Combination Agreement) to which Visiox, or any Visiox Stockholder, is party; and

●	PowerUp having received the other closing deliveries enumerated in Section 6.3(e) of the Business Combination Agreement.

Other Conditions to the Obligations of Visiox

The obligations of Visiox to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Visiox of the following further conditions:

●	all of the representations and warranties of PowerUp set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of PowerUp pursuant hereto shall be true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, PowerUp;

●

PowerUp shall have performed in all material respects all of its obligations and complied in all material respects with all of PowerUp’s agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

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●	No Material Adverse Effect shall have occurred with respect to PowerUp since the date of the Business Combination Agreement which is continuing and uncured;

●	Visiox having received a certificate signed by an officer of PowerUp confirming that the conditions set forth in the first three bullet points of this section have been satisfied;

●	Visiox having received the other closing deliveries enumerated in Section 6.2(d) of the Business Combination Agreement.

●	PowerUp having cash remaining in the Trust Account (after giving effect to the completion and payment of redemptions) or available from the concurrent consummation of a potential financing transaction, after giving effect to (i) the payment of PowerUp’s unpaid expenses or liabilities, (ii) payment of the Advisory Fee, (iii) the repayment of the Visiox Convertible Note, and (iv) the repayment of the Working Capital Loans, at least equal to $1.00 (i.e. the Minimum Cash Condition); and

●	PowerUp shall have made all reasonably necessary and appropriate arrangements with the Trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to PowerUp, and all such funds shall be available to PowerUp in respect of all of the obligations of the PowerUp set forth in the Business Combination Agreement and the payment of PowerUp’s fees and expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, and there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any person (not including the Visiox and its affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Material Adverse Effect on PowerUp.

Representations and Warranties

Under the Business Combination Agreement, Visiox made customary representations and warranties to PowerUp and Merger Sub relating to, among other things: organization and standing; authorization; non-contravention; governmental approvals; capitalization; absence of subsidiaries; financial statements; internal controls; compliance with laws; absence of certain changes or events; no undisclosed liabilities; information supplied; litigation; material contracts; employment matters; employment benefits; taxes; intellectual property; compliance with privacy laws; permits; real property; personal property; title to and sufficiency of assets; corrupt practices; sanctions; compliance with FDA laws; the Investment Company Act; environmental matters; brokers; affiliate agreements; insurance; and other representations or warranties.

Under the Business Combination Agreement, PowerUp made customary representations and warranties to Visiox relating to, among other things: organization and standing; authorization; non-contravention; litigation; compliance with laws; capitalization; SEC filings; employees and employee benefit plans; financial ability; trust account; taxes; finders and brokers; financial statements; the Sarbanes-Oxley Act; business activities; absence of certain changes; registration statement; no outside reliance; capitalization; independent investigation; material contracts; insurance; no defaults; properties; the Investment Company Act; affiliate agreements; Merger Sub activities; corrupt practices; takeover statutes and charter provisions; and other representations or warranties.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Visiox, PowerUp and Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Visiox are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, “Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to PowerUp, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to PowerUp, the amount of the Redemption or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to PowerUp.

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Covenants of the Parties

Covenants of Visiox

Visiox made certain covenants under the Business Combination Agreement, including, among others, the following:

●	Subject to certain exceptions or as consented to in writing by PowerUp (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, Visiox will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects comply with all laws applicable to Visiox and its business, assets and employees, and ) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of key employees, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

●	Subject to certain exceptions, prior to the Closing, Visiox will not do, among other things, any of the following without PowerUp’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

●	amend, waive or otherwise change the certificate of incorporation, bylaws or other organizational documents of Visiox or any of its subsidiaries, except for any such amendment to permit the Preferred Conversion;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (in each case, other than pursuant to the vesting, settlement or exercise of Visiox Convertible Note outstanding as of the date hereof);

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (in each case, other than pursuant to the vesting, settlement or exercise of Visiox Convertible Note outstanding as of the date hereof);

●	incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $250,000 in the aggregate;

●	(A) materially increase the wages, salaries or compensation of its employees, in any event not in the aggregate by more than five percent (5%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or (C) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case of (A) – (C) other than as required by applicable law, pursuant to the terms of any Visiox benefit plans or in the ordinary course of business consistent with past practice;

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●	make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

●	transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material registered intellectual property or other Visiox intellectual property (excluding non-exclusive licenses of Visiox intellectual property to Visiox customers in the ordinary course of business consistent with past practice;

●	terminate, or waive or assign any material right under, any material contract or enter into any contract that would be a material contract, in any case outside of the ordinary course of business consistent with past practice;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

●	revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Visiox’s outside auditors;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Visiox or its affiliates) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities, or obligations, unless such amount has been reserved in the Visiox’s financials;

●	close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

●	acquire, including by Business Combination, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

●	make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $100,000 in the aggregate), other than expenditures to prepare to the product launch of Omlonti;

●	adopt a plan of complete or partial liquidation, dissolution, Business Combination, consolidation, restructuring, recapitalization or other reorganization;

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $100,000 in the aggregate other than pursuant to the terms of a material contract or benefit plan;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Visiox;

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●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Business Combination Agreement;

●	accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

●	fail to maintain the existing relations and goodwill of Visiox with customers, suppliers, distributors and creditors of Visiox and use commercially reasonable efforts to maintain all insurance policies of Visiox or equivalent substitutes therefor; or

●	authorize or agree to do any of the foregoing actions.

●	Within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in the registration statement), Visiox shall deliver to PowerUp unaudited financial statements, including an income statement, an unaudited balance sheet, changes in shareholders’ equity, and statement of cash flows of Visiox for the period from the interim balance sheet date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year.

●	As promptly as practicable after this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Visiox will seek stockholder approval of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

●	Visiox agrees, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of PowerUp (other than to engage in the Business Combination), communicate such information to any third party, take any other action with respect to PowerUp in violation of the law, or cause or encourage any third party to do any of the foregoing.

●	Visiox mut use its best commercial efforts to complete all labeling and compliance requirements necessary to distribute its current product inventory to the extent reasonably acceptable to Visiox no later than June 30, 2024.

●	Visiox must raise capital in an amount no less than $500,000 on terms reasonably acceptable to PowerUp on or before June 30, 2024.

●	Visiox agrees that, from May 30, 2024 until immediately following the Closing, it will not make any expenditures in excess of $1,000 without the express approval of PowerUp, with the exception of ordinary payroll processing.

Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Visiox shall not, and shall cause its representatives not to: (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish any non-public information regarding such party to the Business Combination Agreement or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third person from, or waive any provision of, any confidentiality agreement to which such party to the Business Combination Agreement is a party.

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Covenants of PowerUp

PowerUp made certain covenants under the Business Combination Agreement, including, among others, the following:

●	Subject to certain exceptions or as consented to in writing by Visiox (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, PowerUp will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, comply with all laws applicable to Visiox and its business, assets and employees, and ) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

●	Subject to certain exceptions, prior to the Closing, PowerUp will, and will cause Merger Sub to, not do any of the following without Visiox’s written consent (such consent not to be unreasonably conditioned, withheld or delayed):

●	amend, waive or otherwise change, in any respect, its Organizational Documents other than in connection with the Domestication and Conversion;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that Section 5.3(b)(iv) shall not prevent PowerUp from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, up to an aggregate additional Indebtedness during the Interim Period of $2,000,000);

●	enter into or establish any Benefit Plan;

●	make, change, or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

●	amend, waive or otherwise change the Investment Management Trust Agreement, effective as of February 17, 2022, by and between PowerUp and Equiniti;

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●	terminate, waive or assign any right under any material PowerUp contract;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any Subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

●	change its fiscal year, revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting PowerUp’s outside auditors;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby);

●	acquire, including by Business Combination, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, Business Combination, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of PowerUp securities;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Business Combination Agreement;

●	create any consensual liens on any property or assets of PowerUp;

●	hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

●	other than in the ordinary course of business (A) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, freelancer, independent contractor or sub-contractor of PowerUp, (B) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of PowerUp, or (C) take any action to materially increase any compensation or material benefits of any director, officer, other employee, consultant, freelancer, independent contractor or sub-contractor of PowerUp; or

●	agree or commit to do, or resolve, authorize or approve any action to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

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●	PowerUp will use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, to duly convene and hold the special meeting in accordance with the Amended and Restated Articles of Association and the Cayman Islands Companies Act.

●	Subject to certain exceptions, PowerUp shall use its reasonable best efforts to ensure that PowerUp remains listed as a public company on Nasdaq and to cause the New Visiox Common Stock to be issued in connection with the Business Combination, including the Domestication and the Business Combination, to be approved for listing on Nasdaq.

●	PowerUp shall prepare with the reasonable assistance of Visiox, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the proxy statement contained therein) in connection with the registration of the New Visiox Common Stock to be issued under the Business Combination Agreement, which registration statement will also contain a proxy statement for the purpose of soliciting proxies from PowerUp shareholders for the matters to be acted upon at the extraordinary general meeting.

●	During the Interim Period PowerUp shall use commercially reasonably efforts to seek, but is not required to, enter into and consummate subscription agreements with investors totaling in the range of $5,000,000 to $25,000,000 relating to a private investment in PowerUp either as convertible debt or to purchase shares of PowerUp in connection with a private placement on terms agreeable to the Visiox and PowerUp acting reasonably (a “PIPE”).

●	Subsequent to the Closing Date, PowerUp shall use commercially reasonably efforts to seek, but is not required to, enter into and consummate subscription agreements with investors totaling in the range of $10,000,000 to $20,000,000 relating to a private investment in PowerUp either as convertible debt or to purchase shares of PowerUp in connection with a private placement on terms agreeable to Visiox and PowerUp acting reasonably (a “Subsequent Capital Raise”), and, if PowerUp consummates a Subsequent Capital Raise, PowerUp and Visiox shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE and use their respective commercially reasonable efforts to cause such Subsequent Capital Raise to occur within 120 days after the Closing Date (including having Visiox’s senior management participate in any investor meetings and roadshows as reasonably requested by PowerUp); provided that PowerUp’s execution and delivery of any agreement for an Subsequent Capital Raise shall require the consent of Visiox, which consent may be withheld at Visiox’s sole discretion.

●	The PowerUp Board will adopt the 2024 Plan, subject to the approval by the PowerUp shareholders of the Omnibus Incentive Plan Proposal, in a form mutually acceptable to PowerUp and Visiox.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

●	using commercially reasonable efforts to consummate the Business Combination;

●	making relevant public announcements and solicitation of Visiox Stockholder approvals;

●	keeping certain information confidential in accordance with the existing non-disclosure agreements;

●	taking necessary actions to appoint and seat the post-closing board of New Visiox;

●	intending that the Domestication and the Business Combination will each constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Domestication or the Business Combination to fail to qualify for such treatment; and

●	cooperating in connection with certain tax matters and filings.

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Board of Directors and Officers

Conditioned upon the occurrence of the Closing and subject to any limitation imposed under applicable laws and Nasdaq listing requirements, (i) each director of PowerUp in office immediately prior to the Effective Time will cease to be a director immediately following the Effective Time, (ii) the New Visiox Board will consist five (5) members, in which case initial members of the New Visiox Board will consist of three (3) individuals appointed by Visiox and one (2) individuals appointed by PowerUp.

Equity Incentive Plan

Prior to the Effective Time, PowerUp shall adopt, subject to the approval of the shareholders of PowerUp, a new equity incentive plan in a form and substance reasonably acceptable to PowerUp and Visiox, with each such party’s acceptance not to be unreasonably withheld, conditioned or delayed (the “2024 Plan”). The 2024 Plan will constitute an amendment, restatement and continuation of the Visiox Benefit Plans such that the 2024 Plan shall also provide for a number of shares of New Visiox Common Stock (or a synthetic equivalent) equal to ten percent (10%) of the New Visiox Common Stock to be issued and outstanding immediately after the Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the 2024 Plan such that the total number of shares available for issuance under the 2024 Plan is equal to ten percent (10%) of the total number of shares of New Visiox Common Stock then-issued and outstanding as of the last day of the prior fiscal year or such lesser amount as determined by the compensation committee of PowerUp. For the avoidance of doubt, any equity of synthetic equity awards assumed by PowerUp as part of the assumption of the Visiox’s Benefit Plans, including but not limited to Rollover RSUs and Rollover VARs, shall be considered awarded under the 2024 Plan and shall be included as part of the 10% award pool.

Termination of TardiMed Agreements

Prior to Closing, Visiox shall deliver to PowerUp documentation to the satisfaction of PowerUp that evidences: (i) the termination of the Management Services Agreement, by and between TardiMed Sciences, LLC and Visiox, dated January 1, 2022 (the “TardiMed MSA”); (ii) the termination of the Rent and Administrative Services Agreement, by and between TardiMed Sciences, LLC and Visiox, dated August 10, 2023 (the “TardiMed RASA” and collectively with the TardiMed MSA, the “TardiMed Agreements”); (iii) the acknowledgment and agreement by TardiMed Sciences, LLC that any payment of outstanding amounts owed by Visiox to TardiMed Sciences, LLC prior to the Closing Date shall be satisfied by Visiox issuing TardiMed Sciences, LLC a number of shares of Visiox Common Stock prior to the Closing Date equal to (x) the outstanding amounts owed by Visiox, divided by (y) the product of (a) $10.00 and (b) the Exchange Ratio (the “TardiMed Stock Issuance”); and (iv) the acknowledgment and agreement by TardiMed Sciences, LLC that shares issued pursuant to the TardiMed Stock Issuance shall be subject to a leak-out agreement in which no more than $100,000 of shares issued pursuant to the TardiMed Stock Issuance may be sold by TardiMed Sciences, LLC during any calendar month during the first six (6) months following the Closing Date. As consideration for the agreements set forth in Section 5.26 of the Business Combination Agreement, New Visiox shall pay TardiMed Sciences, LLC $50,000 upon the completion of the Business Combination.

Santen License Agreement

Prior to Closing, Visiox shall deliver to PowerUp documentation to the satisfaction of PowerUp that evidences Santen Pharmaceutical Co. Ltd.’s (“Santen’s”) acknowledgement and agreement that: (i) Santen waives its right to receive Fixed Consideration pursuant to Section 9.1 of the License Agreement between Santen and the Company, dated July 7, 2023 (the “Santen License Agreement”); and (ii) Santen agrees to be compensated at Closing with Consideration Shares pursuant to Section 9.1 of the Santen License Agreement, with the number of shares of Visiox Common Stock to comprise the Consideration Shares to be fixed prior to Closing (the “Santen Stock Issuance”). Prior to the Closing of the Business Combination, Visiox intends to seek a waiver of the covenant in Section 5.27 of the Business Combination Agreement, pursuant to Section 9.10 of the Business Combination Agreement, which would relieve Visiox of the obligation to obtain formal written acknowledgement of the understanding between Visiox and Santen as described in the immediately preceding sentence.

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ThinkEquity Engagement Letter

Prior to Closing, Visiox shall deliver to PowerUp documentation to the satisfaction of PowerUp that evidences the termination of the engagement letter by and between the Company and ThinkEquity LLC, dated April 18, 2023, in its entirety with nothing in said agreement surviving the termination.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants or agreements in the Business Combination Agreement or in any certificate or instrument delivered pursuant to the Business Combination Agreement shall survive the Closing and each shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

●	by the mutual written consent of PowerUp and Visiox;

●	by written notice by PowerUp or Visiox if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by the Outside Date; provided, however, (that termination shall not be available to a party if the breach or violation by such party was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date);

●	by written notice by either PowerUp or Visiox if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable;

●	by written notice by Visiox to PowerUp, if (i) there has been a breach by PowerUp of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of PowerUp shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) of the Business Combination Agreement to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to PowerUp or (B) the Outside Date; provided, that Visiox shall not have the right to terminate the Business Combination Agreement pursuant to Section 7.1(d) of the Business Combination Agreement if at such time Visiox is in material uncured breach of the Business Combination Agreement;

●	by written notice by PowerUp to Visiox, if (i) there has been a breach by Visiox of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Visiox or (B) the Outside Date; provided, that PowerUp shall not have the right to terminate the Business Combination Agreement pursuant to Section 7.1(e) of the Business Combination Agreement if at such time PowerUp is in material uncured breach of the Business Combination Agreement;

●	by written notice by PowerUp to Visiox, if there shall have been a Material Adverse Effect on Visiox taken as a whole following the date of the Business Combination Agreement which is uncured and continuing;

●	by written notice by either PowerUp or Visiox to the other, if the extraordinary general meeting is held (including any adjournment or postponement thereof) and has concluded, PowerUp’s shareholders have duly voted, and the required shareholder approval was not obtained; or

●	by written notice by either PowerUp or Visiox to the other, if the extraordinary general meeting is held (including any adjournment or postponement thereof) and has concluded, Visiox stockholders have duly voted, and the required Visiox stockholder approval was not obtained.

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Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided, however, that if the Closing occurs, all remaining Visiox Transaction Expenses and Purchaser Expenses shall be paid from the capital of the Surviving Company upon release of funds from the Trust Account. Each party shall bear its own transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the transactions contemplated by the Business Combination Agreement.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act also applies to the Domestication and Visiox stockholder approvals).

Amendments

The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by PowerUp, Visiox, the Sponsor and the Seller Representative.

Ownership of New Visiox

As of the date of this proxy statement/prospectus, there are 7,765,144 ordinary shares issued and outstanding and no Class B ordinary shares. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 24,138,333 warrants to acquire ordinary shares, comprised of an aggregate of 9,763,333 private placement warrants held by the Sponsor and Original Sponsor, purchased simultaneously with the consummation of the initial public offering and 14,375,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Visiox Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination), PowerUp’s fully diluted share capital would be 31,903,477 ordinary shares.

The following table illustrates varying ownership levels in New Visiox Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, including the dilutive effect of outstanding warrants, and the following additional assumptions: (i) no public shares are redeemed in the no redemption scenario, and all 577,644 public shares are redeemed in the maximum redemption scenario, assuming a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination; (ii) the Earnout Shares have not yet been earned; (iii) all the New Visiox warrants to purchase New Visiox Common Stock that will be outstanding immediately following Closing have been exercised for cash; (iv) the Working Capital Loan Shares are issued in connection with the Working Capital Loans; and (v) the Bridge Loan Shares are issued in connection with the Visiox Convertible Note. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in New Visiox will be different.

	Share Ownership in New Visiox (1)
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
PowerUp Public Shares subject to redemption	577,644	1.3%	288,822	0.7%	-	-%
PowerUp Founder Shares – Original Sponsor	2,870,000	6.7%	2,870,000	6.7%	2,870,000	6.8%
PowerUp Founder Shares – Current Sponsor	4,317,500	10.1%	4,317,500	10.1%	4,317,500	10.2%
Visiox Stockholders (2)	8,000,000	18.7%	8,000,000	18.8%	8,000,000	18.9%
Public Warrants (3)	14,375,000	33.5%	14,375,000	33.8%	14,375,000	34.0%
Private Warrants – Original Sponsor (4)	2,929,000	6.8%	2,929,000	6.9%	2,929,000	6.9%
Private Warrants – Current Sponsor (4)	6,834,333	15.9%	6,834,333	16.1%	6,834,333	16.2%
Working Capital Loan Shares	1,000,000	2.3%	1,000,000	2.1%	1,000,000	2.3%
Bridge Loan Shares – Current Sponsor	1,000,000	2.3%	1,000,000	2.3%	1,000,000	2.4%
Bridge Loan Shares – Investors	1,000,000	2.3%	1,000,000	2.3%	1,000,000	2.4%
Pro Forma common stock at March 31, 2024	42,853,477	100.0%	42,564,655	100.0%	42,275,833	100.0%

Potential sources of dilution:
First Earnout Share Payment (5)	2,000,000	4.7%	2,000,000	4.7%	2,000,000	4.7%
Second Earnout Share Payment (5)	2,000,000	4.7%	2,000,000	4.7%	2,000,000	4.7%
Third Earnout Share Payment (5)	2,000,000	4.7%	2,000,000	4.7%	2,000,000	4.7%
SPARC Shares (6)	300,000	0.7%	300,000	0.7%	300,000	0.7%

(1) For further details, see “Business Combination Proposal — Consideration to Visiox Stockholders in the Business Combination.”

(2) Comprises the shares of New Visiox Common Stock to be issued to the Visiox Stockholders at Closing.

(3) Assumes exercise of 14,375,000 Public Warrants to purchase New Visiox Class A Common Stock at an exercise price of $11.50 per share.

(4) Assumes exercise of 9,763,333 Private Placement Warrants of New Visiox Class A Common Stock at an exercise price of $11.50 per share.

(5) Assumes the earnout measurements will be met per the Business Combination Agreement:

●	In the Event that the First Commercial Sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date (the “Launch Target”), New Visiox shall issue to each Visiox Stockholders, such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and to the Sponsor 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”);

●

Beginning in the first fiscal year following the Visiox Stockholders and Sponsor earning the Launch Earnout Share Payment, (the $12.50 Earnout Eligibility Date”), New Visiox shall issue to each Visiox Stockholders, such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and to the Sponsor 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”) in the event that the VWAP of the New Visiox Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “First Share Price Target”) for twenty (20) out of any thirty (30) consecutive Trading Days during the period beginning on the Closing Date and ending on the 36-month anniversary of the Closing Date (such period the “Earnout Period”).

In the event that the First Share Price Target achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved.

●

(iii) Beginning in the first fiscal year following Visiox Stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), New Visiox shall issue to each of the Visiox Stockholders such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”, and together with the Launch Earnout Share Payment and the $12.50 Earnout Share Payment, the “Earnout Share Payments”) in the event that the VWAP of the New Visiox Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Second Share Price Target,” and together with the Launch Target and the First Share Price Target, the “Earnout Targets”) for twenty (20) out of any thirty (30) consecutive Trading Days during Earnout Period.

In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved.

(6) New Visiox will be required to issue $3,000,000 in equity to SPARC to satisfy its obligations under the SPARC License Agreement following the successful regulatory approval of the PDP-716 NDA in the United States. See the section entitled “Information About Visiox – License Agreements – SPARC License Agreement” for more information.

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Related Agreements

This section describes the material terms of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the form of the Lock-Up Agreement, Non-Competition Agreement, and Note Assumption Agreement, which are attached hereto as Annex I, Annex H, and Annex G, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Letter Agreement

On February 17, 2022, PowerUp entered into a letter agreement (the “Letter Agreement”) with the Original Sponsor and certain individuals party thereto (the “Insiders”), pursuant to which Original Sponsor and Insiders agreed to (i) waive their redemption rights with respect to its founder shares and public shares in connection with the completion of PowerUp’s initial business combination and (ii) waive their rights to liquidating distributions from the trust account with respect to its founder shares if PowerUp fails to complete the Business Combination (although the Original Sponsor will be entitled to liquidating distributions from the trust account with respect to any public shares it holds if PowerUp fails to complete the Business Combination within the prescribed time frame). These waivers were made at the time that the founder shares and public shares were purchased for no additional consideration. Pursuant to the Sponsor Purchase Agreement (as defined below in the section “PowerUp’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Purchase Agreement”), the Sponsor has agreed to be bound by certain terms of the Letter Agreement.

On July 14, 2023, the PowerUp entered into a purchase agreement (the “Sponsor Purchase Agreement”) with SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”) and PowerUp Sponsor LLC (the “Original Sponsor”), pursuant to which the Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A ordinary shares and (y) 6,834,333 private placement warrants, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement, dated February 17, 2022, by and among the Company, its officers, directors and the Original Sponsor, and the Underwriting Agreement, for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time of the initial Business Combination. On August 18, 2023, the parties to the Sponsor Purchase Agreement closed the transactions contemplated thereby. Consequently, the parties to the Letter Agreement were updated to include Sponsor and PowerUp’s officers and directors as parties to the Letter Agreement.

Voting Agreement

The Original Sponsor and each Insider, with respect to itself, agreed that if PowerUp seeks shareholder approval of an initial business combination, then in connection with such initial business combination, it shall vote all founder shares, any public shares and any Class A ordinary shares included in the private units held by it in favor of such initial Business Combination (including any proposals recommended by the PowerUp board of directors in connection with such initial business combination) and not redeem any founder shares or public shares held by it in connection with such shareholder approval.

Pursuant to the Sponsor Purchase Agreement (as defined below in the section “PowerUp’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Purchase Agreement”), the Sponsor has agreed to be bound by the voting agreement in Section 1 of the Letter Agreement titled “Proposed Business Combination.”

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Letter Agreement Lock-up

Further pursuant to the Letter Agreement, Original Sponsor and each Insider agreed that the founder shares and private placement warrants are not transferable or salable in the case of the founder shares, until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which PowerUp completes a liquidation, Business Combination, share exchange, reorganization, recapitalization or other similar transaction that results in PowerUp’s public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the private placement warrants, until 30 days after the completion of the Business Combination, with certain limited exceptions.

The Sponsor, Original Sponsor and each Insider, with respect to itself, agreed that if PowerUp seeks shareholder approval of an initial business combination, then in connection with such initial business combination, it shall vote all founder shares, any public shares and any Class A ordinary shares included in the private units held by it in favor of such Business Combination (including any proposals recommended by the PowerUp board of directors in connection with such Business Combination) and not redeem any founder shares or public shares held by it in connection with such shareholder approval.

On May 18, 2023, PowerUp’s Original Sponsor elected to convert its Class B ordinary shares into Class A ordinary shares on a one-for-one basis (the “Conversion”). As a result, 7,187,500 of the Company’s Class B ordinary shares were cancelled and 7,187,500 of the Company’s Class A ordinary shares were issued to the Original Sponsor. The Original Sponsor agreed that all of the terms and conditions applicable to the founder shares set forth in the Letter Agreement shall continue to apply to the Class A ordinary shares that the Class B ordinary shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account or any monies or other assets held therein.

Pursuant to the Sponsor Purchase Agreement (as defined below in the section “PowerUp’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Purchase Agreement”), the Sponsor has agreed to be bound by the voting agreement in Section 1 of the Letter Agreement titled “Proposed Business Combination.”

Lock-Up Agreement

The Business Combination Agreement contemplates that, in connection with the Closing, PowerUp, the Sponsor, and the Significant Visiox Holder will enter into the Lock-Up Agreement with respect to the Lock-Up Securities held by such stockholder immediately following the Closing, pursuant to which, the Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Visiox Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which New Visiox completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their New Visiox Common Stock for cash, securities or other property.

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Non-Competition Agreement

The Business Combination Agreement contemplates that, at the Closing, TardiMed will enter into non-competition agreement pursuant to which it will agree not to compete with New Visiox and its respective subsidiaries, subject to certain requirements and customary conditions.

Note Assumption Agreement

The Business Combination Agreement contemplates that, at the Closing, PowerUp shall assume all obligations of Visiox under the Visiox Convertible Note. PowerUp’s assumption of the Visiox Convertible Note does not constitute a novation, and the terms and conditions of the Visiox Convertible Note shall be reflected in a written assumption agreement to be executed by and between Visiox and PowerUp at Closing (the “Note Assumption Agreement”).

Background to the Business Combination

PowerUp is a blank check company incorporated on February 9, 2021, as a Cayman Islands exempted company for the purpose of effecting a Business Combination, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, PowerUp utilized the global network and investing, industry and sector and transaction experience of Sponsor, PowerUp’s management and the PowerUp Board. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among PowerUp, Visiox and their respective representatives and advisors. On January 14, 2021, PowerUp engaged Marcum LLP to serve as PowerUp’s auditor.

On February 23, 2022, PowerUp completed its initial public offering of 28,750,000 units at a price of $10.00 per unit, generating gross proceeds of $287,500,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, PowerUp completed the private placement sale of an aggregate of 9,763,333 warrants at a purchase price of $1.50 per warrant, generating gross proceeds to the Company of $14,645,000. Of the proceeds received from the consummation of the PowerUp IPO and the private placement purchases by the Sponsor an aggregate of $294,687,500 ($10.25 per unit) was deposited in the Trust Account. Citigroup was the PowerUp IPO underwriter.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to PowerUp to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of (a) the completion of an initial business combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance or timing of PowerUp’s obligation to redeem 100% of the public shares if PowerUp does not complete an initial business combination by February 17, 2025, as such date may be extended by the PowerUp Board, or (c) the redemption of the public shares if PowerUp is unable to complete an initial business combination by February 17, 2025, as such date may be extended by the PowerUp Board, subject to applicable law.

Pursuant to the Letter Agreement, the Original Sponsor, the Sponsor, and PowerUp’s officers and directors have waived their redemption rights with respect to all of their founder shares and public shares in connection with the completion of PowerUp’s initial business combination and any proposed amendment to the Existing Governing Documents prior to the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. The Original Sponsor and PowerUp’s officers and directors entered into the Letter Agreement in order to induce PowerUp and the Underwriters to (i) enter into the Underwriting Agreement by and between PowerUp and Citigroup, as representative of the several Underwriters and (ii) to proceed with the PowerUp initial public offering. The parties to the Letter Agreement agreed that if PowerUp seeks shareholder approval of an initial business combination, then in connection with such business combination, they shall vote all founder shares, any public shares held by them in favor of such business combination (including any proposals recommended by the Board in connection with such Business Combination) and not redeem any founder shares or public shares held by them in connection with such shareholder approval.

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PowerUp did not select any business combination target in advance of the PowerUp initial public offering and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its initial public offering.

PowerUp ultimately decided to pursue a business combination with Visiox because of, among other things: (a) PowerUp’s directors’ and officers’ belief, based on their preliminary evaluation and the terms of the letter of intent, that Visiox was the most attractive potential business combination target that met PowerUp’s key criteria in a target (as further outlined below, including under the subheading “Visiox and the Business Combination”), (b) the level of engagement and discussions with Visiox, (c) Visiox’s willingness to enter into the letter of intent, discussed below, on terms that PowerUp’s directors and officers believed were attractive, and (d) Visiox’s willingness to devote appropriate resources to expeditiously sign a definitive agreement and consummate a business combination. The PowerUp Board also obtained the Fairness Opinion supporting the valuation of Visiox, as discussed greater detail in the section entitled “Business Combination Proposal — Opinion of Financial Advisor to PowerUp” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex J.

Negotiations with Original Sponsor

The following is a brief description of the background of the negotiations between Sponsor and Original Sponsor that briefly summarizes the events that led to the signing of the Sponsor Purchase Agreement.

Original Sponsor sought to sell the majority of its shares in PowerUp and to be replaced as PowerUp’s sponsor because it had not yet identified a target company and was facing liquidation of the Trust Account. The Original Sponsor decided to hold the 2023 Extension Meeting in anticipation of transitioning the sponsor entity for PowerUp. Cohen & Company Capital Markets introduced Original Sponsor and Sponsor in May 2023 and the negotiations began.

Negotiations through May and June focused on the 2023 Extension Meeting, non-redemption agreements, waivers of fees, and payment of certain expenses. The material terms negotiated by the parties include the transfer of 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants, the purchase price of $1.00 payable at the time of the Closing of the Business Combination, and the assumption of certain obligations, including public reporting obligations, payment of insurance premiums, payment of legal fees, performance of duties under the Administrative Services Agreement, performance of all other Original Sponsor obligations related to PowerUp, replacement of directors and officers, and agreement to be bound by the terms of the Insider Letter.

On July 14, 2023, PowerUp, the Original Sponsor, and the Sponsor entered into the Sponsor Purchase Agreement, pursuant to which the Original Sponsor transferred 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants to the Sponsor for an aggregate purchase price of $1.00 payable at the time of the Closing of the Business Combination.

On August 18, 2023, PowerUp, the Original Sponsor, and the Sponsor closed the transactions contemplated by the Sponsor Purchase Agreement.

Following the closing of the Sponsor Purchase Agreement, the Sponsor is solely responsible for the management of PowerUp and its search for an acquisition target. The Original Sponsor has no obligations with respect to PowerUp’s management or its search for an acquisition target.

Target Search

PowerUp evaluated potential acquisition targets based on the acquisition criteria and guidelines established by the PowerUp Board at its IPO. These criteria included, without limitation:

●	Competitive Position: The target company has a defensible market position in relation to their competitors. This defensibility may come from technology, brand, intellectual property, scale, or talent, among other attributes.

●	Management Team: The management team of the target company can execute on compelling growth strategies and/or recruit talented individuals to help execute the business strategy.

●	Inflection Point: The target company is at an inflection point, and the expertise of our management team combined with capital can improve financial performance.

●	Unrecognized Value: The target company is undervalued relative to market comps and/or as evaluated by our management team of seasoned public company officers and experts. In addition, our management team believes we can help the target company evaluate and improve its strategy and corporate governance, leading to successful value creation and re-valuation.

●	Growth: The target company is in a position to increase its growth rates, whether organically or inorganically, and our management team can help to accelerate that growth through supporting innovation of additional products or services or advising on strategic transactions.

●	Scalable Platform: The target company participates in markets of sufficient scale with the potential to achieve meaningful scale after the initial business combination, organically or through add-on acquisitions.

●	Risk-Adjusted Return: We believe that an acquisition of the target company will offer our shareholders attractive risk-adjusted returns on their investments.

Between August 18, 2023, the closing date of the Sponsor Purchase Agreement, and November 21, 2023, the date on which PowerUp entered into a non-binding letter of intent with Visiox, PowerUp’s management team and representatives of PowerUp:

●	identified and evaluated eighteen (18) potential acquisition target companies; each of which were identified by Mr. Ajjarapu or Mr. Doshi and screened for completion of audit requirement, quality of investor decks, complete data rooms, evaluation of the target market, the company position in the market, initial management interaction and enterprise market value vs. asking price for business combination;

●	completed initial introduction conference calls with each of the eighteen (18) potential targets, thirteen (13) of which PowerUp did not have any further correspondence with;

●	performed further initial analysis of the remaining five (5) potential targets, including correspondence about PCAOB audits, after which PowerUp ceased communications with three (3) of the potential targets during the week of November 14, 2023 (being “Candidate Three”, “Candidate Four” and “Candidate Five”), in part, because each of those three potential targets lacked PCAOB audits and were not in positions to quickly obtain PCAOB audits, which would have had a significant impact on PowerUp’s ability to begin taking steps toward completing an initial business combination;

●	entered into non-disclosure agreements (“NDAs”), containing customary terms regarding confidentiality, without imposing exclusivity or other similar restrictions, with two (2) companies that PowerUp’s management team considered to be potential appropriate acquisition targets (Candidate Two (described below) and Visiox), to facilitate due diligence review of confidential materials from these companies;

●	completed reviews, and had discussions with management, of three (3) companies that were considered by PowerUp’s management team to be appropriate targets (including Visiox); and

●	negotiated non-binding letters of intent with two (2) potential target companies (Visiox and Candidate Two).

Of the five potential targets whom PowerUp continued to evaluate after its initial conference calls the PowerUp Board evaluated those target companies using and considering the criteria and guidelines identified above. In that evaluation PowerUp believed one candidate - “Candidate Three” – had not reached an inflection point given its industry and had concerns reaching its potential growth trajectory and prospects. The PowerUp Board had concerns that “Candidate Four” may not have a strong competitive position related to its competitors. And, with regard to “Candidate Five” the PowerUp Board had concerns that the company may lack a scalable platform and a strong competitive position. These factors, combined with each of these three candidates lack of a PCAOB audit led PowerUp to cease discussions with these three target candidates during the week of November 14, 2023.

The sixteen (16) potential targets that PowerUp ultimately ceased discussions with or determined not to enter into NDAs with were eliminated from PowerUp’s consideration for various reasons, including industry, lack of PCAOB audit and revenue potential, and other factors generally outlined above with respect to Candidate Three, Candidate Four and Candidate Five.

Aside from Visiox, he one potential target that PowerUp entered into an NDA and letter of intent with (“Candidate Two”) was eliminated primarily because the company would not commit to a PCAOB audit.

Of the two (2) potential acquisition targets with which PowerUp entered into preliminary negotiations, PowerUp proceeded to enter into more substantive negotiations with Visiox. As described below, Candidate Two was eliminated in October primarily because it would not proceed with steps needed for a public company including starting PCOAB audits.

With regards to the one potential target with which PowerUp signed non-disclosure agreements and entered into a non-binding letter of intent (being Candidate Two), but ultimately did not pursue a business combination, PowerUp management’s review and analysis process is outlined below:

Candidate Two: On July 7, 2023, PowerUp was introduced to Candidate Two by Mr. Doshi. Candidate Two is an international project management company focusing in Renewable Energy, Mining and Infrastructure. Mr. Ajjarapu and Mr. Doshi team held a conference call with the representatives of Candidate Two to discuss the business and background of Candidate Two. On August 3, 2023, a non-disclosure agreement was executed. The nondisclosure agreement expired 30 days from the date thereof. On August 21, 2023, PowerUp received detailed information about the business, recent business operation status, and future business plan of Candidate Two. The parties entered into a letter of intent, however, it ultimately expired and PowerUp eliminated Candidate Two from its considerations in October. The PowerUp Board believed that Candidate Two had various positive attributes when it evaluated Candidate Two, including that that it may be undervalued relative to comparable companies, the perceived strength of its management team, that it participates in a market of scale to potentially benefit from a business combination with PowerUp, and had existing revenue and a project pipeline. However, PowerUp ultimately did not proceed with a business combination with Candidate Two because of that company’s inability to provide PCOAB audited financials.

Timeline of the Business Combination Negotiations with Visiox

The following is a brief description of the background of the negotiations between PowerUp and Visiox that summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation between the parties to the Business Combination Agreement or their representatives.

On September 1, 2023, RxC International LLC (“RxC”), a consultant to the Original Sponsor, contacted Mr. Ajjarapu about a potential target (Visiox), which was interested in potentially engaging in a business combination transaction with a SPAC. Visiox had no pre-existing relationship with RxC prior to September 1, 2023.

Effective October 1, 2023, the Sponsor entered into an Advisory Services Agreement (the “RxC Consulting Agreement”) with RxC. Pursuant to the terms of the RxC Consulting Agreement, RxC provided advisory services to Sponsor in connection with identifying a target company for PowerUp, facilitated conversations between Sponsor, PowerUp, and potential target companies, conducted high-level preliminary due diligence related to the proposed transaction with Visiox, and assisted in negotiating deal terms related to the proposed transaction with Visiox. In consideration for such services, Sponsor agreed to transfer 250,000 of its shares of New Visiox Common Stock to RxC within thirty (30) days of the closing of the Business Combination.

After its initial analysis of Visiox, including the primary criteria PowerUp used to evaluate all prospective targets as described in this proxy statement/prospectus, PowerUp indicated its interest in pursuing a possible transaction with Visiox and on October 19, 2023, Mr. Ajjarapu of PowerUp provided Mr. Bleeks (on behalf of Visiox) with a proposed initial term sheet.

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On October 20, 2023, PowerUp’s management and representatives spoke with Visiox’s management regarding Visiox’s business and the initial term sheet proposal. PowerUp also immediately began conducting due diligence on the potential target company.

The term sheet was negotiated between October 19, 2023 and October 27, 2023 when PowerUp was notified by Mr. Bleeks that Visiox was pursuing negotiations with another SPAC.

Negotiations resumed on November 15, 2023 because Mr. Bleeks informed PowerUp that Visiox’s negotiations with the other SPAC had terminated. During and through these negotiations and in the process of formulating a non-binding letter of intent that was agreeable to each party, among other things, the parties assigned a valuation to Visiox in a range between $80 million and $110 million. This valuation range was reached after PowerUp management had performed its initial due diligence on Visiox, and based on internal financial modeling conducted by management, which included discounted cash flow analysis based on tentative financial projections provided by Visiox. Assumptions reviewed and analyzed by PowerUp’s management in this tentative valuation included assumptions and projections as to when Visiox will begin to generate revenues and its projected operating expenses over the next five years. During negotiations the valuation range assigned to Visiox remained constant and the range was memorialized in the letter of intent executed by the parties on November 21, 2023. The valuation assigned to Visiox was ultimately supported by the analysis performed by The Mentor Group, Inc. (“Mentor”) in the preparation of its fairness opinion which used three differing valuation approaches, including the discounted cash flow method.

On November 16, 2023 RxC International facilitated negotiations between the companies regarding the bridge loan between Visiox and the Sponsor, capital raise requirements, and capitalization issues of the combined company.

During negotiations of the proposed terms of the business combination, the parties (primarily through their executive officers) discussed the type and amount of the consideration to be paid upon consummation of the business combination. The primary point of negotiations among the parties at this time parties were matters related to the amount of liquidity necessary to be in the combined company at, or around the time of closing and the aggregate amount of stock to be delivered to Visiox and its shareholders at closing versus the size and terms of the earn-out. Here, Visiox initially sought for its shareholders to own greater than 50% of the combined company whereas, based on its initial due diligence and preliminary valuation assessment of Visiox, PowerUp sought to have a greater amount of the transaction consideration be at risk and subject to the earnout. After, negotiations, and based on Visiox wanting a greater initial equity percentage, the parties agreed on the earn-out being a smaller percentage of the total transaction consideration.

On November 21, 2023, PowerUp entered into a non-binding letter of intent with Visiox with the approval of the Board of Directors because PowerUp determined that Visiox was an attractive potential business combination target based on a variety of reasons including those identified under the subheading “Visiox and the Business Combination” below, and in particular the existing products and current pipeline through the three molecules to which Visiox has rights:

●	Omlonti® - an FDA approved relatively selective prostaglandin E2 (EP2) receptor agonist, indicated for the reduction of elevated intracular presure (IOP) in patients with open-angle glaucomoa or ocular hyperextension.
●	PDP-716 – a once daily brimonidine with TearAct™ technology for glaucoma.
●	SDN-037 – a twice daily topical corticosteroid utilizing TJM™ (Tight Junction Modulation) micellular platform for pain and inflammation following ocular surgery.

The material terms of the letter of intent included provisions regarding the Visiox Convertible Note, the Working Capital Loans, the Earnout Shares, and other financing considerations such as redemptions by PowerUp’s public shareholders and a potential PIPE.

Previously, PowerUp had engaged Dykema Gossett PLLC (“Dykema”) to represent PowerUp to, among other things, execute on the acquisition of potential targets. Dykema and PowerUp began the review of the information in the data room.

From November 21, 2023 until November 30, 2023, representatives of PowerUp and Visiox communicated daily to discuss the potential business combination. Mr. Ajjarapu and Mr. Doss of PowerUp, and Mr. Bleeks and Mr. Derby of Visiox, participated in the communications. Other high-level executives, financial advisors and legal counsel of each of PowerUp and Visiox participated in certain of the meetings.

Starting on November 30, 2023 weekly meetings were held with representatives of PowerUp, counsel to PowerUp, representatives of Visiox, counsel to Visiox to discuss prospective terms of the business combination and required regulatory filings. Between November 30, 2023 and December 26, 2023 the parties negotiated the terms of the Business Combination Agreement. Among the issues the parties focused on during these negotiations were earnout structure, initial ownership percentage of Visiox and completion of audited financials.

Between November 21, 2023 and December 29, 2023, during their negotiations, the parties agreed to reduce the minimum cash condition from $10,000,000 to $5,000,000. The parties considered $10,000,000 as being the minimum cash condition at the beginning of the negotiations of the Business Combination Agreement. However, as negotiations progressed, the parties agreed that market conditions had changed and the ability to raise the capital prior to, or in connection with, closing could be impaired, making it less likely that a $10,000,000 target would be achieved. As a result, Visiox and PowerUp discussed lowering the minimum cash condition. Visiox then proposed the $5,000,000 minimum cash condition, which was accepted and agreed to by PowerUp. Moreover, the parties agreed to this condition after collectively analyzing the anticipated obligations and expenses of the combined company at closing, potential means to cause those obligations of the combined company to be satisfied (or otherwise deferred or waived) at or in connection with closing such that it would have $5.0 million or greater of net (or available) cash, which Visiox determined was sufficient to allow the combined company to operate and execute on its business plans.

The parties also discussed the need for additional financing, including potential convertible notes, an equity line of credit, or other type of equity financing. PowerUp has had initial discussions with various potential investors regarding additional financing, but does not currently have any plans to effect such a financing. PowerUp’s Initial Shareholders, and other current investors, have informed PowerUp that they do not plan to participate in any additional financing, other than as disclosed elsewhere in this proxy statement/prospectus.

On December 1, 2023, the PowerUp Board engaged Mentor to provide an evaluation of Visiox and a fairness opinion.

On December 21, 2023, the PowerUp Board reviewed and approved the draft of the proposed business combination agreement and a presentation was made by Mentor regarding its fairness opinion. During the meeting at which the PowerUp Board definitively approved the terms of the business combination, management and Mentor explained the valuations assigned to Visiox in the negotiation and evaluation process, and the Board reviewed and considered, among other things, the valuation assigned to Visiox in the transaction and the structure and terms of the consideration to be delivered to Visiox or that may be earned as part of the earnout.

On December 26, 2023, after PowerUp and Dykema completed due diligence, the Business Combination Agreement was executed by the parties.

Between December 27, 2023 and January 22, 2024, the companies worked on drafting the proxy statement/prospectus for approval of the Business Combination and related matters.

In late May 2024 the parties negotiated the terms of the Amendment Agreement to amend certain terms of the Business Combination Agreement, including to increase PowerUp’s indebtedness cap from $1.0 million to $2.0 million, eliminate the requirement that PowerUp have net tangible assets of at least $5,000,001 at the time of the closing, and reduced the Minimum Cash Condition from $5.0 million to $1.00. The Amendment Agreement was negotiated primarily to reflect changed circumstances since the execution of the Business Combination Agreement (such as PowerUp’s potential need to incur additional indebtedness to fund its working capital requirements through closing), cause Visiox to conserve its cash resources, facilitate the closing and reflect the parties expectations regarding the potential infusion of outside capital prior to closing. In addition, the parties recognize that for the combined company to meet the listing standards of the Nasdaq Capital Market, it will require the parties to demonstrate that the combined company has sufficient liquid assets and means to support its business operations.

The Visiox Board’s Reasons for the Business Combination

The Visiox Board’s reasons for the Business Combination include that the Business Combination provides Visiox with a means to become a public company, which will provide Visiox with access to capital to partially fund the regulatory approval process of PDP-716 and SDN-037 and the initial commercial launch and marketing of Omlonti®.

The PowerUp Board’s Reasons for the Business Combination

On December 21, 2023, the PowerUp Board (i) approved the Business Combination Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of PowerUp and its shareholders and (iii) recommended that PowerUp’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the PowerUp Board consulted with PowerUp’s senior management and advisors and considered a number of factors.

As of December 26, 2023, the date the Business Combination Agreement was executed, the balance of funds in the Trust Account was approximately $19.6 million and the threshold amount for satisfaction of the 80% test was therefore approximately $15.7 million. Accordingly, the PowerUp Board determined that at the time the Business Combination Agreement was entered into, Visiox had a fair market value of at least 80% of the value of the Trust Account.

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The PowerUp Board and management also considered the general criteria and guidelines that PowerUp believed would be important in evaluating prospective target businesses as described in the prospectus for PowerUp’s initial public offering. The PowerUp Board also considered that PowerUp could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, PowerUp stated that it intended to focus primarily on acquiring one or more businesses with the following criteria and guidelines:

●	Competitive Position: The target company has a defensible market position in relation to their competitors. This defensibility may come from technology, brand/IP, scale, or talent, among other attributes.

●	Management Team: The management team of the target company can execute on compelling growth strategies and/or recruit talented individuals to help execute the business strategy.

●	Inflection Point: The target company is at an inflection point, and the expertise of our management team combined with capital can improve financial performance.

●	Unrecognized Value: The target company is undervalued relative to market comparables and/or as evaluated by our management team of seasoned public company officers and experts. In addition, our management team believes we can help the target company evaluate and improve its strategy and corporate governance, leading to successful value creation and re-valuation.

●	Growth: The target company is in a position to increase its growth rates, whether organically or inorganically, and our management team can help to accelerate that growth through supporting innovation of additional products or services or advising on strategic transactions.

●	Scalable Platform: The target company participates in markets of sufficient scale with the potential to achieve meaningful scale after the initial business combination, organically or through add-on acquisitions.

●	Risk-Adjusted Return: We believe that an acquisition of the target company will offer our shareholders attractive risk-adjusted returns on their investments.

In considering the Business Combination, the PowerUp Board determined that the Business Combination was an attractive business opportunity that met the majority of the criteria and guidelines above, and considerations below, although not weighted or in any order of significance.

The PowerUp Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the PowerUp Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The PowerUp Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the PowerUp Board may have given different weight to different factors. This explanation of the reasons for the PowerUp Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The PowerUp Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

Visiox and the Business Combination. The PowerUp Board primarily considered the following factors related to Visiox and the Business Combination:

●	Visiox’s Industry, Market Opportunity, Existing Products and Pipeline. Management evaluated that Visiox has a product portfolio with an FDA-approved and NDA-stage products focused on treating large, but poorly managed areas within ophthalmology. In additional Visiox has a product candidate pipeline.

●	Value Creation Opportunities. In addition to organic growth opportunities, the PowerUp Board considered that Visiox has the potential to add substantial value by engaging in various strategic initiatives, which may be complimentary to its existing products and operations.

●	Post-Closing Financial Resources. The PowerUp Board also considered factors such as Visiox’s outlook, financial plan and debt structure, particularly in light of potential benefits from becoming a publicly reporting company.

●	Experienced and Seasoned Management Team. The PowerUp Board believes that Visiox’s management team has extensive experience in key aspects of the industries in which Visiox operates. The PowerUp Board expects that Visiox’s executives will continue with the combined company following the Business Combination. For additional information regarding Visiox’s executive officers, see the section entitled “Management of New Visiox Following the Business Combination – Executive Officers and Directors After the Business Combination.”

●	Public company readiness. Additionally, the PowerUp Board looked for a company that could benefit from additional visibility that a public company provides, bringing access for its products to customers and partners that would not otherwise invest in a private company, to enable strategic partnerships worldwide.

●	Fairness of Purchase Price. Based on Mentor’s fairness opinion, management analysis, and legal due diligence, the PowerUp Board determined that the purchase price paid by PowerUp for Visiox is fair to the PowerUp from a financial point of view. Mentor specifically provided the opinion that the purchase price paid by PowerUp to Visiox in the Business Combination in the form of the issuance of New Visiox Common Stock to the equity holders of Visiox as provided in the Business Combination Agreement is fair to PowerUp from a financial point of view.

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Best Available Opportunity. The PowerUp Board determined, after a thorough review of other business combination opportunities reasonably available to PowerUp, that the proposed Business Combination represents the best potential business combination for PowerUp based upon the process utilized to evaluate and assess other potential acquisition targets, and the PowerUp Board’s belief that such processes had not presented a better alternative.

Results of Due Diligence. The PowerUp Board considered the scope of the due diligence investigation and reviews conducted by PowerUp’s management and PowerUp’s advisors and consultants, and evaluated the results thereof and information available to it related to Visiox, including:

●	extensive virtual meetings and calls with Visiox’s management team regarding its business model, operations, forecasts, and the proposed transaction;

●	review of materials related to Visiox and its business, made available by Visiox, including material contracts, key operating metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, and other regulatory and compliance matters and other legal and business diligence;

●	review of analysis prepared by, and discussions with, PowerUp’s advisors and consultants;

●	consultation with legal and financial advisors, industry experts and regulatory agencies;

●	financial and valuation analysis of Visiox and the Business Combination; and

●	review of the financial statements of Visiox.

Terms of the Business Combination Agreement. The PowerUp Board reviewed and considered the terms of the Business Combination Agreement including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the section entitled “Business Combination Proposal” for detailed discussions of the terms and conditions of the Business Combination Agreement.

Risks. The PowerUp Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: redemptions, complexities related to the stockholder vote, litigation and threats of litigation, broader macroeconomic risks, the competitive landscape, business and execution risk, and, subsequently, managing its growth and expanding its operations. Specifically, the PowerUp Board considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

●	Visiox’s Business Risks. The PowerUp Board considered that PowerUp shareholders would be subject to the execution risks associated with New Visiox if they retained their public shares following the Closing, which were different from the risks related to holding public shares of PowerUp prior to the Closing. In this regard, the PowerUp Board considered that there were risks associated with successful implementation of New Visiox’s long-term business plan and strategy and New Visiox realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control. The PowerUp Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that PowerUp’s shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

●	Potential Inability to Complete the Business Combination. The PowerUp Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to PowerUp if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. The PowerUp Board considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for approval by Nasdaq of the initial listing application in connection with the Business Combination), which could result in PowerUp being unable to effect a business combination in the requisite time frame and force PowerUp to liquidate.

●	Risks regarding redemption of public shares. The PowerUp Board considered the risk that the current public shareholders of PowerUp would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to New Visiox following the consummation of the Business Combination and potentially requiring Visiox to waive certain conditions under the Business Combination Agreement in order for the Business Combination to be consummated. The consummation of the Business Combinations is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of Visiox. As of May 23, 2024, PowerUp’s Trust Account had a balance of approximately $6.5 million. Accordingly, if there are redemptions of more than [●] shares, PowerUp may not be able to meet the Minimum Cash Condition and would be unable to consummate the Business Combination. Further, the PowerUp Board considered the risk that current public shareholders would exercise their redemption rights is mitigated because Visiox will be acquired at an attractive aggregate purchase price.

●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits PowerUp from soliciting other business combination proposals, which restricts PowerUp’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

●	Post-Business Combination Corporate Governance. The PowerUp Board considered the corporate governance provisions of the Business Combination Agreement, the Proposed Charter, and the Proposed Bylaws, and the effect of those provisions on the governance of New Visiox following the Closing. See the section entitled “Organizational Documents Proposal” for detailed discussions of the terms and conditions of the Proposed Charter and Proposed Bylaws.

●	Potential Litigation. The PowerUp Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

●	Fees and Expenses. The PowerUp Board considered the fees and expenses associated with completing the Business Combination.

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Opinion of Financial Advisor to PowerUp

The PowerUp Board engaged The Mentor Group, Inc. (“Mentor”) in connection with the Business Combination Agreement to provide to the PowerUp Board a fairness opinion related thereto. Such engagement was entered into pursuant to the terms of an engagement letter dated as of December 1, 2023.

Mentor is an internationally recognized independent valuation consulting firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. PowerUp selected Mentor to provide a fairness opinion on the basis of Mentor’s reputation, its experience in the preparation of delivery of fairness opinions in connection with business combination transactions of other companies in the investment management industry and a cost structure that was appropriate for a company of PowerUp’s size and for the size of the Business Combination. Neither PowerUp, Visiox, nor any of their respective affiliates have or have had during the past two years any material relationship with Mentor, or its affiliates, and no relationship with Mentor, or its affiliates, not related to the Business Combination as currently contemplated between PowerUp, Visiox, New Visiox, or any of their respective affiliates.

At a meeting of the PowerUp Board, held on December 21, 2023, a representative of Mentor provided an overview regarding the proposed Business Combination and Mentor’s opinion letter (the “Opinion”) to the PowerUp Board stating that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the purchase price to be paid by PowerUp to the shareholders of Visiox in the Business Combination is fair from a financial point of view to the public shareholders of PowerUp. The summary of the Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion, which is attached to this proxy statement/prospectus as Annex J and includes the description of the Business Combination, and sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Mentor in connection with arriving at and delivering the Opinion.

The Opinion was furnished solely to be utilized by the PowerUp Board as only one input to consider in its process of analyzing the Business Combination and it did not constitute a recommendation to the PowerUp Board (or any member thereof), any shareholder of PowerUp or any other person as to how such person should vote or invest in PowerUp or otherwise act with respect to the Business Combination or in any other manner.

In arriving at its Opinion, Mentor looked solely at the enterprise value of Visiox as a going concern and on a standalone basis immediately prior to the date of the Opinion and did not consider any impact on value (positive or negative) of the consummation of the Transaction on the value of Visiox. Mentor performed the reviews, analyses and inquiries as it, in its professional judgment and experience, deemed necessary and appropriate under the circumstances and based on the nature of the Business Combination Agreement. Mentor’s activities, included, without limitation:

1. reviewed the non-binding letter of intent (the “Proposal”) to consummate a business combination transaction involving Visiox, and its subsidiaries and PowerUp, dated November 21, 2023;

2. reviewed PowerUp’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023;

3. reviewed the Visiox Confidential Presentation Deck, dated June 2023;

4. reviewed the draft Registration Statement on Form S-1 confidentially filed with the SEC by Visiox on August 25, 2023;

5. reviewed the file Visiox Cash Flow & Net Sales Forecasts (OCT update).xlsx;

6. reviewed the file Visiox IPO use of funds Oct 2023 v15 (Phased Launch).xlsx;

7. reviewed the Visiox Pharmaceuticals Inc. third quarter 2023 financial statements;

8. reviewed Business Wire’s Glaucoma Epidemiology Forecast Report 2021 — 2030 — ResearchAndMarkets dated May 5, 2022; and

9. reviewed Mordor Intelligence’s report Ophthalmic Drugs Market Size & Share Analysis — Growth Trends & Forecasts (2023-2028).

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In rendering its Opinion, Mentor assumed and relied upon the accuracy and completeness of the most recent financial statements, forecasts and other information provided to it by PowerUp and Visiox, and Mentor further relied upon the assurances of such companies’ management that they were, in each case, unaware of any facts or circumstances that would make the information provided to Mentor incomplete or misleading. Mentor relied upon and assumed, without independent verification, that:

(a) the representations and warranties of the parties to the Proposal identified, and all other related documents and instruments that are referred to therein are true and correct;

(b) each party to the Proposal and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party;

(c) all conditions to the consummation of the Business Combination will be satisfied without waiver thereof; and,

(d) the Business Combination will be consummated in a timely manner in accordance with the terms described in the Proposal and other related documents and instruments.

In addition, Mentor relied on and assumed without independent investigation that, (i) the Business Combination will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Business Combination will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Business Combination or Visiox that would be material to its analyses or the Opinion.

In arriving at its Opinion, Mentor did not perform any independent appraisal or physical inspection of the assets of Visiox. Mentor’s analysis does not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). Mentor did not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, they noted there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material.

The Opinion was predicated on the assumption that the conditions to the Business Combination as set forth and described in the Proposal would be satisfied, and that the transactions contemplated thereby would be consummated on a timely basis in the manner contemplated by the Proposal.

In performing its analyses, Mentor considered business, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its Opinion. Mentor noted that no company or business used in Mentor’s analyses for comparative purposes is identical to Visiox, and an evaluation of the results of those analyses is not entirely mathematical and is subject to assumptions and estimates. The estimates contained in the financial projections and the implied reference range values indicated by Mentor’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold, which may depend on a variety of factors, many of which are beyond the control of PowerUp or Visiox. Much of the information used in, and accordingly the results of, Mentor’s analyses are inherently subject to substantial uncertainty. As a result, Mentor did not and does not assume any responsibility if the future results are materially different from those forecasts.

Mentor’s Opinion was only one of many factors considered by the PowerUp Board in evaluating the proposed Business Combination. Neither Mentor’s Opinion nor its analyses were determinative of the transaction consideration or of the views of the PowerUp Board, or PowerUp’s management with respect to any determinations made regarding the Business Combination or the consideration with respect thereto. The type and amount of consideration payable as the consideration in the transaction were determined through negotiation between PowerUp and Visiox, and the decision to enter into the Business Combination Agreement was solely that of the PowerUp Board.

Financial Analyses

In preparing its Opinion, Mentor performed a variety of analyses, including those described herein. The summary of Mentor’s analyses is not a complete description of the analyses underlying Mentor’s Opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Mentor’s Opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Mentor arrived at its Opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Mentor made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses, and Mentor believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Mentor’s analyses and Opinion.

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For purposes of its analyses, Mentor reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the applicable acquisition target) plus the amount of its net debt (i.e., the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Mentor based the estimated range of enterprise values of Visiox using the Discounted Cash Flow (“DCF”) method, the Guideline Public Company (“GPC”) method, and the Guideline Merged and Acquired Company (“GMAC”) method as described below.

Value Range. For purposes of its financial analyses, with PowerUp’s consent, Mentor determined a range of values for Visiox as follows:

(in $ Thousands) Valuation Method	Low	High

DCF Method	74.8	106.8
Market Approach	-	-
Guideline Public Company Method	69.7	147.0
Guideline Merged & Acquired Company Method
- Weighted Average	83.1	103.8

DCF Analysis

Mentor utilized a forecast of revenue and profitability for Visiox that was prepared by Visiox and dated November 30, 2023. The forecast shows revenue, cost of goods sold, gross profit, operating expenses (including payroll expenses), EBITDA, depreciation and amortization expenses, operating profit, taxes, net income, and debt free cash flow. A discounted cash flow analysis (“DCF”) calculates the cash flow to investors and creditors over a specified period of time. Cash flow is determined as net (after-tax) income adjusted for tax-free depreciation and amortization, capital expenditures, tax-free interest and other adjustments. The forecast provided by Visiox did not provide forecasted taxes, capital expenditures and depreciation/amortization. Furthermore, Visiox had no debt on its balance sheet and is not expected to borrow money based on the forecast. For its analysis, Mentor assumed depreciation and amortization based on the depreciation and amortization of the comparable companies used in the analysis, a blended New York state and U.S. corporate income tax rate to apply to the resulting EBIT, and no additional capital expenditures. Operating profit is defined as earnings before interest and taxes (EBIT). The company forecasts no interest payments, and therefore the EBIT is gross profit less operating expenses and depreciation and amortization. Taxing EBIT results in net income to which is added back depreciation and amortization.

Mentor reviewed certain financial data for guideline public companies (GPCs) with publicly traded equity securities that Mentor deemed relevant based on the GPC’s operations in biotechnology and pharmaceuticals that may in certain respects and based on Mentor’s professional judgment and experience, be considered similar to those of Visiox. No company used in the analyses as a comparison is directly comparable to Visiox. The companies reviewed for the analysis are as follows:

i.	Clearside Biomedical, Inc.;

ii.	Eyenovia, Inc.;

iii.	REGENXBIO Inc.;

iv.	Ocular Therapeutix, Inc.;

v.	Ocuphire Pharma, Inc.;

vi.	EyePoint Pharmaceuticals, Inc.;

vii.	Coherus BioSciences, Inc.

viii.	KalVista Pharmaceuticals, Inc.;

ix.	OKYO Pharma Limited; and

x.	Viridian Therapeutics, Inc.

Mentor estimated an industry-derived discount rate using the GPCs (the weighted average cost of capital, or “WACC”) for the Company, which was applied to the adjusted cash flows of Visiox to calculate the present value of the discrete cash flows for the years 2023 through 2029. The WACC was determined directly from application of the capital asset pricing model (“CAPM”) using information from the GPCs, including the observed beta, book debt as a percent of the market value of invested capital (“MVIC”) and the effective tax rate. After applying the selected discount rates to the discrete period forecast cash flows, Mentor summed the present values for all periods.

Next, Mentor determined a terminal value to add to the sum of the discrete period cash flows. The determination of the terminal value was based on the present value of the company’s cash flows in perpetuity. Mentor utilized the Gordon Growth Model using an industry-derived perpetual growth rate to estimate the terminal value.

Guideline Public Company Method

For each of the GPCs utilized for the determination of the WACC, above, Mentor calculated historical and forecast MVIC multiples of revenue, EBITDA and EBIT. For all of the early-stage GPCs, the historical EBITDA and EBIT were not meaningful for calculating the historical multiples. Mentor calculated a “low” and a “high” implied MVIC value by applying the minimum and first quartile multiples, respectively, to the appropriate 2028 financial performance measures of Visiox. From the resulting implied MVICs, Mentor subtracted total liabilities to determine implied values of equity. Mentor weighted the two positive results that were based on trailing twelve-month (“TTM”) and forecast next fiscal year (“NFY”) revenues by assigning a weighting of 60% to the value derived from TTM revenue, and 40% to the value derived from NFY revenue. Lastly, as 2028 forecast revenue was used in the determination of implied equity, the weighted average was present-valued to the valuation date using the same WACC that was determined for the DCF analysis.

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Guideline Merged and Acquired Company Method

Mentor researched industry transactions within the last eight years and found six transacted companies (“GMACs”) that were determined to be similar to Visiox. Mentor’s research was not limited to de-SPAC transactions. Mentor focused its research on early stage pharmaceutical development companies primarily in the ocular space. These companies are as follows:

i.	Clearside Biomedical, Inc.;

ii.	Eyenovia, Inc.;

iii.	REGENXBIO Inc.;

iv.	Ocular Therapeutix, Inc.;

v.	Ocuphire Pharma, Inc.; and

vi.	EyePoint Pharmaceuticals, Inc.

Mentor reviewed certain financial data for the GMACs and, as for the Guideline Public Company Method, calculated historical implied enterprise value multiples of TTM revenue, EBITDA and EBIT for five of the six companies. Such calculation was not performed for the sixth company because the required information was not available to Mentor. Four of the five GMACs had positive historical EBITDA and EBIT. Mentor calculated a “low” and a “high” value by applying the minimum and first quartile multiples, respectively, to the appropriate 2026 financial performance measures of Visiox. Mentor then weighted the three results for each of the low and high implied values of enterprise value. As multiples of profitability are better indicators of value than multiples of revenue, Mentor assigned a weighting of 20% to the value derived from revenue, 60% to the value derived from EBITDA, and 20% to the value derived from EBIT. Also, the multiples of EBITDA had a lower coefficient of variation than the other two multiples. As 2026 forecast revenue, EBITDA and EBIT were used in the determination of implied enterprise value, the weighted average was present-valued to the valuation date using the same WACC that was determined for the DCF analysis. Lastly, Mentor added balance sheet cash and subtracted total liabilities to determine the implied value of equity.

Value Conclusion

Having calculated three ranges of value of the implied equity of Visiox using the three methodologies, Mentor applied weightings to each of the three ranges based on Mentor’s judgement that Visiox revenue and distribution will increase to a long-term sustainable growth rate between the years 2029 and 2030. Visiox provided a detailed forecast for the years 2024 through 2028 of the three products that it intends to introduce into the market for glaucoma treatment products. The first product, Omlonti, is expected to generate revenue in 2024, while Brimonidine and Difluprednate are to be introduced in 2025. Visiox expects rapid revenue growth in the two years following product introduction after which the growth rate decreases year-over-year in the subsequent three years through 2029. The growth rate in 2029, the last year of the discrete period forecast is still a healthy forty percent. It would be expected that the growth rate would decrease slowly over the next several years to a long-term sustainable growth rate. In its analysis, subsequent to 2029, Mentor applied a long-term growth rate to Visiox revenue of 2.1 percent, based on information from the “Glaucoma - Epidemiology Forecast to 2030” available from ResearchAndMarkets.com. According to the report, the incidence of Primary Open Angle Glaucoma (“POAG”), the most common form of glaucoma, is expected to increase from 7,289,907 in 2020 to 8,635,233 at an annual growth rate of 2.12 percent. It would be expected that the long-term revenue growth rate of Visiox products would grow at approximately the same growth rate as the disease(s) targeted by the products.

Mentor gave a weighting of 50% to the implied low and high equity values determined using the DCF method, a weighting of 20% to quantify the value of Visiox based on multiples realized by public companies, and a 30% weighting to the value of Visiox derived from the guideline merged and acquired company method. Mentor then summed the weighted values for both the low and high ranges to determine a final range of the implied value of equity of Visiox.

Fees and Scope of Engagement

PowerUp has paid Mentor a fee of $80,000 in connection with delivery of its Opinion and has reimbursed Mentor for its reasonable expenses incurred in connection with the PowerUp engagement and has agreed to indemnify Mentor, any controlling person of Mentor and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

The Opinion was delivered to the PowerUp Board subject to the conditions, scope of engagement, limitations and understanding set forth in the Opinion and subject to the understanding that the obligations of Mentor in connection with the Business Combination Agreement are solely corporate obligations. Mentor was not asked to opine on, and the Opinion did not express any views with respect to, (i) any other terms of the Business Combination Agreement, (ii) PowerUp’s underlying business decision to effect the Business Combination Agreement, (iii) the basic business decision to proceed with or effect the Business Combination Agreement, (iv) the merits of the Business Combination Agreement relative to any alternative transaction or business strategy that may be available to PowerUp, (v) the amount or nature of the compensation to any officer, director or employee or any class of such persons relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of PowerUp or Visiox in the Business Combination Agreement, or relative to or in comparison with the consideration payable in connection with the Business Combination, (vi) the fairness of the Business Combination to any particular group or class of securities (other than the equity securities of PowerUp which were acquired upon the consummation of the Business Combination), creditors, or other constituencies of PowerUp, (vii) the solvency, creditworthiness or fair value of Visiox or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters, (viii) the procedural fairness of the Business Combination or other possible measures of fairness, (ix) the independent fair value of Visiox (except as expressly set forth in the Opinion), or (x) the fairness of such valuation to PowerUp or PowerUp’s shareholders (independent from the Business Combination), taken as a whole.

The PowerUp Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the PowerUp Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of PowerUp’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factor Summary.”

Projected Financial Information

PowerUp and Visiox do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with the PowerUp Board’s evaluation of the Business Combination, and as part of PowerUp’s due diligence process, on October 20, 2023, Visiox’s management delivered financial projections to PowerUp, including projections for revenue, cost of goods sold, gross profit, operating expenses and EBITDA. Between October 20, 2023 and November 30, 2023, PowerUp reviewed Visiox’s capitalization table, conducted other due diligence and held discussions with Visiox management and advisors in order to verify the fairness and accuracy of the projections for use. Those projections covered fiscal year 2023 through fiscal year 2029. In the view of PowerUp and Visiox’s management, the financial projections were prepared on a reasonable basis reflecting consultation with Visiox’s management’s currently available estimates and judgments, and presents, to the best of PowerUp and Visiox’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Visiox at the time. In determining that the projections and underlying assumptions were reasonable, PowerUp’s Board and management relied on the assessments of certain members of its Board and management that have extensive experience and expertise in the healthcare industry. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to rely on the prospective financial information. The financial projections are being provided for information purposes only and are not and should not be viewed as public guidance regarding the future performance of Visiox. You should review the financial statements of Visiox included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Visiox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and you should not rely on any single financial measure.

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Due to inherent uncertainties in financial projections of any kind, and as Visiox is a development stage company which has not generated meaningful revenues to date, the PowerUp Board did not rely solely upon the following financial projections in recommending the Business Combination to its shareholders and did not consider the projections a determinative factor in its recommendation. Accordingly, shareholders are strongly cautioned not to place undue reliance, if any, on the forecasts and not to rely on such financial projections in making any decision regarding the Business Combination.

Visiox’s financial projections reflect numerous estimates and assumptions made by PowerUp and Visiox, with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Visiox’s business, all of which are difficult to predict and many of which are beyond Visiox’s control, including, among others, risks and uncertainties set forth under “Risk Factors” contained elsewhere in this proxy statement/prospectus. In developing the financial projections, numerous material assumptions were made, with respect to Visiox’s business for the periods covered by the financial projections, including but not limited to number of molecules, ramp up to revenue, research and development and funding to operate and expand.

The projections for Visiox’s business are based on established market trends, considering organizational costs of developing Visiox’s key products and the likelihood that Visiox will have another two approved products (PDP-716, and SDN-037) on the market in the next three to four years. The projections focus on the commercialization of Visiox’s products in the United States only. Revenue growth rates are based on the expected commercialization timeline and market penetration rates for Visiox’s key product, Omlonti, and its two product candidates, PDP-716, and SDN-037. Initially, the growth rates of total sales range from 80% to 90% due to the launch of PDP-716, and SDN-037, but then subside over time to match market growth. The total expected market share for each of PDP-716, and SDN-037 is expected to capture less than 1% of the total glaucoma eye drop market and less than 2% of the steroid eye drop market, at peak. The product launch pricing of Visiox’s products is estimated at parity with branded products in the same class. Visiox estimates gross margins to be approximately 50%, which includes distribution costs and managed care rebates. Operating costs are expected to exceed net revenues in the initial launch year and the following year, but by the completion of the third year, Visiox estimates that net sales will surpass operating costs. By the fourth year, operating costs are projected to be 38% of net sales, decreasing year over year. Operating costs include payroll, sales operations and analytics, regulatory and pharmacovigilance, market access and distribution, marketing costs, sales training and equipment, sales team, and other related expenses. The research and development budget primarily covers costs associated with the FDA-mandated post-approval study for Omlonti, which is anticipated to cost approximately $4 million and be completed by the end of 2026. Following the post-approval study (2027 through 2029), the expected costs are expected to drop off and then remain constant, reflecting only those costs associated with managing any outstanding required additional research, as Visiox does not anticipate conducting additional post-marketing studies.

Visiox’s projections are also based on the assumption that our product candidates PDP-716, and SDN-037 will receive FDA approval. Revenues presented reflect that FDA approval has been obtained for Visiox’s product Omlonti, and that FDA approval will be obtained for PDP-716, and SDN-037. The probability of regulatory approval for Visiox’s product candidates is based on the current stage of FDA approval for each product candidate. Visiox’s product candidate PDP-716 is in the last stage of the approval process. Visiox has already submitted an NDA and is currently in the process of resolving a CRL related to a CMC issue in the manufacturing facility of its prior API supplier. Visiox has identified a new API supplier and expects the new supplier to begin producing test batches of the API in June 2024. Visiox anticipates resubmitting the NDA for FDA review in late 2024. Visiox estimates the FDA’s review of the resubmitted NDA will take approximately 6 months. The NDA for Visiox’s product candidate SDN-037 is being prepared, all clinical testing has been completed, and Visiox expects to submit the NDA for review in the fourth quarter of 2024. Visiox estimates the FDA’s review of the NDA will take approximately a year. Such estimated FDA review times cannot be predicted with certainty, and FDA review of a product candidate does not guarantee regulatory approval. Visiox’s product Omlonti was approved by the FDA in September 2022. Visiox’s projections do not factor in the possibility of FDA approval of new competitive products in the market in which it operates.

These assumptions have been carefully considered and are deemed reasonable based on industry trends and Visiox’s strategic initiatives.

While presented in this proxy statement/prospectus with numeric specificity, the financial projections are forward-looking statements that are inherently subject to significant uncertainties, reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, market and financial conditions and trends and other future events, as well as matters specific to Visiox’s business, all of which are difficult to predict and many of which are beyond Visiox’s control. The various risks and uncertainties include risks set forth in the sections entitled “Risk Factors,” “Visiox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

There undoubtedly will be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience, events and business developments. The inclusion of financial projections should not be regarded as an indication that PowerUp or Visiox, their boards of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. Furthermore, the financial projections do not purport to be a complete description of the financial analyses performed or factors considered.

PowerUp has included summary information from such financial projections in the table below to give its shareholders access to certain previously non-public information because such information was considered by the PowerUp Board for purposes of evaluating the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections are materially different than actual results. The combined entity will not refer back to the financial projections in future periodic reports filed under the Exchange Act.

The unaudited financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP. Neither PowerUp’s independent registered public accounting firm nor the independent registered public accounting firm of Visiox has audited, reviewed, compiled, or performed any procedures with respect to the accompanying financial projections for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of Visiox included elsewhere in this proxy statement/prospectus relates to the historical financial information of Visiox. It does not extend to the financial projections and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the signing of the Business Combination Agreement and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the financial projections. The accompanying financial projections include financial measures that were not calculated in accordance with GAAP. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and our management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

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The financial projections and related financial support were provided to the PowerUp Board during the course of the diligence process between October 20, 2023 and November 30, 2023, as they were being completed and finalized by Visiox. On November 21, 2023, PowerUp management presented the final projections to the PowerUp Board. In light of the fact that Visiox is a development stage company which has not generated meaningful revenues to date, the PowerUp Board did not rely solely upon the financial projections in recommending the Business Combination to its shareholders and did not consider the projections a determinative factor in entering into the Business Combination Agreement. Further, the inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that PowerUp, Visiox, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned that the projections solely represent Visiox’s best efforts in predicting future operating results and must be considered in that light. As a result, in making a decision regarding the Business Combination, please understand that the projections may be materially different than actual results.

The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

The projections are based on established trends and industry growth projections. These assumptions have been carefully considered and are deemed reasonable based on the industry trends and Visiox’s strategic initiatives.

The projections were also based on estimates by our management with respect to tax assets and rates, capital expenditures, depreciation and amortization, changes in net working capital, and stock-based compensation.

Accordingly, there can be no assurance that the financial projections are indicative of the future performance of PowerUp or Visiox or that actual results will not differ materially from those presented in the financial projections. Inclusion of the financial projections in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the financial projections will be achieved.

Considering that PowerUp’s extraordinary general meeting will be held months after the date the financial projections referenced above were prepared, as well as the uncertainties inherent in any forecasted projections, shareholders are cautioned not to place undue reliance on the financial projections.

The financial projections regarding Visiox’s anticipated future operations on which the PowerUp Board relied, for fiscal year 2023 through fiscal year 2029, is as follows:

	Projected Financials
	FYE	FYE	FYE	FYE	FYE	FYE	FYE
	12/31/23	12/31/24	12/31/25	12/31/26	12/31/27	12/31/28	12/31/29
Revenue	-	$3,610.0	$18,629.9	$61,548.1	$102,672.1	$150,880.0	$211,159.6
Cost of Goods Sold	475.3	476.3	372.2	3,077.4	5,133.6	7,544.0	10,558.0
Gross Profit	(475.3)	3,133.8	18,257.7	58,470.7	97,538.5	143,336.0	200,601.6
Sales and Marketing	-	2,827.5	4,234.5	3,514.0	3,674.0	4,052.0	4,712.4
R&D Expense	2.0	1,154.0	1,900.0	1,900.0	300.0	300.0	300.0
Management Fee	-	-	-	-	-	-	-
General and Administrative	553.8	9,252.5	10,758.7	10,757.9	10,757.9	11,000.3	11,129.6
Royalty Expense (Brimonidine, Omlonti, Difluprednate)	-	324.9	10,990.0	8,299.5	14,228.1	19,584.1	31,591.6
Other Operating Expense (Payroll)	82.2	9,256.2	15,618.2	15,618.2	15,618.2	16,399.1	17,180.0
Earnings Before Interest, Taxes, and D&A (EBITDA)	(1,113.3)	(19,681.3)	(25,243.8)	18,381.1	52,960.2	92,000.6	135,688.0

Earnings Before Interest and Taxes (EBIT)	(1,113.3)	(19,681.3)	(25,243.8)	18,381.1	52,960.2	92,000.6	135,688.0

Nonrecurring Income (Expense)	(475.3)	(921.3)	-	-	-	-	-
Net Income	$(1,588.6)	$(20,602.6)	$(25,243.8)	$18,381.1	$52,960.2	$92,000.6	$135,688.0

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, VISIOX DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE STRONGLY CAUTIONED NOT TO PLACE UNDUE RELIANCE, IF ANY, ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE AND NOT TO RELY ON SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF VISIOX, POWERUP OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY VISIOX OR POWERUP SHAREHOLDER, OR ANY OTHER PERSON, REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. POWERUP DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

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Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by PowerUp have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the analysis of Visiox generally used to approve the transaction, the PowerUp Board determined that this requirement was met. The PowerUp Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s length, was fair to and in the best interests of PowerUp and its shareholders and appropriately reflected Visiox’s value. In reaching this determination, the PowerUp Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, and technical skills, as well as quantitative factors such as Visiox’s potential for future growth in revenue and profits. The PowerUp Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Visiox met this requirement.

Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the PowerUp Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, PowerUp’s directors and executive officers, and Visiox’s directors and executive officers may have interests in such proposal that are different from, or in addition to, those of PowerUp shareholders and warrant holders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. PowerUp’s Board concluded that the potentially disparate interests would be mitigated because (i) these interests are disclosed and included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by PowerUp with any other target business or businesses, and (iii) a significant portion of the consideration to PowerUp’s directors and executive officers was structured to be realized based on the future performance of New Visiox’s Common Stock. In addition, PowerUp’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the PowerUp Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Nonetheless, shareholders should take these disparate interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and PowerUp’s officers and directors will lose their entire investment in PowerUp and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 17, 2025 (unless such date is extended by the PowerUp Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for its 4,317,500 Class A ordinary shares and its 6,834,333 private placement warrants to the Original Sponsor upon the Closing of the Business Combination. The Sponsor will pay less than $0.0001 per Class A ordinary share and has the right to acquire 6,834,333 shares of New Visiox Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Visiox from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

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●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrant on Nasdaq on [●]; in addition, as of [●], 2023, PowerUp owes the Sponsor $[●] in accrued monthly fees;

●

the aggregate dollar amount that the Original Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], which amount includes the current value of securities held, assuming a trading price of $[●] per PowerUp Class A ordinary share and $[●] per PowerUp public warrants (based upon the respective closing prices of the PowerUp Class A ordinary shares and the PowerUp public warrants on Nasdaq on [●]);

●	the Sponsor acquired approximately 55.6% of the issued and outstanding ordinary shares of PowerUp for less than $0.0001 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Sponsor could make a substantial profit after the Business Combination even if the New Visiox Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Visiox. The ordinary shares held by the Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the Original Sponsor owns approximately 37.0% of the issued and outstanding ordinary shares of PowerUp, which it originally acquired for approximately $0.0029 per share. However, the merger consideration is based on a deemed price per share of $10.00 per share. Therefore, the Original Sponsor could make a substantial profit after the Business Combination even if the New Visiox Common Stock subsequently declines in value or is unprofitable for the public shareholders, or the public shareholders experience substantial losses in their investment in New Visiox. The ordinary shares held by the Original Sponsor have an aggregate market value of approximately $[●], based on the closing price of PowerUp’s Class A ordinary shares on [●], 2024 of $[●] per share, resulting in a theoretical gain of $[●] (or $[●] per share);

●	the private placement warrants owned by the Initial Shareholders will be worthless if an initial business combination is not consummated;

●	the Sponsor has agreed that the private placement warrants will not be sold or transferred by it until after PowerUp has completed an initial business combination, subject to limited exceptions;

●	the Sponsor’s total potential ownership in New Visiox, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 30.6% of outstanding New Visiox Common Stock in a no redemption scenario, and 31.1% of outstanding New Visiox Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Original Sponsor’s total potential ownership in New Visiox, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 13.5% of outstanding New Visiox Common Stock in a no redemption scenario, and 13.7% of outstanding New Visiox Common Stock in a maximum redemption scenario (see “Unaudited Pro Forma Condensed Combined Financial Information” for more information);

●	the Sponsor is currently the owner of 4,317,500 Class A ordinary shares and 6,834,333 private placement warrants, each exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Original Sponsor is currently the owner of 2,870,000 Class A ordinary shares and 2,929,000 private placement warrants. If an initial business combination, such as the Business Combination, is not completed by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will be required to dissolve and liquidate. In such event, the PowerUp Class A ordinary shares currently held by the Original Sponsor will be worthless because the Original Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Sponsor has agreed not to redeem any of the Class A ordinary shares in connection with a shareholder vote to approve an initial business combination;

●	the anticipated continuation of [●] of our existing directors, [●], as director[s] of New Visiox. In the future each of such directors will receive any cash fees, stock options, stock awards or other remuneration that the New Visiox Board determines to pay them for their service as directors;

●	pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of PowerUp’s directors and officers and (ii) continue PowerUp’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	all amounts due and owing under the Visiox Convertible Note in favor of the Sponsor, including the $2.0 million principal amount and any accrued and unpaid interest, will be repaid at closing of the Business Combination, or otherwise convert into shares of New Visiox Common Stock at a price per share of $10.00 per share;

●	at the Effective Time, PowerUp shall (a) on behalf of Visiox, pay $2.0 million to the Sponsor for advisory services; (b) on behalf of Visiox, issue the Sponsor 1,000,000 Bridge Loan Shares as partial consideration for the Sponsor entering into the Visiox Convertible Note; and (c) issue the Sponsor up to 1,000,000 Working Capital Loan Shares as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned, which totals $950,000 as of the date of this proxy statement/prospectus and is comprised of funds the Company received from the Sponsor pursuant to the terms of the three Loan and Transfer Agreements, entered into during December 2023 and January 2024, and the four Second Subscription Agreements dated May 9, 2024 (which agreements, as further described in this proxy statement/prospectus, also impose certain obligations on the Sponsor (or its affiliate(s)) subject to the conditions set forth in the respective agreements, including if the Business Combination is not consummated within a defined period of time);

●	if the Business Combination is not consummated, the Sponsor will not receive the $2.0 million for advisory services, the 1,000,000 Bridge Loan Shares, and up to 1,000,000 Working Capital Loan Shares. The total aggregate value of the up to 2,000,000 shares of New Visiox common stock issuable to the Sponsor is up to $20,000,000, with the exact amount to be determined based on the total amount shares ultimately issued to the Sponsor;

●	PowerUp is not responsible for the payment of any interest on the Working Capital Loans and is only required to repay the principal amounts of the Working Capital Loans and the March Loan upon the completion of an initial business combination;

●	pursuant to the Registration Agreement, the Original Sponsor and its permitted transferees are entitled to registration of the shares of New Visiox Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that PowerUp’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to PowerUp. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver;

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●

if the Trust Account is liquidated, including in the event PowerUp is unable to complete an initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify PowerUp to ensure that the proceeds in the Trust Account are not reduced below $10.25 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which PowerUp has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PowerUp, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the Sponsor has agreed to pay for any liquidation expenses if an initial business combination is not consummated;

●	the following individuals who are currently executive officers of Visiox are expected to become executive officers of New Visiox upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Ryan Bleeks	Chief Executive Officer, Director
Sanjay Malieckal	Chief Commercial Officer
Cynthia Matossian, MD	Chief Medical Officer

●	Ryan Bleeks, Richard Rubino, and Tom Mitro, who are currently members of Visiox’s board of directors, are expected to become members of the New Visiox Board upon the Closing; and

●	effective upon Closing, New Visiox intends to enter into employment agreements with each of its NEOs.

As a result of the foregoing interests, the Sponsor and PowerUp’s directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

The Original Sponsor, pursuant to the Letter Agreement, and the Sponsor, pursuant to the Sponsor Purchase Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Original Sponsor and Sponsor collectively own approximately 92.56% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

The existence of financial and personal interests of one or more of the Sponsor’s or PowerUp’s officers or directors may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of PowerUp and its shareholders and what such director or officer may believe is the best interest of such director or officer in determining to recommend that shareholders vote for the proposals.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for using the acquisition method of accounting with PowerUp as the accounting acquirer. Under the acquisition method of accounting, PowerUp’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Visiox will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet, the purchase consideration has been allocated to the identifiable assets and liabilities assumed of Visiox based upon management’s preliminary estimated of their fair values as of September 30, 2023. PowerUp has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Visiox identifiable assets acquired and liabilities assumed. The purchase price was allocated to separate identifiable intangible assets – Licensed Technology.

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Regulatory Matters

None of PowerUp and Visiox are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that PowerUp’s entry into the Business Combination Agreement dated as of December 26, 2023, as amended by the Amendment Agreement, dated as of June 6, 2024 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PowerUp Acquisition Corp., a Cayman Islands exempted company (“PowerUp”), PowerUp Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”), pursuant to which, among other things, following the de-registration of PowerUp as an exempted company in the Cayman Islands and the continuation and Domestication of PowerUp as a corporation in the State of Delaware, Merger Sub will merge with and into Visiox, with Visiox as the “Surviving Corporation” and as a wholly owned subsidiary of New Visiox, and all other transactions contemplated by the Business Combination, be approved, ratified and confirmed in all respects.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT THE POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the Proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, PowerUp is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the PowerUp Board has unanimously approved, and PowerUp shareholders are being asked to consider and vote upon a proposal to approve, a change of PowerUp’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, PowerUp will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which PowerUp will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of PowerUp will convert by operation of law, on a one-for-one basis, into shares of New Visiox Class A Common Stock; and (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of PowerUp will automatically represent the right to purchase one share of New Visiox Class A Common Stock at an exercise price of $11.50 per share on the terms set forth in the Warrant Agreement. Immediately following the Domestication, (i) the New Visiox Class A Common Stock will be reclassified as New Visiox Common Stock; (ii) the governing documents of PowerUp will be amended and restated and become the certificate of incorporation and the bylaws of New Visiox as described in this proxy statement/prospectus; and (iii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the PowerUp shareholders, other than the amendments to the PowerUp governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. Each issued and outstanding PowerUp unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one PowerUp warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Visiox Common Stock and one-half of one New Visiox warrant, with such whole warrant representing the right to purchase one share of New Visiox Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of PowerUp, you will not be able to receive or trade a warrant when the units are separated.

The Domestication Proposal, if approved, will approve a change of PowerUp’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while PowerUp is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Visiox will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then PowerUp will also ask its shareholders to approve the Organizational Documents Proposal and each Advisory Charter Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Visiox under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under the sections entitled “Organizational Documents Proposal” and “The Advisory Charter Proposals,” the Existing Governing Documents of PowerUp, attached hereto as Annex C and the Proposed Governing Documents of New Visiox, attached hereto as Annex D and Annex E.

Reasons for the Domestication

The PowerUp Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the PowerUp Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The PowerUp Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of PowerUp and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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●	Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Visiox, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Visiox’s stockholders from possible abuses by directors and officers.

●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Visiox’s incorporation in Delaware may make New Visiox more attractive to future candidates for the PowerUp Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The PowerUp Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Visiox to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both the Cayman Islands Companies Act and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than the Cayman Islands Companies Act on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New Visiox to compete more effectively with other public companies in attracting and retaining new directors. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of PowerUp as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Visiox immediately following the Domestication will be the same as those of PowerUp immediately prior to the Domestication.

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Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Each holder of Class A ordinary shares will have one vote per share. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Domestication Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that PowerUp be transferred by way of continuation to Delaware pursuant to Article 47 of the Existing Governing Documents of PowerUp and Section 388 of the Delaware General Corporation Law and, immediately upon being de-registered in the Cayman Islands, PowerUp be continued and domesticated as a corporation under the laws of the State of Delaware.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ORGANIZATIONAL DOCUMENTs PROPOSAL

Overview

In connection with the Business Combination, PowerUp is asking its shareholders to approve by special resolution under the Cayman Islands Companies Act the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Charter and Proposed Bylaws, in the forms attached hereto as Annex D and Annex E, respectively. If each of the Organizational Documents Proposal and Domestication Proposal is approved and the Business Combination is consummated, the Proposed Charter and Proposed Bylaws will be substantially in the form attached hereto as Annex D and Annex E, respectively.

Under the Business Combination Agreement, the approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination and the effectiveness of the Organizational Documents Proposal is cross-conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if the Organizational Documents Proposal is not approved, the Business Combination will not be completed unless the condition is waived. Similarly, if the other Condition Precedent Proposals are not each approved and if the Business Combination is not completed, the Organizational Documents Proposal will have no effect, even if approved by the PowerUp shareholders.

Reasons for the Organizational Documents Proposal

The Proposed Charter was negotiated as part of the Business Combination. The following is a summary of the key changes effected by the Proposed Charter relative to the Existing Governing Documents, as well as the PowerUp Board’s reasons for asking the shareholders of PowerUp to approve the Organizational Documents Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex D.

Corporate Name

The PowerUp Board believes that changing the corporate name from “PowerUp Acquisition Corp.” to “Visiox Holdings, Inc.” in connection with the Domestication is desirable to reflect the Business Combination and to clearly identify New Visiox as the publicly traded entity.

Changes in Share Capital

The PowerUp Board believes that it is desirable to eliminate the provisions for PowerUp’s current Class B ordinary shares and to increase the number of PowerUp’s authorized shares, each with a par value of $0.0001 per share, from 355,000,000 authorized shares consisting of 300,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 5,000,000 preference shares, to shares consisting of [●] shares of New Visiox Common Stock and [●] shares of preferred stock, in order for New Visiox to be able to be flexible in considering future business needs and opportunities.

Changing the Number of Directors; Stockholder Removal of Directors

The PowerUp Board believes that it is desirable to give the New Visiox Board the exclusive authority to fix the number of directors from time to time and to allow New Visiox stockholders to remove members of the New Visiox Board from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of New Visiox, entitled to vote on the election of such director, voting together as a single class.

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Eliminating Action by Written Consent of Stockholders

The PowerUp Board believes that it is desirable that any action required or permitted to be taken by the stockholders of New Visiox must be effected at an annual or special meeting of the stockholders and not by written consent. Eliminating the right of New Visiox Stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New Visiox’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Visiox.

Vote Required to Amend the Bylaws

The PowerUp Board believes that it is desirable that stockholder-adopted bylaws, and stockholder amendments or other alterations to the bylaws require approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Visiox to strengthen the commitment to corporate governance by enhancing stockholder participation rights.

Supermajority Vote Required to Amend Certain Charter Provisions

The PowerUp Board believes that it is desirable that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Visiox to be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of our Board, removal of directors from office, and filling vacancies on the New Visiox Board, (ii) exculpation of personal liability of a director of New Visiox and indemnification of persons serving as directors or officers of New Visiox, and (iii) amendments to the Proposed Bylaws. The PowerUp Board believes that this requirement is appropriate at this time to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Exclusive Forum Provision

The PowerUp Board believes that it is desirable to adopt an exclusive forum for certain stockholder litigation in order to avoid multiple lawsuits in multiple jurisdictions regarding the same matter. Therefore, the Proposed Charter adopts (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Provisions Related to Status as a Blank Check Company

The elimination of certain provisions related to PowerUp’s status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, the Proposed Charter allows New Visiox continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the PowerUp Board believes it is the most appropriate period for New Visiox following consummation of the Business Combination. In addition, certain other provisions in the Current Articles require that proceeds from the initial public offering be held in the Trust Account until an initial business combination or liquidation of PowerUp has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, which requires the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Organizational Documents Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Organizational Documents Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Existing Governing Documents of PowerUp be amended and restated by their deletion in their entirety and their replacement by the Proposed Governing Documents (annexed to this proxy statement/prospectus as Annex D and Annex E) and that these be approved as the certificate of incorporation and bylaws, respectively, of New Visiox, effective upon the effectiveness of the Domestication, including the change in name from “PowerUp Acquisition Corp.” to “Visiox Holdings, Inc.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENT PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, PowerUp is asking its shareholders to vote on a series of separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This vote is not otherwise required by the Cayman Islands Companies Act separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, PowerUp is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding these proposals is advisory in nature, and is not binding on PowerUp or the PowerUp Board (separate and apart from the approval of the Organizational Documents Proposal, which is binding on PowerUp). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal, which is cross-conditioned with approving the Business Combination Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, PowerUp intends that the Proposed Charter will take effect at the Closing (assuming approval of the Organizational Documents Proposal).

Advisory Charter Proposal A — Changes in Share Capital

If the Organizational Documents Proposal is approved, the Proposed Charter will remove the provisions for PowerUp’s current Class B ordinary shares and the Proposed Charter will increase the number of PowerUp’s authorized shares, each with a par value of $0.0001 per share, from 355,000,000 authorized shares consisting of 300,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 5,000,000 preference shares, to [●] shares consisting of [●] shares of New Visiox Common Stock and [●] shares of preferred stock.

Although PowerUp has a sufficient number of authorized but unissued ordinary shares to complete the Business Combination, the PowerUp Board has determined that the increase in the number of authorized shares is desirable and in the best interest of PowerUp shareholders because it will enhance New Visiox’s flexibility following the Closing to consider and respond to future business needs and opportunities as they arise from time to time, without incurring the risk, delay, and potential expense associated with obtaining stockholder approval. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination Agreement and the reservation of shares for grants pursuant to the 2024 Plan, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since New Visiox stockholders will have no preemptive rights, the New Visiox Board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or Nasdaq rules. The terms upon which any such securities may be issued will be determined by the New Visiox Board. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of ownership and voting power of existing PowerUp shareholders. New Visiox could also use the increased number of shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of New Visiox Common Stock.

The determination to increase the number of authorized shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, approval of Advisory Charter Proposal A could facilitate future efforts by New Visiox to deter or prevent changes in control of New Visiox, including transactions the New Visiox Board determines are not in the best interests of New Visiox or its stockholders. For example, without further stockholder approval, the New Visiox Board could sell shares of New Visiox Common Stock in a private transaction to purchasers who would oppose a takeover or favor the New Visiox Board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

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Advisory Charter Proposal B — Stockholder Removal of Directors

Under the Existing Governing Documents, prior to the closing of an initial business combination (as defined in the Existing Governing Documents), members of the PowerUp Board may be removed from office only by the affirmative vote of the holders of a majority of the Class B ordinary shares.

If the Organizational Documents Proposal is approved, under the Proposed Charter, stockholders may remove members of the New Visiox Board from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of New Visiox entitled to vote on the election of such director, voting together as a single class.

The PowerUp Board believes that the extraordinary action of removing a director, or the entire New Visiox Board, for cause should not be taken without the approval of a substantial portion of New Visiox’s voting power. In reaching this conclusion, the PowerUp Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New Visiox. PowerUp further believes that, going forward, a majority voting requirement encourages persons seeking control of New Visiox to negotiate with its board of directors to reach terms that are appropriate for all stockholders.

Advisory Charter Proposal C — Required Vote to Change Number of Directors

Under the Existing Governing Documents, the number of directors of PowerUp may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Organizational Documents Proposal is approved, under the Proposed Charter, and subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Visiox Board.

The PowerUp Board believes that the change giving exclusive authority to a majority of the New Visiox Board to fix the number of directors from time to time and thereby limiting the ability of the stockholders to increase or decrease the number of directors will help to reduce the vulnerability of New Visiox to a hostile change of control by large stockholders and to enhance the ability of the New Visiox Board to maximize long-term value creation for stockholders in connection with any unsolicited offer to acquire New Visiox.

Advisory Charter Proposal D — Eliminating Stockholder Ability to Act by Written Consent

Under the Existing Governing Documents, a unanimous written resolution of shareholders shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting.

If the Organizational Documents Proposal is approved, under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Visiox must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting (subject to any right of preferred stockholders to act by written consent if granted by the applicable certificate of designation relating to such series of preferred stock).

Eliminating the right of stockholders of New Visiox to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New Visiox’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Visiox. Further, the PowerUp Board believes that eliminating the ability of stockholders of New Visiox to act by written consent will reduce the time and effort the New Visiox Board and New Visiox management would need to devote to responding to proposals submitted by stockholders of New Visiox, which time and effort could distract those directors and management from other important company business.

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Advisory Charter Proposal E — Vote Required to Amend the Bylaws

PowerUp does not have bylaws, however, the Existing Governing Documents include provisions similar to the provisions contained in the Proposed Bylaws and the Proposed Charter (save for Article 29.4 of the Existing Governing Documents) which require a special resolution, being a resolution passed by two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Organizational Documents Proposal is approved, under the Proposed Charter, the New Visiox Board is expressly authorized to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered, or repealed by the stockholders, provided that any stockholder amendment to Proposed Bylaws will require approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Visiox.

The PowerUp Board believes that this amendment would strengthen the commitment to corporate governance by enhancing stockholder participation rights.

Advisory Charter Proposal F — Supermajority Vote Required to Amend Certain Charter Provisions

Amendments to the Existing Governing Documents (save for Article 29.4 of the Existing Governing Documents) require a special resolution, being a resolution passed by two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

Under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Visiox will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New Visiox Board, removal of directors from office, and filling vacancies on the New Visiox Board, (ii) exculpation of personal liability of a director of New Visiox and indemnification of persons serving as directors or officers of New Visiox, and (iii) amendments to the Proposed Bylaws.

The PowerUp Board believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. PowerUp further believes that, going forward, a supermajority voting requirement encourages the person seeking control of New Visiox to negotiate with the board of directors to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of New Visiox stockholders from taking actions that may be harmful to other New Visiox stockholders or making changes to provisions that are intended to protect all New Visiox stockholders.

Advisory Charter Proposal G — Exclusive Forum Provision

Under the Existing Governing Documents, there is not an exclusive forum for certain shareholder litigation.

Under the Proposed Charter, the Court of Chancery for the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on New Visiox’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Visiox to New Visiox or to New Visiox’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against New Visiox or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Charter will further provide that unless New Visiox consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, for which the federal courts have exclusive jurisdiction.

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The PowerUp Board believes that adopting Delaware as the exclusive forum for certain stockholder litigation will assist New Visiox in avoiding multiple lawsuits in multiple jurisdictions regarding the same subject matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The PowerUp Board believes that the Delaware courts are best suited to address disputes involving internal corporate governance matters relating to New Visiox because, after the Domestication, New Visiox will be incorporated in Delaware and Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Visiox or any of New Visiox’s directors, officers, or other employees, and may potentially increase costs for investors to bring such a claim, both of which may discourage lawsuits. For more information, see “Risk Factors — Risks Related to the Consummation of the Domestication — The Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Visiox and its stockholders, which could limit New Visiox’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Visiox or its directors, officers, stockholders, employees or agents.”

Advisory Charter Proposal H — Removal of Blank Check Company Provisions

Under the Existing Governing Documents, provide that if we do not consummate an initial business combination (as defined in the Existing Governing Documents) by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), PowerUp will cease all operations except for the purposes of winding up and will redeem the shares issued in PowerUp’s initial public offering and liquidate its Trust Account.

The Proposed Charter eliminates certain provisions related to PowerUp’s status as a blank check company. For example, there are no provisions relating to New Visiox’s ongoing existence. As the default under the DGCL, New Visiox’s existence will be perpetual.

The PowerUp Board believes the removal of these provisions is desirable as the provisions related to a blank check company will serve no purpose following the Business Combination. Perpetual existence is the usual period of existence for corporations and the PowerUp Board believes it is the most appropriate period for New Visiox following the Business Combination.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, cast votes at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect on, the proposal.

The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal.

The Initial Shareholders have agreed to vote all of their shares in favor of each of the Advisory Charter Proposals. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Recommendation of the PowerUp Board

THE POWERUP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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NASDAQ PROPOSAL

Overview

In connection with the Business Combination, PowerUp is asking its shareholders to approve by ordinary resolution under the Cayman Islands Companies Act a proposal to approve, for the purposes of complying with Nasdaq Rule 5635, the issuance of shares of New Visiox Common Stock in connection with the Business Combination (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a)(1), a listed company is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Business Combination Agreement, PowerUp currently expects to issue an estimated [●] shares of New Visiox Common Stock in connection with the Business Combination, which is more than 20% of the ordinary shares of PowerUp currently outstanding. In addition, New Visiox intends to reserve for issuance shares of New Visiox Common Stock for potential future issuances under the 2024 Plan. For further details, see “Business Combination Proposal — Consideration to Visiox Stockholders in the Business Combination” and “Omnibus Incentive Plan Proposal.”

Additionally, under Nasdaq Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. If the Business Combination is consummated there would be a change of control because after giving effect to the Business Combination, the majority stockholder of Visiox will control [●]% of the outstanding common stock, assuming no redemptions by PowerUp shareholders in connection with the Business Combination.

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more.

In the event that this proposal is not approved by PowerUp’s shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by PowerUp’s shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Visiox Common Stock pursuant to the Business Combination Agreement, New Visiox will not issue such shares of New Visiox Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Nasdaq Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Nasdaq Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of New Visiox Common Stock be approved.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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OMNIBUS INCENTIVE PLAN PROPOSAL

We are asking stockholders to consider and vote upon a proposal to approve the Visiox Holdings, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”).

On [●], the PowerUp board of directors adopted the 2024 Plan, subject to the receipt of stockholder approval at the extraordinary general meeting. The ability to grant equity-based compensation awards is critical to attracting and retaining highly qualified individuals. Our board of directors believes that it is in the best interests of our stockholders for those individuals to have an ownership interest in New Visiox in recognition for their contributions and to align their interests with those of our future stockholders.

Visiox 2020 Equity Incentive Plan

Visiox currently maintains the approved the 2021 Restricted Equity Unit Plan (“RSU Plan”) and the 2022 Value Appreciation Rights Plan (“VAR Plan,” together with the RSU Plans, the “Benefit Plans”) in order to provide additional incentives for employees, directors, service providers, and consultants of Visiox, and to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to Visiox’s success. The RSU Plan was initially adopted on December 1, 2021 and the VAR Plan was initially adopted on February 15, 2022. RSU Plan and the VAR Plan reserves 3,592,865 and 10,000,000 shares of Visiox’s common stock for issuance to eligible participants, respectively.

The Benefit Plans provide for grants of restricted stock units and value appreciation rights. The Company has granted restricted stock units and value appreciation rights under the Benefit Plan.

In connection with the completion of the Business Combination, the Benefit Plans will no longer grant awards pursuant to their terms. However, the Benefit Plans will continue to govern the terms and conditions of the outstanding awards granted under them.

Notable Features of the 2024 Plan

As described in more detail below, certain notable features of the 2024 Plan include:

●	granting of options and stock appreciation rights only at a per share exercise price at least equal to the fair market value of a share of New Visiox Common Stock on the grant date;

●	granting of options with a ten-year maximum term;

●	awards are subject to potential clawback, forfeiture, repayment or other similar action pursuant to any clawback policy adopted by New Visiox or an affiliate or applicable law;

●	no liberal share recycling;

●	no payment of dividends or dividend equivalent rights on options or stock appreciation rights, and no current payment of dividends or dividend equivalent rights on unvested performance-based awards; and

●	no repricing of options or stock appreciation rights without prior stockholder approval.

Summary of the Material Terms of the 2024 Plan

A summary of the material terms of the 2024 Plan is set forth below. The following is qualified in its entirety by the full text of the 2024 Plan, which is attached to this proxy statement/prospectus as Annex F and is incorporated by reference into this proposal. We encourage stockholders to read and refer to the complete plan document in Annex F for a more complete description of the 2024 Plan.

Purpose and Eligibility

The purpose of the 2024 Plan is (i) to provide eligible persons with an incentive to contribute to New Visiox’s success and to operate and manage New Visiox’s business in a manner that will provide for New Visiox’s long-term growth and profitability and that will benefit New Visiox’s stockholders and other important stakeholders, including New Visiox’s employees and customers, and (ii) to provide a means of recruiting, rewarding, and retaining key personnel.

Equity awards may be granted under the 2024 Plan to officers, directors, including non-employee directors, other employees, advisors, consultants or other service providers of New Visiox or New Visiox’s subsidiaries or other affiliates, and to any other individuals who are approved by the Committee (as defined below) as eligible to participate in the 2024 Plan. As of [●], there are no employees or directors that are eligible to participate in the 2024 Plan, but we expect that [●] employees, including each of New Visiox’s named executive officers, and approximately [●] non-employee directors, consultants, and advisors of New Visiox will be eligible to participate in the 2024 Plan after the consummation of the Business Combination. Only New Visiox’s employees or employees of New Visiox’s corporate subsidiaries are eligible to receive incentive stock options.

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Effective Date and Term

If approved by stockholders at the extraordinary general meeting, the 2024 Plan will be effective as of [●], the date the plan was adopted by our board of directors (the “Effective Date”). The 2024 Plan will terminate automatically at 11:59 PM ET on the day before the tenth (10th) anniversary of the Effective Date unless earlier terminated by the New Visiox Board or in accordance with the terms of the 2024 Plan.

Administration, Amendment and Termination

The 2024 Plan will generally be administered by a committee composed of not fewer than two directors of New Visiox designated by the New Visiox Board, each of whom will be a “non-employee director” and satisfy the composition requirements under the listing rules of any stock exchange on which the New Visiox Common Stock is listed (the “Committee”).

Except where the authority to act on such matters is specifically reserved to the New Visiox Board under the 2024 Plan or applicable law, the Committee will have full power and authority to interpret and construe all provisions of the 2024 Plan, any award, and any award agreement, and take all actions and to make all determinations required or provided for under the 2024 Plan, any award, and any award agreement, including the authority to:

●	designate grantees of awards;

●	determine the type or types of awards to be made to a grantee;

●	determine the number of shares of New Visiox Common Stock subject to an award or to which an award relates;

●	establish the terms and conditions of each award;

●	prescribe the form of each award agreement;

●	subject to limitations in the 2024 Plan (including the prohibition on repricing of options or share appreciation rights without stockholder approval), amend, modify, or supplement the terms of any outstanding award; and

●	make substitute awards.

The New Visiox Board will also be authorized to appoint one or more committees of the New Visiox Board consisting of one or more directors of New Visiox who need not meet the independence requirements above for certain limited purposes permitted by the 2024 Plan, and to the extent permitted by applicable law, the Committee will be authorized to delegate authority to the Chief Executive Officer of New Visiox and/or any other officers of New Visiox for certain limited purposes permitted by the 2024 Plan. The New Visiox Board will retain the authority under the 2024 Plan to exercise any or all of the powers and authorities related to the administration and implementation of the 2024 Plan.

The New Visiox Board may amend, suspend, or terminate the 2024 Plan at any time; provided that with respect to awards that are granted under the 2024 Plan, no amendment, suspension or termination may materially impair the rights of the award holder without such holder’s consent. No such action may amend the 2024 Plan without the approval of stockholders if the amendment is required to be submitted for stockholder approval by the New Visiox Board, the terms of the 2024 Plan, or applicable law.

Awards

Awards under the 2024 Plan may be made in the form of:

●	stock options, which may be either incentive stock options or nonqualified stock options;

●	stock appreciation rights or “SARs”;

●	restricted stock;

●	restricted stock units;

●	deferred stock units;

●	unrestricted stock;

●	dividend equivalent rights;

●	performance awards, including performance shares;

●	other equity-based awards; or

●	cash.

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An incentive stock option is an option that meets the requirements of Section 422 of the Code, and a nonqualified stock option is an option that does not meet those requirements. A SAR is a right to receive upon exercise, in the form of stock, cash or a combination of stock and cash, the excess of the fair market value of one share of New Visiox Common Stock on the exercise date over the exercise price of the SAR. Restricted stock is an award of New Visiox Common Stock subject to restrictions over restricted periods that subject the shares of New Visiox Common Stock to a substantial risk of forfeiture, as defined in Section 83 of the Code. A restricted stock unit or deferred stock unit is an award that represents a conditional right to receive shares of New Visiox Common Stock in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. Unrestricted shares are shares of New Visiox Common Stock free of restrictions other than those imposed under federal or state securities law. Dividend equivalent rights are awards entitling the grantee to receive cash, shares of New Visiox Common Stock, other awards under the 2024 Plan or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of New Visiox Common Stock. Performance awards are awards made subject to the achievement of one or more performance goals over a performance period established by the Committee. Other equity-based awards are awards representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to stock, other than an option, SAR, restricted stock, restricted stock unit, unrestricted stock, dividend equivalent right, or a performance award.

The 2024 Plan provides that each award will be evidenced by an award agreement, which may specify terms and conditions of the award that differ from the terms and conditions that would otherwise apply under the 2024 Plan in the absence of the different terms and conditions in the award agreement. In the event of any inconsistency between the 2024 Plan and an award agreement, the provisions of the 2024 Plan will control.

Awards under the 2024 Plan may be granted alone or in addition to, in tandem with, or in substitution or exchange for any other award under the 2024 Plan, other awards under another compensatory plan of New Visiox or any of its affiliates (or any business entity that has been a party to a transaction with New Visiox or any of New Visiox’s affiliates), or other rights to payment from New Visiox or any of its affiliates. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

The Committee may permit or require the deferral of any payment pursuant to any award into a deferred compensation arrangement, which may include provisions for the payment or crediting of interest or dividend equivalent rights, in accordance with rules and procedures established by the Committee. Awards under the 2024 Plan generally will be granted for no consideration other than past services by the grantee of the award or, if provided for in the award agreement or in a separate agreement, the grantee’s promise to perform future services to New Visiox or one of its subsidiaries or other affiliates.

Forfeiture; Clawback

New Visiox may reserve the right in an award agreement to cause a forfeiture of the gain realized by a grantee with respect to an award on account of actions taken by, or failed to be taken by, such grantee in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of New Visiox or any affiliate, confidentiality obligations with respect to New Visiox or any affiliate, or otherwise in competition with New Visiox or any affiliate, to the extent specified in such award agreement. If the grantee is an employee and is terminated for “Cause” (as defined in the 2024 Plan), the Committee may annul the grantee’s award as of the date of the grantee’s termination.

In addition, any award granted pursuant to the 2024 Plan will be subject to mandatory repayment by the grantee to New Visiox to the extent (i) set forth in the 2024 Plan or in an award agreement, or (ii) the grantee is or becomes subject to any clawback policy or compensation recovery policy or such other similar policy of New Visiox or an affiliate, or any applicable laws which impose mandatory recoupment.

Shares Subject to the 2024 Plan

Subject to adjustment as described below, the maximum number of shares of New Visiox Common Stock reserved for issuance under the 2024 Plan will be equal to the sum of (a) [●] shares of New Visiox Common Stock plus (b) an annual increase as of the first business day of each calendar year, for a period of not more than ten (10) years and starting with the 2025 calendar year, in an amount equal to the lesser of (i) a number of shares of New Visiox Common Stock equal to [●]% of the total number of shares of New Visiox Common Stock outstanding as of the last day of the immediately preceding calendar year, or (ii) such lesser number of shares of New Visiox Common Stock as determined by the Committee. The maximum number of shares of New Visiox Common Stock available for issuance pursuant to incentive stock options granted under the 2024 Plan will be the same as the total number of shares of New Visiox Common Stock reserved for issuance under the 2024 Plan. Shares of New Visiox Common Stock issued under the 2024 Plan may be authorized and unissued shares of New Visiox Common Stock, or treasury shares of New Visiox Common Stock, or a combination of the foregoing.

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Any shares of New Visiox Common Stock covered by an award, or portion of an award, granted under the 2024 Plan that are not purchased or forfeited or canceled, or expire or otherwise terminate without the issuance of shares of New Visiox Common Stock or are settled in cash in lieu of shares of New Visiox Common Stock, will again be available for issuance under the 2024 Plan.

Shares of New Visiox Common Stock subject to an award granted under the 2024 Plan will be counted against the maximum number of shares of New Visiox Common Stock reserved for issuance under the 2024 Plan as one share for every one share subject to such an award. In addition, at least the target number of shares of New Visiox Common Stock issuable under a performance award will be counted against the maximum number of shares of New Visiox Common Stock reserved for issuance under the 2024 Plan as of the grant date, but such number will be adjusted to equal the actual number of shares of New Visiox Common Stock issued upon settlement of the performance award to the extent different from such number initially counted against the share reserve.

The number of shares of New Visiox Common Stock available for issuance under the 2024 Plan will not be increased by the number of shares of New Visiox Common Stock: (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares of New Visiox Common Stock upon exercise of an option; (ii) that were not issued upon the net settlement or net exercise of a stock-settled SAR; (iii) deducted or delivered from payment of an award in connection with New Visiox’s tax withholding obligations; or (iv) purchased by New Visiox with proceeds from option exercises.

Options

The 2024 Plan authorizes the Committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. An option granted under the 2024 Plan will be exercisable only to the extent that it is vested. Each option will become vested and exercisable at such times and under such conditions as the Committee may approve consistent with the terms of the 2024 Plan. No option may be exercisable more than ten years after the option grant date, or five years after the option grant date in the case of an incentive stock option granted to a “ten percent stockholder” (as defined in the 2024 Plan); provided that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any option granted to a grantee who is a foreign national or is a natural person who is employed outside of the United States, such option may terminate, and all rights to purchase shares of New Visiox Common Stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the date of grant of such option as the Committee shall determine. The Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service. The exercise price of each option will be determined by the Committee, provided that the per share exercise price will be equal to or greater than 100% of the fair market value of a share of New Visiox Common Stock on the grant date (other than as permitted for substitute awards). If New Visiox were to grant incentive stock options to any ten percent stockholder, the per share exercise price will not be less than 110% of the fair market value of a share of New Visiox Common Stock on the grant date.

Incentive stock options and nonqualified stock options are generally non-transferable, except for transfers by will or the laws of descent and distribution. The Committee may, in its discretion, determine that a nonqualified stock option may be transferred to family members by gift or other transfers deemed not to be for value.

Share Appreciation Rights

The 2024 Plan authorizes the Committee to grant SARs that provide the recipient with the right to receive, upon exercise of the SAR, cash, New Visiox Common Stock, or a combination of the two. The amount that the recipient will receive upon exercise of the SAR generally will equal the excess of the fair market value of shares of New Visiox Common Stock on the date of exercise over the fair market value of shares of New Visiox Common Stock on the grant date. SARs will become exercisable in accordance with terms determined by the Committee. SARs may be granted in tandem with an option grant or independently from an option grant. The term of a SAR cannot exceed ten (10) years from the date of grant. The per share exercise price of a SAR will be no less than the fair market value of one share of New Visiox Common Stock on the grant date of such SAR.

SARs will be nontransferable, except for transfers by will or the laws of descent and distribution. The Committee may determine that all or part of a SAR may be transferred to certain family members of the grantee by gift or other transfers deemed not to be for value.

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Fair Market Value

For so long as the New Visiox Common Stock remains listed on Nasdaq, the fair market value of the New Visiox Common Stock on an award’s grant date, or on any other date for which fair market value is required to be established under the 2024 Plan, will be the closing price of New Visiox’s Common Stock as reported on Nasdaq on such date. If there is no such reported closing price on such date, the fair market value of the New Visiox Common Stock will be the closing price of the New Visiox Common Stock as reported on such market on the next preceding date on which any sale of New Visiox Common Stock will have been reported.

If the New Visiox Common Stock ceases to be listed on Nasdaq and is listed on another established national or regional stock exchange, or traded on another established securities market, fair market value will similarly be determined by reference to the closing price of the New Visiox Common Stock on the applicable date as reported on such other stock exchange or established securities market.

If the New Visiox Common Stock ceases to be listed on Nasdaq or another established national or regional stock exchange, or traded on another established securities market, the Committee will determine the fair market value of the New Visiox Common Stock by the reasonable application of a reasonable valuation method in a manner consistent with Section 409A of the Code.

As of [●], the latest practicable date, the closing price per Class A ordinary share of PowerUp, each of which will be converted to one share of New Visiox Common Stock, as reported on Nasdaq was $[●].

No Repricing

Except in connection with a corporate transaction involving New Visiox (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of common stock, other securities or other property), stock split, extraordinary dividend, recapitalization, change in control, reorganization, Business Combination, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of common stock or other securities or similar transaction), New Visiox may not, without obtaining stockholder approval, (a) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs, (b) cancel outstanding options or SARs in exchange for, or in substitution of, options or SARs with an exercise price that is less than the exercise price of the original options or SARs, or (c) cancel outstanding options or SARs with an exercise price above the current price of New Visiox Common Stock in exchange for cash or other securities, in each case, unless such action is (i) subject to and approved by New Visiox’s stockholders, or (ii) would not be deemed to be a repricing under the rules of any stock exchange or securities market on which the New Visiox Common Stock is listed or publicly traded.

Restricted Stock, Restricted Stock Units, and Deferred Stock Units

The 2024 Plan authorizes the Committee to grant restricted stock, restricted stock units, and deferred stock units. Subject to the provisions of the 2024 Plan, the Committee will determine the terms and conditions of each award of restricted stock, restricted stock units, and deferred stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award, and the purchase price, if any, for the shares of New Visiox Common Stock subject to the award. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Committee may determine. A grantee of restricted stock will have all of the rights of a stockholder as to those shares of New Visiox Common Stock, including, without limitation, the right to vote the shares of New Visiox Common Stock and receive dividends or distributions on the shares of New Visiox Common Stock, except to the extent limited by the Committee. The Committee may provide in an award agreement evidencing a grant of restricted stock that (a) cash dividend payments or distributions paid on restricted stock will be reinvested in shares of New Visiox Common Stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such shares of restricted stock, or (b) any dividend payments or distributions declared or paid on shares of restricted stock will only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of restricted stock. Dividend payments or distributions declared or paid on shares of restricted stock which vest or are earned based on upon the achievement of performance goals will not vest unless such performance goals for such shares of restricted stock are achieved, and if such performance goals are not achieved, the grantee of such shares of restricted stock will promptly forfeit and, to the extent already paid or distributed, repay to New Visiox such dividend payments or distributions. Grantees of restricted stock units and deferred stock units will have no voting or dividend rights or other rights associated with share ownership, although the Committee may award dividend equivalent rights on such units.

During the restricted period, if any, when restricted stock, restricted stock units, and deferred stock units are non-transferable or forfeitable, a grantee is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating, or otherwise encumbering or disposing of the grantees’ restricted stock, restricted stock units, and deferred stock units.

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Unrestricted Stock

The 2024 Plan authorizes the Committee to grant unrestricted stock, free of any restrictions such as vesting requirements, in such amounts and upon such terms as the Committee may determine. Unrestricted stock awards may be granted or sold in respect of past services.

Dividend Equivalent Rights

The 2024 Plan authorizes the Committee to grant dividend equivalent rights. Dividend equivalent rights may be granted independently or in connection with the grant of any equity-based award, except that no dividend equivalent right may be granted in connection with, or related to an option or SAR. Dividend equivalent rights may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of New Visiox Common Stock or awards which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation) and may be payable in cash, shares of New Visiox Common Stock, or a combination of the two. Dividend equivalent rights granted as a component of another award may (a) provide that such dividend equivalent right will be settled upon exercise, settlement, or payment of, or lase of restriction on, such other award and that such dividend equivalent will expire or be forfeited or annulled under the same conditions as such award or (b) contain terms and conditions which are different from the terms and conditions of such other award, provided that dividend equivalent rights credited pursuant to a dividend equivalent right granted as a component of another award which vests or is earned based on the achievement of performance goals will not vest unless such performance goals for such underlying award are achieved, and if such performance goals are not achieved, the grantee of such dividend equivalent right will promptly forfeit and, to the extent already paid or distributed, repay to New Visiox payments or distributions made in connection with such dividend equivalent rights.

Performance Awards

The 2024 Plan authorizes the Committee to grant performance awards. The Committee will determine the applicable performance period, the performance goals, and such other conditions that apply to the performance award. Any performance measures may be used to measure the performance of New Visiox and its subsidiaries and other affiliates as a whole or any business unit of New Visiox, its subsidiaries, and/or its affiliates or any combination thereof, as the Committee may deem appropriate, or any performance measures as compared to the performance of a group of comparable companies, or published or special index that the Committee deems appropriate. Performance goals may relate to New Visiox’s financial performance or the financial performance of New Visiox’s operating units, the grantee’s performance, or such other criteria determined by the Committee. If the performance goals are met, performance awards will be paid in cash, shares of New Visiox Common Stock, other awards, or a combination thereof.

Other Equity-Based Awards

The 2024 Plan authorizes the Committee to grant other types of stock-based awards under the 2024 Plan. The terms and conditions that apply to other equity-based awards are determined by the Committee.

Forms of Payment

The exercise price for any option or the purchase price (if any) for restricted stock, vested restricted stock units, and/or vested deferred stock units is generally payable (i) in cash or in cash equivalents acceptable to New Visiox, (ii) to the extent the award agreement provides, by the tender (or attestation of ownership) of shares of New Visiox Common Stock having a fair market value on the date of tender (or attestation) equal to the exercise price or purchase price, (iii) to the extent permitted by law and to the extent permitted by the award agreement, through a broker-assisted cashless exercise, or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable law, including net exercise or net settlement and service rendered to New Visiox or New Visiox’s affiliates.

Change in Capitalization

The Committee may adjust the terms of outstanding awards under the 2024 Plan to preserve the proportionate interests of the holders in such awards on account of any recapitalization, reclassification, share split, reverse share split, spin-off, combination of shares, exchange of shares, share dividend or other distribution payable in capital shares, or other increase or decrease in such shares effected without receipt of consideration by New Visiox. The adjustments will include proportionate adjustments to (i) the number and kind of shares subject to outstanding awards and (ii) the per share exercise price of outstanding options or SARs.

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Transaction not Constituting a Change in Control

If New Visiox is the surviving entity in any reorganization, Business Combination, or consolidation of New Visiox with one or more other entities which does not constitute a “change in control” (as defined in the 2024 Plan), any awards will be adjusted to pertain to and apply to the securities to which a holder of the number of shares of New Visiox Common Stock subject to such award would have been entitled immediately after such transaction, with a corresponding proportionate adjustment to the per share price of options and SARs so that the aggregate price per share of each option or SAR thereafter is the same as the aggregate price per share of each option or SAR subject to the option or SAR immediately prior to such transaction. Further, in the event of any such transaction, performance awards (and the related performance measures if deemed appropriate by the Committee) will be adjusted to apply to the securities that a holder of the number of New Visiox Common Stock subject to such performance awards would have been entitled to receive following such transaction.

Effect of a Change in Control in which Awards are not Assumed

Except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of a change in control in which outstanding awards are not being assumed or continued, the following provisions will apply to such awards, to the extent not assumed or continued:

●	Immediately prior to the occurrence of such change in control, in each case with the exception of performance awards, all outstanding shares of restricted stock and all restricted stock units, deferred stock units, and dividend equivalent rights will be deemed to have vested, and all shares of New Visiox Common Stock and/or cash subject to such awards will be delivered; and either or both of the following two actions will be taken:

○	At least fifteen (15) days prior to the scheduled consummation of such change in control, all options and SARs outstanding will become immediately exercisable and will remain exercisable for a period of fifteen (15) days. Any exercise of an option or SAR during this fifteen (15) day period will be conditioned on the consummation of the applicable change in control and will be effective only immediately before the consummation thereof, and upon consummation of such change in control, the 2024 Plan and all outstanding but unexercised options and SARs will terminate, with or without consideration as determined by the Committee in its sole discretion; and/or

○	The Committee may elect, in its sole discretion, to cancel any outstanding awards of options, SARs, restricted stock, restricted stock units, deferred stock units, and/or dividend equivalent rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or capital stock having a value (as determined by the Committee acting in good faith), in the case of restricted stock, restricted stock units, deferred stock units, and dividend equivalent rights (for shares of New Visiox Common Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of New Visiox Common Stock pursuant to such change in control and, in the case of options or SARs, equal to the product of the number of shares of New Visiox Common Stock such subject to such options or SARs multiplied by the amount, if any, which (i) the formula or fixed price per share paid to holders of shares of New Visiox Common Stock pursuant to such change in control exceeds (ii) the option price or SAR price applicable to such options or SARs.

●	For performance awards, if less than half of the performance period has lapsed, such awards will be treated as though the target performance thereunder has been achieved. If at least half of the performance period has lapsed, such performance awards will be earned, as of immediately prior to but contingent on the occurrence of such change in control, based on the greater of (i) deemed achievement of target performance or (ii) determination of actual performance as of a date reasonably proximate to the date of consummation of the change in control as determined by the Committee, in its sole discretion.

●	Other Equity-Based Awards will be governed by the terms of the applicable award agreement.

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Effect of a Change in Control in which Awards are Assumed

Except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of a change in control in which outstanding awards are being assumed or continued, the following provisions will apply to such awards, to the extent not assumed or continued: The 2024 Plan and the options, SARs, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based equity awards granted under the 2024 Plan will continue in the manner and under the terms so provided in the event of any change in control to the extent that provision is made in writing in connection with such change in control for the assumption or continuation of such awards, or for the substitution for such awards of new options, SARs, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards relating to the capital stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustment as to the number of shares of New Visiox Common Stock and exercise price of options and SARs.

In general, a “change in control” means:

●	a transaction or series of related transactions whereby a person or group (with certain exceptions) becomes the beneficial owner of 50% or more of the total voting power of New Visiox’s voting stock on a fully diluted basis;

●	individuals who, as of the Effective Date, constitute the New Visiox Board (together with any new directors whose election was approved by at least a majority of the members of the New Visiox Board then in office), cease to constitute a majority of the members of the New Visiox Board then in office;

●	a Business Combination or consolidation of New Visiox, other than any such transaction in which the holders of New Visiox’s voting stock immediately prior to the transaction own directly or indirectly at least a majority of the voting power of the surviving entity immediately after the transaction;

●	a sale of substantially all of New Visiox’s assets to another person or entity; or

●	the consummation of a plan or proposal for the dissolution or liquidation of New Visiox.

Notwithstanding the foregoing, the transactions contemplated by the Business Combination Agreement shall not, individually or collectively, constitute a change in control.

Certain Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the 2024 Plan for grantees and New Visiox will depend on the type of award granted. The summary does not contain a complete analysis of all the potential tax consequences relating to grants under the 2024 Plan, including state, local or foreign tax consequences. This summary is intended for the information of our stockholders considering how to vote at the extraordinary general meeting and not as tax guidance to grantees under the 2024 Plan. This summary is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, grantees are advised to consult their own tax advisors with respect to the tax consequences of receiving grants under the 2024 Plan.

Incentive Stock Options

An option holder will not realize taxable income upon the grant of an incentive stock option under the 2024 Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares of New Visiox Common Stock underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options, as summarized below.

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If an option holder sells the shares of New Visiox Common Stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares of New Visiox Common Stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares of New Visiox Common Stock were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, New Visiox will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, New Visiox will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if New Visiox complies with applicable reporting requirements and subject to Section 162(m) of the Code.

If an option holder pays the exercise price of an incentive stock option by tendering shares of New Visiox Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares of New Visiox Common Stock will be treated as a nontaxable exchange, except that this treatment will not apply if the option holder acquired the shares of New Visiox Common Stock being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares of New Visiox Common Stock tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of New Visiox Common Stock received, and the new shares of New Visiox Common Stock will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares of New Visiox Common Stock.

Nonqualified Stock Options

An option holder will not realize taxable income upon the grant of a nonqualified stock option. When an option holder exercises the option, however, the excess of the fair market value of the shares of New Visiox Common Stock purchased pursuant to the option over the exercise price of the option will constitute compensation income taxable to the option holder. New Visiox will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if New Visiox complies with applicable reporting requirements and subject to Section 162(m) of the Code.

If an option holder tenders shares of New Visiox Common Stock in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares of New Visiox Common Stock tendered, even if the shares of New Visiox Common Stock tendered were acquired pursuant to the exercise of an incentive stock option. In such an event, the option holder will be treated as receiving an equivalent number of shares of New Visiox Common Stock pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares of New Visiox Common Stock tendered will be treated as the substituted tax basis for an equivalent number of shares of New Visiox Common Stock received, and the shares of New Visiox Common Stock received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares of New Visiox Common Stock. The excess of the fair market value of the shares of New Visiox Common Stock received upon the exercise of the option over the exercise price will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Share Appreciation Rights

The grant of SARs will not result in taxable income to the grantee. Upon exercise of a SAR, the grantee will recognize ordinary income in an amount equal to the cash or the fair market value of the shares of New Visiox Common Stock received by the grantee. New Visiox will be entitled to a deduction equal to the amount of any compensation income taxable to the grantee, subject to Section 162(m) of the Code and, if New Visiox complies with applicable reporting requirements.

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Restricted Stock and Restricted Stock Units

Upon the grant of restricted stock or restricted stock units, there will be no tax consequences to the grantee. Generally, the grantee will recognize ordinary income on the date the award vests, in an amount equal to, in the case of restricted stock, the value of the shares of New Visiox Common Stock on the vesting date, or, in the case of restricted stock units, the amount of cash paid and the fair market value of any shares of New Visiox Common Stock delivered upon vesting. With respect to restricted stock, under Section 83 of the Code, a grantee may elect to recognize income at the grant date rather than the date of vesting. If New Visiox complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code, New Visiox will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Shares

A grantee of unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of New Visiox Common Stock on the date of grant, reduced by the amount, if any, paid for such shares of New Visiox Common Stock. New Visiox will be entitled to deduct the amount of any compensation income taxable to the grantee if it complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code.

Upon the grantee’s disposition of unrestricted stock, any gain realized in excess of the amount reported as ordinary income will be reportable by the grantee as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the grantee has held the shares of New Visiox Common Stock for more than one year. Otherwise, the capital gain or loss will be short-term.

Dividend Equivalents

Grantees under the 2024 Plan who receive awards of dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If New Visiox complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code, it will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance Awards

A distribution of shares of New Visiox Common Stock or a payment of cash in satisfaction of a performance award will be taxable as ordinary income when the distribution or payment is actually or constructively received by the grantee. The amount taxable as ordinary income is the aggregate fair market value of the shares of New Visiox Common Stock determined as of the date they are received or, in the case of a cash award, the amount of the cash payment. New Visiox will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the grantee if New Visiox complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code.

Tax Withholding

Payment of the taxes imposed on awards made under the 2024 Plan may be made by withholding from payments otherwise due and owing to the grantee.

New Plan Benefits

As a condition to the Closing of the Business Combination, certain individuals that are executives, employees or individual service providers of the Company as of immediately prior to the Closing will be awarded restricted stock units under the 2024 Plan in an aggregate amount of up to 10% of the total outstanding shares of New Visiox Common Stock, calculated on a fully diluted basis (reflected in the table below). Grants to individuals will be made (subject to stockholder approval of the 2024 Plan) promptly after the filing and effectiveness of the registration statement on Form S-8 of New Visiox covering the 2024 Plan, subject to the individuals’ continued service through the grant date. It is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2024 Plan or would have been received by or allocated to participants for the last completed year because awards under the 2024 Plan will be made at the discretion of the Committee.

Visiox Holdings, Inc. 2024 Omnibus Incentive Plan
Name and Principal Position	Dollar value ($)	Number of Restricted Stock Units (#)

(A)
(B)
(C)
(D)
Executive Group
Non-Executive Director Group
Non-Executive Officer Employee Group

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Vote Required for Approval

The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting. The Omnibus Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal. Therefore, if the Business Combination Proposal and the Charter Proposal are not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by PowerUp’s stockholders.’

The Omnibus Incentive Plan Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Omnibus Incentive Plan Proposal. See “The Business Combination Agreement – Related Agreements – Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that the Visiox Holdings, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”), a copy of which is attached to the proxy statement/prospectus as Annex F, be adopted and approved.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Business Combination Agreement, immediately after the Closing, the parties thereto shall take all necessary action to designate and appoint to the Post-Closing Board five (5) persons as follows: (i) three (3) persons designated prior to the Closing by Visiox, at least one (1) of whom will be independent; and (ii) two (2) persons designated prior to the Closing by PowerUp, both of whom shall be independent. Initially, Visiox has designated [●], [●], and [●], and [●] will be considered an independent director of New Visiox. PowerUp has selected [●] and [●] to serve as a directors, both of which will be considered independent directors of New Visiox.

The New Visiox board of directors will be classified into Class I, Class II, and Class III directors. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the Closing, and the Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the Closing, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the Closing, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At succeeding annual meetings of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law, any vacancy occurring in the New Visiox board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors will, unless (a) the New Visiox board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

It is proposed that the New Visiox board shall be classified as follows:

●	Class I director: [●];

●	Class II directors: [●] and [●]; and

●	Class III directors: [●] and [●].

Information for each nominee is set forth in the sections entitled “Management of New Visiox Following the Business Combination,” “Business of Visiox” and “Information About PowerUp –Directors and Executive Officers.”

Following consummation of the Business Combination, the election of directors of New Visiox will be governed by the Proposed Charter, the Proposed Bylaws and the laws of the State of Delaware.

Vote Required for Approval

The approval of the Election of Directors Proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting. The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal. Therefore, if the Business Combination Proposal and the Charter Proposal are not approved, the Election of Directors Proposal will have no effect, even if approved by PowerUp’s shareholders.

The Election of Directors Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Election of Directors Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, the Election of Directors Proposal appointing [●], [●], [●], [●], and [●] as directors be adopted and approved.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for such director(s)or the proposals. In addition, PowerUp’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the PowerUp Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to PowerUp shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient PowerUp ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (ii) in order to solicit additional proxies from PowerUp shareholders in favor of one or more of the proposals at the extraordinary general meeting. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the PowerUp Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to constitute a quorum or to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Initial Shareholders have agreed to vote all of their shares in favor of the Adjournment Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to PowerUp shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient PowerUp ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from PowerUp shareholders in favor of one or more of the proposals at the extraordinary general meeting be approved.”

Recommendation of the PowerUp Board

THE POWERUP BOARD UNANIMOUSLY RECOMMENDS THAT POWERUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of PowerUp’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of PowerUp and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, PowerUp’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of PowerUp’s Directors and Executive Officers, the Initial Shareholders, and Visiox’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION AND REDEMPTION TO PUBLIC SHAREHOLDERS

The following is a discussion of the (i) material U.S. federal income tax consequences of the Domestication and Redemption to the U.S. Holders (as defined below) of PowerUp Class A ordinary shares (collectively, “Public Shares,” and all such shareholders, “Public Shareholders”) and PowerUp private or public warrants (collectively, “PowerUp Warrants”) and (ii) material U.S. federal income tax consequences for Non-U.S. Holders (as defined below) of owning and disposing of New Visiox Common Stock or New Visiox private or public warrants (collectively, “New Visiox Warrants”) after the Domestication. This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.

For purposes of this discussion, because any PowerUp unit (as defined in “Selected Definitions”) is separable at the option of the holder into shares of PowerUp Common Stock and one-half of a PowerUp Warrant, PowerUp is treating any Public Share and one-half of a PowerUp Warrant held by a U.S. Holder in the form of a PowerUp unit as separate instruments and is assuming that the PowerUp unit itself will not be treated as an integrated instrument. Accordingly, the separation of a PowerUp unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a contrary position. U.S. Holders are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any exercise of redemption rights) with respect to any Public Share and PowerUp Warrants held through a PowerUp unit (including alternative characterizations).

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Public Shares or PowerUp Warrants that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of any Public Shares or PowerUp Warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold Public Shares or PowerUp Warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:

●	financial institutions or financial services entities;
●	broker-dealers;
●	taxpayers that are subject to the mark-to-market tax accounting rules;
●	tax-exempt entities;

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●	governments or agencies or instrumentalities thereof;
●	insurance companies;
●	regulated investment companies;
●	real estate investment trusts;
●	certain expatriates or former long-term residents of the United States;
●	persons that acquired Public Shares or PowerUp Warrants pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;
●	persons that hold Public Shares or PowerUp Warrants as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;
●	persons whose functional currency is not the U.S. dollar;
●	controlled foreign corporations;
●	passive foreign investment companies;
●	persons required to accelerate the recognition of any item of gross income with respect to Public Shares or PowerUp Warrants as a result of such income being recognized on an applicable financial statement;
●	persons who actually or constructively own 5% or more of the shares of PowerUp by vote or value (except as specifically provided below);
●	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or
●	the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Public Shares or PowerUp Warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Public Shares or PowerUp Warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Public Shares or PowerUp Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and such partnership. Holders of Public Shares or PowerUp Warrants are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on Public Shares or PowerUp Warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Public Shares or PowerUp Warrants will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES OR POWERUP WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF PUBLIC SHARES OR POWERUP WARRANTS TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF PUBLIC SHARES OR POWERUP WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

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U.S. Holders

Tax Consequences of the Domestication to U.S. Holders of Public Shares or PowerUp Warrants

The discussion under this heading “—Tax Consequences of the Domestication to U.S. Holders of Public Shares or PowerUp Warrants” constitutes the opinion of Dykema Gossett PLLC, United States tax counsel to PowerUp, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Public Shares and PowerUp Warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of PowerUp.

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, PowerUp will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.

The Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes.

In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided herein, including with respect to the PFIC rules and Section 367 of the Code (as discussed below), a U.S. Holder of Public Shares will not recognize gain or loss upon the exchange of its Public Shares solely for New Visiox Class A Common Stock or exchange of its PowerUp Warrants for New Visiox Warrants pursuant to the Domestication. The Domestication will be treated for U.S. federal income tax purposes as if PowerUp (i) transferred all of its assets and liabilities to New Visiox in exchange for all of the outstanding shares and warrants of New Visiox; and then (ii) distributed the shares and warrants of New Visiox to the shareholders and warrant holders of PowerUp in liquidation of PowerUp. The taxable year of PowerUp should be deemed to end on the date of the Domestication.

In the case of a transaction, such as the Domestication, that qualifies as an F Reorganization, (i) a U.S. Holder’s tax basis in a share of New Visiox Class A Common Stock or New Visiox Warrant received in connection with the Domestication will generally be the same as its tax basis in the Public Share and PowerUp Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Visiox Common Stock or New Visiox Warrant received by a U.S. Holder will generally include such U.S. Holder’s holding period for the Public Share and PowerUp Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as a reorganization under Section 368, a U.S. Holder of Public Shares generally would recognize gain or loss with respect to its Public Shares or PowerUp Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Visiox Common Stock or New Visiox Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Shares or PowerUp Warrants surrendered. The U.S. Holder’s basis in the New Visiox Common Stock or New Visiox Warrants would be equal to the fair market value of the New Visiox Common Stock or New Visiox Warrants on the date of the Domestication and such U.S. Holder’s holding period for the New Visiox Common Stock or New Visiox Warrants would begin on the day following the date of the Domestication. U.S. Holders who hold different blocks of Public Shares or PowerUp Warrants (generally, shares or warrants of PowerUp purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Public Shares or PowerUp Warrants.

Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights should not be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of exercise of redemption rights. See “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” below.

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PFIC Considerations

Even in the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Domestication may still be a taxable event to U.S. Holders of Public Shares or PowerUp Warrants under the passive foreign investment company (“PFIC”) provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because PowerUp is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, PowerUp believes that it may be a PFIC. However, because of the inherently factual nature of the determination, and because the determination is an annual one based on income and assets of PowerUp in each year, Dykema Gossett PLLC is unable to opine on PowerUp’s PFIC status for any taxable year.

Effect of PFIC Rules on the Domestication. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, these Treasury Regulations may require taxable gain recognition by a Non-Electing Shareholder, as defined below, with respect to its exchange Public Shares for New Visiox Class A Common Stock and PowerUp Warrants for New Visiox Warrants in the Domestication if PowerUp were classified as a PFIC at any time during such U.S. Holder’s holding period in respect thereof. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed below under “—Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder, as defined below, with respect to its Public Shares for which a timely qualified election fund (“QEF”) election, a QEF election with a purging election, or a mark-to-market (“MTM”) election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Due to the uncertainty regarding the application of Section 1291(f) of the Code, Dykema Gossett PLLC is unable to opine on the application of the PFIC rules to a U.S. Holder on the receipt of New Visiox Class A Common Stock in exchange for Public Shares and New Visiox Warrants for PowerUp Warrants in the Domestication.

Definition and General Taxation of a PFIC. A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

If PowerUp is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Public Shares or PowerUp Warrants and, solely with respect to the Public Shares, the U.S. Holder did not make either (a) a timely QEF election for PowerUp’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, (b) a QEF election along with a “purging election,” or (c) an MTM election, all of which are discussed further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Public Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Public Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Public Shares or PowerUp Warrants. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of PowerUp’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under “—Effects of Section 367 to U.S. Holders of Public Shares”) generally would be treated as gain subject to these rules.

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In general, if PowerUp is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Public Shares (but not PowerUp Warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders. The impact of the PFIC rules on a U.S. Holder of Public Shares will depend on whether the U.S. Holder has made a timely and effective election to treat PowerUp as a QEF under Section 1295 of the Code, for PowerUp’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

A U.S. Holder’s ability to make a QEF election with respect to its Public Shares is contingent upon, among other things, the provision by PowerUp of certain information that would enable the U.S. Holder to make and maintain a QEF election. A PFIC annual information statement for 2023 for PowerUp is available on PowerUp’s website at https://www.powerupacq.com/press-releases/2023-powerup-acquisition-corp-pfic-letter. PowerUp has not yet made any determination regarding its PFIC status for its taxable year ending as of the date of the Domestication. A U.S. Holder is not able to make a QEF election with respect to PowerUp Warrants. An Electing Shareholder making a valid and timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares. As a result, such a U.S. Holder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367 to U.S. Holders of Public Shares” and subject to the discussion above under “—Tax Consequences of the Domestication to U.S. Holders of Public Shares and PowerUp Warrants,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of PowerUp, whether or not such amounts are actually distributed.

As indicated above, if a U.S. Holder of Public Shares has not made a timely and effective QEF election with respect to PowerUp’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Public Shares for their fair market value on the “qualification date.” The qualification date is the first day of PowerUp’s tax year in which PowerUp qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Public Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and will also have a new holding period in the Public Shares for purposes of the PFIC rules.

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Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Public Shares and for which PowerUp is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Public Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over the adjusted basis in its Public Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM election). The U.S. Holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Public Shares will be treated as ordinary income. Shareholders who hold different blocks of Public Shares (generally, shares of PowerUp purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the Public Shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their Public Shares. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Public Shares. An MTM election is not available with respect to PowerUp Warrants. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of an MTM election in respect to Public Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Public Shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Public Shares

In addition to the PFIC rules discussed above, Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Public Shares on the date of the Domestication. Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication. Because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the Domestication, Dykema Gossett PLLC is unable to opine on the application of Section 367(b) of the Code to a U.S. Holder on the receipt of New Visiox Class A Common Stock in exchange for Public Shares in the Domestication.

U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of PowerUp. A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares (a “10% U.S. Shareholder”) of PowerUp must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Public Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of ordinary shares or 10% or more of the total value of all classes of ordinary shares of PowerUp. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

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A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of PowerUp attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

PowerUp does not expect to have significant cumulative net earnings and profits on the date of the Domestication. If PowerUp does not have positive cumulative net earnings and profits through the date of the Domestication, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Public Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of PowerUp’s cumulative net earnings and profits could be positive through the date of the Domestication in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-2 as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

U.S. Holders Whose Public Shares Have a Fair Market Value of $50,000 or More and Who Own Less than 10 Percent of the Voting Power of PowerUp and Less than 10 Percent of the Total Value of PowerUp. A U.S. Holder whose Public Shares have a fair market value of $50,000 or more on the date of Domestication and who beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of ordinary shares entitled to vote and less than 10% of the total value of all classes of ordinary shares of PowerUp will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to New Visiox Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of New Visiox Class A Common Stock received over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in the Domestication. Shareholders who hold different blocks of Public Shares (generally, shares of PowerUp purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange;
(ii)	a complete description of the Domestication;
(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)	a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from PowerUp establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares, and (B) a representation that the U.S. Holder has notified PowerUp (or New Visiox) that the U.S. Holder is making the election; and
(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to PowerUp or New Visiox no later than the date such tax return is filed. In connection with this election, PowerUp may in its discretion provide each U.S. Holder eligible to make such an election with information regarding PowerUp’s earnings and profits upon written request.

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PowerUp does not expect to have significant cumulative earnings and profits through the date of the Domestication. If that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that PowerUp has positive cumulative earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

U.S. Holders Whose Public Shares Have a Fair Market Value of Less Than $50,000 and Who Own Less than 10 Percent of the Voting Power of PowerUp and Less than 10 Percent of the Total Value of PowerUp. A U.S. Holder whose Public Shares have a fair market value of less than $50,000 on the date of Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of ordinary shares entitled to vote and less than 10% of the total value of all classes of ordinary shares of PowerUp, should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income.

All U.S. Holders of Public Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to U.S. Holders of Public Shares that elect to exercise redemption rights to receive cash in exchange for Public Shares and is subject in its entirety to the discussion of the Domestication, PFIC rules and Section 367 of the Code above. For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise redemption rights in respect of all or a portion of its Public Shares.

The U.S. federal income tax consequences to a Converting U.S. Holder will depend on whether the redemption qualifies as a sale of Public Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the redemption qualifies as a sale of such U.S. Holder’s Public Shares, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Public Shares redeemed. A U.S. Holder’s adjusted tax basis in its Public Shares will generally be equal to the amount such U.S. Holder paid for such Public Shares. This gain or loss should generally be long-term capital gain or loss if the holding period of such Public Shares is more than one year at the time of the redemption. However, it is possible that because of the redemption rights associated with the Public Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and, thus, it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

The redemption of Public Shares generally will qualify as a sale if such redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in PowerUp or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such Converting U.S. Holder may acquire pursuant to options and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

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Generally, the redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of PowerUp is reduced immediately after the redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding PowerUp shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of PowerUp entitled to vote. There will be a “complete termination” of such Converting U.S. Holder’s interest if either (i) all of the PowerUp shares actually and constructively owned by such Converting U.S. Holder are redeemed or (ii) all of the PowerUp shares actually owned by such Converting U.S. Holder are redeemed and such Converting U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the PowerUp shares owned by certain family members and such Converting U.S. Holder does not constructively own any other PowerUp shares and otherwise complies with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Holder will depend upon the particular circumstances of that Converting U.S. Holder. However, the redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of PowerUp. Whether the redemption will result in a “meaningful reduction” in such Converting U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the Converting U.S. Holder’s relative interest in PowerUp is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such Converting U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences of any redemption of its Public Shares.

If none of the tests described above applies, the consideration paid to the Converting U.S. Holder will generally be treated as dividend income for U.S. federal income tax purposes to the extent of PowerUp’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in the Public Shares (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of the Public Shares. After the application of those rules, any remaining tax basis of the Converting U.S. Holder in the Public Shares redeemed will generally be added to the Converting U.S. Holder’s adjusted tax basis in its remaining Public Shares, or, if it has none, to the Converting U.S. Holder’s adjusted tax basis in its PowerUp Warrants or possibly in other PowerUp shares constructively owned by such U.S. Holder. U.S. Holders who hold different blocks of Public Shares (generally, shares of PowerUp purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Non-U.S. Holders

Tax Consequences for Non-U.S. Holders of Owning and Disposing of New Visiox Class A Common Stock

Distributions on New Visiox Class A Common Stock. Distributions of cash or property to a Non-U.S. Holder in respect of New Visiox Class A Common Stock received in the Domestication will generally constitute dividends for U.S. federal income tax purposes to the extent paid from New Visiox’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds New Visiox’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its New Visiox Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “—Gain on Disposition of New Visiox Common Stock.”

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Dividends paid to a Non-U.S. Holder of New Visiox Class A Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of New Visiox Class A Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if such Non-U.S. Holder’s New Visiox Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of New Visiox Class A Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of New Visiox Class A Common Stock. Subject to the below discussion of backup withholding and the Foreign Account Tax Compliance Act (as defined below), any gain realized by a Non-U.S. Holder on the taxable disposition of New Visiox Class A Common Stock or New Visiox Warrants generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);
●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or
●	New Visiox is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) New Visiox Class A Common Stock is not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of outstanding New Visiox Class A Common Stock. There can be no assurance that New Visiox Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale of New Visiox Class A Common Stock or New Visiox Warrants under regular U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale of New Visiox Class A Common Stock or New Visiox Warrants, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the “branch profits tax” equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

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If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of New Visiox Class A Common Stock or New Visiox Warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Visiox Class A Common Stock or New Visiox Warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Visiox will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Visiox does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New Visiox is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Information Reporting and Backup Withholding

New Visiox generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of New Visiox Class A Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New Visiox Class A Common Stock and New Visiox Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Visiox Class A Common Stock and New Visiox Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, New Visiox Class A Common Stock and New Visiox Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

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Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of New Visiox Class A Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New Visiox Class A Common Stock and New Visiox Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Visiox Class A Common Stock and New Visiox Warrants

Material U.S. Federal Income Tax Consequences of the Business Combination

The following is a discussion of the material U.S. federal income tax consequences of the Business Combination to Visiox U.S. holders (as defined below) who exchange Visiox Common Stock for New Visiox Common Stock in the Business Combination. This summary is based upon current provisions of the Code, existing Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to Visiox stockholders from the following summary. This discussion assumes that the Business Combination will be consummated in accordance with the Business Combination Agreement and as described in this proxy statement/prospectus.

This discussion applies only to Visiox U.S. holders who hold their Visiox Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not purport to address all U.S. federal income tax consequences relevant to Visiox U.S. holders of Visiox Common Stock. In addition, it does not address consequences relevant to Visiox Stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation to Visiox Stockholders that are:

●	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; mutual funds;
●	real estate investment trusts; regulated investment companies;
●	tax-exempt organizations or governmental organizations;
●	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes (and investors therein);
●	persons who are not Visiox U.S. holders (as defined below);
●	stockholders who are subject to the alternative minimum tax provisions of the Code;
●	persons who hold their Visiox Common Stock as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction or risk reduction strategy;
persons that have a functional currency other than the U.S. dollar;
traders in securities who elect to apply a mark-to-market method of accounting;
●	persons who hold shares of Visiox Common Stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;
●	persons who elect to apply the provisions of Section 1400Z-2 of the Code to any gains realized in the Business Combination;
●	persons who acquired their shares of Visiox Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Visiox Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

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●	persons deemed to sell Visiox Common Stock under the constructive sale provisions of the Code;
●	persons who acquired their shares of Visiox Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and
●	certain expatriates or former citizens or long-term residents of the United States.

Visiox Stockholders, including in particular those subject to special U.S. or non-U.S. tax rules that are described in this paragraph, are urged to consult their own tax advisors regarding the consequences to them of the Business Combination.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Visiox Common Stock, the U.S. federal income tax treatment of the partnership or a partner in the partnership will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Visiox Common Stock or any other person not addressed by this discussion, you should consult your own tax advisors regarding the tax consequences of the Business Combination.

Definition of “Visiox U.S. Holder”

For purposes of this discussion, a “Visiox U.S. holder” is a beneficial owner of Visiox Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
●	a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Holders of Visiox Common Stock who are not Visiox U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the Business Combination to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.

IN ADDITION, IT IS RECOMMENDED THAT ALL HOLDERS CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

General

Each of Visiox and PowerUp intends for the Business Combination to qualify, and will take the position that the Business Combination, qualifies, as a “reorganization” within the meaning of Section 368(a) of Code. However, Visiox and PowerUp cannot guarantee that the IRS will not challenge the intended tax treatment of the Business Combination, and that such a challenge will not be successful. None of Visiox, PowerUp or PowerUp Merger Sub, Inc. intend to obtain a ruling from the IRS with respect to the tax consequences of the Business Combination. Further, the closing of the Business Combination is not conditioned upon obtaining an opinion from counsel that the Business Combination will qualify as a reorganization. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination qualification as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

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Treatment of Visiox U.S. Holders in the Business Combination

Except as described below with respect to cash received in lieu of a fractional share, assuming the Business Combination qualifies as a “reorganization” under Section 368(a) of the Code, the U.S. federal income tax consequences to Visiox U.S. holders of the Business Combination are as follows:

●	Visiox U.S. holders will not recognize gain or loss upon the exchange of their Visiox Common Stock for New Visiox Common Stock in the Business Combination, Visiox U.S. holders will obtain a basis in the New Visiox Common Stock they receive in the Business Combination equal to their basis in the Visiox Common Stock exchanged therefor, and the holding period of the shares of New Visiox Common Stock received by a Visiox U.S. holder in the Business Combination will include the holding period of the shares of Visiox Common Stock surrendered in exchange therefor;
●	if a Visiox U.S. holder acquired different blocks of shares of Visiox Common Stock at different times or at different prices, such holder should consult its own tax advisor regarding the manner in which its basis and holding period should be allocated among its New Visiox Common Stock in light of its specific circumstances; and
●	a Visiox U.S. holder who receives cash in lieu of a fractional share of New Visiox Common Stock will be treated as having received the fractional share pursuant to the Business Combination and then as having exchanged that fractional share with New Visiox for cash in a redemption transaction. A Visiox U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such Visiox U.S. holder’s basis allocated to such fractional share. Any gain or loss recognized generally would be long-term capital gain or loss if the Visiox U.S. holder’s holding period in such New Visiox Common Stock, as determined in accordance with the rules discussed above, exceeds one year at the closing of the Business Combination. Long-term capital gain of individuals and other non-corporate Visiox U.S. holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

If the Business Combination does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then each Visiox U.S. holder will be treated as exchanging his, her or its Visiox Common Stock in a fully taxable transaction in exchange for New Visiox Common Stock and any cash received in lieu of fractional shares in connection with the Business Combination. Visiox U.S. holders generally will recognize capital gain or loss in such exchange equal to the difference between (i) the fair market value of the New Visiox Common Stock received in the Business Combination and any cash received in lieu of fractional shares in connection with the Business Combination and (ii) such holder’s tax basis in the Visiox Common Stock surrendered in the Business Combination. Gain or loss must be calculated separately for shares of Visiox Common Stock acquired by Visiox U.S. holders at different times for different prices and exchanged by such Visiox U.S. holder in connection with the Business Combination. Any gain or loss recognized generally would be long-term capital gain or loss if the Visiox U.S. holder’s holding period in a particular block of Visiox Common Stock exceeds one year at the time of the Business Combination. Long-term capital gain of non-corporate Visiox U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. The aggregate tax basis of a Visiox U.S. holder in the New Visiox Common Stock received in the Business Combination will equal its fair market value at the Effective Time, and the holding period of New Visiox Common Stock received in the Business Combination will begin on the day after the consummation of the Business Combination.

Holders of Visiox Common Stock are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Business Combination to them in light of their personal circumstances and the consequences to them under state, local and non-U.S. tax laws and other federal tax laws.

Information Reporting

Each Visiox U.S. holder who receives shares of New Visiox Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all shares of Visiox Common Stock that are exchanged in the Business Combination, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Visiox U.S. holders who owned immediately before the Business Combination at least one percent (by vote or value) of the total outstanding stock of Visiox or securities of Visiox with a basis of $1,000,000 or more, are required to attach a statement to their tax returns for the year in which the Business Combination is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the Visiox U.S. holder’s tax basis in such holder’s Visiox Common Stock or securities surrendered in the Business Combination, the fair market value of such stock or securities, the date of the Business Combination and the name and employer identification number of each of Visiox and New Visiox. Visiox U.S. holders are urged to consult with their own tax advisors to comply with these rules.

This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the Business Combination to you.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

PowerUp is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

PowerUp is a blank check company incorporated as a Cayman Islands exempted company on February 9, 2021. PowerUp incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Visiox, a Delaware corporation, was originally formed as a Delaware limited liability company in May 2019 under the name Ameribridge Health, LLC. On October 22, 2021, the Company filed a Certificate of Amendment with the State of Delaware to change its legal name to Visiox Pharma, LLC. On June 9, 2023, the Company amended the certificate of formation of Visiox Pharma, LLC to change the name of the Company to Visiox Pharmaceuticals, Inc. and converted the organizational structure from an LLC to a Delaware “C” Corporation. Visiox is a company with FDA-approved and NDA-stage products focused on treating large, but poorly managed areas within ophthalmology.

On December 26, 2023, Visiox and PowerUp entered into the Business Combination Agreement, pursuant to which Merger Sub will merge with and into Visiox, with Visiox as the surviving entity and a wholly owned subsidiary of PowerUp. Prior to the consummation of the Business Combination, PowerUp will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In connection with the Domestication, each issued and outstanding Class A ordinary share of PowerUp will convert automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, and the Class A common stock will be reclassified as common stock. In connection with the consummation of the Business Combination and the Domestication, PowerUp will change its name to Visiox Holdings, Inc.

As consideration for the Business Combination, the holders of Visiox’s securities collectively shall be entitled to receive from PowerUp, in the aggregate, a number of shares of PowerUp’s common stock with an aggregate value equal to the Merger Consideration. Under the Business Combination Agreement, “Merger Consideration” means (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0, if any, less (c) Visiox Transaction Expenses, less (d) Visiox Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs, multiplied by (ii) ten dollars ($10.00).

In addition, holders of Visiox’s securities and the Sponsor shall also have the contingent right to receive from PowerUp, in the aggregate, an additional 6,000,000 shares of New Visiox Common Stock as follows:

(a)	In the event the commercial launch of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date (the “Launch Target”), then, subject to the terms and conditions of the Merger Agreement, PowerUp will issue to each of the Visiox stockholders such stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”).

(b)	Beginning in the first fiscal year following the Visiox stockholders and Sponsor earning the Launch Earnout Share Payment (the “$12.50 Earnout Eligibility Date”), in the event that the VWAP of the PowerUp common stock equals or exceeds $12.50 per share (the “First Share Price Target”) for 20 out of any 30 consecutive Trading Days during the period beginning on the Closing Date and ending on the 36-month anniversary of the Closing Date (such period the “Earnout Period”), and subject to the terms and conditions of the Merger Agreement, PowerUp shall issue to each of the Visiox stockholders such stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”).

In the event the First Share Price Target was achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved. No $12.50 Earnout Share Payment shall be earned if the $12.50 Earnout Eligibility Date is a date later than the end of the Earnout Period.

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(c)	Beginning in the first fiscal year following the Visiox stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), in the event that the VWAP of the PowerUp common stock equals or exceeds $15.00 per share (the “Second Share Price Target”) for 20 out of any 30 consecutive Trading Days during Earnout Period, and subject to the terms and conditions of the Merger Agreement, PowerUp shall issue to each of the Visiox stockholders such stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”).

In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved. No $15.00 Earnout Share Payment shall be earned if the $15.00 Earnout Eligibility Date is a date later than the end of the Earnout Period.

At the Closing, PowerUp shall assume all obligations of Visiox under the Visiox Convertible Note (described elsewhere in this proxy statement/prospectus). PowerUp’s assumption of the Visiox Convertible Note does not constitute a novation, and the terms and conditions of the Visiox Convertible Note shall be reflected in a written assumption agreement to be executed by and between Visiox and PowerUp.

By virtue of the Business Combination and without any action of any party or any other Person, (i) as of immediately prior to the Effective Time, [●] Visiox RSUs (or portion thereof) (each, a “Scheduled Company RSU”) that is then outstanding shall immediately vest in full, and the number of shares of Visiox Common Stock resulting from the vesting of such Scheduled Company RSU shall be treated as issued and outstanding as of immediately prior to the Effective Time; (ii) at the Effective Time, [●] Visiox RSUs (or portion thereof) then outstanding and unvested shall automatically be canceled and converted into an award under the 2024 Plan with respect to a number of restricted stock units to be settled in New Visiox Common Stock (each, a “Rollover RSU”) equal to the product (rounded up to the nearest whole number) of (x) the number of shares of Visiox Common Stock subject to such Visiox RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio. Subject to the immediately preceding sentence, each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, expiration, and forfeiture provisions) that applied to the corresponding Company RSU immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transaction contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Visiox Common Stock that could become issuable in respect of the Visiox RSU, solely with respect to any Visiox RSU exchanged for a Rollover RSU and (B) such other immaterial administrative or ministerial changes as the New Visiox Board following the Effective Time (or any committee thereof) may determine in good faith are appropriate to effectuate the administration of the Rollover RSUs; and (iii) at the Effective Time, [●] Visiox VARs (or portion thereof) then outstanding shall automatically be canceled and converted into an award under the 2024 Plan for one (1) stock appreciation rights unit (each, a “Rollover VAR”), with the strike price for each Rollover VAR set at an amount such that each Rollover VAR is “in the money” in the same amount as corresponding Visiox VAR it replaced. Subject to the immediately preceding sentence, each Rollover RSU and Rollover VAR shall be subject to the same terms and conditions (including applicable vesting, expiration, and forfeiture provisions) that applied to the corresponding Visiox RSU or Rollover VAR, as applicable, immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transaction contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Visiox Common Stock that could become issuable in respect of the Visiox RSU or impact the value of a VAR, solely with respect to any Visiox RSU exchanged for a Rollover RSU as contemplated by Section 1.10(e)(i) of the Business Combination Agreement, or any Visiox VAR exchanged for a Rollover VAR as contemplated by Section 1.10(e)(iii)) of the Business Combination Agreement and (B) such other immaterial administrative or ministerial changes as the New Visiox Board following the Effective Time (or any committee thereof) may determine in good faith are appropriate to effectuate the administration of the Rollover RSUs or Rollover VARs.

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The unaudited pro forma combined balance sheet as of March 31, 2024 combines the historical unaudited condensed consolidated balance sheet of PowerUp as of March 31, 2024 with the historical unaudited condensed balance sheet of Visiox as of March 31, 2024 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2024.

PowerUp and Visiox have the same fiscal years ending December 31. The unaudited pro forma combined statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023 combine the historical statements of operations of PowerUp and Visiox for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2023, the beginning of the earliest period presented.

The historical financial information of PowerUp was derived from the unaudited condensed consolidated financial statements for the three months ended March 31, 2024 and from audited condensed consolidated financial statements of PowerUp as of and for the year ended December 31, 2023, included elsewhere in this proxy statement/prospectus. The historical financial information of Visiox was derived from the unaudited condensed financial statements for the three months ended March 31, 2024 and the audited condensed financial statements of Visiox as of and for the year ended December 31, 2023, included elsewhere in this proxy statement/prospectus. This information should be read together with PowerUp’s and Visiox’s audited consolidated financial statements and related notes, the sections entitled “PowerUp’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Visiox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that PowerUp believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. PowerUp believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The pro forma condensed combined financial statements have been presented for informational purposes only and are not necessarily indicative of what PowerUp’s and Visiox’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the pro forma data do not purport to project the future financial position or operating results of New Visiox. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

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Accounting for the Business Combination

The Business Combination will be accounted for using the acquisition method of accounting with PowerUp as the accounting acquirer. Under the acquisition method of accounting, PowerUp’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Visiox will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. For purposes of the Unaudited Pro Forma Combined Balance Sheet, the purchase consideration has been allocated to the identifiable assets and liabilities assumed of Visiox based upon management’s preliminary estimated of their fair values as of March 31, 2024. A third party completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Visiox identifiable assets acquired and liabilities assumed. The purchase price was allocated to separate identifiable intangible assets – Licensed Technology.

For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer.

In conjunction with the business combination the Sponsor issued Visiox a $2 million convertible note effective December 1, 2023. The convertible note represented a bridge financing that was necessary to provide adequate liquidity to Visiox to continue operations and complete the Business Combination. The convertible note represents the only debt obligation held by Visiox and is designed to absorb variability in the performance of Visiox assets because the debt holder is exposed to Visiox’s ability to pay. Visiox expects cash from the convertible note to be substantially depleted by the time the Business Combination is expected to close. At the consumption of the Business Combination, Visiox expected cash on hand results in the equity at risk being considered insufficient for Visiox to finance its activities without additional subordinated financial support. Based on the preceding, Visiox is a VIE of PowerUp at consumption of the Business Combination.

Upon closing of the Business Combination PowerUp stockholders will own approximately 60% and Visiox stockholders will own approximately 40% of New Visiox, therefore PowerUp will have the majority voting interest (i.e. control) and will have the ability to remove and replace a board member, therefore having the ability to direct the activities of Visiox. PowerUp will also have the obligation to absorb the losses and/or receive the benefits of Visiox.

Basis of Pro Forma Presentation

Pursuant to the PowerUp’s Existing Governing Documents, PowerUp’s public shareholders may demand that PowerUp redeem their Class A ordinary shares for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public shareholder properly demands redemption of their shares, PowerUp will redeem each share for cash equal to the public shareholder’s pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming alternative levels of cash redemptions of PowerUp’s Class A ordinary shares:

●	Scenario 1: Assuming No Redemptions: This presentation assumes that no PowerUp public shareholders exercise redemption rights with respect to their public shares, 577,644 of which were outstanding as of the date of this filing.

●	Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of PowerUp public shareholders holding 288,822 public shares will exercise their redemption rights for approximately $3.2 million of funds in PowerUp’s Trust Account.

●	Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of PowerUp public shareholders holding 577,644 public shares will exercise their redemption rights for approximately $6.5 million of funds in PowerUp’s Trust Account.

The table below shows the issued and outstanding shares under each of the Scenarios set forth above following the closing of the Business Combination, as well as potential sources of dilution:

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a forward merger using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Upon consummation of the Business Combination, the cash on hand results in the equity at risk being considered insufficient for Visiox to finance its activities without additional subordinated financial support. PowerUp has concluded that Visiox was a variable interest entity as of the date that the Business Combination was consummated. PowerUp is the primary beneficiary of Visiox and will be treated as the accounting acquirer. The fact pattern requires forward merger accounting treatment.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The unaudited pro forma condensed combined balance sheet as of March 31, 2024 assumes the Business Combination occurred on March 31, 2024. The unaudited pro forma condensed combined statements of operation for the year ended December 31, 2023 present the pro forma effect of the Business Combination as if it had been completed on January 1, 2023, the beginning of the earliest period presented. These periods are presented on the basis of PowerUp as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of March 31, 2024 has been prepared using, and should be read in conjunction with, the following:

● PowerUp’s unaudited balance sheet as of March 31, 2024 and the related notes for the period ended March 31, 2024, included elsewhere in this proxy statement/prospectus; and

● Visiox’s unaudited consolidated balance sheet as of March 31, 2024 and the related notes for the period ended March 31, 2024, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 have been prepared using, and should be read in conjunction, with the following:

● PowerUp’s audited statement of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

● Visiox’s audited consolidated statement of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 have been prepared using, and should be read in conjunction, with the following:

● PowerUp’s unaudited statement of operations for the three months ended March 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and

● Visiox’s unaudited consolidated statement of operations for the three months ended March 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain available information as of the date of these unaudited pro forma condensed combined financial statements and certain assumptions and methodologies that PowerUp believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. PowerUp believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Visiox. They should be read in conjunction with the historical financial statements and notes thereto of PowerUp and Visiox.

On the date of the consummation (the “Closing Date”) of the Business Combination, PowerUp (“New Visiox”) will change its name to Visiox Holdings, Inc. and Visiox (“Predecessor” and the “Operating Company”) will merge with a subsidiary of New Visiox, with the Operating Company being the surviving entity, which resulted in it being a wholly-owned subsidiary of New Visiox (collectively the “Successor”). Therefore, the financial statement presentation following the Closing Date of the Business Combination will present the Predecessor for the financial periods prior to the Closing Date and the Successor for the period including and after the Closing Date in accordance with U.S. GAAP and pursuant to the accounting rules and regulations of the SEC.

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General Description of the Business Combination Agreement

On December 26, 2023 PowerUp entered into the Agreement and Plan of Merger, as amended by the Amendment Agreement, dated as of June 6, 2024 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PowerUp, PowerUp Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of PowerUp (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”), Ryan Bleeks, in the capacity as the representative from and after the Effective Time for the Visiox stockholders as of immediately prior to the Effective Time (the “Seller Representative”), and Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”), pursuant to which, among other things, following the de-registration of PowerUp as an exempted company in the Cayman Islands and the continuation and Domestication of PowerUp as a corporation in the State of Delaware, at the Effective Time, Merger Sub will merge with and into Visiox, with Visiox being the surviving company (the “Business Combination”). After giving effect to such Business Combination, Visiox shall be a wholly owned subsidiary of New Visiox. At Closing, each share of common stock of Visiox issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of New Visiox Common Stock equal to the quotient obtained by dividing (x) (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0.00, if any, less (c) Visiox Transaction Expenses, less (d) Visiox Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs multiplied by (ii) ten dollars ($10.00) by (y) the aggregate number of shares of Visiox Common Stock that are issued and outstanding immediately prior to the Effective Time, in accordance with the terms of the Business Combination Agreement.

Merger Consideration

As consideration for the Merger, the holders of Visiox’s common stock collectively shall be entitled to receive from New Visiox, in the aggregate, a number of shares of New Visiox Common Stock (with a per share value of $10.00) with an aggregate value equal to (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0.00, if any, less (c) Visiox Transaction Expenses, less (d) Visiox Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs multiplied by (ii) ten dollars ($10.00).

Earnout Shares

After the Closing, subject to the terms and conditions set forth herein,

●	In the event that the First Commercial Sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date (the “Launch Target”), New Visiox shall issue to each Visiox Stockholders, such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and to the Sponsor 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”);

●

Beginning in the first fiscal year following the Visiox Stockholders and Sponsor earning the Launch Earnout Share Payment, (the $12.50 Earnout Eligibility Date”), New Visiox shall issue to each Visiox Stockholders, such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and to the Sponsor 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”) in the event that the VWAP of the New Visiox Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “First Share Price Target”) for twenty (20) out of any thirty (30) consecutive Trading Days during the period beginning on the Closing Date and ending on the 36-month anniversary of the Closing Date (such period the “Earnout Period”).

In the event that the First Share Price Target achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved.

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●

Beginning in the first fiscal year following Visiox Stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), New Visiox shall issue to each of the Visiox Stockholders such Visiox Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”, and together with the Launch Earnout Share Payment and the $12.50 Earnout Share Payment, the “Earnout Share Payments”) in the event that the VWAP of the New Visiox Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Second Share Price Target,” and together with the Launch Target and the First Share Price Target, the “Earnout Targets”) for twenty (20) out of any thirty (30) consecutive Trading Days during Earnout Period.

In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved.

PowerUp considered the equity classification conditions in ASC 815-40-25 and concluded that all of them were met. Therefore, the Earnout Share arrangement is appropriately classified in equity.

Warrants

Upon consummation of the Business Combination, there will be outstanding an aggregate of 14,375,000 Public Warrants and 9,763,333 Private Placement Warrants held by our Sponsor and Original Sponsor. Each of our outstanding whole warrants will be exercisable commencing 30 days following the Closing for one share of New Visiox Common Stock. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Visiox Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of PowerUp’s outstanding public shares are redeemed in connection with the Business Combination), PowerUp’s fully diluted share capital would be 31,903,477 ordinary shares.

Working Capital Share Award

Sponsor will be entitled to receive from New Visiox at Closing, as part of providing up to $1,000,000 in order to finance transaction costs in connection with the Business Combination, up to 1,000,000 shares of New Visiox Common Stock as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned. The amount of principal loaned as of the date of this filing is $950,000.

Visiox Convertible Note

Sponsor and the Investors will be entitled to receive from New Visiox at Closing, as part of providing $2,000,000 to Visiox working capital loan in order to finance operating and transaction costs in connection with the Business Combination, 2,000,000 shares of New Visiox Common Stock, consisting of 1,000,000 shares to be issued to the Sponsor as partial consideration for the Sponsor entering into the Visiox Convertible Note and 1,000,000 shares to be issued to the Investors as consideration for the Investors entering into the First Subscription Agreements.

2. Adjustments to Unaudited Pro Forma Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are directly attributable to the Business Combination. Visiox and PowerUp have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Visiox filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Visiox’s shares outstanding, assuming the Business Combination had been completed on January 1, 2023, the beginning of the earliest period presented.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2024

(In thousands)

			Scenario 1			Scenario 2			Scenario 3
			Assuming No Redemptions into Cash			Assuming 50% Redemptions into Cash			Assuming Maximum Redemptions into Cash
	(A)	(B)	Pro Forma			Pro Forma			Pro Forma
	PWUP	VISIOX	Adjustments		Balance Sheet	Adjustments		Balance Sheet	Adjustments		Balance Sheet
Assets
Current assets:
Cash and cash equivalents	-	393	6,493	(1)	-	3,246	(1)	0	-	(1)	-
			(9,219)	(2)		(9,219)	(2)		(9,219)	(2)
			1,833	(6)		5,080	(6)		8,326	(6)
			500	(10)		500	(10)		500	(10)
Prepaid expenses and other current assets	66	-	-		66			66			66
Total current assets	66	393	(393)		66	(393)		66	(393)		66

Licensed Technology, net of amortization	-	-	78,354	(8)	76,395	78,354	(8)	76,395	78,354	(8)	76,395
			(1,959)	(8)		(1,959)	(8)		(1,959)	(8)
Investments held in Trust Account	20,136	-	(20,136)	(1)	-	(20,136)	(1)	-	(20,136)	(1)	-
Total assets	20,202	393	55,866		76,461	55,867		76,462	55,866		76,461

Liabilities, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	365	1,774	1,833	(6)	3,972	5,080	(6)	7,219	8,326	(6)	10,465
Loan and Transfer note payable	217	-	(950)	(2)	-	(950)	(2)	-	(950)	(2)	-
			733	(10)		733	(10)		733	(10)
Financial Liability - SPAC loan	1,782	-	(1,782)	(5)	-	(1,782)	(5)	-	(1,782)	(5)	-
Due to Affiliate	269	-	(269)	(2)	-	(269)	(2)	-	(269)	(2)	-
Accrued expenses and other current liabilities	-	266	-	(2)	266	-	(2)	266	-	(2)	266
Convertible note Payable	-	1,993	(2,000)	(2)	-	(2,000)	(2)	-	(2,000)	(2)	-
			7	(9)		7	(9)		7	(9)
License Fee	-	6,000	-		6,000	-		6,000	-		6,000
Equity Liability	-	3,000	(3,000)	(2)	-	(3,000)	(2)	-	(3,000)	(2)	-
Total current liabilities	2,633	13,033	(5,428)		10,238	(2,181)		13,485	1,065		16,731

Total liabilities	2,633	13,033	(5,428)		10,238	(2,181)		13,485	1,065		16,731

Commitments and contingencies
Class A common stock subject to possible redemption	20,136	-	(20,136)	(1)	-	(20,136)	(1)	-	(20,136)	(1)	-
Stockholders’ equity (deficit)
PWUP Preference Shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	-	-	-
PWUP Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized (excluding 1,803,729 shares subject to redemption)	1	-	18	(3)	19	18	(3)	19	18	(3)	19
VISIOX Convertible preferred stock, Series A $0.001 par value 20,000,000 shares authorized	-	2	(2)	(3)	-	(2)	(3)	-	(2)	(3)	-
VISIOX Convertible preferred stock, Series B $0.001 par value 20,000,000 shares authorized	-	11	(11)	(3)	-	(11)	(3)	-	(11)	(3)	-
Additional paid-in capital	11,421	7,634	6,493	(1)	113,110	3,246	(1)	109,863		(1)	106,617
			(5)	(3)		(5)	(3)		(5)	(3)
			(20,287)	(4)		(20,287)	(4)		(20,287)	(4)
			29,500	(7)		29,500	(7)		29,500	(7)
			78,354	(8)		78,354	(8)		78,354	(8)
Retained earnings (accumulated deficit)	(13,989)	(20,287)	(3,000)	(2)	(46,906)	(3,000)	(2)	(46,906)	(3,000)	(2)	(46,906)
			20,287	(4)		20,287	(4)		20,287	(4)
			1,782	(5)		1,782	(5)		1,782	(5)
			(29,500)	(7)		(29,500)	(7)		(29,500)	(7)
			(1,959)	(8)		(1,959)	(8)		(1,959)	(8)
			(7)	(9)		(7)	(9)		(7)	(9)
			(233)	(10)		(233)	(10)		(233)	(10)
Total stockholders’ equity (deficit)	(2,567)	(12,640)	81,430		66,223	78,184		62,977	74,937		59,730
Total liabilities and stockholders’ equity (deficit)	20,202	393	55,866		76,461	55,867		76,462	55,866		76,461

(A)	Obtained from the unaudited condensed consolidated balance sheet of PowerUp as of March 31, 2024.
(B)	Obtained from the unaudited condensed balance sheet of Visiox as of March 31, 2024.

213

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Dollars in thousands, except per share data)

									Transaction
			Transaction			Transaction			Accounting		Pro Forma
			Accounting		Pro Forma	Accounting		Pro Forma	Adjustments		Combined
	PWUP	VISIOX	Adjustments		Combined	Adjustments		Combined	(Assuming		(Assuming
	Historical	Historical	(Assuming No		(Assuming No	(Assuming 50%		(Assuming 50%	Maximum		Maximum
	(A)	(B)	Redemptions)		Redemptions)	Redemptions)		Redemptions)	Redemptions)		Redemptions)
Revenue	$-	$-	$-		$-	$-		$-	$-		$-
Operating expenses:
Research and development	-	6,543	-		6,543	-		6,543	-		6,543
Management fee	-	1,200	-		1,200	-		1,200	-		1,200
General and Administrative	1,340	2,886	7,835	(ee)	12,061	7,835	(ee)	12,061	7,835		12,061
Total operating expenses	1,340	10,629	7,835		19,804	7,835		19,804	7,835		19,804
Income(Loss) from operations	(1,340)	(10,629)	(7,835)		(19,804)	(7,835)		(19,400)	(7,835)		(19,804)
Other income (expenses):
Income from investments held in Trust Account	5,813	-	(5,813)	(aa)	-	(5,813)	(aa)	-	(5,813)	(aa)	-
Other income(expense), net	(9)	(6)	(32,500)	(cc)	(32,515)	(32,500)	(cc)	(32,515)	(32.500)	(cc)	(32,515)
Total other income (expense)	5,804	(6)	(38,313)		(32,515)	(38,313)		(32,515)	(38,313)		(32,515)
Income (loss)	4,464	(10,635)	(46,148)		(52,319)	(46,148)		(52,319)	(46,148)		(52,319)
Dividend on convertible preferred units	-	(123)	123	(dd)	-	123	(dd)	-	123	(dd)	-
Net income (loss)	$4,464	$(10,758)	(46,025)		$(52,319)	(46,025)		$(52,319)	(46,025)		$(52,319)
Weighted average shares outstanding of Class A ordinary shares	16,461,668	-	18,715,144	(bb)	18,715,144	18,426,322	(bb)	18,426,322	18,137,500	(bb)	18,137,500
Basic and diluted net income per Class A ordinary share	$0.23	$-			$(2.80)			$(2.84)			$(2.88)
Weighted average shares outstanding of non-redeemable ordinary shares	2,717,466		(2,717,466)	(bb)
Basic and diluted net income (loss) per Class B ordinary share	0.23	$

(A)	Obtained from the audited statement of operations of PowerUp ended December 31, 2023.
(B)	Obtained from the audited statement of operations of Visiox ended December 31, 2023.

214

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Dollars in thousands, except per share data)

						Transaction			Transaction
			Transaction			Accounting		Pro Forma	Accounting		Pro Forma
			Accounting		Pro Forma	Adjustments		Combined	Adjustments		Combined
	PWUP	VISIOX	Adjustments		Combined	(Assuming		(Assuming	(Assuming		(Assuming
	Historical	Historical	(Assuming No		(Assuming No	50%		50%	Maximum		Maximum
	(A)	(B)	Redemptions)		Redemptions)	Redemptions)		Redemptions)	Redemptions)		Redemptions)
Revenue	$-	$-	$-		$-	$-		$-	$-		$-
Operating expenses:
Research and development	-	35	-		35	-		35	-		35
Management fee	-	-	-		-	-		-	-		-
General and Administrative	2,523	1,130	1,959	(ee)	3,612	1,959	(ee)	3,612	1,959	(ee)	3,612
			(2,000)	(dd)		(2,000)	(ee)	-	(2,000)	(dd)
Total operating expenses	2,523	1,165	(41)		3,647	1,959		3,647	1,959		3,647
Income(Loss) from operations	(2,523)	(1,165)	41		(3,647)	(1,959)		(3,647)	(1,959)		(3,647)
Other income (expenses):
Income from investments held in Trust Account	235	-	(235)	(aa)	-	(235)	(aa)	-	(235)	(aa)	-
Other income(expense), net	4	(44)	(32,500)	(cc)	(32,540)	(32,500)	(cc)	(32,540)	(32,500)	(cc)	(32,540)
Interest expense – debt discount	(183)	-	-		(183)	-		(183)	-		(183)
Total other income (expense)	56	(44)	(32,735)		(32,540)	(32,735)		(32,540)	(32,735)		(32,540)
Net Income (loss)	(2,467)	(1,209)	(32,694)		(36,187)	(34,694)		(36,187)	(34,694)		(36,187)
Weighted average shares outstanding of Class A ordinary shares	8,991,229	-	18,715,144	(bb)	18,715,144	18,426,322	(bb)	18,426,322	18,137,500	(bb)	18,137,500
Basic and diluted net income per Class A ordinary share	$(0.27)	$-			$(1.93)			$(1.96)			$(2.00)

215

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1) Reflects the transactions relating to the business combination and the release of funds as part of such agreement.

● Scenario 1: Assuming No Redemptions: This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares, 577,644 of which were outstanding as of the date of this filing.

● Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of the public shareholders holding 288,822 public shares will exercise their redemption rights for approximately $3.25 million of funds in PowerUp’s Trust Account.

● Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of the public shareholders holding 577,644 public shares will exercise their redemption rights for approximately $6.5 million of funds in PowerUp’s Trust Account.

			Assuming No Redemptions into Cash			Assuming 50% Redemptions into Cash			Assuming Maximum Redemptions into Cash
					Net Changes			Net Changes			Net Changes
Cash and Cash Equivalents		Cash from trust	6,493	(iii)	6,493	3,246	(iii)	3,246	-	(iii)	-

Cash Held in Trust		Interest Earned	138	(i)	(20,136)	138	(i)	(20,136)	138	(i)	(20,136)
		Redemptions May 2024	(13,781)	(ii)		(13,781)	(ii)		(13,781)	(ii)
		Transfer of cash from trust	(6,493)	(iii)		(6,493)	(iii)		(6,493)	(iii)

PWUP Class A common Stock subject to possible redemption		Interest Earned	138	(i)	(20,136)	138	(i)	(20,136)	138	(i)	(20,136)
		Redemptions May 2024	(13,781)	(ii)		(13,781)	(ii)		(13,781)	(ii)
		Transfer of common stock	(6,493)	(iii)		(6,493)	(iii)		(6,493)	(iii)

Additional Paid in Capital		Increase for transfer of common stock	6,493	(iv)	6,493	3,246	(iv)	3,246	-	(iv)	-

(i) To record interest in Trust to redemption date in May 2024			138			138			138

(ii) To record redemptions on May 23, 2024			13,781			13,781			13,781

(iii) To Record the release of Cash from the Trust Account for Redeemed shares in May 2024			0%			50%			100%
Total Number of redeemable shares	577,644	Shares Redeemed	-			288,822			577,644
Price per redeemable share	$11.24
Total cash in Trust after May Redemptions			$6,493			$3,246			$-

(iv) To record the Stock Subject to redemption to Additional Paid in Capital			$6,493			$3,246			$-

(2) Represents estimated direct and incremental transaction costs of approximately $9.2 million incurred by PowerUp and Visiox related to the Business Combination. This includes the payment of $2.0 million in sponsor advisory fee, Legal fees of $1.0 million, Sponsor Administrative Fee of $0.3 million, Bridge Loan of $2.0 million, Working Capital Loan of $0.9 million and Equity Liability of $3.0 million.

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(3) Reflects the recapitalization of New Visiox through the issuance of 8,000,000 shares ($80,000,000 divided by $10.00) of New Visiox Common Stock at par value of $0.0001. Elimination of Visiox Convertible preferred stock, Series A ($1,000) and Convertible preferred stock, Series B ($11,000) and the addition from Additional Paid in Capital ($6,000 in Scenarios 1 and 2 and $5,000 in Scenario 3) to be approximately the outstanding shares in Note 3 - Net loss per share (See Below). Because closing adjustments to the Merger Consideration required by the terms of the Business Combination Agreement are expected to be immaterial, they have not been included in the pro forma calculations.

(4) Reflects the elimination of the historical accumulated deficit of Visiox in the amount of $20.3 million.

(5) Reflects the elimination of Financial Liability – SPAC Loan on the PWUP balance sheet of $2.0 million.

(6) Reflects the amount of negative cash of approximately $1.8, $5.0 and $8.3 million recategorized to accounts payable in each of the Scenarios.

(7) Reflects the expected receipt from the Working Capital and Bridge Loans.

In accordance with the Business Combination Agreement, any such deposits, whether for a Bridge Loan or working capital, will be payable upon the Closing. The settlement of the Extension Loans for shares of new issue New Visiox Common Stock represents a debt extinguishment. As such, the adjustment included a loss on extinguishment of debt of $29.5 million based on the extension share valuation.

The per share value was determined using the valuation of the shares being exchanged for New Visiox Common Stock, pursuant to which “Per Share Price” means $10.00. The Merger Consideration is $80 million, which when divided by 8,000,000 shares equals $10.00. Since the new issuance of the shares would occur on the closing date, the “Per Share Price” would be the same for issuances of shares to the target company and Sponsor. See calculations below (in thousands except share and per share data):

		Number of Shares	Total		Total Extension
	Amount of Loan	Per loan Dollar	Extension Shares	Per Share Value	Share Valuation
Working Capital Loan	$950	1	950,000	$10.00	$9,500
Bridge Loan	$2,000	1	2,000,000	$10.00	$20,000
	$2,950		2,950,000		$29,500

(8) The preliminary consideration and allocation of the purchase price to the fair value of Visiox’s assets acquired and liabilities assumed, as if the acquisition date was March 31, 2024, is presented below. PowerUp has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets and liabilities assumed at fair value reflect the best estimates of PowerUp based on the information currently available and are subject to change once additional analyses are completed. Furthermore, the final purchase price of the Business Combination is subject to the determination of certain items that are subject to adjustment at Closing pursuant to the Business Combination Agreement. See calculations below in thousands:

Calculation of Purchase Consideration
(a) Merger Consideration	$80,000
(b) Net Working Capital Adjustment (1)	(12,640)
(c) Company Transaction Expenses	(500)
(d) Company Indebtedness at Closing	-
(e) Rollover RSU’s (2)	(5,341)
Potential Adjusted Merger Consideration	$61,519

For purposes of the preliminary consideration and allocation, the excess purchase consideration was allocated to separate identifiable intangible assets – Licensed Technology. The Licensed Technology consists of Omlonti®, PDP-716, and SDN-037. PowerUp management reached its initial determination based, in part, on a preliminary fair value asset evaluation performed by a third party. Amortization of the Licensed Technology is on a ten (10) year expected life – straight line method. The Licensed Technology is an indefinite intangible asset until research and development efforts are completed. The useful life of 10 years was used in the evaluation materials that PowerUp’s management analyzed and reviewed when making its initial determination.

Preliminary Purchase Consideration Allocation:
Cash	$393
Licensed Technology	74,159
Liabilities Assumed	(13,033)
$61,519

217

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands, except share and per share data)

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 are as follows:

(aa) Represents the elimination of historical interest income earned on the Trust Account.

(bb) Represents the conversion of 577,644 Class A Ordinary Shares subject to redemption (except in Scenario 2 and 3) and 7,187,500 Class A Ordinary Shares not that are not subject to redemption into shares of New Visiox common stock, the issuance of 8,000,000 shares of New Visiox common stock, the issuance of 950,000 working capital shares and the issuance of 2,000,000 bridge loan shares.

(cc) Record the $10.0 million related to the working capital shares as detailed in Adjustment (2); $20.0 million related to bridge loan shares to fair value; and the estimated direct and incremental costs of $3.0 million – Adjustment (2).

(dd) Record the elimination of dividend on preferred units.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 are as follows:

(aa) Represents the elimination of historical interest income earned on the Trust Account.

(bb) Represents the conversion of 577,644 Class A Ordinary Shares subject to redemption (except in Scenario 2 and 3) and 7,187,500 Class A Ordinary Shares not that are not subject to redemption into shares of New Visiox common stock, the issuance of 8,000,000 shares of New Visiox common stock, the issuance of 950,000 working capital shares and the issuance of 2,000,000 bridge loan shares.

(cc) Record the $9.5 million related to the working capital shares as detailed in Adjustment (2); $20.0 million related to bridge loan shares to fair value; and the estimated direct and incremental costs of $3.0 million – Adjustment (2).

(dd) Record the elimination of Financial Liability – SPAC Loan – Consulting Expense.

3. Net loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023, the beginning of the earliest period presented. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

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The unaudited pro forma condensed combined statements of operations have been prepared under each of the Scenarios set forth below following the closing of the Business Combination (in thousands, except share and per share data):

	For Three Months Ended March 31, 2024
	Pro Forma Combined (Assuming No Redemptions)	(Assuming 50% Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
Pro forma net loss	$(36,187)	$(36,187)	$(36,187)
Basic and diluted weighted average shares outstanding	18,715,144	15,556,322	15,267,500
Net loss per share – basic and diluted	$(1.93)	$(2.33)	$(2.37)

	Year Ended December 31, 2023
	Pro Forma Combined (Assuming No Redemptions)	(Assuming 50% Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
Pro forma net loss	$(46,443)	$(46,443)	$(46,443)
Basic and diluted weighted average shares outstanding	18,715,144	18,426,322	18,137,500
Net loss per share – basic and diluted	$(2.48)	$(2.52)	$(2.56)

	Pro Forma Combined	Pro Forma Combined	Pro Forma Combined
Stockholder	(Assuming No Redemptions Scenario)	(Assuming 50% Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
PowerUp Public Shares subject to redemption	577,644	288,822	-
PowerUp Founder Shares – Original Sponsor	2,870,000	2,870,000	2,870,000
PowerUp Founder Shares – Current Sponsor	4,317,500	4,317,500	4,317,500
VISIOX Shareholders	8,000,000	8,000,000	8,000,000
Working Capital Loan Shares	950,000	950,000	950,000
Bridge Loan Shares – Current Sponsor	1,000,000	1,000,000	1,000,000
Bridge Loan Shares – Investor	1,000,000	1,000,000	1,000,000
	18,715,144	15,556,322	15,267,500

The table above presents the trust value per share to a public shareholder that elects not to redeem across a range of redemptions scenarios. For purposes of calculating the redemption scenarios, the trust value date as of December 31, 2023 is used.

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● Scenario 1: Assuming No Redemptions: This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares, 577,644 of which were outstanding as of the date of this filing.

● Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of public shareholders holding 254,671 public shares will exercise their redemption rights for approximately $3.5 million of funds in PowerUp’s Trust Account.

● Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of public stockholders holding 577,644 public shares will exercise their redemption rights for approximately $6.5 million of funds in PowerUp’s Trust Account.

At the Business Combination, there is one class of stock, all Class A common stock converts to PowerUp common stock, which in turn will be exchanged for New Visiox Common Stock at Closing. Private Placement Warrants to purchase 9,763,333 shares of common stock and Public Warrants to purchase 14,375,000 shares of common stock were not used in the computation of basic and diluted weighted average shares outstanding, because the effect of inclusion would be anti-dilutive due to the excess of the strike price of $11.50 as compared to the Business Combination Agreement price of $10.00 per share.

The amounts do not reflect closing adjustments to the Visiox Merger Consideration required by the terms of the Business Combination Agreement, that are expected to be immaterial.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus and the audited and unaudited financial statements of PowerUp and Visiox and related notes that are included elsewhere in this proxy statement/prospectus.

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INFORMATION ABOUT PowerUp

In this section of the proxy statement/prospectus, references to “we,” “us,” or the “Company” refer to PowerUp Acquisition Corp., references to our “management” or our “management team” refer to our officers and directors, references to the “Original Sponsor” refer to PowerUp Sponsor LLC, and references to the “Sponsor” refer to SRIRAMA Associates, LLC. The Original Sponsor and the Sponsor are collectively referred to as the “Sponsors.”

Overview

We are a blank check company incorporated on February 9, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. To date, our efforts have been limited to organizational activities related to our initial public offering and our search for a suitable target for a potential business combination. We have generated no operating revenues to date, and we do not expect that we will generate operating revenues until we consummate our initial business combination.

Significant Activities Since Inception

On February 23, 2022, we consummated our initial public offering of 28,750,000 units. Each unit consists of one Class A ordinary share of the Company, par value $0.0001 per share, and one-half of one redeemable warrant of the Company, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $287,500,000. Prior to the closing of our initial public offering, the underwriters for our initial public offering exercised their over-allotment option in full.

Simultaneously with the closing of our initial public offering, we completed the private sale of an aggregate of 9,763,333 warrants at a purchase price of $1.50 per warrant, generating gross proceeds to the Company of $14,645,000.

A total of $294,687,500, comprised of the proceeds from the initial public offering after offering expenses and a portion of the proceeds of the sale of the private placement warrants, was placed in the trust account maintained by Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company), acting as trustee.

On May 18, 2023, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon a proposal to amend PowerUp’s governing documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the meeting and subsequent redemption, a total of 242 PowerUp shareholders elected to redeem an aggregate of 26,946,271 public shares (the “2023 Extension Redemption”) representing approximately 93.7% of the then outstanding Class A ordinary shares. As a result, approximately $284 million (approximately $10.55 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $19 million left in its Trust Account, all of which was held in U.S. treasury bills. Following the 2023 Extension Redemption there were 1,803,729 public shares remaining issued and outstanding.

On May 22, 2024, PowerUp held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend PowerUp’s Existing Governing Documents to extend the date by which PowerUp must consummate an initial business combination. In connection with the 2024 Extension Meeting, a total of 84 PowerUp shareholders elected to redeem an aggregate of 1,226,085 public shares representing approximately 68.0% of the then outstanding public shares. As a result, approximately $13.8 million (approximately $11.24 per public share) was removed from the Trust Account to pay such holders and PowerUp had approximately $6.5 million left in its Trust Account, all of which is held in an interest-bearing demand deposit account at a bank. Following the 2024 Extension Redemption there are 577,644 public shares remaining issued and outstanding.

We must complete our initial business combination by February 17, 2025 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination). If our initial business combination is not consummated by February 17, 2025 (or by the end of any Extension Period if we extend the period of time to consummate a business combination), then our existence will terminate, and we will distribute all amounts in the trust account.

We are not presently engaged in, and will not engage in, any operations until after our initial business combination. We intend to effect an initial business combination using cash held in the Trust Account.

Selection of a Target Business and Structuring of Our Initial Business Combination

The Nasdaq rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of our board of directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. Such standards used will be disclosed in our tender offer documents or proxy solicitation materials, as applicable, related to our initial business combination.

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If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, with respect to the satisfaction of such criteria. We do not intend to purchase multiple businesses in unrelated industries in conjunction with our initial business combination. Subject to this requirement, our management will have virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we will not be permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In any case, we will only complete an initial business combination in which we own or acquire 50% or more of the outstanding voting securities of the target or otherwise acquire a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If we own or acquire less than 100% of the equity interests or assets of a target business or businesses, the portion of such business or businesses that are owned or acquired by the post-transaction company is what will be valued for purposes of the 80% of net assets test. There is no basis for investors in the IPO to evaluate the possible merits or risks of any target business with which we may ultimately complete our initial business combination.

To the extent we effect our initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, we may be affected by numerous risks inherent in such company or business. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

In evaluating a prospective target business, we expect to conduct a thorough due diligence review which will encompass, among other things, meetings with incumbent management and employees, document reviews, inspection of facilities, as well as a review of financial, operational, legal and other information which will be made available to us.

The time required to select and evaluate a target business and to structure and complete our initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which our initial business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination.

Status as a Public Company

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

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We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates equals or exceeds $700 million as of the last business day of the preceding second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the last business day of that year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the last business day of that year’s second fiscal quarter.

Until the completion of our initial business combination, only holders of our founder shares will have the right to vote on the appointment of directors. As a result, we are a “controlled company” within the meaning of the Nasdaq corporate governance standards. Under the Nasdaq corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. We have not utilized these exemptions and have complied with the corporate governance requirements of the Nasdaq, subject to applicable phase-in rules. However, if we determine in the future to utilize some or all of these exemptions, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Redemption Rights for Public Shareholders upon Completion of Our Initial Business Combination

We will provide our public shareholders with the opportunity to redeem all or a portion of their ordinary shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be approximately $10.25 per public share. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Our sponsor, our directors, and our officers have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares held by them, and any public shares they may acquire during or after this offering in connection with the completion of our initial business combination.

Limitations on Redemptions

Our Existing Governing Documents do not provide a specified maximum redemption threshold. As a result, we may be able to complete the Business Combination even though a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates.

However, our Existing Governing Documents provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our initial public offering, which we refer to as “Excess Shares”, without our prior consent.

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Manner of Conducting Redemptions

We will provide our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our initial business combination either in connection with a general meeting called to approve the business combination.

Additionally, we will, pursuant to our amended and restated memorandum and articles of association:

●	conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

●	file these proxy solicitation materials with the SEC.

We expect that the final proxy statement/prospectus will be mailed to public shareholders at least 10 days prior to the shareholder vote. We will distribute the proxy solicitation materials and, in connection therewith, provide our public shareholders with the redemption rights described above upon completion of the initial business combination.

We will complete our initial business combination only if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, pursuant to the terms of a letter agreement entered into with us, our Original Sponsor, officers and directors have agreed (and their permitted transferees will agree) to vote any founder shares held by them and any public shares purchased during or after the IPO in favor of our initial business combination. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction. In addition, our Original Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of a business combination.

Employees

We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time our officers devote in any time period varies based on the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position
Surendra Ajjarapu	53	Chief Executive Officer, Executive Chairman, Director
Howard Doss	70	Chief Financial Officer
Michael L. Peterson	61	Director
Donald G. Fell	78	Director
Avinash Wadhwani	56	Director
Mayur Doshi	62	Director

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Surendra Ajjarapu

Suren Ajjarapu (age: 53) served as Chairman and Chief Executive Officer of PowerUp since August 2023. He has also served as Chairman of the Board, Chief Executive Officer and Secretary of TRxADE Health, Inc. (NASDAQ: MEDS) since January 2014, served as Chairman and Chief Executive Officer of Kernel Group Holdings, Inc. (NASDAQ: KRNL), a special purpose acquisition company, since December 2022, served as Chairman and Chief Executive Officer of Oceantech Acquisitions I Corp. (NASDAQ: OTEC), a special purpose acquisition company, since March 2023, and served as a director and the Chief Executive Officer of Integrated Wellness Acquisition Corp (NYSE: WEL), a special purpose acquisition company, since January 2024 and February 2024, respectively. Mr. Ajjarapu served as Chairman and Chief Executive Officer of Aesther Healthcare Acquisition Corp. (NASDAQ: AEHA), a special purpose acquisition company, from June 2021 until the completion of its initial business combination in February 2023. Mr. Ajjarapu now serves as a director of the post-combination company Ocean Biomedical, Inc. (NASDAQ: OCEA). Mr. Ajjarapu served as Chairman and Chief Executive Officer of Semper Paratus Acquisition Corporation (NASDAQ: LSGT), a special purpose acquisition company, from June 2023 until the completion of its initial business combination in February 2024. Mr. Ajjarapu now serves as a director of the post-combination company Tevogen Bio Holdings Inc. (NASDAQ: TVGN). Mr. Ajjarapu also serves as a director and the Chief Executive Officer of Danam Health, Inc. Mr. Ajjarapu has served on the board of directors of Kano Energy, Inc, which is involved in developing renewable natural gas sites in USA, since 2018. Mr. Ajjarapu has also served as Chairman of Feeder Creek Group, Inc., since March 2018. Feeder Creek Group, Inc. is a company involved in developing renewable natural gas sites in Iowa. Mr. Ajjarapu was a Founder, Chief Executive Officer and Chairman of Sansur Renewable Energy, Inc., a company involved in developing wind power sites in the Midwest, United States, from 2009 to 2012. Mr. Ajjarapu was a Founder, President and Director of Aemetis, Inc., a biofuels company (AMTX.OB) and a Founder, Chairman and Chief Executive Officer of International Biofuels, a subsidiary of Aemetis, Inc., from 2006 to 2009. Mr. Ajjarapu was Co-Founder, Chief Operating Officer, and Director of Global Information Technology, Inc., an IT outsourcing and systems design company, headquartered in Tampa, Florida with major operations in India from 1995 to 2006. Mr. Ajjarapu holds an MS in Environmental engineering from South Dakota State University, Brookings, South Dakota, and an MBA from the University of South Florida, specializing in International Finance and Management. Mr. Ajjarapu is also a graduate of the Venture Capital and Private Equity program at Harvard University.

Howard Doss

Howard Doss (age: 70) has served as the Chief Financial Officer of PowerUp since August 2023. He is a seasoned chief financial officer and accountant. He currently serves as Chief Financial Officer of KRNL. And, beginning in 2021, he served as Chief Financial Officer of Aesther Healthcare Acquisition Corp., a special purpose acquisition company until it consummated its initial business combination in February 2023. He has also served as chief financial officer of TRxADE HEALTH, INC., an online marketplace for health traded on Nasdaq under the symbol “MEDS.” Mr. Doss has served in a variety of capacities with accounting and investment firms. He joined the staff of Seidman & Seidman (BDO Seidman, Dallas) in 1977 and in 1980 he joined the investment firm Van Kampen Investments, opening the firm’s southeast office in Tampa, Florida in 1982. He remained with the firm until 1996 when he joined Franklin Templeton. After working for the Principal Financial Group office in Tampa, Florida, Mr. Doss was City Executive for U.S. Trust in Sarasota, Florida, responsible for high net worth individuals. He retired from that position in 2009. He served as CFO and Director for Sansur Renewable Energy, an alternative energy development company, from 2010 to 2012. Mr. Doss has also served as President of STARadio Corp. since 2005. Mr. Doss is a member of the America Institute of CPA’s. He is a graduate of Illinois Wesleyan University.

Michael L. Peterson

Michael Peterson (age: 61) has served as a director of PowerUp since August 2023. Since December 2020, he has served as the Chief Executive Officer of Nevo Motors, Inc., a company that is commercializing low carbon emission trucks. Since January 2021, Mr. Peterson has served as a director of Indonesia Energy Corporation Limited (NYSE American: INDO). Mr. Peterson commenced serving as President, Chief Executive Officer and as a director of Lafayette Energy Corp. in April 2022. Mr. Peterson has served as the Chief Executive Officer of Trio Petroleum Corp. since October 2023 and formerly served as a director since July 2022. Mr. Peterson has also served as a director of Kernel Group Holdings, Inc. (NASDAQ: KRNL), a special purpose acquisition company, since December 2022, served as a director of Oceantech Acquisitions I Corp. (NASDAQ: OTEC), a special purpose acquisition company, since March 2023, and served as a director of Integrated Wellness Acquisition Corp (NYSE: WEL), a special purpose acquisition company, since February 2024. Mr. Fell served as a director of Aesther Healthcare Acquisition Corp. (NASDAQ: AEHA), a special purpose acquisition company, from June 2021 until the completion of its initial business combination in February 2023. He now serves as a director of the post-combination company Ocean Biomedical, Inc. (NASDAQ: OCEA). Mr. Peterson served as a director of Semper Paratus Acquisition Corporation (n/k/a Tevogen Bio Holdings Inc. (NASDAQ: TVGN)), a special purpose acquisition company, from June 2023 until the completion of its initial business combination in February 2024. Mr. Peterson also serves as a director of Danam Health, Inc. since January 2024. Mr. Peterson previously served as an independent director of TRxADE Health, Inc. from January 2023 until May 2024 and had previously served as a director of that company from August 2016 to May 2021. Mr. Peterson also previously served as the president of the Taipei Taiwan Mission of The Church of Jesus Christ of Latter-day Saints, in Taipei, Taiwan from June 2018 to June 2021. Mr. Peterson served as the Chief Executive Officer of PEDEVCO Corp. (NYSE American: PED), a public company engaged primarily in the acquisition, exploration, development and production of oil and natural gas shale plays in the US from May 2016 to May 2018. Mr. Peterson served as Chief Financial Officer of PEDEVCO between July 2012 and May 2016, and as Executive Vice President of Pacific Energy Development (PEDEVCO’s predecessor) from July 2012 to October 2014, and as PEDEVCO’s President from October 2014 to May 2018. Mr. Peterson joined Pacific Energy Development as its Executive Vice President in September 2011, assumed the additional office of Chief Financial Officer in June 2012, and served as a member of its board of directors from July 2012 to September 2013. Mr. Peterson formerly served as Interim President and CEO (from June 2009 to December 2011) and as director (from May 2008 to December 2011) of Pacific Energy Development, as a director (from May 2006 to July 2012) of Aemetis, Inc. (formerly AE Biofuels Inc.), a Cupertino, California-based global advanced biofuels and renewable commodity chemicals company (NASDAQ: AMTX), and as Chairman and Chief Executive Officer of Nevo Energy, Inc. (NEVE) (formerly Solargen Energy, Inc.), a Cupertino, California-based developer of utility-scale solar farms which he helped form in December 2008 (from December 2008 to July 2012). From 2005 to 2006, Mr. Peterson served as a managing partner of American Institutional Partners, a venture investment fund based in Salt Lake City. From 2000 to 2004, he served as a First Vice President at Merrill Lynch, where he helped establish a new private client services division to work exclusively with high-net-worth investors. From September 1989 to January 2000, Mr. Peterson was employed by Goldman Sachs & Co. in a variety of positions and roles, including as a Vice President. Mr. Peterson received his MBA at the Marriott School of Management and a BS in statistics/computer science from Brigham Young University.

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Donald G. Fell

Donald G. Fell (age 78) has served as a director of PowerUp since August 2023. Mr. Fell has also served as a director of TRxADE Health, Inc (NASDAQ: MEDS) since January 2014, served as a director of Kernel Group Holdings, Inc. (NASDAQ: KRNL), a special purpose acquisition company, since December 2022, served as a director of Oceantech Acquisitions I Corp. (NASDAQ: OTEC), a special purpose acquisition company, since March 2023, and served as a director of Integrated Wellness Acquisition Corp (NYSE: WEL), a special purpose acquisition company, since February 2024. Mr. Fell served as a director of Aesther Healthcare Acquisition Corp. (n/k/a Ocean Biomedical, Inc. (NASDAQ: OCEA)), a special purpose acquisition company, from June 2021 until the completion of its initial business combination in February 2023. Mr. Fell served as a director of Semper Paratus Acquisition Corporation (n/k/a Tevogen Bio Holdings Inc. (NASDAQ: TVGN)), a special purpose acquisition company, from June 2023 until the completion of its initial business combination in February 2024. He is presently Professor and Institute Director for the Davis, California-based Foundation for Teaching Economics and adjunct professor of economics for the University of Colorado, Colorado, Springs. From 1995 – 2012, Mr. Fell held positions with the University of South Florida as a member of the Executive MBA faculty, Director of Executive and Professional Education and Senior Fellow of the Public Policy Institute. He has also served as visiting professor of economics at the University of LaRochelle, France, and as adjunct professor of economics at both Illinois State University and The Ohio State University. Mr. Fell holds undergraduate and graduate degrees in economics from Indiana State University and is all but dissertation (ABD) in economics from Illinois State University. Through his work with the Foundation for Teaching Economics and the University of Colorado, Colorado Springs he has conducted graduate institutes on economic policy and environmental economics in 44 states, throughout Canada, the Islands and Eastern Europe.

Avinash Wadhwani

Mr. Wadhwani (age: 56) has served as a director of PowerUp since August 2023. He is currently the Executive Vice President and Strategic Advisor of TransForm Solution Inc., a business process outsourcing (BPO) company that specializes in analytics, digital interventions, and operations management, a role he has served in since May 2023. From April 2009 to April 2020, Mr. Wadhwani held positions at Cognizant Technology Solutions (“Cognizant”), a multi billion dollar, IT services and consulting company, ending his tenure at Cognizant as Assoc. Director, Capital Markets & Investment Banking. Mr. Wadhwani served as Senior Manager, Business Development – Banking & Capital Markets at Headstrong (now Genpact (NYSE: G)) from 2003 to 2005 and as Assistant Vice President at Polaris Software Services from 1999 to 2002. In India, Mr. Wadhwani served as the Head of Institutional Equity Sales at Daewoo Finance (India) Ltd. from 1994 to 1999 and in product marketing and sales at Tata Consultancy Services from 1991 to 1994. Throughout his career, Mr. Wadhwani has negotiated and closed several multi-year, multi-million dollar global technology service deals across the financial services, retail and media & entertainment industries. He is the co-founder of a SaaS based blockchain startup, which he was instrumental in conceptualizing, architecting and building from the ground up. Mr. Wadhwani brings hands on experience working at startups, growth stage organizations, and Fortune 500 companies. He serves on the board of Semper Paratus Acquisition Corp (NASDAQ: LGST) and on the board of a U.S. based nonprofit, Quench and Nourish. Mr. Wadhwani earned a degree in Computer Science and a Masters in Marketing degree, both from the University of Mumbai. He holds an MBA (Executive) from the Columbia Business School in New York City.

Mayur Doshi

Mr. Doshi (age: 62) has served as a director of PowerUp since August 2023. He has also served as a director of TRxADE Health, Inc. (NASDAQ: MEDS) since May 2024. He is President and CEO of AlfaGene Bioscience, Inc. He has successfully initiated several companies and for the last ten years has been the CEO of Apogee Pharma. He has over 20 years of experience in the global generic pharmaceutical market. He is a trained chemist and seasoned entrepreneur with extensive experience in active pharmaceutical ingredients. He has more than twenty years of Pharmaceutical and Bio-tech industry experience; entering the generic pharmaceutical industry in 1988. He is Chairman and Managing Director of Apogee Pharma, Inc., a major importer of APIs (Active Pharmaceutical Ingredients). He works closely with his clients assisting them in bringing new generic drugs to market, including Barr Pharmaceuticals, DuPont Pharmaceuticals, Sandoz, Wyeth and Watson. He is also a major investor in a generic pharmaceutical company and is the founder of, and primary investor in, AlfaGene. He worked and managed extensively in the Pharmaceutical industry and created a multimillion dollar company. Mr. Doshi also serves as a philanthropist for various organizations.

Facilities

Our principal executive offices are located at 188 Grand Street Unit #195, New York, NY 10013. The cost for this space is $10,000 per month.

Legal Proceedings

To the knowledge of our management, there are no legal proceedings pending against the Company.

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POWERUP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “PowerUp,” “we,” “us” or “our” refer to PowerUp prior to the consummation of an initial business combination. The following discussion and analysis of PowerUp’s financial condition and results of operations should be read in conjunction with PowerUp’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on February 9, 2021 as a Cayman Islands corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction (“Business Combination”) with one or more businesses or entities. While we may pursue an acquisition opportunity in any business, industry, sector, or geographical location, we have focused, and intend to focus, on industries that complement our management’s background and to capitalize on the ability of our management team to identify and acquire a business. We may pursue a transaction in which our shareholders immediately, prior to completion of our initial Business Combination, would collectively own a minority interest in the combined post-Business Combination company. We intend to effectuate our initial Business Combination using cash from the proceeds of our initial public offering (the “IPO”) and the sale of the private placement warrants, our shares, debt or a combination of cash, equity and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

As of March 31, 2024, the Company had not commenced any operations. From February 9, 2021 (inception) until the Company’s initial public offering on February 23, 2022, the Company’s entire activity was in preparation for an initial public offering, and following the Company’s IPO through March 31, 2024, the Company’s entire activity has been limited to the search for a prospective initial Business Combination. We will not generate any operating revenues until after completion of our initial Business Combination at the earliest. We incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses for due diligence efforts. Our operating expenses consist of general and administrative expenses necessary to operate and maintain the Company as we pursue one or more Business Combinations.

For the three months ended March 31, 2024, we had a net loss of $2,467,101, which consisted of operating expenses of $2,522,678 and interest expense on debt discount of $183,310, offset by interest income of $234,853 and other income of $4,034. In 2024 there was $2,000,000 subscription agreement expensed as party of the Business Combination Agreement.

For the three months ended March 31, 2023, we had a net income of $2,872,433, which consisted of interest income of $3,196,998, offset by operating expenses of $324,565.

For the year ended December 31, 2023, we had a net income of $4,464,079, which consisted of operating expenses of $1,340,168 and interest expense on debt discount of $8,966, offset by interest income of $5,813,213.

For the year ended December 31, 2022, we had a net income of $3,340,238, which consisted of interest income of $4,316,583, offset by operating expenses of $976,345.

Liquidity and Capital Resources

Until the consummation of the IPO, our only source of liquidity was an initial purchase of Founder Shares by the Original Sponsor and loans from the Original Sponsor.

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On February 23, 2022, the Company consummated the IPO of 25,000,000 units (“Units”) with respect to the ordinary shares included in the Units being offered (the “public shares”) at $10.00 per Unit generating gross proceeds of $250,000,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 9,138,333 private placement warrants (“Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Original Sponsor generating gross proceeds of $13,707,500. Simultaneously with the closing of the IPO, the Company consummated the closing of the sale of 3,750,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (the “Overallotment Units”), generating additional gross proceeds of $37,500,000. Simultaneously with the exercise of the overallotment, the Company consummated the private placement of an additional 625,000 Private Placement Warrants to the Original Sponsor, generating gross proceeds of $937,500.

For the three months ended March 31, 2024, net cash used in operating activities was $477,791, net cash provided by investing activities was $0 and net cash provided by financing activities was $477,791.

For the three months ended March 31, 2023, net cash used in operating activities was $182,107, net cash used in investing activities was $0 and net cash provided by financing activities was $0.

For the year ended December 31, 2023, net cash used in operating activities was $653,107, net cash provided by investing activities was $284,916,127 and net cash used in financing activities was $284,760,279.

For the year ended December 31, 2022, net cash used in operating activities was $1,408,786, net cash used in investing activities was $294,687,500 and net cash provided by financing activities was $296,593,545 mainly reflecting the proceeds of the IPO and subsequent deposit into the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions), to complete our initial Business Combination. We may withdraw interest income (if any) to pay taxes, if any. Our annual tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest income earned on the amount in the Trust Account (if any) will be sufficient to pay our taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2023, the Company had $0 in its operating bank account, $19,901,169 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital deficit of $322,105. As of December 31, 2023, $5,813,213 of the amount in the Trust Account is represented as interest earned on investments held in the Trust Account.

The Company has until February 17, 2025 to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate an initial Business Combination prior to February 17, 2025, its shareholders may vote by special resolution to amend the Company’s amended and restated memorandum and articles of association to extend the period of time that the Company has to consummate the initial Business Combination (any such extended period of time, an “Extension Period”).

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company may need to raise additional capital through loans or additional investments from Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. Unless the shareholders vote for an additional extension, the remaining life of the Company as of December 31, 2023 is under 12 months.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the consolidated financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

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Related Party Transactions

Founder Shares

On February 16, 2021, the Original Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares, par value $0.0001 (“Class B ordinary shares”) for an aggregate price of $25,000, and on December 18, 2021, the Original Sponsor surrendered 2,156,250 Class B ordinary shares, so that the Original Sponsor owned an aggregate of 6,468,750 Class B ordinary shares. On February 11, 2022, the Company effected a 1.11111111-for-1.0 share dividend of its Class B ordinary shares, so that the Original Sponsor owned an aggregate of 7,187,500 Founder Shares. The share dividend was retroactively restated. Since the underwriters’ exercised their overallotment option in full upon IPO, none of the Founder Shares were forfeited.

The Founder Shares are subject to certain transfer restrictions, as described below.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

On August 18, 2023, the Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A Ordinary Shares and (y) 6,834,333 private placement warrants for an aggregate purchase price of $1.00, payable at the time of the initial Business Combination.

Private Placement

On February 23, 2022, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option in full, the Company consummated the issuance and sale of 9,763,333 Private Placement Warrants in a private placement transaction at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $14,645,000. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

Related Party Loans

On February 16, 2021, the Original Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of September 30, 2022 or the completion of the IPO. The Note was paid off in January 2022 after the IPO.

On December 21, 2023 the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and SSVK Associates, LLC (“SSVK”), pursuant to which SSVK loaned an aggregate of $250,000 to the Sponsor, and, in turn, the Sponsor loaned $250,000 to the Company. As of December 31, 2023 and December 31, 2022, there was $155,848 and $0 in borrowings under the agreement, respectively. The debt discount is being amortized to interest expense as a non-cash charge over the term of the loan and transfer liability, in which is generally the Company’s expected Business Combination date at the time of each draw. During the year ended December 31, 2023, the Company recorded $8,966 of interest expense related to the amortization of the debt discount. The remaining balance of the debt discount as of December 31, 2023 amounted to $143,464.

In January 2024, the Company entered into Loan and Transfer Agreement between the Company, the Sponsor, Apogee Pharma (the Lender), pursuant to which the Lender loaned the company an aggregate of $50,000 to the Sponsor, and, in turn, the Sponsor loaned the $50,000 to the Company. As of March 31, 2024, there was $50,000 in borrowings under the agreement. The debt discount is being amortized to interest expense as a non-cash charge over the term of the loan and transfer liability, in which is generally the Company’s expected Business Combination date at the time of each draw. During the three months ended March 31, 2024, the Company recorded $92,649 of interest expense related to the amortization of the debt discount. The remaining balance of the debt discount as of March 31, 2024 amounted to $202,643.

In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors have and may continue to, but are not obligated to, loan the Company funds through Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2023 and 2022, $158,848 and $0, respectively, of Working Capital Loans were outstanding.

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Administrative Services Fee

We agreed, commencing on the effective date of the IPO through the earlier of our consummation of a Business Combination or our liquidation, to pay an affiliate of the Original Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the year ended December 31, 2023 and 2022, the Company has incurred $120,000 and $100,000, respectively, of expenses under this arrangement.

For the three months ended March 31, 2024 and 2023, the Company has incurred $30,000 and $30,000, respectively, of expenses under this arrangement.

Deferred Underwriting Fees

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $5,000,000 in the aggregate at the closing of the IPO. The underwriters agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid at Business Combination ($750,000 in the aggregate). In addition, the underwriters were entitled to a deferred underwriting commissions of $0.35 per unit, or $10,062,500 from the closing of the IPO. The total deferred fee was $10,812,500 consisting of the $10,062,500 deferred portion and the $750,000 cash discount agreed to be deferred until Business Combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the underwriters agreed to waive their entitlements to the deferred underwriting commissions of $10,812,500 pursuant to the underwriting agreement for the IPO (the “Underwriting Agreement”). As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying consolidated financial statements (see Note 6 to the consolidated financial statements contained elsewhere in this proxy statement/prospectus).

PowerUp was not made aware of the reasons why Citigroup waived the deferred underwriting commission fee and there was no consideration exchanged for the waiver. Citigroup has not performed any additional services for PowerUp after the IPO and is not expected to perform any additional services following the consummation of the Business Combination.

Due to affiliate

As of December 31, 2023 and 2022, $238,939 and $122,689, respectively and as of March 31, 2024 $268,939, has been accrued and shown as ‘Due to affiliate’ in the accompanying balance sheet for the administrative services fees described above and a residual balance due from IPO proceeds. The amount is due to Sponsor and will be repaid as soon as practical from the Company’s operating account.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2023. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

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Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company determined, upon further review of the warrant agreement, that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Ordinary shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ deficit section of our balance sheets.

Net Income (loss) Per Share of Ordinary shares

We apply the two-class method in calculating earnings per share. Net income per share of the Class A shares, basic and diluted is calculated by dividing the interest income earned on the Trust Account by the weighted average number of shares of Class A ordinary shares outstanding since original issuance. Net income per share of ordinary shares, basic and diluted, for Class B ordinary shares is calculated by dividing the net income, less income attributable to shares of Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the periods presented.

Recently Adopted Accounting Standards

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Original Sponsor a monthly fee of $10,000 for office space, utilities and secretarial, and administrative support services provided to the Company. We began incurring these fees on February 23, 2022 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination or the Company’s liquidation.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our consolidated financial statements may not be comparable to companies that comply with public company effective dates.

Subject to certain conditions set forth in the JOBS Act, we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

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INFORMATION ABOUT VISIOX

Unless the context otherwise requires, all references in this section to “Visiox,” the “Company,” “we,” “us,” or “our” refers to Visiox Pharmaceuticals, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Overview

Visiox is a company with FDA-approved and NDA-stage products focused on treating large, but poorly managed areas within ophthalmology. Our lead program, Omlonti®, provides new and improved treatment options for glaucoma and pain/inflammation after ocular surgery. The company boasts robust patent protection for its product and product candidates, which provides a significant competitive advantage.

Visiox’s diverse product portfolio includes one FDA-approved product and two late-stage product candidates all with robust patent protection. Omlonti® (omidenepag isopropyl ophthalmic solution) 0.002% is an FDA-approved, relatively selective prostaglandin E2 (EP2) receptor agonist indicated for reducing elevated intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension. We plan to launch Omlonti® in the fourth quarter of 2024. Additionally, our product candidate PDP-716 (brimonidine) 0.35% utilizes TearAct™ technology, offering once-daily dosing for glaucoma. Our second product candidate SDN-037 (difluprednate) 0.04%, which uses the patented TJM™ (Tight Junction Modulation) micellular platform, is designed to reduce pain and inflammation following ocular surgery.

Omlonti® stands out as the first approved ocular hypotensive agent to demonstrate non-inferiority to both latanoprost and timolol, successfully meeting the FDA’s stringent non-inferiority requirements. This positions Omlonti® as an effective adjunctive therapy to PGAs for patients who need additional IOP lowering. Omlonti will also be positioned as a replacement therapy for latanoprost and other PGA low/non-responders and as a compelling alternative for patients experiencing appearance-altering adverse events to PGA.

The TearAct™ technology utilized in our product candidate PDP-716 has been shown to enable sustained drug exposure with once-daily dosing, differentiating it from the category leader Alphagan P® (Allergan/AbbVie) which is required to be dosed three-times-daily. Meanwhile, our product candidate SDN-037’s TJM™ technology has been shown to enhance drug delivery through micelles, showing statistically significant results compared to the lead product in its category, Durezol® (Novartis). SDN-037 only needs to be dosed twice daily, compared to four times daily for Durezol®.

The glaucoma and ocular surgery markets are substantial and continue to grow due to an aging population and an increasing prevalence of ocular diseases. With a well-defined launch timeline for Omlonti®, and the late-stage nature of its product candidates, Visiox is poised to capitalize on this opportunity for growth and commercial success.

Overall, Visiox’s FDA-approved and NDA-stage products, robust patent protection, innovative technologies, and well-defined launch timeline position the Company for potential growth and success in the glaucoma and pain/inflammation after ocular surgery markets.

Glaucoma and the Current Standard of Care

The current standard of care for glaucoma, which primarily involves prostaglandin analogues (PGAs) and other medications, has several limitations and flaws:

Compliance and Adherence: Glaucoma is a chronic condition, and patients often need to use several eye drops several times daily to control IOP. As a result, adherence to prescribed treatments can be challenging, leading to suboptimal outcomes. For example, if patients do not administer their eye drops as indicated, it can lead to fluctuations in IOP which can further damage the eye and cause disease progression.

Side Effects: Some patients may experience side effects from PGAs and other glaucoma medications. Common side effects include ocular irritation, redness, and changes in eye appearance. These adverse effects can lead to poor patient satisfaction and reduced compliance with treatment.

Frequency of Administration: Many glaucoma medications require multiple daily administrations, which can be burdensome for patients, especially elderly individuals. Frequent dosing can also increase the risk of missed doses which can impact treatment effectiveness.

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A significant number of individuals who suffer from glaucoma will use more than one medication. According to the American Academy of Ophthalmology, in the treatment of glaucoma, almost 75% of patients are treated with more than one medication simultaneously for long periods of time, often years. This is mainly driven by the necessity for further IOP reduction to slow down visual field loss.

This creates an opportunity for Visiox’s products, such as Omlonti® and if approved, PDP-716, to serve as an adjunctive therapy as patients add one medication to another in search of additional IOP lowering.

Visiox’s product, Omlonti® and product candidate PDP-716, may address some of the deficiencies in the current standard of care:

Omlonti® is a relatively selective prostaglandin EP2 receptor agonist and an FDA-approved ocular hypotensive agent. It has demonstrated non-inferiority to both latanoprost and timolol, meeting the FDA’s stringent requirements. Omlonti® will be positioned as an adjunctive agent to PGAs and as a replacement therapy for latanoprost low/non-responders, which further expands its potential market reach. Omlonti® can also be an alternative first-line therapy, especially for patients experiencing appearance-altering adverse events to PGAs.

PDP-716 (Brimonidine) with TearAct™ Technology, is a patented innovation that is designed to allow for once-daily dosing, a significant improvement over the currently marketed brimonidine products which require three-times-a-day instillations. PDP-716 is designed to prolong the release of brimonidine, allowing for a consistent and sustained exposure to the drug. We believed that if approved by the FDA, use of PDP-716 by glaucoma patients may improve the issue of treatment compliance and adherence. By allowing patients to conveniently take PDP-716 in a once-daily dose, we believe that if PDP-716 is approved, not only will compliance improve, but so will clinical treatment outcomes for glaucoma patients.

Visiox aims to address some of the limitations of the current standard of care for glaucoma through its innovate product Omlonti® and product candidate PDP-716. Omlonti’s® potential as an alternative first-line therapy and adjunctive agent, along with PDP-716’s once-daily dosing, could provide patients with improved treatment options, potentially leading to better patient outcomes and increased patient satisfaction. Additionally, we believe the favorable clinical results and strong patent protection provide a competitive advantage, positioning Visiox for success in the glaucoma market.

Pain and Inflammation Following Ocular Surgery and the Current Standard of Care

Pain and inflammation following ocular surgery are common complications that can impact patient comfort and recovery and their overall satisfaction with the surgical experience. The current standard of care for managing postoperative pain and inflammation typically involves the use of topical corticosteroids, such as prednisolone or dexamethasone, in combination with nonsteroidal anti-inflammatory drugs (NSAIDs). While these treatments are effective to some extent, they have limitations:

Frequent Dosing: The current medications for pain and inflammation following ocular surgery often require frequent dosing, often up to four times a day per individual product. This frequent administration can be inconvenient for patients and may lead to missed doses, potentially affecting treatment efficacy.

Potential Side Effects: Prolonged use of topical corticosteroids can be associated with adverse effects, such as increased intraocular pressure, delayed wound healing, and cataract formation. Patients may also experience local side effects like burning, stinging, or irritation from the medications.

Variable Response: Not all patients respond equally to the current standard of care. Some individuals may experience inadequate pain relief or inflammation control despite receiving the typical treatment regimen.

SDN-037 (difluprednate) 0.04% is a topical corticosteroid that utilizes the patented TJM™ (Tight Junction Modulation) micellular platform. This technology is designed to enhance drug delivery by modulating tight junctions between adjacent epithelial cells and endothelial cell sheets. If approved, we believe SDN-037 offers several advantages over the current standard of care:

SDN-037’s TJM™ technology is designed to allow for twice-daily (BID) dosing, in contrast to the standard four-times-daily (QID) dosing of conventional topical corticosteroids. This less frequent administration can potentially improve patient compliance and convenience along with patient ease of use and satisfaction. It may also lead to reduced risk of missed doses and may potentially enhance treatment outcomes.

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If approved, the enhanced drug delivery of SDN-037 through the TJM™ platform may result in improved pain and inflammation control following ocular surgery. This could lead to better patient experience and potentially shorten recovery time.

SDN-037 may improve drug delivery and reduce the overall drug exposure compared to conventional corticosteroids. This may lead to a potentially lower risk of adverse effects such as increased intraocular pressure or delayed wound healing.

If approved, offering SDN-037 as an innovative solution for pain and inflammation following ocular surgery, may allow Visiox to address some of the limitations of the current standard of care. The novel TJM™ technology and clinical results suggest that if approved, SDN-037 has the potential to become a preferred option for patients and ophthalmic surgeons in managing postoperative pain and inflammation.

Our Commercialization Strategy

Our anticipated timeline for the development and commercialization for our product and product candidates is described below:

●	Omlonti®: We received FDA approval in September 2022. We anticipate launching Omlonti® in the fourth quarter of 2024.
●	PDP-716: On July 11, 2023, we received a CRL from the FDA with respect to PDP-716 that identified a deficiency related to a CMC issue in the manufacturing facility of our prior API supplier that was identified in pre-license inspection of the facility indicated that our prior API supplier was not compliant with certain cGMP regulations in 21 CFR Part 210 and 21 CFR Part 211. These deficiencies were conveyed to the representative of the facility following the pre-license inspection, and we were notified of this deficiency in advance of our receipt of the CRL. We have identified a new API supplier and we expect the new supplier to begin producing test batches of the API in June 2024. We anticipate resubmitting the NDA for FDA review in late 2024.
●	SDN-037: We are in the process of preparing the NDA for submission to the FDA, which we expect to occur in the fourth quarter of 2024.

Our strategy is to license or acquire late-stage (Phase III or later) ophthalmic products, rather than focusing on early-stage R&D, preclinical and clinical development. We are targeting treatments that address significant gaps in the market by enhancing compliance and improving clinical outcomes in significant disease states. We look to advance both novel and trusted molecules formulated with innovative, proprietary delivery systems.

Through strategic acquisitions, we intend to expand our portfolio with products that have already received regulatory approval or are in the late-stage clinical development phase (Phase III or later). We intend to capitalize on existing market opportunities to reduce the lengthy and risky process associated with new drug development.

Markets for Glaucoma and Pain/Inflammation in Ocular Surgery

Glaucoma is a prevalent eye condition characterized by elevated IOP, which can lead to optic nerve damage and vision loss if treated unsuccessfully. It is the leading cause of blindness worldwide. Glaucoma affects approximately 80 million individuals worldwide, and is expected to reach 111 million by 2040. In 2022, there were over 2.6 million glaucoma patients in the United States. The global glaucoma treatment market was valued at $5.7 billion at the end of 2022 and expected to grow at a CAGR of 3.18% to $8.0 billion by 2033. In 2023, the United States had a market share of 29.7% in the global glaucoma treatment market.

In ocular surgery, pain and inflammation management are crucial aspects of post-operative care. Patients undergoing procedures such as cataract surgery or other intraocular surgeries often experience discomfort and inflammation. The pain and inflammation market in ocular surgery represents another expansive opportunity. Cataract extraction is the most prevalent surgical procedure of all medical specialties, with an estimated 3.7 million cases per year in the United States. A Centers for Disease Control and Prevention 2022 report indicates that 17.2% of Americans over 40 years of age (approximately 20.5 million people) have a cataract in at least one eye. By 2028, it is expected that over 30 million people will have cataracts. The demand for effective pain management and inflammation control in ocular surgery patients is substantial.

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Research and Development

As a company focused on advancing the standard of care in ophthalmology, our research strategy centers around late-stage products (Phase III or later) that have already undergone extensive clinical development. Our current portfolio includes one FDA approved product, Omlonti®, and two product candidates, PDP-716, and SDN-037. Our product and product candidates have reached an advanced stage of development, and based on prior clinical trial results, we do not anticipate significant additional clinical development will be required. However, as a condition of product approval, the FDA may require substantial post-approval testing, known as Phase IV testing, and/or surveillance to monitor the drug’s safety or efficacy, as discussed in the section below entitled “Government Regulation – Marketing Approval.” We do not have plans to develop additional product candidates at this time, and as such, additional preclinical development is not part of our planned business operations or strategy.

FDA approval of our product candidate PDP-716 is dependent on certain CMC activities necessary to resolve the CRL (as discussed below), and approval of our product candidate SDN-037 is dependent on FDA acceptance of the NDA, which is currently being prepared.

Our focus on late-stage (Phase III or later) products eliminates the need for costly and time-consuming preclinical development and additional studies. By acquiring products that have demonstrated favorable outcomes in previous clinical trials, we can more efficiently move towards commercialization and provide healthcare professionals and patients with innovative treatment options.

Development and Commercialization

Omlonti®

Omlonti®, a once-daily prostaglandin EP2 receptor agonist, has received FDA approval and is ready for commercialization.

PDP-716

The NDA for PDP-716, a once-daily brimonidine for ocular hypertension and open-angle glaucoma has already been submitted and accepted for filing. Approval of this drug is dependent, in part, on resolving the deficiencies identified in the CRL received by the company on July 11, 2023. The deficiencies identified in the CRL were isolated to a specific CMC issue in the manufacturing facility of our prior API supplier that was discovered during a pre-license inspection of the facility. The FDA determined that the methods to be used in, and the facility and controls used for, the manufacture, processing, packing, or holding of our API did not comply the cGMP regulations in 21 CFR Part 210 and 21 CFR Part 211. These deficiencies were conveyed to the representative of the facility following the pre-license inspection, and we were notified of this deficiency in advance of our receipt of the CRL. In response to the CRL, we began to identify a new manufacturing facility to produce our API, as we must engage a new API manufacturer that is compliant with all relevant cGMPs before the FDA will review our resubmitted NDA for PDP-716. As a remedial strategy, we have identified a new manufacturer of our API and plan to complete the manufacturing of test batches of our API using the new manufacturer in June 2024. This will allow us to submit the CRL response with three months of stability data related to our API. The FDA has already reviewed the drug master file (“DMF”) for the API to be supplied by the new manufacturer while reviewing an abbreviated NDA (“ANDA”) of another applicant and has issued letter indicating they have no further comments to the DMF. We believing engaging this new manufacturer for our API will address the issues identified in the CRL. We anticipate resubmitting our NDA in late 2024, with the understanding that we will have to request an extension for our resubmission if we do not resubmit prior to July 11, 2024. We plan to coordinate with SPARC to request such extension in May 2024. We anticipate that our NDA resubmission will be a Class II resubmission. Class II resubmissions are required when the applicant has made significant modifications in response to deficiencies identified in the original NDA, such as switching API suppliers. The FDA aims to review and act on Class II resubmission within six months of receipt.

Our leadership team has had a series of discussion with SPARC leadership to understand SPARC’s action plan to resolve the CRL. However, neither Visiox nor SPARC have sought FDA advice on the proposed action plan to resolve the CRL as the activities required to resolve the CRL are considered a standard set of activities to introduce an alternate API source.

Visiox will not be subject to any additional fees related to the resubmission of the NDA, as the small business waiver would still be valid, so long as the resubmission of the NDA is for the same product, i.e., same active ingredient, dosage form, route of administration, strength, and indication.

SDN-037

The NDA for SDN-037, a twice-daily topical difluprednate for post-surgical ocular inflammation and pain is currently being prepared, and we anticipate submitted the NDA to the FDA in the fourth quarter of 2024.

Research

Omlonti®

Omlonti® was evaluated in three randomized and controlled clinical trials in subjects with open-angle glaucoma or ocular hypertension with average baseline IOP of 24-26 mm Hg. The double-masked treatment duration was 3 months in all 3 studies. The third study included a 9-month open-label treatment period following the 3-month double-masked treatment period. In the three studies, IOP reductions were observed for all treatment arms. In the Omlonti® arm, the reduction in IOP ranged from 5-7 mm Hg across all three studies. The corresponding reductions for the timolol and latanoprost arms were 5-7 mm Hg and 6-8 mm Hg, respectively.

PDP-716 and The TearAct™

The primary objective of the PDP-716 study was to evaluate the efficacy of once-daily dosing with brimonidine tartrate ophthalmic suspension, 0.35%, in comparison to the standard three-times-daily dosing of with Alphagan® (brimonidine tartrate ophthalmic solution 0.1%) (“Alphagan”), in subjects with open-angle glaucoma or ocular hypertension. The secondary objective was to assess the safety of once-daily dosing with brimonidine tartrate ophthalmic suspension, 0.35%, versus three-times-daily dosing of Alphagan P, 0.1%, in the same patient population. The PDP-716 study was a Phase III multicenter study sponsored by SPARC that ran from September 8, 2028 to December 1, 2020 in the United States. The study involved 682 subjects.

The primary efficacy endpoint was the time-matched mean intraocular pressure (IOP) measured at each of the 9 time points. The results demonstrated a comparable IOP-lowering effect between brimonidine tartrate ophthalmic suspension, 0.35%, dosed once daily and Alphagan P, 0.1%, dosed three times daily. The statistical analysis of the primary efficacy variable, IOP at 3 time points during the course of 1 day, measured on 3 occasions after 2, 6, and 12 weeks of treatment, was significant. Two one-sided 95% confidence intervals (CI) (equivalent to a 90% CI) for the treatment difference in mean IOP were within the bounds of ±1.5 mm Hg at all 9 time points and within the bounds of ±1.0 mm Hg for the majority of the time points (5 of 9 time points). The differences in IOP reduction between the two treatments occurred 2 hours post-dose, with brimonidine tartrate ophthalmic suspension, 0.35%, resulting in approximately a 1 mm Hg greater IOP reduction relative to Alphagan. After 2 weeks of treatment, the trial reported reductions of 4 to 7 mm Hg for brimonidine tartrate ophthalmic suspension, 0.35%, and 4 to 6 mm Hg for Alphagan. These changes persisted after 6 and 12 weeks of treatment, resulting in a 16 to 27% reduction in IOP for subjects receiving brimonidine tartrate ophthalmic suspension, 0.35%, and a 15 to 23% reduction for those receiving Alphagan.

The safety profile for both treatments was generally similar and consistent with the approved labeling. The incidence of treatment-emergent adverse events (TEAEs) was comparable between the two treatment groups, with no non-elicited TEAE occurring in >5% of either group. The most frequent TEAEs were conjunctivitis, blurred vision and conjunctival hyperemia. No trial participants in either group experienced any treatment-related serious adverse events. Additional safety parameters, such as vital signs, best-corrected visual acuity, slit lamp biomicroscopy, and ophthalmoscopy, showed no clinically significant differences. In conclusion, brimonidine tartrate ophthalmic suspension, 0.35%, dosed once daily was found to be well-tolerated, with comparable efficacy to Alphagan, dosed three times daily, in reducing IOP in patients with open-angle glaucoma or ocular hypertension.

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SDN-037 and TMJTM

The primary objective of the SDN-037 study was to evaluate the efficacy and safety of topical administration of difluprednate ophthalmic solution 0.04% compared with vehicle when dosed twice daily 14 days post cataract surgery. The SDN-037 study was a Phase III multicenter study sponsored by SPARC that ran from March 5, 2020 to May 31, 2021 in the United States. The study involved 325 subjects. The primary efficacy endpoint of the study was the proportion of subjects who achieved an Anterior Chamber Cell (“ACC”) Grade of 0 at Day 15 without the need for rescue medication. ACC Grade 0 signifies the absence of inflammation in the anterior chamber of the eye. A key secondary efficacy endpoint was the proportion of subjects who achieved a pain score of 0 on the visual analog scale (VAS; a scale ranging from 0 to 100 mm) at Day 15. This pain score assessment was particularly important for subjects aged 7 years and above, as it provides insights into the effectiveness of the treatment in alleviating post-surgical pain.

The outcomes of this clinical trial provided evidence the SDN-037 may be effective in reducing inflammation and pain associated with cataract surgery. The proportion of subjects achieving ACC Grade 0 at Day 15 without requiring rescue medication was significantly higher in the SDN-037 group compared to the group receiving the vehicle (P < 0.0001). Specifically, 62.3% of subjects in the SDN-037 group achieved ACC Grade 0, whereas only 20.8% of subjects in the vehicle group attained this grade. The proportion of subjects who achieved a pain score of 0 on the VAS at Day 15 was also notably higher in the SDN-037 group in comparison to the vehicle group (P = 0.0004). To be specific, 98.1% of subjects in the SDN-037 group reported no pain (pain score of 0) at Day 15, while 73.6% of subjects in the vehicle group achieved this pain score.

TEAEs in the SDN-037 group were notably lower at 7.8% compared to the vehicle group, where TEAEs were reported in 17.2% of subjects. In the descriptive analysis of other safety parameters, including biomicroscopy, best-corrected visual acuity, and ophthalmoscopy, no clinically significant differences were observed between the two treatment groups. The findings of this study provide evidence that SDN-037 is well-tolerated and may be effective in treating postoperative inflammation and pain following ocular surgery, particularly cataract surgery, if approved by the FDA.

Sales and Marketing

We will predominantly operate as a virtual company, outsourcing various functions to optimize efficiency. In order to commercialize products that are approved for sale; we will develop our own sales, marketing, and distribution infrastructure. We will hire an efficient and lean sales team strategically located in highly concentrated glaucoma and cataract markets. Each sales representative will concentrate on building relationships with 100-200 ophthalmologists and optometrists.

To bolster the sales force and drive widespread product utilization, our marketing approach will encompass a comprehensive mix of strategies and channels. An integral part of our initiatives involves engaging Key Opinion Leaders (KOLs) and focusing on market development to elevate awareness, uptake, and advocacy. KOLs will play a crucial role in various activities, including speaking engagements, educational events, and publications.

To extend awareness among healthcare professionals (HCPs), we plan to forge partnerships with Eye Care Professional (ECP) congresses and establish a robust presence in eye care-focused publications, both in print and digital formats. In line with our goal to reach a broader and more engaged audience, we will leverage social media platforms such as Instagram and Facebook, utilizing the influence of glaucoma influencers to enhance our reach. Our digital channels will be meticulously optimized to maximize exposure and generate genuine interest in our offerings.

Our marketing arsenal will encompass direct mail, email campaigns, and telemarketing efforts directed towards ophthalmologists and optometrists. These outreach endeavors will be specifically tailored to educate healthcare professionals about the distinct advantages and potential benefits of our products. By adopting a well-rounded marketing mix, we aim to position Visiox as a prominent player in the market while providing valuable support to our sales team in effectively promoting and distributing our innovative solutions.

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Competition

Both glaucoma and pain/inflammation following ocular surgery are large markets, and as such, various treatment options exist.

Omlonti (omidenepag isopropyl ophthalmic solution) will compete with other glaucoma medications, particularly those that are primarily used as adjuncts to PGAs. Those products include Rho Kinase inhibitors, beta-blockers, alpha agonists, and carbonic anhydrase inhibitors. If approved, PDP-716 will face competition from existing brimonidine eye drops in the market, such as Alphagan P® (Allergan/AbbVie). Beta-blockers and alpha agonists will offer alternatives for managing intraocular pressure. Surgical interventions may also act as a competitor including procedures like trabeculectomy, minimally invasive glaucoma surgeries (MIGS), and laser procedures such as selective laser trabeculoplasty (SLT), which can offer sustained IOP reduction, reducing the reliance on daily eye drops.

If approved, SDN-037 will compete with topical corticosteroids like prednisolone and dexamethasone, commonly prescribed for pain and inflammation following ocular surgery. Additionally, NSAIDs like ketorolac and bromfenac and nepafenac might also be used in combination or as alternatives for managing postoperative inflammation. Compounded medications present a competitive force in the market. These customized formulations offer tailored solutions for specific patient needs, which may attract a subset of glaucoma patients seeking personalized treatment approaches. Intraocular steroids like Dextenza and Dexycu are emerging as potential contenders in the post-cataract market. Currently, the lead product in this category is Durezol® (Novartis). It is a corticosteroid eye drop used to treat inflammation and pain following eye surgery or for certain eye conditions.

To overcome this competition, Visiox can leverage several key strengths. Firstly, highlighting the unique advantages of their product and product candidates, such as Omlonti’s non-inferiority to leading glaucoma medications and PDP-716’s TearAct™ technology with once-daily dosing, can differentiate the product and product candidates from existing treatments. Secondly, showcasing the potential benefits of SDN-037’s TJM™ technology for enhanced drug delivery may set it apart from traditional corticosteroids. Additionally, our strong patent protection until 2036 provides a significant barrier to entry for generic competitors, helping to ensure market exclusivity.

Intellectual Property

All patents relating to Omlonti® have been licensed from Santen. Visiox has rights to Omlonti® for the United States market. All patents relating to PDP-716 and SDN-037 have been licensed from SPARC. Visiox has worldwide rights to PDP-716 and SDN-037 excluding India and Greater China.

Omlonti®

Under the terms of a license agreement we have with Santen Pharmaceutical Co., Ltd. (“Santen”), our intellectual property rights for Omlonti® are limited to the United States. See “Business—Licensing Agreements—Santen License Agreement” for a description of the Santen License Agreement.

We have twelve issued United States patents and one United States reissue patent listed in the FDA Orange Book (Approved Drug Products with Therapeutic Equivalence Evaluations), with respect to the drug substance, drug product, and/or use for Omlonti®. We have five other issued United States patents and four pending United States patent applications covering other aspects of Omlonti®.

The patents for Omlonti® cover various pharmaceutical compositions and their applications, the earliest expiry of which will be 2033. The patents include compounds with potential therapeutic effects for respiratory diseases, ocular hypotensive effects for glaucoma treatment, and prevention of retinal nerve cell disorders. Some patents focus on isopropyl (6-{4-(pyrazol-1-yl)benzylaminomethyl}pyridin-2-ylamino)acetate and its salt, particularly for treating glaucoma or ocular hypertension. Other patents explore the combination of this compound with a beta-receptor antagonist for similar eye conditions. Additionally, some patents investigate the use of omidenepag and its derivatives, while others explore preservation efficacy by combining isopropyl (6-{4-(pyrazol-1-yl)benzylaminomethyl}pyridin-2-ylamino)acetate or its salt with edetic acid or its salt.

The Omlonti® trademark is covered by U.S. trademark Registration No. 5,620,040 registered January 1, 2019.

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PDP-716

Under the terms of a license agreement we have with Sun Pharma Advanced Research Company Ltd. (“SPARC”), we have worldwide patent rights for PDP-716, except for India and Great China, including Mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan. See “Business—Licensing Agreements—SPARC License Agreement” for a description of the SPARC License Agreement.

The patents and patent applications for PDP-716 comprise a family of two PCT International Patent Applications (WO 2022/153208 and WO 2016/016908, expiring in May 2036), including two issued United States patents (the earliest expiry of which is July 2035), three Unites States patent applications, and patents/applications in Canada, France, Germany, Italy, Japan, Poland, Romania, Spain, and the United Kingdom (earliest expiry of which is July 2035).

The patents for PDP-716 are related to methods and compositions for increasing the bioavailability and/or prolonging the ophthalmic action of drugs. They involve the use of an aqueous suspension containing reversible clusters of drug-loaded nano-resin particles, where the clusters have a D50 value of at least 2 micrometers and the drug-loaded nano-resin particles have a particle size distribution characterized by a D90 value ranging from 70 nanometers to 900 nanometers. The invention also includes a process for preparing purified, nano-sized resin particles suitable for pharmaceutical use through various steps, including wet milling and purification to achieve specific particle size distributions.

SDN-037

Under the terms of a license agreement we have with Sun Pharma Advanced Research Company Ltd., we have worldwide patent rights for SDN-037, except for India and Great China, including Mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan. See “Business—Licensing Agreements—SPARC License Agreement” for a description of the SPARC License Agreement.

The patents and patent applications for SDN-037 comprise a family of four PCT International Patent Applications (WO 2022/118271, WO 2021/224902, WO 2017/064732, and WO 2017/064731), two issued United States patents, two United States patent applications, and patents/applications in Canada, Europe and Japan, the earliest expiry of which is October 2036.

Additionally, we have further patents more generally applicable to both PDP-716 and SDN-037 including PCT International Patent Application WO 2017/017699, including one issued United States patent and patents and patent applications in France, Germany, Italy, Japan, Poland, Romania, Spain, and the United Kingdom, the earliest expiry of which is October 2036.

SDN-037 has two issued patents that describe clear ophthalmic aqueous solutions for treating eye conditions, primarily targeting inflammatory eye disorders. The formulations include difluprednate, along with various additives such as crystal growth inhibitors, solubilizers containing quaternary ammonium compounds, and polyethoxylated castor oil. These solutions are designed to be administered into the eye, with specific concentrations and dosing frequencies outlined in the patents for effective treatment. There are also pending patents for SDN-037. These patents describe ophthalmic solutions for treating inflammatory eye disorders. The solutions contain difluprednate, a crystal growth inhibitor (polyvinyl alcohol or its derivatives), and additional, various ingredients in an aqueous vehicle. Some formulations include additional ingredients, like boric acid, polyhexamethylene biguanide, disodium edetate, glycerin etc. administered twice daily.

Government Regulation

Government authorities in the United States at the federal, state and local level, including the FDA, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, recordkeeping, promotion, advertising, distribution, marketing and export and import of products such as those we market. For both currently marketed and future products, failure to comply with applicable regulatory requirements can, among other things, result in suspension of regulatory approval and possible civil and criminal sanctions. Regulations, enforcement positions, statutes and legal interpretations applicable to the pharmaceutical industry are constantly evolving and are not always clear. Significant changes in regulations, enforcement positions, statutes and legal interpretations could have a material adverse effect on our financial condition and results of operations.

Additionally, future healthcare legislation or other legislative proposals at the federal and state levels could bring about major changes in the affected health care systems, including statutory restrictions on the means that can be employed by brand and generic pharmaceutical companies to settle Paragraph IV patent litigations. We cannot predict the outcome of such initiatives, but such initiatives, if passed, could result in significant costs to us in terms of costs of compliance and penalties associated with failure to comply.

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Pharmaceutical Regulation in the United States

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, Warning Letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug or a generic version of a previously approved drug, can be marketed in the United States.

The process required by the FDA before a new drug may be marketed in the United States generally involves:

●	Completion of preclinical laboratory and animal testing and formulation studies in compliance with the FDA’s current GLP regulations;

●	Submission to the FDA of an Investigational New Drug (“IND”) application for human clinical testing, which must become effective before human clinical trials may begin in the United States;

●	Approval by an IRB at each clinical site before each trial may be initiated;

●	Performance of adequate and well-controlled human clinical trials in accordance with the FDA to establish the safety and efficacy of the proposed drug product for each intended use;

●	Satisfactory completion of an FDA pre-approval inspection of the facility or facilities at which the product is manufactured to assess compliance with the FDA’s cGMP regulations to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

●	Submission to the FDA of an NDA;

●	Satisfactory completion of a potential review by an FDA advisory committee, if applicable; and

●	FDA review and approval of the NDA.

Preclinical Studies

When developing a branded product and bringing it to market, the first step in proceeding to clinical studies is preclinical testing. Preclinical tests are intended to provide a laboratory or animal study evaluation of the product to determine its chemistry, formulation and stability. Toxicology studies are also performed to assess the potential safety of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including GLPs. The results of these studies are submitted to the FDA as part of an IND application along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND application is submitted.

Clinical Trials

Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it initiates at that institution. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health (“NIH”) for public dissemination on their website, www.ClinicalTrials.gov.

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Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

●	Phase I: The drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.

●	Phase II: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

●	Phase III: The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2, and Phase 3 trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Disclosure of Clinical Trial Information

Sponsors of certain clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information on www.ClinicalTrials.gov. Information related to the product, subject population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss certain results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Marketing Approval

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include, among other things, the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. Under federal law, the submission of most NDAs is subject to a substantial application user fee, and the manufacturer or sponsor under an approved NDA is also subject to annual program fees. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information and is subject to payment of additional user fees. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. Under the Prescription Drug User Fee Act, (“PDUFA”) as amended, the FDA has agreed to certain performance goals in the review of NDAs through a two-tiered classification system, Standard Review and Priority Review. Priority Review designation is given to drugs that are intended to treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness over existing therapies. The FDA endeavors to review most applications subject to Standard Review within ten to twelve months whereas the FDA’s goal is to review most Priority Review applications within six to eight months, depending on whether the drug is a new molecular entity.

The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. Before approving an NDA, the FDA may inspect one or more clinical sites to assure compliance with GCP requirements. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the NDA unless it determines that the manufacturing process and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications and the NDA contains data that provide substantial evidence that the drug is safe and effective for the labeled indication.

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After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter to indicate that the application is not ready for approval. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA may ultimately decide that an application does not satisfy the regulatory criteria for approval. If, or when, the deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

As a condition of NDA approval, the FDA may require a REMS to help ensure that the benefits of the drug outweigh the potential risks. If the FDA determines a REMS is necessary during review of the application, the drug sponsor must agree to the REMS plan at the time of approval. A REMS may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate healthcare providers of the drug’s risks, limitations on who may prescribe or dispense the drug, or other elements to assure safe use, such as special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. In addition, the REMS must include a timetable to periodically assess the strategy. The requirement for a REMS can materially affect the potential market and profitability of a drug.

Moreover, as a condition of product approval, the FDA may require substantial post-approval testing, known as Phase IV testing, and/or surveillance to monitor the drug’s safety or efficacy, and the FDA has the authority to prevent or limit further marketing of a product based on the results of these post-marketing programs. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or certain problems are identified following initial marketing. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling, and, even if the FDA approves a product, it may limit the approved indications for use for the product or impose other conditions, including labeling or distribution restrictions or other risk-management mechanisms.

Further changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented, which may require us to develop additional data or conduct additional preclinical studies and clinical trials. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the similar procedures in reviewing NDA supplements as it does in reviewing NDAs.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to drug listing and registration, recordkeeping, periodic safety reporting, product sampling and distribution, adverse event reporting and advertising, marketing and promotion, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Drugs may be marketed only for the approved indications and in a manner consistent with the provisions of the approved labeling. While physicians may prescribe for off-label uses, manufacturers may only promote for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Adverse event reporting and submission of periodic reports is also required following FDA approval of an NDA. Additionally, the FDA may place conditions on an approval, in addition to REMS programs of Phase IV testing, that could restrict the distribution or use of the product. Drug manufacturers and certain of their subcontractors are required to register their establishments and list their marketed products with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs, including quality control and manufacturing processes. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered. The FDA may also impose a REMS requirement on a drug already on the market if the FDA determines, based on new safety information, that a REMS is necessary to ensure that the drug’s benefits outweigh its risks. In addition, regulatory authorities may take other enforcement action, including, among other things, Warning Letters, the seizure of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations, refusal to approve pending applications or supplements to approved applications, civil penalties and criminal prosecution.

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The Hatch-Waxman Amendments

505(b)(2) NDAs

The FDA is authorized to approve an alternative type of NDA under Section 505(b)(2) of the FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference from the data owner. The applicant may rely upon the FDA’s findings of safety and efficacy for an approved product that acts as the “listed drug.” The FDA may also require 505(b)(2) applicants to perform additional studies or measurements to support the change from the listed drug. The FDA may then approve the new product candidate for all, or some, of the conditions of use for which the branded reference drug has been approved, or for a new condition of use sought by the 505(b)(2) applicant.

Abbreviated New Drug Applications (“ANDAs”)

The Hatch-Waxman amendments to the FDCA established a statutory procedure for submission and FDA review and approval of ANDAs for generic versions of listed drugs. An ANDA is a comprehensive submission that contains, among other things, data and information pertaining to the active pharmaceutical ingredient, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. Premarket applications for generic drugs are termed abbreviated because they generally do not include clinical data to demonstrate safety and effectiveness. However, a generic manufacturer is typically required to conduct bioequivalence studies of its test product against the listed drug. Bioequivalence is established when there is an absence of a significant difference in the rate and extent for absorption of the generic product and the reference listed drug. For some drugs, other means of demonstrating bioequivalence may be required by the FDA, especially where rate or extent of absorption are difficult or impossible to measure. The FDA will approve an ANDA application if it finds that the generic product does not raise new questions of safety and effectiveness as compared to the reference listed drug. A product is not eligible for ANDA approval if the FDA determines that it is not bioequivalent to the reference listed drug if it is intended for a different use or if it is not subject to, and requires, an approved Suitability Petition.

Patent Exclusivity and Orange Book Listing

In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA certain patents whose claims cover the applicant’s product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in the Orange Book. Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA (i) that there is no patent listed with the FDA as covering the relevant branded product, (ii) that any patent listed as covering the branded product has expired, (iii) that the patent listed as covering the branded product will expire prior to the marketing of the generic product, in which case the ANDA will not be finally approved by the FDA until the expiration of such patent or (iv) that any patent listed as covering the branded drug is invalid or will not be infringed by the manufacture, sale or use of the generic product for which the ANDA is submitted. A notice of the Paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant may also elect to submit a “section viii” statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent.

If the reference NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the Paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the Paragraph IV certification, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired as described in further detail below.

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Patent Term Restoration and Non-Patent Exclusivity

After NDA approval, owners of relevant drug patents may apply for up to a five-year term patent extension to restore a portion of patent term lost during product development and FDA review of an NDA if approval of the application is the first permitted commercial marketing or use of a drug containing the active ingredient. The allowable patent term extension is calculated as one-half of the product’s testing phase, which is the time between the effective date of an IND and initial NDA submission, and all of the approval phase, which is the time between NDA submission and approval, up to a maximum of five years. The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years from the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval, even if the product cannot be commercially marketed at that time. The U.S. Patent and Trademark Office (“USPTO”), in consultation with FDA, reviews and approves the application for patent term restoration.

In addition to patent exclusivity, the holder of the NDA for the listed drug may be entitled to a period of non-patent exclusivity, during which the FDA cannot approve an ANDA or 505(b)(2) application that relies on the listed drug.

For example, a drug that is considered new chemical entity (NCE) at the time of approval may be awarded a five-year period of marketing exclusivity, starting at the time of product approval. An ANDA or 505(b)(2) application referencing that drug may not be approved until the five-year period expires. Also, an ANDA or 505(b)(2) application referencing that drug may not be filed with the FDA until the expiration of five years, unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval.

A drug, including one approved under Section 505(b)(2), may obtain a three-year period of exclusivity for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant.

Pricing and Reimbursement

Successful commercialization of our products depends, in part, on the availability of governmental and third-party payor reimbursement for the cost of our products. Government authorities and third-party payors increasingly are challenging the price of medical products and services. On the government side, there is a heightened focus, at both the federal and state levels, on decreasing costs and reimbursement rates for Medicaid, Medicare and other government insurance programs. This has led to an increase in federal and state legislative initiatives related to drug prices, which could significantly influence the purchase of pharmaceutical products, resulting in lower prices and changes in product demand. If enacted, these changes could lead to reduced payments to pharmaceutical manufacturers. Many states have also created preferred drug lists and include drugs on those lists only when the manufacturers agree to pay a supplemental rebate. If our current products or future drug candidates are not included on these preferred drug lists, physicians may not be inclined to prescribe them to their Medicaid patients, thereby diminishing the potential market for our products.

In addition, third-party payors have been imposing additional requirements and restrictions on coverage and limiting reimbursement levels for pharmaceutical products. Third-party payors may require manufacturers to provide them with predetermined discounts from list prices and limit coverage to specific pharmaceutical products on an approved list, or formulary, which might not include all of the FDA-approved pharmaceutical products for particular indications. Third-party payors may challenge the price and examine the medical necessity and cost-effectiveness of pharmaceutical products in addition to their safety and efficacy. Manufacturers may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of pharmaceutical products in addition to the costs required to obtain the FDA approvals. Adequate third-party reimbursement may not be available to enable manufacturers to maintain price levels sufficient to realize an appropriate return on their investment in drug development.

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Healthcare Reform

In the United States, there have been a number of federal and state proposals during the last several years regarding the pricing of pharmaceutical products, government control and other changes to the healthcare system of the United States. It is uncertain what other legislative proposals may be adopted or what actions federal, state, or private payors may take in response to any healthcare reform proposals or legislation. We cannot predict the effect such reforms may have on our business, and no assurance can be given that any such reforms will not have a material adverse effect.

By way of example, in March 2010, the ACA was signed into law, which, among other things, includes changes to the coverage and payment for drug products under government health care programs. The law includes measures that (i) significantly increase Medicaid rebates through both the expansion of the program and significant increases in rebates, (ii) substantially expand the Public Health System (340B) program to allow other entities to purchase prescription drugs at substantial discounts, (iii) extend the Medicaid rebate rate to a significant portion of Managed Medicaid enrollees, (iv) assess a rebate on Medicaid Part D spending in the coverage gap for branded and authorized generic prescription drugs, and (v) levy a significant excise tax on the industry to fund the healthcare reform.

In addition to the changes brought about by the ACA, other legislative changes have been proposed and adopted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year and reduced payments to several types of Medicare providers. Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products. At the federal level, the Biden Administration is expected to release proposals on drug pricing, which may, permit Medicare Part D plans to negotiate the price of all or certain drugs that those plans cover. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Healthcare Regulations

Pharmaceutical companies are subject to various federal and state laws that are intended to combat health care fraud and abuse and that govern certain of our business practices, especially our interactions with third-party payors, healthcare providers, patients, customers and potential customers through sales and marketing or research and development activities. These include anti-kickback laws, false claims laws, sunshine laws, privacy laws and FDA regulation of advertising and promotion of pharmaceutical products.

Anti-kickback laws, including the federal Anti-Kickback Statute, make it a criminal offense knowingly and willfully to offer, pay, solicit, or receive any remuneration to induce or reward referral of an individual for, or the purchase, order or recommendation of, any good or service reimbursable by, a federal health care program (including our products). The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. The penalties for violating the federal Anti-Kickback Statute include administrative civil money penalties, imprisonment for up to ten years, fines of up to $100,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid.

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The federal civil and criminal false claims laws, including the civil False Claims Act, prohibit knowingly presenting, or causing to be presented, claims for payment to the federal government (including Medicare and Medicaid) that are false or fraudulent (and, under the federal False Claims Act, a claim is deemed false or fraudulent if it is made pursuant to an illegal kickback). Manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the False Claims Act can result in significant monetary penalties, including fines ranging from $13,508 to $27,018 for each false claim, with such fines being adjusted annually for inflation, and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical companies throughout the country, for example, in connection with the promotion of products for unapproved uses and other improper sales and marketing practices. The government has obtained multi-million and multi-billion-dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. In addition, companies have been forced to implement extensive corrective action plans and have often become subject to consent decrees or corporate integrity agreements, severely restricting the manner in which they conduct their business. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.

The federal Civil Monetary Penalties Law prohibits, among other things, the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of Medicare or Medicaid payable items or services. This prohibition may affect the way in which we may offer rebates or discounts to patients. Noncompliance can result in civil money penalties of up to $22,427 for each wrongful act, with such penalties being adjusted periodically for inflation, assessment of three times the amount claimed for each item or service and exclusion from the federal healthcare programs.

Federal criminal statutes prohibit, among other actions, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute, the ACA amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Analogous state and foreign laws and regulations, including state anti-kickback and false claims laws, may apply to products and services reimbursed by non-governmental third-party payors, including commercial payors. Additionally, there are state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or that otherwise restrict payments that may be made to healthcare providers as well as state and foreign laws that require drug manufacturers to report marketing expenditures or pricing information.

Sunshine laws, including the federal Open Payments law enacted as part of the ACA, require pharmaceutical manufacturers to disclose payments and other transfers of value to physicians and certain other health care providers or professionals, and in the case of some state sunshine laws, restrict or prohibit certain such payments. Pharmaceutical manufacturers are required to submit reports to the government by the 90th day of each calendar year. Failure to submit the required information may result in civil monetary penalties of up to an aggregate of $189,692 per year (or up to an aggregate of $1,264,622 per year for “knowing failures”) for all payments, transfers of value or ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws or regulations. Certain states and foreign governments require the tracking and reporting of gifts, compensation and other remuneration to physicians.

Privacy laws, such as the privacy regulations implemented under HIPAA, restrict covered entities from using or disclosing protected health information. Covered entities commonly include physicians, hospitals and health insurers from which we may seek to acquire data to aid in our research, development, sales and marketing activities. Although pharmaceutical manufacturers are not covered entities under HIPAA, our ability to acquire or use protected health information from covered entities may be affected by privacy laws. Specifically, HIPAA, as amended by HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information.

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Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

The FDA regulates the sale and marketing of prescription drug products and, among other things, prohibits pharmaceutical manufacturers from making false or misleading statements and from promoting products for unapproved uses. There has been an increase in government enforcement efforts at both the federal and state level. Numerous cases have been brought against pharmaceutical manufacturers under the federal False Claims Act, alleging, among other things, that certain sales or marketing-related practices violate the Anti-Kickback Statute or the FDA’s regulations, and many of these cases have resulted in settlement agreements under which the companies were required to change certain practices, pay substantial fines and operate under the supervision of a federally appointed monitor for a period of years. Due to the breadth of these laws and their implementing regulations and the absence of guidance in some cases, it is possible that our practices might be challenged by government authorities. Violations of fraud and abuse laws may be punishable by civil and criminal sanctions including fines, civil monetary penalties, as well as the possibility of exclusion of our products from payment by federal health care programs.

Government Price Reporting

Government regulations regarding reporting and payment obligations are complex, and we are continually evaluating the methods we use to calculate and report the amounts owed with respect to Medicaid and other government pricing programs. Our calculations are subject to review and challenge by various government agencies and authorities, and it is possible that any such review could result either in material changes to the method used for calculating the amounts owed to such agency or the amounts themselves. Because the process for making these calculations, and our judgments supporting these calculations, involve subjective decisions, these calculations are subject to audit. In the event that a government authority challenges or finds ambiguity with regard to our report of payments, such authority may impose civil and criminal sanctions, which could have a material adverse effect on our business. From time to time we conduct routine reviews of our government pricing calculations. These reviews may have an impact on government price reporting and rebate calculations used to comply with various government regulations regarding reporting and payment obligations.

Many governments and third-party payors reimburse the purchase of certain prescription drugs based on a drug’s AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP, which they have suggested have led to excessive payments by state and federal government agencies for prescription drugs. We and numerous other pharmaceutical companies have been named as defendants in various state and federal court actions alleging improper or fraudulent practices related to the reporting of AWP.

Drug Pedigree Laws

State and federal governments have proposed or enacted various drug pedigree laws which can require the tracking of all transactions involving prescription drugs from the manufacturer to the pharmacy (or other dispensing) level. Companies are required to maintain records documenting the chain of custody of prescription drug products beginning with the purchase of such products from the manufacturer. Compliance with these pedigree laws requires implementation of extensive tracking systems as well as heightened documentation and coordination with customers and manufacturers. While we fully intend to comply with these laws, there is uncertainty about future changes in legislation and government enforcement of these laws. Failure to comply could result in fines or penalties, as well as loss of business that could have a material adverse effect on our financial results.

Federal Regulation of Patent Litigation Settlements and Authorized Generic Arrangements

As part of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, companies are required to file with the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice certain types of agreements entered into between brand and generic pharmaceutical companies related to the settlement of patent litigation or manufacture, marketing and sale of generic versions of branded drugs. This requirement could affect the manner in which generic drug manufacturers resolve intellectual property litigation and other disputes with brand pharmaceutical companies and could result generally in an increase in private-party litigation against pharmaceutical companies or additional investigations or proceedings by the FTC or other governmental authorities.

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Other

The U.S. federal government, various states and localities have laws regulating the manufacture and distribution of pharmaceuticals, as well as regulations dealing with the substitution of generic drugs for branded drugs. Our operations are also subject to regulation, licensing requirements and inspection by the states and localities in which our operations are located or in which we conduct business.

Certain of our activities are also subject to FTC enforcement actions. The FTC enforces a variety of antitrust and consumer protection laws designed to ensure that the nation’s markets function competitively, are vigorous, efficient and free of undue restrictions. Federal, state, local and foreign laws of general applicability, such as laws regulating working conditions, also govern us.

In addition, we are subject to numerous and increasingly stringent federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances, the discharge of pollutants into the air and water and the cleanup of contamination. We are required to maintain and comply with environmental permits and controls for some of our operations, and these permits are subject to modification, renewal and revocation by the issuing authorities. Our environmental capital expenditures and costs for environmental compliance may increase in the future as a result of changes in environmental laws and regulations or increased manufacturing activities at any of our facilities. We could incur significant costs or liabilities as a result of any failure to comply with environmental laws, including fines, penalties, third-party claims and the costs of undertaking a clean-up at a current or former site or at a site to which our wastes were transported. In addition, we have grown in part by acquisition, and our diligence may not have identified environmental impacts from historical operations at sites we have acquired in the past or may acquire in the future.

License Agreements

Santen License Agreement

We have an out-licensing agreement, dated July 7, 2023 (the “Effective Date”) with Santen (“Santen License Agreement”), which is a significant step in advancing the availability of our groundbreaking product, Omlonti®. The Santen License Agreement grants Visiox exclusive rights for product manufacturing and commercialization of Omlonti® in the U.S., representing a major opportunity to make a significant impact in the field of glaucoma and ocular hypertension treatment. With Santen’s support, we can reach a wider patient population in need of effective intraocular pressure reduction solutions. Santen will also benefit from this partnership, receiving sales milestone payments and royalties on net U.S. sales of Omlonti®, reinforcing a mutually rewarding collaboration that holds great promise for patients and stakeholders alike. Capitalized terms not defined in this section shall have the meanings set forth in the Santen License Agreement.

The Santen License Agreement provides that the Company will have (i) an exclusive, sublicensable license under the Santen IP and an exclusive, sublicensable license under the Santen Trademark to develop, manufacture, have manufactured, conduct pre-marketing and post-marketing studies, use, market, distribute, import, offer for sale, promote, sell and have sold the Product (meaning the Original Product (Omlonti®), the Mono Product, and the Additional Products), and (ii) a non-exclusive sublicensable license under the Santen IP to manufacture Omlonti® (but not the Compound) outside of the United States (the “Santen License”). The Company nor its related parties may not conduct any clinical trials of any Product outside of the United States without the prior written consent of Santen, which shall not be unreasonably withheld if such clinical trial is required to complete the PASS. The Santen License does not grant the Company any rights to develop, manufacture, distribute, sell, or use the Compound for any purpose other than manufacturing the Product in the United States, or use the Compound or the Santen IP for any purpose other than for the Product as licensed under the Santen License. The Company shall have the right to grant sublicenses of the rights granted under the Santen License, provided that each sublicensee be bound by the terms of confidentiality and non-use at least as stringent as those applicable to the Company under the Santen License Agreement. If any Joint Improved IP is developed by the Company in any development of the Product under the Santen License, the Company shall immediately notify Santen in writing of the same. The Joint Improved IP shall be jointly owned by the Company and Santen. The Territory Party shall have the right to develop and use the Joint Improved IP in its Territory, provided that each Party shall pay the consideration for such use to the Non-Territory Party. The “Compound” shall mean the active pharmaceutical ingredient omidenepag isopropyl, represented by chemical name: Glycine,N-[6-[[[[4-(1H-pyrazol-1-yl)phenyl]methyl](3-pyridinylsulfonyl)amino]methyl]-2-pyridinyl]-,1-methylethyl ester; or Propan-2-yl 2-[[6-[[(4-pyrazol-1-ylphenyl)methyl-pyridin-3-ylsulfonylamino]methyl]pyridin-2-yl]amino]acetate.

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The Company shall be responsible for all matters related to the commercialization of the Product in the United States, including all reimbursement and pricing matters and obtaining or maintaining the market authorization in the United States. Under the Santen License Agreement, the Company may commercialize an authorized generic version of the Original Product twelve (12) months before expiration of the last-to-expire valid patent claim covering the Original Product, the latest expiry of which will be 2039.

The Santen License Agreement provides for interim support for the Original Product, whereby Santen will assist the Company by selling to the Company Santen’s inventory as of the Effective Date of up to 390,256 bottles of work-in-progress Original Product at $2.50 per bottle. The Company shall pay (i) half of the total sales price and related out-of-pocket costs to Santen within five days of the earliest of (a) the Company’s IPO, or (b) any other financing or borrowing of funds by the Company, or (c) December 31, 2023, and (ii) the rest within six months of the First Commercial Sale of the Original Product. From the Effective Date, the Company shall purchase directly from the Ube Corporation (“Ube”) the Compound in accordance with the terms and conditions of the License and Co-development Agreement between Santen and Ube, dated October 5, 2011 (the “Ube License Agreement”) and/or other agreements separately agreed by and between Visiox and Ube.

Within sixty (60) days of the Effective Date or before the transfer of Marketing Authorization of the Original Product to the Company, whichever is earlier, the Parties shall enter into a pharmacovigilance agreement for the mutual exchange of adverse event reports and safety information associated with Product (the “Pharmacovigilance Agreement”). With respect to the Original Product, the Company shall also complete, at its cost and on its responsibility, the PASS through good-faith negotiations with FDA to meet its requirements or directions, and provide Santen with any data of any study relating to the Original Product, including the PASS, documents filed to, and correspondence with the regulatory authorities in relation thereto.

In consideration of the granting of the licenses and rights to the Company under the Santen License Agreement, the Company granted Santen the right to request the issuance of common shares of the Company (subject to Santen’s right to exchange with preferred shares as set forth below) equivalent to $6 million (the “Consideration Shares”), whose value shall be calculated at the Valuation Price (as defined below) or, in lieu of the issuance of common shares, the payment of $6 million (collectively, the “Fixed Consideration”). The “Valuation Price” shall mean, as of the time of the calculation of the share value: (a) if an IPO has occurred, the public offering price of newly listed shares at the time of an IPO as determined by the underwriter (the “IPO Price”); (b) if an IPO has not yet occurred, but the Company has raised funds through issuance of shares after the Effective Date, the issue price of the shares (not limited to the common shares, but including any preferred shares) of the latest issuance; or (c) if both (a) and (b) have not yet occurred, then the assumed IPO price, $4.4466 per share (the “Assumed IPO Price”). The right of Santen with regard to the Fixed Consideration thereunder shall expire seven (7) years from the Effective Date to the extent the event in which the obligation of the Company to pay the Fixed Consideration or deliver the Consideration Shares becomes due has not occurred before the expiration of the seven (7) years.

The Company shall pay the Fixed Consideration to Santen in accordance with the following: (i) the Company shall issue or otherwise provide Santen its common shares equivalent to $6 million at the IPO Price upon the completion of an IPO; (ii) if the Company does not complete an IPO, or in any case by December 31, 2023, but raises financing or borrows funds in any other way: (a) if the net financing amount is $28 million or more, then Visiox shall pay to Santen $3 million and the remaining Fixed Consideration shall be reduced by such amount; (b) if the net financing amount is less than $28 million, then the Company shall pay to Santen ten percent (10%) of the net financing amount and the remaining Fixed Consideration shall be reduced by such amount; (iii) in the case of (ii) above: (a) Santen shall have the right with regard to the remaining Fixed Consideration subject to the last paragraph of Section 9.1 of the Santen License Agreement; (b) if the Company completes an IPO thereafter, the Company shall issue or otherwise provide Santen its common shares equivalent to the remaining amount as prescribed in (ii) above; (c) if Visiox raises financing or borrows funds after the first financing other than an IPO prescribed in (ii) above, (x) the Company shall notify Santen and discuss in good faith with Santen the amount to be paid to Santen from the financing amount up to the remaining Fixed Consideration, and (y) if the Company and Santen mutually agree to the amount to be paid to Santen, the Company shall pay the agreed amount, and the procedures (x) and (y) shall be repeated until the Fixed Consideration is paid in full; and (iv) without prejudice to the foregoing, if the Company intends to issue any preferred shares to any third party including its shareholders, the Company shall provide thirty (30) days prior written notice of the issuance to Santen and Santen may request the Company to exchange the common shares already provided or to be provided with the same number of such preferred shares.

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If prior to the completion of an IPO, any one or more stockholders of the Company intend to sell its/their shares in the Company, which shall result in a Change of Control of the Company to a third party, and there is any unpaid amount of the Fixed Consideration, Santen shall have tag-along rights, as provided in the Santen License Agreement and the unpaid Fixed Consideration shall be paid in shares of the Company common stock at the same price as set forth in the tag-along notice.

In consideration of the granting of the licenses and rights to the Company under the Santen License Agreement, within thirty (30) days of the first occurrence of each of the events set out below with respect to the Product (each, a “Milestone Event”), the Company shall make the corresponding one-time, non-refundable, non-deductible milestone payments to Santen (each, a “Milestone Payment”): (i) the last date of the Calendar Year in which the annual Net Sales exceeds USD 10 million, the Company shall pay Santen $500,000, (ii) the last date of the Calendar Year in which the annual Net Sales exceeds $30 million, the Company shall pay Santen $3 million, (iii) the last date of the Calendar Year in which the annual Net Sales exceeds $70 million, the Company shall pay Santen $5 million, (iv) the last date of the Calendar Year in which the annual Net Sales exceeds $100 million, the Company shall pay Santen $7 million, (v) the last date of the Calendar Year in which the annual Net Sales exceeds $200 million, the Company shall pay Santen $15 million. and (vi) the last date of the Calendar Year in which the annual Net Sales exceeds $300 million, the Company shall pay Santen $20 million. Additionally, upon approval of the NDA in the United States for the Combination Product, the Company shall pay Santen $10 million.

During the Royalty Term (as defined below), the Company shall pay to Santen the royalty for the Santen License (“Royalty”) based on the annual Net Sales of the Product in the United States, at the rates set forth as follows: (i) up to $30 million in Annual Net Sales, the Company shall pay a royalty rate of 9%, and (ii) above $30 million in Annual Net Sales, the Company shall pay a royalty rate of 10%. The “Royalty Term” with respect to each of Original Product, Mono Product, Co-pack and Combination Product shall mean a period that comes the later of (i) the last-to-expire Valid Patent Claim which Covers corresponding Product (Original Product, Mono Product, Co-pack or Combination Product, as the case may be) or Compound and (ii) expiry of fifteen (15) years after the First Commercial Sales of corresponding Product (Original Product, Mono Product, Co-pack or Combination Product, as the case maybe) in the relevant country in the relevant Territory. If all the Valid Patent Claims Covering the relevant Product or Compound expire before the 15-year period after the First Commercial Sale of the relevant Product in the United States or the Santen Territory (all countries and regions other than the United States) as applicable, the royalty payable for the remaining period (up to fifteen (15) years) shall be reduced by fifty percent (50%). To date, the Company has made no payments to Santen under the Santen License Agreement.

The term of the Santen License Agreement (the “Term”) shall commence on the Effective Date, and subject to earlier termination by the Company or Santen, and shall expire on the expiration of the last Royalty Term, provided that right to use the Ube Licensed IP (as defined below) shall terminate concurrently with the early termination of the license granted by Ube to Santen under the Ube License Agreement if such license granted by Ube terminates prior to the expiration of the last Royalty Term. The Company shall have the right to terminate the Santen License Agreement at any time in its sole discretion by giving one hundred and eighty (180) days advance written notice to Santen. Santen shall have the right to terminate the Santen License Agreement by giving sixty (60) days written notice to the Company if the Launch of the Original Product in the United States does not occur within two (2) years of the Effective Date; provided however, that such delay in Launch is not attributable to: (i) Santen’s willful misconduct or gross negligence; (ii) Force Majeure; or (iii) the breach of the obligation of Ube or Santen to supply the Compound. The Santen License Agreement may also be terminated for cause and insolvency. Upon the expiration of the Term, the Santen License, except for the license to the Santen Trademark, shall become fully paid-up, non-exclusive, perpetual licenses in the United States. The Santen License Agreement contains standard representations and warranties and indemnification provisions, as well as non-compete provisions.

The Ube Licensed IP is comprised of two patents owned by Ube and licensed to Santen for use in the production of Omlonti®. The Ube Licensed IP is included in the Santen IP, licensed to the Company pursuant to the Santen License Agreement. The Ube Licensed IP expires in October 2029. The Ube License Agreement will expire on the last day of the royalty payment period between Ube and Santen, which is confidential among these two parties. However, after the expiration of the Ube License Agreement, the right to use the Ube Licensed IP shall become fully paid-up and perpetual; therefore, both Santen and the Company will be able to continue using the Ube Licensed IP even after termination of the Ube License Agreement.

SPARC License Agreement

We also have a license agreement, dated December 7, 2021 (the “Effective Date”) (“SPARC Licensing Agreement”) with SPARC. The SPARC License Agreement grants the Company the exclusive rights to develop and commercialize two innovative product candidates, PDP-716 and SDN-037, worldwide, excluding India and Greater China. Through this strategic collaboration, the Company gains access to cutting-edge drug candidates that hold immense potential in revolutionizing eye care and addressing critical medical needs. SPARC will receive upfront payment, milestone payments, and sales royalties as part of the SPARC License Agreement. Capitalized terms not defined in this section shall have the meanings set forth in the SPARC License Agreement and SPARC Amendment (as defined below).

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Pursuant to the SPARC License Agreement, SPARC granted to the Company (ii) an exclusive, nontransferable royalty-bearing right and license, with the right to grant sublicenses, under the SPARC Intellectual Property (excluding the SPARC General Patent Rights) to research, develop, manufacture, have manufactured, offer to sell, sell, and otherwise commercialize the Compound and/or Products in the Field worldwide, except for India and Greater China, including Mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan (the “Territory”), including the right to obtain and maintain the Regulatory Approvals in the Territory; and (ii) a non-exclusive, nontransferable license, with the right to grant sublicenses under the SPARC General Patent Rights to research, develop, manufacture, have manufactured, offer to sell, sell and otherwise commercialize Products in the Field in the Territory. “Compound” shall mean the active pharmaceutical ingredients or the key ingredient used in the manufacturing of the prescription drug product candidates identified as PDP-716 and SDN-037, respectively. “Product” shall mean any pharmaceutical product, including all forms, presentation, strengths, doses and formulations (including any method of delivery), containing a Compound alone or in combination with at least one other therapeutically active ingredient.

In the event that the development, manufacture, use, offer for sale, sale, export or import by the Company or its affiliates or sublicensees of the Compound or Product infringes a claim of an issued patent SPARC (or any of its affiliates) owns or otherwise has the right to license and which patents are not included in the scope of the Company’s license rights defined in the SPARC License Agreement, SPARC (and its affiliates) grants to the Company, to the extent SPARC is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued patent for the Company and its affiliates and sublicenses to conduct such development, manufacture, use, sale, offer for sale, export and/or import of such Compound and Product, in the Territory. The Company may grant, with SPARC’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed, a sublicense of any of the rights and licenses granted to it by SPARC (a “Sublicense Agreement”) that must be consistent with the terms and conditions of the SPARC License Agreement, and shall not contain the right for sublicensee to further sublicense the rights sublicensed under the Sublicense Agreement. Each sublicense shall refer to and be subordinate to the SPARC License Agreement.

Within ninety (90) business days prior to the First Commercial Sale of the Product in the Initial Field in the Territory, the Parties will enter into a separate written agreement that will govern the exchange of adverse event and other safety information (the “Pharmacovigilance Agreement”). Within ninety (90) calendar days following the first NDA being accepted, the Parties shall enter into good faith negotiations for a manufacturing and commercial supply agreement governing the supply of each Product by SPARC through one of its affiliates or its CMO engaged by SPARC as of the Effective Date to the Company for commercialization in the Field in the Territory following Visiox’s receipt of the first Regulatory Approval in the Territory (the “Manufacturing and Commercial Supply Agreement”).

The Company shall itself, or through its affiliates, sublicensees, or third party contractors use commercially reasonable efforts to commercialize the Products in the Field in the Territory where it has received Regulatory Approval throughout the Term, it being understood that the Company, in the exercise of such commercially reasonable efforts, may determine to not commercialize the Product on a product-by-product basis in certain countries in the Territory. The Company shall undertake such activities at its sole expense and shall have sole decision-making authority with respect to such activities. In the event that the Company determines not to commercialize a Product(s) in the United States, United Kingdom, France, Germany, Spain, Italy and/or Japan, rights granted to the Company shall return to SPARC with respect to such Product(s) without any additional consideration. For rest of the countries, in the Territory, on a product-by-product basis and other than what is mentioned above, the Parties agreed to endeavor to negotiate in good faith an acceptable license agreement under which the Company may grant back to SPARC a license to commercialize the Product(s) in the Initial Field in such remaining countries in the Territory. While each Party retains all rights, title, and interest in their respective intellectual property, and the other party shall acquire no rights therein, the Company shall own all rights, title, and interest in and to any Patent Rights Improvements conceived pursuant to the SPARC License Agreement solely by the Company following the Effective Date.

In partial consideration for the rights and licenses granted by SPARC to the Company under the SPARC License Agreement, the Company will pay to SPARC a one-time payment of $3.7 million within five (5) working days of the Effective Date out of which (i) a non-refundable payment of $700,000 shall be paid in cash and (ii) the remaining $3,000,000 shall be paid in equity (the “Initial Payment”). In partial consideration of the licenses and rights granted to the Company under the SPARC License Agreement, the Company was required to grant to SPARC on the Effective Date a ten percent (10%) common equity interest in the Company, as a Junior Preferred Unitholder which would be equivalent to $3 million. The Company has not issued to SPARC the $3,000,000 in equity owed under the SPARC License Agreement. Because within three months of successful regulatory approval of the PDP-716 NDA in the United States, the Company may be required to issue additional shares of Junior Preferred Units to SPARC, if and only as required, without any additional consideration, such that SPARC’s ownership of outstanding common equity interest in the Company is greater than or equivalent to $5 million, the Company intends to also make the Initial Payment at this time. Such issuances shall continue to ensure that SPARC’s ownership of outstanding common shares are maintained at a total value of at least $5 million at any given point of time. Without limiting the foregoing, in no circumstances shall SPARC’s common equity interest in the Company exceed ten percent (10%) at any given point in time. In connection with the grant of equity interest, SPARC shall be required to become a party to all other agreements to which other holders of the common equity interest(s) in the Company have become parties in connection with their purchase of common equity interest(s) in the Company together with such other customary documents as the Company may reasonably request.

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In further consideration for the rights and licenses granted by SPARC to the Company, the Company shall pay to SPARC the following non-refundable milestone payments for which the Company achieves the following milestone events during the Term (collectively, the “Milestone Payments”): (i) one-time payment of $700,000 upon the FDA determination to accept the PDP-716 NDA; (ii) within twelve (12) months from date of the Marketing Authorization Application in the United States through the NDA filing of Compound SDN-037, the Company shall make a one-time payment to SPARC of $1.59 million; (iii) within twelve (12) months from date of FDA approval of Compound SDN-037, the Company shall make a one-time payment to SPARC of $1.685 million; (iv) upon approval by the FDA and the availability of commercial supply of Compound PDP-716 for the United States market, the Company shall within five (5) working days make a one-time payment to SPARC of $7 million; (v) upon E.U. regulatory approval by the EMA or UK Regulatory Approval by MHRA and the availability of commercial supply of Product PDP-716 for the E.U. or UK market, the Company shall within five (5) working days make a one-time payment to SPARC of $1.5 million; (vi) upon the first time the Company makes $50 million in annual Net Sales of the Products (on a combined basis of Products PDP-716 and SDN-037) in the Territory in any calendar year, the Company shall within five (5) working days make a one-time payment to SPARC of $2.5 million; (vii) upon the first time the Company makes $100 million in annual Net Sales of the Products (on a combined basis of Products PDP-716 and SDN-037), the Company shall within five (5) days make a one-time payment to SPARC of $5 million; and (viii) upon the first time the Company makes $200 million in annual Net Sales of the Products (on a combined basis of Products PDP-716 and SDN-037), the Company shall within five (5) days make a one-time payment to SPARC of $10 million. To date, the Company has paid to SPARC (i) the initial non-refundable payment of $700,000, and (ii) a one-time payment of $700,000 when the PDP-716 NDA was accepted by the FDA.

In further consideration of the licenses and rights granted to the Company under the SPARC License Agreement, the Company shall pay to SPARC, with respect to sales of the Products in the Territory during the Term, an amount equal to: (i) a 12% flat royalty on annual Net Sales of Product PDP-716 in the United States; (ii) 50% of the Gross Profit associated with United States sales of Product SDN-037 until such time when SPARC receives $3.6 million in payment under same, after which a 12% flat royalty on annual United States Net Sales of Product SDN-037; (iii) a 5% flat royalty on annual Net Sales of Product PDP-716 in the countries within the Territory outside of the United States; and (iv) a 50% of the Gross Profit associated with ex-United States sales of Product SDN-037, until such time when SPARC receives $500,000 in payment under same, after which a 5% flat royalty on annual ex-United States Net Sales of Product SDN-037 (each a “Royalty Payment”). In the event that during the Term, one or more Generic Product(s) is/are sold in a given country in the Territory, and such Generic Product(s) attain a certain market share, the Royalty Rates to be paid by the Company on Net Sales in that country for the applicable Product, shall thereafter during the Term be reduced by fifty percent (50%) in such country of the amount otherwise owed at such time.

The term of this Agreement (the “Term”) will commence on the Effective Date and shall continue, unless terminated earlier, or until the Company determines in its sole discretion that it no longer will pursue commercialization of the Compound and/or the Product(s) on a product-by-product basis in a particular country of the Territory and, in such an event, if the Company does not perform commercialization activities for such Product(s) in such a country for a period of forty-five (45) business days from the date of the Company’s disclosure to SPARC of its intentions, in such an event the SPARC License Agreement shall terminate at the end of the said forty-five (45) business days on a product-by-product and country-by-country basis if the rights are not returned to SPARC as mentioned above. In the event that the FDA does not accept the SDN-037 NDA and in advance of same, the PDP-716 NDA has been accepted by the FDA prior to the FDA’s determination not to accept the SDN-037 NDA, then the SPARC License Agreement shall continue in full force and effect on a product-by-product basis. Specifically, the Company shall use commercially reasonable efforts to commercialize PDP-716 in the Field in the Territory in accordance with the terms of the SPARC License Agreement and, moreover, the Company, in its sole discretion, can terminate the rights granted for SDN-037 which shall be returned to SPARC without any additional consideration along with any Milestone Payments due for SDN-037. Further, to this event, any payments granted under the license of PDP-716 including equity share remains unchanged. The Company shall have the right to terminate the SPARC License Agreement twelve (12) months post-First Commercial Sale in its sole discretion for any reason either in its entirety or on a product-by-product and country-by-country basis in the Territory and, in such circumstances, the rights of the Product(s) shall be returned to SPARC. Termination by the Company shall be accomplished by it giving one hundred and eighty (180) calendar days’ advance written notice to SPARC; provided, however, that the Company shall have the right to terminate the SPARC License Agreement with respect to a given Compound or Product immediately upon written notice to SPARC if the Company has a safety concern with respect thereto, which safety concern either (a) has been demonstrated or evidenced by the FDA or applicable Governmental Agency; or (b) has otherwise been reasonably determined by the Company, based on feedback from any Governmental Agency or a data monitoring committee formed to review the safety and efficacy of the Compound or Product, and the Company has provided evidence of such safety concern to SPARC. The SPARC License Agreement may also by terminated for case at any time during the Term by giving written notice to the other party in the event that such material breach remains uncured for at least ninety (90) calendar days after written notice of the breach is given to the breaching party. License Agreement contains standard representations and warranties and indemnification provisions, as well as confidentiality provisions.

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On October 18, 2022, the Company and Santen executed Amendment No. 1 to the SPARC License Agreement (the “SPARC Amendment No. 1”) to modify terms related to Product Trademarks. Pursuant to the SPARC Amendment No. 1, SPARC granted to the Company (a) an exclusive, nontransferable royalty-bearing right and license, with the right to grant sublicenses, under the SPARC Trademarks to research, develop, manufacture, have manufactured, offer to sell, sell, and otherwise commercialize the Compound and/or Products in the Field in the Territory; and (b) a non-exclusive, nontransferable license, with the right to grant sublicenses under the SPARC General Trademarks solely to the extent necessary to research, develop, manufacture, have manufactured, offer to sell, sell and otherwise commercialize Products in the Field in the Territory.

On April 30, 2024, the Company and Santen executed Amendment No. 2 to the SPARC License Agreement (the “SPARC Amendment No. 2”) to modify the terms related to Regulatory Approvals, Milestone Payments, and Payments and Funding. More specifically, pursuant to the SPARC Amendment No. 2 (a) SPARC agreed to provide to the Company at SPARC’s sole expense, the CMC testing or services required or requested by regulatory authorities with respect to the Compound or Product, and (b) the parties modified the milestone payment terms to provide that the one-time payment of $7,000,000 due to SPARC after obtaining FDA approval of PSP-716 shall be due six months after the date of FDA approval. The SPARC Amendment No. 2 also added terms to the SPARC License Agreement relating to (a) the contemplated supply agreement with a SPARC affiliate, Sun Pharmaceutical Medicare Limited, in the event such agreement is reached, and (b) SPARCs obligation to pay costs associated with a technology transfer of PDP-716 to a mutually identified CMO.

Convertible Note

On December 1, 2023, Visiox issued SRIRAMA Associates, LLC, PowerUp’s Sponsor, a secured convertible promissory note in the principal amount of up to $2,000,000 (as defined above the “Visiox Convertible Note”). The Visiox Convertible Note accrues simple interest at a rate of 15% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All then outstanding principal, together with any then unpaid and accrued interest and other amount payable under the Visiox Convertible Note shall be due and payable at the earlier of (i) when requested in writing by the Sponsor on or after November 30, 2024 (the “Maturity Date”) or (ii) when, upon the occurrence and during the continuance of an Event of Default (as defined in the Visiox Convertible Note), such amounts become due and payable in accordance with the terms of the Visiox Convertible Note. The Visiox Convertible Note may not be prepaid without the consent of the Sponsor.

If, on or prior to the Maturity Date, Visiox consummates a Financing Event (as defined below), the Sponsor may elect to: (i) convert the then outstanding principal amount of the Visiox Convertible Note together with all accrued and unpaid interest under the Visiox Convertible Note into fully paid and nonassessable Shares at a price per share of Visiox Common Stock equal to the Conversion Price (defined below); or (ii) accelerate the Maturity Date to the date of the Financing Event. In the event the Sponsor elects to accelerate the Maturity Date as a result of a Financing Event, Visiox shall apply all proceeds it obtains from the Financing Event to the repayment of the Visiox Convertible Note until the Visiox Convertible Note is satisfied in full. A “Financing Event” means Visiox raising cash from one or more third parties, whether in the form of a cash loan, equity investment or semi-equity (e.g., convertible note) financing event. “Conversion Price” means (i) with respect to a Financing Event: the lesser of (x) eighty percent (80% of the lowest price per Share paid in cash by the other investors for any share of Visiox Common Stock sold in the Financing Event and (y) the price per share of Visiox Common Stock determined by dividing (A) the Valuation Cap by (B) the Fully Diluted Capitalization as of immediately prior to the Financing Event; and (ii) with respect to a SPAC Transaction, $10.00. “Valuation Cap” means $80,000,000. “Fully Diluted Capitalization” means the number of shares of Visiox Common Stock outstanding at the applicable time assuming full conversion and/or exercise of all then outstanding options and warrants (but excluding the Visiox Convertible Note).

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If, on or prior to the Maturity Date, Visiox consummates the Business Combination with PowerUp (a “SPAC Transaction”), the then outstanding principal amount of the Visiox Convertible Note together with all accrued and unpaid interest under the Visiox Convertible Note shall be paid in full at the closing of the SPAC Transaction pursuant to the terms of the business combination agreement; provided, that notwithstanding the foregoing, the Sponsor may elect, in its sole discretion and with the appropriate approvals of PowerUp, to convert the then outstanding principal amount of the Visiox Convertible Note together with all accrued and unpaid interest under the Convertible Note into fully paid and nonassessable SPAC Shares at a price per SPAC Share equal to the Conversion Price. “SPAC Shares” means Class A ordinary shares of PowerUp.

If, on or prior to the Maturity Date, Visiox effects a Sale Transaction (as defined below), then, at the closing of such Sale Transaction, the Sponsor shall be repaid either, upon the determination of the Sponsor, (i) the entire balance then outstanding under the Visiox Convertible Note or (ii) the amount that would be payable in connection with such Sale Transaction with respect to that number of shares of Visiox Common Stock issuable if the entire balance then outstanding was converted immediately prior to the consummation of such Sale Transaction. A “Sale Transaction” means (i) any reorganization, merger or consolidation of Visiox, other than a transaction or series of related transactions in which the holders of the voting securities of Visiox outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Visiox or such other surviving or resulting entity (in respect of securities of Visiox held by them prior to such transaction), (ii) a sale, lease or other disposition of all or substantially all of the assets of Visiox, or (iii) an exclusive license of all of Visiox’s intellectual property. However, a SPAC Transaction shall be specifically excluded from the definition of a “Sale Transaction.”

After the Maturity Date, if the Visiox Convertible Note has not been repaid or converted into shares of Visiox Common Stock or SPAC Shares on or prior to the Maturity Date, at the election of Sponsor, all then outstanding principal, together with all accrued and unpaid interest under the Visiox Convertible Note, will convert into Shares at a price per Share equal to the Maturity Conversion Price. “Maturity Conversion Price” means eighty percent (80%) of the price obtained by dividing (i) the Valuation Cap by (ii) the Fully Diluted Capitalization outstanding as of the date of conversion, immediately prior to conversion.

Pursuant to the Visiox Convertible Note, Visiox pledges and grants to the Sponsor a security interest in the Collateral (as defined below) to secure payment and performance of all of the obligations and liabilities of Visiox under the Visiox Convertible Note. At the request of the Sponsor, Visiox shall use commercially reasonable efforts to procure, execute and deliver from time to time any consents, approvals, endorsements, assignments, financing statements and other writings deemed necessary or appropriate by the Sponsor to perfect, maintain and protect its security interest and the priority thereof. “Collateral” means the following, whether now existing or hereafter arising: (i) all trade secrets, patents, copyrights, trademarks, licenses and other intellectual property rights of Visiox, together with all applications for any of the foregoing relating to OMLONTI, PDP-716 and SDN-037; and (ii) any proceeds and products, additions and accessions to or of the Collateral.

Employees

As of the date of this proxy statement/prospectus, we had two part-time employees, Ferdinand Groenewald, our Chief Financial Officer, and Cynthia Matossian, our Chief Medical Officer, and two full time employees, Ryan Bleeks, our Chief Executive Officer, and Sanjay Malieckal, our Chief Commercial Officer.

Human Capital Resources

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Legal Proceedings

We are not currently subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

Facilities

Our principal location is at 303 S Broadway, Suite 125, Tarrytown, NY 10591. Currently, our corporate and executive office space is provided by TardiMed pursuant to a Rent and Administrative Services Agreement we have with TardiMed. We intend to add new facilities or expand our existing facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

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VISIOX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans, objectives, expectations, projections, and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set out in the “Risk Factors” section of this proxy statement/prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. See also the section entitled “Cautionary Note Concerning Forward-Looking Statements” in this proxy statement/prospectus.

Unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” in this section generally refer to Visiox or, from and after the Business Combination, New Visiox.

Overview

The Company was formed as a Delaware limited liability company in May 2019 under the name Ameribridge Health, LLC. On October 22, 2021, the Company filed a Certificate of Amendment with the State of Delaware to change its legal name to Visiox Pharma, LLC. On June 9, 2023, the Company amended the certificate of formation of Visiox Pharma, LLC to change the name of the Company to Visiox Pharmaceuticals, Inc. and converted the organizational structure from an LLC to a Delaware “C” Corporation.

Visiox Pharmaceuticals, Inc. is a commercial and late-stage pharmaceutical company advancing the standard of care in ophthalmology. We are focused on large markets that are poorly managed, and we currently have treatments for glaucoma and for pain and inflammation following ocular surgery. Our lead program Omlonti®, is an FDA approved New Chemical Entity (NCE) for the reduction in intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension. We anticipate launching Omlonti® in the fourth quarter of 2024. Our goal is to improve compliance and clinical outcomes in large disease states through the use of novel and trusted molecules formulated with innovative, proprietary delivery systems. These systems include, if approved by the FDA, our Tear Act™ and Tight Junction Modulation Micellar Platform (TJM™), enabled by our product candidates PDP-716 SDN-037. Through research, development, distribution, and strategic acquisitions, we aim to introduce additional cutting-edge products that contribute to the advancement of the standard of care in ophthalmology.

We have incurred significant operating losses since inception. Our net losses were $1,208,900 and $888,545 for the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024, we had an accumulated deficit of $20,287,504. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current or future product candidates.

We expect that our expenses and capital requirements will increase substantially in connection with our ongoing activities, particularly if and as we:

●	continue manufacturing and initiate clinical trials for our early-stage assets and potentially other product candidates;

●	advance the development of our product candidate pipeline;

●	obtain, maintain, expand and protect our intellectual property portfolio;

●	seek marketing approvals for our product candidates that successfully complete clinical trials, if any;

●	hire additional clinical, scientific and commercial personnel;

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●	acquire or in-license additional product candidates;

●	expand our infrastructure and facilities to accommodate our growing employee base; and

●	add operational, financial and management information systems and personnel, including personnel to support our research and development programs, any future commercialization efforts and our transition to operating as a public company following the completion of this business combination.

Furthermore, upon the closing of this business combination, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

As of March 31, 2024, we had cash on hand of $393,191. We believe that the anticipated cash and cash equivalents from this business combination and our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements through twelve months from the date of issuance. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. Our future viability beyond that point is dependent on our ability to raise additional capital to finance our operations.

Without giving effect to the cash and cash equivalents from this business combination, we expect that our cash balance as of March 31, 2024 will not provide sufficient support to continue funding operations through twelve months from financial statement issuance. To finance our operations beyond that point, we will need to raise additional capital, which cannot be assured. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates or other research and development initiatives.

Technology and Patents

Omlonti®

Under the terms of a license agreement we have with Santen Pharmaceutical Co., Ltd. (“Santen”), our intellectual property rights for Omlonti® are limited to the United States. See “Business—Licensing Agreements—Santen License Agreement” for a description of the Santen License Agreement.

We have twelve issued United States patents and one United States reissue patent listed in the FDA Orange Book (Approved Drug Products with Therapeutic Equivalence Evaluations), with respect to the drug substance, drug product, and/or use for Omlonti®. We have five other issued United States patents and four pending United States patent applications covering other aspects of Omlonti®.

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The patents for Omlonti® cover various pharmaceutical compositions and their applications. The patents include compounds with potential therapeutic effects for respiratory diseases, ocular hypotensive effects for glaucoma treatment, and prevention of retinal nerve cell disorders. Some patents focus on isopropyl (6-{4-(pyrazol-1-yl)benzylaminomethyl}pyridin-2-ylamino)acetate and its salt, particularly for treating glaucoma or ocular hypertension. Other patents explore the combination of this compound with a beta-receptor antagonist for similar eye conditions. Additionally, some patents investigate the use of omidenepag and its derivatives, while others explore preservation efficacy by combining isopropyl (6-{4-(pyrazol-1-yl)benzylaminomethyl}pyridin-2-ylamino)acetate or its salt with edetic acid or its salt.

The Omlonti® trademark is covered by U.S. trademark Registration No. 5,620,040 registered January 1, 2019.

PDP-716

Under the terms of a license agreement we have with Sun Pharma Advanced Research Company Ltd. (“SPARC”), we have worldwide patent rights for PDP-716, except for India and Great China, including Mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan. See “Business—Licensing Agreements—SPARC License Agreement” for a description of the SPARC License Agreement.

The patents and patent applications for PDP-716 comprise a family of two PCT International Patent Applications (WO 2022/153208 and WO 2016/016908), including two issued United States patents, three Unites States patent applications, and patents/applications in Canada, France, Germany, Italy, Japan, Poland, Romania, Spain, and the United Kingdom.

The patents for PDP-716 are related to methods and compositions for increasing the bioavailability and/or prolonging the ophthalmic action of drugs. They involve the use of an aqueous suspension containing reversible clusters of drug-loaded nano-resin particles, where the clusters have a D50 value of at least 2 micrometers and the drug-loaded nano-resin particles have a particle size distribution characterized by a D90 value ranging from 70 nanometers to 900 nanometers. The invention also includes a process for preparing purified, nano-sized resin particles suitable for pharmaceutical use through various steps, including wet milling and purification to achieve specific particle size distributions.

SDN-037

Under the terms of a license agreement we have with Sun Pharma Advanced Research Company Ltd., we have worldwide patent rights for SDN-037, except for India and Great China, including Mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan. See “Business—Licensing Agreements—SPARC License Agreement” for a description of the SPARC License Agreement.

The patents and patent applications for SDN-037 comprise a family of four PCT International Patent Applications (WO 2022/118271, WO 2021/224902, WO 2017/064732, and WO 2017/064731), including two issued United States patents, two United States patent applications, and patents/applications in Canada, Europe, and, Japan.

Additionally, we have further patents more generally applicable to both PDP-716 and SDN-037 including PCT International Patent Application WO 2017/017699, including one issued United States patent and patents and patent applications in France, Germany, Italy, Japan, Poland, Romania, Spain, and the United Kingdom.

SDN-037 has two issued patents that describe clear ophthalmic aqueous solutions for treating eye conditions, primarily targeting inflammatory eye disorders. The formulations include difluprednate, along with various additives such as crystal growth inhibitors, solubilizers containing quaternary ammonium compounds, and polyethoxylated castor oil. These solutions are designed to be administered into the eye, with specific concentrations and dosing frequencies outlined in the patents for effective treatment. There are also pending patents for SDN-037. These patents describe ophthalmic solutions for treating inflammatory eye disorders. The solutions contain difluprednate, a crystal growth inhibitor (polyvinyl alcohol or its derivatives), and additional, various ingredients in an aqueous vehicle. Some formulations include additional ingredients, like boric acid, polyhexamethylene biguanide, disodium edetate, glycerin etc. administered twice daily.

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Key Relationships and Business Development

In our business development efforts, we have established key relationships with essential stakeholders to drive growth and enhance our operations. For Omlonti, we have an out-licensing agreement with Santen, which is a significant step in advancing the availability of our groundbreaking product, Omlonti®. This agreement grants Visiox exclusive rights for product manufacturing and commercialization of Omlonti® in the United States, representing a major opportunity to make a significant impact in the field of glaucoma and ocular hypertension treatment. With Santen’s support, we can reach a wider patient population in need of effective intraocular pressure reduction solutions. Santen will also benefit from this partnership, receiving sales milestone payments and royalties on net United States sales of Omlonti®, reinforcing a mutually rewarding collaboration that holds great promise for patients and stakeholders alike. See “Business—Licensing Agreements—Santen License Agreement” for a description of the Santen License Agreement.

Additionally, we have a promising collaboration with SPARC for the development and commercialization of product candidates PDP-716 and SDN-037, reflecting our commitment to advancing innovative ophthalmic drug candidates. These exclusive agreements grant Visiox the rights to develop and

Commercialize two innovative product candidates, PDP-716 and SDN-037, worldwide, excluding India and Greater China. Through this strategic collaboration, Visiox gains access to cutting-edge drug candidates that hold immense potential in revolutionizing eye care and addressing critical medical needs. SPARC will receive upfront payment, milestone payments, and sales royalties as part of the agreement. See “Business—Licensing Agreements—SPARC License Agreement” for a description of the SPARC License Agreement.

Results of Operations

Revenue

To date, we have not generated any revenue from any sources, including from product sales, and we do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our drug discovery efforts, manufacturing, and the development of our product candidates. We expense research and development costs as incurred, which include:

●	expenses incurred to conduct the necessary clinical trials required to obtain regulatory approval;

●	expenses incurred under agreements with CROs that are primarily engaged in the oversight and conduct of our drug discovery efforts, clinical trials and CMOs that are primarily engaged to provide clinical drug substance and product for our research and development programs;

●	other costs related to acquiring and manufacturing materials in connection with clinical trial materials, including manufacturing validation batches, as well as investigative sites and consultants that conduct our clinical trials and other scientific development services;

●	payments made in cash or equity securities under third-party licensing, acquisition and option agreements;

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●	consultant-related and employee-related expenses, including salaries and benefits, travel and stock-based compensation expense for employees engaged in research and development functions;

●	costs related to compliance with regulatory requirements; and

●	allocated facilities-related costs, depreciation and other expenses, which include rent and utilities.

We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. Any nonrefundable advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are expensed as the related goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.

Our direct external research and development expenses consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our process development, manufacturing, and clinical development activities. Our direct research and development expenses also include fees incurred under license, acquisition, and option agreements. We do not allocate employee costs, costs associated with our discovery efforts, laboratory supplies, and facilities, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We primarily use internal resources to manage our process development, manufacturing, and clinical development activities. These employees work across multiple programs and, therefore, we do not track their costs by program.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses, including manufacturing, will increase substantially over the next several years as we commence our planned clinical trials for our assets, as well as conduct other clinical development, including submitting regulatory filings for other potential product candidates. In addition, we expect our discovery research efforts and our related personnel costs will increase and, as a result, we expect our research and development expenses, including costs associated with stock-based compensation, will increase above historical levels. In addition, we may incur additional expenses related to milestone and royalty payments payable to third parties with whom we may enter into license, acquisition and option agreements to acquire the rights to future product candidates.

At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. The successful development and commercialization of our product candidates is highly uncertain. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of the following:

●	the scope, progress, outcome and costs of our preclinical development activities, clinical trials and other research and development activities;

●	establishing an appropriate safety and efficacy profile with IND enabling studies;

●	successful patient enrollment in and the initiation and completion of clinical trials;

●	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the FDA and non-U.S. regulators;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

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●	establishing clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that we or our third-party manufacturers are able to make drug supply successfully;

●	development and timely delivery of clinical-grade and commercial-grade drug substance and drug formulations that can be used in our clinical trials and for commercial launch;

●	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights; significant and changing government regulation;

●	launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others; and

●	maintaining a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates.

Any changes in the outcome of any of these variables with respect to the development of our product candidates in and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, consultant fees, vendor fees, travel and stock-based compensation expense for personnel in executive, business development, finance, human resources, legal, information technology, pre-commercial and support personnel functions. General and administrative expenses also include direct and allocated facility-related costs as well as insurance costs and professional fees for legal, patent, consulting, investor and public relations, accounting and audit services.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates and prepare for potential commercialization activities. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company. Additionally, if and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and other employee-related expenses as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of that product candidate.

Other (Expense) Income

Other (expense) income consists primarily of interest expense associated with the convertible note payable on our balance sheet and related changes in the fair value of the financial instrument.

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Results of operations for the years ended December 31, 2023 and 2022

The following table summarizes our results of operations for the periods presented:

	For the Years Ended December 31,
	2023	2022	Change
Operating expenses
Research and development	$6,542,476	$902,416	$5,640,060
Management fee	1,200,000	1,200,000	-
General and administrative	2,886,157	2,033,200	852,957
Loss from operations	10,628,633	4,135,616	6,493,017

Net loss	$10,635,247	$4,135,616	$6,499,631

Research and Development Expenses

The following table summarizes the year-over-year changes in research and development expenses for the periods presented:

	For the Years Ended December 31,
	2023	2022	Change
Research and development expenses
Licensing fees	$6,507,820	$710,000	$5,797,820
Manufacturing	34,656	192,416	(157,760)
Total research and development expenses	$6,542,476	$902,416	$5,640,060

Research and development expenses increased by $5,640,060 for the year ended December 31, 2023, compared to 2022. The increase in research and development expenses is primarily attributable to an increase in licensing fees in the amount of $5,797,820 associated with the Santen license agreement (Note 4) entered into by the Company on July 7, 2023, which was partially offset by a decrease in manufacturing expenses in the amount of $157,760. Manufacturing expenses represent costs incurred through the use of our contract research manufacturers. The decrease in manufacturing expenses is in line with a strategic shift in operations which will extend our cash runway until further funding is secured.

General and administrative expenses

The following table summarizes the year-over-year changes in general and administrative expenses for the years presented:

	For the Years Ended December 31,
	2023	2022	Change
General and administrative expenses
Professional services	$596,265	$246,664	$349,601
Insurance	15,324	23,564	(8,240)
Advertising and marketing	34,974	111,464	(76,490)
Share-based compensation	1,554,962	1,368,047	186,915
Office expense	4,360	10,433	(6,073)
General and administrative	680,272	273,028	407,244
Total general and administrative expenses	$2,886,157	$2,033,200	$852,957

General and administrative expenses increased by $852,957 for the year ended December 31, 2023 compared to 2022. The increase in general and administrative expenses is primarily attributable to increases in professional services of $349,601 which consists of costs related to audit, accounting and legal services rendered to us, share-based compensation of $186,915 and other general administrative expenses of $407,244 which consists primarily of employee-related expenses such as salary and wages, benefits, travel, entertainment, and meals .. These increases were partially offset by decreases in insurance expense of $8,240, advertising and marketing expenses of $76,490 and office expenses of $6,073.

Management Fee

Management fee represents the cost of quarterly management services provided to us by TardiMed, which includes assistance to the Company in connection with the development, registration, financing, and commercialization of pharmaceutical products. The Company is required to pay a quarterly fee in the amount of $300,000 in exchange for the Management services.

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Other (Expense) Income

	For the Years Ended December 31,
	2023	2022	Change
Other (expense) income
Interest expense	6,164	-	6,164
Amortization of debt discount	427	-	427
Change in fair value of derivative liability	23	-	23
Total other income	$6,614	$-	$6,614

Other (expense) income increased by $6,614 for the year ended December 31, 2023 compared to 2022. The increase relates to the accounting effects of the derivative liability associated with the convertible note payable on the balance sheet at year-end. Of the $6,614, $427 relates to the amortization of the debt discount which was calculated using the effective interest method over the term of the Note.

Results of operations for the three months ended March 31, 2024 and 2023

The following table summarizes our results of operations for the periods presented:

	For the Three Months Ended
	March 31,
	2024	2023	Change
Operating expenses
Research and development	$35,028	$23,332	$11,696
Management fee	-	300,000	(300,000)
General and administrative	1,129,847	565,213	564,634
Loss from operations	1,164,875	888,545	276,330
Net loss	$1,208,900	$888,545	$320,355

Research and Development Expenses

The following table summarizes the changes in research and development expenses for the periods presented:

	For the Three Months Ended
	March 31,
	2024	2023	Change
Research and development expenses
Licensing fees	$-	$20,000	$(20,000)
Manufacturing	35,028	3,332	31,696
Total research and development expenses	$35,028	$23,332	$11,696

Research and development expenses increased by $11,696 for the three months ended March 31, 2024, compared to 2023. The increase in research and development expenses is primarily attributable to an increase in manufacturing expenses in the amount of $31,696, offset by a decrease in licensing fees in the amount of $20,000 associated with the Santen license agreement (Note 4). Manufacturing expenses represent costs incurred through the use of our contract research manufacturers. We track external research and development expenses by product candidate; however, to date, such expenses have been borne by Santen with respect to Omlonti, and SPARC with respect to PDP-716 and SDN-037. We will continue to track all external research and development expenses by product or product candidate to the extent such expenses are incurred, including any post-approval FDA testing that may be required, including but not limited to, for Omlonti.

General and administrative expenses

The following table summarizes the changes in general and administrative expenses for the periods presented:

	For the Three Months Ended
	March 31,
	2024	2023	Change
General and administrative expenses
Professional services	$322,990	$34,763	$288,227
Insurance	-	-	-
Advertising and marketing	1,539	24,250	(22,711)
Equity-based compensation	391,646	379,467	12,179
Office expense	591	1,023	(432)
General and administrative	413,081	125,710	287,371
Total general and administrative expenses	$1,129,847	$565,213	$564,634

General and administrative expenses increased by $564,634 for the three months ended March 31, 2024 compared to 2023. The increase in general and administrative expenses is primarily attributable to increases in professional services of $288,227 which consists of costs related to audit, accounting and legal services rendered to us, increases in share-based compensation of $12,179 and increases in other general administrative expenses of $287,371 which consists primarily of employee-related expenses such as salary and wages, benefits, travel, entertainment, and meals. These increases were partially offset by decreases in advertising and marketing expenses of $22,711 and decreases in office expenses of $432.

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Other (Expense) Income

	For the Three Months Ended
	March 31,
	2024	2023	Change
Other (expense) income
Interest expense	$51,534	$-	$51,534
Amortization of debt discount	2,518	-	2,518
Change in fair value of derivative liability	(10,027)	-	(10,027)
Total other income	$44,025	$-	$44,025

Other (expense) income increased by $44,025 for the three months ended March 31, 2024 compared to 2023. The increase relates to the interest expense from convertible notes payable and the amortization of debt discount on the derivative liability related to the SRIARMA convertible promissory notes held on the balance sheet. The increase was offset by a change in the fair value of the derivative liability of $10,027.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, we have financed our operations from private equity issuances.

We are a development stage company as we have not generated any product revenues to date and do not expect to have significant revenues until we are able to sell a product candidate after obtaining applicable regulatory approvals or we establish collaborations that provide funding, such as licensing fees, milestone payments, royalties, research funding or otherwise. To date, operations have been funded through financing, convertible notes, and the subsequent conversion of those convertible notes. Our objectives, when managing capital, are to ensure there are sufficient funds available to carry out our research, development, and eventual commercialization programs. We do not hold any asset-backed commercial paper and our cash is not subject to any external restrictions. We manage liquidity risk by frequently monitoring actual and projected cash flows. The Board reviews and approves the Company’s operating and capital budgets, as well as any material transactions not in the ordinary course of business. The majority of our accounts payable and accrued liabilities have maturities of less than six months. We are dependent on our ability to generate revenues from our future products or secure additional financing to continue our research and development activities and meet our ongoing obligations.

Management acknowledges that the current cash position does not reflect the necessary runway for a period longer than 12 months from financial statement issuance, which would allow the Company to continue operations without securing additional financing. As such, we believe that these conditions raise substantial doubt as to the Company’s ability to continue as a going concern within 12 months of the date the Financial Statements are issued. Additional funding will be necessary to fund our research and development efforts to advance product candidates. We will seek additional funding through public and private financing, debt financing, collaboration agreements, strategic alliances and licensing agreements. There is no assurance of success in obtaining such additional financing on terms acceptable to us, if at all, and there is no assurance that we will be able to enter into collaborations or other arrangements. If we are unable to obtain funding, it could force us to delay, reduce or eliminate research and development programs and product portfolio expansion or commercialization efforts. These potential delays, reductions and eliminations could adversely affect future business prospects, and the ability to continue operations.

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The following table summarizes our sources and uses of cash for the periods presented:

	For the Years Ended
	2023	2022	Change
Cash flows from operating activities:
Net loss	$(10,635,247)	$(4,135,616)	$(6,499,631)
Net cash (used in) operating activities	(1,713,429)	(1,775,548)	62,119

Cash flows from financing activities:
Proceeds from issuance of convertible preferred units	600,000	2,280,000	(1,680,000)
Proceeds from issuance of convertible promissory note payable	1,000,000	-	1,000,000
Net cash provided by financing activities	1,600,000	2,280,000	(680,000)

Net change in cash	(113,429)	504,452	(617,881)
Cash, beginning of year	649,406	144,954	504,452
Cash, end of year	$535,977	$649,406	$(113,429)

Noncash investing and financing activity
Accrued unissued equity consideration for license rights	$—	$—	$—
Non-cash convertible preferred unit dividend	$123,079	$159,051	$(35,972)

	For the Three Months Ended
	2024	2023	Change
Cash flows from operating activities:
Net loss	$(1,208,900)	$(888,545)	$(320,355)
Net cash used in operating activities	(1,142,786)	(339,389)	(803,397)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred units	-	250,000	(250,000)
Proceeds from issuance of convertible promissory note payable	1,000,000	-	1,000,000
Net cash provided by financing activities	1,000,000	250,000	750,000

Net change in cash	(142,786)	(89,389)	(53,397)
Cash, beginning of year	535,977	649,406	(113,429)
Cash, end of year	$393,191	$560,017	$(166,826)

Cash Flows

The following table summarizes our sources and uses of cash for the periods presented:

Cash Flows from Operating Activities

Cash used in operating activities was $1,713,429 for the year ended December 31, 2023, which consisted of a net loss of $10,635,247 offset by stock-based compensation of $1,554,962, amortization of debt discount of $427 and a change in the fair value of derivative liability of $23, offset by a change of $7,366,406 in our net operating assets and liabilities which consisted of an increase in accounts payable of $1,004,816, an increase in accrued expenses of $361,590 and an increase in licensing fees of $6,000,000. These increases are a result of increased vendor and third-party expenses associated with the normal operations of our business.

Cash used in operating activities was $1,775,548 for the year ended December 31, 2022, which consisted of a net loss of $4,135,616 offset by stock-based compensation of $1,368,047 and a net change of $992,021 in our net operating assets and liabilities which consisted of an increase in accounts payable of $843,311 and accrued expenses of $148,710.

Cash used in operating activities was $1,142,786 for the three months ended March 31, 2024, which consisted of a net loss of $1,208,900, with adjustments to reconcile the net loss to net cash used in operating activities of stock-based compensation expense in the amount of $391,646 and $2,518 in amortization of the debt discount, offset by a decrease in fair value of the derivative liability of $10,027. The net change of $318,023 in operating liabilities is made up of a decrease in accounts payable and accrued expenses of $73,410 and $244,613, respectively.

Cash used in operating activities was $339,389 for the three months ended March 31, 2023, which consisted of a net loss of $888,545 offset by equity-based compensation of $379,467 and a net change of $169,689 in our net operating assets and liabilities which consisted of an increase in accounts payable of $169,689.

Cash Flows from Financing Activities

Cash provided by financing activities was $1,600,000 for the year ended December 31, 2023, which reflects the proceeds received from the issuance of convertible preferred units and convertible promissory note payable. Non-cash convertible preferred unit dividends associated with these convertible notes was $123,079 for the year ended December 31, 2023.

Cash provided by financing activities was $2,280,000 for the year ended December 31, 2022, which reflects the proceeds received from the issuance of convertible preferred units. Non-cash convertible preferred unit dividends associated with these convertible notes was $159,051 for the year ended December 31, 2022.

Cash provided by financing activities was $1,000,000 for the three months ended March 31, 2024, which reflects the proceeds received from the issuance of a convertible promissory note payable.

Cash provided by financing activities was $250,000 for the three months ended March 31, 2023, which reflects the proceeds received from the issuance of convertible preferred units.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the clinical trials of our product candidates. In addition, upon the closing of this business combination, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. The timing and amount of our operating expenditures will depend largely on our ability to:

●	advance development of our clinical programs;

●	acquire additional product candidates;

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●	manufacture, or have manufactured on our behalf, our clinical drug material and develop processes for late clinical stage and commercial manufacturing;

●	seek regulatory approvals for any product candidates that successfully complete clinical trials;

●	establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize on our own;

●	hire additional clinical, quality control and scientific personnel;

●	expand our operational, financial and management systems and increase personnel, including personnel to support our clinical development, manufacturing and commercialization efforts and our operations as a public company; and

●	obtain, maintain, expand and protect our intellectual property portfolio.

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

●	the scope, progress, results and costs of researching and developing our product candidates, and conducting clinical trials;

●	the costs, timing and outcome of regulatory review of our product candidates;

●	the costs, timing and ability to manufacture our product candidates to supply our clinical trials;

●	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

●	the costs of manufacturing commercial-grade product and necessary inventory to support commercial launch;

●	the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

●	the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, expanding and enforcing our intellectual property rights and defending intellectual property-related claims;

●	our ability to establish and maintain collaborations on favorable terms, if at all; and

●	the extent to which we acquire or in-license other product candidates and technologies.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of public or private equity offerings, debt financings, governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. In addition, debt financing would result in fixed payment obligations.

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If we raise additional funds through governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

We enter into contracts in the normal course of business with clinical research organizations, contract manufacturing organizations, and other third parties for clinical trials and testing and manufacturing services. These contracts are cancelable by us upon prior written notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. The amount and timing of such payments are not known.

License Agreements

We are a party to a license agreement, which includes contingent payments. These payments will become payable if and when certain development, regulatory and commercial milestones are achieved. As of March 31, 2024, the satisfaction and timing of the contingent payments is uncertain and not reasonably estimable.

Refer to Note 4 in the accompanying financial statement footnotes located elsewhere in this registration statement for further details related to the License Agreement.

CMOs and CROs

We enter into contracts in the normal course of business with CMOs, CROs and other third parties for the manufacture of our product candidates and to support clinical trials and testing. These contracts are generally cancelable by us. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. The amount and timing of such payments are to be determined.

Accrued Research and Development Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of the estimates with the service providers and make adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to CROs and investigative sites in connection with preclinical studies and clinical trials; and CMOs in connection with drug substance and drug product formulation of preclinical studies and clinical trial materials.

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We base our expenses related to clinical trials on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple research institutions and CROs that supply, conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Equity Based Compensation

The equity-based payments are accounted for in accordance with the provisions of ASC 718, Compensation — Stock Compensation. We measure the estimated fair value of the equity-based award on the date of grant using the Black-Scholes-Merton option pricing model (“Black-Scholes Model”) and recognize compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the vesting period in determining the fair value of equity-based awards. The expected term is based on the “simplified method”, due to our limited equity award history. Under this method, the term is estimated using the weighted average of the service vesting period and contractual term of the option award. As we do not have our own volatility, we have identified several public entities of similar size, complexities and industry and calculated historical volatility based on the volatilities of those entities. Although we believe our assumptions used to calculate equity-based compensation expense are reasonable, these assumptions can involve complex judgments about future events, which are open to interpretation and inherent uncertainty. In addition, significant changes to our assumptions could significantly impact the amount of expense recorded in a given period.

We have not issued any equity-based awards with performance- or market-based vesting conditions. We account for forfeitures as they occur. We classify equity-based compensation expense in our statements of operations in the same manner in which the award recipient’s cash compensation costs are classified.

Given the absence of an active market for our equity, we utilized recent equity sales with third parties to estimate the fair value of our common units at the time of each equity award grant date. The equity sales were arm’s length transactions.

Critical Accounting Policies and Estimates

Our MD&A is based on our financial statements, which have been prepared in accordance with U.S. GAAP and on a basis consistent with those accounting principles followed by us and disclosed in Note 2 to our audited financial statements for the year ended December 31, 2023. The preparation of these financial statements in conformity with U.S. GAAP requires our management to make certain judgments and estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgement about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant estimates and judgments include, but are not limited to, accruals for research and development expenses. Accordingly, actual results may differ from these judgments and estimates under different assumptions or conditions and any such difference may be material.

At this stage in our operations, management has not identified any critical accounting policies or matters that should be considered for disclosure so as to assist the reader of the financial statements with better understanding the data provided.

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Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our audited financial statements included elsewhere in this proxy statement/prospectus.

Off-balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company” as defined in the JOBS Act. For as long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this proxy statement/prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to utilize this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of (i) December 31, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700 million as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this business combination is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this business combination if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million.

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MANAGEMENT OF NEW VISIOX FOLLOWING THE BUSINESS COMBINATION

Pursuant to the Business Combination Agreement, immediately after the Closing, the parties thereto shall take all necessary action to designate and appoint to the Post-Closing Board five (5) persons as follows: (i) three (3) persons designated prior to the Closing by Visiox, at least one (1) of whom will be independent; and (ii) two (2) persons designated prior to the Closing by PowerUp, both of whom shall be independent. Initially, Visiox has designated Ryan Bleeks, Richard Rubino, and Tom Mitro, and Richard Rubino, and Tom Mitro will be considered independent directors of New Visiox. PowerUp has selected Surendra Ajjarapu and [●] to serve as a directors, both of which will be considered independent directors of New Visiox.

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Visiox will be managed by or under the direction of the New Visiox Board. The New Visiox board of directors will be classified into Class I, Class II, and Class III directors. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the Closing, and the Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the Closing, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the Closing, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At succeeding annual meetings of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law, any vacancy occurring in the New Visiox board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors will, unless (a) the New Visiox board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

The following table sets forth the name, age and position of each of the expected directors and executive officers of New Visiox upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Ryan Bleeks	46	Chief Executive Officer, Director
Sanjay Malieckal	49	Chief Commercial Officer
Cynthia Matossian, MD	69	Chief Medical Officer

Non-Employee Directors
Tom Mitro	66	Director
Richard Rubino	66	Director
Surendra Ajjarapu	53	Director

Biographies

Executive Officers

Ryan Bleeks. Ryan Bleeks is expected to serve as Chief Executive Officer and as a member of the board of directors of New Visiox. Mr. Bleeks has served as the Chief Executive Officer and a director of Visiox since May 2022. Most recently, from January 2021 to May 2022, Mr. Bleeks was the Vice President of Sales, Sales Training and Sales Operations at RVL Pharmaceuticals plc, where he was responsible for building the infrastructure, sales force and launch execution of UPNEEQ®, the first product to treat acquired blepharoptosis in adults with an innovative prescription cash pay strategy. From January 2016 to January 2021, he was the National Sales Director at Sun Pharmaceutical Industries Ltd. responsible for the successful launches of CEQUA™ and XELPROS™. Mr. Bleeks brings more than two decades of commercial experience, built on deep relationships in ophthalmology and optometry, which he established while launching more than 12 products in the eyecare space. He holds a BA in Marketing from the University of Toledo. We believe that Mr. Bleeks’ experience in the biopharmaceutical industry as a company executive qualifies him to serve on our board of directors.

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Sanjay Malieckal. Mr. Sanjay Malieckal is expected to serve as Chief Commercial Officer of New Visiox. Mr. Malieckal has served as the Vice President of Sales and Marketing of Visiox since July 2023 and the Chief Commercial Officer of Visiox since October 2023. He joins with a proven ophthalmic track record in commercial readiness. His success in building teams to develop and execute successful product launches establishing strong market positions is evident for notable products including UPNEEQ®, DEXYCU®, BROMSITE®, LOTEMAX® GEL, and VYZALTA® and will serve as a competitive advantage for Visiox. His reputation and deep relationships are a result of an extensive career with leading eyecare companies including RVL Pharmaceuticals plc (Vice President, Marketing, from August 2020 to June 2023), EyePoint Pharmaceuticals, Inc. (Senior Marketing Director, from May 2018 to August 2020), Sun Ophthalmics, a division of Sun Pharmaceutical Industries, Inc. (Head of Ophthalmic Marketing, February 2016 to May 2028) and Bausch and Lomb Corp (Senior Director, Marketing, from June 2011 to April 2015). He holds a Bachelor of Science in Pharmacy from Rutgers University, Piscataway, NJ and a Doctor of Pharmacy degree from Shenandoah University, Winchester, VA.

Cynthia Matossian, MD. Dr. Cynthia Matossian is expected to serve as the Chief Medical Officer or New Visiox. Dr. Matossian has served as the Chief Medical Officer of Visiox since June 2022. Dr. Matossian has over 40 years experienced in the ophthalmic medical industry field. Dr. Matossian is the Founder and past Medical Director of Matossian Eye Associates, started in 1987 with one office and two employees. Under her leadership, the practice grew to 14 doctors and over 90 employees until it was acquired a private equity backed business entity. Dr. Matossian served in this role until March 2019. Together, in a collaborative effort among a group of eye surgeons, she developed and built a successful freestanding ambulatory surgery center (ASC), leading the way as a pioneer in ASC ownership. Dr. Matossian has authored hundreds of articles, routinely lectures, and has participated in numerous clinical trials. Her list of honors and awards include Top 100 Women in Ophthalmology Power List, President of the American College of Eye Surgeons, President of the New York Intraocular Lens Implant Society, and President and Board Member for the American College of Eye Surgeons (ACES). Dr. Matossian earned her medical degree from Hershey Medical Center of Pennsylvania State University College of Medicine, completed her ophthalmology residency at George Washington University School of Medicine, and is fellowship-trained in corneal disease.

Directors

Tom Mitro. Mr. Tom Mitro is expected to serve as an independent director of New Visiox. Mr. Mitro has served on the Visiox Board of Directors since May 2022. From August 2013 to March 2022, he served as President and Chief Operating Officer of Aerie Pharmaceuticals, Inc., an ophthalmology focused pharmaceutical company. At Aerie, he grew annual sales to over $100 million and built the infrastructure and employee base to over 400. Prior to Aerie, he served as Vice President of Sales and Marketing at ISTA Pharmaceuticals, Inc. from July 2002 to July 2012, where he started and led the commercialization efforts and grew annual sales to over $165 million. Earlier in his career, he served in various roles at Allergan from 1979 to July 2002, including Vice President of Skin Care and Vice President of Business Development. He holds a BS in Botany from Miami University. We believe that Mr. Mitro’s executive experience in the ophthalmology and pharmaceutical industries qualifies him to serve on our Board of Directors.

Richard Rubino. Mr. Richard Rubino is expected to serve as an independent director of New Visiox. Mr. Rubino has served on the Visiox Board of Directors since August 2023 and has served as the Chief Financial Officer of VillageMD, a large primary care, multi-specialty and urgent care provider organization serving millions of patients across the United States, since June 2023. From August 2021 to June 2023, he served as the Executive Vice President and Chief Financial Officer of Cedar Gate Technologies, Inc, a value-based care enablement enterprise that provides analytics, capitation, population health and prospective bundles solutions for payers, providers, and self-insured employers. He previously served as Chief Financial Officer of Aerie Pharmaceuticals, Inc., an ophthalmology-focused biotechnology company that has since been acquired by Alcon, from October 2012 to July 2021. Prior to joining Aerie, he served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc. from March 2008 to April 2012, when Medco merged with Express Scripts, Inc. Mr. Rubino had previously served as Medco’s Chief Accounting Officer and, prior to that, Vice President of Planning, where he was responsible for financial, business and strategic planning, and he was deeply engaged in the Medco Health spin-out from Merck in 2003. Mr. Rubino has consistently had oversight responsibility for all financial activities, including strategic planning, financial planning, accounting, external financial reporting, treasury and tax, procurement, internal audit, investor relations and business development. Earlier in his career, Mr. Rubino held various positions at International Business Machines Corporation (1983 to 1993, ending as Chief Accountant for the U.S. Services Business) and PricewaterhouseCoopers LLP (1979 to 1983 ending as Audit Senior). Mr. Rubino has been a Director of the Northside Center for Child Development in Harlem since 2009, has served as the Treasurer and is currently President of the Board where he is engaged in fundraising matters and strategic initiatives. Mr. Rubino is the Independent Board Chairman of FIGUR8, Inc. (since September 2022), a privately held medical technology firm focused on musculoskeletal diagnostics decision support, and is also a Board member of InflammX Therapeutics, Inc. (since March 2022), a privately held clinical stage ophthalmology biotechnology company developing an oral drug for intermediate age-related macular degeneration and other diseases of the eye. Mr. Rubino is an inactive Certified Public Accountant and received his B.S. in Accounting from Manhattan College. We believe that Mr. Rubino’s experience as an executive officer and director of public companies in the biopharmaceutical industry qualifies him to serve on our Board of Directors.

Surendra Ajjarapu. Mr. Surendra Ajjarapu is expected to serve as an independent director of New Visiox. For Mr. Ajjarapu’s biography, see the section entitled “Information About PowerUp — Directors and Executive Officers — Surendra Ajjarapu.”

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Director Qualification

The officers of New Visiox and the New Visiox Board following the Business Combination are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. New Visiox’s officers and directors following the Business Combination also have experience serving on boards of directors and board committees of other public companies and private companies and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, and in managing and investing in assets.

The PowerUp Board believes that the above-mentioned attributes, along with the leadership skills and other experiences of the officers and board members, will provide New Visiox with a diverse range of perspectives and judgment necessary to facilitate the goals of New Visiox and be good stewards of capital.

Family Relationships

There are no family relationships among any of Visiox, PowerUp, or New Visiox’s current or proposed directors or executive officers.

Composition of New Visiox’s Board of Directors

The New Visiox Board will consist of five members. [●] will serve as Chairman. The primary responsibilities of the board will be to provide oversight, strategic guidance, counseling, and direction to management.

The board will be divided into the following three classes:

●	Class I, which we anticipate will consist of [●], whose term will expire at the annual meeting of stockholders to be held in 2025;

●	Class II, which we anticipate will consist of [●] and [●], whose terms will expire at the annual meeting of stockholders to be held in 2026; and

●	Class III, which we anticipate will consist of [●] and [●], whose terms will expire at the annual meeting of stockholders to be held in 2027.

At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In accordance with Proposed Charter, each director will hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

In the future, the New Visiox nominating and corporate governance committee and New Visiox Board may consider a broad range of factors relating to the qualifications and background of nominees. The New Visiox nominating and corporate governance committee’s and New Visiox Board’s priority in selecting board members is to identify persons who will further the interests of stockholders through his or her established record of professional accomplishments, the ability to contribute positively to the collaborative culture among board members, knowledge of New Visiox’s business, understanding of the competitive landscape, and professional and personal experiences and expertise relevant to New Visiox’s growth strategy.

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Director Independence

Nasdaq listing standards require a majority of a listed company’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Upon the Closing, we expect New Visiox’s independent directors, as such term is defined by the applicable rules and regulations of Nasdaq, will be Richard Rubino, Tom Mitro, Surendra Ajjarapu, and [●].

In making such independence determination, the PowerUp Board considered the relationships that each director will have with New Visiox and all other facts and circumstances that the PowerUp Board deemed relevant in determining independence, including the beneficial ownership of New Visiox Common Stock by each director. In considering the independence of the directors listed above, the PowerUp Board considered the association of the New Visiox directors with the holders of more than 5% of New Visiox Common Stock following Closing. Upon the closing of the Business Combination, we expect that the composition and functioning of the New Visiox Board and each of its committees will comply with all applicable requirements of Nasdaq and the rules and regulations of the SEC.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. New Visiox faces a number of risks, including risks relating to its financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus. Management will be responsible for the day-to-day management of risks New Visiox faces, while the New Visiox Board, as a whole and through its committees, will have responsibility for the oversight of risk management. In its risk oversight role, the New Visiox Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the New Visiox Board in overseeing the management of New Visiox’s risks will be conducted primarily through committees of the New Visiox Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) will discuss with management New Visiox’s major risk exposures, their potential impact on New Visiox, and the steps New Visiox takes to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee will report on the discussion to the full New Visiox Board during the committee reports portion of the next board meeting. This will enable the New Visiox Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Committees

The New Visiox Board will have the authority to appoint committees to perform certain management and administration functions. The PowerUp Board has established an Audit Committee and a Compensation Committee, and upon the consummation of the Business Combination, New Visiox will establish a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. After the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of the Post-Combination Company’s website.

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Audit Committee

Upon the consummation of the Business Combination, we expect that the audit committee will consist of Messrs. Rubino, Mitro, and [●]. The board has determined that each of the proposed members of the audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. The board will ensure that each member of the audit committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at such determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. Rubino will serve as the chair of the audit committee. The board has determined that Mr. Rubino qualifies as an audit committee financial expert within the meaning of SEC regulations and all members meet the financial sophistication requirements of the Nasdaq Listing Rules. Both our independent registered public accounting firm and management will periodically meet privately with the audit committee.

The functions of this committee will include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing our financial reporting processes and disclosure controls;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the effectiveness of our internal audit function;

●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New Visiox;

●	obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

●	monitoring the rotation of our independent auditor’s lead audit and concurring partners and the rotation of other audit partners as required by law;

●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained in the section entitled “Visiox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

●	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

●	establishing procedures for the receipt, retention and treatment of complaints received by New Visiox regarding accounting, internal accounting controls, auditing or other matters;

●	preparing the report that the SEC requires in our annual proxy statement;

●	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

●	reviewing and evaluating the audit committee charter annually and recommending any proposed changes to the board;

●	review in advance all conflicts of interest and related party transactions to assess an impact on New Visiox’s internal controls or financial reporting and disclosures; and

●	pre-approve all related party transactions entered into by New Visiox.

The composition and function of the audit committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations.

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Compensation Committee

New Visiox’s compensation committee is expected to consist of Messrs. [●], and [●]. Mr. [●] is expected to serve as the chair of the compensation committee. The board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the independence requirements of Nasdaq. The functions of the committee will include, among other things:

●	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

●	reviewing and approving the compensation and other terms of employment of New Visiox’s executive officers;

●	reviewing and approving performance goals and objectives relevant to the compensation of New Visiox’s executive officers and assessing their performance against these goals and objectives;

●	making recommendations to the board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board;

●	reviewing and making recommendations to the board regarding the type and amount of compensation to be paid or awarded to non-employee board members;

●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

●	administering equity incentive plans, to the extent such authority is delegated by the board;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensation, perquisites and special or supplemental benefits for executive officers;

●	reviewing with management New Visiox’s disclosures under the caption “Compensation Discussion and Analysis” in periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing an annual report on executive compensation that the SEC requires in the Post-Combination Company’s annual proxy statement; and

●	reviewing and evaluating the compensation committee charter annually and recommending any proposed changes to the board.

The composition and function of the compensation committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations.

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Nominating and Corporate Governance Committee

New Visiox’s nominating and corporate governance committee is expected to consist of Messrs. [●] and [●]. Mr. [●] is expected to serve as the chair of the nominating and corporate governance committee. The board has determined that each of the members of the nominating and corporate governance committee satisfies the independence requirements of Nasdaq. The functions of this committee will include, among other things:

●	identifying, reviewing and making recommendations of candidates to serve on the board;

●	evaluating the performance of the board, committees of the board and individual directors and determining whether continued service on the board is appropriate;

●	evaluating nominations by stockholders of candidates for election to the board;

●	evaluating the current size, composition and organization of the board and its committees and making recommendations to the board for approvals;

●	developing a set of corporate governance policies and principles and recommending to the board any changes to such policies and principles;

●	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board current and emerging corporate governance trends; and

●	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board.

The composition and function of the nominating and corporate governance committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations.

Compensation Committee Interlocks and Insider Participation

None of the members of the proposed New Visiox compensation committee has at any time during the prior three years been one of the officers or employees of Visiox or PowerUp. None of Visiox or PowerUp’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the New Visiox Board or compensation committee.

Code of Business Conduct and Ethics

We intend to adopt a written code of business conduct and ethics, effective upon the Closing, that applies to New Visiox’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following the Closing, a current copy of the code will be posted New Visiox’s website, which is located at https://[●]. The inclusion of the website address in this proxy statement/prospectus does not incorporate by reference the information on or accessible through the website into this proxy statement/prospectus. If New Visiox makes any substantive amendments to, or grants any waivers from, the code of business conduct and ethics for any officer or director, it will disclose the nature of such amendment or waiver on its website or in a current report on Form 8-K.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New Visiox’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Proposed Bylaws provide that New Visiox will, in certain situations, indemnify its directors and officers to the fullest extent permitted by law. An indemnitee is also entitled, subject to certain limitations, to advancement and reimbursement of expenses (including attorney’s fees) incurred by such indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.

New Visiox will maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. New Visiox believes the indemnification provisions in the Proposed Charter are necessary to attract and retain qualified persons as directors and officers.

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VISIOX EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to Visiox and its subsidiaries prior to the Business Combination and to New Visiox and its subsidiaries after giving effect to the Business Combination.

Overview

The following tables and accompanying narrative set forth information about the 2023 compensation provided to our principal executive officer and the two most highly compensated executive officers (other than its principal executive officer) who were serving as executive officers as of December 31, 2023, each of whom are expected to serve as executive officers of New Visiox. These executive officers consist of Ryan Bleeks, our Chief Executive Officer, Sanjay Malieckal, our Chief Commercial Officer, and Dr. Cynthia Matossian, our Chief Medical Officer, and are referred to in this section as our “named executive officers” or “NEOs.”

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the plans summarized in this discussion.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Ryan Bleeks,	2023	251,619	149,125	—		—	—		400,744
Chief Executive Officer	2022	140,454	101,027	—	(1)	—	35,492	(2)	276,973
Sanjay Malieckal	2023	159,994	48,000	—		—	—		207,994
Chief Commercial Officer	2022	—	—	—		—	—		—
Cynthia Matossian,	2023
Chief Medical Officer	2022	—	—	—	(3)	—	—		—

(1)	On May 9, 2022, Ryan Bleeks was granted 417,269 value appreciation rights (VARs) with a strike price of $2.1569 and an expiration date of May 9, 2032. The VARs vest in three equal installments on each of the first, second and third anniversaries of the grant date.
(2)	Ryan Bleeks worked as a consultant for the Company from May 9, 2022 to August 1, 2022. Under the consulting agreement, Mr. Bleeks received a monthly fee of $13,021.
(3)	On November 7, 2022, Cynthia Matossian was granted 104,841 value appreciation rights (VARs) with a strike price of $2.1569 and an expiration date of November 7, 2032. The VARs vest in three equal installments on each of the first, second and third anniversaries of the grant date.

Narrative Disclosure to Summary Compensation Table

Base Salary

The named executive officers receive base salaries to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

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Employment Agreements

Ryan Bleeks, Chief Executive Officer

Annual Base Salary

Mr. Bleeks’ monthly base pay will be $26,042 which, when annualized is equivalent to $312,500.

Annual Bonus

Mr. Bleeks’ annual bonus target will be 50% of his annual base salary, based on the achievement of corporate goals and objectives determined by the Board of the Compensation Committee. The Board or Compensation Committee shall have the discretion to pay Mr. Bleeks’ an annual performance bonus in excess of the target for performance exceeding goals, which bonus may be awarded without proration in the event of a partial contract year.

Equity Awards

Mr. Bleeks is entitled to receive a grant of value appreciation rights (VARs) at the fair market value of the grant date (commencement of employment — August 1, 2022) in the Company equivalent to 3.0% (on a fully-diluted basis as of the grant date) of the common equity of the Company. These VARs will be governed by the terms of the Value Appreciation Rights Plan of the Company. The VARs will have standard industry terms, inclusive of vesting over three (3) years from the grant date and accelerated vesting in the case of a change in control. Upon the consummation of a public listing, it is anticipated that the Company would put an incentive stock option (ISO) plan in place, whereby senior management would receive annual grants of ISOs as part of their bonus compensation commensurate with industry practice for early public pharmaceutical companies.

Benefits

Mr. Bleeks is entitled to participate in the employee benefit plans offered to the Company’s employees on the same terms and conditions as other employees.

Termination Provisions

In the event Mr. Bleeks is terminated by the Company without cause at any time after his start-date, he will be entitled to severance pay in the form of continuation of his base salary at the time of termination, for a period of six (6) months from the termination date, subject to required payroll deductions and tax withholdings.

On May 31, 2024, the Company and Mr. Bleeks amended the prior offer letter, dated July 26, 2022, to provide that in the event Mr. Bleeks is terminated by the Company without cause, or Mr. Bleeks terminates his employment for good reason, Mr. Bleeks is entitled to (i) severance pay in the form of a lump sum of $355,000.00, subject to payroll deductions and tax withholdings, and (ii) continued healthcare coverage paid for by the Company, for twelve months.

Sanjay Malieckal, Chief Commercial Officer

Sanjay Malieckal was not an employee during 2022. Beginning in May 2023, Mr. Malieckal’s employment was governed by the terms described below.

Annual Base Salary

Mr. Malieckal’s monthly base pay will be $26,667 which, when annualized is equivalent to $320,000.

Annual Bonus

Mr. Malieckal’s annual bonus target will be 30% of his annual base salary, based on the achievement of corporate goals and objectives determined by the Board of the Compensation Committee. The Board or Compensation Committee shall have the discretion to pay Mr. Malieckal an annual performance bonus in excess of the target for performance exceeding goals, which bonus may be awarded without proration in the event of a partial contract year.

Equity Awards

Mr. Malieckal is entitled to receive a grant of VARs at the fair market value of the grant date (commencement of employment — May 8, 2023) in the Company equivalent to 0.4% (on a fully-diluted basis as of the grant date) of the common equity of the Company. These VARs will be governed by the terms of the Value Appreciation Rights Plan of the Company. The VARs will have standard industry terms, inclusive of vesting over three (3) years from the grant date and accelerated vesting in the case of a change in control. Upon the consummation of a public listing, it is anticipated that the Company would put an incentive stock option (ISO) plan in place, whereby senior management would receive annual grants of ISOs as part of their bonus compensation commensurate with industry practice for early public pharmaceutical companies.

Benefits

Mr. Malieckal is entitled to participate in the employee benefit plans offered to the Company’s employees on the same terms and conditions as other employees.

Termination Provisions

In the event Mr. Malieckal is terminated by the Company without cause at any time after his start-date, he will be entitled to severance pay in the form of continuation of his base salary at the time of termination, for a period of six (6) months from the termination date, subject to required payroll deductions and tax withholdings.

On May 31, 2024, the Company and Mr. Malieckal amended the prior offer letter, dated May 8. 2023, to provide that in the event Mr. Malieckal is terminated by the Company without cause, or Mr. Malieckal terminates his employment for good reason, Mr. Malieckal is entitled to (i) severance pay in the form of a lump sum of $320,000.00, subject to payroll deductions and tax withholdings, and (ii) continued healthcare coverage paid for by the Company, for twelve months.

Cynthia Matossian, Chief Medical Officer

Cynthia Matossian serves as the Chief Medical Officer (“CMO”) for the Company. Mrs. Matossian is retained by the Company to serve as the CMO exclusively as an independent contractor of the Company pursuant to the CMO Services Agreement between Mrs. Matossian and the Company effective October 7, 2022. In consideration for Mrs. Matossian services, she was granted 104,841 value appreciation rights (VARs) with a strike price of $2.1569 and an expiration date of November 7, 2032. The VARs vest in three equal installments on each of the first, second and third anniversaries of the grant date.

2021 Restricted Equity Unit Plan

On December 1, 2021, our board of directors approved the 2021 Restricted Equity Unit Plan (“RSU Plan”). The purpose of the RSU Plan is to further the growth and success of the Company by enabling service providers to acquire equity interests in the Company, thereby increasing their personal stake in the Company’s growth and success, providing a means of rewarding outstanding service by such Service Providers and aiding retention.

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Administration of RSU Plan

The Board, or at the Board’s sole discretion, the Committee, shall have the authority to determine all matters and issues relating to the granting of Awards under the Plan, including without limitation: (a) the Service Providers who shall be granted Awards; (b) the time or times when Awards shall be granted; (c) the number of Restricted Equity Units subject to each Award; (d) whether an Award Agreement must be executed by a Participant’s spouse; (e) the terms and conditions of any Award, including any vesting conditions (which may include performance-based goals), restrictions or limitations and any vesting acceleration (whether upon a Change in Control or otherwise) or forfeiture waiver regarding any Award and the Restricted Equity Units relating thereto, based on such factors as the Board may determine; (f) subject to Section 6 hereof or any similar provision in any Award Agreement, whether to modify, amend, or adjust the terms and conditions of any Award; and (g) interpret and administer the Plan and any instrument or agreement relating to an Award under the Plan.

Grant of Awards

Awards may be granted to Participants at such times as determined by the Board, or at the Board’s sole discretion, the Committee. Each Award shall be evidenced by an Award Agreement which shall set out the material terms of the Award.

Issuance

The certificate(s) evidencing the Restricted Equity Units shall be issued and registered on the Company’s books and records in the name of Participant as soon as practicable following the date of the agreement. Company shall retain physical possession and custody of each certificate representing the Restricted Equity Units until such time as the Restricted Equity Units become vested.

Risk of Forfeiture

Participant shall immediately forfeit all rights to any Restricted Equity Units which have not vested and with respect to which the restrictions thereon have not lapsed in the event of termination, resignation, or removal of Participant from employment or other service with Company or its Affiliates under circumstances that do not cause Participant to become fully vested, and the restrictions on such Restricted Equity Units to lapse, under the terms of the Plan.

Vesting

The Board, or at the Board’s sole discretion, the Committee shall establish such vesting criteria for the Restricted Equity Units as it determines in its discretion and shall include such vesting criteria in each Award Agreement. Vesting may be based on the continued service of the Participant or on the achievement of performance goals set out in the Award Agreement. Restricted Equity Units may also be fully vested on the Grant Date. Restricted Equity Units that have vested are “Unrestricted Equity Units”. The Board, or at its sole discretion, the Committee may, at any time, waive or accelerate any of the foregoing restrictions, in whole or in part, in its discretion.

Voting

Participants shall have no voting rights with respect to Restricted Equity Units granted under the Plan.

Company’s Call Right

Unless otherwise determined by the Board, or at its sole discretion, the Committee and set forth in the applicable Award Agreement, at any time prior to the consummation of a Public Offering or a Change in Control the Company may, at its election, require the Service Provider and any or all of the Service Provider’s Permitted Transferees to either forfeit or sell to the Company all or any portion of such Service Provider’s Restricted Equity Units in connection with a Termination of Service at the following respective purchase prices:

(a)	In the event of a Termination of Service for any reason, Restricted Equity Units shall be forfeited without consideration.
(b)	In the event of a Termination of Service by the Company or any Company Subsidiary for Cause, the Unrestricted Equity Units shall be forfeited without consideration.
(c)	In the event of a Termination of Service by the Company or any Company Affiliate or Subsidiary for a reason other than Cause, or due to the death or Disability of a Service Provider, the Company’s purchase price per Unrestricted Equity Unit shall be its Fair Market Value on the date of such termination.

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Change in Control

The Board, or at the Board’s sole discretion, the Committee may, in its discretion, provide in any Award Agreement that all or a portion of a Participant’s Restricted Equity Units shall become Unrestricted Equity Units upon a Change in Control and/or that the restrictions and limitations applicable to the Restricted Equity Units shall lapse and such Restricted Equity Units shall become free of all restrictions and become fully vested and transferable (subject to any restrictions generally applicable to other Members).

Plan Termination/Amendment

The Board, or in the Board’s sole discretion, the Committee may at any time amend or modify this Plan in whole or in part. However, no amendment or termination of the Plan may impair the right of a Participant with respect to an Award previously granted under the Plan without such Participant’s consent. Notwithstanding the foregoing, the Participant’s consent shall not be required if the Board, or the Committee, as applicable, determines in its sole discretion that such an amendment or modification or termination is required or advisable for the Company, the Plan, or the Award to satisfy any applicable law or regulation, stock exchange rule, over-the-counter market rule or to meet the requirements of any intended accounting or tax treatment. The Committee may also amend the Plan and/or any Award Agreement without the Participant’s consent to the extent necessary to comply with Section 409A of the Code.

2022 Value Appreciation Rights Plan

On February 15, 2022, our board of directors approved the 2022 Value Appreciation Rights Plan (“VAR Plan”). The VAR Plan is intended to further the growth and success of the Company through the attraction, retention, rewarding, and motivating of certain service providers by providing a means of rewarding outstanding service such service providers, thereby increasing their personal stake in the Company’s growth and success and strengthening the mutuality of interests between the services providers and members of the Company.

Administration of Awards

The Board, or at the Board’s sole discretion, the Committee, shall have the authority to determine all matters and issues relating to the granting of Awards under the Plan, including without limitation: (a) the Service Providers who shall be granted Awards; (b) the time or times when Awards shall be granted; (c) the number of VARs and underlying Common Units subject to each Award; (d) whether an Award Agreement must be executed by a Participant’s spouse; (e) the terms and conditions of any Award, including any vesting conditions (which may include performance-based goals), restrictions or limitations and any vesting acceleration (whether upon a Change in Control or otherwise) or forfeiture waiver regarding any Award and the VARs relating thereto, based on such factors as the Board may determine; (f) subject to Section 8 hereof or any similar provision in any Award Agreement, whether to modify, amend, or adjust the terms and conditions of any Award; and (g) interpret and administer the Plan and any instrument or agreement relating to an Award under the Plan.

Grant of Awards

Awards may be granted to Participants at such times as determined by the Board, or at the Board’s sole discretion, the Committee. Each Award shall be evidenced by an Award Agreement which shall set out the material terms of the Award. Upon timely execution and return of the Award Agreement to the Committee (or its delegate), the grantee shall be a Participant. For avoidance of doubt, the Award shall not be effective until and unless the Service Provider timely executes and returns the Award Agreement to the Committee (or its delegate). The VARs granted to a Participant shall be reflected in a bookkeeping (notional) account for such Participant maintained by the Company. An award does not confer upon a Participant the right to future grants of VARs.

278

Issuance

The VARs are being granted pursuant to the terms of the Company’s Plan. The participants accept the VARs subject to all of the terms and provisions of [this Agreement, the Plan and the LLC Agreement.]

Risk of Forfeiture

Participant shall immediately forfeit all rights to any VARs which have not vested and with respect to which the restrictions thereon have not lapsed in the event of termination, resignation, or removal of Participant from employment or other service with Company and its Affiliates under circumstances that do not cause Participant to become fully vested, and the restrictions on such VARs to lapse, under the terms of the Plan.

Vesting

The Board, or at the Board’s sole discretion, the Committee shall establish such vesting criteria for the VARs as it determines in its discretion and shall include such vesting criteria in each Award Agreement. Vesting may be based on the continued service of the Participant or on the achievement of performance goals set out in the Award Agreement. VARs may also be fully vested on the Grant Date. The Board, or at its sole discretion, the Committee may, at any time, waive or accelerate any of the foregoing restrictions, in whole or in part, in its discretion.

Voting

Participants shall have no voting rights with respect to Restricted Equity Units granted under the Plan.

Term and Exercise of VARs

The term of a VAR granted under the Plan shall be for such period as the Committee may determine, provided; however, that no VAR shall be exercisable for more than ten (10) years from the Grant Date thereof. Each VAR granted under the Plan shall be exercisable on such date or dates during the term thereof and for such payment terms as may be provided in the Award Agreement.

Strike Price

The Strike Price per VAR shall not be less than 100% of its Fair Market Value as of the Grant Date.

Payment of Awards

Unless the Board, or at the Board’s sole discretion, the Committee, provides otherwise in the applicable Award Agreement, a VAR shall be settled in a cash payment or issuance of Common Units as soon as reasonably practicable, and in any event no later than thirty (30) days following the date of exercise.

Company’s Call Right

Unless otherwise determined by the Board, or at its sole discretion, the Committee, and as set forth in the applicable Award Agreement, at any time prior to the consummation of a Public Offering or a Change in Control the Company may, at its election, require the Service Provider to either forfeit or sell to the Company all or any portion of such VARs and/or in the case of VARs settled by grant of Common Units in connection with a Termination of Service at the following respective purchase prices:

(a)	In the event of a Termination of Service for any reason, unvested VARs shall be forfeited without consideration.

(b)	In the event of a Termination of Service by the Company or any Company Subsidiary for Cause, any vested VARs, irrespective of whether exercised but not yet settled, and/or Common Units received via grant by VAR settlement shall be forfeited without consideration.

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(c)	In the event of a Termination of Service by the Company or any Company Affiliate or Subsidiary or the Service Provider for a reason other than Cause, or due to the death or Disability of a Service Provider: 1) any vested VARs yet to be exercised shall be deemed exercised and settled on the date of the Termination of Service and the Company’s purchase price per VAR shall be the Fair Market Value of the Common Unit subject to the VARs being exercised pursuant to same on the date of Termination of Service; and 2) the Company’s purchase price per Common Unit previously granted by VAR settlement prior to the date of the Termination of Service shall be its Fair Market Value on the date of such termination. For purposes of clarity and notwithstanding anything otherwise contained in the Plan, the Service Provider shall be entitled to the appreciation in value, if any, of the Common Unit underlying such VAR grant through the date of such Termination of Service

Change in Control

The Board, or at the Board’s sole discretion, the Committee may, in its discretion, provide in any Award Agreement that all or a portion of a Participant’s VARs shall fully vest and become exercisable upon a Change in Control and/or that the restrictions and limitations applicable to the VARs shall lapse and such VARs shall become free of all restrictions and become fully vested and transferable (subject to any restrictions generally applicable to other Members).

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by Visiox’s named executive officers that were outstanding as of December 31, 2023. The award listed in this table was granted under the 2021 Restricted Equity Unit Plan and the 2022 Value Appreciation Rights Plan, which are summarized above under “–Narrative Disclosure to Summary Compensation Table – 2021 Restricted Equity Unit Plan” and “–Narrative Disclosure to Summary Compensation Table – 2022 Value Appreciation Rights Plan,” respectively.

	Value Appreciation Rights (VARs)				Restricted Equity Units (RSUs)
Name	Number of VARs Unexercised VARs (#) Exercisable	Number of VARs Unexercised VARs (#) Unexercisable	VAR Strike Price ($)	VAR Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ryan Bleeks, Chief Executive Officer	139,090	278,179	2.1569	5/9/2032	—	—	—	—
Sanjay Malieckal, Chief Commercial Officer	—	—	—	—	—	—	—	—
Cynthia Matossian, Chief Medical Officer	34,947	69,894	2.1569	10/7/2032	—	—	—	—

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Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	VAR Awards ($)		RSU Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tom Mitro, Director	2022	—	—	—	(1)	—	—	—	—	—
Dr. Ehsan Sadri, MD, Director	2022	—	—	—	(2)	—	—	—	—	—

(1)	On May 11, 2022, Tom Mitro was granted 48,926 value appreciation rights (VARs) with a strike price of $2.1569 and an expiration date of May 11, 2032. The VARs vest in three equal installments on each of the first, second and third anniversaries of the grant date.
(2)	On May 10, 2022, Ehsan Sadri, MD was granted 69,894 value appreciation rights (VARs) with a strike price of $2.1569 and an expiration date of May 10, 2032. The VARs vest in three equal installments on each of the first, second and third anniversaries of the grant date.

New Visiox Executive Compensation

Following the Closing, we intend to develop an executive compensation program that is designed to align compensation with New Visiox’s business objectives and the creation of shareholder value, while enabling New Visiox to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Visiox. Decisions regarding the executive compensation program will be made by New Visiox’s compensation committee.

Employment Agreements

Effective upon Closing, New Visiox intends to enter into employment agreements with each of its NEOs.

Equity Compensation

It is anticipated that equity-based compensation will continue to be an important element of executive compensation following the consummation of the Business Combination in order to maintain a strong link between executive incentives and the creation of stockholder value. Formal guidelines for the allocations of equity-based compensation, if any, have not yet been determined, but it is expected that the 2024 Plan described in the Omnibus Incentive Plan Proposal will be an important element of the new compensation arrangements for New Visiox.

281

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of PowerUp ordinary shares as of [●], 2024 and (ii) the expected beneficial ownership of New Visiox Common Stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below, and assuming a Closing Date of [●], 2024) by:

●	each person known by PowerUp to be the beneficial owner of more than 5% of PowerUp’s outstanding ordinary shares on [●], 2024;

●	each person known by PowerUp who may become the beneficial owner of more than 5% of New Visiox’s outstanding common stock immediately following the Business Combination;

●	each of PowerUp’s current executive officers and directors;

●	each person who will become an executive officer or a director of New Visiox upon consummation of the Business Combination;

●	all of PowerUp’s current executive officers and directors as a group; and

●	all of New Visiox’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of [●], 2024. Shares subject to warrants that are currently exercisable or exercisable within 60 days of [●], 2024 or subject to restricted stock units that vest within 60 days of [●], 2024 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of Visiox Common Stock and restricted stock units of Visiox that vest within 60 days of [●], 2024 are represented below as shares of New Visiox Common Stock, after giving effect to the Business Combination, including application of the Exchange Ratio (as defined in the Business Combination Agreement). Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to PowerUp, PowerUp believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of PowerUp ordinary shares prior to the Business Combination is based on 7,765,144 ordinary shares issued and outstanding as of [●], 2024, which includes no Class B ordinary shares outstanding as of such date.

The expected beneficial ownership of shares of New Visiox Common Stock following consummation of the Business Combination assumes two scenarios:

●	a “no redemption” scenario where no PowerUp Class A ordinary shares are redeemed in connection with the Business Combination; and

●	a “maximum redemption” scenario where all 577,644 public shares subject to redemption are redeemed in connection with the Business Combination.

Based on the foregoing assumptions, we estimate that there would be [●] shares of New Visiox Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and [●] shares of New Visiox Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. The expected beneficial ownership of shares of New Visiox Common Stock following the Business Combination an Exchange Ratio of approximately [●] for converting each share of Visiox Common Stock into shares of New Visiox Common Stock. If the actual facts are different from the foregoing assumptions, ownership figures in New Visiox and the columns under Post-Business Combination in the table that follows will be different. The expected beneficial ownership of shares of New Visiox Common Stock following the Business Combination also reflects (i) [●], (ii) [●], and (iii) the assumption of the Visiox Convertible Note by PowerUp in accordance with the Note Assumption Agreement and the automatic conversion of the Visiox Convertible Note, in accordance with their terms, immediately following consummation of the Business Combination, into shares of New Visiox Common Stock, assuming Closing occurred on [●], 2024.

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The following table reflects the issuance of shares of New Visiox Common Stock to the Lender as consideration for the SPAC Loan, but assumes that the Lender will exercise its option to receive cash in lieu of additional shares of New Visiox Common Stock as repayment for the SPAC Loan.

The following table does not reflect record or beneficial ownership of any shares of New Visiox Common Stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of [●], 2024.

Unless otherwise indicated, PowerUp believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination			Post-Business Combination
				Assuming No Redemptions			Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of PowerUp Ordinary Shares		% of PowerUp Ordinary Shares	Number of Shares of New Visiox Common Stock	%		Number of Shares of New Visiox Common Stock	%
Directors and Executive Officers Pre-Business Combination(1)
Surendra Ajjarapu (1)(2)	11,151,833	(3)	70.5%			%			%
Howard Doss (1)	—		%			%			%
Michael Peterson (1)	—		%			%			%
Donald Fell (1)	—		%			%			%
Avinash Wadhwani (1)	—		%			%			%
Mayur Doshi (1)	—		%			%			%
All PowerUp directors and executive officers as a group (6 individuals)	11,151,833	(3)	70.5%			%			%
5% Holders of PowerUp
PowerUp Sponsor LLC	5,799,000	(4)	48.6%			%			%
SRIRAMA Associates, LLC (our Sponsor)(1)(2)	11,151,833	(3)	70.5%			%			%
Directors and Executive Officers Post-Business Combination(5)
			%			%			%
			%			%			%
			%			%			%
			%			%			%
			%			%			%
			%			%			%
			%			%			%
			%			%			%
All New Visiox directors and executive officers as a group (10 individuals)			%			%			%

* Less than 1%

(1)	The business address of each of these entities or individuals is c/o PowerUp Acquisition Corp., 188 Grand Street, Unit #195 New York, NY 10013.
(2)	Represents shares held by SRIRAMA Associates, LLC, our Sponsor. Suren Ajjarapu is the managing member of our Sponsor and may be deemed to have beneficial ownership of the ordinary shares held directly by our Sponsor. Suren Ajjarapu disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(3)	Represents 4,317,500 Class A ordinary shares and 6,834,333 Class A ordinary shares underlying private placement warrants that will become exercisable within 60 days of the consummation of the Business Combination.
(4)	Represents 2,870,000 Class A ordinary shares and 2,929,000 Class A ordinary shares underlying private placement warrants that will become exercisable within 60 days of the consummation of the Business Combination. Our Original Sponsor is the record holder of such shares. Messrs. Bruce Hack and Gabriel Schillinger are the managing members of our Original Sponsor. As such, each of Messrs. Hack and Schillinger has voting and investment discretion with respect to the ordinary shares held of record by our Original Sponsor and may be deemed to have shared beneficial ownership of the ordinary shares held directly by our Original Sponsor. Each of Messrs. Hack and Schillinger disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.
(5)	The address of each of these individuals is c/o Visiox Holdings, Inc., 303 South Broadway, Ste. 125, Tarrytown, New York, 10591.

283

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — PowerUp

Founder Shares

Our Original Sponsor paid $25,000 to cover certain offering costs of PowerUp in consideration for 8,625,000 Class B ordinary shares (the “founder shares”) which were issued on February 16, 2021. On December 18, 2021, the Original Sponsor surrendered 2,156,250 Class B ordinary shares, so that the Original Sponsor owned an aggregate of 6,468,750 Class B ordinary shares. On February 11, 2022, PowerUp effected a 1.11111111-for-1.0 share dividend of its Class B ordinary shares, so that the Original Sponsor owned an aggregate of 7,187,500 founder shares. The share dividend was retroactively restated. Since the underwriters’ exercised the over-allotment option in full, no founder shares are subject to forfeiture.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, Business Combination, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On May 18, 2023, the Original Sponsor, holding all of the founder shares elected to convert its founder shares into Class A ordinary shares of PowerUp on a one-for-one basis (the “Conversion”). As a result, 7,187,500 of PowerUp’s Class B ordinary shares were cancelled and 7,187,500 Class A ordinary shares were issued to the Original Sponsor. The Original Sponsor agreed that all of the terms and conditions applicable to the founder shares set forth in the Letter Agreement shall continue to apply to the Class A ordinary shares that the founder shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account or any monies or other assets held therein.

On July 14, 2023, the PowerUp entered into the Sponsor Purchase Agreement with the Sponsor and the Original Sponsor, pursuant to which the Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A ordinary shares and (y) 6,834,333 private placement warrants, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement and the Underwriting Agreement), for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time of the initial Business Combination. On August 18, 2023, the parties to the Sponsor Purchase Agreement closed the transactions contemplated thereby. The Company estimated the aggregate fair values of the 4,317,500 Class A non-redeemable ordinary shares, the 6,834,333 private placement warrants transferred to be $[●], and $[●], respectively or $[●] per share and $[●] per warrant.

Related Party Loans

On February 16, 2021, the Original Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of June 30, 2023 or the completion of the IPO. As of December 31, 2021 the amount outstanding was $238,596. The Note was subsequently paid off in February 2022 after the IPO and there was no amount outstanding as of September 30, 2023 and December 31, 2022.

In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors have and may continue to, but are not obligated to, loan the Company funds through Working Capital Loans. If PowerUp completes a business combination, PowerUp would repay the Working Capital Loans out of the proceeds of the Trust Account released to PowerUp. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, PowerUp may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants.

284

On December 21, 2023, PowerUp entered into a Loan and Transfer Agreement between PowerUp, the Sponsor, and SSVK Associates, LLC (“SSVK”), pursuant to which SSVK loaned an aggregate of $250,000 (the “SSVK Funded Amount”) to the Sponsor (the “SSVK Sponsor Loan”) and the Sponsor loaned $250,000 to PowerUp (the “SSVK SPAC Loan”). The SSVK Sponsor Loan accrues interest at 8% per annum and the SSVK SPAC Loan does not accrue interest. PowerUp is not responsible for the payment of any interest on the SSVK Sponsor Loan and is only required to repay the principal amount of the SSVK SPAC Loan upon the completion of PowerUp’s initial business combination. The SSVK Funded Amount, together with all accrued and unpaid interest thereon, shall be repaid by the Sponsor within five days of the closing of PowerUp’s initial business combination, at the option of SSVK, in either (a) cash; or (b) Class A ordinary shares of PowerUp held by the Sponsor, at the rate of one (1) Class A ordinary share for each $10.00 of converted principal and interest. As additional consideration for SSVK making the SSVK Sponsor Loan available to the Sponsor, the Sponsor agreed to transfer one (1) Class A ordinary share of PowerUp to the Lender for each $1.00 multiple of the SSVK Funded Amount, which included the registration rights previously provided by PowerUp to the Sponsor.

On January 9, 2024 PowerUp entered into a Loan and Transfer Agreement between PowerUp, the Sponsor, and Apogee Pharma Inc. (“Apogee”), pursuant to which Apogee loaned an aggregate of $50,000 (the “Apogee Funded Amount”) to the Sponsor (the “Apogee Sponsor Loan”), and, in turn, the Sponsor loaned $50,000 to PowerUp (the “Apogee SPAC Loan”). The Apogee Sponsor Loan accrues interest at 8% per annum and the Apogee SPAC Loan does not accrue interest. PowerUp is not responsible for the payment of any interest on the Apogee Sponsor Loan and is only required to repay the principal amount of the Apogee SPAC Loan upon the completion of PowerUp’s initial business combination. The Apogee Funded Amount, together with all accrued and unpaid interest thereon, shall be repaid by the Sponsor within five days of the closing of PowerUp’s initial business combination, at the option of Apogee, in either (a) cash; or (b) Class A ordinary shares of PowerUp held by the Sponsor, at the rate of one (1) Class A ordinary share for each $10.00 of converted principal and interest. As additional consideration for Apogee making the Apogee Sponsor Loan available to the Sponsor, the Sponsor agreed to transfer one (1) Class A ordinary share of PowerUp to the Lender for each $2.00 multiple of the Apogee Funded Amount, which included the registration rights previously provided by PowerUp to the Sponsor.

Subscription Agreements

On March 5, 2024, PowerUp entered into four separate Subscription Agreements (each, a “First Subscription Agreement”) with the Sponsor, Visiox, VKSS Capital, LLC, an affiliate of, and an entity under common control with, the Sponsor (the “Affiliate”), and four separate investors (each, an “Investor”), whereby, to support PowerUp’s anticipated de-SPAC transaction, the Investors collectively contributed to Sponsor a total of $1,000,000 (the “First Contribution”). The Sponsor utilized the First Contribution to support PowerUp’s anticipated de-SPAC transaction by funding certain obligations to Visiox pursuant to the Visiox Convertible Note (together, all loans and advances, the “March Loan”). In consideration for the First Contribution, PowerUp will issue to the Investors an aggregate of 1,000,000 shares of Class A common stock at the closing of its initial business combination (the “De-SPAC Closing”). The March Loan will not accrue interest and will be repaid by PowerUp upon the De-SPAC Closing, or, otherwise the Sponsor will pay to the Investors all repayments of the March Loan Sponsor itself has received within two business days of the De-SPAC Closing, up to the amount of the First Contribution. The Investors may elect at the De-SPAC Closing to receive such payments in cash or shares of the Company’s Class A common stock, at a rate of one share for each ten dollars ($10.00) of the First Contribution. In the event that the De-SPAC Closing does not occur within 120 days of the date of the First Subscription Agreements (the “Closing Deadline”), PowerUp and the Sponsor will transfer a total of 62,500 shares of PowerUp’s Class A common stock to the Investors and will transfer an additional 62,500 shares to the Investors at the conclusion of each 60 day period following the Closing Deadline until the De-SPAC Closing occurs. In the event PowerUp liquidates without consummating its initial business combination, the Affiliate will transfer a total of 150,000 shares of Kernel Group Holdings, Inc. (“Kernel”) to the Investors.

On May 9, 2024, PowerUp entered into four separate Subscription Agreements (each, a “Second Subscription Agreement”) with the Sponsor, the Affiliate (as defined above), and the four separate Investors (as defined above), whereby, to support PowerUp’s anticipated de-SPAC transaction, the Investors collectively contributed to Sponsor a total of $500,000 (the “Second Contribution”) and, in turn, the Sponsor loaned $500,000 to PowerUp (the “May Loan”). The Sponsor and Affiliate have agreed that the Affiliate will transfer to the Investors an aggregate of 250,000 shares of Kernel common stock (the “Subscription Shares”) at the closing of Kernel’s initial business combination. In consideration for the Affiliate’s transfer of the Subscription Shares to the Investors, the Sponsor will transfer 250,000 shares of PowerUp common stock to the Affiliate. In connection with repayment of the Second Contribution, the Sponsor will be charged a one-time, cash-based interest charge of $250,000. The May Loan also includes a one-time, cash-based interest charge of $250,000 and a one-time, stock-based interest charge of 500,000 shares of PowerUp’s common stock, which shares will be delivered to the Sponsor by PowerUp before the De-SPAC Closing. The May Loan will be repaid by PowerUp upon the De-SPAC Closing, or, otherwise the Sponsor will pay to the Investors all repayments of the May Loan Sponsor itself has received within two business days of the De-SPAC Closing and make such other payments, if any, as may be required in order to repay all amounts due to the Investors under the Second Subscription Agreements. The Investors may elect at the De-SPAC Closing to receive such payments in cash or shares of PowerUp’s common stock, at a rate of one share for each ten dollars ($10.00) of the Second Contribution. In the event that the De-SPAC Closing does not occur within 120 days of the date of the Second Subscription Agreements or PowerUp liquidates without consummating its initial business combination, the Affiliate will immediately transfer the Subscription Shares to the Investors.

Administrative Services Fee

PowerUp entered into an agreement, commencing on the effective date of the initial public offering through the earlier of the consummation of a business combination and PowerUp’s liquidation, to pay an affiliate of the Original Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. As of [●], 2024, PowerUp has incurred $[90,000] of expenses under this arrangement.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, the Original Sponsor purchased an aggregate of 9,138,333 private placement warrants at a price of $1.50 per private placement warrant in a private placement, generating gross proceeds of $13.7 million. No underwriting discounts or commissions were paid with respect to sale of the private placement warrants. The issuance of the private placement warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, as amended. The proceeds from the private placement warrants were added to the proceeds from the initial public offering held in the Trust Account.

The private placement warrants are identical to the public warrants sold in our initial public offering, except that the private placement warrants (including the underlying securities) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and, if held by the original holder or their permitted assigns, the underlying warrants (i) may be exercised on a cashless basis, (ii) are not subject to redemption and (iii) may be exercised by holders on a cashless basis. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, then the private placement warrants will be redeemable by PowerUp and exercisable by the holders on the same basis as the warrants included in the units sold in our initial public offering.

Registration Rights Agreement

On February 17, 2022, PowerUp entered into a Registration Rights Agreement pursuant to which the Original Sponsor, its permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares.

Business Combination Agreement

On December 26, 2023, PowerUp entered into the Merger Agreement with Merger Sub, the Sponsor, Visiox, and Ryan Bleeks, in the capacity as the seller representative. Pursuant to the Merger Agreement, among other things, the Company will complete the Domestication and the parties will effect the merger of Merger Sub with and into Visiox, with Visiox continuing as the surviving entity, as a result of which all of the issued and outstanding capital stock of Visiox shall be exchanged for shares of common stock, par value $0.0001 per share, of the Company subject to the conditions set forth in the Merger Agreement, with Visiox surviving the Share Exchange as a wholly owned subsidiary of the Company.

On June 6, 2024, the parties entered into the Amendment Agreement. The Amendment Agreement extends the Outside Date from May 31, 2024 to June 30, 2024, increases PowerUp’s Indebtedness cap from $1 million to $2 million, eliminates the requirement that PowerUp have net tangible assets of at least $5,000,001 at the time of the Closing, and reduces the Minimum Cash Condition from $5 million to $1.00. Additionally, the Amendment Agreement adds three new covenants, which require Visiox to (i) use its best commercial efforts to complete all labeling and compliance requirements necessary to distribute its current product inventory to the extent reasonably acceptable to Visiox no later than June 30, 2024, (ii) raise capital in an amount no less than $500,000 on terms reasonably acceptable to PowerUp on or before June 30, 2024, and (iii) from May 30, 2024 until immediately following the Closing, not make any expenditures in excess of $1,000 without the express approval of PowerUp, with the exception of ordinary payroll processing.

Non-Redemption Agreement

In connection with the 2024 Extension Meeting, on May 22, 2024, PowerUp and the Sponsor entered into a non-redemption agreement (the “Non-Redemption Agreement”) with an unaffiliated third-party shareholder in exchange for such shareholder agreeing not to redeem (or to validly rescind any redemption requests on) 450,000 of PowerUp’s Class A ordinary shares (the “Non-Redeemed Shares”) in connection with the 2024 Extension Meeting. In exchange for the foregoing commitment not to redeem such shares, for the 450,000 Non-Redeemed Shares, the Sponsor has agreed to transfer to such shareholder 75,000 Class A ordinary shares of PowerUp held by the Sponsor and 75,000 Class A ordinary shares which will be issued to the Sponsor upon the closing of the Business Combination. The Non-Redemption Agreement increased the amount of funds that remained in the Trust Account following the 2024 Extension Meeting.

Certain Relationships and Related Person Transactions — Visiox

TardiMed Sciences, LLC

TardiMed Sciences, LLC, a Connecticut limited liability company (“TardiMed”), is a founder and seed investor of Visiox, and has been intimately involved in Visiox at all stages. Michael Derby, Visiox’s former Chairman of the Board, is a Managing Member of TardiMed. Zachary Rome, one of Visiox’s former directors, is a partner of TardiMed. As of December 31, 2022, TardiMed held 10,000,000 common units, which represented 100% of the total voting units of Visiox and 556,359 convertible preferred units. Michael Derby and Zachary Rome were issued 801,436 and 801,435 restricted equity units, respectively. During the years ended December 31, 2022 and 2021, Visiox paid TardiMed $94,705 and $170,037, respectively, for reimbursable expenses. During the years ended December 31, 2022 and 2021, Visiox paid TardiMed $1,200,000 and $0, respectively, for management services (see “Note 3 Management Service Agreement” included in the audited financial statements included elsewhere in this proxy statement/prospectus). Upon Visiox’s conversion to a C Corporation on June 9, 2023 (see “Note 10 Subsequent Events” included in the audited financial statements included elsewhere in this proxy statement/prospectus), Zachary Rome is no longer a director of Visiox.

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TardiMed Management Services Agreement

On January 1, 2022, Visiox entered into an agreement (the “Management Services Agreement”) with TardiMed. Under the Management Services Agreement, TardiMed will provide, on an advisory basis, management and other services or assistance to Visiox in connection with the development, registration, financing, and commercialization of pharmaceutical products. Visiox is required to pay a quarterly fee in the amount of $300,000 in exchange for TardiMed’s services. Additionally, Visiox agreed to reimburse the cost of all out-of-pocket expenses incurred by TardiMed in connection with providing the required services. This agreement will be terminated prior to Closing.

TardiMed Rent and Administrative Services Agreement

On August 10, 2023, Visiox entered into an agreement (the “Rent and Administrative Services Agreement”) with TardiMed, pursuant to which TardiMed will provide use of its office space, as needed, and other administrative services and support to Visiox in connection with the development, registration, financing, and commercialization of pharmaceutical products. Visiox is required to pay a quarterly fee in the amount of $100,000 in exchange for TardiMed’s services. Additionally, Visiox agreed to reimburse the cost of all out-of-pocket expenses incurred by TardiMed in connection with providing the required services. This agreement will be terminated prior to Closing.

Lock-Up Agreement

The Business Combination Agreement contemplates that, in connection with the Closing, PowerUp, the Sponsor, and the Significant Visiox Holder will enter into the Lock-Up Agreement with respect to the Lock-Up Securities held by such stockholder immediately following the Closing, pursuant to which, the Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Visiox Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which New Visiox completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their New Visiox Common Stock for cash, securities or other property.

Certain relationships and related-party transactions — New Visiox

Convertible Note

On December 1, 2023, Visiox issued SRIRAMA Associates, LLC, PowerUp’s Sponsor, a secured convertible promissory note in the principal amount of $2,000,000 (as defined above, the “Visiox Convertible Note” or “Bridge Loan”). The Visiox Convertible Note accrues simple interest at a rate of 15% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All then outstanding principal, together with any then unpaid and accrued interest and other amount payable under the Visiox Convertible Note shall be due and payable at the earlier of (i) when requested in writing by the Sponsor on or after November 30, 2024 (the “Maturity Date”) or (ii) when, upon the occurrence and during the continuance of an Event of Default (as defined in the Visiox Convertible Note), such amounts become due and payable in accordance with the terms of the Visiox Convertible Note. The Visiox Convertible Note may not be prepaid without the consent of the Sponsor.

If, on or prior to the Maturity Date, Visiox consummates a Financing Event (as defined below), the Sponsor may elect to: (i) convert the then outstanding principal amount of the Visiox Convertible Note together with all accrued and unpaid interest under the Visiox Convertible Note into fully paid and nonassessable Shares at a price per share of Visiox Common Stock equal to the Conversion Price (defined below); or (ii) accelerate the Maturity Date to the date of the Financing Event. In the event the Sponsor elects to accelerate the Maturity Date as a result of a Financing Event, Visiox shall apply all proceeds it obtains from the Financing Event to the repayment of the Visiox Convertible Note until the Visiox Convertible Note is satisfied in full. A “Financing Event” means Visiox raising cash from one or more third parties, whether in the form of a cash loan, equity investment or semi-equity (e.g., convertible note) financing event. “Conversion Price” means (i) with respect to a Financing Event: the lesser of (x) eighty percent (80% of the lowest price per Share paid in cash by the other investors for any share of Visiox Common Stock sold in the Financing Event and (y) the price per share of Visiox Common Stock determined by dividing (A) the Valuation Cap by (B) the Fully Diluted Capitalization as of immediately prior to the Financing Event; and (ii) with respect to a SPAC Transaction, $10.00. “Valuation Cap” means $80,000,000. “Fully Diluted Capitalization” means the number of shares of Visiox Common Stock outstanding at the applicable time assuming full conversion and/or exercise of all then outstanding options and warrants (but excluding the Visiox Convertible Note).

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If, on or prior to the Maturity Date, Visiox consummates the Business Combination with PowerUp (a “SPAC Transaction”), the then outstanding principal amount of the Visiox Convertible Note together with all accrued and unpaid interest under the Convertible Note shall be paid in full at the closing of the SPAC Transaction pursuant to the terms of the business combination agreement; provided, that notwithstanding the foregoing, the Sponsor may elect, in its sole discretion and with the appropriate approvals of PowerUp, to convert the then outstanding principal amount of the Visiox Convertible Note together with all accrued and unpaid interest under the Visiox Convertible Note into fully paid and nonassessable SPAC Shares at a price per SPAC Share equal to the Conversion Price. “SPAC Shares” means Class A ordinary shares of PowerUp.

If, on or prior to the Maturity Date, Visiox effects a Sale Transaction (as defined below), then, at the closing of such Sale Transaction, the Sponsor shall be repaid either, upon the determination of the Sponsor, (i) the entire balance then outstanding under the Visiox Convertible Note or (ii) the amount that would be payable in connection with such Sale Transaction with respect to that number of shares of Visiox Common Stock issuable if the entire balance then outstanding was converted immediately prior to the consummation of such Sale Transaction. A “Sale Transaction” means (i) any reorganization, merger or consolidation of Visiox, other than a transaction or series of related transactions in which the holders of the voting securities of Visiox outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Visiox or such other surviving or resulting entity (in respect of securities of Visiox held by them prior to such transaction), (ii) a sale, lease or other disposition of all or substantially all of the assets of Visiox, or (iii) an exclusive license of all of Visiox’s intellectual property. However, a SPAC Transaction shall be specifically excluded from the definition of a “Sale Transaction.”

After the Maturity Date, if the Visiox Convertible Note has not been repaid or converted into shares of Visiox Common Stock or SPAC Shares on or prior to the Maturity Date, at the election of Sponsor, all then outstanding principal, together with all accrued and unpaid interest under the Visiox Convertible Note, will convert into Shares at a price per Share equal to the Maturity Conversion Price. “Maturity Conversion Price” means eighty percent (80%) of the price obtained by dividing (i) the Valuation Cap by (ii) the Fully Diluted Capitalization outstanding as of the date of conversion, immediately prior to conversion.

Pursuant to the Visiox Convertible Note, Visiox pledges and grants to the Sponsor a security interest in the Collateral (as defined below) to secure payment and performance of all of the obligations and liabilities of Visiox under the Visiox Convertible Note. At the request of the Sponsor, Visiox shall use commercially reasonable efforts to procure, execute and deliver from time to time any consents, approvals, endorsements, assignments, financing statements and other writings deemed necessary or appropriate by the Sponsor to perfect, maintain and protect its security interest and the priority thereof. “Collateral” means the following, whether now existing or hereafter arising: (i) all trade secrets, patents, copyrights, trademarks, licenses and other intellectual property rights of Visiox, together with all applications for any of the foregoing relating to OMLONTI, PDP-716 and SDN-037; and (ii) any proceeds and products, additions and accessions to or of the Collateral.

Policies and procedures for related-person transactions

Effective upon the consummation of the Business Combination, the board of directors of New Visiox expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on Nasdaq. Under the policy, New Visiox’s audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, New Visiox’s nominating and governance committee will serve as the approval authority for such transaction. New Visiox’s legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that New Visiox intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

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COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

General

PowerUp is an exempted company incorporated under the Cayman Islands Companies Act. The rights of PowerUp shareholders are governed by the Cayman Islands Companies Act, Cayman Islands Companies law generally, and the Existing Governing Documents. After the Domestication, New Visiox will be incorporated under the laws of the State of Delaware and the rights of New Visiox stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Proposed Bylaws. Thus, following the Business Combination, the rights of PowerUp shareholders who become New Visiox stockholders in the Business Combination will no longer be governed by the Current Charter, and instead will be governed by the Proposed Charter and the Proposed Bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of PowerUp’s shareholders under the Existing Governing Documents (left column), and the rights of New Visiox stockholders under the forms of the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Current Charter, and form of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex D, and the form of the Proposed Bylaws, which is attached to this proxy statement/prospectus as Annex E, as well as the relevant provisions of the DGCL.

PowerUp	New Visiox

COMPANY NAME

PowerUp Acquisition Corp.	Visiox Holdings, Inc.

AUTHORIZED CAPITAL STOCK

The share capital under the Existing Governing Documents is US$35,500 divided into 300,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 5,000,000 preference shares of par value US$0.0001 per share.

Under the Proposed Charter, New Visiox will be authorized to issue [●] shares of capital stock, consisting of (a) [●] shares of common stock and (b) [●] shares of preferred stock.

The preferred stock may be designated and issued in one or more classes or series as may be determined by resolution of the New Visiox Board.

The par value of these shares of capital stock is $0.0001 per share.

COMMON STOCK

In connection with the Business Combination, PowerUp Class A ordinary shares will automatically be converted to New Visiox Common Stock on a one-for-one basis.

Conversion Rights. Class B ordinary shares will automatically be converted into Class A ordinary shares on a one-for-one basis immediately following the consummation of an initial business combination.	Conversion Rights. There are no conversion rights pursuant to the Proposed Charter.

Voting. Generally, each holder of ordinary shares is entitled to one vote per share. However, prior to the closing of an initial business combination, only holders of Class B ordinary shares may vote on the appointment or removal of any director and holders of Class A ordinary shares have no right to vote on the appointment or removal of any director.	Voting. Generally, each holder of Common Stock is entitled to one vote per share.

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PowerUp	New Visiox
Dividends. Subject to applicable law and except as otherwise provided in the Existing Governing Documents, PowerUp’s directors may resolve to pay dividends and other distributions from time to time out of the realized or unrealized profits of PowerUp, or out of the share premium account or as otherwise permitted by law. All dividends and other distributions shall be paid according to the par value of the shares that a PowerUp shareholder holds.	Dividends. Subject to applicable law and any outstanding series of preferred stock that may be designated under the Proposed Charter, the holders of shares of common stock are entitled to receive such dividends and other distributions when, as and if declared thereon by the New Visiox Board from time to time out of any assets or funds of New Visiox legally available therefor. All shares of common stock shall be of equal rank and shall be identical with respect to rights to such dividends.

Liquidation. In the event of a liquidation, the liquidator shall apply PowerUp’s assets in satisfaction of creditors’ claims as it sees fit. If a surplus exists, the surplus shall be distributed among the PowerUp shareholders in proportion to the par value of shares held by them.	Liquidation. Subject to applicable law and any outstanding series of preferred stock, in the event of a liquidation of New Visiox, the holders of common stock will be entitled to share in the distribution of any remaining assets available for distribution to the holders of common stock ratably in proportion to the total number of shares of common stock then issued and outstanding.

CERTAIN DIRECTOR MATTERS

Classified Board. The PowerUp Board is divided into three classes, with the number of directors in each class to be as nearly equal as possible. The terms of each class are staggered such that only one class of directors’ terms expire each year, with Class I directors’ terms expiring at the first annual general meeting after the initial public offering, Class II directors at the second annual general meeting and Class III directors at the third. Directors appointed to succeed directors whose terms expire shall be appointed to serve until the third succeeding annual general meeting after their appointment.

Subject to applicable law, vacancies in the PowerUp Board during the interim period between annual meetings or extraordinary general meetings called for the appointment or removal of directors may be filled by the vote of a majority of the remaining directors, even if less than a quorum. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

Classified Board. Subject to the special rights of the holders of any class or series of Preferred Stock to elect directors, the Board of Directors (other than those directors elected by the holders of any class or series of Preferred Stock) shall be classified three classes: Class I, Class II, and Class III. Each class shall consist of one-third of the total number of directors constituting the entire Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Post-Combination Company following the filing of the Proposed Charter; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of the Proposed Charter; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of the Proposed Charter. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Under the Proposed Charter, holders of not less than two-thirds (2/3) in voting power of the outstanding shares of capital stock of New Visiox entitled to vote thereon, shall be required to amend or repeal the foregoing classified board provisions of the Proposed Charter.

Removal of Directors. Prior to the closing of an initial business combination, a majority of the holders of the Class B ordinary shares may, by ordinary resolution, remove any director. For the avoidance of doubt, prior to the closing of an initial business combination, holders of Class A ordinary shares shall have no right to vote on the removal of any director.	Removal of Directors. Subject to any rights of any preferred stockholders, so long as the New Visiox Board is classified pursuant to the Proposed Charter, any director or the entire New Visiox Board may be removed from office at any time with or without cause by the holders of a majority in voting power of the shares of capital stock then entitled to vote at an election of directors.

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PowerUp	New Visiox

CERTAIN SHAREHOLDER MATTERS

Special Meetings. The directors, the chief executive officer or the chairman of the PowerUp Board may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.	Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders shall be called only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors of the New Visiox Board.

Actions by Written Consent. PowerUp shareholders may pass ordinary resolutions and special resolutions as unanimous written resolutions.	Actions by Written Consent. Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent by such stockholders.

Anti-Takeover Provisions. PowerUp has a classified board with staggered director term limits. Prior to the closing of an initial business combination, only a majority of the holders of the Class B ordinary shares may appoint or remove any director.	DGCL Anti-Takeover Provision. The Proposed Charter elects to opt-out of Section 203 of the DGCL such that New Visiox will not be governed by the restrictions contained in that provision, effective 12 months from the date the Proposed Charter first becomes effective under the DGCL.

BYLAW AMENDMENTS

The Existing Governing Documents may be altered or added to by the PowerUp shareholders by unanimous written resolution or by a vote of at least two-thirds (2/3) of such PowerUp shareholders as vote at a general meeting. Notwithstanding the foregoing, (i) the provision that only a majority of the holders of the Class B ordinary shares may appoint or remove any director may not be amended unless by a vote of at least 90% of such PowerUp shareholders as vote at a general meeting, or by way of unanimous written resolution and (ii) Article 47 (Transfer by way of Continuation) may only be amended by a special resolution (at least two-thirds (2/3)) but which shall include the affirmative vote of a simple majority of the Class B Shares.	The Proposed Charter provides the New Visiox Board with the power to adopt, amend, alter or repeal the Proposed Bylaws. The Proposed Bylaws also may be adopted, amended, altered or repealed by the shareholders by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of New Visiox entitled to vote generally in the election of directors, voting together as a single class.

LIMITATION OF DIRECTOR LIABILITY

No Indemnified Person (as defined below) shall be liable to PowerUp for any loss or damage incurred by PowerUp as a result of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under the Existing Governing Documents unless or until a court of competent jurisdiction shall have made a finding to that effect.	The Proposed Governing Documents contain substantially similar liability limitations, but also expressly provide that the affirmative vote of the holders of not less than two-thirds (2/3) in voting power of the outstanding shares of capital stock entitled to vote thereon shall be required to amend or repeal the foregoing liability limitations.

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PowerUp	New Visiox

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Every director and officer of PowerUp, together with every former director and former officer of PowerUp (each an “Indemnified Person”) shall be indemnified out of the assets of PowerUp against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

PowerUp shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses under the Existing Governing Documents, the Indemnified Person shall execute an undertaking to repay the advanced amount to PowerUp if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then any advancement shall be returned to PowerUp (without interest) by the Indemnified Person.

The Proposed Charter provides that to the fullest extent permitted by applicable law, New Visiox is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of New Visiox (and any other persons to which applicable law permits New Visiox to provide indemnification) through provision of the Proposed Bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. The Proposed Bylaws provide that New Visiox will indemnify and hold harmless each person who is or was serving as a director or officer of New Visiox or who, serving as a director or officer of New Visiox, is or was serving at the request of New Visiox as a director, officer, employee or agent of another entity or other enterprise (each, an “indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the person in connection with any threatened, pending or completed action, suit or proceeding to which the person is a party or is threatened to be made a party because of such service, and will make advances of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the fullest extent permitted by law.

The Proposed Bylaws further provide that New Visiox shall pay the expenses incurred by an indemnitee in defending any proceeding in advance of its final disposition, in accordance with and to the fullest extent permitted by law.

Any future repeal or amendment of the foregoing indemnification and advancement provisions in the Proposed Bylaws shall not in any way diminish or adversely affect any right or protection existing under such provisions at the time of such repeal or amendment.

BUSINESS COMBINATION REQUIREMENTS

As long as PowerUp’s securities are listed on the Nasdaq, PowerUp must complete one or more business combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of PowerUp’s signing a definitive agreement in connection with an initial business combination. An initial business combination must not be solely effectuated with another blank check company or a similar company with nominal operations.	The Proposed Charter does not address the initial business combination, which shall have been completed at the time the Proposed Charter is effected, and does not provide for any further redemption rights of New Visiox’s stockholders.

EXCLUSIVE FORUM

The Existing Governing Documents do not include an exclusive jurisdiction provision.

The Proposed Charter and Proposed Bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of New Visiox; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Visiox’s current or former directors, officers, or other employees to New Visiox or its stockholders; (iii) any action or proceeding asserting a claim against New Visiox or any of its current or former directors, officers, or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, the Proposed Charter or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of the Proposed Charter or the Proposed Bylaws; (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against New Visiox or any of its directors, officers, or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter and Proposed Bylaws will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New Visiox, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this offering.

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DESCRIPTION OF NEW VISIOX SECURITIES

As a result of the Business Combination, PowerUp shareholders who receive shares of New Visiox Common Stock in the transactions will become New Visiox stockholders. Your rights as New Visiox stockholders will be governed by Delaware law, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of New Visiox’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the reorganization as part of the Business Combination, PowerUp will amend and restate its charter and bylaws. The following summary of the material terms of New Visiox’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and Proposed Bylaws are attached as Annex D and Annex E, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the New Visiox securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of a total of [●] shares of capital stock, each with par value $0.0001 per share, consisting of (a) [●] shares of common stock (b) [●] shares of preferred stock. The shares of New Visiox Common Stock to be issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. As of the record date for the extraordinary general meeting, there were 7,765,144 ordinary shares issued and outstanding. The Proposed Charter, which New Visiox will adopt if the Organizational Documents Proposal is approved, provides the following with respect to the rights, powers, preferences, and privileges of New Visiox Common Stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of New Visiox Common Stock will possess all voting power for the election of New Visiox directors and all other matters submitted to a vote of stockholders of New Visiox. Generally, each holder of New Visiox Common Stock is entitled to one vote per share.

Except as otherwise required by law, holders of New Visiox Common Stock, as such, will not be entitled to vote on any amendment to the Proposed Charter (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of New Visiox preferred stock if the holders of such affected series of New Visiox preferred stock are entitled to vote on such amendment pursuant to the Proposed Charter (including any preferred stock designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding class or series of preferred stock of New Visiox, holders of New Visiox Common Stock will be entitled to receive dividends when, as and if declared by the New Visiox Board, payable either in cash, in property or in shares of capital stock. All shares of common stock shall be of equal rank and shall be identical with respect to rights to such dividends.

Liquidation, Dissolution and Winding Up

Upon New Visiox voluntary or involuntary liquidation, dissolution or winding up and after payment in full of the debts and other liabilities of New Visiox and to any holders of New Visiox preferred stock having liquidation preferences, if any, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of New Visiox available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock then issued and outstanding.

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Preemptive or Other Rights

Subject to applicable law and the preferential rights of any other class or series of stock, all shares of New Visiox Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, subject to applicable law, holders of New Visiox Common Stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of New Visiox’s securities. The rights, powers, preferences and privileges of holders of New Visiox Common Stock will be subject to those of the holders of any shares of New Visiox preferred stock that New Visiox’s Board may authorize and issue in the future.

Election of Directors

New Visiox’s Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. Electors are generally elected by a plurality of votes cast at a meeting of the shareholders at which a quorum is present, and there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors and that the director nominees receiving the highest number of votes will be elected at such a meeting.

Preferred Stock

The Proposed Charter provides that shares of New Visiox preferred stock may be issued from time to time in one or more classes or series. The New Visiox Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of New Visiox preferred stock. New Visiox’s Board will be able to, without shareholder approval, issue New Visiox preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New Visiox Common Stock and could have anti-takeover effects. The ability of the New Visiox Board to issue New Visiox preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of New Visiox or the removal of existing management.

PowerUp has no preferred stock outstanding as of the date of this proxy statement/prospectus, and there will be no preferred stock outstanding immediately after the Closing of the Business Combination.

Warrants

Public Shareholders’ Warrants

Upon the Closing, each whole warrant will entitle the registered holder to purchase one share of New Visiox Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. No warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of New Visiox Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of New Visiox Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of New Visiox Common Stock issuable upon exercise of the warrants is not effective within 60 days following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of New Visiox Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Visiox Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of New Visiox Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of warrants when the price per share of New Visiox Common Stock equals or exceeds $18.00.

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Once the warrants become exercisable, we may redeem the outstanding warrants except as described herein with respect to the private placement warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price of the New Visiox Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the New Visiox Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Visiox Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New Visiox Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of New Visiox Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants except as described herein with respect to the private placement warrants:

●	in whole and not in part;

●	at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares, except as otherwise described below; and

●	if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti- Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

●	if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

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Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Visiox Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New Visiox Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the New Visiox Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Warrant Agreement, references above to Class A ordinary shares shall include a security other than Class A ordinary shares into which the Class A ordinary shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A ordinary shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A ordinary shares
Redemption Date	≤								≥
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

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The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Visiox Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the New Visiox Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Visiox Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the New Visiox Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Visiox Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Visiox Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Visiox Common Stock.

This redemption feature differs from the typical warrant redemption features used by many other blank check companies, which typically only provide for a redemption of warrants for cash when the trading price for their shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Visiox Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of New Visiox Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “Redemption of warrants when the price per share of New Visiox Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of New Visiox Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Visiox Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Visiox Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Visiox Common Stock if and when such shares of New Visiox Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Visiox Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Visiox Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Visiox Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Visiox Common Stock, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

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Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of New Visiox Common Stock is increased by a capitalization or share dividend payable in shares of New Visiox Common Stock, or by a split-up of shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Visiox Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Visiox Common Stock. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of New Visiox Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Visiox Common Stock equal to the product of (i) the number of shares of New Visiox Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Visiox Common Stock) and (ii) one minus the quotient of (x) the price per shares of New Visiox Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Visiox Common Stock, in determining the price payable for shares of New Visiox Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New Visiox Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Visiox Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of this offering or during any Extension Period, or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

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If the number of outstanding shares of New Visiox Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of the shares of New Visiox Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New Visiox Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Visiox Common Stock.

Whenever the number of shares of New Visiox Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Visiox Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Visiox Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of New Visiox Common Stock or equity-linked securities for capital raising purposes in connection with the Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of warrants when the price per shares of New Visiox Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per shares of New Visiox Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New Visiox Common Stock (other than those described above or that solely affects the par value of such shares of New Visiox Common Stock), or in the case of any Business Combination or consolidation of us with or into another corporation or entity (other than a consolidation or Business Combination in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Visiox Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Visiox Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Visiox Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, Business Combination or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or Business Combination, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or Business Combination that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Visiox Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Visiox Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of New Visiox Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

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Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants described above. The private placement warrants (including the shares of New Visiox Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by our Sponsor, the Original Sponsor, or their permitted transferees. Our Sponsor, the Original Sponsor, or their permitted transferees have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our Sponsor, Original Sponsor, and their permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the PowerUp initial public offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Visiox Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Visiox Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of New Visiox Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor, Original Sponsor, or their permitted transferees is because it is not known at this time whether they will be affiliated with us following the Closing of the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the shares of New Visiox Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

PowerUp has not paid any cash dividends on the PowerUp ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Visiox’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Visiox Board at such time. New Visiox’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

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Listing of Securities

PowerUp’s units, common stock and warrants are currently listed on the Nasdaq, under the symbols “PWUPU,” “PWUP” and “PWUPW,” respectively. PowerUp intends to apply to list the shares of common stock of New Visiox and such warrants on Nasdaq under the symbols “VSXP” and “VSXPW,” respectively, upon the Closing. Upon the Closing, the units separate into their component securities and will not continue to be outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for the PowerUp Common Stock is, and for New Visiox’s Common Stock is expected to be, Equiniti Trust Company, LLC.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Proposed Charter provides that the New Visiox Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the New Visiox Board will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the New Visiox Board. Amending the classified Board provisions requires approval by two-thirds (2/3) of the then outstanding voting power.

Authorized but Unissued Shares

The authorized but unissued shares of New Visiox Common Stock and preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Visiox Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Visiox by means of a proxy contest, tender offer, Business Combination or otherwise.

Shareholder Action; Special Meetings of Shareholders

The Proposed Charter provides that, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders and may not be effected by any consent by such shareholders. As a result, a holder controlling a majority of New Visiox capital stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of shareholders called in accordance with the Proposed Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of New Visiox to the extent expressly provided in the applicable preferred stock designation.

Further, the Proposed Charter provides that, subject to any special rights of the holders of preferred stock of New Visiox, special meetings of the shareholders of New Visiox may only be called by the Board.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The Proposed Bylaws provide that shareholders seeking to bring business before New Visiox’s annual meeting of shareholders, or to nominate candidates for election as directors at its annual meeting of shareholders, must provide timely notice. To be timely, a shareholder’s notice must be received by the Secretary at the principal executive offices of New Visiox not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New Visiox. The Proposed Bylaws will also specify certain requirements as to the form and content of a shareholders’ notice. These provisions may preclude New Visiox’s shareholders from bringing matters before its annual meeting of shareholders or from making nominations for directors.

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Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Proposed Bylaws may be amended or repealed by the New Visiox Board or by the affirmative vote of the holders of at a majority of the voting power of all of the shares of the capital stock of New Visiox entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then outstanding shares of capital stock of New Visiox entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Charter related to the classified Board and limitation of liabilities.

Board Vacancies

Any vacancy on the New Visiox Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of New Visiox. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until the director’s successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, in the event of a vacancy in New Visiox’s Board, the remaining directors may exercise the powers of the full New Visiox Board until the vacancy is filled.

Preferred Directors

Under the Proposed Charter, during any period when the holders of one or more series of preferred stock have the separate right to elect additional directors, the then otherwise total authorized number of directors will automatically be increased by such number of directors that the holders of any series of preferred stock have a right to elect. Whenever the holders of one or more series of preferred stock having a separate right to elect additional directors cease to have such right, the terms of office of all preferred stock directors elected by the holders of such series of preferred stock, and the total authorized number of directors, will be automatically reduced accordingly.

Exclusive Forum Selection

The Proposed Charter provides that (A) (i) any derivative action or proceeding brought on behalf of New Visiox, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or shareholder of New Visiox to New Visiox or New Visiox’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Proposed Charter, these provisions may be waived by New Visiox at its discretion.

The exclusive forum provision in the Proposed Charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although PowerUp believes these provisions benefit PowerUp (and, after the Closing, New Visiox) by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although New Visiox stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder. For more information, see “Risk Factors — Risks Related to the Consummation of the Domestication — The Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Visiox and its stockholders, which could limit New Visiox’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Visiox or its directors, officers, stockholders, employees or agents.”

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Section 203 of the Delaware General Corporation Law

New Visiox will be subject to the provisions of Section 203 of the DGCL until the election to opt-out of Section 203 of the DGCL in the Proposed Charter becomes effective 12 months from the date the Proposed Charter first becomes effective under the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 shareholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that such shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain Business Combinations, asset or stock sales or other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

●	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

●	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the shareholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested shareholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring New Visiox to negotiate in advance with the New Visiox Board because the shareholder approval requirement would be avoided if the New Visiox Board approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. Section 203 of the DGCL also may have the effect of preventing changes in the New Visiox Board and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Limitation on Liability

The Proposed Charter provides that a New Visiox director or officer shall not be personally liable to New Visiox or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Indemnification and Advancement of Expenses

The Proposed Bylaws will provide that New Visiox’s directors and officers will be indemnified and advanced expenses by New Visiox to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Bylaws will provide that New Visiox’s directors will not be personally liable to New Visiox or its shareholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

302

The Proposed Bylaws will also permit New Visiox to purchase and maintain insurance on behalf of any officer, director, employee or agent of New Visiox for any liability arising out of such person’s status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage shareholders from bringing a lawsuit against New Visiox directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Visiox and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent New Visiox pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. PowerUp believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Visiox directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITIES ELIGIBLE FOR FUTURE SALE

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Visiox Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Visiox at the time of, or at any time during the three months preceding, a sale and (ii) New Visiox is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Visiox was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of New Visiox Common Stock for at least six months but who are affiliates of New Visiox at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of New Visiox Common Stock then outstanding; or

●	the average weekly reported trading volume of the New Visiox Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Visiox under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Visiox.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, New Visiox will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Sponsor will be able to sell its Class A ordinary shares and the private placement warrants, and any shares of New Visiox Common Stock received as a result thereof, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

303

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the New Visiox Board or the chairperson of the meeting, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, and is a stockholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in the Proposed Bylaws. To be timely for New Visiox’s annual meeting of stockholders, New Visiox’s secretary must receive the written notice at New Visiox’s principal executive offices not later than close of business on the 90th day, and not earlier than the close of business on the 120th day, before the anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Visiox’s 2024 annual meeting) or New Visiox holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The New Visiox Board or a designated committee thereof will have the power and duty to determine in advance of any meeting of stockholders, and the chairperson of the meeting will have the power and duty to determine at the meeting, whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If any proposed nomination or business is not in compliance, the Board or a designated committee thereof or the chairperson, as applicable, shall declare that such defective proposal or nomination shall be disregarded.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2024 annual meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Visiox begins to print and send out its proxy materials for the 2024 annual meeting.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New Visiox’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Visiox’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals and that the notice includes such other information required by the Proposed Bylaws, including the information required by Rule 14a-19 under the Exchange Act, if applicable.

304

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the PowerUp Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of PowerUp Acquisition Corp., 188 Grand Street, Unit #195, New York, New York, 10013. Following the Business Combination, such communications should be sent in care of Visiox Holdings, Inc., 303 S. Broadway, Suite 125, Tarrytown, New York 10591. Each communication will be forwarded, depending on the subject matter, to the PowerUp Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Dykema Gossett PLLC has passed upon the validity of the securities of New Visiox offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

Certain legal matters will be passed upon for Visiox by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina.

EXPERTS

The financial statements of PowerUp Acquisition Corp. as of December 31, 2023 and 2022, and for the years then ended appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of PowerUp Acquisition Corp. to continue as a going concern absent the consummation of this offering as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Visiox Pharmaceuticals, Inc. as of December 31, 2023 and 2022, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 financial statements contains an explanatory paragraph that states that Visiox Pharmaceuticals, Inc.’s recurring losses and negative cash flows from operations raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, PowerUp and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of PowerUp’s annual report to shareholders and PowerUp’s proxy statement. Upon written or oral request, PowerUp will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that PowerUp delivers single copies of such documents in the future. Shareholders may notify PowerUp of their requests by calling or writing PowerUp at its principal executive offices at 188 Grand Street, Unit #195, New York, New York, 10013 or (347) 313-8109. Following the Business Combination, such communications should be sent in care of Visiox Holdings, Inc., 303 S Broadway, Suite 125, Tarrytown, New York, 10591.

ENFORCEABILITY OF CIVIL LIABILITY

PowerUp is a Cayman Islands exempted company. If PowerUp does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon PowerUp. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against PowerUp in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, PowerUp may be served with process in the United States with respect to actions against PowerUp arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of PowerUp’s securities by serving PowerUp’s U.S. agent irrevocably appointed for that purpose.

305

TRANSFER AGENT AND REGISTRAR

The transfer agent for PowerUp’s securities is Equiniti Trust Company, LLC.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

PowerUp has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

PowerUp files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on PowerUp at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. PowerUp’s internet address is www.powerupacq.com. The information on its website is not, and shall not be deemed to be, part of this proxy statement/prospectus or incorporated into any other filings we make with the SEC, except as shall be expressly set forth by specific reference in any such filings. All website addresses in this report are intended to be inactive textual references only.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

PowerUp Acquisition Corp.

188 Grand Street, Unit #195

New York, NY 10013

(347) 313-8109

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than [●].

306

F-1

POWERUP ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Prepaid expenses and other	$65,577	$81,223
Total current assets	65,577	81,223

Investments held in Trust Account	20,136,022	19,901,169
TOTAL ASSETS	$20,201,599	$19,982,392

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$365,010	152,005
Loan and Transfer note – payable	217,232	12,384
Financial Liability - SPAC loan	1,782,202	—
Due to affiliate	268,939	238,939
Total current liabilities	2,633,383	403,328
TOTAL LIABILITIES	2,633,383	403,328

COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Class A ordinary shares subject to possible redemption at redemption value, $0.0001 par value, 1,803,729 shares as of March 31, 2024 and December 31, 2023, respectively	20,136,022	19,901,169

SHAREHOLDER’S DEFICIT
Preference shares; $0.0001 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares; $0.0001 par value; 300,000,000 shares authorized; 7,187,500 issued or outstanding at March 31, 2024 and December 31, 2023, respectively (excluding 1,803,729 shares subject to redemption as of March 31, 2024 and December 31, 2023)	719	719
Class B ordinary shares; $0.0001 par value; 50,000,000 shares authorized; 0 issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	11,421,183	10,964,930
Accumulated deficit	(13,989,708)	(11,287,754)
Total shareholders’ deficit	(2,567,806)	(322,105)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$20,201,599	$19,982,392

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

POWERUP ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2024	2023
OPERATING EXPENSES
General and administrative	$2,522,678	$324,565
Total operating expenses	2,522,678	324,565
Other income:
Interest earned on investments held in Trust Account	234,853	3,196,998
Other income	4,034	—
Interest expense - debt discount	(183,310)	—
Total other income	55,577	3,196,998
Net (loss) income	$(2,467,101)	$2,872,433

Weighted average shares outstanding of Class A ordinary shares	8,991,229	28,750,000
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.27)	$0.08
Weighted average shares outstanding of Class B ordinary shares	—	7,187,500
Basic and diluted net income per share, Class B ordinary shares	$—	$0.08

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

POWERUP ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - January 1, 2024	7,187,500	$719	—	$—	$10,964,930	$(11,287,754)	$(322,105)
Remeasurement for Class A shares to redemption value	—	—	—	—	—	(234,853)	(234,853)
Face value of convertible note in excess of fair value	—	—	—	—	242,489	—	242,489
Issuance of subscription shares	—	—	—	—	213,764	—	213,764
Net loss	—	—	—	—	—	(2,467,101)	(2,467,101)
Balance - March 31, 2024	7,187,500	$719	—	$—	$11,421,183	$(13,989,708)	$(2,567,806)

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - January 1, 2023	—	$—	7,187,500	$719	$—	$(9,938,620)	$(9,937,901)
Remeasurement for Class A shares to redemption value	—	—	—	—	—	(3,196,998)	(3,196,998)
Net income	—	—	—	—	—	2,872,433	2,872,433
Balance – March 31, 2023	—	$—	7,187,500	$719	$—	$(10,263,185)	$(10,262,466)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

POWERUP ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(2,467,101)	$2,872,433
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income on investments held in Trust Account	(234,853)	(3,196,998)
Change in fair value of convertible note	183,310	—
Changes in operating assets and liabilities:
Prepaid expenses	15,646	89,360
Accounts payable and accrued expenses	213,005	23,098
Due to affiliate	30,000	30,000
Net cash flows used in operating activities	(2,259,993)	(182,107)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Subscription Liability	1,995,966	—
Proceeds from Sponsor note	264,027	—
Net cash flows provided by financing activities	2,259,993	—

NET CHANGE IN CASH	—	(182,107)
CASH, BEGINNING OF THE PERIOD	—	497,259
CASH, END OF THE PERIOD	$—	$315,152

Supplemental disclosure of noncash activities:
Remeasurement of Class A ordinary shares to redemption value	$234,853	$3,196,998

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

POWERUP ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY

PowerUp Acquisition Corp. (the “Company” or “PowerUp”) was incorporated as a Cayman Islands exempted company on February 9, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On December 26, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PowerUp Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”). The transactions contemplated by the Merger Agreement are intended to serve as the Company’s initial Business Combination. See Note 6 for further information.

As of March 31, 2024, the Company had not commenced any operations. Substantially all activity from February 9, 2021 (inception) through March 31, 2024 relates to the Company’s formation and initial public offering (“IPO”), which is described below and, since the IPO, the search for a prospective initial Business Combination, the negotiation of the Merger Agreement and actions taken to advance the business combination with Visiox. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on February 17, 2022. On February 23, 2022, the Company consummated the IPO of 25,000,000 units (“Units” and, with respect to Class A ordinary shares included in the Units offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 9,138,333 private placement warrants (“Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s original sponsor, PowerUp Sponsor LLC (the “Original Sponsor”) generating gross proceeds of $13,707,500 which is described in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the closing of the sale of 3,750,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (the “Overallotment Units”), generating additional gross proceeds of $37,500,000. Simultaneously with the exercise of the overallotment, the Company consummated the private placement of an additional 625,000 Private Placement Warrants to the Original Sponsor, generating gross proceeds of $937,500.

Offering costs for the IPO amounted to $16,418,580, consisting of $5,000,000 of underwriting fees, $10,812,500 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $606,080 of other costs. As described in Note 6, the $10,812,500 of deferred underwriting fee payable was contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement. On June 28, 2023, the underwriters of the IPO, agreed to waive their entitlements to the deferred underwriting commissions of $10,812,500 pursuant to the underwriting agreement for the IPO (the “Underwriting Agreement”). As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying condensed consolidated financial statements (see Note 6).

Following the closing of the IPO, $294,687,500 ($10.25 per Unit) from the net proceeds of the sale of the Units, Overallotment Units, and the Private Placement Warrants was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, in January 2024, the Company instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of an initial Business Combination or the Company’s liquidation.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time it enters into a definitive agreement for the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $11.03 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There are no redemption rights with respect to the Company’s warrants.

F-6

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”). In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options”. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The Public Shares are redeemable and are classified as such on the consolidated balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to an initial Business Combination. If the Company seeks shareholder approval of a Business Combination, the Company will proceed with the Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Original Sponsor agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of the Business Combination. The New Sponsor (as defined below) is subject to this same obligation. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

Notwithstanding the foregoing, the Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the IPO, without the prior consent of the Company.

The Company’s Original Sponsor, and its initial officers and directors (the “Initial Shareholders”) agreed not to propose an amendment to the Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment. The New Sponsor and the Company’s current officers and directors are subject to this same obligation.

On May 18, 2023, the Company held an extraordinary general meeting of shareholders (the “2023 Extension Meeting”). At the 2023 Extension Meeting, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate its initial Business Combination from May 23, 2023 to May 23, 2024 (the “2023 Extension Amendment”). In connection with the approval of the 2023 Extension Amendment, holders of 26,946,271 of the Company’s Class A ordinary shares exercised their right to redeem those shares for cash at an approximate price of $10.55 per share, for an aggregate of approximately $284 million.

Following the 2023 Extension Meeting, on May 18, 2023, those Initial Shareholders holding all of the issued and outstanding Class B ordinary shares of the Company elected to convert their Class B ordinary shares into Class A ordinary shares of the Company on a one-for-one basis (the “Conversion”). As a result, 7,187,500 of the Company’s Class B ordinary shares were cancelled and 7,187,500 of the Company’s Class A ordinary shares were issued to converting Class B shareholders.

On August 14, 2023, the Company was notified by Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company) that the per share redemption price for the redemption of public shares effected on May 18, 2023 should have been approximately $10.57, which is approximately $0.02 higher than the approximately $10.55 per share previously paid. The Company made a “true-up” payment in the amount of approximately $0.02 per share to the holders of record as of April 19, 2023 that exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. On August 18, 2023, the Company made the true-up payment to the applicable holders in the aggregate amount of $632,968.

F-7

On April 13, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Markets division (“CCM”) to act as its capital markets advisor in connection with seeking an extension for completing a Business Combination. The Company will pay CCM the sum of (i) $300,000 plus (ii) 50,000 Class A ordinary shares of the Company which is payable at the close of a Business Combination. On July 13, 2023, the Company amended the agreement with CCM. As a result of the amendment, the Company will pay CCM 80,000 Class A ordinary shares of the Company, which is payable at the close of a Business Combination.

On August 18, 2023, in connection with the closing of the transaction contemplated by the Purchase Agreement (defined below), (i) Bruce Hack, Jack Tretton, Peter Blacklow, Julie Uhrman, and Kyle Campbell tendered their resignations as members of the board of directors of the Company (the “Board”), (ii) Jack Tretton, Michael Olson, and Gabriel Schillinger resigned as officers of the Company, (iii) Surendra Ajjarapu, Michael L. Peterson, Donald G. Fell, Mayur Doshi, and Avinash Wadhwani were appointed as members of the Board, (iv) Surendra Ajjarapu was appointed Chairman of the Board, and (v) Surendra Ajjarapu and Howard Doss were appointed as the Company’s Chief Executive Officer and Chief Financial Officer, respectively.

On May 22, 2024, the Company held an extraordinary general meeting of shareholders (the “2024 Extension Meeting”). At the 2024 Extension Meeting, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate its initial Business Combination from May 23, 2024 to February 17, 2025 (the “2024 Extension Amendment”). In connection with the approval of the 2024 Extension Amendment, holders of 1,226,085 of the Company’s Class A ordinary shares exercised their right to redeem those shares for cash at an approximate price of $11.24 per share, for an aggregate of approximately $13.8 million (See Note 10 for subsequent update on 2024 extension meeting).

If the Company is unable to complete a Business Combination by February 17, 2025, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the requirements of applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by February 17, 2025, or during any additional extension period (the “Combination Period”). However, if the Initial Shareholders acquired Public Shares in or after the IPO, they are entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account. In the event the Company does not complete a Business Combination within the Combination Period, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $11.24 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a Business Combination, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of March 31, 2024, the Company had $0 in its operating bank account and a working capital deficit of $2,567,806. As of March 31, 2024, the Company had $20,136,022 in its trust account to be used for a Business Combination or to repurchase or redeem its Class A ordinary shares in connection therewith. As of March 31, 2024, $234,853 of the amount in the Trust Account are represented as Interest earned on investments held in the Trust Account.

The Company had 15 months from the closing of the IPO to consummate an initial Business Combination. At the 2024 Extension Meeting, the Company’s shareholders approved the 2024 Extension Amendment that served to extend the date by which the Company must consummate its initial Business Combination to February 17, 2025 (See Note 10 for subsequent extraordinary general meeting on May 22, 2024). The remaining life of the Company as of March 31, 2024 is under 12 months.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company may need to raise additional capital through loans or additional investments from its New Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and New Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the consolidated financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

F-8

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP have been condensed consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2023, as filed with the SEC on March 11, 2024. The interim results for the three months ended March 31, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024, or for any future period.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102 (b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s condensed consolidated financial statements with another public company difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those significant estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2024 and December 31, 2023.

F-9

Investments Held in Trust Account

At March 31, 2024 substantially all of the assets held in the Trust Account were held in an interest-bearing demand deposit account at a bank, and at December 31, 2023, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account at December 31, 2023 are classified as trading securities. Trading securities are presented on the condensed consolidated balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs amounted to $16,418,580 as a result of the Initial Public Offering consisting of $5,000,000 underwriting fees, $10,812,500 of deferred underwriting fees payable, and $606,080 of other offering costs. This amount was charged to shareholders’ deficit upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At March 31, 2024 and December 31, 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheet, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the consolidated financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

F-10

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2024 and December 31, 2023, 1,803,729 ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At March 31, 2024 and December 31, 2023, the redeemable ordinary shares subject to possible redemption reflected in the condensed consolidated balance sheet is reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Fair value to Public Warrants at issuance	(5,606,250)
Redeemable ordinary share issuance costs	(16,098,990)
Plus:
Remeasurement of carrying value to redemption value	33,209,323
Redeemable ordinary shares subject to possible redemption at December 31, 2022	299,004,083
Less:
Redemption	(284,916,127)
Plus:
Remeasurement of carrying value to redemption value	5,813,213
Redeemable ordinary shares subject to possible redemption at December 31, 2023	$19,901,169
Plus:
Remeasurement of carrying value to redemption value	234,853
Redeemable ordinary shares subject to possible redemption at March 31, 2024	$20,136,022

Net Income (Loss) per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares (the “Ordinary Shares”) and Class B ordinary shares (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 24,138,333 Ordinary Shares at $11.50 per share were issued on February 23, 2022. At March 31, 2024, no warrants have been exercised. The 24,138,333 Ordinary Shares underlying the outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the three months ended March 31, 2024 and 2023, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for all periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares.

	For the three months ended		For the three months ended
	March 31, 2024		March 31, 2023
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income	$(2,467,101)	$—	$2,297,946	$574,487
Denominator:
Weighted average shares outstanding	8,991,229	—	28,750,000	7,187,500
Basic and dilution net (loss) income per share	$(0.27)	$—	$0.08	$0.08

F-11

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing consolidated financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants (as defined below) and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its condensed consolidated financial statements and disclosures.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 28,750,000 Units at a price of $10.00 per Unit. Each Unit consisted of one Class A ordinary share and one-half of a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one whole Class A ordinary share at a price of $11.50 per whole share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT WARRANTS

On February 23, 2022, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option in full, the Company consummated the issuance and sale of 9,763,333 Private Placement Warrants in a private placement transaction at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $14,645,000. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

The Original Sponsor and the Company’s initial officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination. The New Sponsor and the Company’s current officers and directors are subject to this same obligation.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 16, 2021, the Original Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares for an aggregate price of $25,000, and on December 18, 2021, the Original Sponsor surrendered 2,156,250 Class B ordinary shares, so that the Original Sponsor then owned an aggregate of 6,468,750 Class B ordinary shares. On February 11, 2022, the Company effected a 1.11111111-for-1.0 share dividend of its Class B ordinary shares, so that the Original Sponsor owned an aggregate of 7,187,500 Founder Shares. The share dividend was retroactively restated. Since the underwriters’ exercised their overallotment option in full upon IPO, none of the Founder Shares were forfeited.

The Founder Shares are subject to certain transfer restrictions, as described in this Note 5.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On August 18, 2023, SRIRAMA Associates, LLC, a Delaware limited liability company (the “New Sponsor”) purchased from the Original Sponsor (x) 4,317,500 Class A Ordinary Shares and (y) 6,834,333 Private Placement Warrants for an aggregate purchase price of $1.00, payable at the time of the initial Business Combination.

F-12

Related Party Loans

On February 16, 2021, the Original Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of June 30, 2023 or the completion of the IPO. As of December 31, 2021 the amount outstanding was $238,596. The Note was subsequently paid off in February 2022 after the IPO and there was no amount outstanding as of as of March 31, 2024 and December 31, 2023.

In addition, in order to finance transaction costs in connection with a Business Combination, the New Sponsor or an affiliate of the New Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2024 and December 31, 2023, $450,000 and $250,000 in Working Capital Loans were outstanding.

Administrative Services Fee

The Company entered into an agreement, commencing on the effective date of the IPO through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Original Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the three months ended March 31, 2024 and 2023, the Company has incurred $30,000 and $30,000, respectively, of expenses under this arrangement.

Due to affiliate

As of March 31, 2024 and December 31, 2023, $268,939 and $238,939, respectively, has been accrued and shown as ‘Due to affiliate’ in the accompanying condensed consolidated balance sheet for the administrative services fees described above and a residual balance due from IPO proceeds. The amount is due to New Sponsor and will be repaid as soon as practical from the Company’s operating account.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights pursuant to a registration rights agreement dated February 17, 2022. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-13

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On February 23, 2022, the underwriters elected to fully exercise the over-allotment option purchasing 3,750,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $5,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon the closing of the Business Combination ($750,000 in the aggregate). In addition, the underwriters were originally entitled to a deferred underwriting commissions of $0.35 per unit, or $10,062,500 from the closing of the IPO. The total deferred fee was $10,812,500 consisting of the $10,062,500 deferred portion and the $750,000 cash discount agreed to be deferred until Business Combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the underwriters agreed to waive their entitlement to the deferred underwriting commissions of $10,812,500 in accordance with the Underwriting Agreement. As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying condensed consolidated financial statements.

Non-Redemption Agreements

The Original Sponsor entered into Non-Redemption Agreements with various shareholders of the Company (the “Non-Redeeming Shareholders”), pursuant to which these shareholders agreed not to redeem a portion of their Class A ordinary shares (the “Non-Redeemed Shares”) solely in connection with the 2023 Extension Meeting, but such shareholders retained their right to require the Company to redeem such Non-Redeemed Shares in connection with the closing of the Business Combination. The Original Sponsor agreed to transfer to such Non-Redeeming Shareholders an aggregate of 750,000 the Founder Shares held by the Original Sponsor immediately following the consummation of an initial Business Combination. The Company estimated the aggregate fair value of such 750,000 Founder Shares transferrable to the Non-Redeeming Shareholders pursuant to the Non-Redemption Agreement to be $118,298 or approximately $0.15 per share. The fair value was determined using the probability of a successful Business Combination of 5%, a volatility of 1.6%, a discount for lack or marketability of 4.14%, and the average value per shares as of the valuation date of $10.51 derived from an option pricing model for publicly traded warrants. Each Non-Redeeming Shareholder acquired from the Original Sponsor an indirect economic interest in such Founder Shares. The excess of the fair value of such Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in substance, it was recognized by the Company as a capital contribution by the Original Sponsor to induce these Non-Redeeming Shareholders not to redeem the Non-Redeemed Shares, with a corresponding charge to additional paid-in capital to recognize the fair value of the Founder Shares subject to transfer as an offering cost.

Purchase Agreement

On July 14, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with the New Sponsor and the Original Sponsor, pursuant to which the New Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A Ordinary Shares and (y) 6,834,333 private placement warrants, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement, dated February 22, 2022, by and among the Company, its officers, directors and the Original Sponsor, and the Underwriting Agreement), for an aggregate purchase price of $1.00 payable at the time of the initial Business Combination. On August 18, 2023, the parties to the Purchase Agreement closed the transactions contemplated thereby.

Contingent Agreement

On April 13, 2023, the Company engaged CCM to act as its capital markets advisor in connection with seeking an extension for completing a Business Combination. The Company will pay CCM the sum of (i) $300,000 plus (ii) 50,000 Class A ordinary shares of the Company which is payable at the close of Business Combination. On July 13, 2023, the Company amended the agreement with CCM. As a result of the amendment, the Company will pay CCM 80,000 Class A ordinary shares of the Company, which is payable at the close of a Business Combination. The fair value of the equity shares at the grant date which will be determined upon the consummation of a Business Combination.

F-14

Merger Agreement

On December 26, 2023, the Company entered into the Merger Agreement with Merger Sub, the Sponsor, Visiox, and Ryan Bleeks, in the capacity as the seller representative. Pursuant to the Merger Agreement, among other things, the parties will effect the merger of Merger Sub with and into Visiox, with Visiox continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of Visiox shall be exchanged for shares of common stock, par value $0.0001 per share, of PowerUp (the “Share Exchange”) subject to the conditions set forth in the Merger Agreement, with Visiox surviving the Share Exchange as a wholly owned subsidiary of PowerUp.

Prior to the Closing Date, and subject to the satisfaction or waiver of the conditions of the Merger Agreement, PowerUp will migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act. In connection with the Domestication, each issued and outstanding pre-Domestication preferred share, each issued and outstanding pre-Domestication Class A ordinary share, each issued and outstanding pre-Domestication Class B ordinary share, each issued and outstanding pre-Domestication private warrant, each issued and outstanding pre-Domestication public warrant, and each issued and outstanding pre-Domestication unit shall automatically convert, one a one-for-one basis, into one share of Company Preferred Stock, one share of Company Class A Common Stock, one share of Company Class B Common Stock, one Company Private Warrant, one Company Public Warrant, and one Company Public Unit, respectively. Immediately following the Domestication, (i) each share of Company Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Company Class A Common Stock, (ii) the Company Class A Common Stock will be reclassified as Company Common Stock, and (iii) each Company Public Unit will be separated into shares of Company Common Stock and Company Public Warrants.

Merger Consideration

As consideration for the Merger, the holders of Visiox’s securities collectively shall be entitled to receive from the Company, in the aggregate, a number of shares of Company Common Stock with an aggregate value equal to the Merger Consideration. Under the Merger Agreement, “Merger Consideration” means (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0, if any, less (c) Company Transaction Expenses, less (d) Company Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs, multiplied by (ii) $10.00. Capitalized terms used herein have the meanings assigned in the Merger Agreement.

In addition, holders of Visiox’s securities and the Sponsor shall also have the contingent right to receive from the Company, in the aggregate, an additional 6,000,000 shares of Company Common Stock as follows:

(a)	In the event the first commercial sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date, then, subject to the terms and conditions of the Merger Agreement, the Company shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”).

(b)	Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the Launch Earnout Share Payment (the “$12.50 Earnout Eligibility Date”), in the event that the VWAP of the Company Common Stock equals or exceeds $12.50 per share (the “First Share Price Target”) for 20 out of any 30 consecutive Trading Days during the period beginning on the Closing Date and ending on the 36-month anniversary of the Closing Date (such period the “Earnout Period”), and subject to the terms and conditions of the Merger Agreement, the Company shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”).

In the event the First Share Price Target was achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved. No $12.50 Earnout Share Payment shall be earned if the $12.50 Earnout Eligibility Date is a date later than the end of the Earnout Period.

(c)	Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), in the event that the VWAP of the Company Common Stock equals or exceeds $15.00 per share (the “Second Share Price Target”) for 20 out of any 30 consecutive Trading Days during Earnout Period, and subject to the terms and conditions of the Merger Agreement, the Company shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”).

In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved. No $15.00 Earnout Share Payment shall be earned if the $15.00 Earnout Eligibility Date is a date later than the end of the Earnout Period.

F-15

Loan and Transfer Agreement

On December 21, 2023 the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and SSVK Associates, LLC (the “Lender”), pursuant to which the Lender loaned an aggregate of $250,000 to the Sponsor and the Sponsor loaned $250,000 to the Company. On January 9, 2024, the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and Apogee Pharma Inc. (“Apogee”), pursuant to which the Apogee loaned an aggregate of $50,000 to the Sponsor and the Sponsor loaned $50,000 to the Company. On January 10, 2024, the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and Jinal Sheth as lender, pursuant to which the lender loaned an aggregate of $150,000 to the Sponsor and the Sponsor loaned $150,000 to the Company.

As of March 31, 2024 and December 31, 2023, there was $419,875 and $155,848 in borrowings under the agreement, respectively.

The Company analyzed its Loan and Transfer Agreements under ASC 480 “Distinguishing Liabilities from Equity” and ASC 815 “Derivatives and Hedging” and concluded that bifurcation of a single derivative that comprises all of the fair value of the conversion feature(s) (i.e., derivative instrument(s)) is not necessary under ASC 815-15-25-7 through 25-10. As a result, all debt proceeds received from Lender have been recorded using the relative fair value method of accounting under ASC 470 “Debt”. As of March 31, 2024, the Sponsor received an aggregate of $419,875 under the Loan and Transfer Agreement of which $419,875 was funded to the Company. The amounts received under the Loan and Transfer Agreement were recorded as a Loan and Transfer Liability on the accompanying condensed consolidated balance sheets. The debt discount is being amortized to interest expense as a non-cash charge over the term of the loan and transfer liability, in which is generally the Company’s expected Business Combination date at the time of each draw. During the three months ended March 31, 2024, the Company recorded $183,310 of interest expense related to the amortization of the debt discount. The remaining balance of the debt discount as of March 31, 2024 amounted to $202,643.

Pursuant to ASC 470, the Company recorded the fair value of the loan and transfer liability on the condensed consolidated balance sheets using the relative fair value method and the related amortization of the debt discount on its condensed consolidated statements of operations. The initial fair value of the subscription liability at issuance was estimated using a Black Scholes and Probability Weighted Expected Return Model.

In connection with the execution of the Merger Agreement, on December 21, 2023, the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and SSVK Associates, LLC (the “Lender”), pursuant to which the Lender loaned an aggregate of $250,000 (the “Funded Amount”) to the Sponsor (the “Sponsor Loan”) and the Sponsor loaned $250,000 to the Company (the “SPAC Loan”). The Sponsor Loan accrues interest at 8% per annum and the SPAC Loan does not accrue interest. The Company is not responsible for the payment of any interest on the Sponsor Loan and is only required to repay the principal amount of the SPAC Loan upon the completion of the Company’s initial business combination. The Funded Amount, together with all accrued and unpaid interest thereon, shall be repaid by the Sponsor within five days of the closing of the Company’s initial business combination, at the option of the Lender, in either (a) cash; or (b) Class A ordinary shares of the Company held by the Sponsor, at the rate of one (1) Class A ordinary share for each $10.00 of converted principal and interest. As additional consideration for the Lender making the Sponsor Loan available to the Sponsor, the Sponsor agreed to transfer one (1) Class A ordinary share of the Company to the Lender for each $1.00 multiple of the Funded Amount, which included the registration rights previously provided by the Company to the Sponsor.

In connection with the execution of the Merger Agreement, on January 9, 2024, the Company entered into Loan and Transfer Agreements between the Company, the Sponsor, and Apogee Pharma Inc. (“Apogee”), pursuant to which the Apogee loaned an aggregate of $50,000 to the Sponsor and the Sponsor loaned $50,000 to the Company. The Sponsor Loan accrues interest at 8% per annum and the SPAC Loan does not accrue interest. The Company is not responsible for the payment of any interest on the Sponsor Loan and is only required to repay the principal amount of the SPAC Loan upon the completion of the Company’s initial business combination. The Funded Amount, together with all accrued and unpaid interest thereon, shall be repaid by the Sponsor within five days of the closing of the Company’s initial business combination, at the option of the Lender, in either (a) cash; or (b) Class A ordinary shares of the Company held by the Sponsor, at the rate of one (1) Class A ordinary share for each $10.00 of converted principal and interest. As additional consideration for the Lender making the Sponsor Loan available to the Sponsor, the Sponsor agreed to transfer one (1) Class A ordinary share of the Company to the Lender for each $1.00 multiple of the Funded Amount, which included the registration rights previously provided by the Company to the Sponsor.

In connection with the execution of the Merger Agreement, on January 10, 2024, the Company entered into Loan and Transfer Agreements between the Company, the Sponsor, and Jinal Sheth (“Sheth”), pursuant to which the Sheth loaned an aggregate of $150,000 to the Sponsor and the Sponsor loaned $150,000 to the Company. The Sponsor Loan accrues interest at 8% per annum and the SPAC Loan does not accrue interest. The Company is not responsible for the payment of any interest on the Sponsor Loan and is only required to repay the principal amount of the SPAC Loan upon the completion of the Company’s initial business combination. The Funded Amount, together with all accrued and unpaid interest thereon, shall be repaid by the Sponsor within five days of the closing of the Company’s initial business combination, at the option of the Lender, in either (a) cash; or (b) Class A ordinary shares of the Company held by the Sponsor, at the rate of one (1) Class A ordinary share for each $10.00 of converted principal and interest. As additional consideration for the Lender making the Sponsor Loan available to the Sponsor, the Sponsor agreed to transfer one (1) Class A ordinary share of the Company to the Lender for each $1.00 multiple of the Funded Amount, which included the registration rights previously provided by the Company to the Sponsor.

F-16

Convertible Promissory Note

On December 1, 2023, Visiox issued Sponsor a secured convertible promissory note (“Visiox Convertible Note”) in the principal amount of up to $2,000,000. The Visiox Convertible Note accrues simple interest at a rate of 15% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All then outstanding principal, together with any then unpaid and accrued interest and other amount payable under the Visiox Convertible Note shall be due and payable at the earlier of (i) when requested in writing by the Sponsor on or after November 30, 2024 (the “Maturity Date”) or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts become due and payable in accordance with the terms of the Visiox Convertible Note. The Visiox Convertible Note may not be prepaid without the consent of the Sponsor.

Advisory Services Agreement

The Company shall (a) on behalf Visiox, pay $2.0 million to the Sponsor for advisory services (the “Advisory Fee”) and (b) on behalf of the Company, issue the Sponsor 2,000,000 shares of the Company’s post-closing common stock as partial consideration for the Sponsor entering into the Visiox Convertible Note; and (c) issue the Sponsor up to 1,000,000 shares of the Company’s post-closing common stock as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned, which totaled $450,000 as of March 31, 2024.

Subscription Agreement

On March 5, 2024, the Company entered into Subscription Agreements with four investors who agreed to contribute to the Sponsor an aggregate of $1,000,000 to support the Company’s de-SPAC transaction. The Company has certain obligations under Subscription Agreements, including to issue shares of its Class A ordinary shares to the investors in connection with the de-SPAC transaction and to pay or cause to be repaid the contributions of the investors. For the three months ended March 31, 2024, the Company recorded $1,786,236 as liability, $213,764 as additional paid-in capital and $2,000,000 subscription agreement expense at inception of the agreement.

The Company analyzed its Subscription Agreement under ASC 480 “Distinguishing Liabilities from Equity” and ASC 815 “Derivatives and Hedging” and concluded that bifurcation of a single derivative that comprises all of the fair value of the conversion feature(s) (i.e., derivative instrument(s)) is not necessary under ASC 815-15-25-7 through 25-10. As a result, all debt proceeds received from Lender have been recorded using the relative fair value method of accounting under ASC 470 “Debt”. Pursuant to ASC 470, the Company recorded the fair value of the subscription liability on the condensed consolidated balance sheets using the relative fair value method. The initial fair value of the subscription liability at issuance was estimated using a Black Scholes and Probability Weighted Expected Return Model.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board. At March 31, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A ordinary shares—The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2024 and December 31, 2023, there were 7,187,500 Class A ordinary shares issued and outstanding (excluding 1,803,729 Class A ordinary shares subject to possible redemption).

Class B ordinary shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of March 31, 2024 and December 31, 2023, there were 0 Class B ordinary shares outstanding.

If there are any Class B ordinary shares outstanding at the time of the initial Business Combination, such shares will automatically convert into Class A ordinary shares on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO (irrespective of whether or not such ordinary shares are redeemed in connection with the initial Business Combination) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in our initial Business Combination, and any ordinary shares issued upon exercise of private placement warrants issued to the Sponsors or their affiliates upon conversion of loans made to us).

F-17

NOTE 8. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and
●	if, and only if, the reported last sale price of the Public Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Public Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsors or their affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable, or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company has determined that warrants issued in connection with its IPO in February 2022 are subject to treatment as equity. In order to account for the fair value of the Public Warrants issued in the IPO, the Company used Black Scholes Model to allocate cost to the Public Warrants on IPO. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO closing date was derived from observable public warrant pricing on comparable ‘blank check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five-year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

F-18

The following table provides quantitative information regarding fair value measurements at issuance on February 23, 2022:

Private warrant
Share Price	$9.82
Exercise Price	$11.50
Redemption Trigger Price	$18.00
Term (years)	6.42
Volatility	5.64%
Risk Free Rate	1.93%
Dividend Yield	0.00%

The fair value of the Public Warrants as of February 23, 2022 was $0.39. As of March 31, 2024, the Company had 14,375,000 Public Warrants and 9,763,333 Private Warrants outstanding, respectively.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2024 the assets held in the Trust Account were held in an interest-bearing demand deposit account at a bank and at December 31, 2023, the assets held in the Trust Account were held in treasury funds. At December 31, 2023 the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
March 31, 2024	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	1	$20,136,022	—	—
Subscription Financial Liabilities	3	$—	—	$1,782,202
Loan and Transfer note payable	3	$—	—	$217,232

		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
December 31, 2023	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	1	$19,901,169	—	—

As discussed in Note 6, the Company fair values the Subscription Liabilities is classified and accounted for as a financial liability of which will be measured at fair value on a recurring basis (one of the instruments is accounted for at fair value on a recurring basis under ASC 480-10, as a derivative instrument under ASC 815, or at fair value under the fair value option in ASC 825-10);

The Financial Liabilities are valued under a Probability Weighted Expected Return Model (“PWERM”) which fair values repayable capital investment and used a Black Scholes Model that fair values the conversion features within the convertible debt. The PWERM is a multistep process in which value is estimated based on the probability-weighted present value of various future outcomes. The estimated fair value of the Financial Liabilities Component is determined using Level 3 inputs. Inherent in the pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate.

F-19

The key inputs of the models used to value the Company’s Subscription Financial Liabilities as of March 31, 2024 were:

Inputs	March 31, 2024
Term Remaining	0.46
Share Price	$10.75
Risk-Free Rate	5.39%

The change in the fair value of Subscription Agreement liabilities, measured using Level 3 inputs, for March 31, 2023 and December 31, 2023 is summarized as follows:

Subscription financial liabilities at December 31, 2023	$-
Change in fair value	1,782,202
Subscription financial liabilities at March 31, 2024	$1,782,202

As discussed in Note 6, the Company fair values the Loan and Transfer note payable is classified and accounted for as a financial liability of which will be measured at fair value on a recurring basis (one of the instruments is accounted for at fair value on a recurring basis under ASC 480-10, as a derivative instrument under ASC 815, or at fair value under the fair value option in ASC 825-10);

The Financial Liabilities are valued under a Probability Weighted Expected Return Model (“PWERM”) which fair values repayable capital investment and used a Black Scholes Model that fair values the conversion features within the convertible debt. The PWERM is a multistep process in which value is estimated based on the probability-weighted present value of various future outcomes. The estimated fair value of the Financial Liabilities Component is determined using Level 3 inputs. Inherent in the pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate.

The key inputs of the models used to value the Company’s Loan and Transfer note payable as of March 31, 2024 were:

Inputs	March 31, 2024
Term Remaining	1.47
Share Price	$11.015
Risk-Free Rate	4.78%

The change in the fair value of Loan and Transfer note payable measured using Level 3 inputs, for March 31, 2023 and December 31, 2023 is summarized as follows:

Loan and Transfer note payable at December 31, 2023	$12,384
Change in fair value	204,848
Loan and Transfer note payable at March 31, 2024	$217,232

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the unaudited condensed financial statements were issued. Based upon this review, other than disclosed below or within these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On May 9, 2024, the Company entered into four separate Subscription Agreements with the Sponsor, VKSS Capital, LLC (the “Affiliate”), and the four separate investors (the “Investors”), whereby, to support the Company’s anticipated de-SPAC transaction, the Investors collectively contributed to Sponsor a total of $500,000 and, in turn, the Sponsor loaned $500,000 to the Company.

On May 22, 2024, the held the 2024 Extension Meeting. At the 2024 Extension Meeting, the Company’s shareholders were asked to vote on a proposal to approve, among other things, extending the date by which the Company must consummate an initial business combination from May 23, 2024 to February 17, 2025. In connection with the approval of the 2024 Extension Amendment, holders of 1,226,085 of the Company’s Class A ordinary shares exercised their right to redeem those shares for cash at an approximate price of $11.24 per share, for an aggregate of approximately $13.8 million.

In connection with the 2024 Extension Meeting, the Company and the Sponsor entered into a non-redemption agreement (the “Non-Redemption Agreement”) with an unaffiliated third-party shareholder in exchange for such shareholder agreeing not to redeem (or to validly rescind any redemption requests on) 450,000 of the Company’s Class A ordinary shares (the “Non-Redeemed Shares”) in connection with the 2024 Extension Meeting. In exchange for the foregoing commitment not to redeem such shares, for the 450,000 Non-Redeemed Shares, the Sponsor has agreed to transfer to such shareholder 75,000 Class A ordinary shares of the Company held by the Sponsor and 75,000 Class A ordinary shares which will be issued to the Sponsor upon the closing of the Company’s initial Business Combination. The Non-Redemption Agreement increased the amount of funds that remained in the Company’s Trust Account following the 2024 Extension Meeting.

Pursuant to the terms of the Merger Agreement, because the conditions to the closing of the proposed initial business combination with Visiox were not satisfied or waived by May 31, 2024, PowerUp and Visiox each have the right to terminate the Merger Agreement and abandon the transactions contemplated thereby by providing written notice to the other party.

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders’ and Board of Directors of

PowerUp Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PowerUp Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, shareholders’ deficit and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph -- Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before May 23, 2024. The Company entered into a definitive merger agreement with a business combination target on December 26, 2023; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to May 23, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after May 23, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY

March 11, 2024

F-21

POWERUP ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022

ASSETS
CURRENT ASSETS
Cash	$—	$497,259
Prepaid expenses and other	81,223	600,493
Total current assets	81,223	1,097,752
Prepaid expenses - noncurrent	—	80,170
Investments held in Trust Account	19,901,169	299,004,083
TOTAL ASSETS	$19,982,392	$300,182,005

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$152,005	180,634
Loan and Transfer note - payable	12,384	—
Due to affiliate	238,939	122,689
Total current liabilities	403,328	303,323
Deferred Underwriting fee payable	—	10,812,500
TOTAL LIABILITIES	403,328	11,115,823

COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Class A ordinary shares subject to possible redemption at redemption value, $0.0001 par value, 1,803,729 and 28,750,000 shares as of December 31, 2023 and 2022, respectively	19,901,169	299,004,083

SHAREHOLDER’S DEFICIT
Preference shares; $0.0001 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares; $0.0001 par value; 300,000,000 shares authorized; 7,187,500 and 0 issued or outstanding at December 31, 2023 and 2022, respectively (excluding 1,803,729 and 28,750,000 shares subject to redemption as of December 31, 2023 and 2022, respectively)	719	—
Class B ordinary shares; $0.0001 par value; 50,000,000 shares authorized; 0 and 7,187,500 issued and outstanding at December 31, 2023 and 2022, respectively	—	719
Additional paid-in capital	10,964,930	—
Accumulated deficit	(11,287,754)	(9,938,620)
Total shareholders’ deficit	(322,105)	(9,937,901)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$19,982,392	$300,182,005

The accompanying notes are an integral part of the consolidated financial statements.

F-22

POWERUP ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
OPERATING EXPENSES
General and administrative	$1,340,168	$976,345
Total operating expenses	(1,340,168)	(976,345)

Other income:
Interest expense – debt discount	(8,966)	—
Interest earned on investments held in Trust Account	5,813,213	4,316,583
Total other income, net	5,804,247	4,316,583

Net income	$4,464,079	$3,340,238

Weighted average shares outstanding of Class A ordinary shares	16,461,668	24,496,575
Basic and diluted net income per share, Class A ordinary shares	$0.23	$0.11
Weighted average shares outstanding of Class B ordinary shares	2,717,466	7,187,500
Basic and diluted net income per share, Class B ordinary shares	$0.23	$0.11

The accompanying notes are an integral part of the consolidated financial statements.

F-23

POWERUP ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2021	—	$—	7,187,500	$719	$24,281	$(25,475)	$(475)
Proceeds from Initial Public Offering Costs allocated to Public Warrants (net of offering costs)	—	—	—	—	5,286,660	—	5,286,660
Proceeds from issuance of Private Placement Warrants to Sponsor	—	—	—	—	14,645,000	—	14,645,000
Remeasurement for redeemable shares to redemption value	—	—	—	—	(19,955,941)	(13,253,382)	(33,209,323)
Net income	—	—	—	—	—	3,340,238	3,340,238
Balance – December 31, 2022	—	—	7,187,500	719	—	(9,938,620)	(9,937,901)
Conversion of Class B shares to Class A	7,187,500	719	(7,187,500)	(719)	—	—	—
Reduction of U/W Fee Payable	—	—	—	—	10,812,500	—	10,812,500
Contribution - shareholder non-redemption agreements	—	—	—	—	118,298	—	118,298
Shareholder non-redemption agreements	—	—	—	—	(118,298)	—	(118,298)
Face value of convertible note in excess of fair value	—	—	—	—	152,430	—	152,430
Remeasurement for Class A shares to redemption value	—	—	—	—	—	(5,813,213)	(5,813,213)
Net income	—	—	—	—	—	4,464,079	4,464,079
Balance – December 31, 2023	7,187,500	$719	—	$—	$10,964,930	$(11,287,754)	$(322,105)

The accompanying notes are an integral part of the consolidated financial statements.

F-24

POWERUP ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Cash Flows from Operating Activities:
Net income	$4,464,079	$3,340,238
Adjustments to reconcile net income to net cash used in operating activities:
Interest income on investments held in Trust Account	(5,813,213)	(4,316,583)
Interest expense – debt discount	8,966	—
Changes in operating assets and liabilities:
Prepaid expenses	599,440	(680,663)
Accounts payable and accrued expenses	(28,629)	125,533
Due to affiliate	116,250	122,689
Net cash used in operating activities	(653,107)	(1,408,786)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemptions	284,916,127	—
Cash deposited to Trust Account	—	(294,687,500)
Net cash provided by (used in) investing activities	284,916,127	(294,687,500)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering net of underwriting fees	—	282,500,000
Proceeds from sale of private units	—	14,645,000
Repayment of promissory note - related party	—	(252,915)
Payment of offering costs	—	(298,540)
Redemption of ordinary shares	(284,916,127)	—
Proceeds from Sponsor note	155,848	—
Net cash (used in) provided by financing activities	(284,760,279)	296,593,545

NET CHANGE IN CASH	(497,259)	497,259
CASH, BEGINNING OF THE PERIOD	497,259	—
CASH, END OF THE PERIOD	$—	$497,259

Non-cash investing and financing activities:
Initial value of Class A ordinary shares subject to possible redemption	$—	$294,687,500
Deferred underwriting commissions payable charged to additional paid in capital	$(10,812,500)	$10,812,500
Remeasurement of Class A ordinary shares to redemption value	$5,813,213	$33,209,323
Sponsor shares contributed for no redemption of shares	$118,298	$—
Conversion of Class B shares to Class A	$719	$—

The accompanying notes are an integral part of the consolidated financial statements.

F-25

POWERUP ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY

PowerUp Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on February 9, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On December 26, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PowerUp Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”). The transactions contemplated by the Merger Agreement are intended to serve as the Company’s initial Business Combination. See Note 6 for further information.

As of December 31, 2023, the Company had not commenced any operations. Substantially all activity from February 9, 2021 (inception) through December 31, 2023 relates to the Company’s formation and initial public offering (“IPO”), which is described below and, since the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on February 17, 2022. On February 23, 2022, the Company consummated the IPO of 25,000,000 units (“Units” and, with respect to Class A ordinary share included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 9,138,333 private placement warrants (“Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s original sponsor, PowerUp Sponsor LLC (the “Original Sponsor”) generating gross proceeds of $13,707,500 which is described in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the closing of the sale of 3,750,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (the “Overallotment Units”), generating additional gross proceeds of $37,500,000. Simultaneously with the exercise of the overallotment, the Company consummated the private placement of an additional 625,000 Private Placement Warrants to the Original Sponsor, generating gross proceeds of $937,500.

Offering costs for the IPO amounted to $16,418,580, consisting of $5,000,000 of underwriting fees, $10,812,500 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $606,080 of other costs. As described in Note 6, the $10,812,500 of deferred underwriting fee payable was contingent upon the consummation of a Business Combination by May 23, 2024, subject to the terms of the underwriting agreement. On June 28, 2023, the underwriters of the IPO, agreed to waive their entitlements to the deferred underwriting commissions of $10,812,500 pursuant to the underwriting agreement for the IPO (the “Underwriting Agreement”). As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying consolidated financial statements (see Note 6).

Following the closing of the IPO, $294,687,500 ($10.25 per Unit) from the net proceeds of the sale of the Units, Overallotment Units, and the Private Placement Warrants was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time it enters into a definitive agreement for the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $11.03 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There are no redemption rights with respect to the Company’s warrants.

F-26

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”). In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options”. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the consolidated balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to an initial Business Combination. If the Company seeks shareholder approval of a Business Combination, the Company will proceed with the Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Original Sponsor agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of the Business Combination. The New Sponsor (as defined below) may be deemed to be subject to this same obligation. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

Notwithstanding the foregoing, the Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the IPO, without the prior consent of the Company.

The Company’s Original Sponsor, and its initial officers and directors (the “Initial Shareholders”) agreed not to propose an amendment to the Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment. The New Sponsor and the Company’s current officers and directors may be deemed to be subject to this same obligation.

On May 18, 2023, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate its initial Business Combination from May 23, 2023 to May 23, 2024 (the “Extension Amendment”).

In connection with the approval of the Extension Amendment at the Extraordinary General Meeting, holders of 26,946,271 of the Company’s ordinary shares exercised their right to redeem those shares for cash at an approximate price of $10.55 per share, for an aggregate of approximately $284 million.

On August 14, 2023, the Company was notified by Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company) that the per share redemption price for the redemption of public shares effected on May 18, 2023 should have been approximately $10.57, which is approximately $0.02 higher than the approximately $10.55 per share previously paid. The Company made a “true-up” payment in the amount of approximately $0.02 per share to the holders of record as of April 19, 2023 that exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. On August 18, 2023, the Company made the true-up payment to the applicable holders in the aggregate amount of $632,968.

Following the Extraordinary General Meeting, on May 18, 2023, those Initial Shareholders holding all of the issued and outstanding Class B ordinary shares of the Company elected to convert their Class B ordinary shares into Class A ordinary shares of the Company on a one-for-one basis (the “Conversion”). As a result, 7,187,500 of the Company’s Class B ordinary shares were cancelled and 7,187,500 of the Company’s Class A ordinary shares were issued to converting Class B shareholders.

F-27

On April 13, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Markets division (“CCM”) to act as its capital markets advisor in connection with seeking an extension for completing a Business Combination. The Company will pay CCM the sum of (i) $300,000 plus (ii) 50,000 Class A ordinary shares of the Company which is payable at the close of business combination. On July 13, 2023, the Company amended the agreement with CCM. As a result of the amendment, the Company will pay CCM 80,000 Class A ordinary shares of the Company, which is payable at the close of a Business Combination.

On August 18, 2023, in connection with the closing of the transaction contemplated by the Purchase Agreement (defined below), (i) Bruce Hack, Jack Tretton, Peter Blacklow, Julie Uhrman, and Kyle Campbell tendered their resignations as members of the board of directors of the Company (the “Board”), (ii) Jack Tretton, Michael Olson, and Gabriel Schillinger resigned as officers of the Company, (iii) Surendra Ajjarapu, Michael L. Peterson, Donald G. Fell, Mayur Doshi, and Avinash Wadhwani were appointed as members of the Board, (iv) Surendra Ajjarapu was appointed Chairman of the Board, and (v) Surendra Ajjarapu and Howard Doss were appointed as the Company’s Chief Executive Officer and Chief Financial Officer, respectively.

If the Company is unable to complete a Business Combination by May 23, 2024, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the requirements of applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by May 23, 2024, or during any additional extension period (the “Combination Period”). However, if the Initial Shareholders acquired Public Shares in or after the IPO, they are entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account. In the event the Company does not complete a Business Combination within the Combination Period, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $11.03 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a Business Combination, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On December 26, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PowerUp Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Visiox. The transactions contemplated by the Merger Agreement are intended to serve as the Company’s initial Business Combination. See Note 6 for further information.

Going Concern

As of December 31, 2023, the Company had $0 in its operating bank account and a working capital deficit of $322,105. As of December 31, 2023 and 2022, the Company had $19,901,169 and $299,004,083 in its trust account. On May 18, 2023, 26,946,271 of the Company’s ordinary shares were redeemed and as of December 31, 2023, $19,901,169 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith. As of December 31, 2023 and December 31, 2022, $5,813,213 and $4,316,583 of the amount in the Trust Account are represented as Interest earned on investments held in the Trust Account, respectively.

The Company had 15 months from the closing of the IPO to consummate an initial business combination. At the Extraordinary General Meeting, the Company’s shareholders approved the Extension Amendment that served to extend the date by which the Company must consummate its initial Business Combination from May 23, 2023 to May 23, 2024. The remaining life of the Company as of December 31, 2023 is under 12 months.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company may need to raise additional capital through loans or additional investments from its New Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and New Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the consolidated financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

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NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102 (b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s consolidated financial statements with another public company difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those significant estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Investments Held in Trust Account

At December 31, 2023 and 2022, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs amounted to $16,418,580 as a result of the Initial Public Offering consisting of $5,000,000 underwriting fees, $10,812,500 of deferred underwriting fees payable, and $606,080 of other offering costs. This amount was charged to shareholders’ deficit upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2023 and 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

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Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheet, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the consolidated financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, 1,803,729 and 28,750,000 ordinary shares, respectively, subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At December 31, 2023 and 2022, the redeemable ordinary shares subject to possible redemption reflected in the consolidated balance sheet is reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Fair value to Public Warrants at issuance	(5,606,250)
Redeemable ordinary share issuance costs	(16,098,990)
Plus:
Remeasurement of carrying value to redemption value	33,209,323
Redeemable ordinary shares subject to possible redemption at December 31, 2022	299,004,083
Less:
Redemption	(284,916,127)
Plus:
Remeasurement of carrying value to redemption value	5,813,213
Redeemable ordinary shares subject to possible redemption at December 31, 2023	$19,901,169

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Net Income per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares (the “Ordinary Shares”) and Class B ordinary shares (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 24,138,333 Ordinary Shares at $11.50 per share were issued on February 23, 2022. At December 31, 2023, no warrants have been exercised. The 24,138,333 Ordinary Shares underlying the outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for years ended December 31, 2023 and 2022, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted income per ordinary share is the same as basic income per ordinary share for all periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares.

	For year ended		For year ended
	December 31, 2023		December 31, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income	$3,831,570	$632,509	$2,582,508	$757,730
Denominator:
Weighted average shares outstanding	16,461,668	2,717,466	24,496,575	7,187,500
Basic and dilution net income per share	$0.23	$0.23	$0.11	$0.11

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing consolidated financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants (as defined below) and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated financial statements and disclosures.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 28,750,000 Units at a price of $10.00 per Unit. Each Unit consisted of one Class A ordinary share and one-half of a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one whole Class A ordinary share at a price of $11.50 per whole share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT WARRANTS

On February 23, 2022, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option in full, the Company consummated the issuance and sale of 9,763,333 Private Placement Warrants in a private placement transaction at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $14,645,000. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

The Original Sponsor and the Company’s initial officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination. The New Sponsor and the Company’s current officers and directors may be deemed to be subject to this same obligation.

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NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 16, 2021, the Original Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares for an aggregate price of $25,000, and on December 18, 2021, the Original Sponsor surrendered 2,156,250 Class B ordinary shares, so that the Original Sponsor then owned an aggregate of 6,468,750 Class B ordinary shares. On February 11, 2022, the Company effected a 1.11111111-for-1.0 share dividend of its Class B ordinary shares, so that the Original Sponsor owned an aggregate of 7,187,500 Founder Shares. The share dividend was retroactively restated. Since the underwriters’ exercised their overallotment option in full upon IPO, none of the Founder Shares were forfeited.

The Founder Shares are subject to certain transfer restrictions, as described in this Note 5.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On August 18, 2023, SRIRAMA Associates, LLC, a Delaware limited liability company (the “New Sponsor”) purchased from the Original Sponsor (x) 4,317,500 Class A Ordinary Shares and (y) 6,834,333 private placement warrants for an aggregate purchase price of $1.00, payable at the time of the initial Business Combination.

Related Party Loans

On February 16, 2021, the Original Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of June 30, 2023 or the completion of the IPO. As of December 31, 2021 the amount outstanding was $238,596. The Note was subsequently paid off in February 2022 after the IPO and there was no amount outstanding as of as of December 31, 2023 and 2022.

In addition, in order to finance transaction costs in connection with a Business Combination, the New Sponsor or an affiliate of the New Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2023 and 2022, $158,848 and $0, respectively, of Working Capital Loans were outstanding.

Administrative Services Fee

The Company entered into an agreement, commencing on the effective date of the IPO through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Original Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the year ended December 31, 2023 and 2022, the Company has incurred $120,000 and $100,000, respectively, of expenses under this arrangement.

Loan and Transfer Agreement

On December 21, 2023 the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and SSVK Associates, LLC (the “Lender”), pursuant to which the Lender loaned an aggregate of $250,000 (the “Funded Amount”) to the Sponsor (the “Sponsor Loan”) and the Sponsor loaned $250,000 to the Company (the “SPAC Loan”). As of December 31, 2023 and December 31, 2022, there was $155,848 and $0 in borrowings under the agreement, respectively (see note 6).

The Company analyzed its Loan and Transfer Agreements under ASC 480 “Distinguishing Liabilities from Equity” and ASC 815 “Derivatives and Hedging” and concluded that bifurcation of a single derivative that comprises all of the fair value of the conversion feature(s) (i.e., derivative instrument(s)) is not necessary under ASC 815-15-25-7 through 25-10. As a result, all debt proceeds received from Lender have been recorded using the relative fair value method of accounting under ASC 470 “Debt”. As of December 31, 2023, the Sponsor received an aggregate of $155,848 under the Loan and Transfer Agreement of which $155,848 was funded to the Company. The amounts received under the Loan and Transfer Agreement were recorded as a Loan and Transfer Liability on the accompanying consolidated balance sheets. The debt discount is being amortized to interest expense as a non-cash charge over the term of the loan and transfer liability, in which is generally the Company’s expected Business Combination date at the time of each draw. During the year ended December 31, 2023, the Company recorded $8,966 of interest expense related to the amortization of the debt discount. The remaining balance of the debt discount as of December 31, 2023 amounted to $143,464.

Pursuant to ASC 470, the Company recorded the fair value of the loan and transfer liability on the consolidated balance sheets using the relative fair value method and the related amortization of the debt discount on its consolidated statements of operations. The initial fair value of the subscription liability at issuance was estimated using a Black Scholes and Probability Weighted Expected Return Model.

Due to affiliate

As of December 31, 2023 and 2022, $238,939 and $122,689, respectively, has been accrued and shown as ‘Due to affiliate’ in the accompanying consolidated balance sheet for the administrative services fees described above and a residual balance due from IPO proceeds. The amount is due to New Sponsor and will be repaid as soon as practical from the Company’s operating account~~.~~

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights pursuant to a registration rights agreement dated February 17, 2022. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

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Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On February 23, 2022, the underwriters elected to fully exercise the over-allotment option purchasing 3,750,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $5,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon the closing of the Business Combination ($750,000 in the aggregate). In addition, the underwriters were originally entitled to a deferred underwriting commissions of $0.35 per unit, or $10,062,500 from the closing of the IPO. The total deferred fee was $10,812,500 consisting of the $10,062,500 deferred portion and the $750,000 cash discount agreed to be deferred until Business Combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the underwriters agreed to waive their entitlement to the deferred underwriting commissions of $10,812,500 in accordance with the Underwriting Agreement. As a result, $10,812,500 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying consolidated financial statements.

Non-Redemption Agreement

The Original Sponsor entered into Non-Redemption Agreements with various shareholders of the Company (the “Non-Redeeming Shareholders”), pursuant to which these shareholders agreed not to redeem a portion of their shares of Company ordinary shares (the “Non-Redeemed Shares”) solely in connection with the extraordinary general meeting of shareholders held on May 18, 2023, but such shareholders retained their right to require the Company to redeem such Non-Redeemed Shares in connection with the closing of the Business Combination. The Original Sponsor agreed to transfer to such Non-Redeeming Shareholders an aggregate of 750,000 the Founder Shares held by the Original Sponsor immediately following the consummation of an initial Business Combination. The Company estimated the aggregate fair value of such 750,000 Founder Shares transferrable to the Non-Redeeming Shareholders pursuant to the Non-Redemption Agreement to be $118,298 or approximately $0.15 per share. The fair value was determined using the probability of a successful Business Combination of 5%, a volatility of 1.6%, a discount for lack or marketability of 4.14%, and the average value per shares as of the valuation date of $10.51 derived from an option pricing model for publicly traded warrants. Each Non-Redeeming Shareholder acquired from the Original Sponsor an indirect economic interest in such Founder Shares. The excess of the fair value of such Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in substance, it was recognized by the Company as a capital contribution by the Original Sponsor to induce these Non-Redeeming Shareholders not to redeem the Non-Redeemed Shares, with a corresponding charge to additional paid-in capital to recognize the fair value of the Founder Shares subject to transfer as an offering cost.

Purchase Agreement

On July 14, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with SRIRAMA Associates, LLC, a Delaware limited liability company (the “New Sponsor”) and PowerUp Sponsor LLC (the “Original Sponsor”), pursuant to which the New Sponsor purchased from the Original Sponsor (x) 4,317,500 Class A Ordinary Shares and (y) 6,834,333 private placement warrants, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement, dated February 22, 2022, by and among the Company, its officers, directors and the Original Sponsor, and the Underwriting Agreement, dated February 17, 2022, by and between SPAC and Citigroup Global Markets Inc., as representative of the several underwriters (the “Underwriting Agreement”)), for an aggregate purchase price of $1.00 payable at the time of the initial Business Combination. On August 18, 2023, the parties to the Purchase Agreement closed the transactions contemplated thereby.

Contingent Agreement

On April 13, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Markets division (“CCM”) to act as its capital markets advisor in connection with seeking an extension for completing a Business Combination. The Company will pay CCM the sum of (i) $300,000 plus (ii) 50,000 Class A ordinary shares of the Company which is payable at the close of Business Combination. On July 13, 2023, the Company amended the agreement with CCM. As a result of the amendment, the Company will pay CCM 80,000 Class A ordinary shares of the Company, which is payable at the close of a Business Combination. The fair value of the equity shares at the grant date which will be determined upon the consummation of a Business Combination.

Merger Agreement

On December 26, 2023, the Company entered into an Agreement and Plan of Merger by and among PowerUp, PowerUp Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of PowerUp (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company (the “Sponsor”), Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”), and Ryan Bleeks, in the capacity as the seller representative (as may be amended and/or restated from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, the parties will effect the merger of Merger Sub with and into Visiox, with Visiox continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of Visiox shall be exchanged for shares of common stock, par value $0.0001 per share, of PowerUp (the “Share Exchange”) subject to the conditions set forth in the Merger Agreement, with Visiox surviving the Share Exchange as a wholly owned subsidiary of PowerUp.

Prior to the Closing Date, and subject to the satisfaction or waiver of the conditions of the Merger Agreement, PowerUp will migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act. In connection with the Domestication, each issued and outstanding pre-Domestication preferred share, each issued and outstanding pre-Domestication Class A ordinary share, each issued and outstanding pre-Domestication Class B ordinary share, each issued and outstanding pre-Domestication private warrant, each issued and outstanding pre-Domestication public warrant, and each issued and outstanding pre-Domestication unit shall automatically convert, one a one-for-one basis, into one share of Company Preferred Stock, one share of Company Class A Common Stock, one share of Company Class B Common Stock, one Company Private Warrant, one Company Public Warrant, and one Company Public Unit, respectively. Immediately following the Domestication, (i) each share of Company Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Company Class A Common Stock, (ii) the Company Class A Common Stock will be reclassified as Company Common Stock, and (iii) each Company Public Unit will be separated into shares of Company Common Stock and Company Public Warrants.

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Merger Consideration

As consideration for the Merger, the holders of Visiox’s securities collectively shall be entitled to receive from the Company, in the aggregate, a number of shares of Company Common Stock with an aggregate value equal to the Merger Consideration. Under the Merger Agreement, “Merger Consideration” means (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0, if any, less (c) Company Transaction Expenses, less (d) Company Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs, multiplied by (ii) $10.00. Capitalized terms used herein have the meanings assigned in the Merger Agreement.

In addition, holders of Visiox’s securities and the Sponsor shall also have the contingent right to receive from the Company, in the aggregate, an additional 6,000,000 shares of Company Common Stock as follows:

(a)	In the event the first commercial sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date, then, subject to the terms and conditions of the Merger Agreement, the Company shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”).

(b)	Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the Launch Earnout Share Payment (the “$12.50 Earnout Eligibility Date”), in the event that the VWAP of the Company Common Stock equals or exceeds $12.50 per share (the “First Share Price Target”) for 20 out of any 30 consecutive Trading Days during the period beginning on the Closing Date and ending on the 36-month anniversary of the Closing Date (such period the “Earnout Period”), and subject to the terms and conditions of the Merger Agreement, the Company shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”).

In the event the First Share Price Target was achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved. No $12.50 Earnout Share Payment shall be earned if the $12.50 Earnout Eligibility Date is a date later than the end of the Earnout Period.

(c)	Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), in the event that the VWAP of the Company Common Stock equals or exceeds $15.00 per share (the “Second Share Price Target”) for 20 out of any 30 consecutive Trading Days during Earnout Period, and subject to the terms and conditions of the Merger Agreement, the Company shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”).

In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved. No $15.00 Earnout Share Payment shall be earned if the $15.00 Earnout Eligibility Date is a date later than the end of the Earnout Period.

Loan and Transfer Agreement

In connection with the execution of the Merger Agreement, on December 21, 2023, the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and SSVK Associates, LLC (the “Lender”), pursuant to which the Lender loaned an aggregate of $250,000 (the “Funded Amount”) to the Sponsor (the “Sponsor Loan”) and the Sponsor loaned $250,000 to the Company (the “SPAC Loan”). The Sponsor Loan accrues interest at 8% per annum and the SPAC Loan does not accrue interest. The Company is not responsible for the payment of any interest on the Sponsor Loan and is only required to repay the principal amount of the SPAC Loan upon the completion of the Company’s initial business combination. The Funded Amount, together with all accrued and unpaid interest thereon, shall be repaid by the Sponsor within five days of the closing of the Company’s initial business combination, at the option of the Lender, in either (a) cash; or (b) Class A ordinary shares of the Company held by the Sponsor, at the rate of one (1) Class A ordinary share for each $10.00 of converted principal and interest. As additional consideration for the Lender making the Sponsor Loan available to the Sponsor, the Sponsor agreed to transfer one (1) Class A ordinary share of the Company to the Lender for each $1.00 multiple of the Funded Amount, which included the registration rights previously provided by the Company to the Sponsor.

Convertible Promissory Note

On December 1, 2023, Visiox issued Sponsor a secured convertible promissory note (“Visiox Convertible Note”) in the principal amount of up to $2,000,000. The Visiox Convertible Note accrues simple interest at a rate of 15% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All then outstanding principal, together with any then unpaid and accrued interest and other amount payable under the Visiox Convertible Note shall be due and payable at the earlier of (i) when requested in writing by the Sponsor on or after November 30, 2024 (the “Maturity Date”) or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts become due and payable in accordance with the terms of the Visiox Convertible Note. The Visiox Convertible Note may not be prepaid without the consent of the Sponsor.

Advisory Services Agreement

The Company shall (a) on behalf Visiox, pay $2.0 million to the Sponsor for advisory services (the “Advisory Fee”) and (b) on behalf of the Company, issue the Sponsor 2,000,000 shares of Company Common Stock as partial consideration for the Sponsor entering into the Company Convertible Notes; and (c) issue the Sponsor up to 1,000,000 shares of Company Common Stock as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board. At December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A ordinary shares—The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 7,187,500 and no Class A ordinary shares, respectively, issued and outstanding (excluding 1,803,729 and 28,750,000 Class A ordinary shares subject to possible redemption, respectively).

F-34

Class B ordinary shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each Class B ordinary share. As of December 31, 2023 and 2022, there were 0 and 7,187,500 Class B ordinary shares outstanding, none of which were subject to forfeiture at the time.

If there are any Class B ordinary shares outstanding at the time of the initial Business Combination, such shares will automatically convert into Class A ordinary shares on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO (irrespective of whether or not such ordinary shares are redeemed in connection with the initial Business Combination) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in our initial Business Combination, and any ordinary shares issued upon exercise of private placement warrants issued to the Sponsors or their affiliates upon conversion of loans made to us).

NOTE 8. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and
●	if, and only if, the reported last sale price of the Public Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-35

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Public Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsors or their affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable, or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company has determined that warrants issued in connection with its IPO in February 2022 are subject to treatment as equity. In order to account for the fair value of the Public Warrants issued in the IPO, the Company used Black Scholes Model to allocate cost to the Public Warrants on IPO. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO closing date was derived from observable public warrant pricing on comparable ‘blank check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five-year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides quantitative information regarding fair value measurements at issuance on February 23, 2022:

Private warrant
Share Price	$9.82
Exercise Price	$11.50
Redemption Trigger Price	$18.00
Term (years)	6.42
Volatility	5.64%
Risk Free Rate	1.93%
Dividend Yield	0.00%

The fair value of the Public Warrants as of February 23, 2022 was $0.39. As of December 31, 2023, the Company had 14,375,000 Public Warrants and 9,763,333 Private Warrants outstanding, respectively.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2023 and 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
December 31, 2023	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	1	$19,901,169	—	—

		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
December 31, 2022	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	1	$299,004,083	—	—

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were available to be issued. Other than described below, there have been no events that have occurred that would require adjustments to the disclosures of the consolidated financial statements.

On January 9, 2024, the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and Apogee Pharma Inc. (“Apogee”), pursuant to which the Apogee loaned an aggregate of $50,000 to the Sponsor and the Sponsor loaned $50,000 to the Company.

On January 10, 2024, the Company entered into a Loan and Transfer Agreement between the Company, the Sponsor, and Jinal Sheth as lender, pursuant to which the lender loaned an aggregate of $150,000 to the Sponsor and the Sponsor loaned $150,000 to the Company.

On March 5, 2024, the Company entered into Subscription Agreements with four investors who agreed to contribute to the Sponsor an aggregate of $1,000,00 to support the Company’s de-SPAC transaction.   The Company has certain obligations under Subscription Agreements, including to issue shares of its Class A ordinary shares to the investors in connection with the de-SPAC transaction and to pay or cause to be repaid the contributions of the investors.

F-36

Visiox Pharmaceuticals, Inc.

Condensed Balance Sheets

	(Unaudited)
	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash	$393,191	$535,977
Total current assets	$393,191	$535,977
Liabilities and stockholders’/members’ deficit
Current liabilities:
Accounts payable	$1,774,717	$1,848,127
Accrued expenses	265,687	510,300
Convertible note payable	1,992,941	990,423
Derivative liability	-	10,027
License fee payable	6,000,000	6,000,000
Equity liability	3,000,000	3,000,000
Total current liabilities	13,033,345	12,358,877
Commitments and contingencies (Note 5)
Stockholders’/members’ deficit
Common stock, $0.001 par value, 100,000,000 shares authorized, 0 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	-	-
Convertible preferred stock, Series A $0.001 par value, 20,000,000 shares authorized, 1,931,287 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	1,931	1,931
Convertible preferred stock, Series B $0.001 par value, 20,000,000 shares authorized, 11,068,637 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	11,069	11,069
Additional paid-in capital	7,634,350	7,242,704
Accumulated deficit	(20,287,504)	(19,078,604)
Total stockholders’/members’ deficit	(12,640,154)	(11,822,900)
Total liabilities and stockholders/members’ deficit	$393,191	$535,977

The accompanying notes are an integral part of these condensed financial statements.

F-37

Visiox Pharmaceuticals, Inc.

Condensed Statements of Operations

	(Unaudited) For the Three Months Ended
	March 31,
	2024	2023
Operating expenses:
Research and development	$35,028	$23,332
Management fee	-	300,000
General and administrative	1,129,847	565,213
Loss from operations	(1,164,875)	(888,545)

Other income (expense)
Interest expense	(51,534)	-
Amortization of debt discount	(2,518)	-
Change in fair value of derivative liability	10,027	-
Total other expenses	(44,025)	-

Provision for income taxes	-	-

Net loss	(1,208,900)	(888,545)

Dividend on convertible preferred units	-	(65,315)

Net loss attributable to common stockholders	$(1,208,900)	$(953,860)
Net loss per unit attributable to common stockholders, basic and diluted	$-	$-
Weighted-average shares outstanding of common stock basic and diluted	-	-

The accompanying notes are an integral part of these condensed financial statements.

F-38

Visiox Pharmaceuticals, Inc.

Condensed Statements of Changes in Stockholders’ Deficit / Members’ Deficit

(Unaudited)

	Convertible Preferred Units		Common Units		Convertible Series A Preferred Stock		Convertible Series B Preferred Stock		Common Stock		Additional
	Units	Carrying Amount	Units	Carrying Amount	Units	Amount	Units	Amount	Units	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance as of December 31, 2022	1,520,707	$3,280,000	10,534,397	$1,535,105	-	$-	-	$-	-	$-	$-	$(8,320,278)	$(3,505,173)
Issuance of preferred units	115,907	250,000	-	-	-	-	-	-	-	-	-	-	250,000
Equity-based compensation	-	-	-	379,467	-	-	-	-	-	-	-	-	379,467
Restricted unit issued	-	-	133,560	-	-	-	-	-	-	-	-	-	-
Convertible preferred units cumulative dividends	-	-	-	-	-	-	-	-	-	-	-	(65,315)	(65,315)
Net loss												(888,545)	(888,545)
Balance as of March 31, 2023	1,636,614	$3,530,000	10,667,957	$1,914,572	-	$-	-	$-	-	$-	$-	$(9,274,138)	$(3,829,566)

Balance as of December 31, 2023	-	-	-	-	1,931,287	1,931	11,068,637	11,069	-	-	7,242,704	(19,078,604)	(11,822,900)
Equity-based compensation	-	-	-	-	-	-	-	-	-	-	391,646	-	391,646
Net loss	-	-	-	-	-	-	-	-	-	-	-	(1,208,900)	(1,208,900)
Balance as of March 31, 2024	-	$-	-	$-	1,931,287	$1,931	11,068,637	$11,069	-	$-	$7,634,350	$(20,287,504)	$(12,640,154)

The accompanying notes are an integral part of these condensed financial statements.

F-39

Visiox Pharmaceuticals, Inc.

Condensed Statements of Cash Flows

	(Unaudited) For the Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(1,208,900)	$(888,545)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity based compensation expense	391,646	379,467
Amortization of debt discount	2,518	-
Change in fair value of derivative liability	(10,027)	-
Changes in operating assets and liabilities:
Accounts payable	(73,410)	169,689
Accrued expenses	(244,613)	-
Net cash used in operating activities	(1,142,786)	(339,389)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred units	-	250,000
Proceeds from issuance of convertible promissory note payable, net	1,000,000	-
Net cash provided by financing activities	1,000,000	250,000

Decrease in cash	(142,786)	(89,389)
Cash, beginning of period	535,977	649,406
Cash, end of period	$393,191	$560,017

The accompanying notes are an integral part of these condensed financial statements.

F-40

Visiox Pharmaceuticals, Inc.

Notes to Unaudited Condensed Financial Statements

1. DESCRIPTION OF BUSINESS

Business Description

Visiox Pharmaceuticals, Inc. f/k/a Visiox Pharma, LLC (the “Company” or “Visiox”) was formed as a Delaware limited liability company in May 2019 under the name Ameribridge Health, LLC. On October 22, 2021, the Company filed a Certificate of Amendment with the State of Delaware to change its legal name to Visiox Pharma, LLC.

On June 9, 2023, the Company amended the certificate of formation of Visiox Pharma, LLC to change the name of the Company to Visiox Pharmaceuticals, Inc. and subsequently converted the organizational structure from an LLC to a Delaware “C” Corporation (the “Conversion”).

In connection with the Conversion each convertible preferred unit was converted into one share of convertible Series A preferred stock, each common unit was converted into one share of convertible Series B preferred stock and each restricted equity unit was converted into one share of convertible Series B preferred stock in the Corporation. The cumulative dividend on the convertible preferred units was paid-in-kind in the form of convertible Series B preferred stock to all holders of the convertible preferred units at the Conversion.

The Conversion did not result in any change in the business, management, fiscal year, accounting, location of principal executive officers, or assets or liabilities of the Company.

Visiox is a biopharmaceutical company focused on the development and commercialization of ophthalmic therapeutic candidates to address highly prevalent diseases such as ocular hypertension and open angle glaucoma. The Company has two primary lead candidates, PDP-716 and SDN-037. On December 8, 2022, Visiox received FDA acceptance of the PDP-716 New Drug Application (“NDA”).

The success of the Company is dependent on obtaining the necessary regulatory approvals of its product candidates, marketing its products and achieving profitable operations. The continuation of the research and development activities and the commercialization of its products, if approved, are dependent on the Company’s ability to successfully complete these activities and to obtain additional funding through a combination of financing activities and operations. It is not possible to predict either the outcome of future research and development or commercialization programs, or the Company’s ability to fund these programs.

Going Concern

The Company has evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year beyond the issuance date of these financial statements. Based on such evaluation and the Company’s current plans, which are subject to change, and the Company’s existing liquidity, there is substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date these financial statements were issued.

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

The Company expects to continue to incur substantial losses, and the success of the Company is dependent on obtaining the necessary regulatory approvals of its product candidates, marketing its products and achieving profitable operations. The continuation of the research and development activities and the commercialization of its products, if approved, are dependent on the Company’s ability to successfully complete these activities and to obtain additional financing through a combination of financing activities and operations. If the Company is unable to maintain sufficient financial resources, its business, financial condition, and results of operations will be materially and adversely affected. This could affect future development and business activities and potential future clinical studies and/or other future ventures. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all.

F-41

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for the fair presentation of financial position, results of operations, and cash flows at the dates and for the periods presented, have been included.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates, judgements and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying financial statements include, but are not limited to, valuation of derivative liability, equity-based compensation and accruals for research and development expenses. Actual results could differ from those estimates, and such differences could be material to the financial statements.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”), or decision-making group, in making decisions on how to allocate resources and assess performance. The Company has one operating segment.

Significant Accounting Policies

The significant accounting policies used in preparation of these unaudited condensed financial statements are disclosed in the notes to our 2023 financial statements. There were no newly adopted accounting policies during the period ending March 31, 2024.

Fair Value Measurement

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1	—	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2	—	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3	—	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

All financial assets and liabilities are approximate to their fair value.

Recently Issued Accounting Pronouncements

The Company considers the applicability and impact of all accounting standard updates. ASUs not discussed in these financial statements were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred shares. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (i) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (ii) convertible debt instruments issued with substantial premiums for which the premiums are recorded as additional paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for the Company for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company has evaluated the impact of adopting ASU 2020-06 and determined the standard will not have a material effect on the financial statements and its related disclosures.

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3. MANAGEMENT SERVICES AGREEMENT

On January 1, 2022, the Company entered into an agreement (the “Management Services Agreement”) with TardiMed Sciences, LLC, a Connecticut limited liability company (the “Management Company”). Under the Agreement, the Management Company will provide, on an advisory basis, management and other services or assistance to the Company in connection with the development, registration, financing, and commercialization of pharmaceutical products. The Company is required to pay a quarterly fee in the amount of $300,000 in exchange for the Management Company’s services. Additionally, the Company agrees to reimburse the cost of all out-of-pocket expenses incurred by the Management Company in connection with providing the required services. The Agreement ends on January 1, 2025 and may be renewed annually thereafter as mutually agreed upon by the Company and Management Company.

On August 10, 2023, the Company entered into an agreement (the “Rent and Administrative Services Agreement”) with TardiMed, pursuant to which the Management Company will provide use of its office space, as needed, as well as other administrative services and support to the Company in connection with the development, registration, financing, and commercialization of pharmaceutical products. The Company is required to pay a quarterly fee in the amount of $100,000 in exchange for TardiMed’s services. Additionally, The Company is required to reimburse the cost of all out-of-pocket expenses incurred by TardiMed in connection with providing the required services.

On December 26, 2023, pursuant to the terms of the Business Combination Agreement, both the Management Services Agreement and the Rent and Administrative Services Agreement with TardiMed Sciences, LLC were terminated.

4. LICENSE AGREEMENT

SPARC License Agreement

On December 7, 2021, the Company entered into an arrangement (the “SPARC License Agreement”) with Sun Pharma Advanced Research Company Ltd. (“SPARC”). Under the SPARC License Agreement, SPARC granted the Company an exclusive license to develop, manufacture and commercialize the SPARC intellectual property related to the further advancement of leading assets PDP-716 and SDN-037.

Payments and Funding

In partial consideration for the SPARC License Agreement, the Company made a one-time payment of $3,700,000, which consisted of (i) a non-refundable cash payment of $700,000 and (ii) the remaining $3,000,000 to be granted in equity, which is 1,390,885 convertible preferred stock with a fair market value of $2.1569 per share to be issued to SPARC. As of December 31, 2023, the Company has not issued SPARC the $3,000,000 in equity. Additionally, SPARC has elected to defer the issuance of the $3,000,000 in equity until a later date. The date has not been determined as of the issuance date of this report. The Company has accrued the $3,000,000 in equity consideration on the accompanying balance sheet as part of accrued expenses. Further, within three (3) months of successful Regulatory Approval of the PDP-716 NDA in the United States, the Company will be required to issue additional equity to SPARC equivalent to $2,000,000.

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Milestones

Under the SPARC License Agreement, the Company is subject to certain milestone payments over the length of the term. All milestone payments are considered mandatory and non-refundable. The SPARC License Agreement includes the following milestones:

●	The Company owes a one-time payment of $700,000 upon the FDA determination to accept the PDP-716. This milestone was reached in December 2022 and paid in the same month.

●	The Company owes a one-time payment of $1,590,000 within twelve months from date of the Marketing Authorization Application in the United States through the NDA filing of compound SDN-037.

●	The Company owes a one-time payment of $1,685,000 within twelve months from date of Regulator Approval in the United States by the FDA of compound SDN-037.

●	The Company owes a one-time payment of $7,000,000 upon the United States Regulator Approval by the FDA and the availability of commercial supply of compound PDP-716 for the United States market.

●	The Company owes a one-time payment of $1,500,000 upon E.U. Regulatory Approval by the EMA or UK Regulatory Approval by MHRA and the availability of commercial supply of product PDP-716.

●	The Company owes a one-time payment of $2,500,000 upon the first time that USD $50,000,000 in annual net sales of the products (on a combined basis of products PDP and SDN-037) in any calendar year by the Company.

●	The Company owes a one-time payment of $5,000,000 upon the first time that USD $100,000,000 in annual net sales of the products (on a combined basis of products PDP and SDN-037) in any calendar year by the Company.

●	The Company owes a one-time payment of $10,000,000 upon the first time that USD $200,000,000 in annual net sales of the products (on a combined basis of products PDP and SDN-037) in any calendar year by the Company.

Royalties

With respect to the future sales of products, the Company will be subject to royalty payments payable on a quarterly basis to SPARC. Royalties include a (i) lower double-digit flat fee on annual net sales of the PDP-716 asset in the United States; (ii) certain amount of the Gross Profit (as defined in the SPARC Licensing Agreement) associated with United States sales of SDN-037, until such time when SPARC receives $3,600,000 in payment, after which the Company will pay a lower double-digit flat fee on annual net sales of PDP-716 in countries outside of the United States, within the Territory; and (iv) certain amount of the Gross Profit associated with ex-United States sales of SDN-037, until such time when SPARC receives $500,000 in payment, after which the Company will pay a lower single-digit flat fee.

Santen License Agreement

On July 7, 2023, the Company entered into an arrangement (the “Santen License Agreement”) with Santen Pharmaceutical Co., Ltd. (“Santen”). Under the Santen License Agreement, the Company sought to obtain an exclusive license to manufacture and commercialize omidenepag isopropyl ophthalmic solution (“Omlonti”) 0.002% in the United States.

Fixed Consideration

In accordance with the Santen License Agreement, entered into on July 7, 2023, the Company grants Santen the option to elect either $6,000,000 worth of common shares or an equivalent sum in cash. The valuation of the common shares will be determined based on the following criteria:

●	If an initial public offering (“IPO”) occurred before December 31, 2022, the valuation will be based on the IPO price set by the underwriter.
●	If no IPO occurs by December 31, 2023, the valuation will be fixed at $4.4466 per share.
●	In the event of private financing preceding an IPO before December 31, 2023, the valuation will be based on the latest issuance price of shares.

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However, as of December 31, 2023, the Company has not completed an IPO nor secured additional funding through alternative means, thereby failing to meet the stipulated requirements above. Consequently, the Company is contractually obligated to compensate Santen in cash. The compensation structure mandates:

●	$3 million consideration to Santen if the net financing exceeds $28 million.
●	10% of the net financing amount if it falls below $28 million.

The agreement also stipulates that the Company must pay half of the total sales price (USD 2.5 per bottle) and related out-of-pocket costs to Santen within five (5) days of (a) the initial public offering of the shares of Visiox or (b) any other financing or borrowing of funds by Visiox or (c) December 31, 2023, whichever occurs the earliest and (ii) the rest within six (6) months of the First Commercial Sale of the Original Product. Due to the delay in timing related to the IPO, the Company recorded $487,820 as a component of accrued expenses on the accompanying balance sheet. On January 2, 2024, the payment of $487,820 was made.

The Company recorded the $6 million fixed consideration under “license fee” on the accompanying balance sheet as of March 31, 2024.

Milestones

Under the Santen License Agreement, the Company is subject to certain milestone payments over the length of the term. All milestone payments are considered mandatory and non-refundable. The Santen License Agreement includes the following milestones:

●	The Company owes a one-time payment of $10,000,000 upon approval of the NDA in the United States for the Combination Product.

●	The Company owes a one-time payment of $500,000 upon the first time that USD $10,000,000 in annual net sales.

●	The Company owes a one-time payment of $3,000,000 upon the first time that USD $30,000,000 in annual net sales.

●	The Company owes a one-time payment of $5,000,000 upon the first time that USD $70,000,000 in annual net sales.

●	The Company owes a one-time payment of $7,000,000 upon the first time that USD $100,000,000 in annual net sales.

●	The Company owes a one-time payment of $15,000,000 upon the first time that USD $200,000,000 in annual net sales.

●	The Company owes a one-time payment of $20,000,000 upon the first time that USD $300,000,000 in annual net sales.

Royalties

With respect to the future net sales of the product in the United States, the Company will be subject to royalty payments payable to Santen with a royalty rate in the upper single-digits on up to $30,000,000 of annual net sales and royalty rate in the lower double-digits on all annual net sales above $30,000,000.

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5. COMMITMENTS AND CONTINGENCIES

Legal

Periodically, the Company reviews the status of any significant matters that exist and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation. As of March 31, 2024 the Company had no pending claims or litigation that are expected to materially affect the Company’s results going forward.

License Agreement

The Company is party to license agreements, which include contingent payments. These payments will become payable if and when certain development, regulatory and commercial milestones are achieved. As well as Company related transactions such as private or public debt or equity financings are achieved. As of March 31, 2024, the satisfaction and timing of the contingent payments is uncertain and not reasonably estimable. See Note 4, “License Agreement”.

6. STOCKHOLDERS’/MEMBERS’ DEFICIT

Stockholders’ Deficit

As of March 31, 2024, the total number of shares of stock of all classes of capital stock that the Corporation authorized is 160,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, par value $0.001 (“Common Stock”), (ii) 20,000,000 shares of Series A Preferred Stock, par value $0.001 (“Series A Preferred Stock”), (iii) 20,000,000 shares of Series B Preferred Stock, par value $0.001 (together with the Series A Preferred Stock, the “Preferred Stock”); and (iv) 20,000,000 shares of Restricted Stock, par value $0.001 (“Restricted Stock”).

As of March 31, 2024, there were (i) 1,931,287 shares of Series A Preferred Stock issued and outstanding held of record by 33 stockholders, and (ii) 10,935,077 shares of Series B Preferred Stock issued and outstanding held of record by three stockholders.

As a result of the Conversion, the holders of the common and preferred stock have the following rights and preferences:

Voting Rights

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to the stockholders for a vote and are entitled to the number of votes equal to the number of whole shares of common stock into which such holders of preferred stock could convert on the record date for determination of stockholders entitled to vote. Except for the actions requiring the approval or consent of the holders of preferred stock, the holders of preferred stock shall vote together with the holders of common stock and vote as a single class.

Dividends

The holders of the preferred stock are entitled to receive dividends when, as and if declared by the Board. The Company may not pay any dividends on shares of common stock of the Company unless the holders of preferred stock also receive a corresponding dividend.

Conversion

The Preferred Stock is convertible into common stock, at any time, at the option of the holder, and without the payment of additional consideration, at the applicable conversion ratio then in effect for each series of preferred stock, initially set to be one-for-one, and subject to adjustment in accordance with specified anti-dilution provisions. In addition, each share of preferred stock will be automatically converted into common stock at the applicable conversion ratio then in effect for each series of preferred stock upon the earlier of an initial public offering or qualified equity financing.

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Cumulative Dividend on Convertible Preferred Shares

Under the Company’s previous LLC structure, preferred shareholders were entitled to cumulative dividends at a per annum rate of eight percent (8.00%) of the stated value. Prior to the organizational restructuring, cumulative dividends were recorded as payables as if and declared by the Board out of amounts legally available therefore or upon a liquidation or redemption.

As a result of the Company’s corporate conversion, accumulated preferred dividends ceased accruing and all amounts were subsequently reclassified to additional paid in capital in the accompanying statements of shareholders’ equity (deficit).

Members’ Deficit

In connection with the Conversion, each Convertible Preferred Unit was converted into one share of Series A Preferred Stock, each Common Unit was converted into one share of Series B Preferred Stock and each Restricted Equity Unit was converted into one share of undesignated Preferred Stock in the Corporation.

7. SPAC BUSINESS COMBINATION AGREEMENT

The Merger

On December 26, 2023, PowerUp Acquisition Corp., a Cayman Islands exempted company (“PowerUp” or “Purchaser”), entered into an Agreement and Plan of Merger by and among PowerUp, PowerUp Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of PowerUp (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company and PowerUp’s sponsor (the “Sponsor”), Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox” or “Seller”), and Ryan Bleeks, in the capacity as the seller representative (as may be amended and/or restated from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, the parties will effect the merger of Merger Sub with and into Visiox, with Visiox continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of Visiox shall be exchanged for shares of common stock, par value $0.0001 per share, of PowerUp (the “Share Exchange”) subject to the conditions set forth in the Merger Agreement, with Visiox surviving the Share Exchange as a wholly owned subsidiary of PowerUp (the Merger, Share Exchange, and the other transactions contemplated by the Merger Agreement, together, the “Transaction”).

Prior to the Closing Date, and subject to the satisfaction or waiver of the conditions of the Merger Agreement, PowerUp will migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act. In connection with the Domestication, each issued and outstanding pre-Domestication preferred share, each issued and outstanding pre-Domestication Class A ordinary share, each issued and outstanding pre-Domestication Class B ordinary share, each issued and outstanding pre-Domestication private warrant, each issued and outstanding pre-Domestication public warrant, and each issued and outstanding pre-Domestication unit shall automatically convert, one a one-for-one basis, into one share of Purchaser Preferred Stock, one share of Purchaser Class A Common Stock, one share of Purchaser Class B Common Stock, one Purchaser Private Warrant, one Purchaser Public Warrant, and one Purchaser Public Unit, respectively. Immediately following the Domestication, (i) each share of Purchaser Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Purchaser Class A Common Stock, (ii) the Purchaser Class A Common Stock will be reclassified as Purchaser Common Stock, and (iii) each Purchaser Public Unit will be separated into shares of Purchaser Common Stock and Purchaser Public Warrants.

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Consideration

As consideration for the Merger, the holders of Visiox’s securities collectively shall be entitled to receive from PowerUp, in the aggregate, a number of shares of Purchaser Common Stock with an aggregate value equal to the Merger Consideration. Under the Merger Agreement, “Merger Consideration” means (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0, if any, less (c) Company Transaction Expenses, less (d) Company Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs, multiplied by (ii) $10.00.

In addition, holders of Visiox’s securities and the Sponsor shall also have the contingent right to receive from PowerUp, in the aggregate, an additional 6,000,000 shares of Purchaser Common Stock as follows:

(a)	In the event the first commercial sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date, then, subject to the terms and conditions of the Merger Agreement, PowerUp shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”).

(b)	Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the Launch Earnout Share Payment (the “$12.50 Earnout Eligibility Date”), in the event that the VWAP of the Purchaser Common Stock equals or exceeds $12.50 per share (the “First Share Price Target”) for 20 out of any 30 consecutive Trading Days during the period beginning on the Closing Date and ending on the 36-month anniversary of the Closing Date (such period the “Earnout Period”), and subject to the terms and conditions of the Merger Agreement, PowerUp shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”).

In the event the First Share Price Target was achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved. No $12.50 Earnout Share Payment shall be earned if the $12.50 Earnout Eligibility Date is a date later than the end of the Earnout Period.

(c)	Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), in the event that the VWAP of the Purchaser Common Stock equals or exceeds $15.00 per share (the “Second Share Price Target”) for 20 out of any 30 consecutive Trading Days during Earnout Period, and subject to the terms and conditions of the Merger Agreement, PowerUp shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”).

In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved. No $15.00 Earnout Share Payment shall be earned if the $15.00 Earnout Eligibility Date is a date later than the end of the Earnout Period.

Prior to Closing, Visiox shall deliver to PowerUp documentation to the satisfaction of PowerUp that evidences: (i) the termination of the Management Services Agreement, by and between TardiMed Sciences, LLC and Visiox, dated January 1, 2022 (the “TardiMed MSA”); (ii) the termination of the Rent and Administrative Services Agreement, by and between TardiMed Sciences, LLC and Visiox, dated August 10, 2023 (the “TardiMed RASA” and collectively with the TardiMed MSA, the “TardiMed Agreements”); (iii) the acknowledgment and agreement by TardiMed Sciences, LLC that any payment of outstanding amounts owed by Visiox to TardiMed Sciences, LLC prior to the Closing Date shall be satisfied by Visiox issuing TardiMed Sciences, LLC a number of shares of Visiox Common Stock prior to the Closing Date equal to (x) the outstanding amounts owed by Visiox, divided by (y) the product of (a) $10.00 and (b) the Exchange Ratio (the “TardiMed Stock Issuance”); and (iv) the acknowledgment and agreement by TardiMed Sciences, LLC that shares issued pursuant to the TardiMed Stock Issuance shall be subject to a leak-out agreement in which no more than $100,000 of shares issued pursuant to the TardiMed Stock Issuance may be sold by TardiMed Sciences, LLC during any calendar month during the first six (6) months following the Closing Date. As consideration for the agreements set forth in Section 5.26 of the Business Combination Agreement, New Visiox shall pay TardiMed Sciences, LLC $50,000 upon the completion of the Business Combination.

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Effect of Merger on Visiox Securities

The Merger Agreement sets forth how certain outstanding securities of Visiox will be treated, or effected at the Effective Time and by virtue of the Merger, including with respect to certain outstanding convertible promissory notes of Visiox (which would be assumed by PowerUp), dissenting shares (if any), outstanding restricted stock units, and outstanding shares of Series A Preferred Stock and Series B Preferred Stock (which are to be converted immediately prior to the Effective Time into common stock).

Related Agreements

In connection with the Closing, PowerUp and Visiox will enter into certain additional agreements pursuant to the Merger Agreement (the “Related Agreements”). The terms of such Related Agreements have not yet been negotiated between PowerUp and Visiox. Finalizing such Related Agreements on terms mutually acceptable to PowerUp and Visiox is a condition to Closing of the Merger Agreement. Specifically, the Merger Agreement contemplates delivery of the following Related Agreements: (i) a note assumption agreement delivered by PowerUp to Visiox and (ii) a lock-up agreement executed by Visiox’s Significant Company Holder.

8. SRIRAMA CONVERTIBLE PROMISSORY NOTE

On December 1, 2023, Visiox issued SRIRAMA Associates, LLC, PowerUp’s Sponsor, a secured convertible promissory note in the principal amount of $2,000,000 (the “Convertible Note”), of which $1,000,000 was funded through December 2023. As of December 31, 2023, the Company has recorded $1,000,000 as convertible note payable, net of debt discount of $9,577 for a balance of $990,423. Subsequent to December 31, 2023, the Company received the remaining $1,000,000 of principal. As of March 31, 2024 the Company recorded $2,000,000 as convertible note payable, net of a discount of $7,059 for a balance of $1,992,941. For the three months ending March 31, 2024, the Company recorded $2,518 of amortization expense related to the debt discount.

The Convertible Note accrues simple interest at a rate of 15% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All then outstanding principal, together with any then unpaid and accrued interest and other amount payable under the Convertible Note shall be due and payable at the earlier of (i) when requested in writing by the Sponsor on or after November 30, 2024 (the “Maturity Date”) or (ii) when, upon the occurrence and during the continuance of an Event of Default (as defined in the Convertible Note), such amounts become due and payable in accordance with the terms of the Convertible Note. The Convertible Note may not be prepaid without the consent of the Sponsor.

If, on or prior to the Maturity Date, Visiox consummates a Financing Event (as defined below), the Sponsor may elect to: (i) convert the then outstanding principal amount of the Convertible Note together with all accrued and unpaid interest under the Convertible Note into fully paid and nonassessable Shares at a price per share of Visiox Common Stock equal to the Conversion Price (defined below); or (ii) accelerate the Maturity Date to the date of the Financing Event. In the event the Sponsor elects to accelerate the Maturity Date as a result of a Financing Event, Visiox shall apply all proceeds it obtains from the Financing Event to the repayment of the Convertible Note until the Convertible Note is satisfied in full. A “Financing Event” means Visiox raising cash from one or more third parties, whether in the form of a cash loan, equity investment or semi-equity (e.g., convertible note) financing event. “Conversion Price” means (i) with respect to a Financing Event: the lesser of (x) eighty percent (80% of the lowest price per Share paid in cash by the other investors for any share of Visiox Common Stock sold in the Financing Event and (y) the price per share of Visiox Common Stock determined by dividing (A) the Valuation Cap by (B) the Fully Diluted Capitalization as of immediately prior to the Financing Event; and (ii) with respect to a SPAC Transaction, $10.00. “Valuation Cap” means $80,000,000. “Fully Diluted Capitalization” means the number of shares of Visiox Common Stock outstanding at the applicable time assuming full conversion and/or exercise of all then outstanding options and warrants (but excluding the Convertible Note).

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If, on or prior to the Maturity Date, Visiox consummates the Business Combination with PowerUp (a “SPAC Transaction”), the then outstanding principal amount of the Convertible Note together with all accrued and unpaid interest under the Convertible Note shall be paid in full at the closing of the SPAC Transaction pursuant to the terms of the business combination agreement; provided, that notwithstanding the foregoing, the Sponsor may elect, in its sole discretion and with the appropriate approvals of PowerUp, to convert the then outstanding principal amount of the Convertible Note together with all accrued and unpaid interest under the Convertible Note into fully paid and nonassessable SPAC Shares at a price per SPAC Share equal to the Conversion Price. “SPAC Shares” means Class A ordinary shares of PowerUp.

If, on or prior to the Maturity Date, Visiox effects a Sale Transaction (as defined below), then, at the closing of such Sale Transaction, the Sponsor shall be repaid either, upon the determination of the Sponsor, (i) the entire balance then outstanding under the Convertible Note or (ii) the amount that would be payable in connection with such Sale Transaction with respect to that number of shares of Visiox Common Stock issuable if the entire balance then outstanding was converted immediately prior to the consummation of such Sale Transaction. A “Sale Transaction” means (i) any reorganization, merger or consolidation of Visiox, other than a transaction or series of related transactions in which the holders of the voting securities of Visiox outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Visiox or such other surviving or resulting entity (in respect of securities of Visiox held by them prior to such transaction), (ii) a sale, lease or other disposition of all or substantially all of the assets of Visiox, or (iii) an exclusive license of all of Visiox’s intellectual property. However, a SPAC Transaction shall be specifically excluded from the definition of a “Sale Transaction.”

After the Maturity Date, if the Convertible Note has not been repaid or converted into shares of Visiox Common Stock or SPAC Shares on or prior to the Maturity Date, at the election of Sponsor, all then outstanding principal, together with all accrued and unpaid interest under the Convertible Note, will convert into Shares at a price per Share equal to the Maturity Conversion Price. “Maturity Conversion Price” means eighty percent (80%) of the price obtained by dividing (i) the Valuation Cap by (ii) the Fully Diluted Capitalization outstanding as of the date of conversion, immediately prior to conversion.

Pursuant to the Convertible Note, Visiox pledges and grants to the Sponsor a security interest in the Collateral (as defined below) to secure payment and performance of all of the obligations and liabilities of Visiox under the Convertible Note. At the request of the Sponsor, Visiox shall use commercially reasonable efforts to procure, execute and deliver from time to time any consents, approvals, endorsements, assignments, financing statements and other writings deemed necessary or appropriate by the Sponsor to perfect, maintain and protect its security interest and the priority thereof. “Collateral” means the following, whether now existing or hereafter arising: (i) all trade secrets, patents, copyrights, trademarks, licenses and other intellectual property rights of Visiox, together with all applications for any of the foregoing relating to OMLONTI, PDP-716 and SDN-037; and (ii) any proceeds and products, additions and accessions to or of the Collateral.

9. DERIVATIVE LIABILITIES

As discussed in Note 8, certain features and instruments issued as part of the Company’s debt financing arrangements qualified for derivative accounting under ASC 815, Derivatives and Hedging, as the embedded redemption feature involves a substantial discount, the redemption feature is not clearly and closely related to the debt host, and would meet the definition of a derivative if it were freestanding.

The Company established the initial fair value for the Convertible Note Derivative as of December 3, 2023 and December 31, 2023, which was the date the cash proceeds from the Convertible Note were received. On December 31, 2023 the fair value was remeasured. As such, the Company used a Probability Weighted Expected Return Method (“PWERM”) that fair values the early termination/repayment features of the debt. The PWERM is a multi-step process in which value is estimated based on the probability-weighted present value of various future outcomes. The PWERM was used to value the Convertible Note Derivative for the initial periods and subsequent measurement periods.

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The Convertible Note Derivative was classified within Level 3 of the fair value hierarchy as of December 31, 2023, and as of March 31, 2024, due to the use of unobservable inputs. The key inputs into the PWERM for the Convertible Note Derivative were as follows at March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Probability	0.00%	1.50%
Term	0.00	0.37
Present Value Factor	0.00	0.95

Changes in the fair value of the derivative liability, for which fair value is determined using Level 3 inputs were as follows:

Beginning balance at December 31, 2023	$10,027
Addition	-
Change in fair value	(10,027)
Ending Balance at March 31, 2024	$-

As of March 31, 2024, management has determined the probability of securing the required financing in line with the terms of the promissory note is low and therefore, the value of the derivative liability has been decreased to $0 for the period ending March 31, 2024.

10. EQUITY-BASED COMPENSATION

Restricted Equity Units

In 2021, the Company established the Restricted Equity Unit Plan, which provides for the Company to issue 3,592,865 restricted equity units (“RSUs”), which represents a right to receive common unit for each RSU that vest. On December 2, 2021, the Company granted 801,436 RSUs to Michael Derby, former Chairman of the Board of Directors, 801,435 RSUs to Zachary Rome, former members of the Company’s board of directors and 358,851 RSUs to an employee who was terminated in April 2022. The RSUs granted on December 2, 2021 will vest 33.34% on December 2, 2022 and 8.33% every three months thereafter. Equity compensation related to these awards is recognized straight-line over the applicable vesting period.

For the three months ended March 31, 2024 and 2023, equity-based compensation costs related to the RSUs was $287,051 and $283,897.

The following is a summary of the RSUs outstanding as of March 31, 2024:

	Number of Units Underlying RSU	Grant Date Fair Value	Weighted Average Vesting Period (Years)
Unvested as of December 31, 2023	534,238	$2.16	0.92
Granted	—	—
Vested	(133,559)	—
Forfeited	—	—
Unvested as of March 31, 2024	400,679	$2.16	0.67

Restricted stock units vested and exercisable as of March 31, 2024	1,202,192	2.16	-

As of March 31, 2024, the unrecognized equity-based compensation cost related to the RSUs was $775,985, which will be recognized over a remaining weighted average period of 0.67 years.

F-51

Value Appreciation Rights

In 2022, the Company established the Value Appreciation Rights Awards Plan to grant equity-based awards similar to stock options as Value Appreciation Rights (“VARs”). The VARs have an exercise price, a vesting period and an expiration date, in addition to other terms similar to typical equity option grant terms.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the VARs. Estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available over a period equal to the expected life of the awards.

For the three months ended March 31, 2024 and 2023, the equity-based compensation expense related to the VARs was $104,595 and $95,570, respectively.

The following is a summary of VARs issued and outstanding as of March 31, 2024:

				Weighted Average
		Weighted	Total	Remaining
	Number of Units	Average Exercise Price	Intrinsic Value	Contractual Life (Years)
Outstanding as of December 31, 2023	767,827	2.16	-	8.48
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding as of March 31, 2024	767,827	2.16	-	8.23

Value appreciation right awards vested and exercisable as of March 31, 2024	260,239	2.16	-	8.23

As of March 31, 2024, the unrecognized equity-based compensation cost related to the VARs was $513,223, which will be recognized over a remaining weighted average period of 8.23 years.

11. RELATED PARTY TRANSACTIONS

TardiMed Sciences, LLC

TardiMed Sciences, LLC, a Connecticut limited liability company (“TardiMed”) is a founder and seed investor of the Company and has been intimately involved in Company dealings at all stages. Michael Derby, former Chairman of the Board of the Company is a Managing Member of TardiMed. Zachary Rome, Board Member of the Company is a partner of TardiMed. As of March 31, 2024, TardiMed holds 618,325 shares of convertible Series A Preferred Stock, and 10,000,000 shares of convertible Series B Preferred Stock, which represent 33% and 93% or an aggregate 75% of the total voting power of the Company, after factoring in the effects of dilution. Michael Derby and Zachary Rome were both issued 801,436 and 801,435 restricted equity units, respectively.

For the three months ended March 31, 2024 and 2023, the Company incurred $0 and $300,000, respectively, for management services. The Agreement with TardiMed was terminated on December 26, 2023.

For the three months ended March 31, 2024 and 2023, the Company incurred $3,351 and $40,009 respectively, for reimbursable expenses from TardiMed.

As of March 31, 2024 and December 31, 2023, the Company owed TardiMed $1,750,000.

13. SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events after the balance sheet date of March 31, 2024 through the date the financial statements were issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of March 31, 2024, and events which occurred subsequently but were not recognized in the financial statements. The Company has not identified any subsequent events that require disclosure.

F-52

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Visiox Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Visiox Pharmaceuticals, Inc. (the Company) as of December 31, 2023 and 2022, and the related statements of operations, changes in members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations and is dependent on additional financing to fund operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2023.

Somerset, New Jersey

May 14, 2024

F-53

Visiox Pharmaceuticals, Inc.

Balance Sheets

	For the Years Ended December 31,
	2023	2022
Assets
Current assets:
Cash	$535,977	$649,406
Total current assets	$535,977	$649,406
Liabilities and stockholders’/members’ deficit
Current liabilities:
Accounts payable	$1,848,127	$843,311
Accrued expenses	510,300	148,710
Convertible note payable	990,423	-
Derivative liability	10,027	-
License fee payable	6,000,000	-
Equity liability	3,000,000	3,000,000
Dividend payable	-	162,558
Total current liabilities	12,358,877	4,154,579
Commitments and contingencies (Note 5)
Stockholders’/members’ deficit
Convertible preferred units, 0 and 10,000,000 units authorized, 0 and 1,520,706 units issued and outstanding as of December 31, 2023 and 2022, respectively	-	3,280,000
Common units, 0 and 20,000,000 units authorized, 0 and 10,534,397 units issued and outstanding as of December 31, 2023 and 2022, respectively	-	1,535,105
Common stock, $0.001 par value, 100,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2023 and 2022, respectively	-	-
Convertible preferred stock, Series A $0.001 par value, 20,000,000 and 0 shares authorized, 1,931,287 and 0 shares issued and outstanding as of December 31, 2023 and 2022, respectively	1,931	-
Convertible preferred stock, Series B $0.001 par value, 20,000,000 and 0 shares authorized, 11,068,637 and 0 shares issued and outstanding as of December 31, 2023 and 2022, respectively	11,069	-
Additional paid-in capital	7,242,704	-
Accumulated deficit	(19,078,604)	(8,320,278)
Total stockholders’/members’ deficit	(11,822,900)	(3,505,173)
Total liabilities and stockholders/members’ deficit	$535,977	$649,406

The accompanying notes are an integral part of these financial statements.

F-54

Visiox Pharmaceuticals, Inc.

Statements of Operations

	For the Years Ended December 31,
	2023	2022
Operating expenses:
Research and development	$6,542,476	$902,416
Management fee	1,200,000	1,200,000
General and administrative	2,886,157	2,033,200
Loss from operations	(10,628,633)	(4,135,616)

Other income (expense)
Interest expense	(6,164)	-
Amortization of debt discount	(427)	-
Change in fair value of derivative liability	(23)	-
Other expenses	(6,614)	-

Provision for income taxes	-	-

Net loss	(10,635,247)	(4,135,616)

Dividend on convertible preferred units	(123,079)	(159,051)

Net loss attributable to common stockholders	$(10,758,326)	$(4,294,667)
Net loss per unit attributable to common stockholders, basic and diluted	$-	$(0.43)
Weighted-average shares outstanding of common stock, basic and diluted	-	10,042,459

The accompanying notes are an integral part of these financial statements.

F-55

Visiox Pharmaceuticals, Inc.

Statements of Changes in Stockholders’ Deficit / Members’ Deficit

	Convertible Preferred Units		Common Units		Convertible Series A Preferred Stock		Convertible Series B Preferred Stock		Common Stock		Additional	Accumulated Deficit/Members
	Units	Carrying Amount	Units	Carrying Amount	Units	Amount	Units	Amount	Units	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance as of December 31, 2021	463,632	$1,000,000	10,000,000	$167,058	-	$-	-	$-	-	$-	$-	$(4,025,611)	$(2,858,553)
Equity-based compensation	-	-	-	374,603	-	-	-	-	-	-	-	-	374,603
Convertible preferred units cumulative dividends	-	-	-	-	-	-	-	-	-	-	-	(159,051)	(159,051)
Issuance of preferred units	1,057,075	2,280,000	-	-	-	-	-	-	-	-	-	-	2,280,000
Equity-based compensation	-	-	-	993,444	-	-	-	-	-	-	-	-	993,444
Restricted unit issued	-	-	534,397	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	(4,135,616)	(4,135,616)
Balance as of December 31, 2022	1,520,707	$3,280,000	10,534,397	$1,535,105	-	$-	-	$-	-	$-	$-	$(8,320,278)	$(3,505,173)
Issuance of preferred units	278,177	600,000	-	-	-	-	-	-	-	-	-	-	600,000
Issuance of convertible Series B preferred stock	-	-	-	-	-	-	267,120	267	-	-	(267)	-	-
Equity-based compensation	-	-	-	763,150	-	-	-	-	-	-	791,812	-	1,554,962
Restricted unit issued	-	-	267,120	-	-	-	-	-	-	-		-	-
Convertible preferred units cumulative dividends	-	-	-	-	-	-	-	-	-	-		(123,079)	(123,079)
Conversion to Delaware corporation (Note 1)	(1,798,884)	(3,880,000)	(10,801,517)	(2,298,255)	1,931,287	1,931	10,801,517	10,802	-	-	6,451,159	-	285,637
Net loss	-	-	-	-	-	-	-	-	-	-		(10,635,247)	(10,635,247)
Balance as of December 31, 2023	-	$-	-	$-	1,931,287	$1,931	11,068,637	$11,069	-	$-	$7,242,704	$(19,078,604)	$(11,822,900)

The accompanying notes are an integral part of these financial statements.

F-56

Visiox Pharmaceuticals, Inc.

Statements of Cash Flows

	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(10,635,247)	$(4,135,616)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity based compensation expense	1,554,962	1,368,047
Amortization of debt discount	427	-
Change in fair value of derivative liability	23	-
Changes in operating assets and liabilities:
Accounts payable	1,004,816	843,311
Accrued expenses	361,590	148,710
License fee	6,000,000	-
Net cash used in operating activities	(1,713,429)	(1,775,548)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred units	600,000	2,280,000
Proceeds from issuance of convertible promissory note payable	1,000,000	-
Net cash provided by financing activities	1,600,000	2,280,000

Net change in cash	(113,429)	504,452
Cash, beginning of year	649,406	144,954
Cash, end of year	$535,977	$649,406

Noncash investing and financing activity
Non-cash convertible preferred unit accrued	$123,079	$159,051
Issuance of preferred units related to company incorporation	(134)	-
Conversion to Delaware corporation	267	-
Derivative liability discount	$10,004	$-

The accompanying notes are an integral part of these financial statements.

F-57

Visiox Pharmaceuticals, Inc.

Notes to Financial Statements

1. DESCRIPTION OF BUSINESS

Business Description

Visiox Pharmaceuticals, Inc. f/k/a Visiox Pharma, LLC (the “Company” or “Visiox”) was formed as a Delaware limited liability company in May 2019 under the name Ameribridge Health, LLC. On October 22, 2021, the Company filed a Certificate of Amendment with the State of Delaware to change its legal name to Visiox Pharma, LLC.

On June 9, 2023, the Company amended the certificate of formation of Visiox Pharma, LLC to change the name of the Company to Visiox Pharmaceuticals, Inc. and subsequently converted the organizational structure from an LLC to a Delaware “C” Corporation (the “Conversion”).

In connection with the Conversion each convertible preferred unit was converted into one share of convertible Series A preferred stock, each common unit was converted into one share of convertible Series B preferred stock and each restricted equity unit was converted into one share of convertible Series B preferred stock in the Corporation. The cumulative dividend on the convertible preferred units was paid-in-kind in the form of convertible Series B preferred stock to all holders of the convertible preferred units at the Conversion.

The Conversion did not result in any change in the business, management, fiscal year, accounting, location of principal executive officers, or assets or liabilities of the Company.

Visiox is a biopharmaceutical company focused on the development and commercialization of ophthalmic therapeutic candidates to address highly prevalent diseases such as ocular hypertension and open angle glaucoma. The Company has two primary lead candidates, PDP-716 and SDN-037. On December 8, 2022, Visiox received FDA acceptance of the PDP-716 New Drug Application (“NDA”).

The success of the Company is dependent on obtaining the necessary regulatory approvals of its product candidates, marketing its products and achieving profitable operations. The continuation of the research and development activities and the commercialization of its products, if approved, are dependent on the Company’s ability to successfully complete these activities and to obtain additional funding through a combination of financing activities and operations. It is not possible to predict either the outcome of future research and development or commercialization programs, or the Company’s ability to fund these programs.

Going Concern

The Company has evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year beyond the issuance date of these financial statements. Based on such evaluation and the Company’s current plans, which are subject to change, and the Company’s existing liquidity, there is substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date these financial statements were issued.

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

The Company expects to continue to incur substantial losses, and the success of the Company is dependent on obtaining the necessary regulatory approvals of its product candidates, marketing its products and achieving profitable operations. The continuation of the research and development activities and the commercialization of its products, if approved, are dependent on the Company’s ability to successfully complete these activities and to obtain additional financing through a combination of financing activities and operations. If the Company is unable to maintain sufficient financial resources, its business, financial condition, and results of operations will be materially and adversely affected. This could affect future development and business activities and potential future clinical studies and/or other future ventures. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all.

F-58

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for the fair presentation of financial position, results of operations, and cash flows at the dates and for the periods presented, have been included.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates, judgements and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying financial statements include, but are not limited to, valuation of derivative liability, equity-based compensation and accruals for research and development expenses. Actual results could differ from those estimates, and such differences could be material to the financial statements.

Fair Value Measurement

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1	—	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2	—	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3	—	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

All financial assets and liabilities are approximate to their fair value. Derivative liabilities are valued at Level 3.

		Fair Value Measurements at December 31, 2023 using:
	December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative Liabilities	$10,027	-	-	10,027

Fair Value Measurements at December 31, 2022 using:
	December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative Liabilities	$-	-	-	-

As of December 31, 2023 the Company had a Level 3 financial instrument related to the derivative liability bifurcated from a debt host contract.

Derivative Financial Instruments

The Company accounts for their derivative financial instruments in accordance with ASC 815 “Derivatives and Hedging” therefore any embedded conversion options and warrants accounted for as derivatives are to be recorded at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in financial institutions which, at times, may exceed the federal depository insurance corporation limit of $250,000. As of December 31, 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”), or decision-making group, in making decisions on how to allocate resources and assess performance. The Company has one operating segment.

F-59

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash

The Company maintains cash balances in one U.S. bank which at times may exceed the amount insured by the Federal Deposit Insurance Corporation. As of December 31, 2023, the Company had approximately $535,000 of cash, none of which was held in foreign bank accounts. Of this amount, $287,977 is not covered by the FDIC as of year-end.

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. As of December 31, 2023, the Company had no cash equivalents.

Accrued Expenses

For the year ended December 31, 2023, accrued expenses consisted of $504,136 of legal expenses incurred in connection with IPO preparation, as well as $6,164 in accrued interest on the convertible note payable. For the year ended December 31, 2022, accrued expenses consisted of $12,191 of legal expenses and $136,519 of deferred compensation due to Ryan Bleeks.

License Fee

$6,000,000 of up-front costs associated with the Santen license agreement (Refer to Note 4).

Liability to be Settled in Equity

Liability to be settled in equity consisted of $3,000,000 of consideration in connection with the license agreement entered into on December 7, 2021. As of December 31, 2023, the liability is to be settled through the issuance of 1,390,885 convertible Series B preferred stock. As of the date of these financial statements, the liability has not been settled (Note 5).

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for redemption features as a separate instrument and allocates the fair value of the of the redemption feature between the host contract and the bifurcated instrument. The fair value of the redemption feature is recognized as a derivative liability, with a corresponding debit to debt discount to the host instrument. The debt discount is then amortized using the interest method. The derivative liability is recorded at fair value for each reporting period, with changes in fair value recorded in the Company’s statement of operations.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the accompanying statements of operations.

Research and Development

Research and development expenses consist primarily of consulting, regulatory and manufacturing related costs, third-party license fees and external costs of vendors engaged to conduct preclinical development activities. These expenses are expensed as incurred and non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized in prepaid expenses and other current assets.

The Company enters into arrangements with contract research organizations in connection with pre-clinical and clinical trials. Such arrangements often provide for payment prior to commencing the project or based upon predetermined milestones throughout the period during which services are expected to be performed. As part of the process of preparing the Company’s financial statements, management is required to estimate prepaid and accrued clinical trial expenses. The date on which services commence, the level of services performed on or before a given date, and the cost of such services are often determined based on subjective judgments informed by the facts and circumstances known to management from the terms of the contract and the Company’s ongoing monitoring of service performance.

F-60

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Equity Based Compensation

The equity-based payments are accounted for in accordance with the provisions of ASC 718, Compensation — Stock Compensation. The Company measures the estimated fair value of the equity-based award on the date of grant using the Black-Scholes-Merton option pricing model (“Black-Scholes Model”) and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the vesting period in determining the fair value of equity-based awards. The expected term is based on the “simplified method”, due to the Company’s limited equity award history. Under this method, the term is estimated using the weighted average of the service vesting period and contractual term of the option award. As the Company does not have its own volatility, the Company has identified several public entities of similar size, complexities and industry and calculates historical volatility based on the volatilities of these companies. Although the Company believes its assumptions used to calculate equity-based compensation expenses are reasonable, these assumptions can involve complex judgments about future events, which are open to interpretation and inherent uncertainty. In addition, significant changes to our assumptions could significantly impact the amount of expense recorded in a given period.

The Company has not issued any equity-based awards with performance- or market-based vesting conditions. The Company accounts for forfeitures as they occur. The Company classifies equity-based compensation expenses in its statements of operations in the same manner in which the award recipient’s cash compensation costs are classified.

Given the absence of an active market for the Company’s equity, the Company utilized recent equity sales with third parties to estimate the fair value of the Company’s common units at the time of each grant date. The equity sales were arm’s length transactions.

Income Taxes

From inception through April 30, 2021, the Company was a Delaware limited liability company for federal and state tax purposes and, therefore, all items of income or loss through June 9, 2023 flowed through to the members of the limited liability company. Accordingly, the Company did not record deferred tax assets or liabilities or have net operating loss carryforwards. Effective June 9, 2023, the Company converted from an LLC to a C corporation for federal and state income tax purposes. The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. As of September 30, 2023, the Company has concluded that a full valuation allowance is necessary for its deferred tax assets.

The Company assesses the recording of uncertain tax positions by evaluating the minimum recognition threshold and measurement requirements a tax position must meet before being recognized as a benefit in the financial statements. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in the Company’s statements of operations.

Loss Per Common Stock/ Unit

The Company calculates basic and diluted net loss per share or unit in conformity with the two-class method required for participating securities. Under the two-class method, net loss is allocated between common units and other participating securities based on their participation rights.

To calculate the basic net loss per unit attributable to common stock/unit holders numerator, income available to common stock/units holders must be computed by deducting both the dividends declared in the period on convertible preferred stock/units (whether or not paid) and the dividends accumulated for the period on cumulative convertible preferred stock/units (whether or not declared) from income from continuing operations and also from net income. If there is a loss from continuing operations or a net loss, the amount of the loss shall be increased by those preferred dividends. Accordingly, the Company reduced the numerator for basic EPS by deducting/(increasing) the amount of cumulative preferred dividend from net income/(loss) in each period presented prior to the Company’s preferred stock becoming convertible upon the Change in Control, which occurred in June 2023.

F-61

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Diluted net loss per unit is computed using the more dilutive of (a) the two-class method, (b) treasury stock method, or (c) if-converted method as applicable, to potentially dilutive instruments. Potentially dilutive instruments consist of unvested incentive stock/units and the potential issuance of common units upon exercise of outstanding equity awards or conversion of preferred stock/units. The dilutive effect of the convertible preferred stock is assessed by application of the “if-converted” method in periods where such application would be dilutive.

The following table sets forth the number of potential shares of common units that have been excluded from diluted net loss per share because their effect was anti-dilutive:

	December 31,
	2023	2022
Restricted equity stock/units	534,238	1,068,474
Value Appreciation Rights	767,827	710,824
Total	1,302,065	1,779,298

Recently Issued Accounting Pronouncements

The Company considers the applicability and impact of all accounting standard updates. ASUs not discussed in these financial statements were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred shares. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (i) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (ii) convertible debt instruments issued with substantial premiums for which the premiums are recorded as additional paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for the Company for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company has evaluated the impact of adopting ASU 2020-06 and determined the standard will have a material effect on the financial statements and its related disclosures.

3. MANAGEMENT SERVICES AGREEMENT

On January 1, 2022, the Company entered into an agreement (the “Management Services Agreement”) with TardiMed Sciences, LLC, a Connecticut limited liability company (the “Management Company”). Under the Agreement, the Management Company will provide, on an advisory basis, management and other services or assistance to the Company in connection with the development, registration, financing, and commercialization of pharmaceutical products. The Company is required to pay a quarterly fee in the amount of $300,000 in exchange for the Management Company’s services. Additionally, the Company agrees to reimburse the cost of all out-of-pocket expenses incurred by the Management Company in connection with providing the required services. The Agreement ends on January 1, 2025 and may be renewed annually thereafter as mutually agreed upon by the Company and Management Company.

On August 10, 2023, the Company entered into an agreement (the “Rent and Administrative Services Agreement”) with TardiMed, pursuant to which the Management Company will provide use of its office space, as needed, as well as other administrative services and support to the Company in connection with the development, registration, financing, and commercialization of pharmaceutical products. The Company is required to pay a quarterly fee in the amount of $100,000 in exchange for TardiMed’s services. Additionally, The Company is required to reimburse the cost of all out-of-pocket expenses incurred by TardiMed in connection with providing the required services.

The agreement will not become effective unless and until such time that the Company makes an initial public offering on a national securities exchange (the “IPO”). Upon an IPO, the Rent and Administrative Services Agreement will supersede the Management Services Agreement dated January 1, 2022, which will be terminated without breach by mutual consent.

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4. LICENSE AGREEMENT

SPARC License Agreement

On December 7, 2021, the Company entered into an arrangement (the “SPARC License Agreement”) with Sun Pharma Advanced Research Company Ltd. (“SPARC”). Under the SPARC License Agreement, SPARC granted the Company an exclusive license to develop, manufacture and commercialize the SPARC intellectual property related to the further advancement of leading assets PDP-716 and SDN-037.

Payments and Funding

In partial consideration for the SPARC License Agreement, the Company made a one-time payment of $3,700,000, which consisted of (i) a non-refundable cash payment of $700,000 and (ii) the remaining $3,000,000 to be granted in equity, which is 1,390,885 junior preferred units with a fair market value of $2.1569 per share to be issued to SPARC. As of December 31, 2023, the Company has not issued SPARC the $3,000,000 in equity. Additionally, SPARC has elected to defer the issuance of the $3,000,000 in equity until a later date. The date has not been determined as of the issuance date of this report. The Company has accrued the $3,000,000 in equity consideration on the accompanying balance sheet as part of accrued expenses. Further, within three (3) months of successful Regulatory Approval of the PDP-716 NDA in the United States, the Company will be required to issue additional equity to SPARC equivalent to $2,000,000.

Milestones

Under the SPARC License Agreement, the Company is subject to certain milestone payments over the length of the term. All milestone payments are considered mandatory and non-refundable. The SPARC License Agreement includes the following milestones:

●	The Company owes a one-time payment of $700,000 upon the FDA determination to accept the PDP-716. This milestone was reached in December 2022 and paid in the same month.

●	The Company owes a one-time payment of $1,590,000 within twelve months from date of the Marketing Authorization Application in the United States through the NDA filing of compound SDN-037.

●	The Company owes a one-time payment of $1,685,000 within twelve months from date of Regulator Approval in the United States by the FDA of compound SDN-037.

●	The Company owes a one-time payment of $7,000,000 upon the United States Regulator Approval by the FDA and the availability of commercial supply of compound PDP-716 for the United States market.

●	The Company owes a one-time payment of $1,500,000 upon E.U. Regulatory Approval by the EMA or UK Regulatory Approval by MHRA and the availability of commercial supply of product PDP-716.

●	The Company owes a one-time payment of $2,500,000 upon the first time that USD $50,000,000 in annual net sales of the products (on a combined basis of products PDP and SDN-037) in any calendar year by the Company.

●	The Company owes a one-time payment of $5,000,000 upon the first time that USD $100,000,000 in annual net sales of the products (on a combined basis of products PDP and SDN-037) in any calendar year by the Company.

●	The Company owes a one-time payment of $10,000,000 upon the first time that USD $200,000,000 in annual net sales of the products (on a combined basis of products PDP and SDN-037) in any calendar year by the Company.

Royalties

With respect to the future sales of products, the Company will be subject to royalty payments payable on a quarterly basis to SPARC. Royalties include a (i) lower double-digit flat fee on annual net sales of the PDP-716 asset in the United States; (ii) certain amount of the Gross Profit (as defined in the SPARC Licensing Agreement) associated with United States sales of SDN-037, until such time when SPARC receives $3,600,000 in payment, after which the Company will pay a lower double-digit flat fee on annual net sales of PDP-716 in countries outside of the United States, within the Territory; and (iv) certain amount of the Gross Profit associated with ex-United States sales of SDN-037, until such time when SPARC receives $500,000 in payment, after which the Company will pay a lower single-digit flat fee.

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4. LICENSE AGREEMENT (cont.)

Santen License Agreement

On July 7, 2023, the Company entered into an arrangement (the “Santen License Agreement”) with Santen Pharmaceutical Co., Ltd. (“Santen”). Under the Santen License Agreement, the Company sought to obtain an exclusive license to manufacture and commercialize omidenepag isopropyl ophthalmic solution (“Omlonti”) 0.002% in the United States.

Fixed Consideration

In accordance with the Santen License Agreement, entered into on July 7, 2023, the Company grants Santen the option to elect either $6,000,000 worth of common shares or an equivalent sum in cash. The valuation of the common shares will be determined based on the following criteria:

●	If an initial public offering (“IPO”) occurred before December 31, 2022, the valuation will be based on the IPO price set by the underwriter.
●	If no IPO occurs by December 31, 2023, the valuation will be fixed at $4.4466 per share.
●	In the event of private financing preceding an IPO before December 31, 2023, the valuation will be based on the latest issuance price of shares.

However, as of December 31, 2023, the Company has not completed an IPO nor secured additional funding through alternative means, thereby failing to meet the stipulated requirements above. Consequently, the Company is contractually obligated to compensate Santen in cash. The compensation structure mandates:

●	$3 million payment to Santen if the net financing exceeds $28 million.
●	10% of the net financing amount if it falls below $28 million.

If the Company completes an IPO after December 31, 2023, the Company will be subject to issue or otherwise provide Santen an amount of common shares equivalent to the remaining value on the upfront amount.

The agreement also stipulates that the Company must pay half of the total sales price (USD 2.5 per bottle) and related out-of-pocket costs to Santen within five (5) days of (a) the initial public offering of the shares of Visiox or (b) any other financing or borrowing of funds by Visiox or (c) December 31, 2023, whichever occurs the earliest and (ii) the rest within six (6) months of the First Commercial Sale of the Original Product. Due to the delay in timing related to the IPO, the Company recorded $487,820 as a component of accrued expenses on the accompanying balance sheet. On January 2, 2024, the payment of $487,820 was made.

The Company recorded the $6 million fixed consideration under “license fee” on the accompanying balance sheet as of December 31, 2023. The fixed consideration was recorded as research and development expense on the accompanying statement of operations for the year ended December 31, 2023.

Milestones

Under the Santen License Agreement, the Company is subject to certain milestone payments over the length of the term. All milestone payments are considered mandatory and non-refundable. The Santen License Agreement includes the following milestones:

●	The Company owes a one-time payment of $10,000,000 upon approval of the NDA in the United States for the Combination Product.

●	The Company owes a one-time payment of $500,000 upon the first time that USD $10,000,000 in annual net sales.

●	The Company owes a one-time payment of $3,000,000 upon the first time that USD $30,000,000 in annual net sales.

●	The Company owes a one-time payment of $5,000,000 upon the first time that USD $70,000,000 in annual net sales.

●	The Company owes a one-time payment of $7,000,000 upon the first time that USD $100,000,000 in annual net sales.

●	The Company owes a one-time payment of $15,000,000 upon the first time that USD $200,000,000 in annual net sales.

●	The Company owes a one-time payment of $20,000,000 upon the first time that USD $300,000,000 in annual net sales.

Royalties

With respect to the future net sales of the product in the United States, the Company will be subject to royalty payments payable to Santen with a royalty rate of 9% on up to $30,000,000 of annual net sales and royalty rate of 10% on all annual net sales above $30,000,000.

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5. COMMITMENTS AND CONTINGENCIES

Legal

Periodically, the Company reviews the status of any significant matters that exist and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation. As of December 31, 2023 the Company had no pending claims or litigation that are expected to materially affect the Company’s results going forward.

License Agreement

The Company is party to license agreements, which include contingent payments. These payments will become payable if and when certain development, regulatory and commercial milestones are achieved. As well as Company related transactions such as private or public debt or equity financings are achieved. As of December 31, 2023, the satisfaction and timing of the contingent payments is uncertain and not reasonably estimable. See Note 4, “Licensing Agreements”.

6. STOCKHOLDERS’/MEMBERS’ DEFICIT

As discussed in Note 1, “Description of Business” the Company converted to a Delaware Corporation in 2023, which created new elements of the capital structure on December 31, 2023 and modified existing elements of the capital structure in place on December 31, 2022.

Stockholders’ Deficit

As of December 31, 2023, the total number of shares of stock of all classes of capital stock that the Corporation authorized is 160,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, par value $0.001 (“Common Stock”), (ii) 20,000,000 shares of Series A Preferred Stock, par value $0.001 (“Series A Preferred Stock”), (iii) 20,000,000 shares of Series B Preferred Stock, par value $0.001 (together with the Series A Preferred Stock, the “Preferred Stock”); and (iv) 20,000,000 shares of Restricted Stock, par value $0.001 (“Restricted Stock”).

As of December 31, 2023, there were (i) 1,931,287 shares of Series A Preferred Stock issued and outstanding held of record by 33 stockholders, and (ii) 11,068,637 shares of Series B Preferred Stock issued and outstanding held of record by three stockholders.

As a result of the Conversion, the holders of the common and preferred stock have the following rights and preferences:

Voting Rights

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to the stockholders for a vote and are entitled to the number of votes equal to the number of whole shares of common stock into which such holders of preferred stock could convert on the record date for determination of stockholders entitled to vote. Except for the actions requiring the approval or consent of the holders of preferred stock, the holders of preferred stock shall vote together with the holders of common stock and vote as a single class.

Dividends

The holders of the preferred stock are entitled to receive dividends when, as and if declared by the Board. The Company may not pay any dividends on shares of common stock of the Company unless the holders of preferred stock also receive a corresponding dividend.

Conversion

The Preferred Stock is convertible into common stock, at any time, at the option of the holder, and without the payment of additional consideration, at the applicable conversion ratio then in effect for each series of preferred stock, initially set to be one-for-one, and subject to adjustment in accordance with specified anti-dilution provisions. In addition, each share of preferred stock will be automatically converted into common stock at the applicable conversion ratio then in effect for each series of preferred stock upon the earlier of an initial public offering or qualified equity financing.

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6. STOCKHOLDERS’/MEMBERS’ DEFICIT (cont.)

Cumulative Dividend on Convertible Preferred Shares

Under the Company’s previous LLC structure, preferred shareholders were entitled to cumulative dividends at a per annum rate of eight percent (8.00%) of the stated value. Prior to the organizational restructuring, cumulative dividends were recorded as payables as if and declared by the Board out of amounts legally available therefore or upon a liquidation or redemption.

As a result of the Company’s corporate conversion, accumulated preferred dividends ceased accruing and all amounts were subsequently reclassified to additional paid in capital in the accompanying statements of shareholders’ equity (deficit).

Members’ Deficit

In connection with the Conversion, each Convertible Preferred Unit was converted into one share of Series A Preferred Stock, each Common Unit was converted into one share of Series B Preferred Stock and each Restricted Equity Unit was converted into one share of undesignated Preferred Stock in the Corporation.

7. SPAC BUSINESS COMBINATION AGREEMENT

The Merger

On December 26, 2023, PowerUp Acquisition Corp., a Cayman Islands exempted company (“PowerUp” or “Purchaser”), entered into an Agreement and Plan of Merger by and among PowerUp, PowerUp Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of PowerUp (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company and PowerUp’s sponsor (the “Sponsor”), Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox” or “Seller”), and Ryan Bleeks, in the capacity as the seller representative (as may be amended and/or restated from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, the parties will effect the merger of Merger Sub with and into Visiox, with Visiox continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of Visiox shall be exchanged for shares of common stock, par value $0.0001 per share, of PowerUp (the “Share Exchange”) subject to the conditions set forth in the Merger Agreement, with Visiox surviving the Share Exchange as a wholly owned subsidiary of PowerUp (the Merger, Share Exchange, and the other transactions contemplated by the Merger Agreement, together, the “Transaction”).

Prior to the Closing Date, and subject to the satisfaction or waiver of the conditions of the Merger Agreement, PowerUp will migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act. In connection with the Domestication, each issued and outstanding pre-Domestication preferred share, each issued and outstanding pre-Domestication Class A ordinary share, each issued and outstanding pre-Domestication Class B ordinary share, each issued and outstanding pre-Domestication private warrant, each issued and outstanding pre-Domestication public warrant, and each issued and outstanding pre-Domestication unit shall automatically convert, one a one-for-one basis, into one share of Purchaser Preferred Stock, one share of Purchaser Class A Common Stock, one share of Purchaser Class B Common Stock, one Purchaser Private Warrant, one Purchaser Public Warrant, and one Purchaser Public Unit, respectively. Immediately following the Domestication, (i) each share of Purchaser Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Purchaser Class A Common Stock, (ii) the Purchaser Class A Common Stock will be reclassified as Purchaser Common Stock, and (iii) each Purchaser Public Unit will be separated into shares of Purchaser Common Stock and Purchaser Public Warrants.

Consideration

As consideration for the Merger, the holders of Visiox’s securities collectively shall be entitled to receive from PowerUp, in the aggregate, a number of shares of Purchaser Common Stock with an aggregate value equal to the Merger Consideration. Under the Merger Agreement, “Merger Consideration” means (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0, if any, less (c) Company Transaction Expenses, less (d) Company Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs, multiplied by (ii) $10.00.

In addition, holders of Visiox’s securities and the Sponsor shall also have the contingent right to receive from PowerUp, in the aggregate, an additional 6,000,000 shares of Purchaser Common Stock as follows:

(a)	In the event the first commercial sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date, then, subject to the terms and conditions of the Merger Agreement, PowerUp shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”).

(b)	Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the Launch Earnout Share Payment (the “$12.50 Earnout Eligibility Date”), in the event that the VWAP of the Purchaser Common Stock equals or exceeds $12.50 per share (the “First Share Price Target”) for 20 out of any 30 consecutive Trading Days during the period beginning on the Closing Date and ending on the 36-month anniversary of the Closing Date (such period the “Earnout Period”), and subject to the terms and conditions of the Merger Agreement, PowerUp shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”).

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7. SPAC BUSINESS COMBINATION AGREEMENT (cont.)

In the event the First Share Price Target was achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved. No $12.50 Earnout Share Payment shall be earned if the $12.50 Earnout Eligibility Date is a date later than the end of the Earnout Period.

(c)	Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), in the event that the VWAP of the Purchaser Common Stock equals or exceeds $15.00 per share (the “Second Share Price Target”) for 20 out of any 30 consecutive Trading Days during Earnout Period, and subject to the terms and conditions of the Merger Agreement, PowerUp shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”).

In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved. No $15.00 Earnout Share Payment shall be earned if the $15.00 Earnout Eligibility Date is a date later than the end of the Earnout Period.

Prior to Closing, Visiox shall deliver to PowerUp documentation to the satisfaction of PowerUp that evidences: (i) the termination of the Management Services Agreement, by and between TardiMed Sciences, LLC and Visiox, dated January 1, 2022 (the “TardiMed MSA”); (ii) the termination of the Rent and Administrative Services Agreement, by and between TardiMed Sciences, LLC and Visiox, dated August 10, 2023 (the “TardiMed RASA” and collectively with the TardiMed MSA, the “TardiMed Agreements”); (iii) the acknowledgment and agreement by TardiMed Sciences, LLC that any payment of outstanding amounts owed by Visiox to TardiMed Sciences, LLC prior to the Closing Date shall be satisfied by Visiox issuing TardiMed Sciences, LLC a number of shares of Visiox Common Stock prior to the Closing Date equal to (x) the outstanding amounts owed by Visiox, divided by (y) the product of (a) $10.00 and (b) the Exchange Ratio (the “TardiMed Stock Issuance”); and (iv) the acknowledgment and agreement by TardiMed Sciences, LLC that shares issued pursuant to the TardiMed Stock Issuance shall be subject to a leak-out agreement in which no more than $100,000 of shares issued pursuant to the TardiMed Stock Issuance may be sold by TardiMed Sciences, LLC during any calendar month during the first six (6) months following the Closing Date. As consideration for the agreements set forth in Section 5.26 of the Business Combination Agreement, New Visiox shall pay TardiMed Sciences, LLC $50,000 upon the completion of the Business Combination.

Effect of Merger on Visiox Securities

The Merger Agreement sets forth how certain outstanding securities of Visiox will be treated, or effected at the Effective Time and by virtue of the Merger, including with respect to certain outstanding convertible promissory notes of Visiox (which would be assumed by PowerUp), dissenting shares (if any), outstanding restricted stock units, and outstanding shares of Series A Preferred Stock and Series B Preferred Stock (which are to be converted immediately prior to the Effective Time into common stock).

Related Agreements

In connection with the Closing, PowerUp and Visiox will enter into certain additional agreements pursuant to the Merger Agreement (the “Related Agreements”). The terms of such Related Agreements have not yet been negotiated between PowerUp and Visiox. Finalizing such Related Agreements on terms mutually acceptable to PowerUp and Visiox is a condition to Closing of the Merger Agreement. Specifically, the Merger Agreement contemplates delivery of the following Related Agreements: (i) a note assumption agreement delivered by PowerUp to Visiox and (ii) a lock-up agreement executed by Visiox’s Significant Company Holder.

8. SRIRAMA CONVERTIBLE PROMISSORY NOTE

On December 1, 2023, Visiox issued SRIRAMA Associates, LLC, PowerUp’s Sponsor, a secured convertible promissory note in the principal amount of $2,000,000 (the “Convertible Note”), of which $500,000 was funded on December 5, 2023 and $500,000 was funded on December 27, 2023. As of December 31, 2023, the Company has recorded $990,423 as convertible note payable, net of debt discount of $9,577. Subsequent to December 31, 2023, the Company received the remaining $1,000,000 of principal. During the year ended December 31, 2023, the Company recorded $427 of amortization expense related to the debt discount.

The Convertible Note accrues simple interest at a rate of 15% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All then outstanding principal, together with any then unpaid and accrued interest and other amount payable under the Convertible Note shall be due and payable at the earlier of (i) when requested in writing by the Sponsor on or after November 30, 2024 (the “Maturity Date”) or (ii) when, upon the occurrence and during the continuance of an Event of Default (as defined in the Convertible Note), such amounts become due and payable in accordance with the terms of the Convertible Note. The Convertible Note may not be prepaid without the consent of the Sponsor.

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8. SRIRAMA CONVERTIBLE PROMISSORY NOTE (cont.)

If, on or prior to the Maturity Date, Visiox consummates a Financing Event (as defined below), the Sponsor may elect to: (i) convert the then outstanding principal amount of the Convertible Note together with all accrued and unpaid interest under the Convertible Note into fully paid and nonassessable Shares at a price per share of Visiox Common Stock equal to the Conversion Price (defined below); or (ii) accelerate the Maturity Date to the date of the Financing Event. In the event the Sponsor elects to accelerate the Maturity Date as a result of a Financing Event, Visiox shall apply all proceeds it obtains from the Financing Event to the repayment of the Convertible Note until the Convertible Note is satisfied in full. A “Financing Event” means Visiox raising cash from one or more third parties, whether in the form of a cash loan, equity investment or semi-equity (e.g., convertible note) financing event. “Conversion Price” means (i) with respect to a Financing Event: the lesser of (x) eighty percent (80% of the lowest price per Share paid in cash by the other investors for any share of Visiox Common Stock sold in the Financing Event and (y) the price per share of Visiox Common Stock determined by dividing (A) the Valuation Cap by (B) the Fully Diluted Capitalization as of immediately prior to the Financing Event; and (ii) with respect to a SPAC Transaction, $10.00. “Valuation Cap” means $80,000,000. “Fully Diluted Capitalization” means the number of shares of Visiox Common Stock outstanding at the applicable time assuming full conversion and/or exercise of all then outstanding options and warrants (but excluding the Convertible Note).

If, on or prior to the Maturity Date, Visiox consummates the Business Combination with PowerUp (a “SPAC Transaction”), the then outstanding principal amount of the Convertible Note together with all accrued and unpaid interest under the Convertible Note shall be paid in full at the closing of the SPAC Transaction pursuant to the terms of the business combination agreement; provided, that notwithstanding the foregoing, the Sponsor may elect, in its sole discretion and with the appropriate approvals of PowerUp, to convert the then outstanding principal amount of the Convertible Note together with all accrued and unpaid interest under the Convertible Note into fully paid and nonassessable SPAC Shares at a price per SPAC Share equal to the Conversion Price. “SPAC Shares” means Class A ordinary shares of PowerUp.

If, on or prior to the Maturity Date, Visiox effects a Sale Transaction (as defined below), then, at the closing of such Sale Transaction, the Sponsor shall be repaid either, upon the determination of the Sponsor, (i) the entire balance then outstanding under the Convertible Note or (ii) the amount that would be payable in connection with such Sale Transaction with respect to that number of shares of Visiox Common Stock issuable if the entire balance then outstanding was converted immediately prior to the consummation of such Sale Transaction. A “Sale Transaction” means (i) any reorganization, merger or consolidation of Visiox, other than a transaction or series of related transactions in which the holders of the voting securities of Visiox outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Visiox or such other surviving or resulting entity (in respect of securities of Visiox held by them prior to such transaction), (ii) a sale, lease or other disposition of all or substantially all of the assets of Visiox, or (iii) an exclusive license of all of Visiox’s intellectual property. However, a SPAC Transaction shall be specifically excluded from the definition of a “Sale Transaction.”

After the Maturity Date, if the Convertible Note has not been repaid or converted into shares of Visiox Common Stock or SPAC Shares on or prior to the Maturity Date, at the election of Sponsor, all then outstanding principal, together with all accrued and unpaid interest under the Convertible Note, will convert into Shares at a price per Share equal to the Maturity Conversion Price. “Maturity Conversion Price” means eighty percent (80%) of the price obtained by dividing (i) the Valuation Cap by (ii) the Fully Diluted Capitalization outstanding as of the date of conversion, immediately prior to conversion.

Pursuant to the Convertible Note, Visiox pledges and grants to the Sponsor a security interest in the Collateral (as defined below) to secure payment and performance of all of the obligations and liabilities of Visiox under the Convertible Note. At the request of the Sponsor, Visiox shall use commercially reasonable efforts to procure, execute and deliver from time to time any consents, approvals, endorsements, assignments, financing statements and other writings deemed necessary or appropriate by the Sponsor to perfect, maintain and protect its security interest and the priority thereof. “Collateral” means the following, whether now existing or hereafter arising: (i) all trade secrets, patents, copyrights, trademarks, licenses and other intellectual property rights of Visiox, together with all applications for any of the foregoing relating to OMLONTI, PDP-716 and SDN-037; and (ii) any proceeds and products, additions and accessions to or of the Collateral.

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9. DERIVATIVE LIABILITIES

As discussed in Note 8, certain features and instruments issued as part of the Company’s debt financing arrangements qualified for derivative accounting under ASC 815, Derivatives and Hedging, as the embedded redemption feature involves a substantial discount, the redemption feature is not clearly and closely related to the debt host, and would meet the definition of a derivative if it were freestanding.

The Company established the initial fair value for the Convertible Note Derivative as of December 3, 2023 and December 31, 2023, which was the date the cash proceeds from the Convertible Note were received. On December 31, 2023 the fair value was remeasured. As such, the Company used a Probability Weighted Expected Return Method (“PWERM”) that fair values the early termination/repayment features of the debt. The PWERM is a multi-step process in which value is estimated based on the probability-weighted present value of various future outcomes. The PWERM was used to value the Convertible Note Derivative for the initial periods and subsequent measurement periods.

The Convertible Note Derivative was classified within Level 3 of the fair value hierarchy at the initial measurement dates and as of December 31, 2023, due to the use of unobservable inputs. The key inputs into the PWERM for the Convertible Note Derivative were as follows at initial value and December 31, 2023:

	Initial Value	December 31, 2023
Probability	1.50%	1.50%
Term	0.40	0.37
Present Value Factor	0.95	0.95

Changes in the fair value of the derivative liability, for which fair value is determined using Level 3 inputs were as follows:

Beginning balance	$-
Addition	10,004
Change in fair value	23
Ending Balance at December 31, 2023	$10,027

10. EQUITY-BASED COMPENSATION

Restricted Equity Units

In 2021, the Company established the Restricted Equity Unit Plan, which provides for the Company to issue 3,592,865 restricted equity units (“RSUs”), which represents a right to receive common unit for each RSU that vest. On December 2, 2021, the Company granted 801,436 RSUs to Michael Derby, former Chairman of the Board of Directors, 801,435 RSUs to Zachary Rome, former members of the Company’s board of directors and 358,851 RSUs to an employee who was terminated in April 2022. The RSUs granted on December 2, 2021 will vest 33.34% on December 2, 2022 and 8.33% every three months thereafter. Equity compensation related to these awards is recognized straight-line over the applicable vesting period.

For the years ended December 31, 2023 and 2022, equity-based compensation costs related to the RSUs was $1,151,359.

The following is a summary of the RSUs outstanding as of December 31, 2023:

	Number of Units Underlying RSU	Grant Date Fair Value	Weighted Average Vesting Period (Years)
Outstanding as of December 31, 2022	1,068,474	$2.16	1.92
Granted	—	—
Vested	(534,236)	—
Forfeited	—	—
Outstanding as of December 31, 2023	534,238	$2.16	0.92

Restricted stock units vested and exercisable as of December 31, 2023	1,068,633	2.16	0.92

As of December 31, 2023, the unrecognized equity-based compensation cost related to the RSUs was $985,353 which will be recognized over a remaining weighted average period of 0.92 years.

F-69

10. EQUITY-BASED COMPENSATION (cont.)

Value Appreciation Rights

In 2022, the Company established the Value Appreciation Rights Awards Plan to grant equity-based awards similar to stock options as Value Appreciation Rights (“VARs”). The VARs have an exercise price, a vesting period and an expiration date, in addition to other terms similar to typical equity option grant terms.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the VARs. Estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available over a period equal to the expected life of the awards.

For the years ended December 31, 2023 and 2022, the equity-based compensation expense related to the VARs was $403,603 and $237,167, respectively.

The following is a summary of VARs issued and outstanding as of December 31, 2023:

	Number of Units	Weighted Average Exercise Price	Total Intrinsic Value	Weighted Average Remaining Contractual Life (Years)
Outstanding as of December 31, 2022	710,824	2.16	-	9.40
Granted	57,003	2.16	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding as of December 31, 2023	767,827	2.16	-	8.48

Value appreciation right awards vested and exercisable as of December 31, 2023	236,941	2.16	-	7.20

As of December 31, 2023, the unrecognized equity-based compensation cost related to the VARs was $617,818, which will be recognized over a remaining weighted average period of 8.48 years.

11. RELATED PARTY TRANSACTIONS

TardiMed Sciences, LLC

TardiMed Sciences, LLC, a Connecticut limited liability company (“TardiMed”) is a founder and seed investor of the Company and has been intimately involved in the Company at all stages. Michael Derby, former Chairman of the Board of the Company is a Managing Member of TardiMed. Zachary Rome, Board Member of the Company is a partner of TardiMed. As of December 31, 2023, TardiMed holds 618,325 shares of convertible Series A Preferred Stock, and 10,000,000 shares of convertible Series B Preferred Stock, which represent 33% and 93% or an aggregate 75% of the total voting power of the Company, after factoring in the effects of dilution. Michael Derby and Zachary Rome were both issued 801,436 and 801,435 restricted equity units, respectively.

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11. RELATED PARTY TRANSACTIONS (cont.)

For the years ended December 31, 2023 and 2022, the Company incurred $1,200,000 and $1,200,000, respectively, for management services.

For the years ended December 31, 2023 and 2022, the Company incurred $100,843 and $94,549 respectively, for reimbursable expenses from TardiMed.

As of December 31, 2023 and 2022, the Company had an outstanding balance owed to TardiMed of $1,750,000 and 800,156, respectively, which is included in accounts payable and accrued expenses on the accompanying consolidated balance sheet.

12. INCOME TAXES

As of December 31, 2023 and 2022, the net deferred tax assets were zero as a result of a full valuation applied against them. The valuation allowance is recognized to reduce the deferred tax asset as it is more likely than not that a tax benefit will not be realized.

The reconciliation of income tax expense computed at the U.S. federal statutory rate to the income tax provision for the year ended December 31, 2023 and 2022 is as follows:

	For the Years Ended
	December 31,
	2023	2022
Income before income taxes	$(10,634,797)	$-
Taxes under statutory US tax rates	(2,233,307)	-
State taxes net of federal benefit	(584,523)	-
Permanent items	(50,678)	-
Transfer in of partnership deferred tax asset	219,856	-
Increase in valuation allowance	2,648,652	-
Income tax expense	$0	$-

The valuation allowance overall increased by $2,648,652 in the year ended 2023, with a total value of $2,648,652 at December 31, 2023. The Company has fully reserved the deferred tax asset resulting from available net operating loss carryforwards. The increase in the Company’s net valuation allowance was caused primarily by net operating losses from ongoing operations, stock-based compensation and intangibles.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities consist of the following:

	For the Years Ended
	December 31,
	2023	2022
Research & development expenses	$149,224	$-
Stock based compensation	430,344	-
Net operating loss carry-forwards	280,630	-
Research & development credits	50,965	-
Intangibles	1,737,489
Valuation allowance	(2,648,652)	-
Net deferred tax assets	$-	$-

The Company does not expect a significant change in the amount of unrecognized tax benefits over the next 12 months. However, any adjustments arising from certain ongoing examinations by tax authorities could alter the timing or amount of taxable income or deductions and these adjustments could differ from the amount accrued. The Company files corporate income tax returns in the United States and is subject to federal income tax examinations by tax authorizes for the tax years 2021 through 2023.

The Company has federal and state net operating losses amounting to $1,014,002. The net operating losses do not expire but are limited to use of 80% of the current year profits. The utilization of the Company’s net operating losses to offset future taxable income may be subject to annual limitations under Section 382 of the Internal Revenue Code and similar state statutes as a result of ownership changes. The Company has not analyzed if such ownership changes have occurred as of December 31, 2023, and they may occur in the future.

13. SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events after the balance sheet date of December 31, 2023 through the date the financial statements were issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2023, and events which occurred subsequently but were not recognized in the financial statements.

Subsequent to year-end, the Company received $1,000,000 in aggregate funding from SRIRAMA Associates in relation to the convertible promissory Note. Funds were received on various dates throughout the months of January and March.

F-71

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

POWERUP ACQUISITION CORP.,

as the Purchaser,

pOWERUP MERGER SUB Inc.,

as Merger Sub,

SRIRAMA ASSOCIATES, LLC,

as the Sponsor,

RYAN BLEEKS,

as the Seller Representative,

and

VISIOX PHARMACEUTICALS, INC.,

as the Company

Dated as of December 26, 2023

TABLE OF CONTENTS

Article I Merger	2
1.1. Merger	2
1.2. Effective Time	2
1.3. Effect of the Merger	2
1.4. Tax Treatment	2
1.5. Certificate of Incorporation and Bylaws	2
1.6. Directors and Officers of the Surviving Corporation	2
1.7. Advisory Services; Loan Consideration	3
1.8. Amended Purchaser Charter	3
1.9. Merger Consideration	3
1.10. Effect of Merger on Company Securities	3
1.11. Surrender of Company Securities and Disbursement of Merger Consideration	5
1.12. Effect of Transaction on Merger Sub Stock	6
1.13. Taking of Necessary Action; Further Action	6
1.14. Appraisal and Dissenter’s Rights	6
1.15. Earnout	7
1.16. Withholding Rights	8
Article II Closing	8
2.1. Closing	8
Article III Representations and Warranties of the Purchaser	9
3.1. Organization and Standing	9
3.2. Authorization; Binding Agreement	9
3.3. Governmental Approvals	9
3.4. Non-Contravention	9
3.5. Capitalization	10
3.6. SEC Filings and Purchaser Financials	11
3.7. Absence of Certain Changes	11
3.8. Compliance with Laws	11
3.9. Actions; Orders; Permits	12
3.10. Taxes and Returns	12
3.11. Employees and Employee Benefit Plans	13
3.12. Properties	13
3.13. Material Contracts	13
3.14. Transactions with Affiliates	14
3.15. Merger Sub Activities	14
3.16. Investment Company Act	14
3.17. Finders and Brokers	14
3.18. Ownership of Merger Consideration	14

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3.19. Certain Business Practices	14
3.20. Insurance	15
3.21. Trust Account	15
3.22. Litigation	15
3.23. Independent Investigation	15
Article IV Representations and Warranties of the Company	16
4.1. Organization and Standing	16
4.2. Authorization; Binding Agreement	16
4.3. Capitalization	16
4.4. No Subsidiaries	17
4.5. Governmental Approvals	17
4.6. Non-Contravention	17
4.7. Financial Statements	18
4.8. Absence of Certain Changes	19
4.9. Compliance with Laws including Privacy Laws; Privacy Policies and Certain Contracts	19
4.10. Company Permits	19
4.11. Litigation	20
4.12. Material Contracts	20
4.13. Intellectual Property	21
4.14. Taxes and Returns	23
4.15. Real Property	25
4.16. Personal Property	25
4.17. Title to and Sufficiency of Assets	25
4.18. Employee Matters	25
4.19. Benefit Plans	26
4.20. Environmental Matters	27
4.21. Transactions with Related Persons	28
4.22. Insurance	28
4.23. Books and Records	29
4.24. Top Customers and Suppliers	29
4.25. Certain Business Practices	29
4.26. Compliance with FDA Laws	30
4.27. Investment Company Act	30
4.28. Finders and Brokers	31
4.29. Independent Investigation	31
4.30. Information Supplied	31
4.31. Disclosure	31
Article V Covenants	31
5.1. Access and Information	31

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5.2. Conduct of Business of the Company	32
5.3. Conduct of Business of the Purchaser	34
5.4. Annual and Interim Financial Statements	36
5.5. Purchaser Public Filings	36
5.6. No Solicitation	37
5.7. No Trading	37
5.8. Notification of Certain Matters	37
5.9. Efforts	38
5.10. Tax Matters	39
5.11. Further Assurances	40
5.12. The Registration Statement	40
5.13. Company Stockholder Meeting	41
5.14. Public Announcements	41
5.15. Confidential Information	42
5.16. Documents and Information	43
5.17. Post-Closing Board of Directors and Executive Officers	43
5.18. Purchaser Indemnification of Directors and Officers; Tail Insurance	44
5.19. Company Indemnification of Directors and Officers; Tail Insurance	44
5.20. Post-Closing Assumption or Creation of Benefit Plans	45
5.21. PIPE and Subsequent Capital Raise	45
5.22. Non-Competition Agreements	45
5.23. Section 16 Matters	45
5.24. Domestication	45
5.25. Incentive Equity Plan	46
5.26. Termination of TardiMed Agreements..	46
5.27. Santen License Agreement..	46
5.28. ThinkEquity Engagement Letter.	46
Article VI Closing Conditions	46
6.1. Conditions to Each Party’s Obligations	46
6.2. Conditions to Obligations of the Company	47
6.3. Conditions to Obligations of the Purchaser	49
6.4. Frustration of Conditions.	50
Article VII Termination and Expenses	50
7.1. Termination	50
7.2. Effect of Termination	51
7.3. Fees and Expenses	51
Article VIII Waivers and Releases	52
8.1. Waiver of Claims Against Trust	52

iii

Article IX Miscellaneous	53
9.1. Notices	53
9.2. Binding Effect; Assignment	53
9.3. Third Parties	53
9.4. Arbitration	54
9.5. Governing Law; Jurisdiction	54
9.6. WAIVER OF JURY TRIAL	54
9.7. Specific Performance	55
9.8. Severability	55
9.9. Amendment	55
9.10. Waiver	55
9.11. Entire Agreement	55
9.12. Interpretation	56
9.13. Counterparts	56
9.14. Purchaser Representative	56
9.15. Seller Representative	57
9.16. Legal Representation	59
9.17. Non-Survival of Representations, Warranties	59
Article X Definitions	59
10.1. Certain Definitions	59
10.2. Section References	70

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 26, 2023 by and among (i) PowerUp Acquisition Corp., incorporated as a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) PowerUp Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Merger Sub”), (iii) SRIRAMA Associates, LLC, a Delaware limited liability company, (the “Sponsor”), (iv) Ryan Bleeks, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) Visiox Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub, the Sponsor, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company works with distinguished scientists and experienced biopharmaceutical leaders to develop personalized immunotherapy.

B. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below).

C. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined herein) of the Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”), all in accordance with the terms of this Agreement.

D. As a condition to Closing, the Significant Company Holders shall each enter into a Lock-Up Agreement with Purchaser and the Purchaser Representative, the terms of which are pari passu with Sponsor’s Lock-Up Agreement with Purchaser (each a “Lock-Up Agreement”), and shall become effective as of the Closing.

E. Prior to the Closing Date and subject to the satisfaction or waiver of the conditions of this Agreement, the Purchaser shall migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Companies Act”), and the Purchaser intends that such Domestication shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (as defined herein).

F. Following the Domestication, the Purchaser shall adopt a certificate of incorporation, in a form mutually agreeable to Purchaser and the Company (the “Purchaser Certificate of Incorporation”), and bylaws, in a form mutually agreeable to Purchaser and the Company (the “Purchaser Bylaws”) and, (i) in connection with the Domestication, all issued and outstanding Old Purchaser Preference Shares, all issued and outstanding Old Purchaser Class A Ordinary Shares, all issued and outstanding Old Purchaser Class B Ordinary Shares, all issued and outstanding Old Purchaser Private Warrants, all issued and outstanding Old Purchaser Public Warrants, and all issued and outstanding Old Purchaser Public Units shall automatically convert, on a one-for-one basis, into shares of Purchaser Preferred Stock, shares of Purchaser Class A Common Stock, shares of Purchaser Class B Common Stock, Purchaser Private Warrants, Purchaser Public Warrants, and Purchaser Public Units, respectively, and (ii) immediately following the Domestication, (a) each share of Purchaser Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Purchaser Class A Common Stock, (b) the Purchaser Class A Common Stock will be reclassified as Purchaser Common Stock, and (c) each Purchaser Public Unit will be separated into Purchaser Common Stock and Purchaser Public Warrants (collectively, the “Conversion”).

G. The boards of directors of the Company, the Purchaser and Merger Sub have each unanimously (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby (the “Transaction”), including the Domestication, Conversion, and Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Domestication, Conversion, and Merger.

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H. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations (as defined herein) promulgated thereunder, and this Agreement is intended to be a “plan of reorganization” for purposes of Section 354.361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

I. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
Merger

1.1. Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2. Effective Time. The Parties shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4. Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code that is tax-free to the Purchaser under Section 1032 of the Code, to the Company under Section 361 of the Code, and to the Company Security Holders under Section 354 or Section 356 of the Code (except to the extent of any “boot” received). The Parties adopt this Agreement as a “plan of reorganization” for purposes of Section 354, 361, and 368 of the Code and within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5. Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “Visiox Pharmaceuticals, Inc.”

1.6. Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

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1.7. Advisory Services; Loan Consideration. At the Effective Time, the Purchaser shall (a) on behalf of the Company, pay $2.0 million to the Sponsor for advisory services (the “Advisory Fee”) and (b) on behalf of the Company, issue the Sponsor 2,000,000 shares of Purchaser Common Stock as partial consideration for the Sponsor entering into the Company Convertible Notes; and (c) issue the Sponsor up to 1,000,000 shares of Purchaser Common Stock as partial consideration for the Sponsor entering into Working Capital Loans, such exact number to be the actual dollar amount of principal loaned.

1.8. Amended Purchaser Charter. Effective upon the Effective Time, the Purchaser shall amend and restate its Certificate of Incorporation in a form mutually agreeable to the Company and the Purchaser (the “Amended Purchaser Charter”),which shall, among other matters, amend the Purchaser’s Certificate of Incorporation to (i) provide that the name of the Purchaser shall be changed to “Visiox Holdings, Inc.”, or such other name as mutually agreed to by the Parties, (ii) provide for size and structure of the Post-Closing Purchaser Board in accordance with Section 5.17, and (iii) remove and change certain provisions in the Certificate of Incorporation related to the Purchaser’s status as a blank check company.

1.9. Merger Consideration.

(a) As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock with an aggregate value equal to the Merger Consideration and each share of Purchaser Common Stock valued at the Per Share Price. The Merger Consideration shall be allocated among the Company Stockholders in accordance with their respective Pro Rata Shares.

(b) Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Company Stockholders shall have the contingent right to receive Earnout Shares as additional consideration if the requirements for receipt of such Earnout Share Payments as set forth in Section 1.15 are satisfied.

(c) Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Purchaser or Merger Sub shall assume the Benefit Plans of the Company or create new Benefit Plans, including, but not limited to, equity incentive plans, that are substantially similar to the Benefit Plans previously approved by the board of directors of the Company.

1.10. Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a) Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.11. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.14 below).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

3

(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.14 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.14.

(d) Company Convertible Notes. At the Closing, the Purchaser shall assume all obligations of the Company under the Company Convertible Notes listed in Schedule 4.3(b). Purchaser’s assumption of the Company Convertible Notes does not constitute a novation, and the terms and conditions of the Company Convertible Notes shall be reflected in a written assumption agreement to be executed by and between the Company and Purchaser at Closing (the “Note Assumption Agreement”).

(e) Company RSUs and VARs. By virtue of the Merger and without any action of any Party or any other Person, (i) as of immediately prior to the Effective Time, each Company RSU (or portion thereof) described on Schedule 1.10(e)(i) (each, a “Scheduled Company RSU”) that is then outstanding shall immediately vest in full, and the number of shares of Company Common Stock resulting from the vesting of such Scheduled Company RSU shall be treated as issued and outstanding as of immediately prior to the Effective Time for purposes of this Agreement; (ii) at the Effective Time, each Company RSU (or portion thereof) described on Schedule 1.10(e)(ii) that is then outstanding and unvested shall automatically be canceled and converted into an award under the Purchaser Equity Incentive Plan with respect to a number of restricted stock units to be settled in Purchaser Common Stock (each, a “Rollover RSU”) equal to the product (rounded up to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio. Subject to the immediately preceding sentence, each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, expiration, and forfeiture provisions) that applied to the corresponding Company RSU immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transaction contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Company Common Stock that could become issuable in respect of the Company RSU, solely with respect to any Company RSU exchanged for a Rollover RSU as contemplated by this Section 1.10(e)) and (B) such other immaterial administrative or ministerial changes as the Post-Closing Purchaser Board following the Effective Time (or any committee thereof) may determine in good faith are appropriate to effectuate the administration of the Rollover RSUs; and (iii) at the Effective Time, each Company VAR (or portion thereof) described on Schedule 1.10(e)(iii) that is then outstanding shall automatically be canceled and converted into an award under the Purchaser Equity Incentive Plan for one (1) stock appreciation rights unit (each, a “Rollover VAR”), with the strike price for each Rollover VAR set at an amount such that each Rollover VAR is “in the money” in the same amount as corresponding Company VAR it replaced. Subject to the immediately preceding sentence, each Rollover RSU and Rollover VAR shall be subject to the same terms and conditions (including applicable vesting, expiration, and forfeiture provisions) that applied to the corresponding Company RSU or Rollover VAR, as applicable, immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transaction contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Company Common Stock that could become issuable in respect of the Company RSU or impact the value of a VAR, solely with respect to any Company RSU exchanged for a Rollover RSU as contemplated by this Section 1.10(e)(i) or any Company VAR exchanged for a Rollover VAR as contemplated by this Section 1.10(e)(iii)) and (B) such other immaterial administrative or ministerial changes as the Post-Closing Purchaser Board following the Effective Time (or any committee thereof) may determine in good faith are appropriate to effectuate the administration of the Rollover RSUs or Rollover VARs.

(f) Conversion of Company Series A Preferred Stock and Company Series B Preferred Stock. Immediately prior to the Effective Time, the Company shall cause (i) each share of Company Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Section 4.01(B)(3) of the Company Certificate of Incorporation, and (ii) each share of Company Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Section 4.01(B)(4) of the Company Certificate of Incorporation (collectively, the “Preferred Conversion”). All of the shares of Company Series A Preferred Stock and Company Series B Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Series A Preferred Stock or Company Series B Preferred Stock shall thereafter cease to have any rights with respect to such Company Series A Preferred Stock or Company Series B Preferred Stock.

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1.11. Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Equiniti Trust Company, LLC, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”). At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form mutually agreed to by the Purchaser and the Company (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.10(b) or 1.10(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.11(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.11. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

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(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.11(a) that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.11 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby (including the Earnout), and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.12. Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.13. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14. Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Purchaser and the Purchaser Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser and the Purchaser Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

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1.15. Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Stockholders shall have the contingent right to receive up to an aggregate maximum of 3,000,000 shares of Purchaser Common Stock (subject to adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration from the Purchaser based on the performance of the Purchaser Common Stock, as follows:

(i) In the event the First Commercial Sale of Omlonti (omidenepag isopropyl ophthalmic solution) 0.002% occurs within twelve (12) months of the Closing Date (the “Launch Target”), then, subject to the terms and conditions of this Agreement, the Purchaser shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “Launch Earnout Share Payment”).

(ii) Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the Launch Earnout Share Payment (the “$12.50 Earnout Eligibility Date”), subject to the terms and conditions of this Agreement, the Purchaser shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$12.50 Earnout Share Payment”) in the event that the VWAP of the Purchaser Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “First Share Price Target”) for twenty (20) out of any thirty (30) consecutive Trading Days during the period beginning on the Closing Date and ending on the 36-month anniversary of the Closing Date (such period the “Earnout Period”). In the event the First Share Price Target was achieved prior to the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the $12.50 Earnout Eligibility Date. In the event the First Share Price Target was achieved on or after the $12.50 Earnout Eligibility Date, the $12.50 Earnout Share Payment shall be earned on the date on which the First Share Price Target was achieved. No $12.50 Earnout Share Payment shall be earned if the $12.50 Earnout Eligibility Date is a date later than the end of the Earnout Period.

(iii) Beginning in the first fiscal year following the Company Stockholders and Sponsor earning the $12.50 Earnout Share Payment (the “$15.00 Earnout Eligibility Date”), subject to the terms and conditions of this Agreement, the Purchaser shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 1,000,000 Earnout Shares and the Sponsor shall be issued 1,000,000 Earnout Shares (the “$15.00 Earnout Share Payment”, and together with the Launch Earnout Share Payment and the $12.50 Earnout Share Payment, the “Earnout Share Payments”) in the event that the VWAP of the Purchaser Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Second Share Price Target,” and together with the Launch Target and the First Share Price Target, the “Earnout Targets”) for twenty (20) out of any thirty (30) consecutive Trading Days during Earnout Period. In the event the Second Share Price Target was achieved prior to the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the $15.00 Earnout Eligibility Date. In the event the Second Share Price Target was achieved on or after the $15.00 Earnout Eligibility Date, the $15.00 Earnout Share Payment shall be earned on the date on which the Second Share Price Target was achieved. No $15.00 Earnout Share Payment shall be earned if the $15.00 Earnout Eligibility Date is a date later than the end of the Earnout Period.

(b) The Chief Financial Officer of the Company (the “CFO”) will monitor the VWAP of the Purchaser Common Stock each Trading Day, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of the Closing through the earlier of (x) the 37-month anniversary of the Closing and (y) the date, if any, as of which all of the Earnout Targets are finally determined pursuant to this Section 1.15(b) to have been achieved, the CFO will prepare and deliver to each Representative Party a written statement (each, an “Earnout Statement”) that sets forth (i) the VWAP of the Purchaser Common Stock on each Trading Day for such monthly anniversary period then ended and the preceding monthly periods since the Closing and (ii) whether an Earnout Target has been achieved. Each Representative Party will have ten (10) Business Days after its receipt of an Earnout Statement to review it. Each Representative Party, and its Representatives on its behalf, may make inquiries to the CFO and related Purchaser and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and the Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to the Purchaser (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within twenty (20) Business Days following the date of delivery of each Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement and the calculation of the VWAP of the Purchaser Common Stock during the applicable portion of the Earnout Period (and whether the Earnout Targets has been achieved) as set forth therein. If such written statement is delivered by a Representative Party within such twenty (20) Business Day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Representative Parties do not reach a final resolution within such ten (10) Business Day period, then upon the written request of either Representative Party, the Representative Parties will refer the dispute to arbitration in accordance with the provision of Section 9.4.

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(c) If there is a final determination in accordance with Section 1.15(b) that the Company Stockholders are entitled to receive Earnout Shares for having achieved one or more Earnout Targets, the applicable Earnout Shares, will become due upon such final determination and the Purchaser will deliver such shares within ten (10) Business Days thereafter.

(d) Following the Closing, the Purchaser and its Subsidiaries, including the Company, will be entitled to operate their respective businesses based upon their respective business requirements. Each of the Purchaser and its Subsidiaries, including the Company, will be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the share price of the Purchaser Common Stock and the ability of the Company Stockholders to earn the Earnout Shares, and no Person will have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions.

(e) For the avoidance of doubt, the Earnout Share Payments are cumulable but earnable solely on an all-or-nothing basis, such that there will be no entitlement to a partial award of any Earnout Share Payment. The number of shares of Purchaser Common Stock constituting any Earnout Share Payment shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing. Subject to the foregoing sentence, the aggregate maximum number of shares of Purchaser Common Stock issuable as Earnout Share Payments shall be 3,000,000, with an additional 3,000,000 shares of Purchaser Common Stock issuable to Sponsor.

1.16. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Purchaser, Merger Sub, the Company, the Surviving Corporation, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if Purchaser, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to any stockholder hereunder is subject to deduction or withholding, then Purchaser shall (i) provide notice to such stockholder as soon as reasonably practicable after such determination and (ii) cooperate with such stockholder to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article II
Closing

2.1. Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place (including remotely), date and time to be agreed upon by Purchaser and the Company, which date shall be no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (the date and time at which the Closing is actually held being the “Closing Date”).

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Article III
Representations and Warranties of the Purchaser

Except as set forth in the Purchaser’s SEC Reports filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1. Organization and Standing. The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and will be a Delaware corporation following the Domestication. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2. Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3. Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq, NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4. Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

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3.5. Capitalization.

(a) Prior to giving effect to the Domestication and Conversion, Purchaser is authorized to issue (i) 300,000,000 Old Purchaser Class A Ordinary Shares, (ii) 50,000,000 Old Purchaser Class B Ordinary Shares, and (iii) 5,000,000 Old Purchaser Preference Shares. The issued and outstanding Old Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding Old Purchaser Preference Shares. All outstanding Old Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act of the Cayman Islands, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Old Purchaser Securities have been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

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3.6. SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the shares of Purchaser Class A Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7. Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since its formation, not been subject to a Material Adverse Effect on the Purchaser.

3.8. Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

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3.9. Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10. Taxes and Returns.

(a) Each of the Purchaser and Merger Sub have timely filed, or caused to be timely filed, all material federal, state, local, and foreign Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) There is no Action currently pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Neither the Purchaser nor Merger Sub is being audited by any Tax authority or has been notified in writing or, to the Knowledge of Purchaser, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser or Merger Sub in respect of any Tax, and neither the Purchaser nor Merger Sub have been notified in writing of any proposed Tax claims or assessments against it (other than, in each case claims or assessments for which adequate reserves in the Purchaser Financials have been established).

(d) There are no Liens with respect to any Taxes upon any of Purchaser’s or Merger Sub’s assets, other than Permitted Liens.

(e) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(f) Neither the Purchaser nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by either the Purchaser or Merger Sub for any extension of time to file any Tax Returns or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Purchaser is, and has always been, resident only in its jurisdiction of organization for Tax purposes (including its jurisdiction of organization immediately after the Domestication) and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization.

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(h) The Purchaser has not made any change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i) The Purchaser has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither the Purchaser nor Merger Sub are a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser with respect to any period following the Closing Date.

(j) Neither Purchaser nor Merger Sub: (i) have constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Purchaser is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Purchaser is or was the common parent corporation.

(k) Purchaser and Merger Sub have not taken or agreed to take any action, and do not have any reason to believe that any conditions exist with respect to the Purchaser or Merger Sub that would reasonably be expected to prevent, impair or impede the transactions contemplated by this Agreement from being treated as set forth in Section 5.10. Without limiting the generality of the preceding sentence, Merger Sub was formed solely to facilitate the transactions contemplated by this Agreement and has never had any activities, assets or liabilities other than in connection with such transactions.

(l) As of the effective date of the Domestication, the Domestication of the Purchaser met all applicable requirements to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.

3.11. Employees and Employee Benefit Plans. The Purchaser (a) does not have any employees, nor has it previously had any employees, and (b) neither currently maintains, sponsors, contributes to, or has an obligation to contribute to or otherwise has any Liability under or with respect to any Benefit Plans, nor previously maintained, sponsored, contributed to, or had an obligation to contribute to, or otherwise ever had any Liability under or with respect to any Benefit Plans.

3.12. Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13. Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company.

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(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14. Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15. Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16. Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.17. Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18. Ownership of Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19. Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

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(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20. Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21. Trust Account. As of November 30, 2023, Purchaser has $19,813,377.66 in the Trust Account, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the knowledge of Purchaser, by the Trustee. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser’s SEC Reports to be inaccurate in any material respect and/ or that would entitle any Person to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem the Purchaser Common Stock in accordance with Purchaser’s Organizational Documents.

3.22. Litigation. There is no (a) Action of any nature currently pending or, to Purchaser’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Purchaser’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any of Purchaser, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of Purchaser must be related to Purchaser’ business, equity securities or assets), its business, equity securities or assets. In the past five (5) years, none of the current or former officers, senior management or directors of the Purchaser have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation by a Governmental Authority.

3.23. Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant to this Agreement, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

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Article IV
Representations and Warranties of the Company

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1. Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. A correct and complete list of the directors and officers of the Company is set forth on Schedule 4.1. Except as set forth in Schedule 4.1, no Person has any right to designate any director or officer of the Company. The Company is not in violation of any provision of its Organizational Documents.

4.2. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company, its Subsidiaries and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement.

4.3. Capitalization.

(a) The Company is authorized to issue (i) 100,000,000 shares of Company Common Stock, none of which shares are issued and outstanding, (ii) 20,000,0000 shares of Company Series A Preferred Stock, 1,931,287 of which are issued and outstanding (which shall convert to 416,559 shares of Company Common Stock as part of the Preferred Conversion), (iii) 20,000,000 shares of Company Series B Preferred Stock of which 11,068,364 are issued and outstanding (which shall convert to 2,387,335 shares of Company Common Stock as part of the Preferred Conversion), and 20,000,000 shares of undesignated Company Preferred Stock, none of which are issued and outstanding. Besides the foregoing, there are no other series or class of Company Stock, or other warrants, options or rights entitling any other Person to Company Stock. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

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(b) Other than as set forth on Schedule 4.3(b), there are no Company Convertible Notes or other convertible securities, or any preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the consummation of the transactions contemplated by this Agreement.

(c) Except as disclosed in the Company Financials, since its formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4. No Subsidiaries. The Company does not own or have any interest in any shares, equity or debt securities or other ownership interest in any other Person and is not obligated to make any investment in or capital contribution to any other Person. The Company is not a party to any Contract to acquire any shares, securities or other ownership interest in, or any other securities convertible or exchangeable into or exercisable for capital stock of or any ownership interest in, any Person.

4.5. Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

4.6. Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which any of the Company are or are required to be a party or otherwise bound, and the consummation by any of the Company of the transactions contemplated hereby and thereby and compliance by any of the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any of the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

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4.7. Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2021, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended (the “Audited Company Financials”), (ii) the Company prepared unaudited financial statements, consisting of the balance sheet of the Company as of November 30, 2023 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the eleven-month (11-month) period then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated in accordance with GAAP. The Company has not ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that the following is done in accordance with GAAP: (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any of the Company. Neither the Company nor any of its Representatives has ever received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any of the Company have engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) and maturity date with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any of the Company contain any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any of the Company, or (iii) the ability of any of the Company to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials in accordance with GAAP or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

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(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

4.8. Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2022, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, and (b) not been subject to a Material Adverse Effect.

4.9. Compliance with Laws including Privacy Laws; Privacy Policies and Certain Contracts.

(a) Except as set forth on Schedule 4.9(a):

(i) Neither the Company, nor, to the Knowledge of the Company, any officer, director, manager or employee to whom Company has given access to Personal Data or Protected Health Information, is in material violation of any applicable Privacy Laws;

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company;

(iii) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company, and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

(iv) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, to the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to or involving Personal Data or Protected Health Information.

4.10. Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any of the Company), hold all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

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4.11. Litigation. There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any of the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’ business, equity securities or assets), its business, equity securities or assets. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation by a Governmental Authority.

4.12. Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract (other than Company Benefit Plans) to which the Company is a party or by which any of the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to the Company, in each instance, which are material to the business and operations of the Company, taken as a whole;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $25,000;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $25,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any of the Company or another Person;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $25,000 per year or $100,000 in the aggregate;

(ix) is with any Top Customer or Top Supplier;

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(x) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $25,000;

(xi) is between the Company and any director, officer, or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements;

(xii) obligates the Company to make any capital commitment or expenditure in excess of $25,000 (including pursuant to any joint venture);

(xiii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any of the Company have outstanding obligations (other than customary confidentiality obligations);

(xiv) provides another Person (other than any of the Company or any manager, director or officer of any of the Company) with a power of attorney;

(xv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any of the Company, other than Off-the-Shelf Software;

(xvi) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvii) is otherwise material to the Company and not described in clauses (i) through (xvi) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any of the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any of the Company in any material respect; and (vi) the Company has not waived any rights under any such Company Material Contract.

4.13. Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company, or the Company is the applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable and to the extent available to the Company: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Company has recorded assignments of all Company Registered IP.

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(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which any of the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by any of the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by any of the Company. The Company is not currently infringing, nor has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any of the Company (“Company IP”) in any material respect.

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(e) Except as set forth in Schedule 4.13(e), all officers, directors, employees and independent contractors of any of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property arising from the services performed for any of the Company by such Persons and all such assignments of Company Registered IP have been recorded. Except as set forth in Schedule 4.13(e), no current or former officers, employees or independent contractors of any of the Company have claimed any ownership interest in any Intellectual Property owned by any of the Company. To the Knowledge of the Company, there has been no violation of the Company policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by any of the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of any of the Company are obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of any of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law.

(g) Except as set forth in Schedule 4.13(g), the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’ rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

(h) Schedule 4.13(h) contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i) All of the Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of any of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

4.14. Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied with all applicable Laws relating to Tax.

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(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against any of the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority nor has it been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any of the Company’ assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by any of the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i) The Company has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any of the Company with respect to any period following the Closing Date.

(j) The Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not and has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

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(l) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15. Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own and have never owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). The Company owns no real property.

4.16. Personal Property. Each item of Personal Property which is currently owned, used or leased by any of the Company with a book value or fair market value of greater than Ten Thousand Dollars ($10,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than any of the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to any of the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

4.17. Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted.

4.18. Employee Matters.

(a) Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other Contract with a labor organization or other representative of a group of employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar group labor activity with respect to any such employees, consultant, independent contractor, officer, or manager of the Company. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any of the Company and Persons employed by or by individuals providing services as independent contractors to the Company. No current officer of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to go on a leave of absence or terminate his or her employment with the Company.

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(b) Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, sexual harassment, disability, labor relations, classification and payment of employees and independent contractors, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations (collectively, “Employment Laws”), and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages (including any deferred salary) or any material penalty for failure to pay wages past due, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, individual independent contractors or individual consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against any of the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to Employment Laws, or alleging breach of any express or implied contract of employment, or wrongful termination of employment, or alleging any other discriminatory or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of a date not more than five (5) days prior to the date hereof of all employees of the Company, showing for each as of such date (i) the employee’s name, job title or description, employing entity, primary work location, and base salary or wage rate, and (ii) any bonus, commission or other cash remuneration other than salary paid during the fiscal year ended December 31, 2022. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company and each is employed “at will”, and (B) to the Knowledge of the Company, it has paid in full to all Company employees all wages, salaries, commission, bonuses and other compensation due to Company employees, including overtime compensation, and the Company does not have any overdue obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral Contract. Except as set forth in Schedule 4.18(c), the employees of the Company have entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors currently engaged by the Company who received in the last twelve (12) months, or are entitled to receive in the next twelve (12) months, more than $25,000 in cash compensation from the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with any of the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, all independent contractors who are currently or within the last three (3) years have been engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable by the Company on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance, a termination fee or a similar obligation.

4.19. Benefit Plans.

(a) Set forth on Schedule 4.19 is a true and complete list of each material Company Benefit Plan of the Company as of the date hereof.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, each Company Benefit Plan is and has been operated, in all material respects, in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter (or is based on a prototype or volume submitter plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement, and to the Company’s Knowledge, no fact exists which would reasonably be likely to adversely affect the qualified status of such Company Benefit Plans.

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(c) With respect to each material Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) the text of the Company Benefit Plan and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent Form 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent nondiscrimination testing report; (v) the most recent determination letter received from the IRS, if any; (vi) the most recent actuarial valuation; and (vii) all material communications in the past three (3) years with any Governmental Authority (excluding routine filing of reports).

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, with respect to each Company Benefit Plan: (i) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all material contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA.

(f) Except as set forth in Schedule 4.19(f), there is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) Except as set forth in Schedule 4.19(g), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any employee of the Company to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any employee of the Company.

(h) Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.20. Environmental Matters. Except as set forth in Schedule 4.20:

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

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(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company, or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21. Transactions with Related Persons. Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, or beneficial owner of 5% or more of the equity of the Company, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of the Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company does not have outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

4.22. Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, the Company’s insurance policies. The Company has no self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

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(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $25,000 made by any of the Company in the past five (5) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.23. Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.24. Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022 and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has materially modified (in a negative way), cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to materially modify (in a negative way), cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with any of the Company or intends to stop, decrease or limit materially its products or services to any of the Company or its usage or purchase of the products or services of any of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against any of the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any of the Company with any Top Supplier or Top Customer.

4.25. Certain Business Practices.

(a) Neither the Company, nor any of its Representatives acting on their behalf have (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of its respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any of the Company or assist any of the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving any of the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of any of the Company are currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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4.26. Compliance with FDA Laws

(a) Except as set forth on Schedule 4.26(a):

(i) the Company, including the conduct of its business, is and has been at all times during the past three (3) years in compliance with all applicable FDA Laws, except where non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company taken as a whole;

(ii) the Company holds, and is operating in compliance in all material respects with, all Permits of the FDA and other foreign, federal, state and local regulatory authorities required for the lawful conduct of its business as currently conducted, including, but not limited to, Investigational New Drug Applications (“INDs”);

(iii) all data, information and representations contained in any submission to, or communications with, the FDA or other foreign regulatory authorities were accurate, truthful and non-misleading in all material respects when submitted or communicated to the FDA or other foreign regulatory authorities (or were corrected in or supplemented by a subsequent submission or communication) and, to the Knowledge of the Company, remain so currently;

(iv) no Company clinical study or clinical trial has been terminated or suspended by the FDA or any other applicable Governmental Authority or Institutional Review Board, and neither the FDA nor any other applicable Governmental Authority has commenced or threatened to initiate any clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical study or clinical trial;

(v) for the past three (3) years, the Company has developed, designed, tested, studied, processed, manufactured, labeled, stored, handled, packaged, imported, exported, and distributed the Company pipeline products and services in compliance in all material respects with all applicable FDA Laws. For the past three (3) years, the Company has not received, and to the Knowledge of the Company, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, untitled letter, It Has Come To Our Attention Letter from the FDA or any Governmental Authority concerning material noncompliance with FDA Laws with regard to the Company or Company pipeline products or services; and

(vi) neither the Company nor, to the Knowledge of the Company, any of its Affiliates, officers, directors, or employees has, in the past six (6) years: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Authority; nor (iii) made an untrue statement of a material fact or material fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time of such disclosure in the foregoing in this subsection, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

4.27. Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

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4.28. Finders and Brokers. Except as set forth in Schedule 4.28, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29. Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.30. Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.31. Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article V
Covenants

5.1. Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to appropriate employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and its respective business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company and the Company shall not be required to provide information it reasonably determines that it cannot provide as a matter of Law, Contract, or protection of attorney-client or similar privilege. No information or knowledge obtained by the Purchaser in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to the Purchaser hereunder.

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(b) During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. No information or knowledge obtained by the Company in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of the Purchaser set forth in this Agreement or otherwise impair the rights and remedies available to the Company hereunder.

5.2. Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of the Key Employees, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except for any such amendment to permit the Preferred Conversion;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (in each case, other than pursuant to the vesting, settlement or exercise of Company Convertible Notes outstanding as of the date hereof);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (in each case, other than pursuant to the vesting, settlement or exercise of Company Convertible Notes outstanding as of the date hereof);

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $250,000 in the aggregate;

(v) (A) materially increase the wages, salaries or compensation of its employees, in any event not in the aggregate by more than five percent (5%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or (C) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case of (A) – (C) other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or other Company IP (excluding non-exclusive licenses of Company IP to the Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

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(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $100,000 in the aggregate), other than expenditures to prepare for the product launch of Omlonti;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $100,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiv) maintain the existing relations and goodwill of the Company with customers, suppliers, distributors and creditors of the Company and use commercially reasonable efforts to maintain all insurance policies of the Company or equivalent substitutes therefor; or

(xxv) authorize or agree to do any of the foregoing actions.

5.3. Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

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(i) amend, waive or otherwise change, in any respect, its Organizational Documents other than in connection with the Domestication and Conversion;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (“Working Capital Loans”), up to an aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v) enter into or establish any Benefit Plan;

(vi) make, change, or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) amend, waive or otherwise change the Trust;

(viii) terminate, waive or assign any right under any material Purchaser Material Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) change its fiscal year, revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby);

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(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xix) create any consensual liens on any property or assets of Purchaser;

(xx) hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xxi) other than in the ordinary course of business (A) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, freelancer, independent contractor or sub-contractor of Purchaser, (B) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of Purchaser, or (C) take any action to materially increase any compensation or material benefits of any director, officer, other employee, consultant, freelancer, independent contractor or sub-contractor of Purchaser; or

(xxii) agree or commit to do, or resolve, authorize or approve any action to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

5.4. Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in the Registration Statement), the Company shall deliver to the Purchaser unaudited consolidated financial statements, including an income statement and unaudited consolidated balance sheet, changes in shareholders’ equity, and consolidated statement of cash flows of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

5.5. Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to (a) maintain the listing of the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq, (b) cause the Purchaser Common Stock issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (c) satisfy any applicable initial and continuing listing requirements of Nasdaq as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

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5.6. No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser, provided that an Acquisition Proposal or an Alternative Transaction does not include any transaction intended to serve as a capital raising transaction.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7. No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives are aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq (or NYSE, as applicable) promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8. Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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5.9. Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) Prior to the Closing, Purchaser and Company shall use commercially reasonable efforts to provide such assistance as may be requested by the Company or Purchaser in connection with facilitating any necessary financing transactions required to meet the Minimum Cash Condition.

(f) Notwithstanding the foregoing, nothing in this Section 5.9 shall require, or be construed to require any of the Parties or their respective affiliates to agree to (i) sell, license, hold separate, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests; (ii) terminate, amend or assign any existing relationships and contractual rights or obligations, (iii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, interests, or relationships; or (iv) any modification or waiver of the terms and conditions of this Agreement.

5.10. Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall maintain their books and records and file or cause to be filed all federal, state and local income Tax Returns and schedules thereto in a manner consistent with this Section 5.10, except as otherwise required by a change in applicable Law after the date of this Agreement or a final determination within the meaning of section 1313(a)(1) of the Code.

(b) Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the Merger will be paid by the Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

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(c) Without the prior written consent of the Seller Representative, Purchaser, the Company, and their respective Affiliates shall not, with respect to any pre-Closing Tax period, make, change or rescind any Tax election, claim a refund, amend any Tax Return or take any position on any Tax Return, take any action, or enter into any other transaction, in each case, that would have, or reasonably be expected to have, the effect of (1) increasing the Tax liability of any of the Company in respect of any pre-Closing Tax period or portion thereof or (2) increasing the Tax liability, or giving rise to other liabilities, on the part of any Company Security Holders.

(d) Purchaser and the Company agree to retain and furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the filing of all Tax Returns of or with respect to the Company, the making of any election related to Taxes of or with respect to the Company, the preparation for any audit by any Tax authority and the prosecution or defense of any claim or other disputes relating to any Tax Return of or with respect to the Company, Purchaser and the Company will cooperate with each other in the conduct of any audit or other proceeding related to Taxes of or with respect to the Company.

(e) The Parties agree that, for U.S. federal income tax purposes, any Company Transaction Expenses shall be allocated and attributable to a pre-Closing Tax period to the maximum extent allowed under applicable Law.

5.11. Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12. The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Domestication and the Merger (and, to the extent required, the issuance of any shares in connection with the PIPE), by the holders of shares of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Purchaser Charter, (iii) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (iv) the adoption and approval of the Purchaser Equity Incentive Plan and any equity grants, to the extent required, (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Company and its stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

5.13. Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval.

5.14. Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15. Confidential Information.

(a) The Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16. Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including the Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

5.17. Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the two (2) persons designated by the Purchaser prior to the Closing (the “Purchaser Directors”), both of whom shall be required to qualify as an independent director under Nasdaq rules, and (ii) the three (3) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules. The Post-Closing Purchaser Board shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders to be held following the Closing (the “Class I Directors”); the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Closing (the “Class II Directors”); and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders to be held following the Closing (the “Class III Directors”). At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Closing, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. One (1) of the Company Directors shall be Class I, one (1) of the Company Directors shall be Class II, and one (1) of the Company Directors shall be Class III. One (1) of the Purchaser Directors shall be Class II, and one (1) of the Purchaser Directors shall be Class III. The board of directors of the Surviving Corporation immediately after the Closing shall be the same as the Post-Closing Purchaser Board. At or prior to the Closing, the Purchaser will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to the Parties.

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(b) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing.

5.18. Purchaser Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “Purchaser D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any Purchaser D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Purchaser D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Purchaser D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.18(a).

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay from the capital of the Surviving Company upon release of funds from the Trust Account the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the Purchaser D&O Tail Insurance.

5.19. Company Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “Company D&O Indemnified Persons”) as provided in the respective Organizational Documents or under any indemnification, employment or other similar agreements between any Company D&O Indemnified Person and the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to the Company D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 5.19 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Company D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.19(a).

(b) For the benefit of the Company’s directors and officers, the Company shall, prior to the Effective Time, obtain and fully pay from the capital of the Surviving Company upon release of funds from the Trust Account the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Company shall maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or caused to be paid all premiums with respect to the Company D&O Tail Insurance.

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5.20. Post-Closing Assumption or Creation of Benefit Plans. After the Closing, subject to the terms and conditions set forth in this Agreement, the Purchaser or Merger Sub shall assume the Benefit Plans of the Company or create new Benefit Plans, including, but not limited to, equity incentive plans, that are substantially similar to the Benefit Plans previously approved by the board of directors of the Company.

5.21. PIPE and Subsequent Capital Raise.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, the Purchaser shall use commercially reasonably efforts to seek, but is not required to, enter into and consummate subscription agreements with investors totaling in the range of $5,000,000 to $25,000,000 relating to a private investment in the Purchaser either as convertible debt or to purchase shares of Purchaser in connection with a private placement on terms agreeable to the Company and Purchaser acting reasonably (an “PIPE”), and, if the Purchaser consummates an PIPE, the Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE and use their respective commercially reasonable efforts to cause such PIPE to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser); provided that Purchaser’s execution and delivery of any agreement for an PIPE shall require the consent of the Company, which consent may be withheld at the Company’s sole discretion.

(b) Without limiting anything to the contrary contained herein, subsequent to the Closing Date, the Purchaser shall use commercially reasonably efforts to seek, but is not required to, enter into and consummate subscription agreements with investors totaling in the range of $10,000,000 to $20,000,000 relating to a private investment in the Purchaser either as convertible debt or to purchase shares of Purchaser in connection with a private placement on terms agreeable to the Company and Purchaser acting reasonably (a “Subsequent Capital Raise”), and, if the Purchaser consummates a Subsequent Capital Raise, the Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE and use their respective commercially reasonable efforts to cause such Subsequent Capital Raise to occur within 120 days after the Closing Date (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser); provided that Purchaser’s execution and delivery of any agreement for an Subsequent Capital Raise shall require the consent of the Company, which consent may be withheld at the Company’s sole discretion.

5.22. Non-Competition Agreements. At the Closing, the Significant Company Holders will each enter into a non-competition and non-solicitation agreement in favor of Purchaser and Company (each, a “Non-Competition Agreement”), in form and substance mutually acceptable to Purchaser and the Company, which will become effective as of the Closing.

5.23. Section 16 Matters. Prior to the Effective Time, Purchaser shall take all reasonable steps as may be required to cause any acquisition or disposition of Purchaser Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Merger by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.24. Domestication. Subject to receipt of the Required Purchaser Stockholder Approval, prior to the Effective Time, the Purchaser shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication in form and substance reasonably acceptable to Purchaser and the Company, together with the Purchaser Certificate of Incorporation, (b) adopting the Purchaser Bylaws, and (c) completing, making, and procuring all filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication. In accordance with applicable Law, at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Purchaser, the Conversion shall become effective.

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5.25. Incentive Equity Plan. Prior to the Effective Time, the Purchaser shall adopt, subject to the approval of the shareholders of Purchaser, a new equity incentive plan in a form and substance reasonably acceptable to the Purchaser and the Company, with each such party’s acceptance not to be unreasonably withheld, conditioned or delayed (the “Purchaser Equity Incentive Plan”). The Purchaser Equity Incentive Plan will constitute an amendment, restatement and continuation of the Company Benefit Plans such that the Purchaser Equity Incentive Plan shall also provide for a number of shares of Purchaser Common Stock (or a synthetic equivalent) equal to ten percent (10%) of the Purchaser Common Stock to be issued and outstanding immediately after the Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Purchaser Equity Incentive Plan such that the total number of shares available for issuance under the Purchaser Equity Incentive Plan is equal to ten percent (10%) of the total number of shares of Purchaser Common Stock then-issued and outstanding as of the last day of the prior fiscal year or such lesser amount as determined by the compensation committee of the Purchaser. For the avoidance of doubt, any equity of synthetic equity awards assumed by the Purchaser as part of the assumption of the Company’s Benefit Plans, including but not limited to Rollover RSUs and Rollover VARs, shall be considered awarded under the Purchaser Equity Incentive Plan and shall be included as part of the 10% award pool.

5.26. Termination of TardiMed Agreements. Prior to Closing, the Company shall deliver to Purchaser documentation to the satisfaction of Purchaser that evidences: (i) the termination of the Management Services Agreement, by and between TardiMed Sciences, LLC and the Company, dated January 1, 2022 (the “TardiMed MSA”) effective on the date of this Agreement; (ii) the termination of the Rent and Administrative Services Agreement, by and between TardiMed Sciences, LLC and the Company, dated August 10, 2023 (the “TardiMed RASA” and collectively with the TardiMed MSA, the “TardiMed Agreements”) effective on the date of this Agreement; (iii) the acknowledgment and agreement by TardiMed Sciences, LLC that any payment of outstanding amounts owed by the Company to TardiMed Sciences, LLC prior to the Closing Date shall be satisfied by the Company issuing TardiMed Sciences, LLC a number of shares of Company Common Stock prior to the Closing Date equal to (x) the outstanding amounts owed by the Company, divided by (y) the product of (a) $10.00 and (b) the Exchange Ratio (the “TardiMed Stock Issuance”); and (iv) the acknowledgment and agreement by TardiMed Sciences, LLC that shares issued pursuant to the TardiMed Stock Issuance shall be subject to a leak-out agreement in which no more than $100,000 of shares issued pursuant to the TardiMed Stock Issuance may be sold by TardiMed Sciences, LLC during any calendar month during the first six (6) months following the Closing Date. As consideration for the agreements set forth in this Section 5.26, the Surviving Corporation shall pay TardiMed Sciences, LLC $50,000 upon the completion of the Transaction.

5.27. Santen License Agreement. Prior to Closing, the Company shall deliver to Purchaser documentation to the satisfaction of Purchaser that evidences Santen Pharmaceutical Co. Ltd.’s (“Santen’s”) acknowledgement and agreement that: (i) Santen waives its right to receive Fixed Consideration pursuant to Section 9.1 of the License Agreement between Santen and the Company, dated July 7, 2023 (the “Santen License Agreement”); and (ii) Santen agrees to be compensated at Closing with Consideration Shares pursuant to Section 9.1 of the Santen License Agreement, with the number of shares of Company Common Stock to comprise the Consideration Shares to be fixed prior to Closing (the “Santen Stock Issuance”).

5.28. ThinkEquity Engagement Letter. Prior to Closing, the Company shall deliver to Purchaser documentation to the satisfaction of Purchaser that evidences the termination of the engagement letter by and between the Company and ThinkEquity LLC, dated April 18, 2023, in its entirety with nothing in said agreement surviving the termination.

Article VI
Closing Conditions

6.1. Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

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(b) Required Company Stockholder Approval. The Company Special Meeting shall have been held in accordance with the DGCL and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(e) shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption, the Purchaser shall have net tangible assets of at least $5,000,001.

(h) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(j) Nasdaq Listing. The Purchaser Common Stock to be issued in connection with this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

6.2. Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

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(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Note Assumption Agreement. The Purchaser shall have delivered to the Company an executed Note Assumption Agreement in a form mutually agreed to by the Company and Purchaser, duly executed by Purchaser.

(v) Lock-Up Agreement. The Company shall have received the Sponsor’s duly executed Lock-Up Agreement.

(e) Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash either remaining in the Trust Account (after giving effect to the completion and payment of the Redemption plus any excise tax imposed thereon) or available from the concurrent consummation of a PIPE, after giving effect to (i) the payment of Purchaser’s unpaid expenses or Liabilities, (ii) the payment of the Advisory Fee, (iii) the repayment of the Company Convertible Notes, and (iv) the repayment of the Working Capital Loans, at least equal to $5,000,000 (the “Minimum Cash Condition”).

(f) Trust Account. (i) Purchaser shall have made all reasonably necessary and appropriate arrangements with the Trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to the Purchaser, and all such funds shall be available to the Purchaser in respect of all of the obligations of the Purchaser set forth in this Agreement and the payment of the Purchaser’s fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Material Adverse Effect on the Purchaser.

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6.3. Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each Lock-Up Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b), and 6.3(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for all of the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between Ryan Bleeks and Sanjay Malieckal and the Company or the Purchaser, each such employment agreement duly executed by the parties thereto.

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(vi) Non-Competition Agreements. The Purchaser shall have received the Non-Competition Agreements, which will become effective as of the Closing.

(vii) Transmittal Documents. The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(viii) Resignations. Subject to the requirements of Section 5.17, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(ix) Registered Agent Letter. The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Delaware registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.

(x) Lock-Up Agreements. The Purchaser shall have received a Lock-Up Agreement for each Significant Company Holder, duly executed by such Significant Company Holder.

(xi) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Company and/or Company Security Holders or other Related Persons set forth on Schedule 6.3(e)(xi) shall have been terminated with no further obligation or Liability of the Company thereunder.

6.4. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
Termination and Expenses

7.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by May 31, 2024 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(d) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; or

(h) by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained.

7.2. Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Section 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3. Fees and Expenses. Subject to Sections 5.21, 8.1, 9.14 and 9.15, all Company Transaction Expenses and Purchaser Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that if the Closing occurs, all remaining Company Transaction Expenses and Purchaser Expenses shall be paid from the capital of the Surviving Company upon release of funds from the Trust Account.

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Article VIII
Waivers and Releases

8.1. Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Merger Sub and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within fifteen (15) months after the closing of the IPO, subject to extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Merger Sub and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Merger Sub or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Merger Sub, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Merger Sub and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Merger Sub and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Merger Sub and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Merger Sub or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Merger Sub and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Merger Sub or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article IX
Miscellaneous

9.1. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

PowerUp Acquisition Corp.

1200 Broadway, Floor 3

New York, NY 10038

Attn: Suren Ajjarapu

Telephone No.: (646) 908-2658

Email: suren@sriramaassociatesllc.onmicrosoft.com

with a copy (which will not constitute notice) to:

Dykema Gossett PLLC

111 E. Kilbourn Ave., Suite 1050

Milwaukee, WI 53202

Attn: Kate Bechen

Facsimile No.: (866) 945-9792

Telephone No.: (414) 488-7333

Email: kbechen@dykema.com

If to the Sponsor, to:

SRIRAMA Associates, LLC

515 Madison Avenue, Suite 8078

New York, New York 10022

Attn: Suren Ajjarapu

Telephone No.: (646) 908-2658

Email: suren@sriramaassociatesllc.onmicrosoft.com

with a copy (which will not constitute notice) to:

Dykema Gossett PLLC

111 E. Kilbourn Ave., Suite 1050

Milwaukee, WI 53202

Attn: Kate Bechen

Facsimile No.: (866) 945-9792

Telephone No.: (414) 488-7333

Email: kbechen@dykema.com

If to the Company or the Surviving Corporation, to: Visiox Pharmaceuticals, Inc. 303 S Broadway, Suite 125 Tarrytown, NY 10591 Attn: Ryan Bleeks Email: rbleeks@visioxpharma.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

301 Hillsborough Street, Suite 1400

Raleigh, NC 27603

Attn: David Mannheim

Facsimile No.: (919) 329-3799

Telephone No.: (919) 329-3804

Email: david.mannheim@nelsonmullins.com

If to the Seller Representative, to: Ryan Bleeks 303 S Broadway, Suite 125 Tarrytown, NY 10591 Email: rbleeks@visioxpharma.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

301 Hillsborough Street, Suite 1400

Raleigh, NC 27603

Attn: David Mannheim

Facsimile No.: (919) 329-3799

Telephone No.: (919) 329-3804

Email: david.mannheim@nelsonmullins.com

9.2. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3. Third Parties. Except for the rights of the Purchaser D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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9.4. Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.4. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition or merger agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

9.5. Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6. WAIVER OF JURY TRIAL. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

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9.7. Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.

9.10. Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party , (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant to this Agreement and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

9.11. Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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9.12. Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such.

9.13. Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14. Purchaser Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Company, Seller Representative, any Company Stockholders, shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

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(b) The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable under or in connection with any Purchaser Representative Document for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 9.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

9.15. Seller Representative.

(a) Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Ryan Bleeks, in the capacity of Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative or the Purchaser shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.15 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

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(b) Any other Person, including the Purchaser Representative, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser Representative, the Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company shall have any cause of action against the Purchaser Representative, the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 9.15(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 9.15 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

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9.16. Legal Representation. The Parties agree that, notwithstanding the fact that Dykema Gossett PLLC may have, prior to Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Dykema Gossett PLLC will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Dykema Gossett PLLC’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Dykema Gossett PLLC of the Purchaser, Merger Sub, any Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of Dykema Gossett PLLC with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

9.17. Non-Survival of Representations, Warranties. The representations and warranties of the Company and Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article X
Definitions

10.1. Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing

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“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other material employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Benefit Plan” means a Benefit Plan of the Company.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the voting common stock, par value $0.001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Notes” means, collectively, the convertible notes listed in Schedule 4.3(b).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Company.

“Company Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company, including the Company Series A Preferred Stock, Company Series B Preferred Stock, and any authorized undesignated preferred stock.

“Company RSU” means each restricted stock unit with respect to shares of Company Common Stock, whether granted under Visiox Pharma, LLC Restricted Equity Unit Plan, as amended from time to time, or otherwise.

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“Company Securities” means, collectively, the Company Stock and any Company Convertible Notes.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Series A Preferred Stock” means the shares of Series A preferred stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the shares of Series B preferred stock, par value $0.001 per share, of the Company.

“Company Stock” means any shares of the Company Common Stock and Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock immediately prior to the Effective Time, but after giving effect to the conversion of Scheduled RSUs, the Preferred Conversion, the TardiMed Stock Issuance and the Santen Stock Issuance.

“Company Transaction Expenses” means all fees and expenses of any of the Company incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the Company in connection with the Merger or the other transactions contemplated by this Agreement, and (iii) in connection with the Company’s prior attempt at completing an initial public offering or SPAC transaction, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company in connection with the Company’s attempted initial public offering or SPAC transaction.

“Company VAR” means each value appreciation right whether granted under the Visiox Pharma, LLC Value Appreciation Rights Award Plan, as amended from time to time, or otherwise.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

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“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” is the ratio represented by the number of shares of Purchaser Common Stock to be issued for each share of issued and outstanding Company Common Stock (assuming the conversion of Scheduled RSUs, the Preferred Conversion, the TardiMed Stock Issuance and the Santen Stock Issuance) in connection with the Merger.

“FDA” means the U.S. Food and Drug Administration (or any successor Governmental Authority).

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations and guidance documents and the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations and guidance documents.

“First Commercial Sale” means, with respect to a product, the first sale, transfer or disposition for value or for end use or consumption of such product after marketing authorization has been received; provided, that, (a) any sale to an Affiliate of the Company shall not constitute a First Commercial Sale unless the Affiliate is the last entity in the distribution chain of the product; (b) any distribution of samples with respect to a product shall not constitute a First Commercial Sale; and (c) any sale or other distribution for use in a clinical trial or for compassionate use in which no monetary consideration is paid to the Company shall not constitute a First Commercial Sale.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

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“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“INDs” means investigational new drug applications for FDA authorization to administer an investigational drug to humans.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 17, 2022, and filed with the SEC on February 22, 2022.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Employees” means, with respect to the Company, Ryan Bleeks and Sanjay Malieckal.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

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“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, damages, Liabilities, Taxes, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, settlement payments, expenses (including reasonable out-of-pocket expenses of investigation, enforcement and collection and reasonable out-of-pocket attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include lost profits, lost revenues, business interruption, loss of business reputation or opportunity, diminution in value, consequential, indirect, incidental, special, unforeseen exemplary or punitive damages, or any damages based upon any type of multiple, except to the extent (a) in the case of exemplary or punitive damages to the extent paid to an unaffiliated third party or (b) in the case of consequential damages, reasonably foreseeable; provided, further, that, for avoidance of doubt, “Losses” shall not include any changes in and of themselves in the price of Purchaser Common Stock as reported on Nasdaq or NYSE.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Consideration” means (a) $80,000,000 less (b) the amount by which Net Working Capital at Closing is less than $0, if any, less (c) Company Transaction Expenses, less (d) Company Indebtedness at Closing, less (e) the product of (i) the number of Rollover RSUs, multiplied by (ii) $10.00.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

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“Net Working Capital” means at any specified time, (i) all current assets of the Company and its Subsidiaries (excluding, without duplication, the Company’s cash and cash equivalents), on a consolidated basis, minus (ii) all current liabilities of the Company and its Subsidiaries (excluding, without duplication, Indebtedness and Company Transaction Expenses), on a consolidated basis and as determined in accordance with the Company’s consistently applied accounting principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Company’s accounting principles, “current assets” will exclude any receivable from a Company Affiliate.

“NYSE” means the New York Stock Exchange.

“Old Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Old Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of the Purchaser.

“Old Purchaser Ordinary Shares” means the shares of Old Purchaser Class A Ordinary Shares and Old Purchaser Class B Ordinary Shares, collectively.

“Old Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of the Purchaser.

“Old Purchaser Private Warrant” means one (1) whole warrant entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Old Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share and one-half (1/2) of one (1) Purchaser Public Warrant.

“Old Purchaser Public Warrant” means one (1) whole warrant, of which one-half (1/2) of one (1) was included as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Old Purchaser Securities” means the Old Purchaser Public Units, the Old Purchaser Ordinary Shares, the Old Purchaser Preference Shares and the Old Purchaser Warrants, collectively.

“Old Purchaser Warrants” means the Old Purchaser Private Warrants and Old Purchaser Public Warrants, collectively.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

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“Per Share Price” means Ten and No/100 Dollars ($10.00).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means any information relating to an identified or identifiable natural person (data subject); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Privacy Laws” means any applicable international, national, federal, provincial, state, or local law, code, rule or regulation that regulates the processing of Personal Data in any way, including data protection laws, laws regulating marketing communications and/or electronic communications, information security regulations and security breach notification rules.

“Proceeding” means any action, suit, litigation, complaint, dispute, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, inquiry, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Protected Health Information” has the meaning given to such term under the Health Insurance Portability and Accountability Act of 1996, including all such information in electronic form.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser after Domestication, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser after Domestication.

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“Purchaser Common Stock” means the common stock, par value $0.0001 per share, of the Purchaser after Domestication and Conversion.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Purchaser hereto or any of its Affiliates) incurred by Purchaser or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, including any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, and any expenses relating to Hart-Scott-Rodino Act, SEC, Nasdaq or NYSE filing fees relating to this Transaction, and any costs and expenses incurred in connection with Purchaser obtaining the Purchaser D&O Tail Insurance.

“Purchaser Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Purchaser after Domestication.

“Purchaser Private Warrant” means, after Domestication and the Conversion, one (1) whole warrant entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the Domestication consisting of one (1) share of Purchaser Class A Common Stock and one-half (1/2) of one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means, after Domestication and the Conversion, one (1) whole warrant, of which one-half (1/2) of one (1) was included as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrants, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

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“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means TardiMed Sciences, LLC.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

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“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, effective as of February 17, 2022, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means American Stock Transfer & Trust Company, LLC, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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10.2. Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA Procedures	9.4	First Share Price Target	1.15(a)
Accounts Receivable	4.7(f)	Interim Period	5.1(a)
Acquisition Proposal	5.6(a)	Letter of Transmittal	1.11(a)
Act	Recitals	Lock-Up Agreement	Recitals
Agreement	Preamble	Lost Certificate Affidavit	1.11(d)
Alternative Transaction	5.6(a)	Merger	Recitals
Amended Purchaser Charter	1.8	Merger Sub	Preamble
Antitrust Laws	5.9(b)	Minimum Cash Condition	6.2(e)
Audited Company Financials	4.7(a)	Note Assumption Agreement	1.10(d)
Business Combination	8.1	OFAC	3.19(c)
Certificate of Merger	1.2	Off-the-Shelf Software	4.13(a)
CFO	1.15(b)	Outbound IP License	4.13(c)
Class I Directors	5.17(a)	Outside Date	7.1(b)
Class II Directors	5.17(a)	Party(ies)	Preamble
Class III Directors	5.17(a)	Post-Closing Purchaser Board	5.17(a)
Closing	2.1	Proxy Statement	5.12(a)
Closing Date	2.1	Public Certifications	3.6(a)
Closing Filing	5.14(b)	Public Stockholders	8.1
Closing Press Release	5.14(b)	Purchaser	Preamble
Company	Preamble	Purchaser Directors	5.17(a)
Company Certificates	1.11(a)	Purchaser Disclosure Schedules	Article III
Company Directors	5.17(a)	Purchaser D&O Indemnified Persons	5.18(a)
Company Disclosure Schedules	Article IV	Purchaser D&O Tail Insurance	5.18(b)
Company D&O Indemnified Persons	5.19(a)	Purchaser Equity Incentive Plan	5.25
Company D&O Tail Insurance	5.19(b)	Purchaser Financials	3.6(b)
Company Financials	4.7(a)	Purchaser Material Contract	3.13(a)
Company IP	4.13(a)	Purchaser Representative	Preamble
Company IP Licenses	4.13(a)	Purchaser Representative Documents	9.14(a)
Company Material Contract	4.12(a)	Purchaser Stockholder Approval Matters	5.12(a)
Company Permits	4.10	Purchaser Special Meeting	5.12(a)
Company Personal Property Leases	4.16	Redemption	5.12(a)
Company Real Property Leases	4.15	Registration Statement	5.12(a)
Company Registered IP	4.13(a)	Related Person	4.21
Company Special Meeting	5.13	Released Claims	8.1
Conversion	Recitals	Required Company Stockholder Approval	6.1(b)
DCGL	Recitals	Required Purchaser Stockholder Approval	6.1(a)
Dispute	9.4	SEC Reports	3.6(a)
Dissenting Shares	1.14	Second Share Price Target	1.18(a)
Dissenting Stockholder	1.14	Seller Representative	Preamble
Domestication	Recitals	Seller Representative Documents	9.15(a)
Earnout Period	1.15(a)	Signing Filing	5.14(b)
Earnout Shares	1.15(a)	Signing Press Release	5.14(b)
Earnout Share Payments	1.15(a)	Specified Courts	9.5
Effective Time	1.2	Surviving Corporation	1.1
Enforceability Exceptions	3.2	Top Customers	4.24
Environmental Permits	4.20(a)	Top Suppliers	4.24
Exchange Agent	1.11(a)	Transmittal Documents	1.11(b)
Federal Securities Laws	5.7	Audited Company Financials	4.7(a)

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IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered as of the date first written above.

The Purchaser:

POWERUP ACQUISITION CORP.

By:	Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

The Sponsor:

SRIRAMA ASSOCIATES, LLC

By:	Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	President

Merger Sub:

POWERUP merger Sub Inc.

By:	Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

The Company:

VISIOX PHARMACEUTICALS, INC.

By:	Ryan Bleeks
Name:	Ryan Bleeks
Title:	Chief Executive Officer

The Seller Representative:

Ryan Bleeks
Ryan Bleeks

Annex B

AMENDMENT AGREEMENT

This Amendment Agreement (the “Agreement”) by and between PowerUp Acquisition Corp. (“PowerUp”), PowerUp Merger Sub Inc. (“Merger Sub”), Srirama Associates, LLC (“Sponsor”), Ryan Bleeks (“Seller Representative”) and Visiox Pharmaceuticals, Inc. (“Visiox”) is dated and effective as of this 6th day of June 2024. Each of PowerUp, Merger Sub, Sponsor, Seller Representative and Visiox are a “Party,” and collectively, the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger dated as of December 26, 2023 (the “Merger Agreement”).

WHEREAS, Section 7.1 of the Merger Agreement provides for certain termination rights if the conditions to the Closing set forth in Article VI of the Merger Agreement are not satisfied or waived by May 31, 2024 (the “Outside Date”).

WHEREAS, the Parties acknowledge that the conditions to the Closing set forth in Article VI of the Merger Agreement cannot be satisfied or waived by the Outside Date.

WHEREAS, the Parties believe it is in their collective best interests to extend the Outside date by amending the Merger Agreement accordingly.

NOW, THEREFORE, in exchange for the covenants and agreements contained in this Waiver, the sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

1. Acknowledgment. The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this Agreement, constituting acknowledgments and agreements by and between the Parties hereto, and are incorporated in this Agreement by this reference.

2. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

3. Amendments. Pursuant to Section 9.9 of the Merger Agreement, the Parties hereby agree the following Amendments:

a. Outside Date Amendment. Section 7.1(b) of the Merger Agreement shall be replaced in its entirety with the following:

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by June 30, 2024 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

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b. Increase Purchaser Indebtedness Cap. Section 5.3(b)(iv) of the Merger Agreement shall be replaced in its entirety with the following:

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (“Working Capital Loans”), up to an aggregate additional Indebtedness during the Interim Period of $2,000,000);

c. Elimination of Net Tangible Asset Test Requirement. Section 6.1(g) of the Merger Agreement shall be replaced in its entirety with the following:

(g) [Reserved].

d. Reduction of Minimum Cash Condition. Section 6.2(e) of the Merger Agreement shall be replaced in its entirety with the following:

(e) Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash either remaining in the Trust Account (after giving effect to the completion and payment of the Redemption plus any excise tax imposed thereon) or available from the concurrent consummation of a PIPE, after giving effect to (i) the payment of Purchaser’s unpaid expenses or Liabilities, (ii) the payment of the Advisory Fee, (iii) the repayment of the Company Convertible Notes, and (iv) the repayment of the Working Capital Loans, at least equal to $1.00 (the “Minimum Cash Condition”).

e. Distribution Preparation Covenant. The following provision shall be added to the Merger Agreement as new Section 5.29:

5.29 Distribution Preparation. The Company shall use its best commercial efforts to complete all labeling and compliance requirements necessary to distribute its current product inventory to the extent reasonably acceptable to Purchaser no later than June 30, 2024 (the “Distribution Preparation Project”).

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f. Capital Raise Covenant. The following provision shall be added to the Merger Agreement as new Section 5.30:

5.30 Pre-Closing Capital Raise. On or before June 30, 2024, the Company shall raise capital in an amount no less than $500,000 on terms reasonably acceptable to Purchaser (the “Pre-Closing Capital Raise”). Of the proceeds raised in the Pre-Closing Capital Raise, $350,000 shall be allocated to completing the Distribution Preparation Project. Any remaining proceeds from the Pre-Closing Capital Raise shall be allocated in a manner mutually agreeable to the Company and Purchaser.

g. Expense Control. The following provision shall be added to the Merger Agreement as new Section 5.31:

5.31 Expense Control. Notwithstanding anything to the contrary set forth in this Agreement, from May 30, 2024 until immediately following the Closing, with the exception of ordinary payroll processing, the Company shall not make any expenditures in excess of $1,000 without the express approval of Purchaser, which such approval shall not be unreasonably withheld.

4. Integration. The terms set forth in Article 9 of the Merger Agreement are hereby integrated into this Waiver as if they were contained herein.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

POWERUP:

POWERUP ACQUISITION CORP.

By:	/s/ Suren Ajjarapu
Suren Ajjarapu, Chief Executive Officer

MERGER SUB:

POWERUP MERGER SUB INC.

By:	/s/ Suren Ajjarapu
Suren Ajjarapu, Chief Executive Officer

SPONSOR:

SRIRAMA ASSOCIATES, LLC

By:	/s/ Suren Ajjarapu
Suren Ajjarapu, President

VISIOX:

VISIOX PHARMACEUTICALS, INC.

By:	/s/ Ryan Bleeks
Ryan Bleeks, Chief Executive Officer

SELLER REPRESENTATIVE:

/s/ Ryan Bleeks
Ryan Bleeks

[Signature Page to Amendment Agreement]

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Annex C

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

POWERUP ACQUISITION CORP.

(adopted by special resolution dated 17 February 2022 and effective on 17 February 2022)

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

POWERUP ACQUISITION CORP.

(adopted by special resolution dated 17 February 2022 and effective on 17 February 2022)

1	The name of the Company is PowerUp Acquisition Corp.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$35,500 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

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THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

POWERUP ACQUISITION CORP.

(adopted by special resolution dated 17 February 2022 and effective 17 February 2022)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

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“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Global Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Global Market.

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“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.

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“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10.25 per unit, less underwriting discounts and commissions.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means PowerUp Sponsor LLC, a Delaware limited liability company, and its successors or assigns.

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“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

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(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

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3.3	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

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5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1	Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

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7.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)	Class B Shares held by the Founders shall be surrendered by the Founders for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

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8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

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11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

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14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

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15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

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16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1	The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2	Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the day of the consummation of a Business Combination.

17.3	Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

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17.4	Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5	The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6	Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7	References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

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(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

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20.3	The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4	Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

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22.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9	If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10	A resolution put to the vote of the meeting shall be decided on a poll.

22.11	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

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22.12	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.13	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1	Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

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24	Proxies

24.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

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25.2	If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2	The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II and Class III. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the term of office of the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

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28	Powers of Directors

28.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1	Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4	Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

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30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5	A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

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31.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9	A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

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33.2	A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5	A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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35.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3	The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6	The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

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36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

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39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

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41.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

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42.8	Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9	The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10	At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)	courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

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(d)	e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

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44.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1	Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

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46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1	Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)	provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 either immediately prior to or upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3	If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

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49.4	At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5	Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6	A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7	In the event that the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to such extended date as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles, the Company shall:

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(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to such extended date as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9	A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10	After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

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(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

49.12	A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13	As long as the securities of the Company are listed on the Nasdaq Global Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

49.14	The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, that the Business Combination is fair to the unaffiliated shareholders of the Company from a financial point of view.

50	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities

51.1	To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

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51.2	Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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AMENDMENT

TO THE

AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF ASSOCIATION

OF

POWERUP ACQUISITION CORP.

Extension Amendment Proposal

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.7 and Article 49.8 in their entirety and the insertion of the following language in its place:

49.7	In the event that the Company does not consummate a Business Combination by May 23, 2024, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination by May 23, 2024, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”

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Annex D

CERTIFICATE OF INCORPORATION

OF

VISIOX HOLDINGS, INC.

ARTICLE I.

The name of this corporation is Visiox Holdings, Inc. (the “Company”).

ARTICLE II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is [●] shares. [●] shares shall be Common Stock, each having a par value of $0.0001. [●] shares shall be Preferred Stock, each having a par value of $0.0001.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”)is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon by law or pursuant to this Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances and subject to any limitations imposed by applicable law, the Board of Directors or any individual director may be removed with or without cause, by the affirmative vote of the holders of at majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

D. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company (the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

F. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

G. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

H. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

ARTICLE VI.

A. The liability of a director of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Certificate or the Bylaws of the Company (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Certificate.

ARTICLE VIII.

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE IX.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article IX, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Certificate or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and IX of this Certificate.

* * * *

This Certificate has been duly adopted and approved by the Board of Directors and the stockholders in accordance with Sections 228, 242 and 245 of the DGCL and written notice of such action has been given as provided in section 228 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, Visiox Holdings, Inc. has caused this Certificate of Incorporation to be signed by its Chief Executive Officer this [●]th day of [●], 2024.

VISIOX HOLDINGS, INC.

By:
Name:
Title:

Annex E

BYLAWS

OF

VISIOX HOLDINGS, INC.

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

The name of the registered agent at such address is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s Board of Directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”).

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) of these Bylaws (the “Bylaws”), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) with respect to each nominee for election or re-election to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 5(e) of these Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv) of these Bylaws. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv) of these Bylaws.

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) of these Bylaws shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i) of these Bylaws) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii) of these Bylaws); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i) of these Bylaws) or to carry such proposal (with respect to a notice under Section 5(b)(ii) of these Bylaws); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of Sections 5 and 6 of these Bylaws, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;

(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;

(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or

(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c) A stockholder providing written notice required by Section 5(b)(i) or (ii) of these Bylaws shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything in Section 5(b)(iii) of these Bylaws to the contrary, in the event that the number of directors in an Expiring Class (as defined below) is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii) of these Bylaws, a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i) of these Bylaws, other than the timing requirements in Section 5(b)(iii) of these Bylaws, shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation. For purposes of this Section 5, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(e) To be eligible to be a nominee for election or re-election as a director of the corporation pursuant to a nomination under clause (iii) of Section 5(a) of these Bylaws, such proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Section 5(b)(iii) or 5(d) of these Bylaws, as applicable) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the corporation that has not been disclosed therein; and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

(f) A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) of Section 5(a) of these Bylaws, or in accordance with clause (iii) of Section 5(a) of these Bylaws. Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E) of these Bylaws, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(g) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.

(h) For purposes of Sections 5 and 6 of these Bylaws,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) of these Bylaws. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c) of these Bylaws. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the corporation’s Certificate of Incorporation (as amended or restated from time to time, the “Certificate of Incorporation”), or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his act binds all; (b) if more than one votes, the act of the majority so voting binds all; or (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) of this Section 11 shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, if applicable, the Lead Independent Director (as defined below), or, if the Lead Independent Director is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Section 17, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20. Removal. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances and subject to any limitations imposed by applicable law, the Board of Directors or any individual director may be removed with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 45 of these Bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27. Lead Independent Director. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director (“Lead Independent Director”) to serve until replaced by the Board of Directors. The Lead Independent Director will: with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.

Section 28. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 30. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 31. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 34. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, the Chief Executive Officer, or the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 41. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36 of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 42. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 43. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 44. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 45. Indemnification of Directors, Officers, Employees and Other Agents.

(a) Directors and Officers. The corporation shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 45 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 45, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 45 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 45 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 45 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 45.

(h) Amendments. Any repeal or modification of this Section 45 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 45 that shall not have been invalidated, or by any other applicable law. If this Section 45 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 45 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 45.

ARTICLE XII

NOTICES

Section 46. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex, or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as otherwise provided in these Bylaws, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person With Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 47. Amendments. Subject to the limitations set forth in Section 45(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS OR EMPLOYEES

Section 48. Loans to Officers or Employees. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV

MISCELLANEOUS

Section 49. Forum.

(a) Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation, to the corporation or the corporation’s stockholders; (C) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 49 of Article XV shall not apply to claims or causes of action brought to enforce a duty or liability created by the 1933 Act or the 1934 Act or any other claim for which the federal courts have exclusive jurisdiction.

(b) Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Annex J

THE MENTOR GROUP

200 N. Westlake Boulevard
Suite 204
Westlake Village, CA
91362
Preeminent Investment Banking · Valuations · Appraisals
T: 818.991.4150
F: 818.991.4904

December 19, 2023

Board of Directors
PowerUp Acquisition Corp.
188 Grand Street Unit #195
New York, NY 10013 c/o Mr. Suren Ajjarapu
CEO

Dear Mr. Ajjarapu:

We understand that PowerUp Acquisition Corp. ("PowerUp" and "Purchaser"), a publicly-traded special purpose acquisition corporation, entered into a non-binding letter of intent ("Proposal") on November 21, 2023, to consummate a business combination transaction (the "Transaction") involving Visiox Pharmaceuticals, Inc. and its subsidiaries (collectively, the "Company", and PowerUp and the Company are each referred to as a "Party" and together as the "Parties"). We understand that this letter of intent is not a binding agreement. It outlines the preliminary terms of the proposed Transaction and is intended to serve as an outline of the proposed principal terms and conditions regarding the Transaction and is subject to the execution and closing of a definitive agreement.

We understand that further tax and other structuring analyses and discussions with the Company and its stockholders about a preferred structure will be conducted such that PowerUp will form an acquisition subsidiary that would merge with and into the Company, with the Company continuing as a wholly-owned subsidiary of PowerUp. Stockholders of the Company would become stockholders of PowerUp as the new publicly traded parent company. The name of the new publicly traded holding company will be changed to reflect the new combined parent company upon consummation of the Transaction (with a corresponding change to the ticker symbol).

It is our understanding that the major terms and conditions of the Proposal are as follows:

1) We expect that PowerUp will form an acquisition subsidiary that would merge with and into the Company, with the Company continuing as a wholly-owned subsidiary of PowerUp. Stockholders of the Company would become stockholders of PowerUp as the new publicly traded parent company. The name of the new publicly traded holding company will be changed to reflect the new combined parent company upon consummation of the Transaction (with a corresponding change to the ticker symbol).

2) We understand that as pre-conditions for a Transaction:

Offices in Principal U.S. Cities

a) US GAAP PCAOB audited financials for 2021/2022, 9-months interim financials and, if necessary, 2023 Audit Based on SEC request.
b) Fairness Opinion confirming the proposed valuation range (Purchase Price will be adjusted if needed to obtain an in-range fairness opinion).
c) Comprehensive VDR, especially including all relevant agreements to support revenue projections.

3) We understand that working capital and a bridge loan with be provided by SRIRAMA Associates, LLC ("Sponsor"), the sponsor of PowerUp, according to the following:

a) Sponsor will provide a $2 million dollar bridge loan (the "Bridge Loan") to the Company as follows:
b) $500,000 upon December 1, 2023 and $1,500,000 upon signing of the business combination agreement (or merger agreement).
c) In the event that the Closing of the Transaction occurs, the Bridge Loan shall be repaid in cash at Closing and PowerUp shall issue Sponsor 2 million shares of Class A Common Stock.
d) In the event that the Closing of the Transaction does not occur, the Bridge Loan shall be due and payable in accordance with its terms.
e) Sponsor will also provide approximately $1 million of working capital loans (the "WC Loans") to PowerUp as necessary to complete the Transaction, which amount will include all of PowerUp's accounting, auditing and legal fees. The WC Loans shall be repaid in cash at the Closing of the Transaction, unless the Sponsor elects to convert at the redemption price. Further, the holders of the Working Loans shall receive one share of Class A Common Stock for each dollar loaned to PowerUp. For the avoidance of doubt, if the WC Loans are $1 million dollars, the WC Loans would be repaid in cash at Closing and 1 million shares of Class A Common Stock will be issued to the holders of the WC Loans at Closing. The Bridge Loan and WC Loans will be interest bearing at 10% per annum.
f) Further, an advisory fee of $2 million will be payable in cash to Sponsor by PowerUp upon Closing (the "Advisory Fee").

4) We understand that PowerUp would offer up to 11 million shares of Class A Common Stock of PowerUp - an approximate equity value to the Company on a pre-Transaction basis of $80-110 million ("Equity Value"), which would be subject to adjustments to reduction in purchase price for debt, debt-like items, Transaction expenses or reductions in working capital. The total consideration provided to or for the benefit of the Company's equity holders shall be the issuance of a number of newly issued shares of Class A Common Stock of PowerUp equal to the quotient obtained by dividing (A) Purchase Price (as defined below), by (B) $10.00 (the "Transaction Shares"). All Transaction Shares will be registered on a Form S-4 registration statement.

5) We understand that the Equity Value, net of adjustments, shall be the aggregate maximum purchase price (the "Purchase Price"), which shall be payable as follows:
a) Closing Stock. Eight (8) million Transaction Shares (subject to any adjustments to the Equity Value) shall be issued at the Closing.
b) Earn Out. Up to Three (3) million Transaction Shares shall be issued pursuant to the terms and conditions of an earn out structure based on PowerUp's Common Stock price.

6) We understand that PowerUp currently holds approximately $19 million in cash in a trust account. PowerUp's existing stockholders may elect to redeem their PowerUp shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the PowerUp trust account (including pro-rata interest earned on the funds held in the trust account). Consummation of the Transaction would be subject to the unilateral condition, in favor of the Company, that PowerUp holds at least $10 million (including the proceeds from a private placement in the form of equity or convertible debt (the "PIPE")) in cash at Closing, (the "Remaining Cash") after payment of the Advisory Fee, the Bridge Loan, the WC Loans, and satisfying its redemption obligations to its public stockholders, and after payment of any deferred underwriting fees or transaction expenses of PowerUp. PowerUp and Sponsor agree to use their best efforts to raise an additional $10 million to be paid within 120 days of Closing (the "Second Tranche).

7) We understand that with respect to the use of cash in PowerUp's trust account, an estimated $5 million (net of redemptions by PowerUp's existing stockholders) would be retained by the Company depending on share redemptions. The balance of the Remaining Cash will be raised by the PIPE; the PIPE agreements shall be contingent upon the Closing.

8) We understand that the PowerUp shares will continue to be listed on the Nasdaq. At Closing, PowerUp, Sponsor and equity holders of the Company who are affiliates of the Company, will enter into a customary registration rights agreement providing Company stockholders with customary shelf, piggyback and demand registration rights.

9) We understand that a lock-up period will be imposed on all of the PowerUp shares held by PowerUp's Sponsor (excluding any PowerUp shares issued to the investors in the PIPE) and PowerUp shares issued to the Company's stockholders in connection with the Closing of the Transaction. Such lock-up terms shall be pari passu with the existing lock-up terms applicable to Sponsor.

We understand that a definitive agreement regarding the Transaction (the "Transaction Agreement") would contain representations, warranties, covenants and conditions customary for a de-SPAC transaction of this nature and size. We further understand that the Transaction Agreement will contain customary termination rights for a transaction of this type and interim operating covenants that permit the Company to operate in the ordinary course of business, including any action taken by the Company in response to COVID-19, or otherwise consistent with its business plan and budget as disclosed to PowerUp, with additional exceptions to be mutually agreed.

We understand that in the event that the Transaction Agreement is terminated, none of the parties to the Transaction Agreement will have any liabilities or further obligations with respect to each other, subject to exceptions with respect to any confidentiality agreement and wavier against trust provisions and any other surviving provisions under the terms of the Transaction Agreement. The representations, warranties and pre-closing covenants set forth in the definitive Transaction Agreement will not survive the Closing, and there will be no post-closing recourse (including indemnification) related thereto.

We understand that concurrently with the execution of a Transaction Agreement, PowerUp, the Company and certain shareholders of PowerUp and the Company shall enter into a voting agreement pursuant to which each such shareholder shall agree to vote all shares beneficially owned by such shareholder in favor of adoption of the Transaction Agreement and approval of the proposed Transaction.

We understand that the obligations of the Parties to consummate the Transaction will be subject to (i) the receipt of all required consents and approvals from relevant regulatory and/or government authorities for the Transaction (including the expiration or termination of any waiting periods under the HSR Act, if applicable, and any other applicable antitrust laws, and the completion of any required stock exchange and regulatory review, including by the SEC/applicable stock exchange), (ii) approval by PowerUp's stockholders of the Transaction and related matters, (iii) satisfaction of the remaining cash condition, (iv) the concurrent consummation of the PIPE (if a PIPE is required to satisfy the remaining cash condition), (v) a bringdown of the Company's representations and warranties to an MAE standard (for the benefit of PowerUp) and a bringdown of PowerUp's representations and warranties (for the benefit of the Company), (vi) certification of the Company's covenants performed to a materiality standard and subject to cure rights, where possible (for the benefit of PowerUp) and certification of PowerUp's covenants performed to a materiality standard and subject to cure rights, where possible (for the benefit of the Company), (vii) PowerUp having at least $5,000,001 in net tangible assets, and (viii) the absence of litigation involving PowerUp's Trust Account.

Lastly, we understand that the letter of intent and the Proposal merely constitute a statement of mutual intentions and are intended solely as a basis for further discussions regarding the Transaction; and this Letter and the proposal do not set forth all of the matters upon which agreement must be reached in order for the Transaction to be consummated, are not intended to be and do not constitute a legally binding agreement in respect of the Transaction (including any agreement or understanding to negotiate), do not commit either Party to enter into a definitive agreement with regard to the Transaction, and do not create or impose any commitments or obligations, express or implied, upon, nor grant any rights to, the Parties with respect to pursuing the Transaction. We understand that each Party reserves the right, in its sole discretion, to reject any and all proposals made by any other Party or its Representatives. Each Party acknowledges that unless and until a final definitive agreement with respect to the Transaction contemplated hereby has been executed and delivered by each relevant Party, no contract or agreement (or agreement to agree) providing for any Transaction shall be deemed to exist by virtue of this Letter or any other communication, oral or written, by the undersigned or any of our respective Representatives with respect thereto and no Party will have (and each Party hereby irrevocable waives) any claims against the other Party or any of its Representatives arising out of or relating to the Transaction.

The Board of Directors of PowerUp (the "Board") has requested that The Mentor Group, Inc., ("TMG," "we," "our") provide an opinion (the "Opinion") to the Board as to whether, as of the date hereof, the Equity Value is fair to the shareholders of PowerUp from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

2) reviewed the PowerUp Acquisition Corp 10-25-2023 Form 10-Q Version 9;

3) reviewed the Visiox Confidential Deck dated June 2023;

4) reviewed the Visiox Pharmaceuticals, Inc. Form S-1 Registration Statement dated submitted August 25, 2023;

7) reviewed the Visiox Pharmaceuticals Inc. Q3 2023 financial statements;

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material, and other information. In addition, PowerUp management has advised us, and we have assumed that the Company forecasts reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Company management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

TMG has not in the past provided financial consulting services to the Board. TMG has not acted as financial advisor to the Company or any of the other Parties in connection with this Opinion and has not participated in any of the negotiations leading to the Proposal. We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. We have not been requested to, and did not, solicit indications of interest from, third parties with respect to the Proposal, the securities, assets, business or operations of the Company or any other party. We have not been requested to, and did not, advise the Board or any other party with respect to alternatives to the Proposal. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is directed only to the Board of Directors of PowerUp Acquisition Corp. and addresses only the fairness of the proposed business combination transaction from a financial point of view. This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Proposal and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the Proposal or otherwise. The Opinion is based on TMG's analyses, which contain estimates and valuation ranges that are not necessarily indicative of actual values or predictive of future results or values.

This Opinion shall be used only by the Board in evaluating the Proposal. It is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excepts or summaries) for any other purposes, unless (1) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission, and it is included in full and you have received TMG's prior written consent with respect to all of the references to it and/or the opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (2) it is to be introduced into evidence or referred to in any litigation pertaining to matters relating to the Proposal and covered in the Opinion; provided, however, that notwithstanding the foregoing, (a)

the Board shall provide, upon request, a copy of the Opinion or a summary of it (and TMG shall have the right to review and approve any such summary, such approval not be unreasonably withheld, conditioned or delayed) to (i) Board and (ii) any shareholders as determined from time to time by the Board.

PowerUp Acquisition Corp. will give TMG written notice at least three business days in advance of such use in any litigation or it (or the summary) being provided to any shareholder. The opinion will be provided to the Board for its evaluation and analysis of the Proposal at or prior to the time the Company will execute definitive transaction documents, and TMG is not required to update our opinion as of a later date. Anything to the contrary contained herein notwithstanding.

The material in this Opinion may not be reprinted in whole or in part without the prior express written consent of TMG. The Board of Directors of PowerUp alone contracted for and are the intended beneficiary of this Opinion. This Opinion may not be relied upon by any other person or entity without TMG's prior express written consent. Any use which any third party makes of the Opinion, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Opinion is subject to the attached Statement of Assumptions and Limited Conditions.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Proposal or otherwise (other than the Equity Value to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Proposal to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the fairness of any portion or aspect of the Proposal to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (v) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Proposal, (vi) the solvency, creditworthiness or fair value of the Company, PowerUp or any other participant in the Proposal, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Proposal, any class of such persons or any other party, relative to the Equity Value or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, and its advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to the Company and the Proposal or otherwise.

Conclusion

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Equity Value on a pre-transaction basis of $80 – 100 million is fair to the shareholders of PowerUp Acquisition Corp. from a financial point of view.

Respectfully submitted,

The Mentor Group, Inc.

THE MENTOR GROUP, INC.

Statement of Limiting Factors and Assumptions

The analyses and opinions concluded by **The Mentor Group, Inc.** (hereinafter referred to as "TMG") and set forth in this Opinion are subject to the following assumptions and limiting conditions:

We have no present or contemplated material interest in the business or assets that are the subject of this Opinion. We have no personal interest or bias with respect to the subject matter of this Opinion or the parties involved. In accordance with recognized professional ethics, the professional fee for this service is not contingent upon TMG's conclusion of value, and neither TMG nor any of its employees has a present or intended financial interest in the Company.

To the best of our knowledge and belief, the statements of fact contained in this Opinion, upon which the analyses, opinions, and conclusions expressed herein are based, are true and correct.

The fee for this engagement is not contingent upon the values reported. The opinion of value expressed herein is valid only for the stated purpose and only as of the date of the Opinion.

No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances which may be in place against the business or assets, except as specifically stated in this Opinion.

The Mentor Group, Inc. is not specifically identified as a tax advisor under IRS Circular 230. Under these standards, written advice may not be relied upon for the purpose of avoiding accuracy-related penalties or reportable transaction understatement penalties, unless the advice satisfies a variety of requirements. Nothing contained in any written product issued by TMG has been prepared, nor may be relied upon, for the purpose of avoiding tax penalties that may be imposed.

This letter and the conclusions arrived at herein are for the exclusive use of the Company. Furthermore, the letter and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of TMG based upon information furnished to it by the Company and other sources. The extent to which the conclusions and valuations arrived at herein should be relied upon, they should be governed and weighted accordingly.

All value conclusions are presented as the considered opinion of TMG based on the facts noted within this Opinion. We assume no responsibility for changes in values or market condition nor for the inability of the owner to locate a purchaser at the estimated value. The value conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is not a solvency opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

PowerUp Acquisition Corp. ("Client") agrees to preserve the confidential format and content of our Opinions. Our Opinions and the TMG name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your auditors, legal counsel, advisors, financial institution (if the purpose of our appraisal is financing), and by representatives of taxing authorities. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that TMG does not, either by entering into this contract or by performing the services rendered, assume, abrogate or undertake to discharge any duty of Client to any other person. Unless otherwise stated in writing, TMG may reference the work performed for Client in general public announcements.

All financial statements and other pertinent data relating to the income and expense attributed to the Company have been provided either by management or its representatives and accepted without further verification, except as may be noted in the Opinion. Therefore, to the extent that such information may be found at a later date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our value conclusion or the use of our conclusion in actions taken by our client.

While we accept as correct the information furnished to us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. We accept as correct the information furnished us by others. Providers of the information warrant the following:

1. The above referenced information does not contain any untrue statements of material fact, or omit a material fact which makes the information misleading;

2. The financial statements and other financial information provided to TMG fairly present in all material respects the financial condition, results of operations and cash flow of the Company; and

3. TMG was made aware of all known factors which could significantly affect an independent third-party financial analysis of the Company.

In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of selling control of or liquidating any material asset other than in the normal and ordinary course of business.

Neither all nor any part of the contents of this Opinion shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of TMG.

We assume that the terms of any leases currently in effect will not be altered by any lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed. We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise which would materially and adversely affect value.

We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes; and, d) the viability or legality of any transaction for which our valuation may be utilized.

No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this Opinion does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the Opinion.

Unless express written notice of noncompliance is delivered and brought to the attention of TMG, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

TMG has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

The analyses and market value estimate may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses may vary from our estimates, and the variations may be material.

This Opinion may contain prospective financial estimates or opinions that represent TMG's expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

Any value estimates provided in the Opinion apply to the overall business enterprise, and any proration of the total into fractional interests will invalidate the value estimate, unless such proration or division of interests has been set forth in the Opinion.

No consideration has been given in this appraisal to the underlying market value of the real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this Opinion.

TMG assumes no responsibility for economic or physical factors which may affect the opinions herein stated which may occur at some date after the date of this Opinion. Forecasts of future events which influence the valuation process are predicated on the continuation of historical and current trends in the market, as identified in the Opinion.

TMG reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this Opinion as may be required by consideration of additional data or more reliable data that may become available.

We assume no responsibility for any financial reporting judgements which are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this appraisal.

All appraisal services, pursuant to this Opinion, shall be deemed to be contracted for and rendered in the county of TMG office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.

With regard to any intangible assets (patents, trademarks, service marks, trade names, copyrights, trade secrets, etc.), either valued separately and distinctly from the business or which may contribute to the value of the business enterprise but not be separately valued as a part of this valuation engagement, TMG expresses no opinion regarding nor shall it have any responsibility in connection with, any of the following matters:

a. verifying the ownership of the property;

b. determining whether the owner of such property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;

c. the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;

d. whether property identified as a trade secret is, in fact, a legally enforceable trade secret, and the scope of protection afforded;

e. the scope of patent claims; that is, the range and types of products or processes covered by any patent;

f. whether the inventor(s) identified in any patent is(are) the true inventor(s), and whether all inventors have been named;

g. the scope of rights in trademarks, service marks or trade names;

h. the correct authorship of any copyrighted works;

I. whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

TMG has not been involved in the financial planning, the structuring of the ownership entity(s),

and/or the tax and accounting issues related to any Federal Gift and/or Estate Tax Planning Strategy. Furthermore, we have provided no legal advice and we take no responsibility for the legal interpretation of California Partnership Law, or the Laws of any other state impacting the entity(s) valued herein. In addition, if any adjustments have been made for the lack of control or the lack of marketability in the appraisal, then that segment of our analysis is not in compliance with the Uniform Standards of Professional Appraisal Practice ("USPAP"), in that USPAP does not specifically reference any methodology for valuing minority interests in Partnerships, Corporations, LLCs, etc. or undivided fractional interests held directly in real estate.

The liability of TMG and its employees and associates is limited to the Client only and to the amount of the fee actually received by TMG. There is no accountability, obligation, or liability to any third party. If the Opinion or any part thereof is disseminated to anyone other than the Client, the Client shall make such party or parties aware of all limiting conditions and assumptions affecting the appraisal assignment.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated December 26, 2023, by and among PowerUp Acquisition Corp., PowerUp Merger Sub Inc., SRIRAMA Associates, LLC, Visiox Pharmaceuticals, Inc., and Ryan Bleeks (incorporated by reference from Exhibit 2.1 to the Form 8-K filed by PowerUp Acquisition Corp. on December 28, 2023).
2.2	Amendment Agreement, dated June 6, 2024, by and among PowerUp Acquisition Corp., PowerUp Merger Sub Inc., SRIRAMA Associates, LLC, Visiox Pharmaceuticals, Inc., and Ryan Bleeks (incorporated by reference from Exhibit 2.1 to the Form 8-K filed by PowerUp Acquisition Corp. on June 7, 2024).
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference from Exhibit 3.1 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
3.2	Amendment to Amended and Restated Memorandum and Articles of Association (incorporated by reference from Exhibit 10.1 to the Form 8-K filed by PowerUp Acquisition Corp. on May 23, 2023).
3.3	Amendment to Amended and Restated Memorandum and Articles of Association (incorporated by reference from Exhibit 3.1 to the Form 8-K filed by PowerUp Acquisition Corp. on May 28, 2024).
5.1**	Opinion of Dykema Gossett PLLC.
8.1*	Opinion of Dykema Gossett PLLC regarding certain U.S. federal income tax matters.
10.1	Letter Agreement, dated February 17, 2022, by and among the Company, its officers, its directors and PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.1 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.2	Investment Management Trust Agreement, dated February 17, 2022, by and between the Company and American Stock Transfer & Trust Company, as trustee (incorporated by reference from Exhibit 10.2 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.3	Private Placement Warrants Purchase Agreement, dated February 17, 2022, by and between the Company and PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.4 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.4	Registration Rights Agreement, dated as of February 17, 2022, by and between the Company and certain security holders (incorporated by reference from Exhibit 10.3 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.5	Form of Indemnity Agreement, dated as of February 17, 2022, by and between the Company and each of the directors and officers of the Company (incorporated by reference from Exhibit 10.6 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.6	Amended and Restated Promissory Note, dated as of January 14, 2022, issued to PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.1 to the Form S-1 filed by PowerUp Acquisition Corp. on February 14, 2022).
10.7	Securities Subscription Agreement, dated as of February 16, 2021, by and between the Company and PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.5 to the Form S-1 filed by PowerUp Acquisition Corp. on February 14, 2022).
10.8	Administrative Services Agreement, dated February 17, 2022, by and between the Company and PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.5 to the Form 8-K filed by PowerUp Acquisition Corp. on February 23, 2022).
10.9	Form of Non-Redemption Agreement (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by PowerUp Acquisition Corp. on May 1, 2023).
10.10	Purchase Agreement, dated July 14, 2023, by and among SRIRAMA Associates, LLC, PowerUp Acquisition Corp., and PowerUp Sponsor LLC (incorporated by reference from Exhibit 10.1 to the Form 8-K filed by PowerUp Acquisition Corp. on July 19, 2023).
10.11	Loan and Transfer Agreement, dated December 21, 2023, by and among PowerUp Acquisition Corp., SRIRAMA Associates, LLC, and SSVK Associates, LLC (incorporated by reference from Exhibit 10.1 to the Form 8-K filed by PowerUp Acquisition Corp. on December 28, 2023).
10.12	Loan and Transfer Agreement, dated January 9, 2024, by and among PowerUp Acquisition Corp., SRIRAMA Associates, LLC, and Apogee Pharma Inc. (incorporated by reference from Exhibit 10.11 to the Form 10-K filed by PowerUp Acquisition Corp. on March 11, 2024).
10.13	Secured Convertible Promissory Note, dated December 1, 2023, issued by Visiox Pharmaceuticals, Inc. to SRIRAMA Associates, LLC (incorporated by reference from Exhibit 10.12 to the Form S-4 filed by PowerUp Acquisition Corp. on January 26, 2024).
10.14	Amendment No. 1 to Secured Convertible Promissory Note, dated January 18, 2024, by and between Visiox Pharmaceuticals, Inc. and SRIRAMA Associates, LLC (incorporated by reference from Exhibit 10.13 to the Form S-4 filed by PowerUp Acquisition Corp. on January 26, 2024).
10.15

Form of Subscription Agreement dated March 5, 2024, by and among PowerUp Acquisition Corp., SRIRAMA Associates, LLC, VKSS Capital, LLC, Visiox Pharmaceuticals, Inc., and Investor (incorporated by reference from Exhibit 10.12 to the Form 10-K filed by PowerUp Acquisition Corp. on March 11, 2024).

10.16	Form of Subscription Agreement dated May 9, 2024, by and among PowerUp Acquisition Corp., SRIRAMA Associates, LLC, VKSS Capital, LLC, and Investor (incorporated by reference from Exhibit 10.16 to the Form S-4/A filed by PowerUp Acquisition Corp. on May 14, 2024).
10.17	Form of Non-Redemption Agreement (incorporated by reference from Exhibit 10.1 to the Form 8-K filed by PowerUp Acquisition Corp. on May 22, 2024).
10.18**#	License Agreement dated as of July 7, 2023, by and between Visiox Pharmaceuticals, Inc. and Santen Pharmaceutical Co., Ltd.
10.19**#	License Agreement dated as of December 7, 2021, by and between Visiox Pharmaceuticals, Inc. and Sun Pharma Advanced Research Company Ltd., as amended by Amendment No. 1 to the License Agreement, dated October 18, 2022.
19.1	Insider Trading Policy of PowerUp Acquisition Corp. (incorporated by reference from Exhibit 19.1 to the Form 10-K filed by PowerUp Acquisition Corp. on March 11, 2024).
21.1	List of Subsidiaries of PowerUp Acquisition Corp (incorporated by reference from Exhibit 19.1 to the Form 10-K filed by PowerUp Acquisition Corp. on March 11, 2024).
23.1*	Consent of Marcum LLP, independent registered public accounting firm for PowerUp Acquisition Corp.
23.2*	Consent of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm for Visiox Pharmaceuticals, Inc.
23.3**	Consent of Dykema Gossett PLLC (included in Exhibit 5.1).
23.4*	Consent of Dykema Gossett PLLC (included in Exhibit 8.1).
24.1	Power of Attorney (incorporated by reference from the signature page to the Form S-4 filed by PowerUp Acquisition Corp. on January 26, 2024).
99.1*	Opinion of The Mentor Group, Inc. (attached as Annex J to the proxy statement/prospectus that forms a part of this registration statement).
99.2	Consent of The Mentor Group, Inc. (incorporated by reference from Exhibit 99.2 to the Form S-4 filed by PowerUp Acquisition Corp. on January 26, 2024)
99.3	Consent of Ryan Bleeks to be Named as a Director Nominee (incorporated by reference from Exhibit 99.3 to the Form S-4 filed by PowerUp Acquisition Corp. on January 26, 2024).
99.4	Consent of Tom Mitro to be Named as a Director Nominee (incorporated by reference from Exhibit 99.4 to the Form S-4 filed by PowerUp Acquisition Corp. on January 26, 2024).
99.5	Consent of Richard Rubino to be Named as a Director Nominee (incorporated by reference from Exhibit 99.5 to the Form S-4 filed by PowerUp Acquisition Corp. on January 26, 2024).
99.6**	Consent of [●] to be Named as a Director Nominee.
107	Calculation of Filing Fee Table (incorporated by reference from Exhibit 107 to the Form S-4 filed by PowerUp Acquisition Corp. on January 26, 2024).

* Filed herewith.

** To be filed by amendment.

+Indicates management contract or compensatory plan.

# As permitted by Regulation S-K, Item 601(b)(10)(iv) of the Securities Exchange Act of 1934, as amended, certain confidential information contained in this agreement has been omitted because it is not material and would be competitively harmful if publicly disclosed. The Registrant agrees to furnish supplementally an unredacted copy of the agreement to the Securities and Exchange Commission upon its request.

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Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)	That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 24th day of June, 2024.

POWERUP ACQUISITION CORP.

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Surendra Ajjarapu	Chairman and Chief Executive Officer	June 24, 2024
Surendra Ajjarapu	(Principal Executive Officer)

/s/ Howard Doss	Chief Financial Officer	June 24, 2024
Howard Doss	(Principal Financial and Accounting Officer)

*	Director	June 24, 2024
Michael Peterson

*	Director	June 24, 2024
Avinash Wadhwani

*	Director	June 24, 2024
Donald Fell

*	Director	June 24, 2024
Mayur Doshi

* By:	/s/ Surendra Ajjarapu
Attorney-in-fact

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